'33 Act File No. 333-153343
'40 Act File No. 811-8301

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-6

REGISTRATION UNDER THE SECURITIES ACT OF 1933
Pre-effective Amendment No. 5	☑
Post-effective Amendment No.	☐

and/or

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940
Amendment No. 156	☑
(Check appropriate box or boxes.)

NATIONWIDE VLI SEPARATE ACCOUNT-4
(Exact Name of Registrant)

NATIONWIDE LIFE INSURANCE COMPANY
(Name of Depositor)

One Nationwide Plaza
Columbus, Ohio 43215
(Address of Depositor’s Principal Executive Offices)  (Zip Code)

Depositor’s Telephone Number, including Area Code:  (614) 249-7111

Robert W. Horner, III,
Vice President – Corporate Governance and Secretary
One Nationwide Plaza
Columbus, Ohio 43215-2220
(Name and Address of Agent for Service)

Approximate Date of Proposed Public Offering:  As soon as practicable after effectiveness of registration statement.

The Registrant hereby agrees to amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Nationwide MarathonSM CVUL

Corporate Owned Flexible Premium Adjustable Variable Universal Life Insurance Policies

issued by

Nationwide Life Insurance Company

through

Nationwide VLI Separate Account-4

The date of this prospectus is November 20 , 2009.

PLEASE KEEP THIS PROSPECTUS FOR FUTURE REFERENCE.

Variable life insurance is complex, and this prospectus is designed to help prospective Policy Owners become as fully informed as possible in making a decision to purchase or not to purchase this variable life insurance policy.  We encourage prospective Policy Owners to take the time to understand the Policy, its potential benefits and risks, and how it might or might not benefit them.  In consultation with their financial adviser, prospective Policy Owners should use this prospectus in conjunction with the Policy and composite illustration to compare the benefits and risks of this Policy against those of other life insurance policies and alternative investment instruments.

Please read this entire prospectus and consult with a trusted financial adviser.  If Policy Owners, or prospective Policy Owners, have Policy-specific questions or need additional information, contact us.  Also, contact us for free copies of the prospectuses for the mutual funds available in the Policy.

Telephone:	1-877-351-8808
TDD: Internet	1-800-238-3035 www.nationwide.com
U.S. Mail:	Nationwide Life Insurance Company
Corporate Insurance Markets
One Nationwide Plaza (1-11-08)
Columbus, OH 43215-2220

Policy Owners and prospective Policy Owners should carefully read the Policy along with this prospectus. This prospectus is not an offering in any jurisdiction where such offering may not lawfully be made.

These securities have not been approved or disapproved by the SEC nor has the SEC passed upon the accuracy or adequacy of the prospectus.  Any representation to the contrary is a criminal offense.

This Policy is NOT: FDIC insured; a bank deposit; available in every state; or insured or endorsed by a bank or any federal government agency.
This Policy MAY decrease in value to the point of being valueless.

The purpose of the Policy is to provide corporate entities a vehicle to informally finance certain employee benefit plans.  If a prospective Policy Owner's primary need is not life insurance protection, then purchasing the Policy may not be in their best interest.  We make no claim that the Policy is in any way similar or comparable to a systematic investment plan of a mutual fund.

The Policy includes an Enhancement Benefit which is a partial return of charges upon certain surrenders.  Policies without such a benefit may have lower overall charges when compared to the policies described in this prospectus.  There are no additional charges associated with the Enhancement Benefit, but the Enhancement Benefit does result in overall charges of the Policy being slightly higher when compared to not having an Enhancement Benefit as part of the Policy.  The value of this benefit may be more than off-set by the additional charges associated with offering such a benefit.

In thinking about buying the Policy to replace existing life insurance, please carefully consider its advantages versus those of the policy to be replaced, as well as any replacement costs.  As always, consult a financial adviser.

Not all terms, conditions, benefits, programs, features and investment options are available or approved for use in every state.

We offer a variety of variable universal life policies.  Despite offering substantially similar features and investment options, certain policies may have lower overall charges than others, including this Policy.  These differences in charges may be attributable to differences in sales and related expenses incurred in one distribution channel versus another.

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Page
In Summary: Policy Benefits	4
In Summary: Policy Risks	6
In Summary: Fee Tables	8
Policy Investment Options	14
Fixed Account
Variable Investment Options
Valuation of Accumulation Units
How Sub-Account Investment Experience is Determined
Transfers Among and Between the Policy Investment Options	16
Sub-Account Transfers
Fixed Account Transfers
Submitting a Transfer Request
The Policy	18
Generally
Policy Owner and Beneficiaries
Purchasing a Policy
Right to Cancel (Examination Right)
Premium Payments
Cash Value
Enhancement Benefit
Changing the Amount of Base Policy Insurance Coverage
The Minimum Required Death Benefit
Right of Conversion
Exchanging the Policy
Terminating the Policy
Assigning the Policy
Reports and Illustrations
Policy Riders	25
Change of Insured Rider
Supplemental Insurance Rider
Policy and Rider Charges	26
Banded Policy Charges and How We Assign a Band to the Policy
Premium Load
Base Policy Cost of Insurance
Base Variable Account Asset Charge
Base Specified Amount Charge
Administrative Charge
Illustration Charge
Policy Rider Charges
Mutual Fund Operating Expenses
A Note on Charges
Information on Underlying Mutual Fund Payments
Policy Loans	35
Loan Amount and Interest Charged
Collateral and Interest Earned
Net Effect of Policy Loans
Repayment
Lapse	36
Grace Period
Reinstatement
Surrenders	37
Full Surrender
Partial Surrender

Table of Contents (continued)
The Death Benefit	38
Calculation of the Death Benefit
Death Benefit Options
Maximum Death Benefit
Changes in the Death Benefit Option
Incontestability
Suicide
Policy Maturity	40
Extending Coverage Beyond the Maturity Date
Payment of Policy Proceeds	40
Taxes	41
Types of Taxes
Buying the Policy
Investment Gain in the Policy
Periodic Withdrawals, Non-Periodic Withdrawals, and Loans
Surrendering the Policy; Maturity
Withholding
Exchanging the Policy for Another Life Insurance Policy
Taxation of Death Benefits
Terminal Illness
Special Considerations for Corporations
Taxes and the Value of the Policy
Business Uses of the Policy
Non-Resident Aliens and Other Persons Who are not Citizens of the United States
Tax Changes
Nationwide Life Insurance Company	46
Nationwide VLI Separate Account-4	46
Organization, Registration, and Operation
Addition, Deletion, or Substitution of Mutual Funds
Voting Rights
Compensation Paid to Insurance Agents Selling this Product	47
Direct Compensation
Indirect Compensation
Legal Proceedings	48
Nationwide Life Insurance Company
Nationwide Investment Services Corporation
Financial Statements	51
Appendix A: Sub-Account Information	52
Appendix B: Definitions	63
Appendix C: Blending Examples of Policy Charges	66
Appendix D: Factors Used in Calculating the Enhancement Benefit	68
Appendix E: State Variations	69

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Appendix B defines certain words and phrases used in this prospectus.

In Summary: Policy Benefits

Death Benefit

The primary benefit of the Policy is life insurance coverage.  While the Policy is In Force, we will pay the Death Benefit to the Beneficiary when the Insured dies.  The purpose of the Policy is to provide corporate entities a vehicle for informally financing certain employee benefit plans (such as executive deferred compensation plans), not to provide individuals with a Death Benefit.  To fulfill this purpose, the Policy Owner designates the Beneficiary, not the Insured.

Choice of Death Benefit Options

The Policy Owner may choose one of three (3) available Death Benefit options.

Payout

The Policy Owner or the Beneficiary may choose to receive the Policy Proceeds, in a lump sum, or the Proceeds can be left on deposit with us in an interest-bearing account.

Riders

The Policy Owner may elect any of the available Riders.  Rider availability varies by state and there may be an additional charge.  Riders available:

•	Change of Insured Rider (automatically issued at no charge); and
•	Supplemental Insurance Rider.

Consolidated Purchase and Banded Policy Charges

In most cases, a corporation purchasing this corporate owned variable life insurance will acquire multiple policies at the same time and may make additional multiple policy purchases from time to time.  We call each of these multiple policy purchases a Block Purchase.  We provide price breaks through a banded charge structure to pass on to the Policy Owner the benefit of the economies of scale associated with making Block Purchases.  Charges from band to band do not always decrease every single policy charge, but in the aggregate overall charges do decline in each higher band.  The "Policy and Rider Charges" section of this prospectus provides a detailed explanation of how banded charges operate.

The Policy is designed to provide certain price reductions as the size of the Consolidated Purchase grows through multiple Block Purchases made by a Policy Owner.  The charges are divided into tiers or "bands" based on first-year premium for that Block Purchase.  Banded charges assessed on policies within a Block Purchase will be the same and will never change.  Band 1 is applied where aggregate first-year Premium on the Block Purchase is between $100,000 and $249,999 with Band 2 applied where the aggregate first-year Premium is between $250,000 and under $500,000.  We will apply Band 3 on aggregate first-year Premium between $500,000 and under $1,000,000, with Band 4 applied to first-year Premium equal to or exceeding $1,000,000.

When the Policy Owner makes the initial Block Purchase, it is impossible to determine the amount of first-year Premium that actually will be paid so the band assigned is determined by assuming the first-year Premium on the Block Purchase will be the Code Section 7702A 7-pay test limit.  The 7-pay test assigns a maximum level P remium for each of the first seven policy years.  The 7-pay limit will var y with each policy based on a number of factors , includ ing the Total Specified Amount, the age of the Insured at issue, any Substandard Ratings, and is also adjusted by any Premium exchanged into the Policy under Section 1035 of the Code.  For all subsequent Block Purchases the charge band is assigned based on the actual first-year Premium received up to the 7-pay limit for all previous Block Purchases plus the Code Section 7702A first-year Premium limit on the new Block Purchase.   We only count Premium up to the 7-pay limit in assigning charge bands because the majority of policies we issue as non-MECs and we priced this product on that basis.

Prospective purchasers may ask their representative for illustrations showing how Premium is applied for banding purposes based on each individual policy issued in conjunction with a Consolidated Purchase.

For details on how we determine the band applied to each Block Purchase and the amount of first-year Premium we consider in each Block Purchase, please see "Banded Charges and How We Assign a Band to the Policy" sub-section of the "Policy and Rider Charges" section of this prospectus.  Charges that utilize a banded charge structure include:

•      Premium Load
•      Base Policy Cost of Insurance
•      Supplemental Insurance Rider Cost of Insurance
•      Base Variable Account Asset Charge
•      Supplemental Insurance Rider Asset Charge

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•      Base Policy Specified Amount Charge
•      Supplemental Insurance Rider Specified Amount Charge

Charges that do not utilize a banded charge structure include:

•      Illustration Charge
•      Per Policy Charge

A registered representative can provide illustrations demonstrating the differences in policy charges assuming varying Consolidated Purchase scenarios. Policy Owner's should consider the amount of their Consolidated Purchases carefully, as this will impact the charges assessed on the Policy and other policies issued to the same Policy Owner.  Specifically, a larger purchase may place the Policy into band with more favorable charges.  Once a Policy has been issued with its assigned band, it will apply for the life of the Policy.   Policy Owner's should also consider how to allocate any amounts to the Supplemental Insurance Rider, as that will affect the total compensation paid and charges assessed on the Policy.

Coverage Flexibility

Subject to conditions, the Policy Owner may choose to:

•	change the Death Benefit option;

•	increase or decrease the Base Specified Amount and Rider Specified Amount;

•	change the Beneficiary; and

•	change who owns the Policy.

Access to Cash Value

Subject to conditions, the Policy Owner may:

•	Take a policy loan of no more than 90% of the Cash Value. The minimum loan amount is $500.

•	Take a partial surrender of at least $500.

•	Surrender the Policy for its Cash Surrender Value at any time while the Insured is alive. The Cash Surrender Value will be the Cash Value, less any Indebtedness, plus any Enhancement Benefit.

Premium Flexibility

The Policy Owner will select a Premium payment schedule (monthly, quarterly, semi-annual, or annual) for the Policy at the time of application.  In general it is expected that Premium payments will be made according to the elected schedule. However, within limits, the Policy Owner may vary the frequency and amount of Premium payments, and might even be able to skip making a Premium payment.  The Policy will continue to remain In Force as long as the Cash Value is sufficient to pay the policy charges, including any Rider charges.  If the Cash Value is not sufficient to pay the policy charges, the payment of additional Premium will be required to prevent the Policy from lapsing.

Investment Options

The Policy Owner may choose to allocate Net Premiums to the fixed account, subject to certain conditions, or to one or more Sub-Accounts.

The fixed account will earn interest daily at an annual effective rate of at least 2%.

The variable investment options offered under the Policy are mutual funds designed to be the underlying investment options of variable insurance products.  Nationwide VLI Separate Account-4 contains one Sub-Account for each of the mutual funds offered in the Policy.  The value of that portion of the Cash Value invested in the Sub-Accounts will depend on the Investment Experience of the Sub-Accounts choose.

Transfers Between and Among Investment Options

The Policy Owner may transfer Cash Value between the fixed account and the variable investment options, subject to certain conditions.  Policy Owner may transfer among the Sub-Accounts within limits.  We have implemented procedures intended to reduce the potentially detrimental impact that disruptive trading has on Sub-Account Investment Experience.

Taxes

Unless the Policy Owner makes a withdrawal, generally, they will not be taxed on any earnings of the Policy.  This is known as tax deferral.  Also, the Beneficiary generally will not have to include the Death Benefit as taxable income.  Estate taxes will apply if the Policy is transferred to an individual.

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Assignment

The Policy Owner may assign the Policy as collateral for a loan or another obligation while the Insured is alive.

Examination Right

For a limited time, the Policy Owner may cancel the Policy and receive a refund.  When the Policy Owner cancels the Policy during the examination right the amount we refund will be Cash Value or, in certain states, the greater of the initial Premium payment or the Policy's Cash Value.  If the Policy is canceled, we will treat the Policy as if it was never issued.  Cancelling policies during the examination right period may lower the Premium band for a particular Block Purchase and result in increased charges for the remaining policies within that Block Purchase.  Refer to the "Right to Cancel (Examination Right)" sub-section of "The Policy" section of this prospectus for more information.

In Summary: Policy Risks

Improper Use

Variable universal life insurance is not suitable as an investment vehicle for short-term savings.  It is designed for long-term financial planning.  Policy Owners will incur fees at the time of purchase that may more than offset any favorable Investment Experience.  If it is expected that access to the Policy's Cash Value will be needed in the near future, the Policy should not be purchased.

Unfavorable Investment Experience

The Sub-Accounts to which the Policy Owner chooses to allocate Net Premium may not generate a sufficient return to keep the Policy from Lapsing.  Poor Investment Experience could cause the Cash Value of the Policy to decrease, which could result in a Lapse of insurance coverage.

Effect of Partial Surrenders and Policy Loans on Investment Experience

Partial surrenders or policy loans may accelerate a Lapse.  A partial surrender will reduce the amount of Cash Value allocated among the chosen Sub-Accounts and the fixed account, too, if there is insufficient cash value in the Sub-Accounts.  Thus, the remainder of the Policy's Cash Value would have to generate enough positive Investment Experience to cover policy and Sub-Account charges to keep the Policy In Force (at least until the Policy Owner repays the policy loan or makes another Premium payment).   Partial surrenders will also decrease the Death Benefit and Total Specified Amount.  Policy loans do not participate in positive Investment Experience; therefore loans may increase the risk of Lapse or the need to make additional Premium payments to keep the Policy In Force.  The Policy does have a Grace Period and the opportunity to reinstate insurance coverage.  Under certain circumstances, however, the Policy could terminate without value and insurance coverage would cease.

Reduction of the Death Benefit

A partial surrender may decrease the Policy’s Death Benefit, depending on how the Death Benefit relates to the Policy’s Cash Value and whether the partial surrender qualifies as "Preferred."

Adverse Tax Consequences

Existing federal tax laws that benefit this Policy may change at any time.  These changes could alter the favorable federal income tax treatment the Policy enjoys, such as the deferral of taxation on the gains in the Policy's Cash Value and the exclusion from taxable income of the Proceeds we pay to the Policy's Beneficiary.  Partial and full surrenders from the Policy may be subject to taxes.  The income tax treatment of the surrender of Cash Value is different in the event the Policy is treated as a modified endowment contract under the Code.  Generally, tax treatment of modified endowment contracts will be less favorable when compared to having the Policy treated as a life insurance contract that is not a modified endowment contract.  For example, distributions and loans from modified endowment contracts may currently be taxed as ordinary income not a return of investment.  For more detailed information concerning the tax consequences of this Policy please see the "Taxes" provision. For detailed information regarding tax treatment of modified endowment contracts, please see the "Periodic Withdrawals, Non-Periodic Withdrawals and Loans" section of the "Taxes" provision. Consult a qualified tax adviser on all tax matters involving the Policy.

Fixed Account Transfer Restrictions and Limitations

In addition to allocating Net Premium to one or more of the Sub-Accounts described above, the Policy Owner may direct part of the Net Premium into the fixed account.

Transfers to the fixed account.  Policy Owners may transfer amounts between the fixed account and the Sub-Accounts, subject to limits, without penalty or adjustment.  Except as outlined in the "Right of Conversion" section of "The Policy" provision, we reserve the right to limit the allocations to the fixed account to no more than 25% of the Cash Value.

Transfers from the fixed account.  We reserve the right to limit Policy Owners to one transfer from the fixed account to the Sub-Accounts during any ninety (90) day period.  We reserve the right to limit the amount that a Policy Owner may transfer

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during a policy year to the greater of:  (a) 15% of that portion of the Cash Value attributable to the fixed account at the end of the prior policy year, and (b) 120% of the amount transferred from the fixed account during the preceding policy year.

Sub-Account Limitations

Frequent trading among the Sub-Accounts may dilute the value of Accumulation Units, cause the Sub-Account to incur higher transaction costs, and interfere with the Sub-Accounts' ability to pursue their stated investment objectives.  This could result in lower Investment Experience and Cash Value.  We have instituted procedures to minimize disruptive transfers.  While we expect these procedures to reduce the adverse effect of disruptive transfers, we cannot ensure that we have eliminated these risks.

Sub-Account Investment Risk

A comprehensive discussion of the risks of the mutual funds held by each Sub-Account may be found in each mutual fund's prospectus.  Read each mutual fund's prospectus before investing.  Free copies of each mutual fund's prospectus may be obtained by contacting us at the address or phone number stated on page 1 of this prospectus.

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In Summary: Fee Tables

The following tables describe the fees and expenses that the Policy Owner will pay when buying, owning, and surrendering from the Policy.  The fees will be deducted from each Policy.  The fees may vary based on the Band assigned to the Policy.  Fees in this table may be rounded up to the nearest one-hundredth decimal place.  The first table describes the fees and expenses that will be assessed at the time that Premium is applied to the Policy.

Transaction Fees
Charge	When Charge is Deducted	Charge Deducted from the Policy Based on Assigned Band(1)
		Band 1 $100,000 - $249,999	Band 2 $250,000 - $499,999	Band 3 $500,000 - $999,999	Band 4 ≥ $1,000,000
Premium Load(2) Target Premium Load	Upon making a Premium payment (applied to all Premiums received)
Maximum		10% of Premium received up to the Target Premium	10% of Premium received up to the Target Premium	10% of Premium received up to the Target Premium	10% of Premium received up to the Target Premium
Current Excess Premium Load		9% of Premium received up to the Target Premium	5% of Premium received up to the Target Premium	5% of Premium received up to the Target Premium	5% of Premium received up to the Target Premium
Maximum		10% of Premium received that exceeds Target Premium	10% of Premium received that exceeds Target Premium	10% of Premium received that Exceeds Target Premium	10% of Premium received that exceeds Target Premium
Current		5% of Premium received that exceeds Target Premium	3% of Premium received that exceeds Target Premium	3% of Premium received that exceeds Target Premium	3% of Premium received that exceeds Target Premium
Illustration Charge(3)	Upon requesting an illustration
Maximum		$25	$25	$25	$25

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The next table describes the fees and expenses that the Policy Owner will pay periodically during the time they own the Policy, not including mutual fund operating expenses.  Unless otherwise specified, all charges are deducted proportionally from the Sub-Accounts and the fixed account.

Periodic Charges Other Than Mutual Fund Operating Expenses
Charge	When Charge is Deducted	Charge Deducted from the Policy Based on Assigned Band
		Band 1 $100,000 – $249,999	Band 2 $250,000 - $499,999	Band 3 $500,000 – $999,999	Band 4 ≥ $1,000,000
Base Policy Cost of Insurance(4)	Monthly
Maximum		$83.34 per $1,000 of Net Amount At Risk	$83.34 per $1,000 of Net Amount At Risk	$83.34 per $1,000 of Net Amount At Risk	$83.34 per $1,000 of Net Amount At Risk
Minimum		$0.03 per $1,000 of Net Amount At Risk	$0.03 per $1,000 of Net Amount At Risk	$0.03 per $1,000 of Net Amount At Risk	$0.03 per $1,000 of Net Amount At Risk
Representative: an individual Issue Age 45, non-tobacco, in the tenth policy year, Death Benefit option 1, issued on a short-form, non-medical basis. (5)		$0.37 per $1,000 of Net Amount At Risk	$0.30 per $1,000 of Net Amount At Risk	$0.28 per $1,000 of Net Amount At Risk	$0.32 per $1,000 of Net Amount At Risk

9

Periodic Charges Other Than Mutual Fund Operating Expenses (Continued)
Charge	When Charge is Deducted	Charge Deducted from the Policy Based on Assigned Band
		Band 1 $100,000 – $249,999	Band 2 $250,000 - $499,999	Band 3 $500,000 – $999,999	Band 4 ≥ $1,000,000
Supplemental Insurance Rider Cost of Insurance(6)	Monthly
Maximum		$83.34 per $1,000 of Rider Net Amount at Risk	$83.34 per $1,000 of Rider Net Amount at Risk	$83.34 per $1,000 of Rider Net Amount at Risk	$83.34 per $1,000 of Rider Net Amount at Risk
Minimum		$0.02 per $1,000 of Rider Net Amount at Risk	$0.02 per $1,000 of Rider Net Amount at Risk	$0.02 per $1,000 of Rider Net Amount at Risk	$0.02 per $1,000 of Rider Net Amount at Risk
Representative: an individual Issue Age 45, non-tobacco, in the tenth policy year, Death Benefit Option 1, issued on a short-form, non-medical basis. (5)		$0.34 per $1,000 of Rider Net Amount At Risk	$0.18 per $1,000 of Rider Net Amount At Risk	$0.19 per $1,000 of Rider Net Amount At Risk	$0.22 per $1,000 of Rider Net Amount At Risk
Flat Extra(7) Maximum		$2.08 per $1,000 of Net Amount At Risk for each Flat Extra assessed	$2.08 per $1,000 of Net Amount At Risk for each Flat Extra assessed	$2.08 per $1,000 of Net Amount At Risk for each Flat Extra assessed	$2.08 per $1,000 of Net Amount At Risk for each Flat Extra assessed
Base Variable Account Asset Charge(8)	Monthly
Maximum		0.08% of Variable Sub-Account Value	0.08% of Variable Sub-Account Value	0.08% of Variable Sub-Account Value	0.08% of Variable Sub-Account Value
Current		0.05% of Variable Sub-Account Value	0.03% of Variable Sub-Account Value	0.03% of Variable Sub-Account Value	0.03% of Variable Sub-Account Value

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Periodic Charges Other Than Mutual Fund Operating Expenses (Continued)
Charge	When Charge is Deducted	Charge Deducted from the Policy Based on Assigned Band
		Band 1 $100,000 – $249,999	Band 2 $250,000 - $499,999	Band 3 $500,000 – $999,999	Band 4 ≥ $1,000,000
Supplemental Insurance Rider Variable Account Asset Charge(8)	Monthly
Maximum	0.08% of Variable Sub-Account Value		0.08% of Variable Sub-Account Value	0.08% of Variable Sub-Account Value	0.08% of Variable Sub-Account Value
Current	0.05% of Variable Sub-Account Value		0.03% of Variable Sub-Account Value	0.03% of Variable Sub-Account Value	0.03% of Variable Sub-Account Value
Base Specified Amount Charge(9)	Monthly
Maximum		$0.40 per $1,000 of Base Specified Amount	$0.40 per $1,000 of Base Specified Amount	$0.40 per $1,000 of Base Specified Amount	$0.40 per $1,000 of Base Specified Amount
Current		$0.08 per $1,000 of Base Specified Amount	$0.07 per $1,000 of Base Specified Amount	$0.07 per $1,000 of Base Specified Amount	$0.07 per $1,000 of Base Specified Amount
Supplemental Insurance Rider Specified Amount Charge(10)	Monthly
Maximum		$0. 40 per $1,000 of Rider Specified Amount	$0. 40 per $1,000 of Rider Specified Amount	$0. 40 per $1,000 of Rider Specified Amount	$0. 40 per $1,000 of Rider Specified Amount
Current		$0.04 per $1,000 of Rider Specified Amount	$0.03 per $1,000 of Rider Specified Amount	$0.03 per $1,000 of Rider Specified Amount	$0.03 per $1,000 of Rider Specified Amount

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Periodic Charges Other Than Mutual Fund Operating Expenses (Continued)
Administrative Charge	Monthly
Maximum		$10 per Policy
Current		$5 per Policy
Policy Loan Interest Charge (11)	Annually, or on an increase or repayment of the loan
Maximum		3.50% of Indebtedness
Current		2.80% of Indebtedness

Representative costs may vary from the cost a particular Policy Owner would incur.  Ask for an illustration for information on the costs applicable to a particular Policy.

The next item shows the minimum and maximum total operating expenses, as of December 31, 2008, charged by the underlying mutual funds that Policy Owners may pay periodically during the time that they own the Policy.  More detail concerning each mutual fund's fees and expenses is contained in the mutual fund's prospectus.  Please contact us, at the telephone numbers or address on the first page of this prospectus, for free copies of the prospectuses for the mutual funds available under the Policy.

Total Annual Mutual Fund Operating Expenses
Total Annual Mutual Fund Operating Expenses (expenses that are deducted from the mutual fund assets, including management fees, distribution (12b-1) fees, and other expenses)	Minimum 0.53%	Maximum 1.60%

(1) The Policy will be assigned a charge band based on aggregate first-year Premium for the Policy and any other policies purchased by the same Policy Owner.  For details on how the charge band is assigned and how we calculate aggregate first-year Premium, see the "Banded Charges and How We Assign a Band to the Policy" sub-section of the "Policy and Rider Charges" section of this prospectus.

(2) Premium Load is assessed each time a Premium is received.  The Premium Load charged will depend on whether the Target Premium for the year in which the Premium is received has been reached and the band assigned to the policy.  The amount of the Target Premium will differ for each policy issued because the Target Premium is dependent on the characteristics of the Insured and the amount of insurance coverage purchased under each policy.   The band assigned to the policy will determine the percentages applied to Target Premium and Premium paid in excess of Target Premium.  For additional explanation , including an example of how the band assigned to the Policy impacts the Premium Load , please see the Premium Load subsection of the Policy and Rider Charges section of this prospectus.

(3) The Illustration Charge is only charged for illustration of In Force policies where the number of requested illustrations exceeds ten in any twelve month period.  The Policy Owner will be expected to pay the Illustration Charge by check at the time of the request.  This charge will not be deducted from the Policy’s Cash Value.

(4) The Base Policy Cost of Insurance Charge varies according to the Insured’s age, sex classification (male/female or unisex), tobacco use, Substandard Ratings, underwriting class, the number of years from the Policy Date, or effective date of a Base Specified Amount increase, the Base Specified Amount, and the applicable band.  The Cost of Insurance Charge for coverage under the Supplemental Insurance Rider is different. The maximum charge assumes: the Policy is issued on a unisex basis; Issue Age 79; policy year 35; non-tobacco; and non-medical underwriting.  Other sets of assumptions may also produce the maximum charge.  The minimum charge assumes: For $100,000 to $249,999 premium band, the Policy is issued on a unisex basis; Issue Age 27; policy year 1; non-tobacco; and non-medical underwriting. For $250,000 to $499,999 premium band, the Policy is issued on a unisex basis; Issue Age 26; policy year 1; non-tobacco; and non-medical underwriting. For $500,000 to $999,999 premium band, the Policy is issued on a unisex basis; Issue Age 24; policy year 1; non-tobacco; and non-medical underwriting. For ≥ $1,000,000 premium band, the Policy is issued on a unisex basis; Issue Age 22; policy year 1; non-tobacco; and non-medical underwriting. Other sets of assumptions may also produce the minimum charge. The charges shown may not be representative of the charges that a particular Policy Owner may pay.  For a detailed description of the Cost of Insurance Charge see the "Base Policy Cost of Insurance" section of this prospectus.

(5) The representative number shows a higher charge in band 4, which is the charge assessed in policy year 10.  There are other policy years where the charge in band 4 is lower.  While generally overall charges over multiple policy years in band 4 will be lower, whether band 4 will yield lower

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overall charges depends on the amount of the Net Amount At Risk during each policy year and the duration the Policy is held.  A Policy Owner may request illustrations of various scenarios showing the impact of charges on policy values over time.  A charge may be assessed for requested illustrations.  See the "Illustration Charge" subsection of the "Policy and Rider Charges" section of this prospectus.

(6) The Supplemental Insurance Rider Cost of Insurance Charge will only be assessed if the Policy Owner purchases this optional rider. The Rider  Cost of Insurance Charge varies according to the Insured’s age, sex classification (male/female or unisex), tobacco use, Substandard Ratings, underwriting class, the number of years from the Rider effective date, (or effective date of a Rider Specified Amount increase), the Rider Specified Amount, and the applicable band.  The maximum charge assumes: the Policy is issued on a unisex basis Issue Age 79; policy year 35; non-tobacco; and non-medical underwriting.  Other sets of assumptions may also produce the maximum charge.  The minimum charge assumes: For $100,000 to $249,999 premium band, the Policy is issued on a unisex basis; Issue Age 27; policy year 1; non-tobacco; and non-medical underwriting. For $250,000 to $499,999 premium band, the Policy is issued on a unisex basis; Issue Age 26; policy year 1; non-tobacco; and non-medical underwriting. For $500,000 to $999,999 premium band, the Policy is issued on a unisex basis; Issue Age 24; policy year 1; non-tobacco; and non-medical underwriting. For ≥ $1,000,000 premium band, the Policy is issued on a unisex basis; Issue Age 22; policy year 1; non-tobacco; and non-medical underwriting. Other sets of assumptions may also produce the minimum charge. The charges shown may not be representative of the charges that a particular Policy Owner may pay.  For a detailed description of the Supplemental Insurance Rider Cost of Insurance see the "Policy Rider Charges" sub-section of the "Policy and Rider Charges" section of this prospectus.

(7) The Flat Extra is an added component to the calculation of the Base Policy Cost of Insurance and Rider Cost of Insurance.  It is only applied if certain factors result in the Insured having a Substandard Rating.  For details, see the "Base Policy Cost of Insurance" sub-section of the "Policy and Rider Charges" section of this prospectus.

(8) The Variable Account Asset Charge and the Supplemental Insurance Rider Variable Account Asset Charge are assessed by us based on assets allocated to the Variable Account (not from the Fixed Account), and the applicable band.  These charges are in addition to any charges assessed by the mutual funds underlying the Sub-Accounts.  The maximum and minimum charges are the same in all years and in all bands for the Base Variable Account Asset Charge and the Supplemental Insurance Rider Variable Account Asset Charge. The maximum guaranteed annual rate for each charge is 0.90% and the maximum guaranteed un-rounded monthly charge is 0.076126%. Values in the table are listed at the monthly rate. Maximum guaranteed annual and monthly rates are also shown on the Policy Data Pages. The Variable Account Asset Charges currently decline by policy duration.  The current charges shown here are the highest amounts we currently apply.  For more information, see the "Base Variable Account Asset Charge" and "Rider Variable Account Asset Charge" sub-sections of the "Policy and Rider Charges" section of this prospectus.

(9) The Base Specified Amount Charge is only assessed on the Base Specified Amount. A different charge will be applied for any Rider Specified Amount under the Supplemental Insurance Rider. The current and maximum charges vary by premium band only. For a more detailed description of the charge, including a complete schedule of charges, see the "Base Specified Amount Charge" sub-section of the "Policy and Rider Charges" section of this prospectus.

(10) The Supplemental Insurance Rider Specified Amount Charge is only assessed on the Rider Specified Amount. A different charge will be applied for any Base Specified Amount under the Policy. The current and maximum charges vary by premium band only. For a more detailed description of the charge, including a complete schedule of charges and an example of how the Rider Specified Amount Charge is blended with the Base Specified Amount Charge, see the "Rider Specified Amount Charge" sub-section of the "Policy and Rider Charges" section of this prospectus.

(11) For more information, see the "Net Effect of Policy Loans" sub-section of the "Policy Loans" section of this prospectus.

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Policy Investment Options

The Policy Owner designates how Net Premium payments are allocated among the Sub-Accounts and/or the fixed account.  Allocation instructions must be in whole percentages and must be at least one percent (1%) and the sum of the allocations must equal 100%.

Fixed Account

Net Premium that is allocated to the fixed investment option is held in the fixed account, which is part of our general account.  Except as provided in the "Right of Conversion" section of "The Policy" provision, we reserve the right to limit allocations to the fixed account to no more than 25% of the Policy’s Cash Value.

The general account is not subject to the same laws as the separate account and the SEC has not reviewed the disclosures in this prospectus relating to the fixed account.

The general account contains all of our assets other than those in the separate accounts and funds the fixed account.  These assets are subject to our general liabilities from business operations and are used to support our insurance and annuity obligations.  We bear the full investment risk for all amounts allocated to the fixed account.  The amounts allocated to the fixed account will not share in the investment performance of our general account.  Rather, the investment income earned on allocations to the fixed account will be based on varying interest crediting rates that we set.

We guarantee that the amounts allocated to the fixed account will be credited interest daily at a net effective annual interest rate of no less than the guaranteed minimum interest crediting rate of 2%.  Interest crediting rates are set at the beginning of each calendar month, but are subject to change at any time, in our sole discretion.  Premiums applied to the Policy at different times may receive different interest crediting rates.  We will credit any interest in excess of the guaranteed minimum interest crediting rate at our sole discretion.  The Policy Owner assumes the risk that the actual interest crediting rate may not exceed the guaranteed minimum interest crediting rate.  Interest that we credit to the fixed account may be insufficient to pay the Policy’s charges.

Variable Investment Options

The variable investment options available under the Policy are Sub-Accounts that correspond to mutual funds that are registered with the SEC.  The mutual funds' registration with the SEC does not involve the SEC's supervision of the management or investment practices or policies of the mutual funds.  The mutual funds listed are designed primarily as investments for variable annuity contracts and variable life insurance policies issued by insurance companies.

Underlying mutual funds in the variable account are NOT publicly traded mutual funds.  They are only available as investment options in variable life insurance policies or variable annuity contracts issued by life insurance companies, or in some cases, through participation in certain qualified pension or retirement plans.

The investment advisers of the underlying mutual funds may manage publicly traded mutual funds with similar names and investment objectives.  However, the underlying mutual funds are NOT directly related to any publicly traded mutual fund.  Policy Owners should not compare the performance of a publicly traded fund with the performance of underlying mutual funds participating in the separate account.  The performance of the underlying mutual funds could differ substantially from that of any publicly traded funds.

The particular underlying mutual funds available under the Policy may change from time to time.  Specifically, underlying mutual funds or underlying mutual fund share classes that are currently available may be removed or closed off to future investment.  New underlying mutual funds or new share classes of currently available underlying mutual funds may be added.  Policy Owners will receive notice of any such changes that affect their contract.  Additionally, not all of the underlying mutual funds are available in every state.

In the future, additional underlying mutual funds managed by certain financial institutions, brokerage firms or their affiliates may be added to the separate account.  These additional underlying mutual funds may be offered exclusively to purchasing customers of the particular financial institution or brokerage firm, or through other exclusive distribution arrangements.

Each Sub-Account’s assets are held separately from the assets of the other Sub-Accounts, and each Sub-Account portfolio has investment objectives and policies that are different from those of the other Sub-Accounts.  The result is that each Sub-Account operates independently of the other Sub-Accounts so the income or losses of one Sub-Account will not affect the Investment Experience of any other Sub-Account.

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The Sub-Accounts available through this Policy invest in underlying mutual funds of the companies listed below.  For a complete list of the available Sub-Accounts see "Appendix A: Sub-Account Information".  Appendix A contains additional information about each of the available Sub-Accounts, including its investment objective, adviser and sub-adviser if applicable.  For more information on the underlying mutual funds, please refer to the prospectuses for the mutual funds.

AIM Variable Insurance Funds
AllianceBernstein Variable Products Series Fund, Inc.
American Century Variable Portfolios, Inc.
BlackRock Variable Series Funds, Inc.
Dreyfus Investment Portfolios
Dreyfus Variable Investment Fund
DWS Variable Series II
Federated Insurance Series
Fidelity Variable Insurance Products Fund
Franklin Templeton Variable Insurance Products Trust
Ivy Funds Variable Insurance Portfolios, Inc.
Janus Aspen Series
Legg Mason Partners Variable Equity Trust
Lincoln Variable Insurance Products Trust
Lord Abbett Series Fund, Inc.
M Fund, Inc.
MFS® Variable Insurance Trust
Nationwide Variable Insurance Trust
Neuberger Berman Advisers Management Trust
Oppenheimer Variable Account Funds
PIMCO Variable Insurance Trust
Pioneer Variable Contracts Trust
Putnam Variable Trust
Royce Capital Fund
T. Rowe Price Equity Series, Inc.
The Universal Institutional Funds, Inc.
Van Eck Worldwide Insurance Trust
Wells Fargo Advantage Funds® Variable Trust

Valuation of Accumulation Units

We account for the value of the Policy Owner's interest in the Sub-Accounts by using Accumulation Units.  The number of Accumulation Units associated with a given Premium allocation is determined by dividing the dollar amount of Net Premium allocated to the Sub-Account by the Accumulation Unit value for the Sub-Account.  The value of each Accumulation Unit varies daily based on the Investment Experience of the mutual fund in which the Sub-Account invests.  We use each mutual fund's Net Asset Value ("NAV") per share to calculate the daily Accumulation Unit value for the corresponding Sub-Account.  Note, however, that the Accumulation Unit value will not equal the mutual fund's NAV.  This daily Accumulation Unit valuation process is referred to as "pricing" the Accumulation Units.

Accumulation Units are priced as of the New York Stock Exchange's ("NYSE") close of business, normally 4:00 p.m. Eastern Time, on each day that it is open.  We will price Accumulation Units on any day that the NYSE is open for business.  Any transaction submitted on a day when the NYSE is closed or after it has closed for the day, will not be priced until the close of business on the next day that the NYSE is open for business.  Accordingly, we will not price Accumulation Units on these recognized holidays:

●New Year's Day	●Independence Day
●Martin Luther King, Jr. Day	●Labor Day
●Presidents’ Day	●Thanksgiving
●Good Friday	●Christmas
●Memorial Day

In addition, we will not price Accumulation Units if:

(1)	trading on the NYSE is restricted;

(2)	an emergency exists making disposal or valuation of securities held in the separate account impracticable; or

(3)	the SEC, by order, permits a suspension or postponement for the protection of security holders.

SEC rules and regulations govern when the conditions described items (2) and (3) exist.

Any transactions that we receive after the close of the NYSE will be priced as of the next Valuation Period that the NYSE is open.

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How Sub-Account Investment Experience is Determined

A Policy Owner's Variable Account value is based upon their allocations in the Sub-Account's. Sub-Account allocations are accounted for in Accumulation Units.  A Policy Owner's interest in the Sub-Accounts is represented by the number of Accumulation Units they own.  Initially, we set the Accumulation Unit value at $10 for each Sub-Account.  Thereafter, the daily value of Accumulation Units in a Sub-Account will vary depending on the Investment Experience of the underlying mutual fund in which the Sub-Account invests.  We account for these performance fluctuations by using a "net investment factor," as described below, in our daily Sub-Account valuation calculations.  Changes in the net investment factor may not be directly proportional to changes in the NAV of the mutual fund shares.

We determine the net investment factor for each Sub-Account on each Valuation Period by dividing (a) by (b), where:

(a) is the sum of:

•	the NAV per share of the mutual fund held in the Sub-Account as of the end of the current Valuation Period; and

•	the per share amount of any dividend or income distributions made by the mutual fund (if the date of the dividend or income distribution occurs during the current Valuation Period); plus or minus
•
a per share charge or credit for any taxes reserved for as a result of the Sub-Account's investment operations if changes to the law result in a modification to the tax treatment of the separate account; and

(b)	is the NAV per share of the mutual fund determined as of the end of the immediately preceding Valuation Period.

At the end of each Valuation Period, we determine the Sub-Account's Accumulation Unit value.  The Accumulation Unit value for any Valuation Period is determined by multiplying the Accumulation Unit value as of the prior Valuation Period by the net investment factor for the Sub-Account for the current Valuation Period.

Transfers Among and Between the Policy Investment Options

Sub-Account Transfers

Policy Owners may request transfers to or from the Sub-Accounts once per valuation day, subject to the terms and conditions described in this prospectus and the prospectus of the underlying mutual funds.

Neither the policies nor the mutual funds are designed to support active trading strategies that require frequent movement between or among Sub-Accounts (sometimes referred to as "market-timing" or "short-term trading").  If a Policy Owner intends to use an active trading strategy, they should consult their registered representative and request information on other Nationwide policies that offer mutual funds that are designed specifically to support active trading strategies.

We discourage (and will take action to deter) short-term trading in this Policy because the frequent movement between or among Sub-Accounts may negatively impact other investors in the Policy.  Short-term trading can result in:

•	the dilution of the value of the investors' interests in the mutual fund;

•
mutual fund managers taking actions that negatively impact performance (i.e., keeping a larger portion of the mutual fund assets in cash or liquidating investments prematurely in order to support redemption requests); and/or

•	increased administrative costs due to frequent purchases and redemptions.

To protect investors in this Policy from the negative impact of these practices, we have implemented, or reserve the right to implement, several processes and/or restrictions aimed at eliminating the negative impact of active trading strategies.  We cannot guarantee that our attempts to deter active trading strategies will be successful.  If active trading strategies are not successfully deterred by our actions, the performance of Sub-Accounts that are actively traded will be adversely impacted. Policy Owners remaining in the affected Sub-Account will bear any resulting increased costs.

U.S. Mail Restrictions.  For policies owned by a corporation or another legal entity, we monitor transfer activity for potentially harmful investment practices.  Our procedures include the review of individual policies and aggregate entity-level transfers.  It is our intention to protect the interests of all Policy Owners.  It is possible, however, for some harmful trading to go on undetected by us.  We monitor aggregate trades among the Sub-Accounts for all policies within a Consolidated Purchase for frequency, pattern, and size.  If two or more transfer events are submitted within a 30-day period, we may impose conditions on a Policy Owner's ability to submit trades.  These restrictions include revoking the privilege to make trades by any means other than written communication submitted via U.S. mail for a 12-month period.

Other Restrictions.  We reserve the right to refuse, restrict or limit transfer requests, or take any other action we deem necessary, in order to protect Policy Owners and Beneficiaries from the negative investment results that may result from short-term trading or other harmful investment practices employed by some Policy Owners (or third parties acting on their behalf).

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In particular, trading strategies designed to avoid or take advantage of Nationwide's monitoring procedures (and other measures aimed at curbing harmful trading practices) that are nevertheless determined by us to constitute harmful trading practices, may be restricted.

In addition, we may add new underlying mutual funds, or new share classes of currently available underlying mutual funds, that assess short-term trading fees.  In the case of new share class additions, a Policy Owner's subsequent allocations may be limited to that new share class.  Short-term trading fees are a charge assessed by an underlying mutual fund when a Policy Owner transfers out of a Sub-Account before the end of a stated period.  These fees will only apply to Sub-Accounts corresponding to underlying mutual funds that impose such a charge.  The underlying mutual fund intends short-term trading fees to compensate the fund and its shareholders for the negative impact on fund performance that may result from disruptive trading practices, including frequent trading and short-term trading (market timing) strategies.  The fees are not intended to adversely impact Policy Owners not engaged in such strategies.  The separate account will collect the short-term trading fees at the time of the transfer by reducing the Policy Owner’s Sub-Account value.  We will remit all such fees to the underlying mutual fund.

Any restrictions that we implement will be applied consistently and uniformly.  In the event a restriction we impose results in a transfer request being rejected, we will notify the Policy Owner that their transfer request has been rejected.  If a short-term trading fee is assessed on a transfer, we will provide the Policy Owner a confirmation of the amount of the fee assessed.

Underlying Mutual Fund Restrictions and Prohibitions.  Pursuant to regulations adopted by the SEC, we are required to enter into written agreements with the underlying mutual funds which allow the underlying mutual funds to:

(1)	request the taxpayer identification number, international taxpayer identification number, or other government issued identifier of any of our Policy Owners;

(2)	request the amounts and dates of any purchase, redemption, transfer or exchange request ("transaction information"); and

(3)
instruct us to restrict or prohibit further purchases or exchanges by Policy Owners that violate policies established by the underlying mutual fund (whose policies may be more restrictive than our policies).

We are required to provide such transaction information to the underlying mutual funds upon their request.  In addition, we are required to restrict or prohibit further purchases or exchange requests upon instruction from the underlying mutual fund.

We and any affected Policy Owner may not have advance notice of such instructions from an underlying mutual fund to restrict or prohibit further purchases or exchange requests.  If an underlying mutual fund refuses to accept a purchase or exchange request submitted by us, we will keep any affected Policy Owner in their current underlying mutual fund allocation.

Fixed Account Transfers

Prior to the Policy’s Maturity Date, the Policy Owner may make transfers involving the fixed account subject to the limits below, without penalty or adjustment.  These transfers will be in dollars.  We reserve the right to limit the frequency of transfers involving the fixed account.

Transfers to the Fixed Account.  Except as provided in the "Exchanging the Policy" section later in this prospectus for transfers to the fixed account, we reserve the right to refuse any transfer to the fixed account if after such transfer, the fixed account would comprise more than 25% of the Policy’s Cash Value.

Transfers from the Fixed Account.  On transfers from the fixed account, we reserve the right to limit: (1) the amount the Policy Owner can transfer from the fixed account to the Sub-Account(s) to the greater of: (a) 15% of that portion of the Cash Value attributable to the fixed account as of the end of the previous policy year; or (b) 120% of the amount transferred from the fixed account during the previous policy year; and (2) the number of transfers to one during any ninety day period.

Any restrictions that we implement will be applied consistently and uniformly.

Submitting a Transfer Request

Policy Owners can submit transfer requests in writing to our Home Office via first class U.S. Mail.  We may also allow them to use other methods of communication that we deem acceptable, such as fax, or computer data feed.  Our contact information is on the first page of this prospectus.  We will use reasonable procedures to confirm that transfer instructions are genuine and will not be liable for following instructions that we reasonably determine to be genuine.

When we receive a transfer request we will process it at the end of the current Valuation Period.  This is when the Accumulation Unit value will be next determined.  For more information regarding valuation of Accumulation Units, see the "Valuation of Accumulation Units" section under the "Policy Investment Options" provision.

In addition, any computer system can experience slowdowns or outages that could delay or prevent our ability to process transfer requests.  Although we have taken precautions to help our systems handle heavy usage, we cannot promise complete

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reliability under all circumstances.  If a Policy Owner is experiencing problems, please make transfer requests in writing.

In instances of disruptive trading that we may determine, or may have already determined to be harmful to other Policy Owners, we will, through the use of appropriate means available to us, attempt to curtail or limit the disruptive trading.  If a Policy Owner's trading activities, or those of a third party acting on their behalf, constitute disruptive trading, we will not limit that Policy Owner's ability to initiate the trades as provided in the Policy; however, we may limit their means for making a transfer or take other action we deem necessary to protect the interests of those investing in the affected Sub-Accounts.  Please see "Sub-Account Transfers" earlier in this prospectus.

The Policy

Generally

The Policy is a legal contract.  It will comprise and be evidenced by: a written contract; any Riders; any endorsements; the Policy Data Page(s); and the application, including any supplemental application.  This prospectus discloses all material provisions of the Policy.  In addition to the terms and conditions of the Policy, Policy Owner rights are governed by this prospectus and protected by federal securities laws and regulations.  The benefits described in the Policy and this prospectus, including any optional Riders or modifications in coverage, may be subject to our underwriting and approval.  We will consider the statements made in the application as representations, and we will rely on them as being true and complete.  However, we will not void the Policy or deny a claim unless a statement is a material misrepresentation.  If an error or misstatement is made by the prospective Policy Owner on the application, we will adjust the Death Benefit (including the Supplemental Insurance Rider Death Benefit, if applicable) and Cash Value accordingly.

Operation of the Policy, optional Riders, programs, benefits and features described in this prospectus may vary by the state where the policy is issued.  In addition, some optional Riders, programs and features may not be available or approved for use in every state.  For additional information regarding availability and provisions that vary by state, please see "Appendix E: State Variations" later in this prospectus.

Any modification (or waiver) of our rights or requirements under the Policy must be in writing and signed by our president and corporate secretary.  No agent may bind us by making any promise not contained in the Policy.

We may modify the Policy, our operations, or the separate account’s operations to meet the requirements of any law (or regulation issued by a government agency) to which the Policy, our company, or the separate account is subject.  We may modify the Policy to assure that it continues to qualify as a life insurance contract under the federal tax laws.  We will notify Policy Owners of all modifications and we will make appropriate endorsements to the Policy.

The Policy is nonparticipating, meaning that we will not be contributing any operating profits or surplus earnings toward the Policy Proceeds.

To the extent permitted by law, policy benefits are not subject to any legal process on the part of a third-party for the payment of any claim, and no right or benefit will be subject to the claims of creditors (except as may be provided by assignment).

In order to comply with the USA Patriot Act and rules promulgated thereunder, Nationwide has implemented procedures designed to prevent policies described in this prospectus from being used to facilitate money laundering or the financing of terrorist activities.

Policy Owner and Beneficiaries

Policy Owner.  The Policy belongs to the Policy Owner named in the application or as a result of a valid assignment.  The purchaser and initial Policy Owner must be: (i) a corporation; or (ii) a legal entity established by a corporation.  The Insured is the person named in the application.  The Policy Owner must have an insurable interest in the Insured up to the full amount of coverage.  Otherwise, this Policy will not qualify as life insurance under applicable state and federal tax law.  Policy Owners should consult with a qualified adviser when determining the amount of coverage and before taking any action to increase the amount of coverage to ensure that the Policy Owner maintains a sufficient insurable interest.

Subject to our approval, the Policy Owner may exercise all policy rights in accordance with Policy terms while the Policy is In Force.  These rights include, but are not limited to, the following:

•	changing the Policy Owner, contingent owner, and beneficiary;

•	assigning, exchanging and/or converting the policy;

•	requesting transfers, policy loans, and partial surrenders or a complete surrender; and

•	changing insurance coverage such as death benefit option changes, adding or removing riders, and/or increasing or decreasing the Total Specified Amount.

These rights are explained in greater detail throughout this prospectus.

Subject to our approval, the Policy Owner may name a different Policy Owner (while the Policy is In Force) by submitting

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a written request satisfactory to us to our Home Office.  Any such change request will become effective as of the date signed.  However, it will not affect any payment made or action taken by us before the change was recorded by us.  There may be adverse tax consequences to changing parties of the Policy.

Beneficiaries.  The principal right of a Beneficiary is to receive the Death Benefit upon the Insured's death.  The Policy Owner designates the Beneficiary(ies) in the application for the Policy.  As long as the Insured is alive, the Policy Owner may: name more than one Beneficiary, designate primary and contingent Beneficiaries, and change or add Beneficiaries and direct us to distribute Proceeds other than described below.

If a primary Beneficiary dies before the Insured, we will pay the Death Benefit to any surviving primary Beneficiaries.  Unless a Policy Owner specifies otherwise, we will pay multiple primary Beneficiaries in equal shares.  A contingent Beneficiary will become the primary Beneficiary if all primary Beneficiaries die before the Insured and before any Proceeds become payable.  The Policy Owner may name more than one contingent Beneficiary.  Unless a Policy Owner specifies otherwise, we will also pay multiple contingent Beneficiaries in equal shares.  If no Beneficiary or contingent Beneficiary is alive upon the Insured’s death, we will pay the Death Benefit to the Policy Owner.

To change or add Beneficiaries, the Policy Owner must submit a written request to us at our Home Office.  A change request is effective as of the date we record it. We may also require that a Policy Owner send us their Policy for endorsement before we record the change.

Purchasing a Policy

The Policy is issued to corporate purchasers where the Insured is between the ages of 18 and 79 (ages may vary in your state).  The initial Block Purchase of a Consolidated Purchase must have a minimum first year Premium of at least $100,000.  However individual Policies with Premiums less than $100,000 may be issued if the Policies are part of a Block Purchase having total first year Premium of at least $100,000.  To purchase the Policy, a prospective Policy Owner must submit to us a completed application and the minimum initial Premium payment as stated on the Policy Data Page.

How A Block Purchase Is Determined.  To be part of a Block Purchase, the Policy must be part of a simultaneous purchase of life insurance by the same Policy Owner.  A simultaneous purchase of life insurance is where the Policy Owner presents to us a list of multiple individuals to be insured at the same time.  Each insured is covered by one policy, but all of the policies purchased in this fashion are considered a Block Purchase.  If the Policy Owner subsequently presents us with any new insureds to be covered by additional policies, those policies will be considered part of a new Block Purchase.  The total life insurance purchased by the same Policy Owner that comprises one or more Block Purchases is the Consolidated Purchase.

We must receive evidence of insurability that satisfies our underwriting standards (this may require a medical examination) before we will issue a Policy.  Because this is Corporate Owned Variable Universal Life Insurance, we may also underwrite at a corporate level to determine whether or not the risks and expenses associated with the insurance applied for are appropriate for us to assume in placing the Policy.  We can provide the details of our underwriting standards upon request.  Our contact information is on page 1 of the prospectus.  We reserve the right to reject an application for any reason permitted by law.  Specifically, if we have previously issued policies included as part of the same Consolidated Purchase that have an aggregate Premium in excess of $5 million, we reserve the right to refuse to issue an additional Policy as part of that Consolidated Purchase.  Additionally, we reserve the right to modify our underwriting standards on a prospective basis to newly issued policies and increases to Total Specified Amount at any time.  Underwriting standards relate to factors we use to evaluate the risks we are willing to assume in issuing the Policy.  Any modifications to our underwriting standards will not result in maximum charges greater than those shown in the Fee Table.

We underwrite the corporate purchaser and we may reject applications based on:  (i) the amount of overall expenses under the Policy and the timing of the allocation of those expenses over the life of the Policy; (ii) the anticipated amount and timing of Premium payments; (iii) the expected asset persistency based on the purpose for which the corporation/entity is purchasing the Policy; and (iv) the location of the Policy Owner and the industry in which the Policy Owner is engaged.  Any rejection of an application is based on whether we can assume expenses and risks based on our assessment of the corporate purchaser and the preceding factors.  Our underwriting policies are available upon request.

The minimum initial Total Specified Amount in most states is $50,000.  We reserve the right to modify the minimum Total Specified Amount on a prospective basis to newly issued policies at any time.

Initial Premium Payment.  The initial Premium payment is due on the Policy Date.  Any due and unpaid policy charges will be subtracted from the initial Premium payment.  Insurance coverage will not be effective until the initial Premium is paid, even if the Policy Date precedes the date the initial Premium is paid.  The initial Premium may be paid to our Home Office or to our authorized representative.  The minimum initial Premium payment is shown on the Policy Data Page.  The initial Premium payment will not be applied to the Policy until the underwriting process is complete.

The amount of the required minimum initial Premium payment for a particular Policy will depend on the following factors: the initial Total Specified Amount, Death Benefit option elected, any Riders elected, the Insured's age, health, and activities.

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Depending on the right to examine law of the state in which a Policy is issued, initial Net Premium designated to be allocated to the Sub-Accounts may not be so allocated immediately upon our receipt.  Any initial Net Premium designated to be allocated to the fixed account will be so allocated immediately upon receipt.  If a Policy is issued in a state that requires us to refund the initial Premium, we will hold all of the initial Net Premium designated to be allocated to the Sub-Accounts in the available money market Sub-Account or in the fixed account until the free look period expires.  At the expiration of the free look period, we will transfer the Cash Value to the Sub-Accounts based on the allocation instructions in effect at the time of the transfer.  If a Policy is issued in a state that requires us to refund the Cash Value upon exercise of the free look provision, we will allocate all of the initial Net Premium, based on the allocation instructions in effect at that time, to the designated Sub-Accounts at the price next determined .

Insurance Coverage Effective Date:  Unless a Policy is issued pursuant to an exchange under Section 1035 of the Code, issuance of full insurance coverage occurs on the latest of:

•	the date we certify that the complete application materials have been submitted by the Policy Owner and the underwriting conditions have been satisfied; or

•	the Policy Date; or

•	the date the initial Premium is received at our Home Office.

If a Policy is issued as a result of an exchange under Section 1035 of the Code, issuance of full insurance coverage occurs on the later of:

•	the date the insurance carrier of the exchanged policy authorizes payment of such policy’s proceeds to us; or

•
the date we certify that the complete application materials have been submitted and the underwriting conditions have been satisfied, provided there is sufficient Premium to pay policy charges for at least 3 months.

We have the right to reject any application for insurance; in which case we will return the associated Premium within 2 business days of the date we make the decision to reject an application.

With respect to Policy reinstatement, the effective date of coverage will be the monthly anniversary of the Policy Date on or next following the date we approve the reinstatement.  With respect to Base Specified Amount or Rider Specified Amount increases, an approved increase will have an effective date of the monthly anniversary of the Policy Date on or next following the date we approve the supplemental application unless the Policy Owner requests, and we approve a different date. With respect to any decrease in coverage, the effective date of coverage will be the monthly anniversary of the Policy Date that falls on or next following the date we receive the Policy Owner's request.

Insurance coverage will end upon the occurrence of any of the following: the Policy Owner request in writing to terminate coverage, the Insured dies, we pay the Maturity Proceeds, the Grace Period ends, or the Policy Owner surrenders the Policy in full.

Right to Cancel (Examination Right)

For a limited time, commonly referred to as the "free look period," the Policy Owner may cancel a Policy and receive a refund.  The free look period expires on the latest of: (i) ten (10) days after the Policy Owner receives the Policy (or longer if required by state law); (ii) forty-five (45) days after the application for a Policy is signed; or (iii) ten (10) days after we deliver to the Policy Owner a "Notice of Withdrawal Right."  If the Policy Owner decides to cancel during the free look period, return the Policy to the sales representative who sold it or to us at our Home Office, along with the Policy Owner's written cancellation request.  The Policy Owner's written request must be received or post-marked by the last day of the free look period.  When the Policy is cancelled during the free look period the amount we refund will be Cash Value or, in certain states, the greater of the initial Premium payment or the Policy's Cash Value.  If the Policy is not cancelled during the free look period, then the Policy Owner will forfeit any right to cancel the Policy free of charge.  Within seven days of a cancellation request, we will refund the amount prescribed by law.  If the Policy is canceled, we will treat the Policy as if it was never issued.

Impact of Cancellation on Other Policies Within a Block Purchase

Because the applicable Premium band is determined assuming first-year Premium equal to the aggregate Code Section 7702A 7-pay test limit for all policies within a Block Purchase, cancellation of one or more policies that are part of a Block Purchase during the free look period will result in a lower aggregate 7-pay Premium for the remaining policies within that Block Purchase.  If the aggregate 7-pay Premium limit of the remaining policies no longer qualifies for the Premium band originally assigned to the Block Purchase, the remaining policies will be reassigned to the appropriate band based on the reduced aggregate 7-pay Premium limit at the end of the free look period.  This will result in higher aggregate charges for the remaining policies.  Refer to the "Banded Policy Charges and How we assign a Band to the Policy" sub-section of "The Policy and Rider Charges" section of this prospectus for more information.

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Premium Payments

This Policy does not require a payment of a scheduled Premium amount to keep it In Force.  It will remain In Force as long as the Policy's Cash Value is sufficient to pay the monthly policy charges, including any Rider charges.  If the Cash Value is not sufficient to pay the monthly charges, the Policy Owner must pay additional Premium to keep the Policy In Force and prevent it from Lapsing.  Before the Policy Lapses, the Policy Owner will be afforded a sixty-one day Grace Period to make a Premium payment.  At the beginning of the Grace Period, we will send a notice to the Policy Owner that will indicate the amount of Premium required to keep the Policy In Force.  All Premium payments must be sent to our Home Office.  Each Premium payment must be at least $25.  We will furnish Premium payment receipts.

Additional Premium payments may be made at any time while the Policy is In Force, subject to the following:

•	We may require satisfactory evidence of insurability before accepting any additional Premium payment that results in an increase in the Policy’s Net Amount At Risk.

•
We will refund Premium payments that exceed the applicable premium limit established by the IRS to qualify the Policy as a contract for life insurance. We will monitor Premiums paid and will notify the Policy Owner when the Policy is in jeopardy of becoming a modified endowment contract.

Premium payments will be allocated according to the allocation instructions in effect at the time the Premium is received.

Cash Value

The Cash Value of the Policy is not guaranteed.  The Cash Value will vary depending on how the Policy Owner allocates Net Premium.  Amounts allocated to the fixed account and Policy Loan Account vary based on the daily crediting of interest to those accounts.  Amounts allocated to the Sub-Accounts vary daily based on the Investment Experience.  The Cash Value will also vary because we deduct the Policy's periodic charges from it, as described below.  So, if a Policy's Cash Value is part of the Death Benefit option chosen by the Policy Owner, then that Policy's Death Benefit will fluctuate.

We compute the Cash Value of a Policy by adding the following values:

1.	Accumulation Unit values resulting from the Net Premium allocated to the fixed investment option;

2.	amounts held in the Policy Loan Account; and

3.	Accumulation Unit values resulting from Net Premium allocated to the Sub-Accounts.

In the event a Policy is surrendered, the value of the Policy Loan Account on the date of surrender will be subtracted from proceeds.

We will determine the value of the assets in the Sub-Accounts at the end of each Valuation Period.  We will determine a Policy's Cash Value at least monthly. To determine the number of Accumulation Units credited to each Sub-Account for a particular Policy, we divide the net amount allocated to the Sub-Account by the Accumulation Unit value for the Sub-Account (using the next Valuation Period following when we receive the Premium).

If the Policy Owner surrenders part or all of the Policy, we will deduct a number of Accumulation Units from the Sub-Accounts and, if necessary, an amount from the fixed account that corresponds to the surrendered amount.  Thus, the Policy’s Cash Value will be reduced by the surrendered amount.

Similarly, when we assess certain charges or deductions, a number of Accumulation Units from the Sub-Accounts and an amount from the fixed account that corresponds with the charge or deduction will be deducted from the Cash Value.  Unless the Policy Owner directs otherwise, we make these deductions in the same proportion that as their interests in the Sub-Accounts and the fixed account bear to the Policy’s Cash Value.

While they are both part of our General Account, the Cash Value in the fixed account and the Policy Loan Account are credited interest at different rates.  We may decide to credit interest in excess of the guaranteed minimum annual effective rate.  See the "Fixed Account" section of the "Policy Investment Options" provision and the "Loan Amount and Interest Charged" section of the "Policy Loans" provision for information regarding the respective rates.  Upon request, we will inform the Policy Owner of the current applicable rates for each account.

On any date during the policy year, the Cash Value equals the Cash Value on the preceding Valuation Period, plus any Net Premium applied since the previous Valuation Period, minus any monthly deductions for policy charges, plus or minus any Investment Experience, and minus any partial surrenders.

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The Cash Value will be impacted by the monthly deductions which are deducted proportionally from the Policy's Sub-Account allocations and the fixed account.  For each month, beginning on the Policy Date, the monthly deductions shall be calculated as:

1.           Base Variable Account Asset Charge; plus

2.           Administrative Charge; plus

3.           Base Specified Amount Charge, plus

4.           the monthly cost of any additional benefits provided by any Riders; plus

5.           Base Policy Cost of Insurance.

Enhancement Benefit

An Enhancement Benefit is included in the Policy.  The benefit is a dollar amount that is added to the Cash Value when there is a complete surrender of the Policy, unless the surrender is being made pursuant to a 1035 exchange.  The Enhancement Benefit is not credited on amounts attributable to policy loans or partial surrenders.  The Enhancement Benefit is essentially a partial return of policy charges assessed.  In most instances, the Enhancement Benefit will not exceed the sum of all charges assessed on the Policy.

The Enhancement Benefit is designed to, in the event of a full surrender in early years of the Policy, decrease or eliminate the gap between the value of the Policy and the liability on the Policy Owner’s books (typically a liability associated with an employer sponsored plan).  This gap is larger in the early policy years due to the upfront costs associated with purchasing the Policy and the lack of time that the Policy's Cash Value has had to grow.  For policies assigned to Band 1, the Enhancement Benefit lasts for the first six policy years.  For policies assigned to Band 2, Band 3, and Band 4 the Enhancement Benefit is available for the first ten policy years.  Band 1 has a shorter duration because in our opinion the off-set needed is less in early policy years and this coupled with the Band 1 charge structure permits us to redirect these savings to the long-term performance of the Policy.

The Enhancement Benefit is calculated monthly and is equal to the sum of A and B, where:

A= the percentage of current policy year year-to-date total policy charges; and

B= a percentage of the prior policy year’s end of year Enhancement Benefit.

The percentages used in the Enhancement Benefit calculation decline over time.  The benefit decreases to zero at the end of the sixth or tenth policy year based on the band assigned to the Policy.  See Appendix D of this prospectus for a list of beginning and ending factors for each policy year the Enhancement Benefit is in effect.

Since the Policy charges partially determine the amount of the Enhancement Benefit, factors impacting Policy charges (including the Policy’s Cash Value), also impact the Enhancement Benefit.  If the Supplemental Insurance Rider is in effect, the Enhancement Benefit is reduced because the lower charges associated with the Rider result in less of an enhancement required to off-set early policy year costs associated with surrender.

The Enhancement Benefit is paid from our general account at the time the Policy is completely surrendered.  As a general account obligation, the Enhancement Benefit is not part of the variable account and is an obligation of Nationwide.  This means the Enhancement Benefit including a Policy Owner's right to receive payment is subject to our claims paying ability and any claim to payment of the Enhancement Benefit may be subordinate to other claims on our general account in the event we are insolvent.  We reserve the right to postpone payment of the Enhancement Benefit for up to six (6) months from the date of a surrender request.

Changing the Amount of Base Policy Insurance Coverage

A Policy Owner may request to change the Base Specified Amount of a Policy.  Changes to the Base Specified Amount will typically alter the Death Benefit.  For more information, see "Changes in the Death Benefit Option," beginning on page 1. Changes may result in additional charges.  We reserve the right to limit the number of changes to the Base Specified Amount to one (1) each policy year.

Increases.  To increase the Base Specified Amount, the Policy Owner must submit a written request to our Home Office and they must provide us with evidence of insurability that satisfies our underwriting standards.  In most instances we do not medically underwrite, but we will medically underwrite under certain circumstances, such as a request for a large increase in Base Specified Amount.  Any request to increase the Base Specified Amount must be for at least $10,000 and the Base Specified Amount after the increase may not exceed the Maximum Death Benefit.  We always apply requests to increase Base Specified Amount in proportion it bears to Total Specified Amount.  This means if a Policy has the Supplemental Insurance Rider, all increases will be done proportionally between the Policy's Base Specified Amount and Rider Specified Amount.   The Policy Owner may not elect how to allocate increases in Total Specified Amount after the Policy Date.  The Insured must be between 18 and 79 years old at the time of the request and after the increase, the Cash Surrender Value must be sufficient to keep the Policy In Force for at least 3 months.  An increase in the Base Specified Amount may cause an

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increase in the Net Amount At Risk.  Because the Cost of Insurance Charge is based on the Net Amount At Risk, and because there will be a separate cost of insurance rate for the increase, this will usually cause the Policy's Cost of Insurance Charge to increase.  An increase in Base Specified Amount may require the Policy Owner to make larger or additional Premium payments in order to avoid Lapsing the Policy.  Approved increases to the Base Specified Amount will become effective on the next monthly anniversary of the Policy Date after we approve the supplemental application unless the Policy Owner requests, and we approve, a different date.

Decreases.  The Policy Owner may request to decrease the Base Specified Amount at any time after the first policy year.  We apply Base Specified Amount decreases to the most recent Base Specified Amount increase, and continue applying the decrease backwards, ending with the original Base Specified Amount.  Decreases to the Base Specified Amount may decrease the Base Policy Cost of Insurance Charges and the Base Specified Amount Charges, depending on the Death Benefit option elected and the amount of the Cash Value.

We will deny any request to reduce the Base Specified Amount below the minimum Total Specified Amount shown on the Policy Data Page.  We will also deny any request that would disqualify the Policy as a contract for life insurance.  To decrease the Base Specified Amount, the Policy Owner must submit a request to our Home Office.

The Minimum Required Death Benefit

The Policy has a Minimum Required Death Benefit.  The Minimum Required Death Benefit is the lowest Death Benefit that will qualify the Policy as life insurance under Section 7702 of the Code.

The tax tests for life insurance generally require that the Policy have a significant element of life insurance and not be primarily an investment vehicle.  At the time we issue the Policy, the Policy Owner irrevocably elects one of the following tests to qualify the Policy as life insurance under Section 7702 of the Code:

•	the cash value accumulation test; or

•	the guideline premium/cash value corridor test.

The cash value accumulation test will always result in a Death Benefit that is lower in the early years and higher in the later years when compared to the guideline premium/cash value corridor test.  The guideline premium/cash value corridor test tends to produce a more favorable return if the Policy Owner is paying three or fewer Premiums.  If the Policy Owner pays Premium in excess of the 7 pay Premium in a given year, then it could cause the Policy to become a modified endowment contract.  If the Policy Owner does not elect a test, we will assume that election of the cash value accumulation test is intended.

The cash value accumulation test determines the Minimum Required Death Benefit by multiplying the Cash Value by a percentage described in the federal tax regulations.  The percentages depend upon the Insured's age, sex (if not unisex classified) and underwriting classification.  Under the cash value accumulation test, there is no limit to the amount that may be paid in Premiums as long as there is sufficient Death Benefit in relation to the Cash Value at all times.

The guideline premium/cash value corridor test determines the Minimum Required Death Benefit by comparing the Death Benefit to an applicable percentage of the Cash Value.  These percentages are set out in the Code, but the percentage varies only by the Attained Age of the Insured.

Regardless of which test the Policy Owner elects, we will monitor compliance to ensure that the Policy meets the statutory definition of life insurance for federal tax purposes.  As a result, the Death Benefit payable under the Policy should be excludable from gross income of the Beneficiary for federal income tax purposes.  We may refuse additional Premium payments or return Premium payments to the Policy Owner so that the Policy continues to meet the Code's definition of life insurance.

Right of Conversion

Within twenty-four months of the Policy Date, the Policy Owner may elect by written request to transfer 100% of a Policy's Cash Value allocated to the variable Sub-Accounts into the fixed account without regard to any restrictions otherwise applicable to such transfers. For more information see the "Fixed Account Transfers" section under the "Transfers Among and Between the Policy Investment Options" provision.  To invoke this right, the Policy Owner must submit a request to our Home Office on our specified forms.  This election is irrevocable.

Once a request for conversion has been processed, subsequent transfers out of the fixed account will be prohibited and that Policy will no longer participate in the Investment Experience of the Sub-Accounts.  In effect, the Policy will be come a fixed life insurance policy, and the Policy's Cash Value will be credited with the fixed account’s interest rate.  In addition, the following will apply:

•	Variable Account Asset Charges will no longer be deducted after conversion because they are only deducted from Cash Value allocated to the Variable Account.

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•
All other benefits, services, Riders, and charges, including loans and full and partial surrenders, will continue and/or continue to be available after the Policy Owner's request for conversion, subject to the same terms applicable prior to the request for conversion.

Exchanging the Policy

The Policy Owner may request to exchange the Policy for another policy offered by us that is a plan of permanent fixed life insurance.  This is not a contractual right of the Policy and we may refuse such a request.  To make an exchange with us the Policy Owner will surrender a Policy and use its Cash Surrender Value to purchase the new policy we underwrite on the Insured’s life, subject to: (i) our approval; and (ii) the Insured (a) satisfies our underwriting standards of insurability and (b) the Policy Owner pays all costs associated with the exchange.  The Policy Owner may transfer Indebtedness to the new policy.

Policy Owner's must submit their exchange requests to our Home Office on our specified forms.  The Policy must be In Force and not in a Grace Period.  The exchange may have adverse tax consequences.  The new policy will take effect on the exchange date only if the Insured is alive.  This Policy will terminate when the new policy takes effect.

Terminating the Policy

There are several ways that the Policy can terminate.  All coverage under the Policy will terminate when any one of the following events occurs:

•	we receive the Policy Owner written request to our Home Office to terminate coverage;

•	the Insured dies;

•	the Insured is alive on the Maturity Date (and the Policy Owner elects not to extend coverage beyond the Maturity Date);

•	the Policy Lapses; or

•	the Policy Owner surrenders the Policy for its Cash Surrender Value (which may result in adverse tax consequences).

Assigning the Policy

The Policy Owner may assign any or all rights under the Policy while the Insured is alive, subject to our approval.  If they do, the Beneficiary’s interest will be subject to the person(s)/entity(ies) to whom the Policy Owner has assigned such rights.  An assignment must be in a form satisfactory to us and must be recorded at our Home Office before it will become effective.  An assignment will be subject to any outstanding Indebtedness.  If the assignment qualifies as an exchange under Section 1035 of the Code, there shall be no Enhancement Benefit applied.  An assignment is effective as of the date we record it.  We shall not be responsible for the sufficiency or validity of any assignment.

Reports and Illustrations

We will send the Policy Owner transaction confirmations.  We will also send the Policy Owner an annual report that shows:

•	the Total Specified Amount;

•	Premiums paid;

•	all charges since the last report;

•	the current Cash Value;

•	the Cash Surrender Value; and

•	Indebtedness.

The report will also include any other information required by laws and regulations, both federal and state.  We will send these reports to the address the Policy Owner provides on the application unless directed otherwise.  At any time the Policy Owner may ask for an illustration of future benefits and values under the Policy.  We reserve the right to assess a charge for illustrations.

The Policy Owner may receive information faster from us and reduce the amount of mail they receive by signing up for our eDelivery program.  We will notify the Policy Owner by e-mail when important documents, like statements and prospectuses, are ready for to view, print, or download from our secure server.  If the Policy Owner would like to choose this option, go to nationwide.com/login.

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Policy Riders

You may elect/purchase one or more Riders, listed below, subject to availability in the state where the Policy is issued.  There may be additional charges assessed for elected Riders.  Operation and benefits of the Riders described in this prospectus may vary by the state where the Policy is issued.  For detailed information regarding Rider availability and variations, see "Appendix E: State Variations."

Riders may not be elected/purchased independently of the Policy.  Upon termination of this Policy, all Riders will also terminate.

Change of Insured Rider

This Rider is automatically issued with the Policy with no associated charge.  The benefit associated with the Change of Insured Rider is that the Policy Owner may designate a new Insured at any time after the Policy Date, subject to insurability and the conditions below.

If this Rider is invoked, the costs under the Policy after the change will be based on the underwriting classification and characteristics of the new Insured.  However, it will have no impact on the Policy’s Total Specified Amount, except as described below.  The band assigned to the Policy will not change if this Rider is invoked.

The amount of insurance coverage after the change date shall be the Total Specified Amount shown on the application to change the Insured provided that (1) the Policy continues to qualify as life insurance under the Code and (2) such specified amount equals or exceeds the minimum Total Specified Amount shown on the Policy Data Page.  Coverage on the new Insured will become effective on the "Change Date."  The Change Date is the first monthly anniversary on or next following the date the change of insured conditions are met.  Coverage on the previous Insured will terminate on the day before the Change Date.  The Policy Date will not change.

Change of Insured Conditions:

1.	At the time of the change, the new Insured must have the same business relationship to the Policy Owner as did the previous Insured.

2.	The new Insured may be required to submit evidence of insurability to us.

3.	The new Insured must satisfy our underwriting requirements.

4.	The Policy must be In Force and not be in a grace period at the time of the change.

5.	The new Insured must have been at least age eighteen on the Policy Date.

6.	The Policy Owner must make written application to change the Insured.

There is a potential federal income tax consequence that could result from a change in insured. For federal income tax purposes the substitution of a new insured is treated as an exchange of the Policy for another life insurance policy.  Since the new insured is not the same as the insured that was substituted, the tax free treatment for policy exchanges under Section 1035 may not be available because the requirement that the insured under the policies relate to the same individual is not met.   The foregoing is not comprehensive and cannot replace personalized advice provided by a competent tax professional.  Please seek competent tax advice regarding the tax treatment of the Policy when contemplating a change in insured.

Change of Insured Rider Charge.  There is no charge associated with the Change of Insured Rider.

Supplemental Insurance Rider

General Information on the Benefits and Operation of the Supplemental Insurance Rider.  This Rider modifies the amount of insurance coverage (Death Benefit) under the Policy.  The benefit associated with the Supplemental Insurance Rider is term life insurance on the Insured that is:  (1) in addition to the Base Specified Amount; (2) payable to the Beneficiary upon the Insured’s death; and (3) annually renewable until the Insured reaches Attained Age 100.  The charges for the Rider are calculated in the same manner as those applicable to the base policy.  Currently, if the Policy Owner chooses to purchase coverage under this Rider and concurrently reduce the Base Specified Amount by an off-setting amount, some of the charges associated with the Policy will be reduced because charges under the Rider may be lower than the corresponding charges under the base policy.  Rider policy charges are lower in most cases because the Rider is term insurance.  The greater the allocation is to Rider, the lower the overall charges will be under the Policy.  See Appendix C to this prospectus for examples showing how charges are "blended" when the Policy Owner elects the Supplemental Insurance Rider.

Note that:

•	Certain benefits that are normally available under the Policy may be reduced or eliminated when this Rider is in effect.

o	Adding this Rider results in a lower Enhancement Benefit;

o	In some years and/or at some Attained Ages, the cost of insurance charge for the Rider is more expensive than the cost of insurance for the base policy; and

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o	Since the Rider terminates when the Insured reaches Attained Age 100, Rider Specified Amount coverage will end prior to the Maturity Date.

•	The compensation rates payable to the selling broker-dealer are lower on this Rider than those on the base policy.

The Policy Owner may purchase this Rider at the time of application or, subject to our approval, at a later time provided that the Policy is In Force and the Rider is purchased before the Insured reaches Attained Age 100.  If purchased at the time of application, the effective date of the Rider is the Policy Date.  (See the "Insurance Coverage Effective Date" provision earlier in this prospectus.)  If purchased subsequently, the effective date will be the monthly anniversary of the Policy Date on or next following the date we approve the Policy Owner's written request, unless they specify and we approve a different date.  The Rider Specified Amount may be combined with the Base Specified Amount to satisfy the minimum Total Specified Amount shown on the Policy Data Page.  However, while the Rider is in effect, the Base Specified Amount must be at least 10% of the minimum Total Specified Amount.  You may request to either increase or decrease the Total Specified Amount, subject to certain restrictions.

Rider Specified Amount Increases and Reductions Due to Partial Surrender.  All increases and decreases of Rider Specified Amount, including decreases due to partial surrender or forced partial surrender, are done proportionally between the amounts the Policy Owner has allocated to Base Specified Amount and Rider Specified Amount.

Terminating the Rider. The Policy Owner may terminate this Rider by submitting a written request to us at our Home Office.  We may require that the Policy be submitted for endorsement.  Terminating this Rider will likely result in increased policy charges because of the difference in the pattern of policy charges for the base policy and this Rider.  If the Rider is terminated, the calculation of the Death Benefit will apply exclusively to the base policy.  Termination may require that the amount of Death Benefit coverage provided by the base policy be increased to maintain the qualification of the Policy as a contract of life insurance under the Code.

We reserve the right to deny any request to terminate this Rider that would disqualify the Policy as a contract of life insurance under the Code.  If the Policy is not issued as a modified endowment contract, terminating this Rider may result in the Policy becoming a modified endowment contract.  We will notify the Owner if the Policy's status is in jeopardy.

This rider also terminates upon the earliest of the following dates:

•	The date the Policy is surrendered or terminated;

•	The date the Policy Lapses;

•	The Insured’s death; or

•	The date the Insured reaches Attained Age 120.

There is no Cash Value attributable to this Rider.  Therefore, there is no Cash Surrender Value attributable to this Rider available to the Policy Owner upon termination of this Rider.

In most instances, terminating the Rider will not be to the Policy Owner's advantage.  If the Policy Owner decides to terminate the Rider, they should carefully discuss this decision with a registered representative or a qualified financial advisor.

Supplemental Insurance Rider Charges.  Refer to the "Policy Rider Charges" section of this prospectus for a description of charges associated with this Rider.

Policy and Rider Charges

We will take deductions from Premium payments and/or the Cash Value, as applicable, to compensate us for the services and benefits we provide, the costs and expenses we incur, and the risks we assume.  We may generate a profit from any of the charges assessed under the Policy and certain expenses may be recovered utilizing more than one charge.  We begin to deduct monthly charges from the Policy's Cash Value on the Policy Date.  These charges are assessed by redeeming Accumulation Units.  The number of Accumulation Units redeemed is determined by using the amount of the charge and the value of the Accumulation Units on the date the charge is assessed.  We do not deduct Policy charges or rider charges from the Cash Value attributable to the Policy Loan Account.  If there is a policy loan, a complete description of how interest credited and charged results in costs to the Policy Owner is described in the Policy Loans section of this prospectus.

The charges reflect the costs and risks associated with the Policy. Each Insured is assigned to an underwriting class based upon his/her age, sex (if not unisex classified), smoker status, type of evidence of insurability, and insurability status.  In evaluating and underwriting the corporate or legal entity purchasing the Policy, and setting cost of insurance charges, we may take into account several factors, including the purpose for which the Policy is being purchased, the anticipated amount and timing of Premium payments, and the expected asset persistency.

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The charges assessed under the Policy will depend upon the band assigned to that Policy.  Charges will also differ if the Policy Owner elects coverage under the Supplemental Insurance Rider.  Generally, if the Policy Owner chooses to purchase coverage under the Supplemental Insurance Rider, and concurrently reduce the Base Specified Amount by an off-setting amount, some of the charges associated with the Policy will be lower because the charges under the Rider are generally lower than those available under a base policy (i.e., a Policy without any Riders). See Appendix C to this prospectus for examples showing how charges are "blended" when the Policy Owner elects the Supplemental Insurance Rider.  (For more information about the benefits and operation of the Supplemental Insurance Rider, see the Policy Rider Charges sub-section of this prospectus.)  The levels of charges associated with each policy charge will never exceed the maximum charges in the Periodic Charges Other Than Mutual Fund Operating Expenses table in the Summary: Fee Tables section of this prospectus.

Banded Policy Charges and How We Assign a Band to the Policy

A single Policy Owner will often purchase multiple corporate owned variable universal life insurance policies as part of a single life insurance purchase.  We call this bulk purchase of multiple life insurance policies a Consolidated Purchase.  As part of a Consolidated Purchase, a Policy Owner will normally purchase multiple policies at different times as part of a single transaction.  We refer to each simultaneous purchase of more than one life insurance policy by the same Policy Owner as a Block Purchase.  The Consolidated Purchase can consist of one or more Block Purchases.  We consider a simultaneous purchase of life insurance to be where the Policy Owner presents a list of multiple individuals to be insured by us at the same time.  Each individual will be an insured of a single policy issued, but all of the insureds presented to us simultaneously will be part of the same Block Purchase.  If the Policy Owner subsequently presents us with one or more new insureds simultaneously, these insureds and the policies issued on them will be considered a new Block Purchase.

We have banded our policy charges to pass on the reduction of costs associated with the economies of scale associated with one or more Block Purchases comprising a Consolidated Purchase.  As the amount of aggregate first-year Premium associated with multiple Block Purchases increases, the band assigned to a new Block Purchase will generally result in lower overall charges on that block.

How Aggregate Premium is Determined on the Initial Block Purchase and Each Subsequent Block Purchase

Regardless of whether a policy is issued as a MEC or non-MEC, we count aggregate Premium on each policy up to its 7-pay limit defined in Code Section 7702A, plus any Premium received as part of a Section 1035 exchange, for purposes of assigning charge bands to policies that are part of a larger Consolidated Purchase.   This means Premium in excess of the 7-pay limit is not included for purposes of assigning policies a charge band.  The 7-pay limit is unique to each policy issued because the limit includes numerous factors unique to each policy like the age of the Insured, Base Specified Amount, Substandard Ratings, and any Code Section 1035 exchanges.  We only include aggregate Premium up to the 7-pay limit because the majority of policies we issue do not exceed that limit and we priced the Policy on that basis.  A Consolidated Purchase begins with an initial Block Purchase.

When we receive a request for an initial Block Purchase of policies we cannot determine the amount of Premium we will receive in the first year, so for purposes of assigning a charge band we assume the aggregate first year Premium on each policy in the initial Block Purchase will be its Code Section 7702A 7-pay limit, plus any Premium that is part of a Section 1035 exchange.  If we receive less than the 7-pay limit in aggregate first year Premium, it will not impact the charge band already assigned, but it will be used for calculating aggregate first year Premium on each subsequent Block Purchase.

For each subsequent Block Purchase, the charge band assigned is based on the actual amount of first-year Premium received on policies in previous Block Purchases plus the Code Section 7702A limit on first-year premium of all of the policies that are part of the new Block Purchase.  For example, if a previous Block Purchase has a Code Section 7702A limit of $150,000 on first-year Premium, but the total actual first-year Premium received with the initial Block Purchase is only $100,000, then on the new Block Purchase we use $100,000 actually received as the amount added to the ne w Block Purchase to determine total first-year Premium and the band assigned.   I f we use the same example where Premium actually received is in excess of the 7-pay limit, the aggregate Premium used in determining the band applicable to the new Block Purchases remains $150,000, because Premium in excess of the Code Section 7702A 7-pay limit is not included in calculating aggregate first year Premium.

We offer four bands of charges.  The table below shows where each band’s break-point exists with regard to the amount of aggregate first-year Premium applied.

	Band 1	Band 2	Band 3	Band 4
Aggregate First-Year Premium	$100,000 - $249,999	$250,000 - $499,999	$500,000 - $999,999	≥$1,000,000

The band assigned to a Block Purchase will be adjusted, if necessary, for any policies cancelled during the right to examine period.  Once the right to examine period has ended, the band assigned to a Block Purchase will not change for any reason.

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Premium Load

We deduct a Premium Load from each Premium payment to partially reimburse us for sales expense and Premium taxes, and certain actual expenses, including acquisition costs.  The Variable Account Asset Charge is also designed to partially reimburse us for these expenses.  The Premium Load also provides revenue to compensate us for assuming risks associated with the Policy, and revenue that may be a profit to us.  The Premium Load is assessed as a percentage of the Premium received and is only assessed once at the time the Premium is received.

The first factor used in determining the Premium Load is the band that is assigned to the Policy.  A Block Purchase assigned to a higher charge band will result in a lower Premium Load.  Different Block Purchases may be assigned to different charge bands based on the aggregate first-year Premium of the Consolidated Purchase when a Block Purchase is made.  So the percentage charge assigned to a Policy in a particular Block Purchase may differ from policies in other Block Purchases.  The other factors determining Premium Load are specific to each policy purchased and when Premium in each policy is received.  These other factors include the policy year in which the Premium is applied, the amount of Premium received in a policy year, and how the Premium is allocated between Target Premium and Excess Premium.  If the Policy Owner purchases term insurance coverage via the Supplemental Insurance Rider, Target Premium is generally reduced and, in turn, results in a lower Premium Load.

We divide Premium payment s into contributions towards Target Premium and Excess Premium.  Target Premium is an annual P remium based on the specified amount under the base policy (i.e., the Policy without any riders) and the Insured's age and underwriting class.  A portion of each Premium payment is considered a contribution towards Target Premium until the total of such contributions in a policy year equals the Target Premium.   For example, if a policy has a Target Premium of $100,000, Premium of $10,000 is paid each month the first policy year, and the policy is part of a Block Purchase assigned to Band 2, then each of the first ten Premiums will be assessed a Premium Load of 5% or $500 on each $10,000 of Premium paid.  The last two Premiums in this example would be in excess of Target Premium and will be assessed a Premium Load of 3% or $300 on each of the last two $10,000 Premiums paid in the first policy year.  This example assumes current charges under the fee table are being assessed.

If the Supplemental Insurance Rider is elected, Premium attributable to the Rider Specified Amount is treated as Excess Premium.   The amount of a Premium payment applied as Target Premium and Excess Premium is determined by dividing the Premium payment based on the percentages of Total Specified Amount allocated between Base Specified Amount and Rider Specified Amount.  For example, if your Total Specified Amount is allocated 80% to Base Specified Amount and 20% to Rider Specified Amount and you make a $10,000 Premium payment, then $8,000 would be treated as Target Premium and the remaining $2,000 as Excess Premium.

The portion of each premium payment that exceeds the Target Premium is Excess Premium. The chart below shows the current Premium Loads on Target Premium and Excess Premium.  See Appendix C to this prospectus for examples showing how Premium Loads are assessed.

Currently, the Premium Load assessed on each Premium payment declines in accordance with the table listed below.  The ultimate Premium Load purchase pays depends whether Premium paid is Target Premium or Excess Premium.

Premium Loads on Target Premium
Policy Year	Per Policy Charge Based on the Band Assigned to the Policy
	Band 1 $100,000 -$249,999	Band 2 $250,000 - $499,999	Band 3 $500,000 - $999,999	Band 4 ≥ $1,000,000
1-5	9%	5%	5%	5%
6-10	4%	5%	5%	5%
11 and thereafter	4%	3%	3%	3%

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Premium in excess of target is assessed a different Premium Load in accordance with the table below.

Premium Loads on Excess Premium
Policy Year	Per Policy Charge Based on the Band Assigned to the Policy
	Band 1 $100,000 -$249,999	Band 2 $250,000 - $499,999	Band 3 $500,000 - $999,999	Band 4 ≥ $1,000,000
1-5	5%	3%	3%	3%
6 – 10	4%	3%	3%	3%
11 and thereafter	4%	2%	2%	2%

For purposes of determining the Premium Load applicable to an increase in the Base Specified Amount the effective date of the increase will be used.  An increase in the Base Specified Amount will not impact (i.e. change) the Premium band assigned to the policy at issue.

Base Policy Cost of Insurance

We deduct a Cost of Insurance Charge from the Policy's Cash Value on the Policy Date and on each monthly anniversary of the Policy Date to compensate us for providing expected mortality benefits, and to reimburse us for certain actual expenses, including acquisition costs and state and federal taxes.  This charge also provides revenue to compensate us for assuming certain risks associated with the Policy and revenue that may be profit to us.  The Cost of Insurance Charge is the product of the Net Amount At Risk and the cost of insurance rate.  The cost of insurance rate will vary by the Insured’s age, sex (if not unisex classified), tobacco use, Substandard Ratings, and underwriting class, the applicable band, and the number of years from the Policy Date.  The cost of insurance rates are based on our expectations as to future mortality, investment earnings, persistency, expenses, and taxes.  The Base Policy Cost of Insurance Charge that the Policy Owner pays is determined by multiplying the Base Policy Net Amount At Risk by the cost of insurance rate.  There may be a separate cost of insurance rate for the initial Base Specified Amount and any Base Specified Amount increase.  In the event that there is a decrease in the Base Specified Amount, then there will be a proportional decrease in the monthly Cost of Insurance Charge for the Base Specified Amount. The cost of insurance rates will never be greater than those shown on the Policy Data Page plus any monthly flat extra charge assessed for Substandard Ratings.

We will uniformly apply any change in cost of insurance rates for Insureds of the same age, sex, underwriting class and any Substandard Ratings, and In Force policy duration.  If a change in the cost of insurance rates causes the amount of a Policy's Cost of Insurance Charge to increase, that Policy’s Cash Value could decrease.  If a change in the cost of insurance rates causes a Policy's Cost of Insurance Charge to decrease, that Policy's Cash Value could increase.

We may underwrite the Policy on a non-medical basis that may result in a higher Cost of Insurance Charge.  Non-medical underwriting means that a physical examination to obtain medical information on the proposed Insured is not required to issue the Policy.  The higher Cost of Insurance Charge would compensate us for assuming additional mortality risk as a result of issuing without the information that results from medical underwriting.  The result is that healthy individuals will subsidize less healthy individuals because there is no medical underwriting, which typically results in lower cost of insurance rates being applied to fully underwritten policies.   If the Policy Owner was to purchase one of our policies that is medically underwritten and the Insured is healthy, the cost of insurance rates for that Policy would be lower.

The Cost of Insurance Charge, including any Flat Extra we assess due to a Substandard Rating, will be deducted proportionally from the Policy's Sub-Account allocations and the fixed account.

Flat Extras and Substandard Ratings.  As part of our underwriting process, we may inquire about the occupation and activities of the Insured.  If the activities or occupation of the Insured cause an increase health or accident risk, it may result in the Insured receiving a Substandard Rating.  If this is the case, we may add an additional component to the Cost of Insurance Charge called a "Flat Extra."  The Flat Extra accounts for the increased risk of providing life insurance when one or more of these factors apply to the Insured.  The Flat Extra is a component of the total Cost of Insurance Charge, so if applied it will be deducted from the Policy's Cash Value on the Policy Date and the monthly anniversary of the Policy Date.  The monthly Flat Extra is between $0.00 and $2.08 per $1,000 of the Net Amount At Risk.  If a Flat Extra is applied, it is shown on the Policy Data Pages.  In no event will the Flat Extra result in the Cost of Insurance Charge exceeding the maximum charge listed in the Fee Table of this prospectus.  If a Flat Extra is applied and the Policy Owner has elected the Supplemental Insurance Rider, it will also be applied to the Rider Specified Amount.

Base Variable Account Asset Charge

We deduct a Variable Account Asset Charge from the Policy's Cash Value allocated to the Variable Account on each monthly anniversary of the Policy Date to compensate us for certain actual expenses, including a partial reimbursement of acquisitions costs and premium taxes not covered by the Premium Load.  This charge also provides revenues to compensate us for assuming certain risks associated with the Policy, and revenues that may be profit to us.  In the Policy, this charge is

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referred to as the "Sub-Account Asset Charge."

The Variable Account Asset Charge will be deducted proportionally from the Policy Owner's Variable Account allocations on each monthly anniversary of the Policy Date.  The Variable Account Asset Charge applicable to a particular Policy depends on the amount of your Cash Value allocated to the Variable Account, the applicable band, and whether there is any specified amount attributable to the Supplemental Insurance Rider. (Different Variable Account Asset Charges apply to the Rider.  Information on Variable Account Asset Charges associated with the Supplemental Insurance Rider is provided under Policy Riders and Rider Charges section below.)  We assess this charge in addition to any charges assessed by the mutual funds underlying the Sub-Accounts of the Variable Account. The table below shows the current Base Variable Account Asset Charges.

Current Base Variable Account Asset Charges (shown as an annual rate)1

Policy Years	Per Policy Charge Based on the Band Assigned to the Policy (as a percentage of assets allocated to the Variable Account)
	Band 1 $100,000 - $249,999	Band 2 $250,000 - $499,999	Band 3 $500,000 - $999,999	Band 4 ≥ $1,000,000
1-10	0.50%	0.35%	0.30%	0.25%
11-20	0.30%	0.20%	0.15%	0.15%
21-30	0.20%	0.15%	0.15%	0.10%
31 and Afterwards	0.10%	0.05%	0.05%	0.05%

1  To calculate the monthly deduction based on the annual rates listed above, use the following formula:

        Monthly Rate = (1+ Annual Rate) (Number of days in the Month / Number of days in the year) – 1

The guaranteed maximum annual and monthly charges are shown on the Policy Data Pages.  The maximum Base Variable Account Asset Charge is 0.90% (annual rate) regardless of the band assigned to the Policy.

Base Specified Amount Charge

We deduct a monthly Base Specified Amount Charge from the Policy's Cash Value to compensate us for sales, underwriting, distribution and issuance of the Policy.  The charge applicable to a particular Policy depends on the Total Specified Amount and the applicable band. The maximum guaranteed monthly Base Specified Amount Charge is $0.40 per $1,000 of Specified Amount.

The table below shows the current Base Specified Amount Charges.  The Base Specified Amount Charge will be deducted proportionally from a Policy's Sub-Account allocations and the fixed account.

Base Specified Amount Charges

Per Policy Charge Based on the Band Assigned to the Policy
Band 1 $100,000 - $249,999	Band 2 $250,000 - $499,999	Band 3 $500,000 - $999,999	Band 4 ≥ $1,000,000
$0.08 per $1,000 of Base Specified Amount	$0.07 per $1,000 of Base Specified Amount	$0.07 per $1,000 of Base Specified Amount	$0.07 per $1,000 of Base Specified Amount

A distinct Rider Specified Amount charge applies to the Supplemental Insurance Rider.  If the Policy Owner elects that Rider, the Total Specified Amount charges the Policy Owner pays will depend upon the allocation of Total Specified Amount between the base policy and the Supplemental Insurance Rider.  To determine Total Specified Amount charges, the Policy Owner must add the amount of the Base Specified Amount charge to the Rider Specified Amount charge.  Total charges are a weighted average of the amount of Base Specified Amount and Rider Specified Amount.  The end result is a charge blending.   For further explanation of this blending, including an example, see the "Charges Associated with the Supplemental Insurance Rider" sub-section of the "Policy Rider Charges" section below.

Administrative Charge

We deduct a monthly Administrative Charge from the Policy's Cash Value to reimburse us for the costs of maintaining the Policy, including accounting and recordkeeping.  Currently, the Administrative Charge is $5 per month per policy.  The maximum guaranteed Administrative Charge is $10 per month per Policy.

The Administrative Charge will be deducted proportionally from the Policy's Sub-Account allocations and the fixed account.

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Illustration Charge

Currently, we only assess an Illustration Charge for excessive requests for illustrations of In Force policies.  We consider excessive requests to be more than ten in any twelve month period.  This charge compensates us for the administrative costs of generating the illustration.  This charge will not exceed $25 per illustration requested.  Any Illustration Charge must be paid by check at the time of the illustration request.  The Illustration Charge will not be deducted from the Policy's Cash Value.

We reserve the right to begin charging the Illustration Charge for all requests for illustration of In Force policies in the future.  If we begin charging for all requests for illustration of In Force Policies, we will provide written notice at least thirty days in advance.

The Illustration Charge is not applicable to requests for illustration of prospective policies during the sales process.

Policy Rider Charges

We will assess any Rider charge by taking deductions from the Cash Value to compensate us for the services and benefits we provide, the costs and expenses we incur, and the risks we assume.  We may generate a profit from any of the Rider charges.  We begin to deduct monthly Rider charges from the Policy's Cash Value on the Policy Date or on the first monthly anniversary of the Policy Date after the Rider is effective.

Change of Insured Rider.  There is no charge associated with this Rider.

Charges Associated with the Supplemental Insurance Rider.  The Supplemental Insurance Rider charges listed below are different from the charges under the base policy.  These charges will be applied to coverage under the Supplemental Insurance Rider and are in addition to the charges the Policy Owner pays on coverage under the base policy.

•	Supplemental Insurance Rider Variable Account Asset Charge;

•	Supplemental Insurance Rider Specified Amount Charge; and

•	Supplemental Insurance Rider Cost of Insurance Charge.

When the Supplemental Insurance Rider is elected, the Rider’s charges are blended with the base Policy’s charges.  By blending we mean that the charge associated with base and Rider are multiplied by their respective percentage allocation and then added.  For example, if you allocate 80% to base coverage and 20% to Rider coverage to determine total charges the Policy Owner would multiple the base charge by 80%, independently multiply the Rider charge by 20% and then add the result of these two calculations to determine total charges.  An example of blending is provided in Appendix C of this prospectus.

If  the Policy Owner purchases this Rider and increases the Total Specified Amount (i.e., by the Rider Specified Amount attributable to the Supplemental Insurance Rider), then  the overall monthly charges associated with the Policy will increase, even if the Base Specified Amount is not changed.  If, however, the Policy Owner purchases the Rider and does not increase the Total Specified Amount and instead reduces the Base Specified Amount by an off-setting amount of Rider Specified Amount, then electing the Supplemental Insurance Rider will potentially reduce the overall monthly charges associated with the Policy.

Rider Variable Account Asset Charge.  The table below shows the current factors used to determine the Variable Account Asset Charges applicable to the Rider Specified Amount.

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Current Supplemental Insurance Rider Variable Account Asset Charges (shown as an annual rate)1
Policy Years	Per Policy Charge Based on the Band Assigned to the Policy (as a percentage of assets allocated to the Variable Account)
	Band 1 $100,000 - $249,999	Band 2 $250,000 - $499,999	Band 3 $500,000 - $999,999	Band 4 ≥ $1,000,000
1-10	0.50%	0.35%	0.30%	0.25%
11-20	0.30%	0.20%	0.15%	0.15%
21-30	0.20%	0.15%	0.15%	0.10%
31 and Beyond	0.10%	0.05%	0.05%	0.05%

1  To calculate the monthly deduction based on the annual rates listed above, use the following formula.

              Monthly Rate = (1+ Annual Rate) (Number of days in the Month / Number of days in the year) - 1

The maximum Rider Variable Account Asset Charge is 0.90% (annual rate).

We determine the Variable Account Asset Charge by multiplying a Policy's Cash Value allocated to the Variable Account by the weighted average (i.e., a blend that uses the relative proportions of the Base and Rider Specified Amounts) of the Variable Account Asset Charges for the Base Policy and the Supplemental Insurance Rider.  Currently, the Variable Account Asset Charge is no more than (and is guaranteed never to exceed) 0.076126% on a monthly basis (and ranges between 0.05% and 0.90% on an annual basis), of a Policy's net assets allocated to the Variable Account.  The guaranteed maximum annual and monthly charges applicable to a particular Policy are shown on the Policy Data Pages.

Rider Specified Amount Charge.  If the Policy Owner purchases the Supplemental Insurance Rider, we deduct a monthly Rider Specified Amount Charge from the Policy's Cash Value to compensate us for sales, underwriting, distribution, and issuance of the rider.  The charge applicable to a particular Policy depends on the Total Specified Amount and the allocation of the Total Specified Amount between Base Specified Amount and Rider Specified Amount. The charge is determined using a weighted average (i.e., a blend that uses the relative proportions of the Base and Rider Specified Amounts) of the base and rider charges.

The Rider Specified Amount Charge will be deducted proportionally from a Policy's Sub-Account allocations and the fixed account. The table below shows the current Rider Specified Amount Charges.

Rider Specified Amount Charges

Per Policy Charge Based on the Band Assigned to the Policy
Band 1 $100,000 - $249,999	Band 2 $250,000 - $499,999	Band 3 $500,000 – $999,999	Band 4 ≥ $1,000,000
$0.04 per $1,000 of Rider Specified Amount	$0.03 per $1,000 of Base Specified Amount	$0.03 per $1,000 of Base Specified Amount	$0.03 per $1,000 of Base Specified Amount

The maximum guaranteed monthly Supplemental Insurance Rider Specified Amount Charge is $0.40 per $1,000 of Specified Amount.

To determine total specified amount charges, the Policy Owner must add the amount of the Base Specified Amount charge to the Rider Specified Amount charge.  Total charges are a weighted average of the amount of Base Specified Amount and Rider Specified Amount the Policy Owner elected.  The end result is a charge blending.

Here is an example of how charges are blended if the Policy Owner elects Base Specified Amount and Rider Specified Amount.  For this example, assume the following:

Total Specified Amount = $19,650,000.

Base Specified Amount = 50% or $9,825,000.

Rider Specified Amount = 50% or $9,825,000.

The amount of first year Premium = $900,000.

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The charges are calculated using the following formula.

Where:

BA = Base Specified Amount Allocation (as a percentage)

BSAC = Base Specified Amount Charge

RA = Rider Specified Amount Allocation (as a percentage)

RSAC = Rider Specified Amount Charge

Total Per $1,000 Specified Amount Charge = [(BA x BSAC) + (RA x RSAC)] x [Total Specified Amount / $1,000]

Using this formula and the assumptions described above, here is how the calculation would work.

Total Specified Amount = $19,650,000

BA = 50%

BSAC = $0.065
RA = 50%
RSAC = $0.03

Total Per $1,000 Specified Amount Charge	= [(50% x $0.065) + (50% x $0.03)] x [$19,650,000 / $1,000]
= [($0.0325) + ($0.015)] x [19,650]
= [$0.0475] x [19650]
= $933.38 per month

Supplemental Insurance Rider Cost of Insurance Charge.  If the Policy Owner elects the Supplemental Insurance Rider, we deduct a monthly Supplemental Insurance Rider Cost of Insurance charge to compensate us for providing term life insurance on the Insured.  This charge is determined by multiplying the Rider’s cost of insurance rate by the Rider’s death benefit (described below).  We base the supplemental insurance cost of insurance rate on our expectations as to future experience for factors such as mortality, persistency, expenses, and taxes.  The supplemental insurance rider cost of insurance rate will vary by the Insured’s Attained Age, sex (if not unisex classified), tobacco use, Substandard Ratings, underwriting class, the applicable band, and the number of years from the Policy Date.  The Rider Cost of Insurance Charge may include a Flat Extra for certain Substandard Ratings.  For a detailed description of how Flat Extras operate, see the "Base Policy Cost of Insurance" subsection of the "Policy and Rider Charges" section of this prospectus.

The Supplemental Insurance Rider Cost of Insurance Charge will be deducted proportionally from a Policy's Sub-Account allocations and the fixed account.  Because we deduct the Rider charge from the Cash Value, purchase of this Rider could reduce the amount of the Death Benefit when the Death Benefit depends on Cash Value.

Death Benefit Calculations with the Supplemental Insurance Rider.  The death benefit option chosen for the base policy will also be the death benefit option for the Rider and calculation of the Death Benefit.  The current death benefit option in effect is shown on the Policy Data Page.  The Death Benefit is calculated as the greater of: (1) the Total Specified Amount; or (2) the Minimum Required Death Benefit (which will differ depending on whether the guideline premium/cash value corridor test or the cash value accumulation test is used).

After the Death Benefit is calculated, it is allocated between the Policy Owner elected amounts of base policy and this Rider.

1.	Base Policy Death Benefit – The amount of the Death Benefit we allocate to the base policy is calculated using the formula below.

Base Policy Death Benefit =                                                      CV  +   (Total NAAR)   x    (Base Specified Amount)
(Total Specified Amount)

Where:

CV = the Cash Value of the Policy
Total NAAR = the total Net Amount At Risk which is the Death Benefit minus the Cash Value

The formula above determines the portion of the Death Benefit applied to base by determining the ratio Base Specified Amount bears to Total Specified Amount.

2.
Supplemental Insurance Rider Death Benefit – The amount of the Death Benefit we allocate to the Supplemental Insurance Rider is calculated by taking the Death Benefit and subtracting the Base Policy Death Benefit (as calculated in item 1 above).

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In most instances, Policy charges end up being lower if the Policy Owner applies as much coverage as possible to the Rider.

Total Specified Amount remains the same unless the Policy Owner specifically requests an increase or decrease.  All increases or decreases are done proportionally based on a Policy's established allocation between Rider Specified Amount and Base Specified Amount.

If the Cash Value increases, the portion of the Death Benefit attributable to this Rider may, at times, be less than the Rider Specified Amount.   If the Cash Value decreases, the portion of the Death Benefit attributable to the base policy may, at times, be less than the Base Specified Amount.

Mutual Fund Operating Expenses

In addition to the charges listed above, there are also charges associated with the mutual funds in which the Sub-Accounts invest.  While the Policy Owner will not pay these charges directly, they will affect the value of the assets they have allocated to the Sub-Accounts because these charges are reflected in the underlying mutual fund prices that we subsequently use to value your Sub-Account units.  Please see the underlying mutual funds’ prospectuses for additional information about these charges.

Copies of any of the underlying mutual funds’ prospectuses available under the Policy may be requested FREE OF CHARGE.  Information on how to contact us is located on the front page of this prospectus.

A Note on Charges

During a Policy's early years, the expenses we incur in distributing and establishing the Policy exceed the deductions we take.  Nevertheless, we expect to make a profit over time because variable life insurance is intended to be a long-term financial investment.  Accordingly, we have designed the Policy with features and investment options that we believe support and encourage long-term ownership.

We make many assumptions and account for many economic and financial factors when we establish the Policy's fees and charges.  The following is a discussion of some of the factors that are relevant to the Policy's pricing structure.

Distribution, Promotional, and Sales Expenses.  Distribution, promotional and sales expenses include amounts we pay to broker-dealer firms as commissions, expense allowances and marketing allowances.  We refer to these expenses collectively as "total compensation." The maximum total compensation we pay to any broker-dealer firm in conjunction with policy sales is 37.00% of first year premiums and 17.00% of renewal premium after the first year.

We have the ability to customize the total compensation package of our broker-dealer firms.  We may vary the form of compensation paid or the amounts paid as commission, expense allowance or marketing allowance; however, the total compensation will not exceed the maximum (37.00% of first year premiums and 17.00% of renewal premium after the first year).  Commission may also be paid as an asset-based amount instead of a premium based amount.  If an asset-based commission is paid, it will not exceed 1.25% of the non-loaned cash value per year.

The actual amount and/or forms of total compensation we pay depend on factors such as the level of premiums we receive from respective broker-dealer firms and the scope of services they provide.  Some broker-dealer firms may not receive maximum total compensation.

Individual registered representatives typically receive a portion of the commissions/total compensation we pay, depending on their arrangement with their broker-dealer firm.  If you would like to know the exact compensation arrangement associated with this product, you should consult your registered representative.

Information on Underlying Mutual Fund Payments

Our Relationship with the Underlying Mutual Funds.  The underlying mutual funds incur expenses each time they sell, administer, or redeem their shares.  The separate account aggregates Policy Owner purchase, redemption, and transfer requests and submits net or aggregated purchase/redemption requests to each underlying mutual fund daily.  The separate account (and not the Policy Owners) is the underlying mutual fund shareholder.  When the separate account aggregates transactions, the underlying mutual fund does not incur the expense of processing individual transactions it would normally incur if it sold its shares directly to the public.  We incur these expenses instead.

We also incur the distribution costs of selling the Policy (as discussed above), which benefit the underlying mutual funds by providing Policy Owners with Sub-Account options that correspond to the underlying mutual funds.

An investment adviser or subadviser of an underlying mutual fund or its affiliates may provide us or our affiliates with wholesaling services that assist in the distribution of the Policy and may pay us or our affiliates to participate in educational and/or marketing activities.  These activities may provide the adviser or subadviser (or their affiliates) with increased exposure to persons involved in the distribution of the Policy.

Types of Payments We Receive.  In light of the above, the underlying mutual funds or their affiliates make certain payments to us or our affiliates.  The amount of these payments is typically based on a percentage of assets invested in the underlying

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mutual funds attributable to the policies and other variable policies we and our affiliates issue, but in some cases may involve a flat fee.  These payments may be used by us for any corporate purpose, which include reducing the prices of the policies, paying expenses that we or our affiliates incur in promoting, marketing, and administering the policies and the underlying mutual funds, and achieving a profit.

We or our affiliates receive the following types of payments:

•      Underlying mutual fund 12b-1 fees, which are deducted from underlying mutual fund assets;

•	Sub-transfer agent fees or fees pursuant to administrative service plans adopted by the underlying mutual fund, which may be deducted from underlying mutual fund assets; and

•
Payments by an underlying mutual fund’s adviser or subadviser (or its affiliates).  Such payments may be derived, in whole or in part, from the advisory fee, which is deducted from underlying mutual fund assets and is reflected in underlying mutual fund charges.

Furthermore, we benefit from assets invested in our affiliated underlying mutual funds (i.e., Nationwide Variable Insurance Trust) because our affiliates also receive compensation from the underlying mutual funds for investment advisory, administrative, transfer agency, distribution, and/or other services.  Thus, we may receive more revenue with respect to affiliated underlying mutual funds than unaffiliated underlying mutual funds.

We took into consideration the anticipated payments from the underlying mutual funds when we determined the charges imposed under the policies (apart from fees and expenses imposed by the underlying mutual funds).  Without these payments, we would have imposed higher charges under the Policy.

Amount of Payments We Receive.  For the year ended December 31, 2008, the underlying mutual fund payments we and our affiliates received from the underlying mutual funds did not exceed 0.55% (as a percentage of the average daily net assets invested in the underlying mutual funds) offered through the Policy or other variable policies that we and our affiliates issue.  Payments from investment advisers or subadvisers to participate in educational and/or marketing activities have not been taken into account in this percentage.

Most underlying mutual funds or their affiliates have agreed to make payments to us or our affiliates, although the applicable percentages may vary from underlying mutual fund to underlying mutual fund and some may not make any payments at all.  Because the amount of the actual payments we or our affiliates receive depends on the assets of the underlying mutual funds attributable to the Policy, we and our affiliates may receive higher payments from underlying mutual funds with lower percentages (but greater assets) than from underlying mutual funds that have higher percentages (but fewer assets).

For additional information related to the amount of payments Nationwide receives, go to www.nationwide.com.

Identification of Underlying Mutual Funds.  We may consider several criteria when identifying the underlying mutual funds, including some or all of the following:  investment objectives, investment process, investment performance, risk characteristics, investment capabilities, experience and resources, investment consistency, and fund expenses.  Another factor we consider during the identification process is whether the underlying mutual fund’s adviser or subadviser is one of our affiliates or whether the underlying mutual fund, its adviser, its subadviser(s), or an affiliate will make payments to us or our affiliates.

There may be underlying mutual funds with lower fees, as well as other variable policies that offer underlying mutual funds with lower fees.  You should consider all of the fees and charges of the Policy in relation to its features and benefits when making your decision to invest.  Please note that higher policy and underlying mutual fund fees and charges have a direct effect on your investment performance.

Policy Loans

After the expiration of the free-look period and while the Policy is In Force, you may take a loan against the Policy's Cash Value.  Loan requests must be submitted in writing to our Home Office.  You may increase your risk of Lapse if you take a policy loan.  There also may be adverse tax consequences.  You should obtain competent tax advice before you decide to take a policy loan.

Loan Amount and Interest Charged

While the Policy is In Force, you may request a policy loan provided that, at the time of the loan request, the loan amount plus the Policy Loan Account does not exceed 90% of the Cash Value.  Any applicable Enhancement Benefit is not available to be taken as a policy loan.  The minimum loan amount is $500.

The interest rate on the amount of outstanding Indebtedness will always be a rate between 2.10% and 3.50% per annum.  The maximum guaranteed rate is 3.50% per annum. Policy loan interest charge may provide revenue for risk charges and profit.  The current effective annual interest rate charged on the outstanding balance of your loan is 2.80% for policy years 1 through 15, 2.55% for policy years 16 through 30, and 2.10% thereafter.

The interest will accrue daily and is payable at the end of each policy year, or at the time of a new loan, a loan repayment, the

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Insured’s Death, a policy lapse, or a full surrender.  If the interest is not paid when due, we will add it to the outstanding loan amount by transferring a corresponding amount of Cash Value from each Sub-Account to the Policy Loan Account in the same proportion as your Sub-Account allocations.

Collateral and Interest Earned

As collateral for the policy loan, we will transfer Cash Value equal to the policy loan amount to the Policy Loan Account.  Amounts transferred from the Sub-Accounts will be in the same proportion as your Sub-Account allocations, unless you instruct otherwise.  We will only transfer amounts from the fixed account if the loan amount exceeds 90% of the Cash Value allocated to the Sub-Accounts.

Amounts in the Policy Loan Account will accrue and be credited daily interest at a rate not less than the stated interest crediting rate shown on your Policy Data Page.

Net Effect of Policy Loans

We will charge interest on the outstanding policy loan amount and credit interest to the Policy Loan Account at the same time.  In effect, the policy loan interest rate is netted against the interest crediting rate, and this is the amount that you are "charged" for taking the policy loan.  The Policy Loan Interest Charged is reflected in the Periodic Charges Other Than Mutual fund Operating Expenses table in the "In Summary: Fee Tables" section of this prospectus.

The amount transferred to the Policy Loan Account will neither be affected by the Investment Experience of the Sub-Accounts, nor will it be credited with the same interest rates credited to fixed account allocations.  Even if it is repaid, a policy loan will affect the Policy, the Policy Loan Account, the Cash Surrender Value and the Death Benefit.  If your total Indebtedness ever exceeds the Policy's Cash Value, your Policy may Lapse.

Repayment

You may repay all or part of a policy loan at any time while the Policy is In Force.  The minimum repayment amount is $25.  We will apply all loan repayments to the Sub-Accounts according to the allocation instructions in effect at the time the payment is received, unless you indicate otherwise.  While your policy loan is outstanding, we will treat any payments that you make as Premium payments, unless you request that they be applied as policy loan repayments.  Repaying a policy loan will cause the Cash Surrender Value to increase accordingly.

Lapse

The Policy is at risk of Lapsing when the Cash Surrender Value is insufficient to cover the monthly policy charges.  Before any Policy Lapses, there is a Grace Period during which you can take action to prevent the Lapse.  Subject to certain conditions, you may reinstate a Policy that has Lapsed.

Grace Period

At the beginning of a Grace Period, we will send you a notice that will indicate the amount of Premium you must pay to avoid Lapsing the Policy.  This amount is equal to at least four times the current month’s policy charges.  If you do not pay the indicated amount within sixty-one days, the Policy and all Riders will Lapse.

The Grace Period will not alter the operation of the Policy or the payment of the Proceeds.

Reinstatement

You may reinstate a Lapsed Policy by:

•	submitting, at any time within three year after the end of the Grace Period and before the Maturity Date, a written request to reinstate the Policy;

•	providing any evidence of insurability that we may require;

•	paying sufficient Premium to keep the Policy In Force for three months from the date of reinstatement;

•	paying sufficient Premium to cover all policy charges that were due and unpaid during the Grace Period; and

•	repaying or reinstating any Indebtedness that existed at the end of the Grace Period.

Subject to satisfactory evidence of insurability at the same rates, you may also reinstate the Supplemental Insurance Rider.

The effective date of a reinstated Policy (including any Riders) will be the monthly anniversary of the Policy Date on or next following the date we approve the application for reinstatement.  If the Policy is reinstated, the Cash Value on the date of reinstatement will be set equal to the Cash Value at the end of the Grace Period.  We will then add to the Cash Value any Premiums or loan repayments that you made to reinstate the Policy.

The Sub-Account allocations that were in effect at the start of the Grace Period will be reinstated, unless you indicate otherwise.

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Surrenders

Full Surrender

You may entirely surrender the Policy for the Cash Surrender Value at any time while the Insured is alive and the Policy is In Force.  A surrender will be effective as of the date we receive your written surrender request on a form acceptable to us at our Home Office.  We may also require you to return the Policy.  We reserve the right to postpone payment of that portion of the Cash Surrender Value attributable to the fixed account for up to six months.  The Cash Surrender Value will be paid to you in a lump sum, unless you elect to leave the Proceeds on deposit with us (or an affiliate).   No Enhancement Benefit will be applied to a Policy that is surrendered pursuant to Section 1035 of the Code.

Partial Surrender

You may request, in writing to our Home Office, a partial surrender of the Policy’s Cash Surrender Value at any time after the Policy has been In Force for one year.  We may require that you send the Policy to us for endorsement.

We reserve the right to limit the number of partial surrenders to one per policy year.  The minimum amount of any partial surrender request is $500; the maximum amount of a partial surrender is the Cash Value less the greater of $500 or the amount equal to three months of policy charges.  Any applicable Enhancement Benefit is not available to be taken as a partial surrender.  Monthly policy charges are calculated for each month, beginning on the Policy Date, as follows:

1. Base Variable Account Asset Charge; plus

2. Administrative Charges; plus

3. Base Specified Amount Charge; plus

4. the monthly cost of any additional benefits provided by any Riders; plus

5. the Base Policy Cost of Insurance.

A partial surrender cannot cause the Total Specified Amount to be reduced below the minimum Total Specified Amount indicated on the Policy Data Page, and after any partial surrender, the Policy must continue to qualify as life insurance under Section 7702 of the Code.  Partial surrenders may be subject to income tax penalties.  They could also cause your Policy to become a "modified endowment contract" under the Code, which could change the income tax treatment of any distribution from the Policy.  We reserve the right to postpone payment of that portion of the partial surrender attributable to the fixed account for up to six months.

If you take a partial surrender, we will surrender Accumulation Units from the Sub-Accounts proportionally based on the current assets allocated to each Sub-Account to equal the amount of the partial surrender.  If there are insufficient Accumulation Units available, we will surrender amounts from the fixed account.

Reduction of the Total Specified Amount due to a Partial Surrender.  When you take a partial surrender, we reduce the Total Specified Amount to prevent an increase in the Net Amount At Risk, unless your partial surrender is a preferred partial surrender.  Preferred partial surrenders and how they are applied to a reduction in Total Specified Amount are described in more detail below.  Reduction of Total Specified Amount is proportional between elected Base Specified Amount and Rider Specified Amount.

The Policy’s charges going forward will be based on the new Total Specified Amount.  Any reduction of the Total Specified Amount will be made in the following order: against the most recent increase in the Total Specified Amount, then against the next most recent increases in the Total Specified Amount in succession, and finally, against the initial Total Specified Amount.

We do not reduce the Total Specified Amount on any portion of the total partial surrender that is a preferred partial surrender.  For preferred partial surrenders, we reduce the Total Specified Amount by an amount that is no more than the difference between the total partial surrender and any portion that is a preferred partial surrender.  A preferred partial surrender is a partial surrender that:

•	occurs before the 15th anniversary of the Policy Date; and

•	when added to any prior preferred policy surrenders taken in same policy year, does not exceed 10% of the Cash Surrender Value as of the beginning of that policy year.

A partial surrender will be processed within seven days of the date we receive your written partial surrender request on a form acceptable to us at our Home Office.  We reserve the right to delay payment of the Cash Surrender Value arising from the fixed account for six months.  Generally, if the Policy has a Cash Surrender Value in excess of the Premiums you have paid, the excess upon surrender will be included in your income for federal income tax purposes.

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The Death Benefit

Calculation of the Death Benefit

We will calculate the Death Benefit and pay it to the Beneficiary when we receive (at our Home Office) all information required to process the Death Benefit, including, but not limited to, proof that the Insured has died.  The Death Benefit may be subject to an adjustment if you make an error or misstatement upon application, or if the Insured dies by suicide.  The Death Benefit will be paid to the Beneficiary in a lump sum, unless the Beneficiary elects to leave the Death Benefit on deposit with us (or an affiliate).

While the Policy is In Force, the Death Benefit attributable to the base policy will never be less than the Base Specified Amount associated with the base policy.  The Death Benefit will depend on which Death Benefit option you have chosen, any coverage elected under the Supplemental Insurance Rider, and the tax test you have elected, as discussed in greater detail below.  Also, the Death Benefit may vary with the Cash Value of the Policy, which is affected by Investment Experience, outstanding Indebtedness, and any due and unpaid policy charges that accrued during a Grace Period.

Death Benefit Options

There are three Death Benefit options under the Policy.  You may choose one.  If you do not choose one of the following Death Benefit options, we will assume that you intended to choose Death Benefit Option 1.  Not all Death Benefit options are available in all states.

Death Benefit Option 1.  The Death Benefit will be the greater of:

•	the Total Specified Amount as of the date of the Insured’s death, or

•	the applicable percentage, as specified in the Policy Data Pages, of the Enhanced Cash Value as of the date of the Insured’s death.

Death Benefit Option 2.  The Death Benefit will be the greater of:

•	the Total Specified Amount plus the Cash Value as of the date of the Insured’s death, or

•	the applicable percentage, as specified in the Policy Data Pages, of the Enhanced Cash Value as of the date of the Insured’s death.

Death Benefit Option 3.  The Death Benefit will be the greater of:

•	(a) plus (b), where:

(a) = the Total Specified Amount as of the date of the Insured’s death; and

(b) = the greater of zero or the lesser of (i) and (ii), where

(i) = the Death Benefit Option 3 maximum increase shown on the Policy Data Page; and

(ii) = the accumulated premium amount.  The accumulated premium amount equals all Premium payments as of the date of the Insured’s death accumulated at the Death Benefit Option 3 interest rate shown on the Policy Data Page, less the total of all partial surrenders taken from the Policy as of the date of the Insured’s death accumulated at the Death Benefit Option 3 interest rate shown on the Policy Data Page; or

•	the applicable percentage, as specified in the Policy Data Pages, of the Enhanced Cash Value as of the date of the Insured’s death.

Maximum Death Benefit

We reserve the right to limit the Death Benefit to the Maximum Death Benefit shown on the Policy Data Page.  Currently, for Option 1 and Option 2, the Maximum Death Benefit is equal to the sum of the Cash Value and the lesser of (i) 200% of the Total Specified Amount on the Policy Date and (ii) $8,000,000.  For Option 3, the maximum Death Benefit is equal to the lesser of (i) 200% of the Specified Amount plus the lesser of (a) the Option 3 maximum increase and (b) the accumulated premium amount; and (ii) the sum of the Cash Value and $8,000,000.  We may increase the Maximum Death Benefit in our sole discretion.

For each Valuation Period and upon the death of the Insured, we will determine whether the Policy’s Cash Value would cause the Death Benefit to be greater than the Maximum Death Benefit.  If the Death Benefit would exceed the Maximum Death Benefit, and we choose to exercise our limitation right, we will surrender an amount from the Policy to lower the Cash Value.  The partial surrender will be for the amount necessary to lower the Cash Value to a level that would result in the Death Benefit not exceeding the sum of the Cash Value and the lesser of (i) 180% of the Total Specified Amount on the Policy Date and (ii) $7,200,000.  The forced partial surrender will reduce the Cash Value and Total Specified Amount below the Maximum Death Benefit.  We do this to avoid constant and small forced partial surrenders.   If you have elected the

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Supplemental Insurance Rider, the Rider Specified Amount and the Base Specified Amount will be proportionally reduced.  A forced partial surrender of this nature will ultimately reduce total policy charges because of the decreased Total Specified Amount (decreased coverage results in lower charges).

There is no action you can take to prevent a forced partial surrender.  In addition, there may be adverse tax consequences on a forced partial surrender.  We will provide you notice of any forced partial surrender.  A forced partial surrender has the same impact as a requested partial surrender which means your Total Specified Amount will be reduced proportionally between any elected Base Specified Amount and Rider Specified Amount and will result in a corresponding decrease in charges.

If Death Benefit Option 3 is applicable and the accumulated premium amount is greater than the Cash Value, we reserve the right to reduce the amount previously credited to the accumulated premium amount to an amount equal to 90% of the Cash Value immediately before the distribution.  For example, if at the time of the pre-death distribution, your Cash Value is $100 and your accumulated premium amount is $102, we would reduce your accumulated premium amount by $12 to $90 (i.e., 90% of the Cash Value). The accumulated premium amount will not become less than zero because of a pre-death distribution.  The partial surrender will be deducted proportionally from your Sub-Account allocations and the fixed account.  The partial surrender amount will be paid to the Policy Owner via check and will be accompanied by a confirmation statement.

Partial surrenders may result in adverse tax consequences that are the sole responsibility of the Policy Owner.

The Maximum Death Benefit may, under certain circumstances, curtail the flexibility that the Policy affords you.  For example, the Policy's Cash Value may increase at a rate that outpaces the ratio of Cash Value to life insurance permitted under the Internal Revenue Code.  In some instances, you and we may address this situation by increasing the Total Specified Amount of insurance so that the Policy's ratio of Cash Value to life insurance is readjusted to comply with the Code definition.  If, however, an increase in the Specified Amount would cause the Death Benefit to exceed the Maximum Death Benefit, then this method of achieving compliance with the Code definition of life insurance may not be available.

We will notify you that a pre-death distribution and/or a reduction in the accumulated premium amount has been generated.  We will send this notice no later than thirty days after we become aware that the maximum Death Benefit has been exceeded.  Taxes arising from the pre-death distribution, if any, are your responsibility.  We urge you to confer with your tax adviser regarding tax implications of receiving a pre-death distribution prior to the purchase of this Policy.

If the Death Benefit would exceed the Maximum Death Benefit, and we choose not to exercise our limitation right, we will increase the Maximum Death Benefit amount by endorsing the Policy or reissuing the Policy Data Page.

Changes in the Death Benefit Option

After the first policy year, you may elect to change the Death Benefit option from either Death Benefit Option 1 to Death Benefit Option 2, or from Death Benefit Option 2 to Death Benefit Option 1.  You may not change to Death Benefit Option 3.  However, you may change from Death Benefit Option 3 to Death Benefit Option 1 or Death Benefit Option 2.  We will permit only one change of Death Benefit option per policy year.  The effective date of a change will be the monthly anniversary of the Policy Date following the date we approve the change.

For any change in the Death Benefit option to become effective, the Cash Surrender Value after the change must be sufficient to keep the Policy In Force for at least three months.

Upon effecting a change from Option 1 to Option 2, we will reduce the Total Specified Amount so that the Net Amount At Risk remains the same.  Also, upon effecting a change from Option 3 to Option 2, we will adjust the Total Specified Amount so that the Net Amount at Risk remains the same.

However, upon effecting a change from Option 2 to Option 1, the Total Specified Amount will remain unchanged, resulting in a reduction of the Net Amount At Risk.

We will refuse a Death Benefit option change that would reduce the Total Specified Amount to a level where the Premium you have already paid would exceed any premium limit under the tax tests for life insurance.

Where the Policy Owner has selected the guideline premium/cash value corridor test, a change in Death Benefit option will not be permitted if it results in the total Premiums paid exceeding the maximum premium limitations under Section 7702 of the Code.

Incontestability

Except for material misrepresentations, we will not contest payment of the Death Benefit based on the initial Total Specified Amount, if applicable, after the Policy has been In Force during the Insured's lifetime for two years from the Policy Date.

For any change in Total Specified Amount requiring evidence of insurability, we will not contest payment of the Death Benefit based on such increase after it has been In Force during the Insured's lifetime for two years from its effective date.

We will not contest the reinstatement of the Policy after the reinstated Policy has been In Force during the Insured’s lifetime for two years from the effective date of the reinstatement.  We will not contest the Policy after a change in the Insured

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(pursuant to election of the Change of Insured Rider) after it has been In Force during the new Insured’s lifetime for two years from the Change Date.

Suicide

If the Insured dies by suicide, while sane or insane, within two years from the Policy Date or the reinstatement date, we will pay no more than the sum of the Premiums paid, less any Indebtedness, and less any partial surrenders.  If such Insured’s Policy had a Supplemental Insurance Rider, we will return the charges deducted for such Rider, but not pay the death benefit.

If the Insured dies by suicide, while sane or insane, within two years from the date we accept an application for an increase in the Total Specified Amount, we will pay no more than the Death Benefit associated with insurance that has been In Force for at least two years from the Policy Date, plus the Cost of Insurance Charges associated with any increase in Total Specified Amount that has been In Force for a shorter period.

If the Insured dies by suicide, while sane or insane, within two years from the effective date of a change of Insured (pursuant to the terms of the Change of Insured Rider, if elected), we will pay no more than the Cash Value as of the Change Date, plus any Premium paid since such date, less any Indebtedness, and less any partial surrenders.

If the Policy was issued pursuant to an exchange under Section 1035 of the Code, and the Insured dies by suicide within two years of the Policy Date, we will pay a Death Benefit equal to the lesser of: (a) the amount of insurance under the exchanged Policy as of the Policy Date; or (b) the Total Specified Amount of this Policy.  This provision only applies if the Policy Owner is also the Beneficiary, and if the exchanged Policy was originally issued more than two years prior to the Policy Date of this Policy.  If the Policy Owner and Beneficiary are not the same, the amount of insurance received will be the amount of insurance under the exchanged (predecessor) Policy as of the Policy Date.

Policy Maturity

If the Policy is In Force on the Maturity Date, the Policy will automatically be extended to the Insured's date of death, unless you elect otherwise.  Refer to the "Extending Coverage Beyond the Maturity Date" section below for additional information.

If you elect not to extend the Policy beyond the Maturity Date and the Policy is In Force, we will pay the Maturity Proceeds to you, generally, within seven days after we receive your written request at our Home Office.  Payment of Proceeds will be postponed, however, when: the New York Stock Exchange is closed; the SEC restricts trading or declares an emergency; the SEC permits us to defer it for the protection of our Policy Owners; or the Proceeds are to be paid from the fixed account.  The Maturity Proceeds will equal the Policy's Cash Value minus any Indebtedness and will be paid directly to you in a lump sum, unless you elect to leave the Proceeds on deposit with us (or an affiliate) in an interest-bearing account.  After we pay the Proceeds, the Policy is terminated.

The primary purpose of Maturity Date extension is to continue the life insurance coverage, and avoid current income taxes on any earnings in excess of your cost basis if the maturity Proceeds are taken.  See, "Surrendering the Policy; Maturity," in the "Taxes" section of this prospectus for additional information.

Assuming you have no outstanding loans on the Maturity Date and no partial surrenders or loans are taken after the Maturity Date, the Proceeds after the Maturity Date will equal or exceed the Proceeds at maturity.  However, because the loan interest rate charged may be greater than loan interest credited, if you have an outstanding loan on or after the Maturity Date, Proceeds after the Maturity Date may be less than the Proceeds at maturity.

Extending Coverage Beyond the Maturity Date

After the Maturity Date, the Policy will operate the same as it did prior to the Maturity Date, except as follows:

(1)	no changes to the Total Specified Amount will be allowed;

(2)	the Proceeds will equal the Cash Value;

(3)	Death Benefit Options 2 and 3 will be changed to a revised Death Benefit 1 where the death benefit equals the Cash Value only;

100% of the Policy's Cash Value will be transferred to the fixed account;

(4)	no additional Premium payments will be allowed; and

(5)	no additional periodic charges will be deducted.

Payment of Policy Proceeds

We will pay Proceeds within thirty days after we receive your written request in good order at our Home Office, unless you elect to leave the Proceeds on deposit with us (or an affiliate) in an interest-bearing account.

We may make two lump sum payments of the Proceeds.  The first lump sum will be the portion of the Cash Surrender Value in the separate account attributable to Proceeds and will be paid within seven days of the date we receive your written request in good order

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at our Home Office.  We may delay payment of the first lump sum in cases where the SEC permits us by emergency order to do so.  Any remaining Proceeds will be paid by us in a second lump sum within thirty days after we receive your written request in good order at our Home Office.  We reserve the right to delay payment of any portion of the Cash Surrender Value attributable to the fixed account for up to six months, or as permitted under state law.

Taxes

The tax treatment of life insurance policies under the Code is complex and the tax treatment of your Policy will depend on your particular circumstances.   Seek competent tax advice regarding the tax treatment of the Policy given your situation.  The following discussion provides an overview of the Code’s provisions relating to certain common life insurance policy transactions.  It is not and cannot be comprehensive, and it cannot replace personalized advice provided by a competent tax professional.

Types of Taxes

Federal Income Tax.  Generally, the United States assesses a tax on income, which is broadly defined to include all items of income from whatever source, unless specifically excluded.  Certain expenditures can reduce income for tax purposes and correspondingly the amount of tax payable.  These expenditures are called deductions.  While there are many more income tax concepts under the Code, the concepts of "income" and "deduction" are the most fundamental to the federal income tax treatment that pertains to this Policy.

Federal Transfer Tax.  In addition to the income tax, the United States also assesses a tax on some or all of the value of certain transfers of wealth made by gift while a person is living (the federal gift tax), and by bequest or otherwise at the time of a person’s death (the federal estate tax).

The federal gift tax is imposed on the value of the property (including cash) transferred by gift.  Each donor is allowed to exclude an amount (in 2009, up to $13,000 per recipient) from the value of present interest gifts.  In addition, each donor is allowed a credit against the tax on the first million dollars in lifetime gifts (calculated after taking into account the $13,000 exclusion amount).  An unlimited marital deduction may be available for certain lifetime gifts made by the donor to the donor's spouse.  Unlike the estate tax, the gift tax is not scheduled to be repealed.

In general, in 2009, an estate of less than $3,500,000 (inclusive of certain pre-death gifts) will not incur a federal estate tax liability.  The federal estate tax (but not the federal gift tax) is scheduled to be repealed effective after 2009; however, unless Congress acts to make that repeal permanent, the estate tax is scheduled to be reinstated with respect to decedents who die after December 31, 2010.  If the estate tax is reinstated and Congress has not acted further, the size of estates that will not incur an estate tax will revert to $1 million.

An unlimited marital deduction may be available for federal estate tax purposes for certain amounts that pass to the surviving spouse.

If the transfer is made to someone two or more generations younger than the transferor, the transfer may be subject to the federal generation-skipping transfer tax ("GSTT").  The GSTT provisions generally apply to the same transfers that are subject to estate or gift taxes.  The tax is imposed at a flat rate equal to the maximum estate tax rate (for 2009, 45%), and there is a provision for an exemption (for 2009, $3.5 million).  The GSTT tax is scheduled to be repealed effective after 2009; however, unless Congress acts to make that repeal permanent, the GSTT tax is scheduled to be reinstated on January 1, 2011 at a rate of 55%.

State and Local Taxes.  State and local estate, inheritance, income and other tax consequences of ownership or receipt of Policy Proceeds depend on the circumstances of each Policy Owner or beneficiary.  While these taxes may or may not be substantial in your case, state by state differences of these taxes preclude a useful description of them in this prospectus.

Buying the Policy

Federal Income Tax.  Generally, the Code treats life insurance Premiums as a personal expense.  This means that under the general rule you cannot deduct from your taxable income the Premiums paid to purchase the Policy.

Federal Transfer Tax.  Generally, the Code treats the payment of Premiums on a life insurance policy as a gift when the Premium payment benefits someone else (such as when premium payments are paid by someone other than the Policy Owner).  Gifts are not generally included in the recipient’s taxable income.  If you (whether or not you are the Insured) transfer ownership of the Policy to another person, the transfer may be subject to a federal gift tax.

Investment Gain in the Policy

The income tax treatment of changes in the Policy’s Cash Value depends on whether the Policy is "life insurance" under the Code.  If the Policy meets the definition of life insurance, then the increase in the Policy’s Cash Value is not included in your taxable income for federal income tax purposes unless it is distributed to you before the death of the Insured.

To qualify as life insurance, the Policy must meet certain tests set out in Section 7702 of the Code.  We will monitor the Policy’s compliance with Code Section 7702, and take whatever steps are necessary to stay in compliance with this Section.

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Diversification.  In addition to meeting the tests required under Section 7702, Section 817(h) of the Code requires that the investments of the separate account be adequately diversified.  Regulations under Code Section 817(h) provide that a variable life policy that fails to satisfy the diversification standards will not be treated as life insurance unless such failure was inadvertent, is corrected, and the Policy Owner or the issuer pays an amount to the IRS.  If the failure to diversify is not corrected, the income and gain in the Policy would be treated as taxable ordinary income for federal income tax purposes.

We will also monitor compliance with Code Section 817(h) and the regulations applicable to Section 817(h) and, to the extent necessary, will change the objectives or assets of underlying investment options to remain in compliance.  Thus, the Policy should receive federal income tax treatment as life insurance.

Representatives of the IRS have informally suggested, from time to time, that the number of underlying mutual funds available or the number of transfer opportunities available under a variable product may be relevant in determining whether the product qualifies for the desired tax treatment.  In 2003, the IRS issued formal guidance, in Revenue Ruling 2003-91, that indicates that if the number of underlying mutual funds available in a variable insurance product does not exceed 20, the number of funds alone would not cause the Policy to not qualify for the desired tax treatment.  The IRS has also indicated that exceeding 20 investment options may be considered a factor, along with other factors including the number of transfer opportunities available under the Policy, when determining whether the Policy qualifies for the desired tax treatment.  The revenue ruling did not indicate the number of fund options, if any, that would cause the Policy to not provide the desired tax treatment.  Should the U.S. Secretary of the Treasury issue additional rules or regulations limiting: the number of underlying mutual funds, transfers between underlying mutual funds, exchanges of underlying mutual funds or changes in the investment objectives of underlying mutual funds such that the Policy would no longer qualify as life insurance under Section 7702 of the Code, we will take whatever steps are available to remain in compliance.

Periodic Withdrawals, Non-Periodic Withdrawals, and Loans

The tax treatment described in this section applies to withdrawals and loans you choose to take from the Policy.  It also applies to Premiums we accept but then return to meet the Code's definition of life insurance, and amounts used to pay the Premium on any rider to the Policy.

The income tax treatment of distributions of cash from the Policy depends on whether the Policy is also a "modified endowment contract" under the Code. Generally, the income tax consequences of owning a life insurance policy that is not a modified endowment contract are more advantageous than the tax consequences of owning a life insurance policy that is a modified endowment contract.

The policies offered by this prospectus may or may not be issued as modified endowment contracts.  If a Policy is issued as a modified endowment contract, it will always be a modified endowment contract; a Policy that is not issued as a modified endowment contract can become a modified endowment contract due to subsequent transactions with respect to the Policy, such as payment of additional Premiums.  If the Policy is not issued as a modified endowment contract, we will monitor it and advise you if the payment of a Premium, or other transaction, may cause the Policy to become a modified endowment contract.

When the Policy is Life Insurance that is a Modified Endowment Contract.  Section 7702A of the Code defines modified endowment contracts as those life insurance policies issued or materially changed on or after June 21, 1988 on which the total Premiums paid during the first seven years exceed the amount that would have been paid if the Policy provided for paid up benefits after seven level annual Premiums.  Under certain conditions, a Policy may become a modified endowment contract, or may become subject to a new 7 year testing period as a result of a "material change" or a "reduction in benefits" as defined by Section 7702A(c) of the Code.

All modified endowment contracts issued to the same Policy Owner by the same company during a single calendar year are required to be aggregated and treated as a single Policy for purposes of determining the amount that is includible in income when a distribution occurs.

The Code provides special rules for the taxation of surrenders, partial surrenders, loans, collateral assignments and other pre-death distributions from modified endowment contracts.  Under these special rules, such transactions are taxable to the extent that at the time of the transaction the Cash Value of the Policy exceeds the investment in the Policy (generally, the Premiums paid for the Policy).  In addition, a 10% tax penalty generally applies to the taxable portion of such distributions unless the Policy Owner is over age 59½ or disabled, or the distribution is part of a series of substantially equal periodic payments as defined in the Code.

When the Policy is Life Insurance that is NOT a Modified Endowment Contract.  If the Policy is not issued as a modified endowment contract, we will monitor Premiums paid and will notify the Policy Owner when the Policy is in jeopardy of becoming a modified endowment contract.

Distributions from life insurance policies that are not modified endowment contracts generally are treated as being from the investment in the Policy (generally, the Premiums paid for the Policy), and then from the income in the Policy.  Because Premium payments are generally nondeductible, distributions not in excess of investment in the Policy are generally not includible in income; instead, they reduce the Policy Owner’s investment in the Policy.

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However, if a Policy is not a modified endowment contract, a cash distribution during the first 15 years after a Policy is issued that causes a reduction in Death Benefits may still become fully or partially taxable to the Policy Owner pursuant to Section 7702(f)(7) of the Code.  You should carefully consider this potential tax ramification and seek further information before requesting any changes in the terms of the Policy.

In addition, a loan from a life insurance policy that is not a modified endowment contract is not taxable when made, although it can be treated as a distribution if it is forgiven during the Policy Owner’s lifetime.  Distributions from policies that are not modified endowment contracts are not subject to the 10% early distribution penalty tax.

Surrendering the Policy; Maturity

A full surrender, cancellation of the Policy by Lapse, or the maturity of the Policy on its Maturity Date may have adverse tax consequences.  If the amount you receive (or the amount you are deemed to receive) plus total policy Indebtedness exceeds the investment in the Policy (generally, the Premiums paid into the Policy), then the excess generally will be treated as taxable ordinary income, regardless of whether or not the Policy is a modified endowment contract.  In certain circumstances, for example when the Policy Indebtedness is very large, the amount of tax could exceed the amount distributed to you at surrender.

The purpose of the Maturity Date extension feature is to permit the policy to continue to be treated as life insurance for tax purposes.  If you elect not to extend the Maturity Date, the Policy will terminate and the Cash Value will be distributed to the Policy Owner with potential adverse tax consequences.  Although we believe that the extension provision will cause the policy to continue to be treated as life insurance after the initially scheduled Maturity Date, that result is not certain due to a lack of specificity in the guidance on the issue.  You should consult with your qualified tax advisor regarding the possible adverse tax consequences that could result from an extension of the scheduled Maturity Date.

Withholding

Distributions of income from a life insurance policy, including a life insurance policy that is a modified endowment contract, are subject to federal income tax withholding.  Generally, the recipient may elect not to have the withholding taken from the distribution.  We will withhold income tax unless you advise us, in writing, of your request not to withhold.  If you request that taxes not be withheld, or if the taxes withheld are insufficient, you may be liable for payment of an estimated tax.

A distribution of income from a life insurance policy may be subject to mandatory back-up withholding.  Mandatory backup withholding means that we are required to withhold taxes on a distribution, at the rate established by Section 3406 of the Code, and the recipient cannot elect to receive the entire distribution at once.  Mandatory backup withholding may arise if we have not been provided a taxpayer identification number, or if the IRS notifies us that back-up withholding is required.

In certain employer-sponsored life insurance arrangements, participants may be required to report for income tax purposes, one or more of the following:

•	the value each year of the life insurance protection provided;

•	an amount equal to any employer-paid Premiums; or

•	some or all of the amount by which the current value exceeds the employer’s interest in the Policy; or

•	interest that is deemed to have been forgiven on a loan that we deemed to have been made by the employer.

Participants in an employer-sponsored plan relating to this Policy should consult with the sponsor or the administrator of the plan, and/or with their personal tax or legal adviser, to determine the tax consequences, if any, of their employer-sponsored life insurance arrangements.

Exchanging the Policy for Another Life Insurance Policy

Generally, you will pay taxes on amounts that you receive in excess of your Premium payments when you completely surrender the Policy.  If, however, you exchange the Policy for another life insurance policy, modified endowment contract, or annuity contract, you will not be taxed on the excess amount if the exchange meets the requirements of Code Section 1035.  To meet Section 1035 requirements, the Insured named in the Policy must be the Insured for the new policy or contract and the new policy.  Generally, the new policy or contract will be treated as having the same issue date and tax basis as the old policy or contract.

If the Policy or contract is subject to a Policy Indebtedness that is discharged as part of the exchange transaction, the discharge of the Indebtedness may be taxable.  Policy Owners should consult with their personal tax or legal advisors in structuring any policy exchange transaction.

Taxation of Death Benefits

Federal Income Tax.  The Death Benefit is generally excludable from the beneficiary's gross income under Section 101 of the Code.  However, if the Policy had been transferred to a new Policy Owner for valuable consideration (e.g. through a sale of a contract), a portion of the Death Benefit may be includable in the beneficiary’s gross income when it is paid.

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The payout option selected by the beneficiary may affect how the payments received by the beneficiary are taxed.  Under the various payout options, the amount payable to the beneficiary may include earnings on the Death Benefit, which will be taxable as ordinary income.  For example, if the beneficiary elects to receive interest only, then the entire amount of the interest payment will be taxable to the beneficiary; if a periodic payment (whether for a fixed period or for life) is selected, then a portion of each payment will be taxable interest income, and a portion will be treated as the nontaxable payment of the Death Benefit.  Beneficiaries should consult with their tax advisors to determine the tax consequences of electing a payout option, based on their individual circumstances.

Special federal income tax considerations for life insurance policies owned by employers.   In 2006, President Bush signed the Pension Protection Act of 2006, which contains new Code Sections 101(j) and 6039I, which affect the tax treatment of life insurance policies owned by the employer of the Insured.  These provisions are generally effective for life insurance policies issued after August 17, 2006.  If a life insurance policy was issued on or before August 17, 2006, but materially modified after that date, it will be treated as having been issued after that date for purposes of section 101(j).  Policies issued after August 17, 2006 pursuant to a Section 1035 exchange generally are excluded from the operation of these new provisions, provided that the policy received in the exchange does not have a material increase in death benefit or other material change with respect to the old policy.

New Section 101(j) provides the general rule that, with respect to an employer-owned life insurance policy, the amount of death benefit payable directly or indirectly to the employer that may be excluded from income cannot exceed the sum of Premiums and other payments paid by the policyholder for the Policy.  Consequently, under this general rule, the entire death benefit, less the cost to the policyholder, will be taxable.  Although Section 101(j) is not clear, if lifetime distributions from the Policy are made as a nontaxable return of premium, it appears that the reduction would apply for Section 101(j) purposes and reduce the amount of Premiums for this purpose.

There are 2 exceptions to this general rule of taxability, provided that statutory notice, consent, and information requirements are satisfied.  These requirements are as follows:  Prior to the issuance of the company, (a) the employee is notified in writing that the employer intends to insure the employee's life, and the maximum face amount for which the employee could be Insured at the time that the Policy is issued; (b) the employee provides written consent to being insured under the Policy and that such coverage may continue after the Insured terminates employment; and (c) the employee is informed in writing that the employer will be a beneficiary of any proceeds payable upon the death of the employee.  If the employer fails to meet all of those requirements, then neither exception can apply.

The 2 exceptions are as follows.  First, if proper notice and consent are given and received, and if the Insured was an employee at any time during the 12-month period before the Insured’s death, then new Section 101(j) would not apply.

Second, if proper notice and consent are given and received and, at the time that the Policy is issued, and the Insured is either a director, a "highly compensated employee" (within the meaning of Section 414(q) of the Code without regard to paragraph (a)(B)(ii) thereof), or a "highly compensated individual" (within the meaning of Section 105(h)(5), except "35%" is substituted for "25%" in paragraph (C) thereof), then the new Section 101(j) would not apply.

Code Section 6039I requires any policyholder of an employer-owned policy to file an annual return showing (a) the number of employees of the policyholder, (b) the number of such employees insured under employee-owned policies at the end of the year, (c) the total amount of insurance in force with respect to those policies at the end of the year, (d) the name, address, taxpayer identification number and type of business of the policyholder, and (e) that the policyholder has a valid consent for each Insured (or, if all consents are not obtained, the number of insured employees for whom such consent was not obtained).  Proper recordkeeping is also required by this section.

It is the policyholders responsibility to (a) provide the proper notice to each Insured, (b) obtain the proper consent from each Insured, (c) inform each Insured in writing that the policyholder will be the beneficiary of any proceeds payable upon the death of the Insured, and (d) file the annual return required by Section 6039I.  If the policyholder fails to provide the necessary notice and information, or fail to obtain the necessary consent, the death benefit will be taxable to the beneficiaries when received.  If the policyholder fails to file a properly completed return under Section 6039I, the policyholder could be required to pay a penalty.

Federal Transfer Taxes.  When the Insured dies, the Death Benefit will generally be included in the Insured's federal gross estate if: (1) the Proceeds were payable to or for the benefit of the Insured's estate; or (2) the Insured held any "incident of ownership" in the Policy at death or at any time within 3 years of death.  An incident of ownership, in general, is any right in the Policy that may be exercised by the Policy Owner, such as the right to borrow on the Policy or the right to name a new beneficiary.

If the beneficiary is two or more generations younger than the Insured, the Death Benefit may be subject to the GSTT.  Pursuant to regulations issued by the U.S. Secretary of the Treasury, we may be required to withhold a portion of the Proceeds and pay them directly to the IRS as the GSTT tax payment.

If the Policy Owner is not the Insured or a beneficiary, payment of the Death Benefit to the beneficiary will be treated as a gift to the beneficiary from the Policy Owner.

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Terminal Illness

Certain distributions made under a policy on the life of a "terminally ill individual" or a "chronically ill individual," as those terms are defined in the Code, are treated as death proceeds.  See, "Taxation of Death Benefits," above.

Special Considerations for Corporations

Section 264 of the Code imposes a number of limitations on the interest and other business deductions that may otherwise be available to businesses that own life insurance policies.  In addition, the Premium paid by a business for a life insurance policy is not deductible as a business expense or otherwise if the business is directly or indirectly a beneficiary of the Policy.

For purposes of the alternative minimum tax ("AMT") that may be imposed on corporations, the death benefit from a life insurance policy, even though excluded from gross income for normal tax purposes, is included in "adjusted current earnings" for AMT purposes.  In addition, although increases to the Cash Surrender Value of a life insurance policy are generally excluded from gross income for normal income tax purposes, such increases are included in adjusted current earnings for income tax purposes.

Due to the complexity of these rules, and because they are affected by a particular policyholder's facts and circumstances, the policyholder should consult with legal and tax counsel and other competent advisers regarding these matters.

Federal appellate and trial courts have examined the economic substance of transactions involving life insurance policies owned by corporations.  These cases involved relatively large loans against the Policy’s Cash Value as well as tax deductions for the interest paid on the policy loans by the corporate Policy Owner to the insurance company.  Under the particular factual circumstances in these cases, the courts determined that the corporate Policy Owners should not have taken tax deductions for the interest paid.  Accordingly, the court determined that the corporations should have paid taxes on the amounts deducted.  Corporations should consider, in consultation with tax professionals familiar with these matters, the impact of these decisions on the corporation’s intended use of the Policy.

See, also, Taxation of Death Benefits, Special federal income tax considerations for life insurance policies owned by employers, above; and Business Uses of the Policy, below.

Taxes and the Value of the Policy

For federal income tax purposes, a separate account is not a separate entity from the company.  Thus, the tax status of the separate account is not distinct from our status as a life insurance company.  Investment income and realized capital gains on the assets of the separate account are reinvested and taken into account in determining the value of Accumulation Units.  As a result, such investment income and realized capital gains are automatically applied to increase reserves under the policies.

At present, we do not expect to incur any federal income tax liability that would be chargeable to the Accumulation Units.  Based upon these expectations, no charge is being made against the Accumulation Units for federal income taxes.  If, however, we determine that taxes may be incurred, we reserve the right to assess a charge for these taxes.

We may also incur state and local taxes (in addition to those described in the discussion of the Premium Taxes) in several states.  At present, these taxes are not significant.  If they increase, however, charges for such taxes may be made that would decrease the value of Accumulation Units.

Business Uses of the Policy

The life insurance policy may be used in various arrangements, including nonqualified deferred compensation or salary continuance plans, split dollar insurance plans, executive bonus plans, retiree medical benefit plans, and others.  The tax consequences of these plans may vary depending on the particular facts and circumstances of each individual arrangement.  The IRS has also recently issued new guidance on split dollar insurance plans.  In addition, Internal Revenue Code Section 409A, which sets forth new rules for taxation of nonqualified deferred compensation, was added to the Code for deferrals after December 31, 2004.  Therefore, if the policyholder is contemplating using the Policy in any arrangement the value of which depends in part on its tax consequences, the policyholder should be sure to consult a tax adviser as to tax attributes of the arrangement.

Non-Resident Aliens and Other Persons Who are not Citizens of the United States

Special income tax laws and rules apply to non-resident aliens of the United States including certain withholding requirements with respect to pre-death distributions from the Policy.  In addition, foreign law may impose additional taxes on the Policy, the Death Benefit, or other distributions and/or ownership of the Policy.

In addition, special gift, estate and GSTT laws and rules may apply to non-resident aliens, and to transfers to persons who are not citizens of the United States, including limitations on the marital deduction if the surviving or donee spouse is not a citizen of the United States.

If the policyholder are a non-resident alien, or a resident alien, or if any of your beneficiaries (including your spouse) are not citizens of the United States, you should confer with a competent tax professional with respect to the tax treatment if this Policy.

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If the policyholder, the Insured, the beneficiary, or other person receiving any benefit or interest in or from the Policy, are not both a resident and citizen of the United States, there may be a tax imposed by a foreign country that is in addition to any tax imposed by the United States.  The foreign law (including regulations, rulings, treaties with the United States, and case law) may change and impose additional or increased taxes on the Policy, payment of the Death Benefit, or other distributions and/or ownership of the Policy.

Tax Changes

The foregoing discussion, which is based on our understanding of federal tax laws as currently interpreted by the IRS, is general and is not intended as tax advice.

The Code has been subjected to numerous amendments and changes, and it is reasonable to believe that it will continue to be revised.  The United States Congress has, in the past, considered numerous legislative proposals that, if enacted, could change the tax treatment of life insurance policies.  It is reasonable to believe that such proposals, and future proposals, may be enacted into law.  The U.S. Treasury Department may amend existing regulations, issue new regulations, or adopt new interpretations of existing law that may be differ from its current positions on these matters.  In addition, current state law (which is not discussed herein) and future amendments to state law may affect the tax consequences of the Policy.

In 2001, the Economic Growth and Tax Relief Reconciliation Act of 2001 (EGTRRA) was enacted into law.  EGTRRA contained numerous changes to the federal income, gift, estate and generation skipping transfer taxes, many of which are not scheduled to become effective until a future date.  Among other matters, EGTRRA provides for the repeal of the federal estate and generation-skipping transfer taxes after 2009; however, unless Congress and the President enact additional legislation, EGTRRA also provides that all of those changes will "sunset" after 2010, and the estate and generation skipping transfer taxes will be reinstated as if EGTRRA had never been enacted.

The foregoing is a general explanation as to certain tax matters pertaining to insurance policies.  It is not intended to be legal or tax advice.  The policyholder should consult their independent legal, tax and/or financial adviser.

Any or all of the foregoing may change from time to time without any notice, and the tax consequences arising out of a Policy may be changed retroactively.  There is no way of predicting if, when, or to what extent any such change may take place.  We make no representation as to the likelihood of the continuation of these current laws, interpretations, and policies.

Nationwide Life Insurance Company

We are a stock life insurance company organized under Ohio law.  We were founded in March, 1929 and our Home Office is One Nationwide Plaza, Columbus, Ohio 43215.  We provide long-term savings products by issuing life insurance, annuities and other retirement products.

Nationwide VLI Separate Account–4

Organization, Registration, and Operation

Nationwide VLI Separate Account-4 is a separate account established under Ohio law.  We own the assets in this account and we are obligated to pay all benefits under the policies.  We may use the separate account to support other variable life insurance policies that we issue.  The separate account is registered with the SEC as a unit investment trust under the Investment Company Act of 1940 ("1940 Act") and qualifies as a "separate account" within the meaning of the federal securities laws.  For purposes of federal securities laws, the separate account is, and will remain, fully funded at all times.  This registration does not involve the SEC’s supervision of the separate account’s management or investment practices or policies.

The separate account is divided into Sub-Accounts that invest in shares of the underlying mutual funds.  We buy and sell the mutual shares at their respective NAV.  Any dividends and distributions from a mutual fund are reinvested at NAV in shares of that mutual fund.

Income, gains, and losses, whether or not realized, from the assets in the separate account will be credited.  The substitute mutual fund may have different fees and expenses.  Substitution may be made with respect to existing to, or charged against, the separate account without regard to Nationwide's other income, gains, or losses.  Income, gains, and losses credited to, or charged against, a Sub-Account reflect the Sub-Account’s own Investment Experience and not the investment experience of our other assets.  The separate account's assets are held separately from our other assets and are not part of our general account.  We may not use the separate account’s assets to pay any of our liabilities other than those arising from the policies.  We will hold assets in the separate account equal to its liabilities.  For purposes of federal securities laws, the separate account is, and will remain, fully funded at all times.  The separate account may include other Sub-Accounts that are not available under the policies, and are not discussed in this prospectus.

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We do not guarantee any money the Policy Owner places in this separate account.  The value of each Sub-Account will increase or decrease, depending on the Investment Experience of the corresponding mutual fund.  The Policy Owner could lose some or all of their money.

Addition, Deletion, or Substitution of Mutual Funds

Where permitted by applicable law, we reserve the right to:

•	remove, combine, or add Sub-Accounts and make new Sub-Accounts available;

•	substitute shares of another mutual fund, which may have different fees and expenses, for shares of an existing mutual fund;

•	transfer assets supporting the policies from one Sub-Account to another, or from one separate account to another;

•	combine the separate account with other separate accounts, and/or create new separate accounts;

•	deregister the separate account under the 1940 Act, or operate the separate account as a management investment company under the 1940 Act or as any other form permitted by law; and

•	modify the policy provisions to reflect changes in the Sub-Accounts and the separate account to comply with applicable law.

We reserve the right to make other structural and operational changes affecting this separate account.

We will notify the Policy Owner if we make any of the changes above.  Also, to the extent required by law, we will obtain the required orders, approvals and/or regulatory clearance from the appropriate government agencies (such as the various insurance regulators or the SEC).

Substitution of Securities. We may substitute, eliminate, or combine shares of another underlying mutual fund for shares already purchased or to be purchased in the future if either of the following occurs:

(1)           shares of a current underlying mutual fund are no longer available for investment; or

(2)           further investment in an underlying mutual fund is inappropriate.

The substitute mutual fund may have different fees and expenses.  Substitution may be made with respect to existing investments or the investment of future Premium, or both.  We may close Sub-Accounts to allocations of Premiums or policy value, or both, at any time in our sole discretion.  The mutual funds, which sell their shares to the Sub-Accounts pursuant to participation agreements, also may terminate these agreements and discontinue offering their shares to the Sub-Accounts.

No substitution of shares may take place without the prior approval of the SEC. All affected Policy Owners will be notified in the event there is a substitution, elimination or combination of shares.

Deregistration of the Separate Account. We may deregister Nationwide Separate Account-4 under the 1940 Act in the event the separate account meets an exemption from registration under the 1940 Act, if there are no shareholders in the separate account or for any other purpose approved by the SEC.

No deregistration may take place without the prior approval of the SEC.  All Policy Owners will be notified in the event Nationwide deregisters Separate Account-4.

Voting Rights

Although the separate account owns the mutual fund shares, the Policy Owner is the beneficial owner of those shares.  When a matter involving a mutual fund is subject to shareholder vote, unless there is a change in existing law, we will vote the separate account's shares only as the Policy Owner instructs.

When a shareholder vote occurs, the Policy Owners will have the right to instruct us how to vote.  The weight of a Policy Owner's vote is based on the number of mutual fund shares that corresponds to the amount of Cash Value they have allocated to that mutual fund's Sub-Account (as of a date set by the portfolio).  We will vote shares for which no instructions are received in the same proportion as those that are received.  What this means to a Policy Owner is that when only a small number of Policy Owners vote, each vote has a greater impact on, and may control the outcome of the vote.

Compensation Paid to Insurance Agents Selling this Product

Direct Compensation

The agent who sold this Policy represents us in the placement of the Policy and is providing services on the Policy Owner's behalf.  We provide compensation to the agent for arranging the sale of the Policy.  This compensation may include

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commissions and other cash and non-cash compensation (sales incentives).  Agents also may receive renewal commissions for servicing policies and keeping them in force.

We pay this compensation out of our own resources.  The amount of compensation we pay varies, depending upon, among other factors, the product type and the features and/or riders that are attached to the Policy.  Compensation paid in respect of one product or carrier may exceed compensation payable in respect of a comparable product or carrier.

Moreover, certain Policy features or riders may involve commissions or compensation that differ from compensation payable in respect of "base" or standard contractual features.

Indirect Compensation

Agents who sell this Policy are members of firms that are stockholders of M Financial Group.  As a stockholder, the agent's firm (a "Member Firm") shares in the profits of M Financial Group via periodic stock dividends.

M Financial Group also maintains an incentive compensation plan pursuant to which it annually distributes to plan participants (e.g. member Firms or their agents) most of M Financial Group's consolidated profits.  Although distributions under the plan are, to some extent, averaged among the various member firms, lines of business, and cost centers of M Financial Group, a significant portion of plan distributions are made in proportion to the revenue a Member Firm generates.

Distributions of dividends and incentive compensation to Member Firms or their selling agents are in addition to compensation paid directly to agents by us and other unaffiliated carriers.  Many Member Firms remit these distributions to their owners or individual agents (in some cases in proportion to business generated).

M Financial Group derives its revenues from both commissions and asset-based fees that arise from a variety of sources, including:

Override Compensation paid to M Financial Group by us and by some other insurance carriers and financial service providers.  Override compensation may be based upon such factors as aggregate policy premiums paid to the carrier from sales by all Member Firms, aggregate assets placed under financial management from sales by all Member Firms, and profits earned and/or services utilized from sales by all Member Firms.  The amount of compensation varies among products and carriers.  Products or services which involve override commissions for M Financial Group could indirectly provide incentives to agents to recommend such products or similar products or services that do not produce override commissions to M Financial Group.

Reinsurance profits (or, potentially losses) from the mortality, investment, and persistency risks assumed by M Financial Re, including risks related to the Policy.  Policy performance, charges, and fees are identical regardless of whether or not a Policy is reinsured by M Financial Re.  Products or services that involve potential reinsurance profits for M Financial Group could indirectly provide incentives to agents to recommend such products over similar products or services that do not result in reinsurance profits to M Financial Group.

Fee payable in respect of underlying investment options.  M Financial Group or its subsidiaries receive fees from some of the funds that are investment options under this Policy (or from a fund's investment advisor or portfolio manager) to the extent the Policy Owner allocates Cash Value to that fund.  In addition, M Financial Investment Advisers, Inc., an affiliate of M Financial Group, is the investment adviser to certain funds and receives investment advisory fees with respect to assets invested in those funds.  Fees payable to M Financial Group in respect of assets allocated to one fund may exceed fees payable in respect of assets placed in another fund.

Brokerage fees or commissions for securities transactions (including the sale of this Policy) executed by M Holdings Securities, the registered broker-dealer subsidiary of M Financial Group.  M Holdings Securities retains a portion of these fees to cover its costs and remits the balance to the Member Firm or its selling agent.

Legal Proceedings

Nationwide Life Insurance Company

Nationwide Financial Services, Inc. (NFS, or collectively with its subsidiaries, "the Company") was formed in November 1996. NFS is the holding company for Nationwide Life Insurance Company (NLIC), Nationwide Life and Annuity Insurance Company (NLAIC) and other companies that comprise the life insurance and retirement savings operations of the Nationwide group of companies (Nationwide). This group includes Nationwide Financial Network (NFN), which refers to Nationwide Life Insurance Company of America (NLICA), Nationwide Life and Annuity Company of America (NLACA) and subsidiaries, including the affiliated distribution network. NFS is incorporated in Delaware and maintains its principal executive offices in Columbus, Ohio.

The Company is a party to litigation and arbitration proceedings in the ordinary course of its business. It is often not possible to determine the ultimate outcome of the pending investigations and legal proceedings or to provide reasonable ranges of potential losses with any degree of certainty. Some matters, including certain of those referred to below, are in very preliminary stages, and the Company does not have sufficient information to make an assessment of the plaintiffs’ claims for liability or damages. In some of the cases seeking to be certified as class actions, the court has not yet decided whether a class will be certified or (in the event of certification) the size of the class and class period. In many of the cases, the plaintiffs are seeking undefined amounts of damages or

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other relief, including punitive damages and equitable remedies, which are difficult to quantify and cannot be defined based on the information currently available. The Company does not believe, based on information currently known by management, that the outcomes of such pending investigations and legal proceedings are likely to have a material adverse effect on the Company’s consolidated financial position. However, given the large and/or indeterminate amounts sought in certain of these matters and inherent unpredictability of litigation, it is possible that an adverse outcome in certain matters could have a material adverse effect on the Company’s consolidated financial position or results of operations in a particular period.

In recent years, life insurance companies have been named as defendants in lawsuits, including class action lawsuits relating to life insurance and annuity pricing and sales practices. A number of these lawsuits have resulted in substantial jury awards or settlements against life insurers other than the Company.

The financial services industry, including mutual fund, variable annuity, retirement plan, life insurance and distribution companies, has also been the subject of increasing scrutiny on a broad range of issues by regulators, legislators and the media over the past few years. Numerous regulatory agencies, including the Securities Exchange Commission (SEC), the Financial Industry Regulatory Authority and the New York State Attorney General, have commenced industry-wide investigations on such issues as late trading and market timing in connection with mutual funds and variable insurance contracts, and have commenced enforcement actions against some mutual fund and life insurance companies on those issues. The Company has responded to information requests and/or subpoenas from the SEC in 2003 and the New York State Attorney General in 2005 in connection with investigations regarding market timing in certain mutual funds offered in insurance products sponsored by the Company. The Company is not aware of any further action on these matters.

In addition, state and federal regulators and other governmental bodies have commenced investigations, proceedings or inquiries relating to compensation and bidding arrangements and possible anti-competitive activities between insurance producers and brokers and issuers of insurance products, and unsuitable sales and replacements by producers on behalf of the issuer. Also under investigation are compensation and revenue sharing arrangements between the issuers of variable insurance contracts and mutual funds or their affiliates, fee arrangements in retirement plans, the use of side agreements and finite reinsurance agreements, funding agreements issued to back Medium Term Note (MTN) programs, recordkeeping and retention compliance by broker/dealers, and supervision of former registered representatives. Related investigations, proceedings or inquiries may be commenced in the future. The Company and/or its affiliates have been contacted by or received subpoenas from state and federal regulatory agencies and other governmental bodies, state securities law regulators and state attorneys general for information relating to certain of these investigations, including those relating to compensation, revenue sharing and bidding arrangements, anti-competitive activities, unsuitable sales or replacement practices, fee arrangements in retirement plans, the use of side agreements and finite reinsurance agreements, and funding agreements backing the NLIC MTN program. The Company is cooperating with regulators in connection with these inquiries and will cooperate with Nationwide Mutual Insurance Company (NMIC) in responding to these inquiries to the extent that any inquiries encompass NMIC’s operations.

A promotional and marketing arrangement associated with the Company’s offering of a retirement plan product and related services in Alabama is under investigation by the Alabama Attorney General, which assumed the investigation from the Alabama Securities Commission. The Company currently expects that any damages paid to settle this matter will not have a material adverse impact on its consolidated financial position. It is not possible to predict what effect, if any, the outcome of this investigation may have on the Company's retirement plan operations with respect to promotional and marketing arrangements in general in the future.

These proceedings are expected to continue in the future and could result in legal precedents and new industry-wide legislation, rules and regulations that could significantly affect the financial services industry, including mutual fund, retirement plan, life insurance and annuity companies. These proceedings also could affect the outcome of one or more of the Company’s litigation matters. There can be no assurance that any such litigation or regulatory actions will not have a material adverse effect on the Company’s consolidated financial position or results of operations in the future.

NFS, NMIC, Nationwide Mutual Fire Insurance Company (NMFIC), Nationwide Corporation and the directors of NFS have been named as defendants in several class actions brought by NFS shareholders. These lawsuits arose following the announcement of the joint offer by NMIC, NMFIC and Nationwide Corporation to acquire all of the outstanding shares of NFS’ Class A common stock. The defendants deny any and all allegations of wrongdoing and have defended these lawsuits vigorously.  On August 6, 2008, NFS and NMIC, NMFIC and Nationwide Corporation announced that they had entered into a definitive agreement for the acquisition of all of the outstanding shares of NFS’ Class A common stock for $52.25 per share by Nationwide Corporation, subject to the satisfaction of specific closing conditions. Simultaneously, the plaintiffs and defendants entered into a memorandum of understanding for the settlement of these lawsuits. The memorandum of understanding provides, among other things, for the settlement of the lawsuits and release of the defendants and, in exchange for the release and without admitting any wrongdoing, defendant NMIC shall acknowledge that the pending lawsuits were a factor, among others, that led it to offer an increased share price in the transaction. NMIC shall agree to pay plaintiffs’ attorneys’ fees and the costs of notifying the class members of the settlement. The memorandum of understanding is conditioned upon court approval of the proposed settlement. The court held the fairness hearing for approval of the proposed settlement on June 23, 2009. The lawsuits are pending in multiple jurisdictions and allege that the offer price was inadequate, that the process for reviewing the offer was procedurally unfair and that the defendants have breached their fiduciary duties to the holders of the NFS Class A common stock. NFS continues to defend these lawsuits vigorously.

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On November 20, 2007, NLIC and Nationwide Retirement Solutions, Inc. (NRS) were named in a lawsuit filed in the Circuit Court of Jefferson County, Alabama entitled Ruth A. Gwin and Sandra H. Turner, and a class of similarly situated individuals v Nationwide Life Insurance Company, Nationwide Retirement Solutions, Inc., Alabama State Employees Association, PEBCO, Inc. and Fictitious Defendants A to Z. On December 2, 2008, the plaintiffs filed an amended complaint. The plaintiffs claim to represent a class of all participants in the Alabama State Employees Association (ASEA) Plan, excluding members of the Deferred Compensation Committee, members of the Board of Control, ASEA's directors, officers and board members, and PEBCO’s directors, officers and board members. The class period is from November 20, 2001, to the date of trial. In the amended class action complaint, the plaintiffs allege breach of fiduciary duty, wantonness and breach of contract.  The amended class action complaint seeks a declaratory judgment, an injunction, an appointment of an independent fiduciary to protect Plan participants, disgorgement of amounts paid, reformation of Plan documents, compensatory damages and punitive damages, plus interest, attorneys' fees and costs and such other equitable and legal relief to which plaintiffs and class members may be entitled. Also, on December 2, 2008, the plaintiffs filed a motion for preliminary injunction seeking an order requiring periodic payments made by NRS and/or NLIC to ASEA or PEBCO to be held in a trust account for the benefit of Plan participants. This motion was denied on April 25, 2009. On December 4, 2008, the Alabama State Personnel Board and the State of Alabama by, and through the State Personnel Board, filed a motion to intervene and a complaint in intervention. On December 16, 2008, the Companies filed their Answer. On February 4, 2009, the court provisionally agreed to add the State of Alabama, by and through the State Personnel Board as a party. On April 28, 2009, the court denied the plaintiffs’ motion for preliminary injunction. On July 1, 2009, the Alabama State Personnel Board and the State of Alabama by and through the Alabama Personnel Board filed a Notice of Withdrawal of Motion to Intervene. NRS and NLIC continue to defend this case vigorously.

On July 11, 2007, NLIC was named in a lawsuit filed in the United States District Court for the Western District of Washington at Tacoma entitled Jerre Daniels-Hall and David Hamblen, Individually and on behalf of All Others Similarly Situated v. National Education Association, NEA Member Benefits Corporation, Nationwide Life Insurance Company, Security Benefit Life Insurance Company, Security Benefit Group, Inc., Security Distributors, Inc., et. al. The plaintiffs seek to represent a class of all current or former National Education Association (NEA) members who participated in the NEA Valuebuilder 403(b) program at any time between January 1, 1991 and the present (and their heirs and/or beneficiaries). The plaintiffs allege that the defendants violated the Employee Retirement Income Security Act of 1974, as amended (ERISA) by failing to prudently and loyally manage plan assets, by failing to provide complete and accurate information, by engaging in prohibited transactions, and by breaching their fiduciary duties when they failed to prevent other fiduciaries from breaching their fiduciary duties. The complaint seeks to have the defendants restore all losses to the plan, restoration of plan assets and profits to participants, disgorgement of endorsement fees, disgorgement of service fee payments, disgorgement of excessive fees charged to plan participants, other unspecified relief for restitution, declaratory and injunctive relief, and attorneys’ fees.  On May 23, 2008, the Court granted the defendants’ motion to dismiss. On June 19, 2008, the plaintiffs filed a notice of appeal. On July 10, 2009, the Court of Appeals heard oral argument. NLIC continues to defend this lawsuit vigorously.

On November 15, 2006, NFS, NLIC and NRS were named in a lawsuit filed in the United States District Court for the Southern District of Ohio entitled Kevin Beary, Sheriff of Orange County, Florida, In His Official Capacity, Individually and On Behalf of All Others Similarly Situated v. Nationwide Life Insurance Co., Nationwide Retirement Solutions, Inc. and Nationwide Financial Services, Inc. The plaintiff seeks to represent a class of all sponsors of 457(b) deferred compensation plans in the United States that had variable annuity contracts with the defendants at any time during the class period, or in the alternative, all sponsors of 457(b) deferred compensation plans in Florida that had variable annuity contracts with the defendants during the class period. The class period is from January 1, 1996 until the class notice is provided.  The plaintiff alleges that the defendants breached their fiduciary duties by arranging for and retaining service payments from certain mutual funds. The complaint seeks an accounting, a declaratory judgment, a permanent injunction and disgorgement or restitution of the service fee payments allegedly received by the defendants, including interest. On January 25, 2007, NFS, NLIC and NRS filed a motion to dismiss. On September 17, 2007, the Court granted the motion to dismiss. On October 1, 2007, the plaintiff filed a motion to vacate judgment and for leave to file an amended complaint. On September 15, 2008, the Court denied the plaintiffs’ motion to vacate judgment and for leave to file an amended complaint. On October 15, 2008, the plaintiffs filed a notice of appeal, and on March 27, 2009 the plaintiffs filed their brief. On May 15, 2009, the Companies filed their brief. On June 19, 2009, the plaintiffs filed their reply brief. NFS, NLIC and NRS continue to defend this lawsuit vigorously.

On February 11, 2005, NLIC was named in a class action lawsuit filed in Common Pleas Court, Franklin County, Ohio entitled Michael Carr v. Nationwide Life Insurance Company. The complaint seeks recovery for breach of contract, fraud by omission, violation of the Ohio Deceptive Trade Practices Act and unjust enrichment. The complaint also seeks unspecified compensatory damages, disgorgement of all amounts in excess of the guaranteed maximum premium and attorneys’ fees. On February 2, 2006, the court granted the plaintiff’s motion for class certification on the breach of contract and unjust enrichment claims. The court certified a class consisting of all residents of the United States and the Virgin Islands who, during the class period, paid premiums on a modal basis to NLIC for term life insurance policies issued by NLIC during the class period that provide for guaranteed maximum premiums, excluding certain specified products. Excluded from the class are NLIC; any parent, subsidiary or affiliate of NLIC; all employees, officers and directors of NLIC; and any justice, judge or magistrate judge of the State of Ohio who may hear the case. The class period is from February 10, 1990 through February 2, 2006, the date the class was certified. On January 26, 2007, the plaintiff filed a motion for summary judgment. On April 30, 2007, NLIC filed a motion for summary judgment. On February 4, 2008, the Court granted the class’s motion for summary judgment on the breach of contract claims arising from the term policies in 43 of 51 jurisdictions. The

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Court granted NLIC’s motion for summary judgment on the breach of contract claims on all decreasing term policies. On November 7, 2008, the parties reached settlement on this case. On June 5, 2009, the court approved the settlement.

On April 13, 2004, NLIC was named in a class action lawsuit filed in Circuit Court, Third Judicial Circuit, Madison County, Illinois, entitled Woodbury v. Nationwide Life Insurance Company. NLIC removed this case to the United States District Court for the Southern District of Illinois on June 1, 2004. On December 27, 2004, the case was transferred to the United States District Court for the District of Maryland and included in the multi-district proceeding entitled In Re Mutual Funds Investment Litigation. In response, on May 13, 2005, the plaintiff filed the first amended complaint purporting to represent, with certain exceptions, a class of all persons who held (through their ownership of an NLIC annuity or insurance product) units of any NLIC sub-account invested in mutual funds that included foreign securities in their portfolios and that experienced market timing or stale price trading activity. The first amended complaint purports to disclaim, with respect to market timing or stale price trading in NLIC’s annuities sub-accounts, any allegation based on NLIC’s untrue statement, failure to disclose any material fact, or usage of any manipulative or deceptive device or contrivance in connection with any class member’s purchases or sales of NLIC annuities or units in annuities sub-accounts. The plaintiff claims, in the alternative, that if NLIC is found with respect to market timing or stale price trading in its annuities sub-accounts, to have made any untrue statement, to have failed to disclose any material fact or to have used or employed any manipulative or deceptive device or contrivance, then the plaintiff purports to represent a class, with certain exceptions, of all persons who, prior to NLIC’s untrue statement, omission of material fact, use or employment of any manipulative or deceptive device or contrivance, held (through their ownership of an NLIC annuity or insurance product) units of any NLIC sub-account invested in mutual funds that included foreign securities in their portfolios and that experienced market timing activity. The first amended complaint alleges common law negligence and seeks to recover damages not to exceed $75,000 per plaintiff or class member, including all compensatory damages and costs. On June 1, 2006, the District Court granted NLIC’s motion to dismiss the plaintiff’s complaint. On January 30, 2009, the United States Court of Appeals for the Fourth Circuit affirmed that dismissal. On April 30, 2009, plaintiffs filed an appeal with the U.S. Supreme Court. NLIC continues to defend this lawsuit vigorously.

On August 15, 2001, NFS and NLIC were named in a lawsuit filed in the United States District Court for the District of Connecticut entitled Lou Haddock, as trustee of the Flyte Tool & Die, Incorporated Deferred Compensation Plan, et al v. Nationwide Financial Services, Inc. and Nationwide Life Insurance Company. Currently, the plaintiffs’ fifth amended complaint, filed March 21, 2006, purports to represent a class of qualified retirement plans under ERISA that purchased variable annuities from NLIC. The plaintiffs allege that they invested ERISA plan assets in their variable annuity contracts and that NLIC and NFS breached ERISA fiduciary duties by allegedly accepting service payments from certain mutual funds.  The complaint seeks disgorgement of some or all of the payments allegedly received by NFS and NLIC, other unspecified relief for restitution, declaratory and injunctive relief, and attorneys’ fees. To date, the District Court has rejected the plaintiffs’ request for certification of the alleged class. On September 25, 2007, NFS’ and NLIC’s motion to dismiss the plaintiffs’ fifth amended complaint was denied. On October 12, 2007, NFS and NLIC filed their answer to the plaintiffs’ fifth amended complaint and amended counterclaims. On November 1, 2007, the plaintiffs filed a motion to dismiss NFS’ and NLIC’s amended counterclaims. On November 15, 2007, the plaintiffs filed a motion for class certification. On February 8, 2008, the Court denied the plaintiffs’ motion to dismiss the amended counterclaim, with the exception that it was tentatively granting the plaintiffs’ motion to dismiss with respect to NFS’ and NLIC’s claim that it could recover any “disgorgement remedy” from plan sponsors. On April 25, 2008, NFS and NLIC filed their opposition to the plaintiffs’ motion for class certification. On September 29, 2008, the plaintiffs filed their reply to NFS’ and NLIC’s opposition to class certification. On February 27, 2009, the Court heard oral argument on the plaintiffs’ motion for class certification. NFS and NLIC continue to defend this lawsuit vigorously.

Nationwide Investment Services Corporation

The general distributor, NISC, is not engaged in any litigation of any material nature.

Financial Statements

The Statement of Additional Information ("SAI") contains the financial statements of Nationwide VLI Separate Account-4 and the consolidated financial statements of Nationwide Life Insurance Company and subsidiaries.  You may obtain a copy of the SAI FREE OF CHARGE by contacting us at the address or telephone number on the first page of this prospectus.  Please consider the consolidated financial statements of the company and subsidiaries only as bearing on our ability to meet the obligations under the Policy.  You should not consider the consolidated financial statements of the company as affecting the investment performance of the assets of the separate account.

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Appendix A: Sub-Account Information

The Sub-Accounts listed below invest in corresponding mutual funds that are designed primarily as investments for variable annuity contracts and variable life insurance policies issued by insurance companies.  There is no guarantee that the investment objectives will be met.

Please refer to the prospectus for each underlying mutual fund for more detailed information.

AIM Variable Insurance Funds - AIM V.I. Capital Development Fund: Series I Shares
Investment Adviser:	Invesco Aim Advisors, Inc.
Sub-adviser:
Invesco Trimark Investment Management, Inc.; Invesco Global Asset Management (N.A.), Inc.; Invesco Institutional (N.A.), Inc.; Invesco Senior Secured Management, Inc.; Invesco Hong Kong Limited; Invesco Asset Management Limited; Invesco Asset Management (Japan) Limited; Invesco Asset Management Deutschland, GmbH; and Invesco Australia Limited

Investment Objective:	Long-term capital growth.

This underlying mutual fund or sub account may invest in other funds.  Therefore, a proportionate share of the fees and expenses of any acquired funds are indirectly borne by investors.  As a result, investors may incur higher charges in this underlying mutual fund or subaccount than a fund that does not invest in other funds.

AIM Variable Insurance Funds - AIM V.I. International Growth Fund: Series I Shares
Investment Adviser:	Invesco Aim Advisors, Inc.
Sub-adviser:
Invesco Trimark Investment Management, Inc.; Invesco Global Asset Management (N.A.), Inc.; Invesco Institutional (N.A.), Inc.; Invesco Senior Secured Management, Inc.; Invesco Hong Kong Limited; Invesco Asset Management Limited; Invesco Asset Management (Japan) Limited; Invesco Asset Management Deutschland, GmbH; and Invesco Australia Limited

Investment Objective:	Long-term growth of capital.

This underlying mutual fund or sub account may invest in other funds.  Therefore, a proportionate share of the fees and expenses of any acquired funds are indirectly borne by investors.  As a result, investors may incur higher charges in this underlying mutual fund or subaccount than a fund that does not invest in other funds.

AIM Variable Insurance Funds - AIM V.I. Mid Cap Core Equity Fund: Series I Shares
Investment Advisor:	Invesco Aim Advisors, Inc.
Sub-advisor:	Invesco Trimark Investment Management, Inc.; Invesco Global Asset
Management (N.A.), Inc.; Invesco Institutional (N.A.), Inc.; Invesco
Senior Secured Management, Inc.; Invesco Hong Kong Limited; Invesco
Asset Management Limited; Invesco Asset Management (Japan) Limited;
Invesco Asset Management Deutschland, GmbH; and Invesco Australia
Investment Objective:	Long-term growth of capital.

This underlying mutual fund or sub-account may invest in other funds.  Therefore, a proportionate share of the fees and expenses of any acquired funds are indirectly borne by investors.  As a result, investors may incur higher charges in this underlying mutual fund or sub-account than a fund that does not invest in other funds.

AllianceBernstein Variable Products Series Fund, Inc. - AllianceBernstein Growth and Income Portfolio: Class B
Investment Adviser:	AllianceBernstein L.P.
Investment Objective:	Long-term growth of capital.

AllianceBernstein Variable Products Series Fund, Inc. - AllianceBernstein International Value Portfolio: Class B
Investment Adviser:	AllianceBernstein L.P.
Investment Objective:	Long-term growth of capital.

AllianceBernstein Variable Products Series Fund, Inc. - AllianceBernstein Small/Mid Cap Value Portfolio: Class B
Investment Adviser:	AllianceBernstein L.P.
Investment Objective:	Long-term growth of capital.

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American Century Variable Portfolios, Inc. - American Century VP Mid Cap Value Fund: Class II
Investment Adviser:	American Century Investment Management, Inc.
Investment Objective:	Long-term capital growth with income as a secondary objective.

This underlying mutual fund or sub account may invest in lower quality debt securities commonly referred to as junk bonds.

American Century Variable Portfolios, Inc. - American Century VP Value Fund: Class II
Investment Adviser:	American Century Investment Management, Inc.
Investment Objective:	Long-term capital growth with income as a secondary objective.

This underlying mutual fund or sub account may invest in lower quality debt securities commonly referred to as junk bonds.

American Century Variable Portfolios, Inc. - American Century VP Vista Fund: Class II
Investment Adviser:	American Century Investment Management, Inc.
Investment Objective:	Long-term capital growth.

BlackRock Variable Series Funds, Inc. - BlackRock Large Cap Core V.I. Fund: Class II
Investment Adviser:	BlackRock Advisors, LLC
Sub-adviser:	BlackRock Investment Management, LLC
Investment Objective:
The investment objective of the Fund is to seek high total investment return (i.e. the combination of capital appreciation (from increases or decreases in the market value) and current income (from interest or dividends).

Dreyfus Investment Portfolios - Small Cap Stock Index Portfolio: Service Shares
Investment Adviser:	The Dreyfus Corporation
Sub-adviser:	Mellon Capital Management
Investment Objective:	To match performance of the S&P SmallCap 600 Index®.

Dreyfus Stock Index Fund, Inc.: Service Shares
Investment Adviser:	The Dreyfus Corporation
Sub-adviser:	Mellon Capital Management
Investment Objective:	To match performance of the S&P 500.

Dreyfus Variable Investment Fund - Appreciation Portfolio: Service Shares
Investment Adviser:	The Dreyfus Corporation
Sub-adviser:	Fayez Sarofim
Investment Objective:	Long-term capital growth consistent with the preservation of capital.

DWS Variable Series II - Strategic Value VIP: Class B
Investment Adviser:	Deutsche Investment Management Americas Inc.
Sub-adviser:	Dreman Value Management L.L.C.
Investment Objective:	High rate of total return.

This underlying mutual fund or sub account may invest in lower quality debt securities commonly referred to as junk bonds.

DWS Variable Series II - Dreman Small Mid Cap Value VIP: Class B
Investment Adviser:	Deutsche Investment Management Americas Inc.
Sub-adviser:	Dreman Value Management L.L.C.
Investment Objective:	Long-term capital appreciation.

This underlying mutual fund or sub account may invest in lower quality debt securities commonly referred to as junk bonds.

Federated Insurance Series - Federated Quality Bond Fund II: Service Shares
Investment Adviser:	Federated Investment Management Company
Investment Objective:	Current income.

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Fidelity Variable Insurance Products Fund - VIP Equity-Income Portfolio: Service Class 2
Investment Advisor:	Fidelity Management & Research Company (FMR)
Sub-advisor:	Fidelity Management & Research Co., Inc. (FMR Co., Inc.); Fidelity
Research & Analysis Company (FRAC)
Investment Objective:	Reasonable income.

This underlying mutual fund or sub-account may invest in lower quality debt securities commonly referred to as junk bonds.

Fidelity Variable Insurance Products Fund - VIP Freedom 2015 Portfolio: Service Class 2
Investment Adviser:	Fidelity Management & Research Company (FMR)
Sub-adviser:	Fidelity Management & Research Co., Inc. (FMR Co., Inc.); Fidelity Research & Analysis Company (FRAC)
Investment Objective:	Seeks high total return with a secondary objective of principal preservation as the fund approaches its target date and beyond.

The VIP Freedom Funds are designed to provide diversification and asset allocation across several types of investments and asset classes, primarily by investing in underlying funds.  Therefore, a proportionate share of the fees and expenses of the underlying funds are indirectly borne by investors.  Please refer to the prospectus for VIP Freedom Funds for more information.

This underlying mutual fund or sub account may invest in lower quality debt securities commonly referred to as junk bonds.

Fidelity Variable Insurance Products Fund - VIP Freedom 2020 Portfolio: Service Class 2
Investment Adviser:	Fidelity Management & Research Company (FMR)
Sub-adviser:	Fidelity Management & Research Co., Inc. (FMR Co., Inc.); Fidelity Research & Analysis Company (FRAC)
Investment Objective:	High total return with a secondary objective of principal preservation as the fund approaches its target date and beyond.

The VIP Freedom Funds are designed to provide diversification and asset allocation across several types of investments and asset classes, primarily by investing in underlying funds.  Therefore, a proportionate share of the fees and expenses of the underlying funds are indirectly borne by investors.  Please refer to the prospectus for VIP Freedom Funds for more information.

This underlying mutual fund or sub account may invest in lower quality debt securities commonly referred to as junk bonds.

Fidelity Variable Insurance Products Fund - VIP Freedom 2025 Portfolio: Service Class 2
Investment Adviser:	Fidelity Management & Research Company (FMR)
Sub-adviser:	Fidelity Management & Research Co., Inc. (FMR Co., Inc.); Fidelity Research & Analysis Company (FRAC)
Investment Objective:	Seeks high total return with a secondary objective of principal preservation as the fund approaches its target date and beyond.

The VIP Freedom Funds are designed to provide diversification and asset allocation across several types of investments and asset classes, primarily by investing in underlying funds.  Therefore, a proportionate share of the fees and expenses of the underlying funds are indirectly borne by investors.  Please refer to the prospectus for VIP Freedom Funds for more information.

This underlying mutual fund or sub account may invest in lower quality debt securities commonly referred to as junk bonds.

Fidelity Variable Insurance Products Fund - VIP Freedom 2030 Portfolio: Service Class 2
Investment Adviser:	Fidelity Management & Research Company (FMR)
Sub-adviser:	Fidelity Management & Research Co., Inc. (FMR Co., Inc.); Fidelity Research & Analysis Company (FRAC)
Investment Objective:	High total return with a secondary objective of principal preservation as the fund approaches its target date and beyond.

The VIP Freedom Funds are designed to provide diversification and asset allocation across several types of investments and asset classes, primarily by investing in underlying funds.  Therefore, a proportionate share of the fees and expenses of the underlying funds are indirectly borne by investors.  Please refer to the prospectus for VIP Freedom Funds for more information.

This underlying mutual fund or sub account may invest in lower quality debt securities commonly referred to as junk bonds.

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Fidelity Variable Insurance Products Fund - VIP Growth Portfolio: Service Class 2
Investment Adviser:	Fidelity Management & Research Company (FMR)
Sub-adviser:	Fidelity Management & Research Co., Inc. (FMR Co., Inc.); Fidelity Research & Analysis Company (FRAC)
Investment Objective:	Capital appreciation.

This underlying mutual fund or sub account may invest in lower quality debt securities commonly referred to as junk bonds.

Fidelity Variable Insurance Products Fund - VIP Investment Grade Bond Portfolio: Service Class 2
Investment Adviser:	Fidelity Management & Research Company (FMR)
Sub-adviser:	Fidelity Management & Research Co., Inc. (FMR Co., Inc.); Fidelity Research & Analysis Company (FRAC)
Investment Objective:	High level of current income.

This underlying mutual fund or sub account may invest in lower quality debt securities commonly referred to as junk bonds.

Fidelity Variable Insurance Products Fund - VIP Mid Cap Portfolio: Service Class 2
Investment Adviser:	Fidelity Management & Research Company (FMR)
Sub-adviser:	Fidelity Management & Research Co., Inc. (FMR Co., Inc.); Fidelity Research & Analysis Company (FRAC)
Investment Objective:	Long-term growth of capital.

This underlying mutual fund or sub account may invest in lower quality debt securities commonly referred to as junk bonds.

Franklin Templeton Variable Insurance Products Trust - Franklin Small Cap Value Securities Fund: Class 2
Investment Adviser:	Franklin Advisory Services, LLC
Investment Objective:	Long-term total return.

This underlying mutual fund or sub account may invest in other funds.  Therefore, a proportionate share of the fees and expenses of any acquired funds are indirectly borne by investors.  As a result, investors may incur higher charges in this underlying mutual fund or subaccount than a fund that does not invest in other funds.

This underlying mutual fund or sub account may invest in lower quality debt securities commonly referred to as junk bonds.

Franklin Templeton Variable Insurance Products Trust - Templeton Global Bond Securities Fund: Class 2 (formerly, Templeton Global Income Securities Fund: Class 2)
Investment Adviser:	Franklin Advisors, Inc.
Investment Objective:	High current income, consistent with preservation of capital, with capital appreciation as a secondary consideration.

This underlying mutual fund or sub account may invest in lower quality debt securities commonly referred to as junk bonds.

Ivy Funds Variable Insurance Portfolios, Inc. - Asset Strategy
Investment Adviser:	Waddell & Reed Investment Management Company
Investment Objective:	High total return over the long run.

This underlying mutual fund or sub account may invest in lower quality debt securities commonly referred to as junk bonds.

Ivy Funds Variable Insurance Portfolios, Inc. - Growth
Investment Adviser:	Waddell & Reed Investment Management Company
Investment Objective:	Capital growth with a secondary objective of current income.

Ivy Funds Variable Insurance Portfolios, Inc. - Real Estate Securities
Investment Adviser:	Waddell & Reed Investment Management Company
Sub-adviser:	Advantus Capital Management, Inc.
Investment Objective:	Total return through a combination of capital appreciation and current income.

Ivy Funds Variable Insurance Portfolios, Inc. - Science and Technology
Investment Adviser:	Waddell & Reed Investment Management Company
Investment Objective:	Long-term capital growth.

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Janus Aspen Series - Balanced Portfolio: Service Shares
Investment Adviser:	Janus Capital Management LLC
Investment Objective:	Long-term growth of capital, consistent with preservation of capital and balanced by current income.

This underlying mutual fund or sub account may invest in lower quality debt securities commonly referred to as junk bonds.

Janus Aspen Series - Forty Portfolio: Service Shares
Investment Adviser:	Janus Capital Management LLC
Investment Objective:	Long-term growth of capital.

This underlying mutual fund or sub account may invest in other funds.  Therefore, a proportionate share of the fees and expenses of any acquired funds are indirectly borne by investors.  As a result, investors may incur higher charges in this underlying mutual fund or subaccount than a fund that does not invest in other funds.

This underlying mutual fund or sub account may invest in lower quality debt securities commonly referred to as junk bonds.

Janus Aspen Series - Global Technology Portfolio: Service Shares
Investment Adviser:	Janus Capital Management LLC
Investment Objective:	Long-term growth of capital.

This underlying mutual fund or sub account may invest in lower quality debt securities commonly referred to as junk bonds.

Janus Aspen Series - Overseas Portfolio: Service Shares (formerly, International Growth Portfolio: Service Shares)
Investment Adviser:	Janus Capital Management LLC
Investment Objective:	Long-term growth of capital.

This underlying mutual fund or sub account may invest in lower quality debt securities commonly referred to as junk bonds.

Legg Mason Partners Variable Equity Trust - Legg Mason ClearBridge Variable Small Cap Growth Portfolio Class I
Investment Adviser:	Legg Mason Partners Fund Advisor, LLC
Sub-adviser:	ClearBridge Advisors, LLC
Investment Objective:	The fund seeks long-term growth of capital.

This underlying mutual fund or sub account may invest in lower quality debt securities commonly referred to as junk bonds.

Lincoln Variable Insurance Products Trust - Baron Growth Opportunities Fund: Service Class
Investment Adviser:	Lincoln Investment Advisors Corporation
Sub-adviser:	BAMCO, Inc.
Investment Objective:	Capital appreciation.

Lord Abbett Series Fund, Inc. - Mid-Cap Value Portfolio: Class VC
Investment Adviser:	Lord, Abbett & Co. LLC
Investment Objective:	Capital appreciation through investments, primarily in equity securities, which are believed to be undervalued in the market place.

This underlying mutual fund or sub account may invest in lower quality debt securities commonly referred to as junk bonds.

M Fund, Inc. - Brandes International Equity Fund
Investment Adviser:	M. Financial Investment Advisers, Inc.
Sub-adviser:	Brandes Investment Partners, L.P.
Investment Objective:	Long term capital appreciation.

M Fund, Inc. - Business Opportunity Value Fund
Investment Adviser:	M. Financial Investment Advisers, Inc.
Sub-adviser:	Iridian Asset Management LLC
Investment Objective:	Long term capital appreciation.

M Fund, Inc. - Frontier Capital Appreciation Fund
Investment Adviser:	M. Financial Investment Advisers, Inc.
Sub-adviser:	Frontier Capital Management Company, LLC
Investment Objective:	Maximum capital appreciation.

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M Fund, Inc. - Turner Core Growth Fund
Investment Adviser:	M. Financial Investment Advisers, Inc.
Sub-adviser:	Turner Investment Partners, Inc.
Investment Objective:	Long term capital appreciation.

MFS® Variable Insurance Trust - MFS Research International Series: Service Class
Investment Adviser:	Massachusetts Financial Services Company
Investment Objective:	To seek capital appreciation.

MFS® Variable Insurance Trust - MFS Value Series: Service Class
Investment Adviser:	Massachusetts Financial Services Company
Investment Objective:	To seek capital appreciation.

Nationwide Variable Insurance Trust - Federated NVIT High Income Bond Fund: Class I
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	Federated Investment Management Company
Investment Objective:	High current income.

This underlying mutual fund or sub account may invest in lower quality debt securities commonly referred to as junk bonds.

Nationwide Variable Insurance Trust - Gartmore NVIT Emerging Markets Fund: Class I
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	Gartmore Global Partners
Investment Objective:	Long-term capital growth by investing primarily in equity securities of companies located in emerging market countries.

This underlying mutual fund or sub account may invest in lower quality debt securities commonly referred to as junk bonds.

Nationwide Variable Insurance Trust - Gartmore NVIT International Equity Fund: Class I
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	Gartmore Global Partners
Investment Objective:	Long-term capital growth by investing primarily in equity securities of companies in Europe, Australasia, the Far East and other regions, including developing countries.

This underlying mutual fund or sub account may invest in lower quality debt securities commonly referred to as junk bonds.

Nationwide Variable Insurance Trust - Gartmore NVIT Worldwide Leaders Fund: Class I
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	Gartmore Global Partners
Investment Objective:	Long-term capital growth.

Nationwide Variable Insurance Trust - NVIT Government Bond Fund: Class I
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	Nationwide Asset Management, LLC
Investment Objective:	To provide a high level of income as is consistent with the preservation of capital.

Nationwide Variable Insurance Trust - NVIT International Index Fund: Class II
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	BlackRock Investment Management, LLC
Investment Objective:	To match the performance of the Morgan Stanley Capital International Europe, Australasia and Far East Index ("MSCI EAFE® Index") as closely as possible before the deduction of Fund expenses.

Nationwide Variable Insurance Trust - NVIT Investor Destinations Aggressive Fund: Class II
Investment Adviser:	Nationwide Fund Advisors
Investment Objective:	To maximize growth of capital consistent with a more aggressive level of risk as compared to the other Investor Destinations Funds.

The Nationwide NVIT Investor Destinations Funds are designed to provide diversification and asset allocation across several types of investments and asset classes, primarily by investing in underlying funds.  Therefore, a proportionate share of the fees and expenses of the underlying funds are indirectly borne by investors.  Please refer to the prospectus for Nationwide NVIT Investor Destinations Funds for more information.

This underlying mutual fund or sub account may invest in lower quality debt securities commonly referred to as junk bonds.

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Nationwide Variable Insurance Trust - NVIT Investor Destinations Conservative Fund: Class II
Investment Adviser:	Nationwide Fund Advisors
Investment Objective:	High level of return consistent with a conservative level of risk compared to the other Investor Destinations Funds.

The Nationwide NVIT Investor Destinations Funds are designed to provide diversification and asset allocation across several types of investments and asset classes, primarily by investing in underlying funds.  Therefore, a proportionate share of the fees and expenses of the underlying funds are indirectly borne by investors.  Please refer to the prospectus for Nationwide NVIT Investor Destinations Funds for more information.

This underlying mutual fund or sub account may invest in lower quality debt securities commonly referred to as junk bonds.

Nationwide Variable Insurance Trust - NVIT Investor Destinations Moderate Fund: Class II
Investment Adviser:	Nationwide Fund Advisors
Investment Objective:	High level of total return consistent with a moderate level of risk as compared to other Investor Destinations Funds.

The Nationwide NVIT Investor Destinations Funds are designed to provide diversification and asset allocation across several types of investments and asset classes, primarily by investing in underlying funds.  Therefore, a proportionate share of the fees and expenses of the underlying funds are indirectly borne by investors.  Please refer to the prospectus for Nationwide NVIT Investor Destinations Funds for more information.

This underlying mutual fund or sub account may invest in lower quality debt securities commonly referred to as junk bonds.

Nationwide Variable Insurance Trust - NVIT Investor Destinations Moderately Aggressive Fund: Class II
Investment Adviser:	Nationwide Fund Advisors
Investment Objective:	Growth of capital, but also seeks income consistent with a moderately aggressive level of risk as compared to the other Investor Destinations Funds.

The Nationwide NVIT Investor Destinations Funds are designed to provide diversification and asset allocation across several types of investments and asset classes, primarily by investing in underlying funds.  Therefore, a proportionate share of the fees and expenses of the underlying funds are indirectly borne by investors.  Please refer to the prospectus for Nationwide NVIT Investor Destinations Funds for more information.

This underlying mutual fund or sub account may invest in lower quality debt securities commonly referred to as junk bonds.

Nationwide Variable Insurance Trust - NVIT Investor Destinations Moderately Conservative Fund: Class II
Investment Adviser:	Nationwide Fund Advisors
Investment Objective:	High level of total return consistent with a moderately conservative level of risk.

The Nationwide NVIT Investor Destinations Funds are designed to provide diversification and asset allocation across several types of investments and asset classes, primarily by investing in underlying funds.  Therefore, a proportionate share of the fees and expenses of the underlying funds are indirectly borne by investors.  Please refer to the prospectus for Nationwide NVIT Investor Destinations Funds for more information.

This underlying mutual fund or sub account may invest in lower quality debt securities commonly referred to as junk bonds.

Nationwide Variable Insurance Trust - NVIT Mid Cap Index Fund: Class II
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	BlackRock Investment Management, LLC
Investment Objective:	Capital appreciation.

This underlying mutual fund or sub account may invest in lower quality debt securities commonly referred to as junk bonds.

Nationwide Variable Insurance Trust - NVIT Money Market Fund: Class V
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	Federated Investment Management Company
Investment Objective:	The fund seeks as high a level of current income as is consistent with preserving capital and maintaining liquidity.

58

Nationwide Variable Insurance Trust - NVIT Multi Sector Bond Fund: Class I
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	Logan Circle Partners, L.P.
Investment Objective:	Above average total return over a market cycle of three to five years.

This underlying mutual fund or sub account may invest in lower quality debt securities commonly referred to as junk bonds.

Nationwide Variable Insurance Trust - NVIT Multi-Manager Large Cap Growth Fund: Class I
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	Goldman Sachs Asset Management, L.P.; Neuberger Berman Management Inc.; Wells Capital Management, Inc.
Investment Objective:	The fund seeks long-term capital growth.

Nationwide Variable Insurance Trust - NVIT Multi-Manager Mid Cap Growth Fund: Class I
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	Neuberger Berman Management Inc. and American Century Investment Management Inc.
Investment Objective:	The fund seeks long-term capital growth.

Nationwide Variable Insurance Trust - NVIT Multi-Manager Mid Cap Value Fund: Class I
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	American Century Investment Management, Inc.; RiverSource Investments, LLC; Thompson Siegel & Walmsley LLC
Investment Objective:	The fund seeks long-term capital appreciation.

Nationwide Variable Insurance Trust - NVIT Multi-Manager Small Cap Growth Fund: Class I
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	Waddell & Reed Investment Management Company; OppenheimerFunds, Inc.
Investment Objective:	Capital growth.
This underlying mutual fund or sub account may invest in lower quality debt securities commonly referred to as junk bonds.

Nationwide Variable Insurance Trust - NVIT Multi-Manager Small Cap Value Fund: Class I
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	Aberdeen Asset Management, Inc.; Epoch Investment Partners, Inc.; J.P. Morgan Investment Management Inc.
Investment Objective:	Capital appreciation.

Nationwide Variable Insurance Trust - NVIT Multi-Manager Small Company Fund: Class I
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:
Aberdeen Asset Management, Inc.: American Century Investment Management Inc.; Gartmore Global Partners; Morgan Stanley Investment Management; Neuberger Berman Management, Inc.; Putnam Investment Management, LLC; Waddell & Reed Investment Management Company

Investment Objective:	Long-term growth of capital.

This underlying mutual fund or sub account may invest in lower quality debt securities commonly referred to as junk bonds.

Nationwide Variable Insurance Trust - NVIT Nationwide Fund: Class I
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	Aberdeen Asset Management, Inc.
Investment Objective:	Total return through a flexible combination of capital appreciation and current income.

Nationwide Variable Insurance Trust - NVIT Short Term Bond Fund: Class I
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	Nationwide Asset Management, LLC
Investment Objective:	The fund seeks to provide a high level of current income while preserving capital and minimizing fluctuations in share value.

This underlying mutual fund or sub account may invest in lower quality debt securities commonly referred to as junk bonds.

59

Nationwide Variable Insurance Trust - Van Kampen NVIT Real Estate Fund: Class I
Investment Adviser:	Nationwide Fund Advisors
Sub-adviser:	Van Kampen Asset Management
Investment Objective:	The fund seeks current income and long-term capital appreciation.

Neuberger Berman Advisers Management Trust - AMT Partners Portfolio: I Class
Investment Adviser:	Neuberger Berman Management LLC.
Sub-adviser:	Neuberger Berman, LLC
Investment Objective:	Capital growth.

This underlying mutual fund or sub account may invest in lower quality debt securities commonly referred to as junk bonds.

Neuberger Berman Advisers Management Trust - AMT Regency Portfolio: S Class
Investment Adviser:	Neuberger Berman Management LLC.
Sub-adviser:	Neuberger Berman, LLC
Investment Objective:	Growth of capital.

This underlying mutual fund or sub account may invest in lower quality debt securities commonly referred to as junk bonds.

Oppenheimer Variable Account Funds - Oppenheimer Capital Appreciation Fund/VA: Service Shares
Investment Adviser:	OppenheimerFunds, Inc.
Investment Objective:	Capital appreciation by investing in securities of well-known established companies.

Oppenheimer Variable Account Funds - Oppenheimer Global Securities Fund/VA: Service Shares
Investment Adviser:	OppenheimerFunds, Inc.
Investment Objective:
Long-term capital appreciation by investing a substantial portion of its assets in securities of foreign issuers, "growth-type" companies, cyclical industries and special situations that are considered to have appreciation possibilities.

PIMCO Variable Insurance Trust - All Asset Portfolio: Administrative Class
Investment Adviser:	Pacific Investment Management Company LLC
Sub-adviser:	Research Affiliates
Investment Objective:	Maximum total return consistent with preservation of capital and prudent investment management.

This underlying mutual fund or sub account may invest in other funds.  Therefore, a proportionate share of the fees and expenses of any acquired funds are indirectly borne by investors.  As a result, investors may incur higher charges in this underlying mutual fund or subaccount than a fund that does not invest in other funds.

This underlying mutual fund or sub account may invest in lower quality debt securities commonly referred to as junk bonds.

PIMCO Variable Insurance Trust - Foreign Bond Portfolio (Unhedged): Administrative Class
Investment Adviser:	Pacific Investment Management Company LLC
Investment Objective:	Maximum total return consistent with preservation of capital and prudent investment management.

PIMCO Variable Insurance Trust - Low Duration Portfolio: Administrative Class
Investment Adviser:	Pacific Investment Management Company LLC
Investment Objective:	Maximum total return consistent with preservation of capital and prudent investment management.

PIMCO Variable Insurance Trust - Real Return Portfolio: Administrative Class
Investment Adviser:	Pacific Investment Management Company LLC
Investment Objective:	Maximum real return consistent with preservation of real capital and prudent investment management.

PIMCO Variable Insurance Trust - Total Return Portfolio: Administrative Class
Investment Adviser:	Pacific Investment Management Company LLC
Investment Objective:	Maximum total return consistent with preservation of capital and prudent investment management.

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Pioneer Variable Contracts Trust - Pioneer Emerging Markets VCT Portfolio: Class I
Investment Adviser:	Pioneer Investment Management, Inc.
Investment Objective:	Long-term growth of capital.

This underlying mutual fund or sub account may invest in lower quality debt securities commonly referred to as junk bonds.

Pioneer Variable Contracts Trust - Pioneer High Yield VCT Portfolio: Class II
Investment Adviser:	Pioneer Investment Management, Inc.
Investment Objective:
Maximize total return through a combination of income and capital appreciation.  Normally, the portfolio invests at least 80% of its total assets in below investment grade (high yield) debt securities and preferred stocks.

This underlying mutual fund or sub account may invest in lower quality debt securities commonly referred to as junk bonds.

Putnam Variable Trust - Putnam VT Small Cap Value Fund: Class IB
Investment Adviser:	Putnam Investment Management, LLC
Investment Objective:	Capital appreciation.

This underlying mutual fund or sub account may invest in other funds.  Therefore, a proportionate share of the fees and expenses of any acquired funds are indirectly borne by investors.  As a result, investors may incur higher charges in this underlying mutual fund or subaccount than a fund that does not invest in other funds.

Royce Capital Fund - Royce Micro-Cap Portfolio: Investment Class
Investment Adviser:	Royce & Associates, LLC
Investment Objective:	Long-term capital growth.

T. Rowe Price Equity Series, Inc. - T. Rowe Price Equity Income Portfolio: Class II
Investment Adviser:	T. Rowe Price Investment Services
Investment Objective:	Substantial dividend income as well as long-term growth of capital through investments in the common stocks of established companies.

This underlying mutual fund or sub account may invest in lower quality debt securities commonly referred to as junk bonds.

The Universal Institutional Funds, Inc. - Capital Growth Portfolio: Class II
Investment Adviser:	Morgan Stanley Investment Management, Inc., which does business in certain
Investment Objective:	Long-term capital appreciation by investing primarily in growth-oriented equity securities of large capitalization companies.

The Universal Institutional Funds, Inc. - Emerging Markets Debt Portfolio: Class II
Investment Adviser:	Morgan Stanley Investment Management Inc.
Investment Objective:	High total return by investing primarily in fixed income securities of government and government-related issuers and, to a lesser extent, of corporate issuers in emerging market countries.

This underlying mutual fund or sub account may invest in other funds.  Therefore, a proportionate share of the fees and expenses of any acquired funds are indirectly borne by investors.  As a result, investors may incur higher charges in this underlying mutual fund or subaccount than a fund that does not invest in other funds.

This underlying mutual fund or sub account may invest in lower quality debt securities commonly referred to as junk bonds.

The Universal Institutional Funds, Inc. - Global Real Estate Portfolio: Class II
Investment Adviser:	Morgan Stanley Investment Management Inc.
Investment Objective:	The Portfolio seeks to provide current income and capital appreciation.

This underlying mutual fund or sub account may invest in other funds.  Therefore, a proportionate share of the fees and expenses of any acquired funds are indirectly borne by investors.  As a result, investors may incur higher charges in this underlying mutual fund or subaccount than a fund that does not invest in other funds.

The Universal Institutional Funds, Inc. - Mid Cap Growth Portfolio: Class II
Investment Adviser:	Morgan Stanley Investment Management, Inc., which does business in certain
Investment Objective:	Long-term capital growth by investing primarily in common stocks and other equity securities.

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Van Eck Worldwide Insurance Trust - Worldwide Hard Assets Fund: Initial Class
Investment Adviser:	Van Eck Associates Corporation
Investment Objective:	Long-term capital appreciation by investing primarily in hard asset securities. Income is a secondary consideration.

Wells Fargo Advantage Funds® Variable Trust - VT Discovery Fund
Investment Adviser:	Wells Fargo Funds Management, LLC
Sub-adviser:	Wells Capital Management Incorporated
Investment Objective:	Long-term capital appreciation.

Wells Fargo Advantage Funds® Variable Trust - VT Small Cap Growth Fund
Investment Adviser:	Wells Fargo Funds Management, LLC
Sub-adviser:	Wells Capital Management Incorporated
Investment Objective:	Long-term capital appreciation.

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Appendix B: Definitions

Accumulation Unit(s) – A unit of measure representing a Policy Owner's investment in, or shares of, a Sub-Account.
Attained Age – A person's Issue Age on the Policy Date plus the number of full years since the Policy Date.
Base Specified Amount – The amount of Death Benefit coverage under the Policy on the Policy Date, excluding any Rider Specified Amount.  Subsequent to the Policy Date, the Death Benefit coverage will equal or exceed this amount unless the Policy Owner requests a decrease in the Base Specified Amount or take a partial surrender.

Beneficiary – The person or legal entity to whom/which the Death Benefit is paid upon the Insured’s death.
Block Purchase – One or more policies identified by a Policy Owner (or prospective Policy Owner) as being part of the same transaction (e.g. a list of individuals to be insured).  Only actually issued policies, each also a part of the same Consolidated Purchase, and not cancelled during the right to examine period, will be considered part of the same Block Purchase.

Cash Surrender Value – The amount payable to the Policy Owner upon a full surrender of the Policy. This amount is equal to the Enhanced Cash Value, minus Indebtedness and outstanding policy charges.
Cash Value – The sum of the value of a Policy's allocations to the Sub-Accounts, the fixed account, and the Policy Loan Account.
Code – The Internal Revenue Code of 1986, as amended.
Consolidated Purchase – One or more Block Purchases by the same Policy Owner as part of a single life insurance purchase.  We consider a single life insurance purchase to be where a Policy Owner is using one or more Block Purchases to informally fund a corporate liability, such as a non-qualified deferred compensation plan or a similar arrangement.

Death Benefit – The amount of insurance coverage provided by the base policy, and the Supplemental Insurance Rider, if purchased, upon the Insured’s death while the Policy is In Force.  The actual amount we pay to the Beneficiary is the amount of insurance coverage provided by the base policy, and the Supplemental Insurance Rider, if purchased, less any Indebtedness and any due and unpaid policy charges.

Enhanced Cash Value – The sum of the Policy’s Cash Value plus the Enhancement Benefit, if applicable.
Enhancement Benefit – An additional amount added to the Policy’s Cash Surrender Value upon a full surrender of the Policy during the first six or ten policy years (depending on the Policy’s charge band), provided the qualifying conditions have been satisfied.  Since this amount is applied to the Cash Surrender Value only upon full surrender of the Policy, it has no impact on any other values or calculations of the Policy.

Excess Premium – Any Premium applied to Base Specified Amount that exceeds the Target Premium.  If the Supplemental Insurance Rider is added, a higher proportion of the paid Premium will be Excess Premium.

FDIC – Federal Deposit Insurance Corporation.
Grace Period – A sixty-one day period after which the Policy will Lapse if the Policy Owner does not remit sufficient Premium to keep the Policy In Force.

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Home Office – Our Home Office is located at One Nationwide Plaza, Columbus, Ohio 43215.
In Force – The insurance coverage is in effect.
Indebtedness – The total amount of all outstanding policy loans, including principal and interest due.
Insured – The person whose life we insure under the Policy and whose death results in the payment the Death Benefit.
Investment Experience – The market performance of a mutual fund (in which a) Sub-Account invests.
Issue Age – A person's age based on their last birthday on or before the Policy Date.
Lapse – The Policy terminates without value.
Maturity Date – The date on which insurance coverage provided by the Policy is scheduled to end.  The Policy is automatically extended past the Maturity Date with modified benefits unless the Policy Owner elects otherwise. The Maturity Date is the anniversary of the Policy Date on or next following the Insured's 120th birthday.

Maturity Proceeds – The amount of money payable to the Policy Owner on the Maturity Date if your Policy is In Force. The Maturity Proceeds are equal to the Cash Value minus any Indebtedness.
Minimum Required Death Benefit – The lowest Death Benefit that will qualify the Policy as life insurance under the Code.
Nationwide, us, we, our or the Company – Nationwide Life Insurance Company.
Net Amount At Risk – The Policy’s Death Benefit minus the Policy’s Cash Value.
Net Asset Value (NAV) – The price of a share of a mutual fund in which a Sub-Account invests.  It is calculated by subtracting the mutual fund’s liabilities from its total assets, and dividing that figure by the number of shares outstanding.  We use the NAV to calculate the value of Accumulation Units.  The NAV does not reflect deductions we make for charges we take from Sub-Accounts.

Net Premium – The amount of Premium applied to the Policy after the deduction of the Premium Load.
Policy – The terms, conditions, benefits, and rights of the life insurance contract between the Policy Owner and the company.  The life insurance contract includes any attached written supplemental applications, together with any amendments, endorsements, or Riders.

Policy Data Page(s) – The Policy Data Page contains more detailed information about the Policy, some of which is unique and particular to the Owner, the Beneficiary and the Insured.  The charges shown on the Policy Data Page reflect the guaranteed maximum policy charges, which may not be the amount actually be charged.  Please request an illustration for specific information about charges applicable to particular Policies.

Policy Date – The date we begin assessing charges under the Policy, as shown on the Policy Data Page.  Policy years and months are measured from this date.  This date will be the date the initial Premium is paid, unless the Policy Owner requests and we approve another date.

Policy Loan Account – An account used as collateral for policy loans.  Upon approval of a policy loan, we transfer an amount from the Cash Value that equals the policy loan amount to this account.  Amounts transferred from the Sub-Accounts will be in the same proportion as a Policy's Sub-Account allocations, unless the Policy Owner instructs otherwise.  We will only transfer amounts from the fixed account if the loan amount exceeds 90% of the Cash Value allocated to the Sub-Accounts.  Amounts in this account will accrue and be credited daily interest at a rate not less than the stated interest crediting rate shown on the Policy Data Pages.

Policy Owner– The corporation or legal entity, such as a trust, named as the owner: (i) in the application; or (ii) to which ownership rights in the policy have been validly assigned.

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Policy Proceeds or Proceeds – Policy Proceeds are the amount payable upon termination of the Policy.  Policy Proceeds could be comprised of the Death Benefit, the Maturity Proceeds, or the Cash Surrender Value upon a full surrender of the Policy.

Premium – The amount of money paid into the Policy, including amounts, if any, attributable to Section 1035 exchanges.
Rider – An optional benefit the Policy Owner may purchase/elect under the Policy.
Rider Specified Amount – The amount of Death Benefit coverage under the Supplemental Insurance Rider.
SEC – The Securities and Exchange Commission.
Section 1035 – The Code section describing an exchange between a life insurance Policy and/or annuity contract.
Sub-Accounts – The mechanisms we use to account for the Policy Owner's allocations of Net Premium and Cash Value among the Policy’s variable investment options.
Substandard Rating – A risk classification based on medical and/or non-medical factors used to determine what to charge for life insurance based on characteristics of the Insured beyond traditional factors for standard risks, which include age, sex and the smoking habits of the Insured.  Substandard Ratings are shown on the Policy Data Pages as rate class multiples (medical factors) and/or monthly flat extras (medical and/or non-medical factors).  The higher the rate class multiple or monthly flat extra, the greater the risk assessed and the higher the cost.

Target Premium – The maximum amount of Premium the Policy Owner may pay to purchase Base Specified Amount under Section 7702A of the Code and still have the Policy treated as a life insurance contract for federal tax purposes.  This is the maximum Premium the Policy Owner may put into the Policy based on the "7-Pay" method, which determines the limits on Premium payments in each of the first seven policy years.  The actual amount is based on numerous factors which include the Issue Age of the Insured, Substandard Ratings (if any), and an adjustment for any Premium exchanged into the Policy under Section 1035 of the Code.

Total Specified Amount – The sum of the Base Specified Amount and the Rider Specified Amount, if any.
Valuation Period – The period during which we determine the change in the value of the Sub-Accounts.  One Valuation Period ends and another begins with the close of trading on the New York Stock Exchange.

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Appendix C: Blending Examples of Policy Charges

Blending Examples of Policy Charges

Case with First Year Premium of $900,000
Guaranteed Issue Policy with a Total Specified Amount of $19,650,000
(Assuming No Premiums from Section 1035 Exchange)

The tables  and calculations below show examples of how actual charge s would b e determined using a sample policy assuming : the Policy is assigned to Band 3; the Total Specified Amount is $19,650,000; the first-year Premium received is $900,000; and the Total Specified Amount is allocated 80% to Base Specified Amount and 20% to Rider Specified Amount.  The "blending" calculates charges based on a weighted average of the Base Specified Amount and Rider Specified Amount.  To determine the weighted average, the charge amount attributed to base and rider charges are independently multiplied by their respective allocations and the result of each is added together to achieve the total charge assessed.  For example, in the table below the Premium Load charges would be determined as follows.

The tables and calculation examples below assume a blend of 80% Base Specified Amount and 20% Rider Specified Amount .  All of the tables and calculation examples use the current charges as disclosed in the "In Summary: Fee Tables" section of the prospectus.  If maximum charges were used in these examples, the charges would be higher.

Premium Load: Deducted from Each Premium Paid *
Target Premium (Base)	Excess Premium (Rider)	80%/20% Charge Blend
5.00%	3.00%	4.60%
* Based on $900,000 of Premium paid, the total dollar value of the Premium Load is (0.046) x ($900,000) which equals $41,400.

Using the charges in the table above, and the assumptions in the example listed above, here is how the total Premium Load is calculated:

Total Premium Load Charges =                                                      [Target Premium (Base) Percentage x Target Premium Charge] +

[Excess Premium (Rider) Percentage x Excess Premium Charge]

=      [(0.80) x (0.05)] + [(0.20) x (0.03)]

=      [(0.04)] + [0.006]

=      0.046 or 4.6% of Premium received during the policy year

Policy Year	Variable Account Asset Charge: Deducted Monthly from Cash Value
	Base Variable Account Asset Charge Rate	Rider Variable Account Asset Charge Rate	80%/20% Charge Blend
1 -10	0.30%	0.30%	0.30%
11-30	0. 15%	0. 15%	0. 15%
31 and thereafter	0. 05%	0. 05%	0. 05%

Using the charges in the table above, and the assumptions in the example listed above, here is how the total Variable Account Charges are calculated in policy years 1-10 :

Total Variable Account Charges                                                      =           [Target Premium (Base) Percentage x Base Variable Account Asset Charge] +

[Excess Premium (Rider) Percentage x Rider Variable Account Asset Charge]

=   [(0.80) x (0.0030)] + [(0.20) x (0.0030)]

=   [(0.00240)] + [(0.0006)]

=   0.0030 or 0.30% of Cash Value allocated to the Sub-Accounts

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Specified Amount Charge: Deducted Monthly from Cash Value*
Base Specified Amount	Rider Specified Amount	80%/20% Charge Blend
$1,277.25	$589.50	$1,139.70
* The dollar amounts in the table are based on per $1,000 of Specified Amount Charge rates of $0.065 (Base),
$0.03 (Rider), and $0.058 (blended) and the assumed Total Specified Amount of $19,650,000.

Using the charges in the table above, and the assumptions in the example listed above, here is how the total Specified Amount Charges are calculated:

Total Specified Amount Charges                                                      =           [Target Premium (Base) Percentage x Base Specified Amount Charge] +

[Excess Premium (Rider) Percentage x Rider Specified Amount Charge]

=   [(0.80) x ($1,277.25)] + [(0.20) x ($589.50)]

=   [(1,021.90)] + [($117.90)]

=   $1,139.70

Policy Year	Cost of Insurance Charge Per $1,000 of Net Amount At Risk based on Issue Age of 45: Deducted Monthly from Cash Value *
	Base Cost of Insurance	Rider Cost of Insurance	80%/20% Charge Blend
1	$1.597	$1.374	$1.552
2	$1.736	$1.450	$1.679
3	$1.887	$1.537	$1.817
4	$2.052	$1.646	$1.971
5	$2.230	$1.796	$2.143
* The dollar amounts in the table are based on per $1,000 of the Net Amount At Risk Cost of Insurance Charge rates for Base Specified Amount and Rider Specified Amount.  Charges change each year based on the increasing age of the Insured.

Using the charges in the table above, and the assumptions in the example listed above, here is how the total Cost of Insurance Charges are calculated:

Total Cost of Insurance Charges                                                      =           [Target Premium (Base) Percentage x Base Cost of Insurance Charges] +

[Excess Premium (Rider) Percentage x Rider Specified Amount Charge]

=   [(0.80) x ($1.597)] + [(0.20) x ($1.374)]

=   [($1.278)] + [(0.274)]

=   $1.552 per $1,000 of Net Amount At Risk

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Appendix D: Factors Used in Calculating the Enhancement Benefit

The table below shows the factors used to calculate the Enhancement Benefit for the first and last month of each policy year.  The actual calculation will depend on the month the Policy is surrendered.  Policy Owners may request a calculation of their current Enhancement Benefit by contacting our Home Office.

Enhancement Benefit Factors
	Factors for A: Applied to Current Policy Year Year-to-date Total Policy Charge				Factors for B: Applied to End of Prior Year Enhancement Benefit
	6 Year Monthly Enhancement (Band 1)		10 Year Monthly Enhancement (Bands 2, 3, and 4)		6 Year Monthly Enhancement (Band 1)		10 Year Monthly Enhancement (Bands 2, 3 and 4 )
Policy Year	Month 1	Month 12	Month 1	Month 12	Month 1	Month 12	Month 1	Month 12
1	95%	72%	90%	84%	N/A	N/A	N/A	N/A
2	95%	72%	90%	84%	96.75%	61%	98.50%	82%
3	95%	72%	90%	84%	95.92%	51%	98.25%	79%
4	95%	72%	90%	84%	94.50%	34%	97.92%	75%
5	95%	72%	90%	84%	91.67%	0%	97.50%	70%
6	95%	0%	90%	84%	91.67%	0%	96.83%	62%
7	None	None	90%	84%	None	None	95.83%	50%
8	None	None	90%	84%	None	None	94.92%	39%
9	None	None	90%	84%	None	None	91.92%	3%
10	None	None	90%	0%	None	None	91.67%	0%
11+	None	None	None	None	None	None	None	None

Using the factors available in the table above, here is an example of how an Enhancement Benefit would be calculated.

In this example, we will assume the following:

A surrender in the last month of policy year 3.
The Policy is assigned to Band 1.
Current year total charges are $5,000.
The prior year’s Enhancement Benefit was $3,000.

Using these assumptions, the Enhancement Benefit is calculated as follows:

A (Current Year to Date Total Policy Charges) + B (The Amount of Last Year’s Enhancement Benefit)

Where:                      A = the Factor Applied to Current Year to Date Total Policy Charges; and
B = the Factor Applied to the Prior Year’s Enhancement Benefit.

= 72% ($5,000) + 51% ($3,000)

= ($3,600) + ($1,530)

= $5,130

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Appendix E: State Variations
Described below are the variations to certain prospectus disclosures resulting from state law or the instruction provided by state insurance authorities as of the date of this prospectus. Information regarding a state’s requirements does not mean that Nationwide currently offers policies within that jurisdiction.  These variations are subject to change without notice and additional variations may be imposed as required by specific states.  Please contact Nationwide or the registered representative for the most up to date information of state variations.

Colorado – In addition to the right to elect to irrevocably transfer 100% of the policy's Cash Value to the fixed account within the first twenty-four months from the Policy Date provided under "Exchanging The Policy," the Policy Owner may also elect to irrevocably transfer 100% of the policy's Cash Value to the fixed account within the later of sixty days from the date of a change in the investment policy of a Sub-Account or sixty days from when we notify the Policy Owner of their option to make such transfer.  See the "Exchanging The Policy" sub-section of "The Policy" section and the "Nationwide VLI Separate Account – 4" section of this prospectus.

The suicide provision in the policy and in any Rider is limited to one year from the Policy Date, reinstatement date, effective date of a Specified Amount increase, or Rider effective date.  See the "Suicide" sub-section of "The Death Benefit" section of this prospectus.

Connecticut – In addition to the right to exchange the policy for a different policy provided under "Exchanging the Policy," the Policy Owner may within eighteen months from the Policy Date, exchange the policy for a new fixed benefit life insurance policy on the life of the Insured wherein no additional evidence of insurability is required.  See the "Exchanging the Policy" sub-section of "The Policy" section of this prospectus.

Florida – The Enhancement Benefit described under the "Enhancement Benefit" sub-section of "The Policy" section is not available or applicable where a new Owner is named, except where the new Owner is also a corporation or an entity established by a corporation (such as a corporate affiliate).  See the "Policy Owner and Beneficiaries" and "Enhancement Benefit" sub-sections of "The Policy" section of this prospectus.

Massachusetts - In addition to the right to elect to irrevocably transfer 100% of the policy's Cash Value to the fixed account within the first twenty-four months from the Policy Date provided under "Exchanging the Policy," the Policy Owner may also elect to irrevocably transfer 100% of the policy's Cash Value to the fixed account within the later of sixty days from the date of a change in the investment policy of a Sub-Account or sixty days from when we notify the Policy Owner of their option to make such transfer.  See the "Exchanging the Policy" sub-section of "The Policy" section and the "Nationwide VLI Separate Account – 4" section of this prospectus.

Missouri - The suicide provision in the policy and in any Rider is limited to one year from the Policy Date, reinstatement date, effective date of a Specified Amount increase, or Rider effective date.  See the "Suicide" sub-section of "The Death Benefit" section of this prospectus.

Additionally, under the "Grace Period" sub-section of the "Lapse" section, the amount the Policy Owner must pay to avoid Lapsing the policy is equal to at least three times the current month's policy charges.  See the "Grace Period" sub-section of the "Lapse" section of this prospectus.

In the "Reinstatement" sub-section of the "Lapse" section of the prospectus, the three year reinstatement period is extended to five years.  See the "Reinstatement" sub-section of the "Lapse" section of this prospectus.

Nebraska - Under the "Grace Period" sub-section of the "Lapse" section, the amount the Policy Owner must pay to avoid Lapsing the policy is equal to at least three times the current month's policy charges.  See the "Grace Period" sub-section of the "Lapse" section of this prospectus.

New Hampshire – This policy is not available for issuance in the state of New Hampshire.

New York - This policy is not available for issuance in the state of New York.

North Carolina - In the "Reinstatement" sub-section of the "Lapse" section of the prospectus, the three year reinstatement period is extended to five years.  See the "Reinstatement" sub-section of the "Lapse" section of this prospectus.

North Dakota - The suicide provision in the policy and in any Rider is limited to one year from the Policy Date, reinstatement date, effective date of a Specified Amount increase, or Rider effective date.  See the "Suicide" sub-section of "The Death Benefit" section of this prospectus.

Oregon - In addition to the right to elect to irrevocably transfer 100% of the policy's Cash Value to the fixed account within the first twenty-four months from the Policy Date provided under "Right of Conversion," the Policy Owner may also elect to irrevocably transfer 100% of the policy's Cash Value to the fixed account within the later of sixty days from the date of a change in the investment policy of a Sub-Account or sixty days from when we notify the Policy Owner of their option to make such transfer.  See the "Right of Conversion" sub-section of "The Policy" section and the "Nationwide VLI Separate Account – 4" section of this prospectus.

69

In addition to the right to exchange the policy for a different policy provided under "Exchanging the Policy," the Policy Owner may within eighteen months from the Policy Date, exchange the policy for a new fixed benefit life insurance policy on the life of the Insured wherein no additional evidence of insurability is required.  The policy also provides the Policy Owner a right to use the Policy's Cash Surrender Value as a single premium payment to purchase a paid-up insurance policy on the life of the Insured.  See the "Exchanging the Policy" sub-section of "The Policy" section of this prospectus.

Utah - Under the "Reinstatement" sub-section of the "Lapse" section, all premium requirements must be met except for the requirement that the Policy Owner must pay sufficient Premium to keep the policy In Force for three months from the date of reinstatement.  See the "Grace Period" sub-section of the "Lapse" section of this prospectus.

West Virginia – Under the "Reinstatement" sub-section of the "Lapse" section, the Policy Owner must pay sufficient Premium to keep the policy In Force for one month from the date of reinstatement.  See the "Grace Period" sub-section of the "Lapse" section of this prospectus.

70

Outside back cover page

To learn more about this Policy, you should read the Statement of Additional Information (the "SAI") dated the same date as this prospectus.  For a free copy of the SAI, to receive personalized illustrations of Death Benefits, net cash surrender values, and cash values, and to request other information about this Policy please call our Service Center at 1-877-351-8808 (TDD: 1-800-238-3035) or write to us at Nationwide Life Insurance Company, Corporate Insurance Markets, One Nationwide Plaza, 1-11-08, Columbus, OH 43215-2220.

The SAI has been filed with the SEC and is incorporated by reference into this prospectus. The SEC maintains an Internet website (http://www.sec.gov) that contains the SAI and other information about us and the Policy.  Information about us and the Policy (including the SAI) may also be reviewed and copied at the SEC's Public Reference Room in Washington, D.C., or may be obtained, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC, 100 F Street NE, Washington, D.C. 20549-8090.  Additional information on the operation of the Public Reference Room may be obtained by calling the SEC at (202) 551-8090.

Investment Company Act of 1940 Registration File No. 811-8301
Securities Act of 1933 Registration File No. 333-153343

Nationwide VLI Separate Account-4
(Registrant)

Nationwide Life Insurance Company
(Depositor)

Corporate Insurance Markets
One Nationwide Plaza, 1-11-08
Columbus, OH 43215-2220
1-877-351-8808
TDD: 1-800-238-3035

STATEMENT OF ADDITIONAL INFORMATION

Corporate Flexible Premium Adjustable Variable Universal Life Insurance Policies

This Statement of Additional Information ("SAI'') contains additional information regarding the corporate flexible premium adjustable variable universal life insurance policy offered by Nationwide Life Insurance Company ("Nationwide").  This SAI is not a prospectus and should be read together with the policy prospectus dated November 20 , 2009 and the prospectuses for the mutual funds.  The prospectus is incorporated by reference in this SAI.  A copy of these prospectuses may be obtained FREE OF CHARGE by writing or calling us at our address or phone number shown above.

The date of this Statement of Additional Information is November 20 , 2009.

Table of Contents
Page
Nationwide Life Insurance Company	1
Nationwide VLI Separate Account-4	1
Nationwide Investment Services Corporation (NISC)	1
Services	1
Underwriting Procedure	1
Net Amount at Risk	1
Illustrations	1
Advertising	1
Tax Definition of Life Insurance	1
Financial Statements	1

Nationwide Life Insurance Company

We are a stock life insurance company organized under the laws of the State of Ohio in March 1929 with our Home Office at One Nationwide Plaza, Columbus, Ohio 43215.  We provide life insurance, annuities and retirement products.  We are admitted to do business in all states, the District of Columbia and Puerto Rico.  Nationwide is a member of the Nationwide group of companies and all of our common stock is owned by Nationwide Financial Services, Inc. ("NFS"), a holding company.  All of the common stock is held by Nationwide Mutual Insurance Company (95.2%) and Nationwide Mutual Fire Insurance Company (4.8%), the ultimate controlling persons of the Nationwide group of companies. The Nationwide group of companies is one of America’s largest insurance and financial services family of companies, with combined assets of over $135 billion as of December 31, 2008.

Nationwide VLI Separate Account-4

Nationwide VLI Separate Account-4 is a separate account that invests in mutual funds offered and sold to insurance companies and certain retirement plans.  We established the separate account on December 3, 1987 pursuant to Ohio law.  Although the separate account is registered with the SEC as a unit investment trust pursuant to the Investment Company Act of 1940 the SEC does not supervise our management or the management of the variable account. We serve as the custodian of the assets of the variable account.

Nationwide Investment Services Corporation (NISC)

The policies are distributed by NISC, located at One Nationwide Plaza, Columbus, Ohio 43215, a wholly owned subsidiary of Nationwide.  For contracts issued in Michigan, all references to NISC will mean Nationwide Investment Svcs. Corporation.

The policies will be sold on a continuous basis by licensed insurance agents in those states where the policies may lawfully be sold.  Agents are registered representatives of broker dealers registered under the Securities Exchange Act of 1934 who are member firms of the Financial Industry Regulatory Authority ("FINRA").

Gross first year commissions plus any expense allowance payments paid by Nationwide on the sale of these policies provided by NISC will not exceed 41% of the Premium.  After the first policy year, we pay gross renewal commissions on the sale of the policies provided by NISC that will not exceed 11% of actual premium payment.

We paid no underwriting commissions to NISC for this separate account in 2008, 2007 or 2006.

Services

We have responsibility for administration of the policies and the variable account.  We also maintain the records of the name, address, taxpayer identification number, and other pertinent information for each Policy Owner and the number and type of policy issued to each Policy Owner and records with respect to the policy value of each policy.

We are the custodian of the assets of the variable account.  We will maintain a record of all purchases and redemption of shares of the mutual funds.  We or our affiliates may have entered into agreements with either the investment adviser or distributor for the mutual funds.  The agreements relate to administrative services we or our affiliate furnish.  Some of the services provided include distribution of underlying fund prospectuses, semi-annual and annual fund reports, proxy materials and fund communications, as well as maintaining the websites and voice response systems necessary for contract owners to execute trades in the funds.  We also act as a limited agent for the fund for purposes of accepting the trades.  For these services the funds agree to pay us an annual fee based on the average aggregate net assets of the variable account (and other separate accounts of Nationwide or life insurance company subsidiaries of Nationwide) invested in the particular fund.

We take these anticipated fee payments into consideration when determining the expenses necessary to support the policies.  Without these payments, policy charges would be higher.  Only those funds that agree to pay us a fee will be offered in the Policy.  Generally, we expect to receive somewhere between 0.10% to 0.45% (an annualized rate of the daily net assets of the variable account) from the funds offered in the policies.  What is actually received depends upon many factors, including but not limited to the type of fund (i.e., money market funds generally pay less revenue than other fund types) and the actual services rendered to the fund company.

Independent Registered Public Accounting Firm

The financial statements of Nationwide VLI Separate Account-4 and the consolidated financial statements and schedules of Nationwide Life Insurance Company and subsidiaries for the periods indicated have been included herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.  The audit report of KPMG LLP covering the December 31, 2008 consolidated financial statements and schedules of Nationwide Life Insurance Company and subsidiaries contains an explanatory paragraph that states that Nationwide Life Insurance Company adopted the American Institute of Certified Public Accountants' Statement of Position 05-1, Accounting by Insurance Enterprises for Deferred Acquisition Costs in Connection with Modifications or Exchanges of Insurance Contracts, in 2007.  KPMG LLP is located at 191 West Nationwide Blvd., Columbus, Ohio 43215.

Underwriting Procedure

We underwrite the policies issued through Nationwide VLI Separate Account-4.  The Policy's cost of insurance depends upon the Insured's Issue Age, underwriting class, and the length of time the Policy has been In Force.  The rates will vary depending upon tobacco use and other risk factors.  Monthly cost of insurance rates will not exceed those guaranteed in the Policy.

Guaranteed cost of insurance rates for base coverage and coverage pursuant to the Supplemental Insurance Rider under policies issued on a non-medical basis are based on (i) the 2001 Commissioners’ Standard Ordinary 80% Male Mortality Table, (ii) Attained Age, (iii) Substandard Ratings,, and (iv) tobacco distinct status.  Guaranteed cost of insurance rates for base coverage and coverage pursuant to the Supplemental Insurance Rider under policies issued on a medical basis are based on (i) either (a) the 2001 Commissioners’ Standard Ordinary 100% Male Mortality Table or (b) the 2001 Commissioners’ Standard Ordinary 100% Female Mortality Table, (ii) Attained Age, (iii) Substandard Ratings, and (iv) tobacco distinct status. Guaranteed cost of insurance rates for base coverage and coverage pursuant to the Supplemental Insurance Rider on substandard risks will equal the guaranteed cost of insurance rates for standard risks times a percentage greater than 100%.

The underwriting class of an Insured may affect the cost of insurance rate.  There are three underwriting classes into which Insureds are placed, depending on the Insureds’ mortality characteristics: Guaranteed Issue, Simplified Issue, and Regular Issue.  Within each of these mortality risk classes, there are three sub-classifications based on other risk factors of the case and the associated employee benefit plan.  The most favorable is Class A, followed by Class B, and then Class C.

In an otherwise identical policy, an Insured in the Regular Issue underwriting class will have a lower cost of insurance than an Insured in a rate class with higher mortality risks.

The rating class is determined using questionnaires, medical records, and physical exams, depending on the amount of insurance and the attributes of the Insured.  On groups, we may underwrite using short-form questionnaires or abbreviated medical evaluations.

2

Net Amount at Risk

The Policy’s cost of insurance is also dependent on the Policy’s Net Amount at Risk.  The Net Amount at Risk is allocated between the base coverage and the Supplemental Insurance Rider.  The Net Amount at Risk for the base policy is the base policy Death Benefit minus the Policy’s Cash Value.  The Net Amount at Risk for the Supplemental Insurance Rider is the Rider Death Benefit (as described in the "Supplemental Insurance Rider" section of the "Policy Riders and Rider Charges" provision of the prospectus).

Illustrations

Before purchase of the Policy and upon request thereafter, we will provide illustrations of future benefits under the Policy based upon the proposed Insured's age and premium class, the Death Benefit option elected, Specified Amount, planned periodic Premiums and Riders requested.  An illustration will also demonstrate how the current charges associated with a particular Policy may be reduced if the Supplemental Insurance Rider is elected.

Advertising

Rating Agencies.  Independent financial rating services, including Moody's, Standard & Poor's and A.M. Best Company rank and rate us.  The purpose of these ratings is to reflect the financial strength or claims-paying ability of Nationwide.  The ratings are not intended to reflect the Investment Experience or financial strength of the variable account.  We may advertise these ratings from time to time.  In addition, we may include in certain advertisements, endorsements in the form of a list of organizations, individuals or other parties which recommend us or the policies.  Furthermore, we may occasionally include in advertisements comparisons of currently taxable and tax deferred investment programs, based on selected tax brackets, or discussions of alternative investment vehicles and general economic conditions.

Money Market Yields. We may advertise the "yield" and "effective yield" for the money market Sub-Account.  Yield and effective yield are annualized, which means that it is assumed that the underlying mutual fund generates the same level of net income throughout a year.

Yield is a measure of the net dividend and interest income earned over a specific seven-day period (which period will be stated in the advertisement) expressed as a percentage of the offering price of the underlying mutual fund’s units.  The effective yield is calculated similarly, but reflects assumed compounding, calculated under rules prescribed by the SEC.  Thus, effective yield will be slightly higher than yield, due to the compounding.

Historical Performance of the Sub-Accounts.  We will advertise historical performance of the Sub-Accounts in accordance with SEC prescribed calculations.  Please note that performance information is annualized.  However, if a Sub-Account has been available in the variable account for less than one year, the performance information for that Sub-Account is not annualized.  Performance information is based on historical earnings and is not intended to predict or project future results.

Additional Materials.  We may provide information on various topics to current and prospective Policy Owners in advertising, sales literature or other materials.

Tax Definition of Life Insurance

Section 7702(b)(1) of the Internal Revenue Code provides that if one of two alternate tests is met, a policy will be treated as life insurance for federal tax purposes.  The two tests are referred to as the Cash Value Accumulation Test and the Guideline Premium/Cash Value Corridor Test.  Both tests are available to flexible premium policies such as this one.

The tables that follow show, numerically, the requirements for each test.

3

Guideline Premium/Cash Value Corridor Test
Table of Applicable Percentages of Cash Value

Attained Age of Insured	Percentage of Cash Value	Attained Age of Insured	Percentage of Cash Value	Attained Age of Insured	Percentage of Cash Value
0-40	250%	61	128%	81	105%
41	243%	62	126%	82	105%
42	236%	63	124%	83	105%
43	229%	64	122%	84	105%
44	222%	65	120%	85	105%
45	215%	66	119%	86	105%
46	209%	67	118%	87	105%
47	203%	68	117%	88	105%
48	197%	69	116%	89	105%
49	191%	70	115%	90	105%
50	185%	71	113%	91	104%
51	178%	72	111%	92	103%
52	171%	73	109%	93	102%
53	164%	74	107%	94	101%
54	157%	75	105%	95	101%
55	150%	76	105%	96	101%
56	146%	77	105%	97	101%
57	142%	78	105%	98	101%
58	138%	79	105%	99	101%
59	134%	80	105%	100	100%
60	130%

Cash Value Accumulation Test

The Cash Value Accumulation Test requires the Death Benefit to exceed an applicable percentage of the cash value.  These applicable percentages are calculated by determining net single premiums, as defined in Code Section 7702(b), for each policy year given a set of actuarial assumptions.  The relevant material assumptions include an interest rate of 4% and 2001 CSO guaranteed mortality as prescribed in Revenue Code Section 7702 for the Cash Value Accumulation Test.  The resulting net single premiums are then inverted (i.e., multiplied by 1/net single premium) to give the applicable cash value percentages.  These premiums vary with the ages, sexes, and risk classifications of the Insureds.

The table below provides an example of applicable percentages for the Cash Value Accumulation Test.  This example is for a male non-tobacco age 45 non-medical underwriting.

Policy Year	Percentage of Cash Value	Policy Year	Percentage of Cash Value	Policy Year	Percentage of Cash Value	Policy Year	Percentage of Cash Value
1	347%	16	215%	31	147%	46	116%
2	335%	17	209%	32	145%	47	115%
3	324%	18	203%	33	144%	48	114%
4	314%	19	197%	34	142%	49	112%
5	304%	20	192%	35	141%	50	111%
6	294%	21	187%	36	140%	51	110%
7	284%	22	182%	37	139%	52	109%
8	275%	23	177%	38	138%	53	107%
9	266%	24	173%	39	134%	54	105%
10	258%	25	169%	40	131%	55	103%
11	250%	26	165%	41	128%	56	101%
12	242%	27	161%	42	125%
13	235%	28	157%	43	122%
14	228%	29	153%	44	120%
15	221%	30	150%	45	117%

4

Report of Independent Registered Public Accounting Firm

The Board of Directors of Nationwide Life Insurance Company and

Contract Owners of Nationwide VLI Separate Account-4:

We have audited the accompanying statement of assets, liabilities and contract owners’ equity of Nationwide VLI Separate Account-4 (comprised of the sub-accounts listed in note 1(b) (collectively, “the Accounts”)) as of December 31, 2008, and the related statements of operations and changes in contract owners’ equity, and the financial highlights for each of the periods indicated herein. These financial statements and financial highlights are the responsibility of the Accounts’ management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 2008, by correspondence with the transfer agents of the underlying mutual funds. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of the Accounts as of December 31, 2008, and the results of their operations, changes in contract owners’ equity, and financial highlights for each of the periods indicated herein, in conformity with accounting principles generally accepted in the United States of America.

/s/    KPMG LLP

Columbus, Ohio

March 13, 2009

NATIONWIDE VLI SEPARATE ACCOUNT-4

STATEMENT OF ASSETS, LIABILITIES AND CONTRACT OWNERS’ EQUITY

December 31, 2008

Assets:
Investments at fair value:
AIM VIF - Basic Value Fund - Series I (AVBVI)
863,098 shares (cost $7,997,255)	$3,538,703
AIM VIF - Capital Appreciation Fund - Series I (AVCA)
42,727 shares (cost $1,054,112)	721,656
AIM VIF - Capital Development Fund - Series I (AVCDI)
826,509 shares (cost $12,969,903)	6,554,217
AIM VIF - International Growth Fund - Series I (AVIE)
1,155,588 shares (cost $34,555,721)	22,522,415
AllianceBernstein VPS - Growth and Income Portfolio - Class A (ALVGIA)
765,413 shares (cost $17,676,644)	10,026,917
AllianceBernstein VPS - International Value Portfolio - Class A (ALVIVA)
2,364,922 shares (cost $46,757,859)	26,132,387
AllianceBernstein VPS - Small-Mid Cap Value Portfolio - Class A (ALVSVA)
434,642 shares (cost $6,814,480)	4,311,646
American Century VP - Income & Growth Fund - Class I (ACVIG)
3,098,080 shares (cost $21,861,166)	14,932,744
American Century VP - Inflation Protection Fund - Class II (ACVIP2)
1,804,707 shares (cost $19,025,429)	17,866,601
American Century VP - International Fund - Class I (ACVI)
4,051,488 shares (cost $31,861,368)	24,065,838
American Century VP - International Fund - Class III (ACVI3)
1,096,205 shares (cost $10,088,665)	6,511,457
American Century VP - Mid Cap Value Fund - Class I (ACVMV1)
182,662 shares (cost $2,288,931)	1,786,437
American Century VP - Ultra(R) Fund - Class I (ACVU1)
413,302 shares (cost $4,158,480)	2,504,612
American Century VP - Value Fund - Class I (ACVV)
9,622,678 shares (cost $70,660,052)	45,034,134
American Century VP - Vista(SM) Fund - Class I (ACVVS1)
300,380 shares (cost $5,532,271)	3,235,091
American Funds IS - Asset Allocation Fund - Class 2 (AMVAA2)
65,816 shares (cost $1,037,734)	795,060
American Funds IS - Bond Fund - Class 2 (AMVBD2)
60,462 shares (cost $596,356)	566,531
American Funds IS - Global Small Capitalization Fund - Class 2 (AMVGS2)
22,538 shares (cost $466,407)	248,589
American Funds IS - Growth Fund - Class 2 (AMVGR2)
25,478 shares (cost $1,316,221)	847,651
BlackRock Large Cap Core V.I. Fund - Class II (MLVLC2)
52,098 shares (cost $1,286,866)	906,497
Calvert Variable Series Inc. - Social Equity Portfolio (CVSSE)
8,780 shares (cost $162,513)	113,701
Credit Suisse Trust - Global Small Cap Portfolio (WVCP)
39,745 shares (cost $488,590)	292,524
Credit Suisse Trust - International Focus Portfolio (WIEP)
123,730 shares (cost $1,186,980)	1,134,601
(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4

STATEMENT OF ASSETS, LIABILITIES AND CONTRACT OWNERS’ EQUITY, Continued

Credit Suisse Trust - Large Cap Value Portfolio (WGIP)
128,060 shares (cost $1,632,980)	$968,130
Davis Variable Account Fund, Inc. - Davis Value Portfolio (DAVVL)
54,216 shares (cost $620,974)	447,828
Dreyfus IP - Mid Cap Stock Portfolio - Initial Class (DVMCS)
72,673 shares (cost $985,338)	570,484
Dreyfus IP - Small Cap Stock Index Portfolio - Service Class (DVSCS)
1,946,846 shares (cost $30,748,199)	20,169,324
Dreyfus Stock Index Fund, Inc. - Initial Class (DSIF)
10,482,642 shares (cost $324,855,168)	240,891,119
Dreyfus VIF - Appreciation Portfolio - Initial Class (DCAP)
704,059 shares (cost $26,601,209)	20,333,227
Dreyfus VIF - Developing Leaders Portfolio - Initial Class (DSC)
27,811 shares (cost $898,126)	528,679
Dreyfus VIF - International Value Portfolio - Initial Class (DVIV)
2,265,851 shares (cost $33,518,077)	19,916,834
DWS Variable Series II - Dreman High Return Equity VIP - Class B (SVSHEB)
89,460 shares (cost $929,392)	556,444
DWS Variable Series II - Dreman Small Mid Cap Value VIP - Class B (SVSSVB)
535,027 shares (cost $5,929,385)	4,237,413
Federated IS - American Leaders Fund II - Primary Class (FALF)
22,448 shares (cost $367,622)	182,724
Federated IS - Capital Appreciation Fund II - Primary Class (FVCA2P)
86,063 shares (cost $549,800)	438,923
Federated IS - Market Opportunity Fund II - Service Class (FVMOS)
77,687 shares (cost $793,662)	776,874
Federated IS - Quality Bond Fund II - Primary Class (FQB)
2,922,067 shares (cost $32,568,031)	29,220,671
Fidelity(R) VIP - Equity-Income Portfolio - Service Class (FEIS)
4,370,478 shares (cost $103,317,334)	57,428,076
Fidelity(R) VIP - Freedom 2015 Portfolio - Service Class (FF15S)
107,586 shares (cost $1,155,999)	881,130
Fidelity(R) VIP - Freedom 2025 Portfolio - Service Class (FF25S)
32,230 shares (cost $345,876)	241,401
Fidelity(R) VIP - Growth Portfolio - Service Class (FGS)
2,591,958 shares (cost $83,431,209)	60,833,253
Fidelity(R) VIP - High Income Portfolio - Service Class (FHIS)
3,582,920 shares (cost $21,341,765)	14,116,704
Fidelity(R) VIP - High Income Portfolio - Service Class R (FHISR)
435,122 shares (cost $2,342,622)	1,710,031
Fidelity(R) VIP - Overseas Portfolio - Service Class (FOS)
2,263,567 shares (cost $45,344,382)	27,434,437
Fidelity(R) VIP - Overseas Portfolio - Service Class R (FOSR)
879,228 shares (cost $18,496,631)	10,638,662
Fidelity(R) VIP II - Contrafund(R) Portfolio - Service Class (FCS)
9,002,898 shares (cost $243,932,828)	138,014,425
Fidelity(R) VIP II - Index 500 Portfolio - Initial Class (FIP)
35,450 shares (cost $4,931,749)	3,516,317
(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4

STATEMENT OF ASSETS, LIABILITIES AND CONTRACT OWNERS’ EQUITY, Continued

Fidelity(R) VIP II - Investment Grade Bond Portfolio - Service Class (FIGBS)
1,221,821 shares (cost $14,985,618)	$14,356,394
Fidelity(R) VIP III - Growth Opportunities Portfolio - Service Class (FGOS)
575,893 shares (cost $9,604,777)	5,741,650
Fidelity(R) VIP III - Mid Cap Portfolio - Service Class (FMCS)
1,529,205 shares (cost $45,454,557)	28,030,327
Fidelity(R) VIP III - Value Strategies Portfolio - Service Class (FVSS)
544,905 shares (cost $5,913,578)	2,680,935
Fidelity(R) VIP IV - Energy Portfolio - Service Class 2 (FNRS2)
685,874 shares (cost $15,377,666)	7,818,961
Fidelity(R) VIP IV - Freedom Fund 2010 Portfolio - Service Class (FF10S)
158,619 shares (cost $1,802,981)	1,305,435
Fidelity(R) VIP IV - Freedom Fund 2020 Portfolio - Service Class (FF20S)
487,791 shares (cost $5,459,763)	3,755,991
Fidelity(R) VIP IV - Freedom Fund 2030 Portfolio - Service Class (FF30S)
268,035 shares (cost $3,090,168)	1,908,411
Franklin Templeton VIP - Developing Markets Securities Fund - Class 3 (FTVDM3)
458,304 shares (cost $6,093,793)	2,758,988
Franklin Templeton VIP - Foreign Securities Fund - Class 1 (TIF)
133,101 shares (cost $2,038,529)	1,457,456
Franklin Templeton VIP - Foreign Securities Fund - Class 2 (TIF2)
929,617 shares (cost $16,955,814)	10,002,675
Franklin Templeton VIP - Foreign Securities Fund - Class 3 (TIF3)
443,181 shares (cost $7,618,129)	4,742,036
Franklin Templeton VIP - Founding Funds Allocation Fund - Class 2 (FTVFA2)
20,693 shares (cost $158,353)	116,090
Franklin Templeton VIP - Global Income Securities Fund - Class 2 (FTVGI2)
59,886 shares (cost $1,028,297)	1,024,052
Franklin Templeton VIP - Global Income Securities Fund - Class 3 (FTVGI3)
377,217 shares (cost $6,474,735)	6,446,639
Franklin Templeton VIP - Income Securities Fund - Class 2 (FTVIS2)
304,396 shares (cost $5,215,898)	3,451,856
Franklin Templeton VIP - Mutual Discovery Securities Fund - Class 2 (FTVMD2)
4,298 shares (cost $86,051)	68,129
Franklin Templeton VIP - Rising Dividends Securities Fund - Class 1 (FTVRDI)
670,665 shares (cost $12,585,624)	9,362,477
Franklin Templeton VIP - Small Cap Value Securities Fund - Class 1 (FTVSVI)
726,658 shares (cost $12,783,247)	7,797,038
Franklin Templeton VIP - Small Cap Value Securities Fund - Class 2 (FTVSV2)
311,542 shares (cost $5,090,679)	3,286,767
Goldman Sachs VIT - Mid Cap Value Fund (GVMCE)
4,383,088 shares (cost $63,537,107)	37,957,538
Ivy Fund VIP, Inc. - Asset Strategy (WRASP)
47,126 shares (cost $479,871)	389,961
Ivy Fund VIP, Inc. - Growth (WRGP)
83,966 shares (cost $807,797)	634,189
Ivy Fund VIP, Inc. - Real Estate Securities (WRRESP)
59,341 shares (cost $347,765)	255,402
(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4

STATEMENT OF ASSETS, LIABILITIES AND CONTRACT OWNERS’ EQUITY, Continued

Ivy Fund VIP, Inc. - Science and Technology (WRSTP)
58,184 shares (cost $852,801)	$664,753
Janus Aspen Series - Balanced Portfolio - Service Class (JABS)
262,930 shares (cost $7,621,817)	6,244,587
Janus Aspen Series - Forty Portfolio - Service Class (JACAS)
1,766,155 shares (cost $54,454,697)	40,127,041
Janus Aspen Series - Global Technology Portfolio - Service Class (JAGTS)
2,797,737 shares (cost $11,087,706)	8,113,438
Janus Aspen Series - INTECH Risk Managed Core Portfolio - Service Class (JARLCS)
51,009 shares (cost $635,469)	403,989
Janus Aspen Series - International Growth Portfolio - Service Class (JAIGS)
1,620,666 shares (cost $65,164,075)	42,153,521
Janus Aspen Series - International Growth Portfolio - Service II Class (JAIGS2)
460,792 shares (cost $24,201,085)	12,049,717
JPMorgan Insurance Trust - Diversified Mid Cap Growth Portfolio 1 (OGGO)
291,847 shares (cost $2,845,880)	2,746,285
JPMorgan Insurance Trust - Diversified Mid Cap Value Portfolio 1 (OGMVP)
30,137 shares (cost $320,305)	134,712
Legg Mason Partners VET - Small Cap Growth Portfolio - Class I (SBVSG)
12,309 shares (cost $151,394)	106,472
Lehman Brothers AMT - Short Duration Bond Portfolio - I Class (AMTB)
380,243 shares (cost $4,829,797)	4,072,402
Lincoln VIP - Baron Growth Opportunities Funds - Service Class (BNCAI)
438,796 shares (cost $12,494,820)	7,597,747
Lord Abbett Series Fund, Inc. - Mid Cap Value Portfolio - Class VC (LOVMCV)
98,188 shares (cost $1,497,969)	1,031,959
MFS(R) VIT - Investors Growth Stock Series - Initial Class (MIGIC)
371,608 shares (cost $3,654,144)	2,638,415
MFS(R) VIT - Research International Series - Service Class (MVRISC)
27,570 shares (cost $277,356)	243,447
MFS(R) VIT - Value Series - Initial Class (MVFIC)
555,865 shares (cost $7,821,257)	5,425,246
MFS(R) VIT - Value Series - Service Class (MVFSC)
210,951 shares (cost $2,276,275)	2,039,895
Nationwide VIT - American Funds Asset Allocation Fund - Class II (GVAAA2)
238,977 shares (cost $4,460,685)	3,109,092
Nationwide VIT - American Funds Bond Fund - Class II (GVABD2)
260,213 shares (cost $2,892,538)	2,479,825
Nationwide VIT - American Funds Global Growth Fund - Class II (GVAGG2)
264,260 shares (cost $6,362,563)	3,948,050
Nationwide VIT - American Funds Growth Fund - Class II (GVAGR2)
140,322 shares (cost $9,039,750)	5,184,900
Nationwide VIT - American Funds Growth-Income Fund - Class II (GVAGI2)
54,382 shares (cost $2,151,892)	1,427,521
Nationwide VIT - Cardinal Aggressive Fund - Class I (NVCRA1)
42,880 shares (cost $386,304)	281,719
Nationwide VIT - Cardinal Balanced Fund - Class I (NVCRB1)
64,159 shares (cost $543,920)	520,971
(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4

STATEMENT OF ASSETS, LIABILITIES AND CONTRACT OWNERS’ EQUITY, Continued

Nationwide VIT - Cardinal Capital Appreciation Fund - Class I (NVCCA1)
69,427 shares (cost $642,201)	$515,839
Nationwide VIT - Cardinal Conservative Fund - Class I (NVCCN1)
32,922 shares (cost $315,554)	300,250
Nationwide VIT - Cardinal Moderate Fund - Class I (NVCMD1)
81,552 shares (cost $719,036)	634,474
Nationwide VIT - Cardinal Moderately Aggressive Fund - Class I (NVCMA1)
217,925 shares (cost $1,883,898)	1,542,905
Nationwide VIT - Cardinal Moderately Conservative Fund - Class I (NVCMC1)
33,452 shares (cost $279,541)	283,335
Nationwide VIT - Core Bond Fund - Class I (NVCBD1)
21,735 shares (cost $207,873)	210,617
Nationwide VIT - Federated High Income Bond Fund - Class I (HIBF)
3,054,589 shares (cost $22,471,778)	15,242,398
Nationwide VIT - Federated High Income Bond Fund - Class III (HIBF3)
1,229,392 shares (cost $8,310,345)	6,122,371
Nationwide VIT - Gartmore Emerging Markets Fund - Class I (GEM)
2,624,166 shares (cost $41,146,475)	18,500,372
Nationwide VIT - Gartmore Emerging Markets Fund - Class III (GEM3)
1,291,257 shares (cost $20,735,981)	9,077,538
Nationwide VIT - Gartmore Global Utilities Fund - Class I (GVGU1)
401,129 shares (cost $4,893,707)	3,120,786
Nationwide VIT - Gartmore International Equity Fund - Class I (GIG)
963,799 shares (cost $10,867,581)	6,023,746
Nationwide VIT - Gartmore International Equity Fund - Class III (GIG3)
21,861 shares (cost $212,711)	136,851
Nationwide VIT - Gartmore International Equity Fund - Class VI (NVIE6)
5,923 shares (cost $67,900)	37,020
Nationwide VIT - Gartmore Worldwide Leaders Fund - Class I (GEF)
403,572 shares (cost $5,552,351)	3,333,502
Nationwide VIT - Global Financial Services Fund - Class I (GVGF1)
314,746 shares (cost $3,177,924)	1,803,495
Nationwide VIT - Government Bond Fund - Class I (GBF)
10,777,564 shares (cost $125,259,192)	129,438,538
Nationwide VIT - Growth Fund - Class I (CAF)
1,276,896 shares (cost $12,313,451)	11,313,300
Nationwide VIT - Health Sciences Fund - Class I (GVGH1)
320,568 shares (cost $3,390,609)	2,590,186
Nationwide VIT - Health Sciences Fund - Class III (GVGHS)
300,940 shares (cost $3,185,092)	2,437,614
Nationwide VIT - International Index Fund - Class II (GVIX2)
101,346 shares (cost $1,007,911)	655,710
Nationwide VIT - International Index Fund - Class VI (GVIX6)
76,048 shares (cost $832,893)	491,270
Nationwide VIT - Investor Destinations Aggressive Fund - Class II (GVIDA)
3,171,571 shares (cost $37,715,587)	21,852,122
Nationwide VIT - Investor Destinations Conservative Fund - Class II (GVIDC)
2,722,205 shares (cost $27,508,341)	25,234,842
(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4

STATEMENT OF ASSETS, LIABILITIES AND CONTRACT OWNERS’ EQUITY, Continued

Nationwide VIT - Investor Destinations Moderate Fund - Class II (GVIDM)
6,734,484 shares (cost $76,296,186)	$56,973,735
Nationwide VIT - Investor Destinations Moderately Aggressive Fund - Class II (GVDMA)
7,612,966 shares (cost $89,588,888)	60,599,207
Nationwide VIT - Investor Destinations Moderately Conservative Fund - Class II (GVDMC)
1,938,550 shares (cost $21,355,471)	17,156,166
Nationwide VIT - J.P. Morgan Balanced Fund - Class I (BF)
1,503,773 shares (cost $14,853,780)	10,526,410
Nationwide VIT - Lehman Brothers Core Plus Bond Fund - Class I (NVLCP1)
13,778 shares (cost $130,657)	134,746
Nationwide VIT - Mid Cap Growth Fund - Class I (SGRF)
453,276 shares (cost $12,158,033)	7,945,921
Nationwide VIT - Mid Cap Index Fund - Class I (MCIF)
3,607,294 shares (cost $63,935,398)	40,582,060
Nationwide VIT - Money Market Fund - Class I (SAM)
133,849,215 shares (cost $133,849,215)	133,849,215
Nationwide VIT - Money Market Fund - Class V (SAM5)
372,633,028 shares (cost $372,633,028)	372,633,028
Nationwide VIT - Multi-Manager International Growth Fund - Class III (NVMIG3)
1,063 shares (cost $9,750)	6,815
Nationwide VIT - Multi-Manager International Value Fund - Class I (GVDIVI)
127,754 shares (cost $1,921,271)	987,538
Nationwide VIT - Multi-Manager International Value Fund - Class III (GVDIV3)
640,757 shares (cost $10,262,795)	4,933,829
Nationwide VIT - Multi-Manager Large Cap Growth Fund - Class I (NVMLG1)
2,283 shares (cost $22,612)	15,389
Nationwide VIT - Multi-Manager Large Cap Value Fund - Class I (NVMLV1)
36,277 shares (cost $250,143)	240,157
Nationwide VIT - Multi-Manager Mid Cap Growth Fund - Class I (NVMMG1)
456 shares (cost $4,428)	3,010
Nationwide VIT - Multi-Manager Mid Cap Value Fund - Class I (NVMMV1)
343 shares (cost $2,346)	2,427
Nationwide VIT - Multi-Manager Mid Cap Value Fund - Class II (NVMMV2)
781 shares (cost $5,683)	5,523
Nationwide VIT - Multi-Manager Small Cap Growth Fund - Class I (SCGF)
1,080,724 shares (cost $16,386,281)	10,428,987
Nationwide VIT - Multi-Manager Small Cap Value Fund - Class I (SCVF)
5,007,132 shares (cost $58,232,745)	33,147,216
Nationwide VIT - Multi-Manager Small Company Fund - Class I (SCF)
5,168,689 shares (cost $107,263,640)	55,615,091
Nationwide VIT - Nationwide Fund - Class I (TRF)
38,393,308 shares (cost $397,182,878)	250,324,371
Nationwide VIT - Nationwide Leaders Fund - Class I (GVUS1)
153,069 shares (cost $2,036,785)	990,355
Nationwide VIT - Neuberger Berman Multi-Cap Opportunities Fund - Class I (NVNMO1)
170 shares (cost $1,111)	943
Nationwide VIT - Neuberger Berman Socially Responsible Fund - Class I (NVNSR1)
4,834 shares (cost $44,027)	31,133
(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4

STATEMENT OF ASSETS, LIABILITIES AND CONTRACT OWNERS’ EQUITY, Continued

Nationwide VIT - Short Term Bond Fund - Class II (NVSTB2)
98,303 shares (cost $961,415)	$960,419
Nationwide VIT - Technology and Communications Fund - Class I (GGTC)
1,266,862 shares (cost $5,327,210)	2,825,102
Nationwide VIT - Technology and Communications Fund - Class III (GGTC3)
667,969 shares (cost $2,789,214)	1,502,930
Nationwide VIT - U.S. Growth Leaders Fund - Class I (GVUG1)
655,907 shares (cost $6,943,162)	3,909,207
Nationwide VIT - Van Kampen Comstock Value Fund - Class I (EIF)
1,148,061 shares (cost $13,241,331)	8,024,948
Nationwide VIT - Van Kampen Multi-Sector Bond Fund - Class I (MSBF)
1,515,329 shares (cost $14,291,797)	11,092,209
Nationwide VIT - Van Kampen Real Estate Fund - Class I (NVRE1)
19,769 shares (cost $151,337)	112,879
Neuberger Berman AMT - Guardian Portfolio - Class I (AMGP)
564,694 shares (cost $9,519,670)	7,030,444
Neuberger Berman AMT - International Portfolio - Class S (AMINS)
272,863 shares (cost $3,809,296)	1,989,172
Neuberger Berman AMT - Mid Cap Growth Portfolio - I Class (AMCG)
1,625,534 shares (cost $28,377,738)	26,236,126
Neuberger Berman AMT - Partners Portfolio - Class I (AMTP)
1,153,996 shares (cost $19,392,871)	8,204,912
Neuberger Berman AMT - Regency Portfolio - Class I (AMRI)
234,668 shares (cost $2,863,603)	2,018,146
Neuberger Berman AMT - Regency Portfolio - Class S (AMRS)
76,033 shares (cost $1,262,599)	701,020
Neuberger Berman AMT - Small Cap Growth Portfolio - Class S (AMFAS)
139,086 shares (cost $1,947,063)	1,161,372
Neuberger Berman AMT - Socially Responsive Portfolio - Class I (AMSRS)
267,801 shares (cost $4,198,300)	2,514,650
Oppenheimer VAF - Capital Appreciation Fund - Non-Service Class (OVGR)
2,702,727 shares (cost $98,166,596)	69,379,008
Oppenheimer VAF - Global Securities Fund - Class 3 (OVGS3)
572,747 shares (cost $19,127,681)	11,649,665
Oppenheimer VAF - Global Securities Fund - Non-Service Class (OVGS)
1,913,256 shares (cost $61,505,360)	38,666,903
Oppenheimer VAF - High Income Fund - Class 3 (OVHI3)
308,430 shares (cost $1,504,108)	484,234
Oppenheimer VAF - High Income Fund - Non-Service Class (OVHI)
271,888 shares (cost $2,245,463)	429,583
Oppenheimer VAF - Main Street Small Cap Fund(R) - Non-Service Class (OVSC)
288,637 shares (cost $5,158,367)	3,073,980
Oppenheimer VAF - Main Street(R) - Non-Service Class (OVGI)
1,596,926 shares (cost $32,881,346)	23,251,243
Oppenheimer VAF - Mid Cap Fund - Non-Service Class (OVAG)
699,059 shares (cost $29,647,825)	19,252,088
Oppenheimer VAF - Strategic Bond Fund - Non-Service Class (OVSB)
216,703 shares (cost $1,105,570)	972,996
(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4

STATEMENT OF ASSETS, LIABILITIES AND CONTRACT OWNERS’ EQUITY, Continued

PIMCO VIT - All Asset Portfolio - Administrative Class (PMVAAA)
64,836 shares (cost $607,773)	$596,491
PIMCO VIT - Low Duration Portfolio - Administrative Class (PMVLDA)
3,801,385 shares (cost $38,296,349)	36,797,406
PIMCO VIT - Real Return Portfolio - Administrative Class (PMVRRA)
5,317,624 shares (cost $65,292,343)	59,876,450
PIMCO VIT - Total Return Portfolio - Administrative Class (PMVTRA)
16,513,898 shares (cost $169,146,426)	170,258,284
Pioneer VCT - Pioneer Emerging Markets Portfolio - Class I (PIVEMI)
9,238 shares (cost $163,630)	146,324
Pioneer VCT - Pioneer High Yield Portfolio - Class I (PIHYB1)
1,912,223 shares (cost $18,678,368)	12,352,962
Putnam VT - Growth and Income Fund - Class IB (PVGIB)
53,978 shares (cost $1,148,475)	619,131
Putnam VT - International Equity Fund - Class IB (PVTIGB)
143,181 shares (cost $2,484,094)	1,272,879
Putnam VT - OTC & Emerging Growth Fund - Class IB (PVOEGB)
7,862 shares (cost $42,195)	34,907
Putnam VT - Small Cap Value Fund - Class IB (PVTSCB)
41 shares (cost $537)	352
Putnam VT - Voyager Fund - Class IB (PVTVB)
25,286 shares (cost $580,422)	505,208
Royce Capital Fund - Micro Cap Portfolio (ROCMC)
4,371,834 shares (cost $49,908,729)	26,362,162
Royce Capital Fund - Small Cap Portfolio (ROCSC)
13,739 shares (cost $115,366)	88,202
T. Rowe Price Blue Chip Growth Portfolio - II (TRBCG2)
355,895 shares (cost $3,573,948)	2,384,493
T. Rowe Price Equity Income Portfolio - II (TREI2)
4,110,835 shares (cost $89,074,854)	58,826,043
T. Rowe Price Health Sciences Portfolio - II (TRHS2)
132,288 shares (cost $1,646,849)	1,269,970
T. Rowe Price Limited Term Bond Portfolio - Class II (TRLT2)
413,660 shares (cost $2,033,171)	1,997,980
T. Rowe Price Mid Cap Growth Portfolio - II (TRMCG2)
1,116,284 shares (cost $25,534,992)	15,281,923
T. Rowe Price New America Growth Portfolio (TRNAG1)
609,377 shares (cost $10,640,719)	7,775,646
T. Rowe Price Personal Strategy Balanced Portfolio (TRPSB1)
33,277 shares (cost $535,614)	422,620
The Dreyfus Socially Responsible Growth Fund, Inc. - Initial Shares (DSRG)
449,741 shares (cost $10,550,533)	8,931,849
The Universal IF, Inc. - Capital Growth Portfolio - Class I (MSVEG)
19,688 shares (cost $309,424)	200,619
Van Eck Worldwide Insurance Trust - Emerging Markets Fund - Initial Class (VWEM)
1,482,460 shares (cost $25,481,736)	8,716,867
Van Eck Worldwide Insurance Trust - Hard Assets Fund - Initial Class (VWHA)
943,174 shares (cost $32,673,172)	17,684,517
(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4

STATEMENT OF ASSETS, LIABILITIES AND CONTRACT OWNERS’ EQUITY, Continued

Van Kampen UIF - Core Plus Fixed Income Portfolio - Class I (MSVFI)
291,905 shares (cost $3,257,323)	$2,892,782
Van Kampen UIF - Emerging Markets Debt Portfolio - Class I (MSEM)
1,570,027 shares (cost $12,599,987)	10,158,077
Van Kampen UIF - Global Real Estate Portfolio - Class II (VKVGR2)
88,891 shares (cost $582,579)	485,342
Van Kampen UIF - Mid Cap Growth Portfolio- Class I (MSVMG)
1,225,298 shares (cost $13,237,840)	7,118,980
Van Kampen UIF - U.S. Real Estate Portfolio - Class I (MSVRE)
4,482,977 shares (cost $78,189,492)	36,805,243
Vanguard(R) VIF - Balanced Portfolio (VVB)
62,212 shares (cost $1,059,223)	923,847
Vanguard(R) VIF - Diversified Value Portfolio (VVDV)
105,755 shares (cost $1,399,691)	1,012,073
Vanguard(R) VIF - International Portfolio (VVI)
182,316 shares (cost $3,384,849)	2,151,331
Vanguard(R) VIF - Mid Cap Index Portfolio (VVMCI)
210,778 shares (cost $2,842,254)	1,943,375
Vanguard(R) VIF - Short-Term Investment-Grade Portfolio (VVSTC)
234,568 shares (cost $2,407,750)	2,333,953
Wells Fargo AVT - Discovery Fund(SM) (SVDF)
85,706 shares (cost $1,154,844)	959,056
Wells Fargo AVT - Opportunity Fund(SM) (SVOF)
1,364,172 shares (cost $27,460,394)	13,859,985
Wells Fargo AVT - Small Cap Growth Fund (WFVSCG)
176,402 shares (cost $1,063,477)	733,831

Total Investments	3,234,054,969

Total Assets	3,234,054,969

Accounts Payable	151,674

$3,233,903,295

Contract Owners’ Equity:
Accumulation units	3,233,903,295

Total Contract Owners’ Equity (note 8)	$3,233,903,295

See accompanying notes to financial statements.

Nationwide VLI Separate Account-4

STATEMENTS OF OPERATIONS

Year Ended December 31, 2008

Investment Activity:	Total	AVBVI	AVCA	AVCDI	AVIE	ALVGIA	ALVIVA	ALVSVA

Reinvested dividends	$84,561,489	50,966	-	-	170,333	298,859	369,479	34,876
Asset charges (note 3)	(5,372,650)	(3,623)	-	(19,941)	(81,806)	(26,017)	(88,055)	(2,790)

Net investment income (loss)	79,188,839	47,343	-	(19,941)	88,527	272,842	281,424	32,086

Proceeds from mutual fund shares sold	1,252,327,024	2,123,209	641,748	5,751,822	13,735,628	7,030,639	9,551,917	1,997,782
Cost of mutual fund shares sold	(1,316,768,075)	(2,430,442)	(666,700)	(6,689,880)	(12,916,765)	(7,972,517)	(15,643,843)	(2,230,882)

Realized gain (loss) on investments	(64,441,051)	(307,233)	(24,952)	(938,058)	818,863	(941,878)	(6,091,926)	(233,100)
Change in unrealized gain (loss) on investments	(1,787,300,699)	(4,575,481)	(635,043)	(6,874,273)	(16,773,325)	(9,189,587)	(21,079,201)	(2,153,893)

Net gain (loss) on investments	(1,851,741,750)	(4,882,714)	(659,995)	(7,812,331)	(15,954,462)	(10,131,465)	(27,171,127)	(2,386,993)

Reinvested capital gains	265,246,757	1,102,495	-	1,332,482	411,886	2,544,323	2,037,831	495,807

Net increase (decrease) in contract owners’ equity resulting from operations	$(1,507,306,154)	(3,732,876)	(659,995)	(6,499,790)	(15,454,049)	(7,314,300)	(24,851,872)	(1,859,100)

Investment Activity:	ACVIG	ACVIP2	ACVI	ACVI3	ACVMV1	ACVU1	ACVV	ACVVS1

Reinvested dividends	$421,839	666,076	296,050	81,052	1,765	-	1,388,632	-
Asset charges (note 3)	(8,087)	-	(38,569)	-	(45)	(1,778)	(42,920)	(2,028)

Net investment income (loss)	413,752	666,076	257,481	81,052	1,720	(1,778)	1,345,712	(2,028)

Proceeds from mutual fund shares sold	3,678,658	4,262,450	9,538,921	1,418,080	1,190,999	2,533,026	12,526,304	2,296,273
Cost of mutual fund shares sold	(3,355,917)	(4,227,394)	(7,069,639)	(1,340,876)	(1,405,957)	(2,724,021)	(17,223,703)	(2,732,014)

Realized gain (loss) on investments	322,741	35,056	2,469,282	77,204	(214,958)	(190,995)	(4,697,399)	(435,741)
Change in unrealized gain (loss) on investments	(11,498,018)	(1,411,755)	(25,813,579)	(6,681,859)	(282,036)	(2,431,983)	(21,487,997)	(2,649,965)

Net gain (loss) on investments	(11,175,277)	(1,376,699)	(23,344,297)	(6,604,655)	(496,994)	(2,622,978)	(26,185,396)	(3,085,706)

Reinvested capital gains	2,527,186	-	3,477,537	952,078	-	624,097	7,372,247	198,639

Net increase (decrease) in contract owners’ equity resulting from operations	$(8,234,339)	(710,623)	(19,609,279)	(5,571,525)	(495,274)	(2,000,659)	(17,467,437)	(2,889,095)

(Continued)

Nationwide VLI Separate Account-4

STATEMENTS OF OPERATIONS, Continued

Year Ended December 31, 2008

Investment Activity:	AMVAA2	AMVBD2	AMVGS2	AMVGR2	MLVLC2	CVSSE	WVCP	WIEP

Reinvested dividends	$23,805	33,917	-	10,153	12,428	-	8,260	32,251
Asset charges (note 3)	(1,081)	(1,003)	(549)	(1,791)	(5,885)	(306)	(120)	(335)

Net investment income (loss)	22,724	32,914	(549)	8,362	6,543	(306)	8,140	31,916

Proceeds from mutual fund shares sold	58,963	699,165	54,249	322,369	2,728,044	84,075	93,811	375,938
Cost of mutual fund shares sold	(70,863)	(775,995)	(125,591)	(511,952)	(3,735,529)	(106,111)	(78,252)	(272,919)

Realized gain (loss) on investments	(11,900)	(76,830)	(71,342)	(189,583)	(1,007,485)	(22,036)	15,559	103,019
Change in unrealized gain (loss) on investments	(242,674)	(29,824)	(217,818)	(468,570)	11,025	(50,892)	(292,705)	(1,064,586)

Net gain (loss) on investments	(254,574)	(106,654)	(289,160)	(658,153)	(996,460)	(72,928)	(277,146)	(961,567)

Reinvested capital gains	29,648	1,410	50,646	120,744	26,100	1,159	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$(202,202)	(72,330)	(239,063)	(529,047)	(963,817)	(72,075)	(269,006)	(929,651)

Investment Activity:	WGIP	DAVVL	DVMCS	DVSCS	DSIF	DCAP	DSC	DVIV

Reinvested dividends	$39,352	6,613	7,725	192,899	6,803,934	600,953	4,928	673,870
Asset charges (note 3)	(117)	(667)	(1,524)	(35,982)	(484,074)	(26,597)	-	(63,931)

Net investment income (loss)	39,235	5,946	6,201	156,917	6,319,860	574,356	4,928	609,939

Proceeds from mutual fund shares sold	402,338	57,272	651,813	5,472,882	66,494,072	9,861,527	145,388	10,736,573
Cost of mutual fund shares sold	(472,280)	(71,611)	(905,471)	(6,798,667)	(50,675,273)	(8,318,387)	(226,270)	(15,438,156)

Realized gain (loss) on investments	(69,942)	(14,339)	(253,658)	(1,325,785)	15,818,799	1,543,140	(80,882)	(4,701,583)
Change in unrealized gain (loss) on investments	(661,518)	(173,146)	(322,041)	(10,876,821)	(163,666,840)	(13,273,742)	(205,053)	(13,304,437)

Net gain (loss) on investments	(731,460)	(187,485)	(575,699)	(12,202,606)	(147,848,041)	(11,730,602)	(285,935)	(18,006,020)

Reinvested capital gains	125,539	10,250	125,095	3,338,301	-	2,238,570	29,526	5,147,830

Net increase (decrease) in contract owners’ equity resulting from operations	$(566,686)	(171,289)	(444,403)	(8,707,388)	(141,528,181)	(8,917,676)	(251,481)	(12,248,251)

(Continued)

Nationwide VLI Separate Account-4

STATEMENTS OF OPERATIONS, Continued

Year Ended December 31, 2008

Investment Activity:	SVSHEB	SVSSVB	FALF	FVCA2P	FVMOS	FQB	FEIS	FF15S

Reinvested dividends	$16,459	26,279	4,437	1,756	6,586	2,072,489	2,044,682	29,361
Asset charges (note 3)	(1,773)	(5,643)	-	-	-	(32,913)	(79,536)	(1,599)

Net investment income (loss)	14,686	20,636	4,437	1,756	6,586	2,039,576	1,965,146	27,762

Proceeds from mutual fund shares sold	297,279	1,398,593	27,198	50,330	1,232,147	14,442,755	12,801,471	63,750
Cost of mutual fund shares sold	(522,699)	(2,557,142)	(53,688)	(48,330)	(1,316,173)	(15,037,887)	(14,141,107)	(82,001)

Realized gain (loss) on investments	(225,420)	(1,158,549)	(26,490)	2,000	(84,026)	(595,132)	(1,339,636)	(18,251)
Change in unrealized gain (loss) on investments	(340,683)	(1,691,972)	(140,537)	(185,047)	(16,844)	(3,824,604)	(45,577,309)	(274,869)

Net gain (loss) on investments	(566,103)	(2,850,521)	(167,027)	(183,047)	(100,870)	(4,419,736)	(46,916,945)	(293,120)

Reinvested capital gains	119,020	843,807	68,651	10,715	-	-	90,581	28,462

Net increase (decrease) in contract owners’ equity resulting from operations	$(432,397)	(1,986,078)	(93,939)	(170,576)	(94,284)	(2,380,160)	(44,861,218)	(236,896)

Investment Activity:	FF25S	FGS	FHIS	FHISR	FOS	FOSR	FCS	FIP

Reinvested dividends	$7,855	687,038	1,582,966	181,702	1,033,784	398,857	1,791,086	105,047
Asset charges (note 3)	(514)	(73,168)	(15,952)	-	(69,758)	-	(224,073)	(7,729)

Net investment income (loss)	7,341	613,870	1,567,014	181,702	964,026	398,857	1,567,013	97,318

Proceeds from mutual fund shares sold	34,570	14,216,563	8,173,775	2,117,019	10,382,076	2,668,174	41,477,947	1,123,166
Cost of mutual fund shares sold	(41,824)	(9,034,720)	(9,837,209)	(2,505,519)	(8,484,624)	(2,752,614)	(44,479,965)	(1,562,813)

Realized gain (loss) on investments	(7,254)	5,181,843	(1,663,434)	(388,500)	1,897,452	(84,440)	(3,002,018)	(439,647)
Change in unrealized gain (loss) on investments	(104,475)	(59,635,200)	(5,012,716)	(443,840)	(30,619,099)	(10,589,282)	(106,447,811)	(1,415,432)

Net gain (loss) on investments	(111,729)	(54,453,357)	(6,676,150)	(832,340)	(28,721,647)	(10,673,722)	(109,449,829)	(1,855,079)

Reinvested capital gains	10,967	-	-	-	5,319,862	1,841,509	5,516,799	-

Net increase (decrease) in contract owners’ equity resulting from operations	$(93,421)	(53,839,487)	(5,109,136)	(650,638)	(22,437,759)	(8,433,356)	(102,366,017)	(1,757,761)

(Continued)

Nationwide VLI Separate Account-4

STATEMENTS OF OPERATIONS, Continued

Year Ended December 31, 2008

Investment Activity:	FIGBS	FGIS	FGOS	FMCS	FVSS	FNRS2	FF10S	FF20S

Reinvested dividends	$581,911	-	34,931	135,488	30,534	-	44,313	122,183
Asset charges (note 3)	(4,409)	(24)	(2,242)	(28,237)	(1,477)	-	(32)	(1,344)

Net investment income (loss)	577,502	(24)	32,689	107,251	29,057	-	44,281	120,839

Proceeds from mutual fund shares sold	6,299,495	29,761	2,409,501	7,959,679	4,475,834	5,587,817	506,983	628,627
Cost of mutual fund shares sold	(6,523,551)	(37,510)	(1,780,588)	(10,280,653)	(6,507,802)	(5,332,558)	(560,415)	(787,719)

Realized gain (loss) on investments	(224,056)	(7,749)	628,913	(2,320,974)	(2,031,968)	255,259	(53,432)	(159,092)
Change in unrealized gain (loss) on investments	(878,509)	-	(8,114,515)	(20,681,917)	(2,944,133)	(9,827,149)	(505,036)	(1,785,136)

Net gain (loss) on investments	(1,102,565)	(7,749)	(7,485,602)	(23,002,891)	(4,976,101)	(9,571,890)	(558,468)	(1,944,228)

Reinvested capital gains	11,500	-	-	5,673,851	1,635,580	470,633	66,308	210,061

Net increase (decrease) in contract owners’ equity resulting from operations	$(513,563)	(7,773)	(7,452,913)	(17,221,789)	(3,311,464)	(9,101,257)	(447,879)	(1,613,328)

Investment Activity:	FF30S	FTVDM3	TIF	TIF2	TIF3	FTVFA2	FTVGI2	FTVGI3

Reinvested dividends	$56,786	151,739	66,199	352,279	164,729	3,349	22,119	233,513
Asset charges (note 3)	(434)	-	-	(32,056)	-	-	(1,521)	-

Net investment income (loss)	56,352	151,739	66,199	320,223	164,729	3,349	20,598	233,513

Proceeds from mutual fund shares sold	260,505	2,221,775	564,393	8,363,774	719,685	3,823	85,960	3,853,157
Cost of mutual fund shares sold	(286,958)	(2,491,106)	(595,891)	(8,337,514)	(791,389)	(5,507)	(85,961)	(3,674,502)

Realized gain (loss) on investments	(26,453)	(269,331)	(31,498)	26,260	(71,704)	(1,684)	(1)	178,655
Change in unrealized gain (loss) on investments	(1,220,170)	(4,596,789)	(1,488,551)	(9,427,721)	(3,947,571)	(42,263)	(4,244)	(225,501)

Net gain (loss) on investments	(1,246,623)	(4,866,120)	(1,520,049)	(9,401,461)	(4,019,275)	(43,947)	(4,245)	(46,846)

Reinvested capital gains	163,010	1,100,871	239,532	1,441,783	635,903	3,322	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$(1,027,261)	(3,613,510)	(1,214,318)	(7,639,455)	(3,218,643)	(37,276)	16,353	186,667

(Continued)

Nationwide VLI Separate Account-4

STATEMENTS OF OPERATIONS, Continued

Year Ended December 31, 2008

Investment Activity:	FTVIS2	FTVMD2	FTVRDI	FTVSVI	FTVSV2	GVMCE	WRASP	WRGP

Reinvested dividends	$247,666	1,509	246,107	147,861	50,555	576,098	2,042	-
Asset charges (note 3)	-	(129)	-	-	(10,943)	(150,174)	(268)	(626)

Net investment income (loss)	247,666	1,380	246,107	147,861	39,612	425,924	1,774	(626)

Proceeds from mutual fund shares sold	1,054,036	58,040	2,626,930	1,469,391	2,049,257	29,163,045	49,684	105,629
Cost of mutual fund shares sold	(1,253,633)	(61,470)	(2,587,822)	(1,629,788)	(2,632,193)	(39,644,058)	(64,514)	(141,724)

Realized gain (loss) on investments	(199,597)	(3,430)	39,108	(160,397)	(582,936)	(10,481,013)	(14,830)	(36,095)
Change in unrealized gain (loss) on investments	(1,655,102)	(17,922)	(3,991,162)	(4,661,084)	(1,378,961)	(14,754,743)	(89,911)	(167,825)

Net gain (loss) on investments	(1,854,699)	(21,352)	(3,952,054)	(4,821,481)	(1,961,897)	(25,235,756)	(104,741)	(203,920)

Reinvested capital gains	103,703	2,827	91,080	799,863	350,132	103,156	33,568	8,776

Net increase (decrease) in contract owners’ equity resulting from operations	$(1,503,330)	(17,145)	(3,614,867)	(3,873,757)	(1,572,153)	(24,706,676)	(69,399)	(195,770)

Investment Activity:	WRRESP	WRSTP	JABS	JACAS	JAGTS	JARLCS	JAIGS	JAIGS2

Reinvested dividends	$2,202	-	200,123	6,439	10,979	3,703	1,535,851	553,994
Asset charges (note 3)	(365)	(837)	(16,440)	(62,761)	(4,442)	-	(66,852)	-

Net investment income (loss)	1,837	(837)	183,683	(56,322)	6,537	3,703	1,468,999	553,994

Proceeds from mutual fund shares sold	283,122	129,758	6,552,958	11,063,376	2,983,813	68,430	12,616,149	4,638,721
Cost of mutual fund shares sold	(364,263)	(175,861)	(6,864,878)	(6,694,776)	(2,446,697)	(83,365)	(6,931,744)	(4,243,688)

Realized gain (loss) on investments	(81,141)	(46,103)	(311,920)	4,368,600	537,116	(14,935)	5,684,405	395,033
Change in unrealized gain (loss) on investments	(66,352)	(187,296)	(1,914,827)	(37,016,154)	(7,484,264)	(242,489)	(56,149,301)	(17,126,656)

Net gain (loss) on investments	(147,493)	(233,399)	(2,226,747)	(32,647,554)	(6,947,148)	(257,424)	(50,464,896)	(16,731,623)

Reinvested capital gains	6,363	24,938	603,351	-	-	31,638	8,232,296	2,970,977

Net increase (decrease) in contract owners’ equity resulting from operations	$(139,293)	(209,298)	(1,439,713)	(32,703,876)	(6,940,611)	(222,083)	(40,763,601)	(13,206,652)

(Continued)

Nationwide VLI Separate Account-4

STATEMENTS OF OPERATIONS, Continued

Year Ended December 31, 2008

Investment Activity:	OGGO	OGMVP	SBVSG	AMTB	BNCAI	LOVMCV	MIGIC	MVRISC

Reinvested dividends	$-	2,729	-	226,384	-	19,059	22,201	40
Asset charges (note 3)	(12,040)	(279)	(165)	-	(31,367)	(3,304)	-	(186)

Net investment income (loss)	(12,040)	2,450	(165)	226,384	(31,367)	15,755	22,201	(146)

Proceeds from mutual fund shares sold	7,689,759	2,085	31,039	4,713,101	6,326,805	1,143,381	1,254,416	16,031
Cost of mutual fund shares sold	(10,656,545)	(5,715)	(41,930)	(4,915,401)	(7,404,515)	(1,862,247)	(1,111,574)	(19,770)

Realized gain (loss) on investments	(2,966,786)	(3,630)	(10,891)	(202,300)	(1,077,710)	(718,866)	142,842	(3,739)
Change in unrealized gain (loss) on investments	(148,137)	(115,404)	(44,922)	(861,945)	(4,879,350)	(98,152)	(1,810,696)	(34,172)

Net gain (loss) on investments	(3,114,923)	(119,034)	(55,813)	(1,064,245)	(5,957,060)	(817,018)	(1,667,854)	(37,911)

Reinvested capital gains	853,551	41,787	724	-	623,887	63,687	181,434	333

Net increase (decrease) in contract owners’ equity resulting from operations	$(2,273,412)	(74,797)	(55,254)	(837,861)	(5,364,540)	(737,576)	(1,464,219)	(37,724)

Investment Activity:	MVFIC	MVFSC	GVAAA2	GVABD2	GVAGG2	GVAGR2	GVAGI2	NVCRA1

Reinvested dividends	$77,102	14,343	95,090	145,928	146,319	148,113	39,487	8,583
Asset charges (note 3)	-	(1,702)	-	-	-	-	-	-

Net investment income (loss)	77,102	12,641	95,090	145,928	146,319	148,113	39,487	8,583

Proceeds from mutual fund shares sold	1,478,163	1,824,746	474,782	1,091,926	982,502	1,055,418	185,613	429,632
Cost of mutual fund shares sold	(1,501,795)	(1,987,443)	(535,319)	(1,208,502)	(1,037,681)	(1,203,605)	(263,205)	(578,809)

Realized gain (loss) on investments	(23,632)	(162,697)	(60,537)	(116,576)	(55,179)	(148,187)	(77,592)	(149,177)
Change in unrealized gain (loss) on investments	(2,829,368)	(236,380)	(1,338,937)	(324,421)	(2,766,102)	(4,212,956)	(689,449)	(104,586)

Net gain (loss) on investments	(2,853,000)	(399,077)	(1,399,474)	(440,997)	(2,821,281)	(4,361,143)	(767,041)	(253,763)

Reinvested capital gains	260,163	58,650	44,225	2,005	177,920	425,788	529	6,286

Net increase (decrease) in contract owners’ equity resulting from operations	$(2,515,735)	(327,786)	(1,260,159)	(293,064)	(2,497,042)	(3,787,242)	(727,025)	(238,894)

(Continued)

Nationwide VLI Separate Account-4

STATEMENTS OF OPERATIONS, Continued

Year Ended December 31, 2008

Investment Activity:	NVCRB1	NVCCA1	NVCCN1	NVCMD1	NVCMA1	NVCMC1	NVCBD1	HIBF

Reinvested dividends	$4,809	5,387	3,653	7,925	16,044	2,407	3,407	1,781,742
Asset charges (note 3)	-	-	-	-	-	-	-	(38,756)

Net investment income (loss)	4,809	5,387	3,653	7,925	16,044	2,407	3,407	1,742,986

Proceeds from mutual fund shares sold	98,157	25,115	320,495	199,765	787,928	6,930	85,388	8,940,341
Cost of mutual fund shares sold	(105,102)	(36,970)	(347,213)	(237,787)	(851,140)	(8,488)	(87,140)	(10,464,224)

Realized gain (loss) on investments	(6,945)	(11,855)	(26,718)	(38,022)	(63,212)	(1,558)	(1,752)	(1,523,883)
Change in unrealized gain (loss) on investments	(22,948)	(126,362)	(15,304)	(84,562)	(340,993)	3,794	2,744	(6,224,368)

Net gain (loss) on investments	(29,893)	(138,217)	(42,022)	(122,584)	(404,205)	2,236	992	(7,748,251)

Reinvested capital gains	2,502	4,934	516	4,218	17,352	840	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$(22,582)	(127,896)	(37,853)	(110,441)	(370,809)	5,483	4,399	(6,005,265)

Investment Activity:	HIBF3	GEM	GEM3	GVGU1	GIG	GIG3	NVIE6	GEF

Reinvested dividends	$681,184	437,397	199,623	136,936	129,015	1,697	566	39,968
Asset charges (note 3)	-	(80,061)	-	(2,413)	(3,606)	-	-	(1,618)

Net investment income (loss)	681,184	357,336	199,623	134,523	125,409	1,697	566	38,350

Proceeds from mutual fund shares sold	12,583,196	14,571,327	5,543,474	2,411,837	3,948,957	131,711	8,699	1,771,927
Cost of mutual fund shares sold	(13,755,302)	(14,822,992)	(4,672,107)	(2,883,507)	(3,597,602)	(157,634)	(12,003)	(1,361,781)

Realized gain (loss) on investments	(1,172,106)	(251,665)	871,367	(471,670)	351,355	(25,923)	(3,304)	410,146
Change in unrealized gain (loss) on investments	(1,576,546)	(36,615,968)	(17,624,735)	(1,543,783)	(6,955,844)	(75,860)	(30,880)	(4,484,104)

Net gain (loss) on investments	(2,748,652)	(36,867,633)	(16,753,368)	(2,015,453)	(6,604,489)	(101,783)	(34,184)	(4,073,958)

Reinvested capital gains	-	8,032,732	3,501,526	56,626	1,330,793	24,894	7,996	1,004,518

Net increase (decrease) in contract owners’ equity resulting from operations	$(2,067,468)	(28,477,565)	(13,052,219)	(1,824,304)	(5,148,287)	(75,192)	(25,622)	(3,031,090)

(Continued)

Nationwide VLI Separate Account-4

STATEMENTS OF OPERATIONS, Continued

Year Ended December 31, 2008

Investment Activity:	GVGF1	GBF	CAF	GVGH1	GVGHS	GVIX2	GVIX6	GVIDA

Reinvested dividends	$60,465	5,066,706	43,924	7,343	7,181	23,164	13,096	621,298
Asset charges (note 3)	(2,670)	(175,359)	(2,913)	(2,702)	-	(4,236)	-	(21,679)

Net investment income (loss)	57,795	4,891,347	41,011	4,641	7,181	18,928	13,096	599,619

Proceeds from mutual fund shares sold	2,590,532	28,485,627	1,425,803	2,485,133	1,278,938	1,815,752	153,616	5,508,095
Cost of mutual fund shares sold	(4,062,230)	(28,876,510)	(1,298,868)	(2,515,600)	(1,412,493)	(2,019,748)	(187,903)	(6,205,966)

Realized gain (loss) on investments	(1,471,698)	(390,883)	126,935	(30,467)	(133,555)	(203,996)	(34,287)	(697,871)
Change in unrealized gain (loss) on investments	(463,964)	4,017,269	(7,585,727)	(1,118,755)	(952,956)	(339,766)	(362,215)	(18,129,999)

Net gain (loss) on investments	(1,935,662)	3,626,386	(7,458,792)	(1,149,222)	(1,086,511)	(543,762)	(396,502)	(18,827,870)

Reinvested capital gains	-	-	-	230,802	250,351	1,405	1,033	5,187,862

Net increase (decrease) in contract owners’ equity resulting from operations	$(1,877,867)	8,517,733	(7,417,781)	(913,779)	(828,979)	(523,429)	(382,373)	(13,040,389)

Investment Activity:	GVIDC	GVIDM	GVDMA	GVDMC	BF	NVLCP1	SGRF	MCIF

Reinvested dividends	$693,394	1,890,203	1,918,405	848,012	391,166	1,613	-	770,003
Asset charges (note 3)	(25,099)	(36,809)	(18,868)	(55,474)	(8,114)	-	(2,953)	(75,755)

Net investment income (loss)	668,295	1,853,394	1,899,537	792,538	383,052	1,613	(2,953)	694,248

Proceeds from mutual fund shares sold	3,931,283	10,746,587	6,938,024	22,388,424	3,881,577	9,872	4,068,791	25,469,346
Cost of mutual fund shares sold	(4,110,671)	(10,648,060)	(7,543,344)	(23,531,877)	(3,943,475)	(10,106)	(3,655,350)	(25,325,548)

Realized gain (loss) on investments	(179,388)	98,527	(605,320)	(1,143,453)	(61,898)	(234)	413,441	143,798
Change in unrealized gain (loss) on investments	(2,270,607)	(24,869,374)	(37,181,566)	(4,816,383)	(6,090,269)	4,089	(7,610,626)	(29,419,372)

Net gain (loss) on investments	(2,449,995)	(24,770,847)	(37,786,886)	(5,959,836)	(6,152,167)	3,855	(7,197,185)	(29,275,574)

Reinvested capital gains	451,853	5,784,847	8,097,876	959,038	1,615,670	-	-	3,794,309

Net increase (decrease) in contract owners’ equity resulting from operations	$(1,329,847)	(17,132,606)	(27,789,473)	(4,208,260)	(4,153,445)	5,468	(7,200,138)	(24,787,017)

(Continued)

Nationwide VLI Separate Account-4

STATEMENTS OF OPERATIONS, Continued

Year Ended December 31, 2008

Investment Activity:	SAM	SAM5	NVMIG3	GVDIVI	GVDIV3	NVMLG1	NVMLV1	NVMMG1

Reinvested dividends	$2,598,471	7,615,469	7	28,833	128,039	51	1,065	-
Asset charges (note 3)	(23,868)	(795,715)	-	-	-	-	-	(58)

Net investment income (loss)	2,574,603	6,819,754	7	28,833	128,039	51	1,065	(58)

Proceeds from mutual fund shares sold	62,912,956	165,973,848	17,999	298,737	1,396,339	43,910	27,534	803,992
Cost of mutual fund shares sold	(62,912,956)	(165,973,848)	(21,453)	(375,287)	(1,553,990)	(46,438)	(30,188)	(836,116)

Realized gain (loss) on investments	-	-	(3,454)	(76,550)	(157,651)	(2,528)	(2,654)	(32,124)
Change in unrealized gain (loss) on investments	-	-	(2,935)	(1,132,458)	(5,223,038)	(7,223)	(9,985)	(1,417)

Net gain (loss) on investments	-	-	(6,389)	(1,209,008)	(5,380,689)	(9,751)	(12,639)	(33,541)

Reinvested capital gains	-	-	-	240,731	1,087,474	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$2,574,603	6,819,754	(6,382)	(939,444)	(4,165,176)	(9,700)	(11,574)	(33,599)

Investment Activity:	NVMMV1	NVMMV2	SCGF	SCVF	SCF	TRF	GVUS1	NVNMO1

Reinvested dividends	$11	49	-	521,776	656,000	5,123,727	13,588	-
Asset charges (note 3)	-	-	(13,425)	(33,271)	(101,823)	(320,134)	(756)	-

Net investment income (loss)	11	49	(13,425)	488,505	554,177	4,803,593	12,832	-

Proceeds from mutual fund shares sold	-	7,506	8,012,779	18,012,635	17,364,869	6,801,082	786,745	8,827
Cost of mutual fund shares sold	-	(8,362)	(9,152,986)	(24,637,495)	(22,791,825)	(5,444,189)	(1,035,845)	(16,565)

Realized gain (loss) on investments	-	(856)	(1,140,207)	(6,624,860)	(5,426,956)	1,356,893	(249,100)	(7,738)
Change in unrealized gain (loss) on investments	81	(160)	(9,003,247)	(10,935,610)	(45,734,209)	(245,372,431)	(895,663)	(168)

Net gain (loss) on investments	81	(1,016)	(10,143,454)	(17,560,470)	(51,161,165)	(244,015,538)	(1,144,763)	(7,906)

Reinvested capital gains	-	-	-	-	15,926,545	59,388,629	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$92	(967)	(10,156,879)	(17,071,965)	(34,680,443)	(179,823,316)	(1,131,931)	(7,906)

(Continued)

Nationwide VLI Separate Account-4

STATEMENTS OF OPERATIONS, Continued

Year Ended December 31, 2008

Investment Activity:	NVNSR1	NVSTB2	GGTC	GGTC3	GVUG1	EIF	MSBF	NVRE1

Reinvested dividends	$108	10,320	-	-	-	231,545	1,073,514	2,895
Asset charges (note 3)	-	-	(8,064)	-	(4,341)	(1,690)	(16,925)	-

Net investment income (loss)	108	10,320	(8,064)	-	(4,341)	229,855	1,056,589	2,895

Proceeds from mutual fund shares sold	545	350,690	2,463,480	1,821,062	2,751,698	2,437,631	14,402,289	46,686
Cost of mutual fund shares sold	(757)	(349,584)	(2,605,054)	(2,070,267)	(3,070,492)	(2,627,023)	(15,857,328)	(54,179)

Realized gain (loss) on investments	(212)	1,106	(141,574)	(249,205)	(318,794)	(189,392)	(1,455,039)	(7,493)
Change in unrealized gain (loss) on investments	(12,894)	(996)	(3,735,503)	(1,724,987)	(3,986,197)	(5,113,403)	(3,180,202)	(38,458)

Net gain (loss) on investments	(13,106)	110	(3,877,077)	(1,974,192)	(4,304,991)	(5,302,795)	(4,635,241)	(45,951)

Reinvested capital gains	-	-	730,340	343,893	1,191,538	166,922	358,044	-

Net increase (decrease) in contract owners’ equity resulting from operations	$(12,998)	10,430	(3,154,801)	(1,630,299)	(3,117,794)	(4,906,018)	(3,220,608)	(43,056)

Investment Activity:	AMGP	AMINS	AMCG	AMTP	AMRI	AMRS	AMFAS	AMSRS

Reinvested dividends	$56,434	-	-	76,567	41,011	9,627	-	78,334
Asset charges (note 3)	(4,111)	-	(20,752)	(3,212)	(3,888)	-	(1,252)	-

Net investment income (loss)	52,323	-	(20,752)	73,355	37,123	9,627	(1,252)	78,334

Proceeds from mutual fund shares sold	2,362,138	847,786	5,381,832	4,938,376	1,244,035	346,791	565,510	990,130
Cost of mutual fund shares sold	(1,755,033)	(979,578)	(2,948,540)	(5,359,731)	(1,749,287)	(368,140)	(655,849)	(891,227)

Realized gain (loss) on investments	607,105	(131,792)	2,433,292	(421,355)	(505,252)	(21,349)	(90,339)	98,903
Change in unrealized gain (loss) on investments	(5,426,146)	(1,655,919)	(23,546,784)	(11,677,741)	(828,907)	(533,333)	(721,945)	(2,095,483)

Net gain (loss) on investments	(4,819,041)	(1,787,711)	(21,113,492)	(12,099,096)	(1,334,159)	(554,682)	(812,284)	(1,996,580)

Reinvested capital gains	386,741	(47)	-	2,415,975	7,577	2,094	57,762	267,832

Net increase (decrease) in contract owners’ equity resulting from operations	$(4,379,977)	(1,787,758)	(21,134,244)	(9,609,766)	(1,289,459)	(542,961)	(755,774)	(1,650,414)

(Continued)

Nationwide VLI Separate Account-4

STATEMENTS OF OPERATIONS, Continued

Year Ended December 31, 2008

Investment Activity:	OVGR	OVGS3	OVGS	OVHI3	OVHI	OVSC	OVGI	OVAG

Reinvested dividends	$150,815	261,264	960,485	58,804	149,441	23,275	515,060	-
Asset charges (note 3)	(142,502)	-	(114,927)	-	-	-	(10,427)	(23,328)

Net investment income (loss)	8,313	261,264	845,558	58,804	149,441	23,275	504,633	(23,328)

Proceeds from mutual fund shares sold	23,244,831	3,088,177	19,065,143	923,712	584,089	843,513	6,872,040	8,359,352
Cost of mutual fund shares sold	(18,676,358)	(3,377,472)	(20,030,296)	(1,082,969)	(750,280)	(940,763)	(5,733,890)	(6,631,499)

Realized gain (loss) on investments	4,568,473	(289,295)	(965,153)	(159,257)	(166,191)	(97,250)	1,138,150	1,727,853
Change in unrealized gain (loss) on investments	(62,205,433)	(9,114,516)	(34,242,609)	(1,000,576)	(1,660,237)	(2,212,248)	(19,355,708)	(21,121,810)

Net gain (loss) on investments	(57,636,960)	(9,403,811)	(35,207,762)	(1,159,833)	(1,826,428)	(2,309,498)	(18,217,558)	(19,393,957)

Reinvested capital gains	-	1,150,196	4,220,261	-	-	258,437	2,237,977	-

Net increase (decrease) in contract owners’ equity resulting from operations	$(57,628,647)	(7,992,351)	(30,141,943)	(1,101,029)	(1,676,987)	(2,027,786)	(15,474,948)	(19,417,285)

Investment Activity:	OVSB	PMVAAA	PMVLDA	PMVRRA	PMVTRA	PIVEMI	PIHYB1	PVGIB

Reinvested dividends	$38,483	78,920	1,831,667	2,236,199	7,625,148	287	1,229,301	16,107
Asset charges (note 3)	(1,935)	(4,278)	(103,356)	(176,882)	(406,887)	(139)	(31,360)	-

Net investment income (loss)	36,548	74,642	1,728,311	2,059,317	7,218,261	148	1,197,941	16,107

Proceeds from mutual fund shares sold	669,672	2,092,201	24,210,437	26,113,918	51,800,891	54,769	5,037,115	272,113
Cost of mutual fund shares sold	(791,626)	(2,655,303)	(24,629,634)	(28,137,307)	(51,445,899)	(111,263)	(6,001,042)	(380,387)

Realized gain (loss) on investments	(121,954)	(563,102)	(419,197)	(2,023,389)	354,992	(56,494)	(963,927)	(108,274)
Change in unrealized gain (loss) on investments	(132,574)	11,957	(2,328,192)	(5,605,641)	(3,481,322)	(17,307)	(6,240,402)	(415,966)

Net gain (loss) on investments	(254,528)	(551,145)	(2,747,389)	(7,629,030)	(3,126,330)	(73,801)	(7,204,329)	(524,240)

Reinvested capital gains	8,893	1,935	711,450	93,651	3,186,763	11,846	144,329	138,494

Net increase (decrease) in contract owners’ equity resulting from operations	$(209,087)	(474,568)	(307,628)	(5,476,062)	7,278,694	(61,807)	(5,862,059)	(369,639)

(Continued)

Nationwide VLI Separate Account-4

STATEMENTS OF OPERATIONS, Continued

Year Ended December 31, 2008

Investment Activity:	PVTIGB	PVOEGB	PVTSCB	PVTVB	ROCMC	ROCSC	TRBCG2	TREI2

Reinvested dividends	$47,275	-	-	-	1,049,742	716	3,503	1,722,330
Asset charges (note 3)	-	(101)	-	-	(102,016)	(280)	(457)	(182,864)

Net investment income (loss)	47,275	(101)	-	-	947,726	436	3,046	1,539,466

Proceeds from mutual fund shares sold	1,172,175	62,553	28	60,561	20,739,625	154,112	780,476	31,839,298
Cost of mutual fund shares sold	(1,449,780)	(80,519)	(33)	(62,519)	(25,677,152)	(182,026)	(839,978)	(38,011,870)

Realized gain (loss) on investments	(277,605)	(17,966)	(5)	(1,958)	(4,937,527)	(27,914)	(59,502)	(6,172,572)
Change in unrealized gain (loss) on investments	(1,264,839)	(7,288)	(185)	(127,926)	(22,022,108)	(27,164)	(1,474,808)	(31,210,378)

Net gain (loss) on investments	(1,542,444)	(25,254)	(190)	(129,884)	(26,959,635)	(55,078)	(1,534,310)	(37,382,950)

Reinvested capital gains	363,224	-	-	-	4,399,048	9,209	-	2,480,253

Net increase (decrease) in contract owners’ equity resulting from operations	$(1,131,945)	(25,355)	(190)	(129,884)	(21,612,861)	(45,433)	(1,531,264)	(33,363,231)

Investment Activity:	TRHS2	TRLT2	TRMCG2	TRNAG1	TRPSB1	DSRG	MSVEG	VWEM

Reinvested dividends	$-	59,606	-	-	12,111	93,309	3	-

Asset charges (note 3)	(2,656)	-	(51,496)	(35,943)	(721)	(1,777)	(184)	(14,781)

Net investment income (loss)	(2,656)	59,606	(51,496)	(35,943)	11,390	91,532	(181)	(14,781)
Proceeds from mutual fund shares sold	523,375	411,147	9,843,314	11,076,399	736,824	1,554,436	25,502	8,406,612
Cost of mutual fund shares sold	(668,211)	(408,449)	(12,322,541)	(12,452,617)	(803,024)	(1,592,279)	(38,861)	(12,933,133)

Realized gain (loss) on investments	(144,836)	2,698	(2,479,227)	(1,376,218)	(66,200)	(37,843)	(13,359)	(4,526,521)
Change in unrealized gain (loss) on investments	(376,879)	(49,239)	(9,104,416)	(3,452,913)	(106,121)	(4,914,476)	(108,805)	(23,938,240)

Net gain (loss) on investments	(521,715)	(46,541)	(11,583,643)	(4,829,131)	(172,321)	(4,952,319)	(122,164)	(28,464,761)

Reinvested capital gains	15,673	-	1,211,901	491,458	2,733	-	-	10,596,053

Net increase (decrease) in contract owners’ equity resulting from operations	$(508,698)	13,065	(10,423,238)	(4,373,616)	(158,198)	(4,860,787)	(122,345)	(17,883,489)

(Continued)

Nationwide VLI Separate Account-4

STATEMENTS OF OPERATIONS, Continued

Year Ended December 31, 2008

Investment Activity:	VWHA	MSVFI	MSEM	VKVGR2	MSVMG	MSVRE	VVB	VVDV

Reinvested dividends	$89,221	154,326	834,643	17,295	72,673	1,998,389	-	-
Asset charges (note 3)	(35,003)	-	(14,749)	(1,091)	(16,053)	(66,442)	(1,229)	(1,565)

Net investment income (loss)	54,218	154,326	819,894	16,204	56,620	1,931,947	(1,229)	(1,565)

Proceeds from mutual fund shares sold	18,699,377	1,160,138	5,223,033	1,274,603	2,514,261	23,264,504	320,787	238,552
Cost of mutual fund shares sold	(19,321,613)	(1,267,808)	(6,065,028)	(1,520,005)	(3,496,056)	(32,063,956)	(430,161)	(327,651)

Realized gain (loss) on investments	(622,236)	(107,670)	(841,995)	(245,402)	(981,795)	(8,799,452)	(109,374)	(89,099)
Change in unrealized gain (loss) on investments	(21,816,757)	(413,202)	(2,401,089)	(97,237)	(7,029,521)	(37,903,882)	(135,377)	(387,618)

Net gain (loss) on investments	(22,438,993)	(520,872)	(3,243,084)	(342,639)	(8,011,316)	(46,703,334)	(244,751)	(476,717)

Reinvested capital gains	4,885,678	-	481,742	40,355	2,360,835	21,917,133	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	$(17,499,097)	(366,546)	(1,941,448)	(286,080)	(5,593,861)	(22,854,254)	(245,980)	(478,282)

Investment Activity:	VVI	VVMCI	VVSTC	SVDF	SVOF	WFVSCG

Reinvested dividends	$-	-	-	-	403,938	-
Asset charges (note 3)	(3,937)	(3,403)	(2,912)	(266)	(15,916)	(1,482)

Net investment income (loss)	(3,937)	(3,403)	(2,912)	(266)	388,022	(1,482)

Proceeds from mutual fund shares sold	825,547	689,283	937,864	299,128	5,333,523	289,675
Cost of mutual fund shares sold	(1,358,259)	(1,049,903)	(989,942)	(329,441)	(6,288,524)	(526,049)

Realized gain (loss) on investments	(532,712)	(360,620)	(52,078)	(30,313)	(955,001)	(236,374)
Change in unrealized gain (loss) on investments	(1,233,518)	(898,879)	(73,797)	(195,789)	(13,787,129)	(329,646)

Net gain (loss) on investments	(1,766,230)	(1,259,499)	(125,875)	(226,102)	(14,742,130)	(566,020)

Reinvested capital gains	-	-	-	-	4,767,838	195,059

Net increase (decrease) in contract owners’ equity resulting from operations	$(1,770,167)	(1,262,902)	(128,787)	(226,368)	(9,586,270)	(372,443)

See accompanying notes to financial statements.

Nationwide VLI Separate Account-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY

Years Ended December 31, 2008 and 2007

	Total		AVBVI		AVCA		AVCDI

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$79,188,839	85,461,783	47,343	43,908	-	-	(19,941)	(26,701)
Realized gain (loss) on investments	(64,441,051)	207,586,387	(307,233)	348,417	(24,952)	74,023	(938,058)	1,048,026
Change in unrealized gain (loss) on investments	(1,787,300,699)	(135,244,323)	(4,575,481)	(710,460)	(635,043)	106,701	(6,874,273)	(966,703)
Reinvested capital gains	265,246,757	219,084,030	1,102,495	470,561	-	-	1,332,482	1,262,845

Net increase (decrease) in contract owners’ equity resulting from operations	(1,507,306,154)	376,887,877	(3,732,876)	152,426	(659,995)	180,724	(6,499,790)	1,317,467

Equity transactions:
Purchase payments received from contract owners (notes 2a and 6)	354,312,622	417,190,529	678,683	1,197,541	193,096	250,700	754,828	1,151,457
Transfers between funds	-	-	(904,300)	(748,208)	(389,819)	(121,938)	(2,885,546)	1,923,219
Surrenders (note 6)	(249,501,663)	(256,215,304)	(213,281)	(641,252)	(55,110)	(18,388)	(228,022)	(719,451)
Death benefits (note 4)	(9,350,811)	(11,792,491)	(1,384)	(26,674)	-	(154)	(11,234)	(31,305)
Net policy repayments (loans) (note 5)	(32,613,869)	(29,372,844)	(12,791)	(34,194)	(5,773)	(14,072)	(27,582)	(31,954)
Deductions for surrender charges (note 2d)	(5,918,247)	(6,501,412)	(31,670)	(29,400)	(11,388)	(6,471)	(13,506)	(15,744)
Redemptions to pay cost of insurance charges and administration charges (notes 2b and 2c)	(126,435,392)	(128,028,675)	(285,368)	(356,962)	(78,422)	(87,879)	(310,462)	(437,771)
Asset charges (note 3):
FPVUL & VEL contracts	(5,877,081)	(6,839,415)	(17,045)	(22,990)	(4,498)	(5,437)	(11,480)	(15,294)
MSP contracts	(304,548)	(318,936)	(345)	(395)	(182)	(195)	(323)	(359)
SL contracts or LSFP contracts	(1,120,126)	(1,297,927)	(2,028)	(2,809)	(1,818)	(2,236)	(1,096)	(1,105)
Adjustments to maintain reserves	(110,891)	(24,315)	531	34	(199)	6	(2,240)	916

Net equity transactions	(76,920,006)	(23,200,790)	(788,998)	(665,309)	(354,113)	(6,064)	(2,736,663)	1,822,608

Net change in contract owners’ equity	(1,584,226,160)	353,687,087	(4,521,874)	(512,883)	(1,014,108)	174,660	(9,236,453)	3,140,075
Contract owners’ equity beginning of period	4,818,129,455	4,464,442,368	8,061,764	8,574,647	1,735,690	1,561,030	15,790,110	12,650,035

Contract owners’ equity end of period	$3,233,903,295	4,818,129,455	3,539,890	8,061,764	721,582	1,735,690	6,553,657	15,790,110

CHANGES IN UNITS:
Beginning units	307,056,666	307,762,808	455,382	491,676	101,352	102,104	733,388	650,168
Units purchased	69,158,972	70,093,417	61,865	94,233	16,781	17,135	116,206	183,074
Units redeemed	(69,176,952)	(70,799,559)	(102,881)	(130,527)	(44,864)	(17,887)	(274,173)	(99,854)

Ending units	307,038,686	307,056,666	414,366	455,382	73,269	101,352	575,421	733,388

(Continued)

Nationwide VLI Separate Account-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	AVIE		ALVGIA		ALVIVA		ALVSVA

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$88,527	61,812	272,842	251,947	281,424	211,324	32,086	45,628
Realized gain (loss) on investments	818,863	1,596,611	(941,878)	591,281	(6,091,926)	677,301	(233,100)	202,495
Change in unrealized gain (loss) on investments	(16,773,325)	1,281,739	(9,189,587)	(848,511)	(21,079,201)	(1,000,621)	(2,153,893)	(661,993)
Reinvested capital gains	411,886	-	2,544,323	1,017,690	2,037,831	932,439	495,807	346,724

Net increase (decrease) in contract owners’ equity resulting from operations	(15,454,049)	2,940,162	(7,314,300)	1,012,407	(24,851,872)	820,443	(1,859,100)	(67,146)

Equity transactions:
Purchase payments received from contract owners (notes 2a and 6)	2,504,764	2,910,438	993,170	1,244,527	2,954,187	572,520	660,079	352,912
Transfers between funds	2,442,403	11,396,412	(980,081)	863,443	16,470,977	19,294,463	414,837	2,409,121
Surrenders (note 6)	(1,640,799)	(335,911)	(3,492,018)	(1,212,807)	(415,232)	(7,839)	(378,852)	(217,939)
Death benefits (note 4)	(15,227)	(21,095)	(42,645)	(14,872)	(23,915)	(56,986)	(2,356)	(5,672)
Net policy repayments (loans) (note 5)	(674,107)	(242,049)	(190,144)	(118,508)	(16,455)	(35,361)	14,542	(7,831)
Deductions for surrender charges (note 2d)	-	-	(10,141)	(9,122)	-	-	(10,346)	(15,937)
Redemptions to pay cost of insurance charges and administration charges (notes 2b and 2c)	(527,462)	(427,246)	(273,538)	(358,485)	(546,479)	(308,813)	(166,604)	(161,134)
Asset charges (note 3):
FPVUL & VEL contracts	-	-	(11,522)	(14,823)	-	-	(11,978)	(15,421)
MSP contracts	-	-	(85)	(121)	-	-	(273)	(331)
SL contracts or LSFP contracts	-	-	(1,611)	(1,930)	-	-	(1,991)	(2,042)
Adjustments to maintain reserves	(3,999)	886	(954)	596	(1,802)	1,897	(402)	(11)

Net equity transactions	2,085,573	13,281,435	(4,009,569)	377,898	18,421,281	19,459,881	516,656	2,335,715

Net change in contract owners’ equity	(13,368,476)	16,221,597	(11,323,869)	1,390,305	(6,430,591)	20,280,324	(1,342,444)	2,268,569
Contract owners’ equity beginning of period	35,890,353	19,668,756	21,350,544	19,960,239	32,562,696	12,282,372	5,653,964	3,385,395

Contract owners’ equity end of period	$22,521,877	35,890,353	10,026,675	21,350,544	26,132,105	32,562,696	4,311,520	5,653,964

CHANGES IN UNITS:
Beginning units	1,750,012	1,098,252	1,127,146	1,107,894	2,725,346	1,085,100	276,826	168,136
Units purchased	716,633	850,615	124,500	472,578	2,478,645	1,879,153	98,801	129,927
Units redeemed	(621,795)	(198,855)	(359,790)	(453,326)	(520,868)	(238,907)	(47,459)	(21,237)

Ending units	1,844,850	1,750,012	891,856	1,127,146	4,683,123	2,725,346	328,168	276,826

(Continued)

Nationwide VLI Separate Account-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	ACVIG		ACVIP2		ACVI		ACVI3

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$413,752	511,828	666,076	296,823	257,481	284,353	81,052	61,541
Realized gain (loss) on investments	322,741	2,565,198	35,056	(46,841)	2,469,282	5,761,892	77,204	148,430
Change in unrealized gain (loss) on investments	(11,498,018)	(3,011,606)	(1,411,755)	393,108	(25,813,579)	1,798,877	(6,681,859)	1,432,507
Reinvested capital gains	2,527,186	-	-	-	3,477,537	-	952,078	-

Net increase (decrease) in contract owners’ equity resulting from operations	(8,234,339)	65,420	(710,623)	643,090	(19,609,279)	7,845,122	(5,571,525)	1,642,478

Equity transactions:
Purchase payments received from contract owners (notes 2a and 6)	1,416,534	1,912,420	1,932,422	586,693	618,884	1,129,512	1,731,418	2,004,931
Transfers between funds	(1,104,166)	(2,582,550)	10,918,151	70,579	(1,613,073)	(3,168,405)	(418,966)	1,486,520
Surrenders (note 6)	(1,530,492)	(1,531,841)	(438,886)	(286,864)	(2,316,247)	(4,446,804)	(700,271)	(454,710)
Death benefits (note 4)	(190,033)	(37,993)	(388)	(27,458)	(95,546)	(45,503)	(64,410)	(5,183)
Net policy repayments (loans) (note 5)	(43,973)	(177,542)	(202,460)	(59,228)	(255,864)	(344,380)	85,585	13,108
Deductions for surrender charges (note 2d)	(66,767)	(76,984)	(26,158)	(30,809)	(34,952)	(54,603)	(30,035)	(33,510)
Redemptions to pay cost of insurance charges and administration charges (notes 2b and 2c)	(968,369)	(1,114,346)	(413,495)	(268,880)	(1,288,114)	(1,414,634)	(577,322)	(521,041)
Asset charges (note 3):
FPVUL & VEL contracts	(59,962)	(80,140)	(25,806)	(22,072)	(50,189)	(67,758)	(37,215)	(37,100)
MSP contracts	(2,178)	(3,709)	(966)	(538)	(2,236)	(2,679)	(455)	(267)
SL contracts or LSFP contracts	(11,070)	(14,574)	(23,222)	(4,114)	(9,635)	(12,923)	(5,044)	(4,937)
Adjustments to maintain reserves	(502)	161	338	(693)	1,053	399	(305)	73

Net equity transactions	(2,560,978)	(3,707,098)	11,719,530	(43,383)	(5,045,919)	(8,427,778)	(17,020)	(2,447,883)

Net change in contract owners’ equity	(10,795,317)	(3,641,678)	11,008,907	599,707	(24,655,198)	(582,656)	(5,588,545)	4,090,361
Contract owners’ equity beginning of period	25,727,927	29,369,605	6,857,769	6,258,062	48,720,936	49,303,592	12,099,920	8,009,559

Contract owners’ equity end of period	$14,932,610	25,727,927	17,866,676	6,857,769	24,065,738	48,720,936	6,511,375	12,099,920

CHANGES IN UNITS:
Beginning units	1,557,702	1,778,146	555,690	555,240	2,830,064	3,354,086	702,238	548,782
Units purchased	122,432	200,389	1,008,618	145,441	161,571	289,620	141,038	224,236
Units redeemed	(302,138)	(420,833)	(93,187)	(144,991)	(428,191)	(813,642)	(158,394)	(70,780)

Ending units	1,377,996	1,557,702	1,471,121	555,690	2,563,444	2,830,064	684,882	702,238

(Continued)

Nationwide VLI Separate Account-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	ACVMV1		ACVU1		ACVV		ACVVS1

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$1,720	17,552	(1,778)	(2,826)	1,345,712	1,146,462	(2,028)	(1,573)
Realized gain (loss) on investments	(214,958)	84,641	(190,995)	101,810	(4,697,399)	1,847,610	(435,741)	149,244
Change in unrealized gain (loss) on investments	(282,036)	(281,936)	(2,431,983)	772,249	(21,487,997)	(12,797,015)	(2,649,965)	352,778
Reinvested capital gains	-	36,360	624,097	-	7,372,247	6,248,743	198,639	-

Net increase (decrease) in contract owners’ equity resulting from operations	(495,274)	(143,383)	(2,000,659)	871,233	(17,467,437)	(3,554,200)	(2,889,095)	500,449

Equity transactions:
Purchase payments received from contract owners (notes 2a and 6)	324,352	245,102	448,760	733,652	4,823,008	6,271,631	516,181	285,433
Transfers between funds	(6,246)	1,178,146	(1,306,825)	911,467	(3,231,628)	(1,015,182)	747,552	4,544,583
Surrenders (note 6)	(194,757)	(43,795)	(145,283)	(401,827)	(4,571,675)	(4,735,105)	(399,396)	(122,930)
Death benefits (note 4)	-	(1,833)	(7,417)	(97,580)	(147,725)	(157,391)	(745)	-
Net policy repayments (loans) (note 5)	(9,526)	(36,091)	(31,965)	17,070	(235,198)	(746,037)	(19,896)	(25,416)
Deductions for surrender charges (note 2d)	(6,118)	(2,369)	(10,461)	(23,662)	(151,004)	(126,136)	(6,505)	(1,382)
Redemptions to pay cost of insurance charges and administration charges (notes 2b and 2c)	(109,028)	(106,743)	(194,006)	(205,932)	(2,224,770)	(2,586,369)	(168,664)	(55,422)
Asset charges (note 3):
FPVUL & VEL contracts	(6,661)	(8,168)	(9,889)	(11,192)	(140,594)	(186,534)	(10,567)	(4,984)
MSP contracts	(415)	(402)	(266)	(237)	(4,101)	(5,553)	(234)	(82)
SL contracts or LSFP contracts	(1,109)	(1,231)	(1,283)	(1,442)	(22,819)	(34,123)	(1,613)	(571)
Adjustments to maintain reserves	(271)	28	6,318	(9,407)	1,214	177	(251)	66

Net equity transactions	(9,779)	1,222,644	(1,252,317)	910,910	(5,905,292)	(3,320,623)	655,862	4,619,295

Net change in contract owners’ equity	(505,053)	1,079,261	(3,252,976)	1,782,143	(23,372,729)	(6,874,823)	(2,233,233)	5,119,744
Contract owners’ equity beginning of period	2,291,374	1,212,113	5,760,420	3,978,277	68,406,819	75,281,642	5,468,209	348,465

Contract owners’ equity end of period	$1,786,321	2,291,374	2,507,444	5,760,420	45,034,090	68,406,819	3,234,976	5,468,209

CHANGES IN UNITS:
Beginning units	172,200	88,992	435,218	363,362	3,401,962	3,537,736	313,570	27,968
Units purchased	47,130	98,031	45,560	150,554	463,575	545,786	156,951	293,455
Units redeemed	(41,742)	(14,823)	(157,513)	(78,698)	(799,961)	(681,560)	(108,826)	(7,853)

Ending units	177,588	172,200	323,265	435,218	3,065,576	3,401,962	361,695	313,570

(Continued)

Nationwide VLI Separate Account-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	AMVAA2		AMVBD2		AMVGS2		AMVGR2

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$22,724	-	32,914	-	(549)	-	8,362	-
Realized gain (loss) on investments	(11,900)	-	(76,830)	-	(71,342)	-	(189,583)	-
Change in unrealized gain (loss) on investments	(242,674)	-	(29,824)	-	(217,818)	-	(468,570)	-
Reinvested capital gains	29,648	-	1,410	-	50,646	-	120,744	-

Net increase (decrease) in contract owners’ equity resulting from operations	(202,202)	-	(72,330)	-	(239,063)	-	(529,047)	-

Equity transactions:
Purchase payments received from contract owners (notes 2a and 6)	40,861	-	10,249	-	9,318	-	(742)	-
Transfers between funds	984,907	-	634,364	-	480,877	-	1,386,022	-
Surrenders (note 6)	(7,923)	-	-	-	-	-	-	-
Death benefits (note 4)	-	-	-	-	-	-	-	-
Net policy repayments (loans) (note 5)	-	-	-	-	-	-	-	-
Deductions for surrender charges (note 2d)	-	-	-	-	-	-	-	-
Redemptions to pay cost of insurance charges and administration charges (notes 2b and 2c)	(20,574)	-	(5,739)	-	(2,542)	-	(8,558)	-
Asset charges (note 3):
FPVUL & VEL contracts	-	-	-	-	-	-	-	-
MSP contracts	-	-	-	-	-	-	-	-
SL contracts or LSFP contracts	-	-	-	-	-	-	-	-
Adjustments to maintain reserves	(20)	-	(27)	-	(11)	-	(35)	-

Net equity transactions	997,251	-	638,847	-	487,642	-	1,376,687	-

Net change in contract owners’ equity	795,049	-	566,517	-	248,579	-	847,640	-
Contract owners’ equity beginning of period	-	-	-	-	-	-	-	-

Contract owners’ equity end of period	$795,049	-	566,517	-	248,579	-	847,640	-

CHANGES IN UNITS:
Beginning units	-	-	-	-	-	-	-	-
Units purchased	120,686	-	62,941	-	49,656	-	151,812	-
Units redeemed	(3,845)	-	(605)	-	(325)	-	(1,061)	-

Ending units	116,841	-	62,336	-	49,331	-	150,751	-

(Continued)

Nationwide VLI Separate Account-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	MLVIX2		MLVLC2		CVSSE		WVCP

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$-	(1,459)	6,543	25,787	(306)	(281)	8,140	(211)
Realized gain (loss) on investments	-	(46,062)	(1,007,485)	11,008	(22,036)	14,192	15,559	84,356
Change in unrealized gain (loss) on investments	-	180,030	11,025	(384,037)	(50,892)	(10,352)	(292,705)	(105,235)
Reinvested capital gains	-	-	26,100	515,034	1,159	6,543	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	-	132,509	(963,817)	167,792	(72,075)	10,102	(269,006)	(21,090)

Equity transactions:
Purchase payments received from contract owners (notes 2a and 6)	-	83,852	125,565	47,721	6,049	14,065	32,466	51,793
Transfers between funds	-	(1,595,988)	(1,831,055)	1,589,664	57,071	54,446	(51,855)	(92,106)
Surrenders (note 6)	-	(18,921)	(5,793)	(14,083)	(10,675)	(73,635)	(21,312)	(83,913)
Death benefits (note 4)	-	(10,826)	-	(5,537)	(19)	(81)	(1,092)	-
Net policy repayments (loans) (note 5)	-	-	(120,170)	-	-	-	(405)	(6,212)
Deductions for surrender charges (note 2d)	-	-	-	-	-	-	(373)	(938)
Redemptions to pay cost of insurance charges and administration charges (notes 2b and 2c)	-	(11,115)	(34,365)	(21,324)	(1,253)	(1,312)	(21,975)	(27,327)
Asset charges (note 3):
FPVUL & VEL contracts	-	-	-	-	-	-	(1,809)	(2,735)
MSP contracts	-	-	-	-	-	-	(11)	(16)
SL contracts or LSFP contracts	-	-	-	-	-	-	(34)	(233)
Adjustments to maintain reserves	-	(44,731)	(163)	7	(47)	(3)	(115)	27

Net equity transactions	-	(1,597,729)	(1,865,981)	1,596,448	51,126	(6,520)	(66,515)	(161,660)

Net change in contract owners’ equity	-	(1,465,220)	(2,829,798)	1,764,240	(20,949)	3,582	(335,521)	(182,750)
Contract owners’ equity beginning of period	-	1,465,220	3,736,270	1,972,030	134,636	131,054	627,990	810,740

Contract owners’ equity end of period	$-	-	906,472	3,736,270	113,687	134,636	292,469	627,990

CHANGES IN UNITS:
Beginning units	-	100,516	261,702	149,024	7,972	8,540	44,824	56,062
Units purchased	-	8,535	27,156	126,531	3,624	4,618	3,054	3,480
Units redeemed	-	(109,051)	(184,910)	(13,853)	(1,093)	(5,186)	(8,759)	(14,718)

Ending units	-	-	103,948	261,702	10,503	7,972	39,119	44,824

(Continued)

Nationwide VLI Separate Account-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	WIEP		WGIP		DAVVL		DVMCS

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$31,916	24,452	39,235	23,333	5,946	-	6,201	2,294
Realized gain (loss) on investments	103,019	99,635	(69,942)	118,314	(14,339)	-	(253,658)	(41,974)
Change in unrealized gain (loss) on investments	(1,064,586)	219,876	(661,518)	(439,671)	(173,146)	-	(322,041)	(74,440)
Reinvested capital gains	-	-	125,539	348,824	10,250	-	125,095	132,936

Net increase (decrease) in contract owners’ equity resulting from operations	(929,651)	343,963	(566,686)	50,800	(171,289)	-	(444,403)	18,816

Equity transactions:
Purchase payments received from contract owners (notes 2a and 6)	93,414	81,341	89,615	128,063	78,937	-	45,518	111,885
Transfers between funds	(139,771)	100,028	(29,496)	(47,961)	559,615	-	(328,793)	403,087
Surrenders (note 6)	(94,130)	(123,744)	(72,339)	(135,042)	-	-	(10,341)	(282,055)
Death benefits (note 4)	(33,988)	(8,395)	(22,535)	(72,029)	-	-	(6,063)	(214)
Net policy repayments (loans) (note 5)	(6,551)	(9,044)	(30,028)	(21,503)	(9,443)	-	(9,720)	-
Deductions for surrender charges (note 2d)	(212)	(855)	(696)	(5,349)	-	-	-	-
Redemptions to pay cost of insurance charges and administration charges (notes 2b and 2c)	(73,440)	(76,002)	(55,773)	(61,573)	(9,996)	-	(12,866)	(12,776)
Asset charges (note 3):
FPVUL & VEL contracts	(5,754)	(7,110)	(3,899)	(5,446)	-	-	-	-
MSP contracts	(542)	(655)	(131)	(245)	-	-	-	-
SL contracts or LSFP contracts	(1,646)	(2,077)	(1,343)	(1,931)	-	-	-	-
Adjustments to maintain reserves	(302)	59	(115)	(36)	20	-	(107)	(5)

Net equity transactions	(262,922)	(46,454)	(126,740)	(223,051)	619,133	-	(322,372)	219,922

Net change in contract owners’ equity	(1,192,573)	297,509	(693,426)	(172,251)	447,844	-	(766,775)	238,738
Contract owners’ equity beginning of period	2,326,924	2,029,415	1,661,505	1,833,756	-	-	1,337,267	1,098,529

Contract owners’ equity end of period	$1,134,351	2,326,924	968,079	1,661,505	447,844	-	570,492	1,337,267

CHANGES IN UNITS:
Beginning units	127,440	129,014	90,762	102,220	-	-	75,190	62,728
Units purchased	5,441	12,795	18,196	8,719	79,367	-	11,865	37,635
Units redeemed	(27,446)	(14,369)	(25,404)	(20,177)	(2,586)	-	(33,220)	(25,173)

Ending units	105,435	127,440	83,554	90,762	76,781	-	53,835	75,190

(Continued)

Nationwide VLI Separate Account-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	DVSCS		DSIF		DCAP		DSC

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$156,917	56,147	6,319,860	6,206,965	574,356	516,003	4,928	5,945
Realized gain (loss) on investments	(1,325,785)	1,430,465	15,818,799	25,261,854	1,543,140	2,000,102	(80,882)	(8,908)
Change in unrealized gain (loss) on investments	(10,876,821)	(2,636,043)	(163,666,840)	(11,213,766)	(13,273,742)	(36,012)	(205,053)	(186,955)
Reinvested capital gains	3,338,301	1,029,058	-	-	2,238,570	-	29,526	103,932

Net increase (decrease) in contract owners’ equity resulting from operations	(8,707,388)	(120,373)	(141,528,181)	20,255,053	(8,917,676)	2,480,093	(251,481)	(85,986)

Equity transactions:
Purchase payments received from contract owners (notes 2a and 6)	1,708,490	2,283,100	19,761,732	24,508,912	2,992,016	3,353,471	117,657	87,987
Transfers between funds	3,465,034	1,678,848	12,743,215	1,308,614	(6,507,327)	(1,547,247)	50,080	(97,980)
Surrenders (note 6)	(813,933)	(2,061,319)	(22,570,115)	(29,844,299)	(1,322,133)	(2,082,693)	(65,557)	(22,898)
Death benefits (note 4)	(18,274)	(4,170)	(676,774)	(769,297)	(129,710)	(79,654)	-	-
Net policy repayments (loans) (note 5)	(48,295)	(174,364)	(1,079,838)	(3,201,321)	(31,928)	(140,908)	57,724	(12,090)
Deductions for surrender charges (note 2d)	(48,324)	(38,645)	(450,561)	(501,356)	(52,971)	(80,259)	(5,085)	(2,621)
Redemptions to pay cost of insurance charges and administration charges (notes 2b and 2c)	(635,055)	(655,341)	(10,510,403)	(11,291,321)	(1,092,938)	(1,198,375)	(29,350)	(36,440)
Asset charges (note 3):
FPVUL & VEL contracts	(27,993)	(34,319)	(441,190)	(547,091)	(62,716)	(76,825)	(2,165)	(2,983)
MSP contracts	(428)	(509)	(15,136)	(19,329)	(1,343)	(1,628)	-	-
SL contracts or LSFP contracts	(6,019)	(12,395)	(131,293)	(191,574)	(10,042)	(11,144)	(225)	(287)
Adjustments to maintain reserves	11,814	(76)	910	6,952	(978)	(14)	(185)	21

Net equity transactions	3,587,017	980,809	(3,369,453)	(20,541,110)	(6,220,070)	(1,865,277)	122,894	(87,291)

Net change in contract owners’ equity	(5,120,371)	860,436	(144,897,634)	(286,057)	(15,137,746)	614,816	(128,587)	(173,277)
Contract owners’ equity beginning of period	25,289,490	24,429,054	385,793,636	386,079,693	35,470,838	34,856,022	657,205	830,482

Contract owners’ equity end of period	$20,169,119	25,289,490	240,896,002	385,793,636	20,333,092	35,470,838	528,618	657,205

CHANGES IN UNITS:
Beginning units	1,623,344	1,557,038	27,146,494	28,048,062	2,352,372	2,409,358	46,856	52,662
Units purchased	487,411	602,368	5,271,091	4,719,678	282,871	607,099	18,551	5,842
Units redeemed	(233,100)	(536,062)	(4,936,614)	(5,621,246)	(787,860)	(664,085)	(5,017)	(11,648)

Ending units	1,877,655	1,623,344	27,480,971	27,146,494	1,847,383	2,352,372	60,390	46,856

(Continued)

Nationwide VLI Separate Account-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	DVIV		SVSHEB		SVSSVB		FALF

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$609,939	507,706	14,686	4,245	20,636	-	4,437	4,935
Realized gain (loss) on investments	(4,701,583)	2,076,858	(225,420)	3,825	(1,158,549)	-	(26,490)	5,747
Change in unrealized gain (loss) on investments	(13,304,437)	(5,890,842)	(340,683)	(35,281)	(1,691,972)	-	(140,537)	(77,319)
Reinvested capital gains	5,147,830	4,852,609	119,020	4,673	843,807	-	68,651	36,771

Net increase (decrease) in contract owners’ equity resulting from operations	(12,248,251)	1,546,331	(432,397)	(22,538)	(1,986,078)	-	(93,939)	(29,866)

Equity transactions:
Purchase payments received from contract owners (notes 2a and 6)	1,726,807	3,426,310	38,562	49,254	2,522	-	23,058	28,866
Transfers between funds	(4,503,936)	(7,669,883)	222,436	559,320	6,624,162	-	(11,035)	(55,029)
Surrenders (note 6)	(330,732)	(1,507,377)	(105)	-	(235,438)	-	(11,851)	(2,842)
Death benefits (note 4)	(26,287)	(99,136)	-	(1,116)	-	-	-	-
Net policy repayments (loans) (note 5)	(309,795)	(2,323)	-	-	-	-	4,050	(1,178)
Deductions for surrender charges (note 2d)	-	-	-	-	-	-	(737)	(792)
Redemptions to pay cost of insurance charges and administration charges (notes 2b and 2c)	(326,358)	(419,219)	(15,906)	(11,816)	(167,687)	-	(11,184)	(14,388)
Asset charges (note 3):
FPVUL & VEL contracts	-	-	-	-	-	-	(958)	(1,294)
MSP contracts	-	-	-	-	-	-	-	-
SL contracts or LSFP contracts	-	-	-	-	-	-	(173)	(218)
Adjustments to maintain reserves	(1,657)	114	(163)	16	(90)	-	(116)	4

Net equity transactions	(3,771,958)	(6,271,514)	244,824	595,658	6,223,469	-	(8,946)	(46,871)

Net change in contract owners’ equity	(16,020,209)	(4,725,183)	(187,573)	573,120	4,237,391	-	(102,885)	(76,737)
Contract owners’ equity beginning of period	35,936,944	40,662,127	744,005	170,885	-	-	285,577	362,314

Contract owners’ equity end of period	$19,916,735	35,936,944	556,432	744,005	4,237,391	-	182,692	285,577

CHANGES IN UNITS:
Beginning units	1,649,104	1,939,658	67,742	15,180	-	-	18,632	21,354
Units purchased	186,855	269,097	28,497	53,687	753,052	-	1,861	1,768
Units redeemed	(375,036)	(559,651)	(1,882)	(1,125)	(80,292)	-	(2,490)	(4,490)

Ending units	1,460,923	1,649,104	94,357	67,742	672,760	-	18,003	18,632

(Continued)

Nationwide VLI Separate Account-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	FVCA2P		FVMOS		FQB		FEIS

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$1,756	3,604	6,586	483	2,039,576	2,953,403	1,965,146	1,815,435
Realized gain (loss) on investments	2,000	33,440	(84,026)	(129)	(595,132)	(1,214,559)	(1,339,636)	6,804,728
Change in unrealized gain (loss) on investments	(185,047)	9,103	(16,844)	(1,040)	(3,824,604)	608,709	(45,577,309)	(15,905,975)
Reinvested capital gains	10,715	-	-	-	-	-	90,581	9,084,163

Net increase (decrease) in contract owners’ equity resulting from operations	(170,576)	46,147	(94,284)	(686)	(2,380,160)	2,347,553	(44,861,218)	1,798,351

Equity transactions:
Purchase payments received from contract owners (notes 2a and 6)	58,118	60,780	61,741	4,266	2,289,439	3,486,840	6,381,226	9,436,395
Transfers between funds	95,605	29,775	881,580	3,199	(7,238,739)	(3,943,312)	(4,012,784)	(4,324,122)
Surrenders (note 6)	(23,553)	(13,727)	(71,987)	-	(4,274,629)	(8,246,164)	(4,511,875)	(7,905,307)
Death benefits (note 4)	-	(13,721)	-	-	(214,209)	(41,641)	(231,324)	(304,543)
Net policy repayments (loans) (note 5)	(13,483)	(4,101)	(17,796)	-	(33,306)	(299,044)	116,709	(773,918)
Deductions for surrender charges (note 2d)	(487)	(2,438)	(1,339)	-	(65,824)	(110,230)	(145,202)	(146,063)
Redemptions to pay cost of insurance charges and administration charges (notes 2b and 2c)	(18,910)	(14,174)	(24,923)	(1,614)	(1,380,424)	(1,647,824)	(3,408,744)	(3,867,630)
Asset charges (note 3):
FPVUL & VEL contracts	(1,528)	(1,541)	(2,111)	(168)	(75,175)	(77,644)	(190,746)	(251,651)
MSP contracts	(35)	-	(36)	-	(3,442)	(3,713)	(7,457)	(9,992)
SL contracts or LSFP contracts	(420)	(437)	(17)	-	(13,206)	(26,222)	(36,863)	(45,843)
Adjustments to maintain reserves	(111)	(3)	(201)	3	(1,454)	15	(2,214)	42

Net equity transactions	95,196	40,413	824,911	5,686	(11,010,969)	(10,908,939)	(6,049,274)	(8,192,633)

Net change in contract owners’ equity	(75,380)	86,560	730,627	5,000	(13,391,129)	(8,561,386)	(50,910,492)	(6,394,282)
Contract owners’ equity beginning of period	514,262	427,702	46,207	41,207	42,611,572	51,172,958	108,338,859	114,733,141

Contract owners’ equity end of period	$438,882	514,262	776,834	46,207	29,220,443	42,611,572	57,428,367	108,338,859

CHANGES IN UNITS:
Beginning units	30,528	27,898	4,512	3,964	2,769,010	3,505,854	6,259,548	6,732,512
Units purchased	10,291	5,907	80,667	723	180,046	355,799	725,390	1,067,632
Units redeemed	(3,934)	(3,277)	(8,663)	(175)	(899,857)	(1,092,643)	(1,187,056)	(1,540,596)

Ending units	36,885	30,528	76,516	4,512	2,049,199	2,769,010	5,797,882	6,259,548

(Continued)

Nationwide VLI Separate Account-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	FF15S		FF25S		FGS		FHIS

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$27,762	-	7,341	-	613,870	569,631	1,567,014	2,059,223
Realized gain (loss) on investments	(18,251)	-	(7,254)	-	5,181,843	5,603,662	(1,663,434)	(189,067)
Change in unrealized gain (loss) on investments	(274,869)	-	(104,475)	-	(59,635,200)	18,441,027	(5,012,716)	(1,231,809)
Reinvested capital gains	28,462	-	10,967	-	-	97,886	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	(236,896)	-	(93,421)	-	(53,839,487)	24,712,206	(5,109,136)	638,347

Equity transactions:
Purchase payments received from contract owners (notes 2a and 6)	51,117	-	6,501	-	7,046,371	8,468,007	1,027,626	923,789
Transfers between funds	1,074,503	-	330,456	-	(136,368)	121,521	(4,639,572)	2,505,872
Surrenders (note 6)	-	-	-	-	(5,407,244)	(8,666,206)	(1,029,366)	(1,812,283)
Death benefits (note 4)	-	-	-	-	(215,391)	(256,936)	(158,716)	(59,045)
Net policy repayments (loans) (note 5)	-	-	-	-	(987,857)	(925,611)	(191,243)	(168,450)
Deductions for surrender charges (note 2d)	-	-	-	-	(163,052)	(219,666)	(12,074)	(34,988)
Redemptions to pay cost of insurance charges and administration charges (notes 2b and 2c)	(7,580)	-	(2,128)	-	(4,490,214)	(4,546,257)	(826,341)	(850,419)
Asset charges (note 3):
FPVUL & VEL contracts	-	-	-	-	(224,291)	(265,028)	(29,429)	(41,429)
MSP contracts	-	-	-	-	(6,818)	(8,414)	(1,554)	(1,984)
SL contracts or LSFP contracts	-	-	-	-	(29,683)	(34,104)	(4,833)	(6,809)
Adjustments to maintain reserves	(27)	-	(20)	-	(1,061)	105	909	5

Net equity transactions	1,118,013	-	334,809	-	(4,615,608)	(6,332,589)	(5,864,593)	454,259

Net change in contract owners’ equity	881,117	-	241,388	-	(58,455,095)	18,379,617	(10,973,729)	1,092,606
Contract owners’ equity beginning of period	-	-	-	-	119,288,714	100,909,097	25,091,685	23,999,079

Contract owners’ equity end of period	$881,117	-	241,388	-	60,833,619	119,288,714	14,117,956	25,091,685

CHANGES IN UNITS:
Beginning units	-	-	-	-	7,780,228	8,389,342	2,023,784	2,029,708
Units purchased	123,230	-	36,206	-	1,467,717	1,052,833	71,249	437,840
Units redeemed	(4,478)	-	(490)	-	(1,547,544)	(1,661,947)	(557,022)	(443,764)

Ending units	118,752	-	35,716	-	7,700,401	7,780,228	1,538,011	2,023,784

(Continued)

Nationwide VLI Separate Account-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	FHISR		FOS		FOSR		FCS

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$181,702	190,145	964,026	1,538,186	398,857	538,729	1,567,013	1,651,948
Realized gain (loss) on investments	(388,500)	(11,525)	1,897,452	3,463,896	(84,440)	738,640	(3,002,018)	10,847,502
Change in unrealized gain (loss) on investments	(443,840)	(188,751)	(30,619,099)	(432,859)	(10,589,282)	309,061	(106,447,811)	(35,362,204)
Reinvested capital gains	-	-	5,319,862	3,263,967	1,841,509	1,044,686	5,516,799	57,020,823

Net increase (decrease) in contract owners’ equity resulting from operations	(650,638)	(10,131)	(22,437,759)	7,833,190	(8,433,356)	2,631,116	(102,366,017)	34,158,069

Equity transactions:
Purchase payments received from contract owners (notes 2a and 6)	633,647	506,305	1,220,793	1,393,703	2,343,181	2,730,506	13,173,081	15,364,595
Transfers between funds	(263,516)	1,866,571	(2,974,098)	3,832,575	(336,009)	859,448	8,374,973	12,122,488
Surrenders (note 6)	(217,629)	(91,357)	(1,837,054)	(3,929,899)	(734,218)	(1,032,737)	(10,812,520)	(10,820,047)
Death benefits (note 4)	(11,673)	(60)	(43,879)	(116,465)	(10,456)	(58,006)	(639,622)	(388,082)
Net policy repayments (loans) (note 5)	71,429	66,310	(201,285)	(209,007)	(9,704)	(71,019)	(546,140)	(2,377,897)
Deductions for surrender charges (note 2d)	(5,323)	(1,366)	(31,395)	(43,263)	(42,099)	(57,649)	(272,763)	(261,504)
Redemptions to pay cost of insurance charges and administration charges (notes 2b and 2c)	(126,364)	(43,218)	(1,085,797)	(1,145,573)	(753,965)	(789,336)	(6,160,319)	(6,306,046)
Asset charges (note 3):
FPVUL & VEL contracts	(7,521)	(3,211)	(40,454)	(54,563)	(53,803)	(59,242)	(341,997)	(407,397)
MSP contracts	(63)	(39)	(1,046)	(1,869)	(710)	(749)	(11,685)	(12,811)
SL contracts or LSFP contracts	(1,520)	(717)	(11,790)	(18,308)	(9,676)	(9,858)	(60,093)	(71,024)
Adjustments to maintain reserves	(109)	177	(1,827)	851	(297)	46	(7,996)	2,206

Net equity transactions	71,358	2,299,395	(5,007,832)	(291,819)	392,244	1,511,404	2,694,919	6,844,480

Net change in contract owners’ equity	(579,280)	2,289,264	(27,445,591)	7,541,371	(8,041,112)	4,142,520	(99,671,098)	41,002,549
Contract owners’ equity beginning of period	2,289,264	-	54,879,554	47,338,183	18,679,648	14,537,128	237,684,427	196,681,878

Contract owners’ equity end of period	$1,709,984	2,289,264	27,433,963	54,879,554	10,638,536	18,679,648	138,013,329	237,684,427

CHANGES IN UNITS:
Beginning units	231,578	-	3,039,326	2,993,058	1,080,792	985,990	10,608,174	10,119,864
Units purchased	77,010	243,213	323,334	881,861	204,196	243,519	2,481,947	2,134,906
Units redeemed	(78,017)	(11,635)	(638,112)	(835,593)	(188,214)	(148,717)	(2,076,347)	(1,646,596)

Ending units	230,571	231,578	2,724,548	3,039,326	1,096,774	1,080,792	11,013,774	10,608,174

(Continued)

Nationwide VLI Separate Account-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	FIP		FIGBS		FGIS		FGOS

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$97,318	-	577,502	472,089	(24)	-	32,689	(2,839)
Realized gain (loss) on investments	(439,647)	-	(224,056)	(159,012)	(7,749)	-	628,913	1,376,636
Change in unrealized gain (loss) on investments	(1,415,432)	-	(878,509)	191,770	-	-	(8,114,515)	1,321,560
Reinvested capital gains	-	-	11,500	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	(1,757,761)	-	(513,563)	504,847	(7,773)	-	(7,452,913)	2,695,357

Equity transactions:
Purchase payments received from contract owners (notes 2a and 6)	(11,553)	-	1,077,108	1,397,081	(1,085)	-	792,028	1,022,660
Transfers between funds	5,323,184	-	876,503	2,828,218	8,964	-	(290,519)	(881,067)
Surrenders (note 6)	-	-	(846,344)	(486,145)	-	-	(905,202)	(916,941)
Death benefits (note 4)	-	-	(13,793)	(11,839)	-	-	(16,992)	(44,567)
Net policy repayments (loans) (note 5)	-	-	(100,225)	(212,271)	-	-	149,683	(117,826)
Deductions for surrender charges (note 2d)	-	-	(42,234)	(26,502)	-	-	(26,134)	(40,849)
Redemptions to pay cost of insurance charges and administration charges (notes 2b and 2c)	(37,441)	-	(556,665)	(424,645)	(108)	-	(578,450)	(645,559)
Asset charges (note 3):
FPVUL & VEL contracts	-	-	(36,049)	(29,342)	-	-	(34,630)	(45,857)
MSP contracts	-	-	(2,793)	(2,328)	-	-	(1,373)	(1,877)
SL contracts or LSFP contracts	-	-	(12,012)	(10,192)	-	-	(7,293)	(9,373)
Adjustments to maintain reserves	(132)	-	(387)	48	2	-	(129)	(40)

Net equity transactions	5,274,058	-	343,109	3,022,082	7,773	-	(919,011)	(1,681,296)

Net change in contract owners’ equity	3,516,297	-	(170,454)	3,526,929	-	-	(8,371,924)	1,014,061
Contract owners’ equity beginning of period	-	-	14,526,686	10,999,757	-	-	14,113,560	13,099,499

Contract owners’ equity end of period	$3,516,297	-	14,356,232	14,526,686	-	-	5,741,636	14,113,560

CHANGES IN UNITS:
Beginning units	-	-	1,230,686	970,196	-	-	1,026,154	1,160,140
Units purchased	555,792	-	249,793	472,236	12	-	105,532	165,625
Units redeemed	(4,481)	-	(222,625)	(211,746)	(12)	-	(203,006)	(299,611)

Ending units	551,311	-	1,257,854	1,230,686	-	-	928,680	1,026,154

(Continued)

Nationwide VLI Separate Account-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	FMCS		FVSS		FNRS2		FF10S

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$107,251	243,277	29,057	78,528	-	12,190	44,281	37,076
Realized gain (loss) on investments	(2,320,974)	745,569	(2,031,968)	47,654	255,259	96,216	(53,432)	35,962
Change in unrealized gain (loss) on investments	(20,681,917)	1,091,975	(2,944,133)	(544,851)	(9,827,149)	3,011,353	(505,036)	(16,903)
Reinvested capital gains	5,673,851	3,082,876	1,635,580	911,629	470,633	563,500	66,308	35,183

Net increase (decrease) in contract owners’ equity resulting from operations	(17,221,789)	5,163,697	(3,311,464)	492,960	(9,101,257)	3,683,259	(447,879)	91,318

Equity transactions:
Purchase payments received from contract owners (notes 2a and 6)	2,941,912	3,383,726	503,372	622,938	1,058,931	1,284,348	43,955	45,536
Transfers between funds	4,315,996	6,786,942	(2,915,680)	922,325	3,529,605	2,883,022	298,272	1,016,747
Surrenders (note 6)	(1,267,097)	(1,073,399)	(366,990)	(400,485)	(2,227,420)	(507,955)	(54,598)	(69,321)
Death benefits (note 4)	(16,839)	(228,522)	(3,790)	(3,257)	(9,548)	(114,902)	(33,852)	(143,179)
Net policy repayments (loans) (note 5)	(594,321)	(309,506)	(223,440)	(74,159)	1,031,690	(217,115)	(2,234)	20
Deductions for surrender charges (note 2d)	(76,297)	(65,796)	(21,043)	(25,264)	(46,203)	(16,741)	(996)	(810)
Redemptions to pay cost of insurance charges and administration charges (notes 2b and 2c)	(1,371,833)	(1,314,125)	(211,568)	(322,891)	(616,991)	(404,623)	(62,548)	(38,423)
Asset charges (note 3):
FPVUL & VEL contracts	(80,400)	(90,744)	(14,825)	(25,512)	(43,503)	(32,035)	(5,557)	(3,412)
MSP contracts	(2,958)	(2,757)	(248)	(371)	(2,895)	(1,698)	(664)	(582)
SL contracts or LSFP contracts	(18,178)	(18,372)	(1,011)	(1,051)	(8,529)	(5,935)	(130)	(66)
Adjustments to maintain reserves	(1,358)	(10)	(275)	(31)	(456)	169	(84)	8

Net equity transactions	3,828,627	7,067,437	(3,255,498)	692,242	2,664,681	2,866,535	181,564	806,518

Net change in contract owners’ equity	(13,393,162)	12,231,134	(6,566,962)	1,185,202	(6,436,576)	6,549,794	(266,315)	897,836
Contract owners’ equity beginning of period	41,423,216	29,192,082	9,247,832	8,062,630	14,255,413	7,705,619	1,571,711	673,875

Contract owners’ equity end of period	$28,030,054	41,423,216	2,680,870	9,247,832	7,818,837	14,255,413	1,305,396	1,571,711

CHANGES IN UNITS:
Beginning units	1,538,812	1,250,190	544,410	500,988	621,068	488,940	121,944	56,804
Units purchased	429,420	428,117	79,391	92,710	222,629	193,864	24,022	85,446
Units redeemed	(242,504)	(139,495)	(299,905)	(49,288)	(96,610)	(61,736)	(10,774)	(20,306)

Ending units	1,725,728	1,538,812	323,896	544,410	747,087	621,068	135,192	121,944

(Continued)

Nationwide VLI Separate Account-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	FF20S		FF30S		FTVDM3		TIF

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$120,839	61,125	56,352	38,873	151,739	134,911	66,199	69,784
Realized gain (loss) on investments	(159,092)	51,780	(26,453)	33,257	(269,331)	437,427	(31,498)	334,410
Change in unrealized gain (loss) on investments	(1,785,136)	(8,653)	(1,220,170)	(2,052)	(4,596,789)	427,527	(1,488,551)	(64,148)
Reinvested capital gains	210,061	84,690	163,010	65,958	1,100,871	445,938	239,532	144,496

Net increase (decrease) in contract owners’ equity resulting from operations	(1,613,328)	188,942	(1,027,261)	136,036	(3,613,510)	1,445,803	(1,214,318)	484,542

Equity transactions:
Purchase payments received from contract owners (notes 2a and 6)	778,261	456,951	381,816	380,310	417,586	436,065	-	(17)
Transfers between funds	2,166,797	1,313,283	873,657	904,966	(1,200,348)	1,457,224	(351,962)	(571,939)
Surrenders (note 6)	(443,408)	(10,812)	(59,154)	(41,147)	(243,005)	(364,302)	(79,037)	(205,918)
Death benefits (note 4)	-	(145,369)	-	(162)	-	-	-	(16,922)
Net policy repayments (loans) (note 5)	(7,371)	(5,729)	(33,677)	(17,613)	(29,337)	(92,473)	(41,203)	(35,558)
Deductions for surrender charges (note 2d)	(5,843)	(2,669)	(7,172)	(4,763)	(13,881)	(16,266)	(5,221)	(13,907)
Redemptions to pay cost of insurance charges and administration charges (notes 2b and 2c)	(151,659)	(91,873)	(152,296)	(108,147)	(232,057)	(236,537)	(76,321)	(93,251)
Asset charges (note 3):
FPVUL & VEL contracts	(7,390)	(5,159)	(8,423)	(5,809)	(17,056)	(18,724)	(7,701)	(10,207)
MSP contracts	(3,799)	(2,732)	(1,456)	(1,555)	(854)	(1,062)	(462)	(574)
SL contracts or LSFP contracts	(3,981)	(2,253)	(751)	(607)	(4,523)	(4,564)	(1,821)	(2,232)
Adjustments to maintain reserves	(174)	33	1,699	60	(359)	49	(348)	59

Net equity transactions	2,321,433	1,503,671	994,243	1,105,534	(1,323,834)	1,159,410	(564,076)	(950,466)

Net change in contract owners’ equity	708,105	1,692,613	(33,018)	1,241,570	(4,937,344)	2,605,213	(1,778,394)	(465,924)
Contract owners’ equity beginning of period	3,047,817	1,355,204	1,943,254	701,684	7,696,212	5,090,999	3,235,725	3,701,649

Contract owners’ equity end of period	$3,755,922	3,047,817	1,910,236	1,943,254	2,758,868	7,696,212	1,457,331	3,235,725

CHANGES IN UNITS:
Beginning units	222,540	109,012	136,304	54,734	364,400	310,222	131,776	174,552
Units purchased	227,186	133,511	106,946	92,704	39,126	97,891	-	2
Units redeemed	(41,340)	(19,983)	(26,583)	(11,134)	(127,529)	(43,713)	(32,471)	(42,778)

Ending units	408,386	222,540	216,667	136,304	275,997	364,400	99,305	131,776

(Continued)

Nationwide VLI Separate Account-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	TIF2		TIF3		FTVFA2		FTVGI2

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$320,223	291,105	164,729	141,669	3,349	-	20,598	-
Realized gain (loss) on investments	26,260	1,756,067	(71,704)	272,831	(1,684)	-	(1)	-
Change in unrealized gain (loss) on investments	(9,427,721)	(279,035)	(3,947,571)	238,423	(42,263)	-	(4,244)	-
Reinvested capital gains	1,441,783	785,608	635,903	307,222	3,322	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	(7,639,455)	2,553,745	(3,218,643)	960,145	(37,276)	-	16,353	-

Equity transactions:
Purchase payments received from contract owners (notes 2a and 6)	848,633	1,138,365	719,233	1,044,736	5,786	-	553,199	-
Transfers between funds	(2,730,461)	2,848,026	454,678	17,194	151,723	-	466,055	-
Surrenders (note 6)	(2,772,588)	(2,722,193)	(197,681)	(190,511)	-	-	(252)	-
Death benefits (note 4)	(37,130)	(171)	(608)	-	-	-	-	-
Net policy repayments (loans) (note 5)	(6,035)	(104,369)	(16,792)	(55,581)	(778)	-	214	-
Deductions for surrender charges (note 2d)	-	-	(18,517)	(12,135)	-	-	-	-
Redemptions to pay cost of insurance charges and administration charges (notes 2b and 2c)	(155,830)	(288,174)	(273,111)	(242,517)	(3,084)	-	(11,492)	-
Asset charges (note 3):
FPVUL & VEL contracts	-	-	(18,536)	(18,765)	(265)	-	-	-
MSP contracts	-	-	(614)	(481)	(16)	-	-	-
SL contracts or LSFP contracts	-	-	(5,795)	(5,881)	-	-	-	-
Adjustments to maintain reserves	(3,716)	538	(295)	28	(7)	-	(44)	-

Net equity transactions	(4,857,127)	872,022	641,962	536,087	153,359	-	1,007,680	-

Net change in contract owners’ equity	(12,496,582)	3,425,767	(2,576,681)	1,496,232	116,083	-	1,024,033	-
Contract owners’ equity beginning of period	22,498,939	19,073,172	7,318,617	5,822,385	-	-	-	-

Contract owners’ equity end of period	$10,002,357	22,498,939	4,741,936	7,318,617	116,083	-	1,024,033	-

CHANGES IN UNITS:
Beginning units	991,386	972,254	462,356	424,646	-	-	-	-
Units purchased	90,226	621,052	86,001	95,614	18,023	-	96,058	-
Units redeemed	(341,152)	(601,920)	(45,787)	(57,904)	(583)	-	(1,133)	-

Ending units	740,460	991,386	502,570	462,356	17,440	-	94,925	-

(Continued)

Nationwide VLI Separate Account-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	FTVGI3		FTVIS2		FTVMD2		FTVRDI

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$233,513	59,433	247,666	127,625	1,380	-	246,107	401,727
Realized gain (loss) on investments	178,655	40,603	(199,597)	43,240	(3,430)	-	39,108	595,926
Change in unrealized gain (loss) on investments	(225,501)	120,126	(1,655,102)	(153,756)	(17,922)	-	(3,991,162)	(1,588,215)
Reinvested capital gains	-	-	103,703	23,668	2,827	-	91,080	227,655

Net increase (decrease) in contract owners’ equity resulting from operations	186,667	220,162	(1,503,330)	40,777	(17,145)	-	(3,614,867)	(362,907)

Equity transactions:
Purchase payments received from contract owners (notes 2a and 6)	486,537	218,342	340,125	481,609	(45)	-	1,080,065	1,682,953
Transfers between funds	2,901,911	1,751,529	110,349	3,212,051	85,962	-	(1,454,085)	(654,804)
Surrenders (note 6)	(241,708)	(16,918)	(124,660)	(29,418)	-	-	(608,305)	(532,665)
Death benefits (note 4)	(6,220)	-	(9,041)	-	-	-	(48,605)	(31,330)
Net policy repayments (loans) (note 5)	(73,593)	(141,288)	16,642	(27,299)	-	-	(83,502)	(179,926)
Deductions for surrender charges (note 2d)	(6,389)	(629)	(2,074)	(1,090)	-	-	(86,276)	(67,503)
Redemptions to pay cost of insurance charges and administration charges (notes 2b and 2c)	(257,301)	(91,814)	(201,583)	(138,913)	(641)	-	(583,283)	(698,883)
Asset charges (note 3):
FPVUL & VEL contracts	(16,181)	(7,058)	(10,220)	(8,409)	-	-	(43,888)	(57,222)
MSP contracts	(600)	(309)	(1,946)	(1,191)	-	-	(1,255)	(1,612)
SL contracts or LSFP contracts	(3,196)	(1,098)	(5,748)	(3,854)	-	-	(6,266)	(7,727)
Adjustments to maintain reserves	(253)	55	(684)	266	(14)	-	(271)	(16)

Net equity transactions	2,783,007	1,710,812	111,160	3,483,751	85,262	-	(1,835,671)	(548,735)

Net change in contract owners’ equity	2,969,674	1,930,974	(1,392,170)	3,524,528	68,117	-	(5,450,538)	(911,642)
Contract owners’ equity beginning of period	3,476,832	1,545,858	4,843,453	1,318,925	-	-	14,812,894	15,724,536

Contract owners’ equity end of period	$6,446,506	3,476,832	3,451,283	4,843,453	68,117	-	9,362,356	14,812,894

CHANGES IN UNITS:
Beginning units	280,836	138,640	416,188	117,590	-	-	910,630	943,340
Units purchased	255,186	165,117	55,768	318,316	9,583	-	86,336	101,264
Units redeemed	(45,744)	(22,921)	(50,370)	(19,718)	(75)	-	(209,160)	(133,974)

Ending units	490,278	280,836	421,586	416,188	9,508	-	787,806	910,630

(Continued)

Nationwide VLI Separate Account-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	FTVSVI		FTVSV2		GVMCE		WRASP

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$147,861	106,122	39,612	15,663	425,924	417,161	1,774	-
Realized gain (loss) on investments	(160,397)	320,677	(582,936)	115,629	(10,481,013)	1,808,000	(14,830)	-
Change in unrealized gain (loss) on investments	(4,661,084)	(1,564,171)	(1,378,961)	(654,836)	(14,754,743)	(11,651,421)	(89,911)	-
Reinvested capital gains	799,863	811,996	350,132	288,566	103,156	11,581,061	33,568	-

Net increase (decrease) in contract owners’ equity resulting from operations	(3,873,757)	(325,376)	(1,572,153)	(234,978)	(24,706,676)	2,154,801	(69,399)	-

Equity transactions:
Purchase payments received from contract owners (notes 2a and 6)	1,041,503	1,344,014	254,804	590,192	2,501,850	6,980,186	25,757	-
Transfers between funds	244,305	1,120,441	(317,724)	1,205,853	(14,131,346)	2,766,842	441,048	-
Surrenders (note 6)	(293,697)	(476,936)	(87,532)	(682)	(2,264,344)	(2,517,435)	(133)	-
Death benefits (note 4)	(63,349)	(1,669)	-	(7,582)	(98,115)	(94,325)	-	-
Net policy repayments (loans) (note 5)	(56,607)	(40,823)	-	-	(533,852)	(140,364)	(2,079)	-
Deductions for surrender charges (note 2d)	(34,396)	(39,850)	-	-	-	-	-	-
Redemptions to pay cost of insurance charges and administration charges (notes 2b and 2c)	(430,515)	(483,810)	(70,001)	(58,388)	(807,319)	(900,790)	(5,092)	-
Asset charges (note 3):
FPVUL & VEL contracts	(32,483)	(38,132)	-	-	-	-	-	-
MSP contracts	(1,242)	(1,196)	-	-	-	-	-	-
SL contracts or LSFP contracts	(8,155)	(8,544)	-	-	-	-	-	-
Adjustments to maintain reserves	(363)	(16)	356	16	296	577	(149)	-

Net equity transactions	365,001	1,373,478	(220,097)	1,729,409	(15,332,830)	6,094,691	459,352	-

Net change in contract owners’ equity	(3,508,756)	1,048,102	(1,792,250)	1,494,431	(40,039,506)	8,249,492	389,953	-
Contract owners’ equity beginning of period	11,305,644	10,257,542	5,078,964	3,584,533	77,997,154	69,747,662	-	-

Contract owners’ equity end of period	$7,796,888	11,305,644	3,286,714	5,078,964	37,957,648	77,997,154	389,953	-

CHANGES IN UNITS:
Beginning units	545,164	484,062	393,948	270,758	3,657,366	3,369,886	-	-
Units purchased	73,627	108,171	106,273	144,327	400,664	976,050	47,251	-
Units redeemed	(58,734)	(47,069)	(119,084)	(21,137)	(1,225,064)	(688,570)	(735)	-

Ending units	560,057	545,164	381,137	393,948	2,832,966	3,657,366	46,516	-

(Continued)

Nationwide VLI Separate Account-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	WRGP		WRRESP		WRSTP		JABS

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$(626)	(108)	1,837	753	(837)	(1)	183,683	172,447
Realized gain (loss) on investments	(36,095)	6,486	(81,141)	1,347	(46,103)	1	(311,920)	385,511
Change in unrealized gain (loss) on investments	(167,825)	(6,613)	(66,352)	(30,222)	(187,296)	(752)	(1,914,827)	149,402
Reinvested capital gains	8,776	5,561	6,363	6,902	24,938	833	603,351	-

Net increase (decrease) in contract owners’ equity resulting from operations	(195,770)	5,326	(139,293)	(21,220)	(209,298)	81	(1,439,713)	707,360

Equity transactions:
Purchase payments received from contract owners (notes 2a and 6)	5,435	446	7,209	8,026	72,014	-	693,224	663,113
Transfers between funds	587,958	213,856	249,341	119,692	806,472	4,475	(999,771)	2,280,431
Surrenders (note 6)	(196)	(97)	(8,175)	-	(53)	-	(1,000,338)	(669,412)
Death benefits (note 4)	-	-	-	(13)	-	-	(18,617)	(19,138)
Net policy repayments (loans) (note 5)	-	-	-	-	(527)	-	47,892	(7,435)
Deductions for surrender charges (note 2d)	-	-	-	-	-	-	(15,890)	(4,994)
Redemptions to pay cost of insurance charges and administration charges (notes 2b and 2c)	(5,434)	(579)	(4,992)	(1,748)	(8,362)	-	(177,585)	(156,437)
Asset charges (note 3):
FPVUL & VEL contracts	-	-	-	-	-	-	(5,573)	(5,278)
MSP contracts	-	-	-	-	-	-	(17)	-
SL contracts or LSFP contracts	-	-	-	-	-	-	(1,899)	(1,189)
Adjustments to maintain reserves	5,695	(5,512)	(152)	(13)	(79)	8	(503)	1,218

Net equity transactions	593,458	208,114	243,231	125,944	869,465	4,483	(1,479,077)	2,080,879

Net change in contract owners’ equity	397,688	213,440	103,938	104,724	660,167	4,564	(2,918,790)	2,788,239
Contract owners’ equity beginning of period	236,483	23,043	151,438	46,714	4,564	-	9,163,028	6,374,789

Contract owners’ equity end of period	$634,171	236,483	255,376	151,438	664,731	4,564	6,244,238	9,163,028

CHANGES IN UNITS:
Beginning units	15,662	1,882	12,120	3,140	448	-	571,358	437,726
Units purchased	49,475	15,885	22,910	9,507	99,627	448	184,145	266,386
Units redeemed	(489)	(2,105)	(3,101)	(527)	(1,145)	-	(291,760)	(132,754)

Ending units	64,648	15,662	31,929	12,120	98,930	448	463,743	571,358

(Continued)

Nationwide VLI Separate Account-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	JACAS		JAGTS		JARLCS		JAIGS

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$(56,322)	48,697	6,537	47,169	3,703	2,302	1,468,999	221,436
Realized gain (loss) on investments	4,368,600	3,858,538	537,116	2,241,803	(14,935)	(6,446)	5,684,405	8,720,014
Change in unrealized gain (loss) on investments	(37,016,154)	12,121,690	(7,484,264)	748,048	(242,489)	33,823	(56,149,301)	6,681,827
Reinvested capital gains	-	-	-	-	31,638	3,990	8,232,296	-

Net increase (decrease) in contract owners’ equity resulting from operations	(32,703,876)	16,028,925	(6,940,611)	3,037,020	(222,083)	33,669	(40,763,601)	15,623,277

Equity transactions:
Purchase payments received from contract owners (notes 2a and 6)	3,889,289	3,904,384	1,209,005	1,444,016	25,019	43,891	1,672,411	1,817,999
Transfers between funds	7,464,889	7,945,412	(1,097,436)	(2,466,495)	136,801	(84,139)	14,281,939	(305,785)
Surrenders (note 6)	(2,661,445)	(3,604,125)	(573,286)	(1,199,719)	(22,488)	(1,583)	(2,829,197)	(2,821,312)
Death benefits (note 4)	(117,974)	(68,772)	(26,452)	(11,091)	-	-	(115,692)	(117,426)
Net policy repayments (loans) (note 5)	(256,623)	(289,899)	(275,180)	(117,589)	(1,095)	(3,835)	(544,504)	(830,463)
Deductions for surrender charges (note 2d)	(100,155)	(102,529)	(23,265)	(47,628)	(2,850)	(214)	(62,246)	(102,258)
Redemptions to pay cost of insurance charges and administration charges (notes 2b and 2c)	(2,071,717)	(1,670,311)	(603,740)	(638,647)	(15,790)	(13,564)	(1,618,549)	(1,717,077)
Asset charges (note 3):
FPVUL & VEL contracts	(118,875)	(113,167)	(37,035)	(45,238)	(1,414)	(1,453)	(94,060)	(124,611)
MSP contracts	(2,644)	(2,586)	(715)	(859)	(293)	(387)	(3,114)	(3,786)
SL contracts or LSFP contracts	(18,885)	(15,304)	(5,854)	(8,218)	(212)	(153)	(15,065)	(18,807)
Adjustments to maintain reserves	2,783	207	(163)	82	(185)	54	5,005	201

Net equity transactions	6,008,643	5,983,309	(1,434,121)	(3,091,386)	117,493	(61,383)	10,676,928	(4,223,325)

Net change in contract owners’ equity	(26,695,233)	22,012,234	(8,374,732)	(54,366)	(104,590)	(27,714)	(30,086,673)	11,399,952
Contract owners’ equity beginning of period	66,826,811	44,814,577	16,488,137	16,542,503	508,513	536,227	72,247,184	60,847,232

Contract owners’ equity end of period	$40,131,578	66,826,811	8,113,405	16,488,137	403,923	508,513	42,160,511	72,247,184

CHANGES IN UNITS:
Beginning units	5,227,208	4,785,398	3,145,552	3,845,242	26,988	30,204	3,915,734	4,214,566
Units purchased	1,023,547	1,272,407	335,026	435,598	10,038	2,653	1,582,325	404,502
Units redeemed	(603,966)	(830,597)	(715,663)	(1,135,288)	(3,404)	(5,869)	(691,730)	(703,334)

Ending units	5,646,789	5,227,208	2,764,915	3,145,552	33,622	26,988	4,806,329	3,915,734

(Continued)

Nationwide VLI Separate Account-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	JAIGS2		OGGO		OGMVP		SBVSG

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$553,994	86,238	(12,040)	(13,419)	2,450	4,475	(165)	-
Realized gain (loss) on investments	395,033	371,799	(2,966,786)	124,431	(3,630)	(32,851)	(10,891)	-
Change in unrealized gain (loss) on investments	(17,126,656)	3,732,278	(148,137)	(248,142)	(115,404)	(84,540)	(44,922)	-
Reinvested capital gains	2,970,977	-	853,551	863,461	41,787	116,564	724	-

Net increase (decrease) in contract owners’ equity resulting from operations	(13,206,652)	4,190,315	(2,273,412)	726,331	(74,797)	3,648	(55,254)	-

Equity transactions:
Purchase payments received from contract owners (notes 2a and 6)	3,035,699	3,350,991	103,324	562,550	(7)	6	628	-
Transfers between funds	86,450	9,877,759	(1,562,266)	1,743,291	67	(28,514)	162,834	-
Surrenders (note 6)	(1,331,076)	(557,665)	(73,614)	(162,901)	-	(68,885)	-	-
Death benefits (note 4)	(61,395)	(82,333)	(23,060)	(2,971)	(127)	(596)	-	-
Net policy repayments (loans) (note 5)	4,009	(103,681)	(104,328)	-	-	-	-	-
Deductions for surrender charges (note 2d)	(45,204)	(19,680)	-	-	-	-	-	-
Redemptions to pay cost of insurance charges and administration charges (notes 2b and 2c)	(973,497)	(745,604)	(83,433)	(81,081)	(1,727)	(2,161)	(1,728)	-
Asset charges (note 3):
FPVUL & VEL contracts	(64,270)	(54,491)	-	-	-	-	-	-
MSP contracts	(1,741)	(1,035)	-	-	-	-	-	-
SL contracts or LSFP contracts	(14,059)	(11,759)	-	-	-	-	-	-
Adjustments to maintain reserves	(906)	519	2,687	47	(28)	(75)	(16)	-

Net equity transactions	634,010	11,653,021	(1,740,690)	2,058,935	(1,822)	(100,225)	161,718	-

Net change in contract owners’ equity	(12,572,642)	15,843,336	(4,014,102)	2,785,266	(76,619)	(96,577)	106,464	-
Contract owners’ equity beginning of period	24,621,598	8,778,262	6,760,355	3,975,089	211,316	307,893	-	-

Contract owners’ equity end of period	$12,048,956	24,621,598	2,746,253	6,760,355	134,697	211,316	106,464	-

CHANGES IN UNITS:
Beginning units	1,653,148	754,850	327,330	225,124	10,832	15,930	-	-
Units purchased	331,920	1,014,616	76,989	124,457	1	-	18,423	-
Units redeemed	(292,298)	(116,318)	(167,017)	(22,251)	(114)	(5,098)	(226)	-

Ending units	1,692,770	1,653,148	237,302	327,330	10,719	10,832	18,197	-

(Continued)

Nationwide VLI Separate Account-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	AMTB		BNCAI		LOVMCV		MIGIC

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$226,384	235,067	(31,367)	(37,013)	15,755	4,797	22,201	15,269
Realized gain (loss) on investments	(202,300)	16,528	(1,077,710)	460,109	(718,866)	49,953	142,842	243,719
Change in unrealized gain (loss) on investments	(861,945)	149,231	(4,879,350)	(1,486,508)	(98,152)	(364,934)	(1,810,696)	229,819
Reinvested capital gains	-	-	623,887	1,458,483	63,687	253,561	181,434	-

Net increase (decrease) in contract owners’ equity resulting from operations	(837,861)	400,826	(5,364,540)	395,071	(737,576)	(56,623)	(1,464,219)	488,807

Equity transactions:
Purchase payments received from contract owners (notes 2a and 6)	425,247	555,419	630,425	1,060,728	146,016	51,577	439,224	524,096
Transfers between funds	(2,716,615)	(1,436,045)	(3,146,668)	2,145,519	(219,861)	1,562,245	(479,285)	(230,707)
Surrenders (note 6)	(994,617)	(308,534)	(85,809)	(405,413)	(19,539)	(314,757)	(168,808)	(307,318)
Death benefits (note 4)	(946)	(21,919)	(17,260)	(11,654)	-	(620)	-	(42,448)
Net policy repayments (loans) (note 5)	(58,672)	(20,588)	(48,609)	(60,228)	-	-	(16,203)	(24,261)
Deductions for surrender charges (note 2d)	(20,517)	(24,858)	-	-	-	-	(25,849)	(31,561)
Redemptions to pay cost of insurance charges and administration charges (notes 2b and 2c)	(245,227)	(287,735)	(218,704)	(205,960)	(26,092)	(20,662)	(217,020)	(250,135)
Asset charges (note 3):
FPVUL & VEL contracts	(19,149)	(24,496)	-	-	-	-	(15,544)	(19,201)
MSP contracts	(1,153)	(1,221)	-	-	-	-	(177)	(230)
SL contracts or LSFP contracts	(2,542)	(2,835)	-	-	-	-	(922)	(842)
Adjustments to maintain reserves	(191)	13	(819)	(8)	179	(27)	(201)	(18)

Net equity transactions	(3,634,382)	(1,572,798)	(2,887,444)	2,522,984	(119,297)	1,277,756	(484,785)	(382,625)

Net change in contract owners’ equity	(4,472,243)	(1,171,972)	(8,251,984)	2,918,055	(856,873)	1,221,133	(1,949,004)	106,182
Contract owners’ equity beginning of period	8,544,559	9,716,531	15,849,750	12,931,695	1,888,877	667,744	4,587,340	4,481,158

Contract owners’ equity end of period	$4,072,316	8,544,559	7,597,766	15,849,750	1,032,004	1,888,877	2,638,336	4,587,340

CHANGES IN UNITS:
Beginning units	757,962	903,048	819,894	690,768	149,088	52,940	289,412	314,824
Units purchased	44,660	64,515	120,270	243,845	25,994	125,650	34,762	36,248
Units redeemed	(385,345)	(209,601)	(292,702)	(114,719)	(40,504)	(29,502)	(60,501)	(61,660)

Ending units	417,277	757,962	647,462	819,894	134,578	149,088	263,673	289,412

(Continued)

Nationwide VLI Separate Account-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	MVRISC		MVFIC		MVFSC		GVAAA2

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$(146)	(8)	77,102	49,384	12,641	-	95,090	68,968
Realized gain (loss) on investments	(3,739)	98	(23,632)	219,343	(162,697)	-	(60,537)	140,127
Change in unrealized gain (loss) on investments	(34,172)	264	(2,829,368)	14,453	(236,380)	-	(1,338,937)	(63,468)
Reinvested capital gains	333	-	260,163	84,573	58,650	-	44,225	1,640

Net increase (decrease) in contract owners’ equity resulting from operations	(37,724)	354	(2,515,735)	367,753	(327,786)	-	(1,260,159)	147,267

Equity transactions:
Purchase payments received from contract owners (notes 2a and 6)	61,855	2	689,723	600,850	210,588	-	427,926	260,108
Transfers between funds	211,054	9,266	1,208,415	2,607,442	2,179,192	-	442,407	1,898,840
Surrenders (note 6)	-	-	(516,130)	(72,432)	(779)	-	(30,944)	(17,869)
Death benefits (note 4)	-	-	(13,567)	-	-	-	(1,471)	(23,466)
Net policy repayments (loans) (note 5)	-	-	21,875	(9,423)	-	-	(17,227)	(35,332)
Deductions for surrender charges (note 2d)	-	-	(14,309)	(5,972)	-	-	(2,456)	(1,187)
Redemptions to pay cost of insurance charges and administration charges (notes 2b and 2c)	(1,229)	(130)	(312,111)	(240,520)	(21,193)	-	(241,638)	(155,589)
Asset charges (note 3):
FPVUL & VEL contracts	-	-	(19,144)	(18,671)	-	-	(11,821)	(10,425)
MSP contracts	-	-	(446)	(471)	-	-	(4,167)	(1,849)
SL contracts or LSFP contracts	-	-	(5,238)	(3,274)	-	-	(2,579)	(1,867)
Adjustments to maintain reserves	(16)	7	(364)	37	(139)	-	(334)	56

Net equity transactions	271,664	9,145	1,038,704	2,857,567	2,367,669	-	557,696	1,911,419

Net change in contract owners’ equity	233,940	9,499	(1,477,031)	3,225,320	2,039,883	-	(702,463)	2,058,686
Contract owners’ equity beginning of period	9,499	-	6,902,137	3,676,817	-	-	3,811,401	1,752,715

Contract owners’ equity end of period	$243,439	9,499	5,425,106	6,902,137	2,039,883	-	3,108,938	3,811,401

CHANGES IN UNITS:
Beginning units	900	-	348,380	200,260	-	-	340,142	166,024
Units purchased	39,606	912	115,578	168,836	313,653	-	95,603	199,129
Units redeemed	(272)	(12)	(57,794)	(20,716)	(4,288)	-	(40,655)	(25,011)

Ending units	40,234	900	406,164	348,380	309,365	-	395,090	340,142

(Continued)

Nationwide VLI Separate Account-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	GVABD2		GVAGG2		GVAGR2		GVAGI2

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$145,928	142,989	146,319	111,882	148,113	34,454	39,487	11,382
Realized gain (loss) on investments	(116,576)	2,005	(55,179)	88,366	(148,187)	63,442	(77,592)	(293)
Change in unrealized gain (loss) on investments	(324,421)	(97,260)	(2,766,102)	251,313	(4,212,956)	288,185	(689,449)	(34,922)
Reinvested capital gains	2,005	-	177,920	-	425,788	1,318	529	-

Net increase (decrease) in contract owners’ equity resulting from operations	(293,064)	47,734	(2,497,042)	451,561	(3,787,242)	387,399	(727,025)	(23,833)

Equity transactions:
Purchase payments received from contract owners (notes 2a and 6)	170,409	125,279	462,002	442,191	673,379	407,940	115,482	11,442
Transfers between funds	683,675	1,769,831	1,024,717	3,470,401	2,070,284	4,978,069	1,223,549	964,877
Surrenders (note 6)	(337,813)	(170,306)	(294,613)	(177,182)	(471,019)	(201,950)	(17,353)	-
Death benefits (note 4)	(1,457)	(18,196)	(43,825)	(19,979)	-	-	(714)	-
Net policy repayments (loans) (note 5)	(24,892)	14,767	(34,640)	(23,139)	(53,226)	(23,829)	(33,442)	(1,959)
Deductions for surrender charges (note 2d)	(12,238)	(19,403)	(7,365)	(20,052)	(12,627)	(15,982)	(1,922)	-
Redemptions to pay cost of insurance charges and administration charges (notes 2b and 2c)	(115,271)	(66,515)	(235,827)	(148,100)	(291,463)	(173,789)	(62,322)	(11,966)
Asset charges (note 3):
FPVUL & VEL contracts	(7,895)	(4,823)	(16,120)	(11,465)	(21,059)	(14,337)	(4,699)	(847)
MSP contracts	(988)	(519)	(993)	(852)	(1,050)	(497)	(677)	(199)
SL contracts or LSFP contracts	(1,949)	(655)	(4,233)	(2,637)	(6,612)	(4,026)	(744)	(126)
Adjustments to maintain reserves	(192)	54	(374)	142	(387)	89	(136)	87

Net equity transactions	351,389	1,629,513	848,729	3,509,328	1,886,220	4,951,688	1,217,022	961,308

Net change in contract owners’ equity	58,325	1,677,247	(1,648,313)	3,960,889	(1,901,022)	5,339,087	489,997	937,475
Contract owners’ equity beginning of period	2,421,417	744,170	5,596,159	1,635,270	7,085,762	1,746,675	937,475	-

Contract owners’ equity end of period	$2,479,742	2,421,417	3,947,846	5,596,159	5,184,740	7,085,762	1,427,472	937,475

CHANGES IN UNITS:
Beginning units	223,108	70,612	451,322	150,826	610,966	168,526	94,768	-
Units purchased	84,892	177,509	129,180	337,040	280,096	481,897	158,192	96,264
Units redeemed	(54,492)	(25,013)	(61,647)	(36,544)	(89,716)	(39,457)	(19,978)	(1,496)

Ending units	253,508	223,108	518,855	451,322	801,346	610,966	232,982	94,768

(Continued)

Nationwide VLI Separate Account-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	NVCRA1		NVCRB1		NVCCA1		NVCCN1

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$8,583	-	4,809	-	5,387	-	3,653	-
Realized gain (loss) on investments	(149,177)	-	(6,945)	-	(11,855)	-	(26,718)	-
Change in unrealized gain (loss) on investments	(104,586)	-	(22,948)	-	(126,362)	-	(15,304)	-
Reinvested capital gains	6,286	-	2,502	-	4,934	-	516	-

Net increase (decrease) in contract owners’ equity resulting from operations	(238,894)	-	(22,582)	-	(127,896)	-	(37,853)	-

Equity transactions:
Purchase payments received from contract owners (notes 2a and 6)	15,734	-	11,963	-	33,781	-	10,172	-
Transfers between funds	525,197	-	553,058	-	629,911	-	314,970	-
Surrenders (note 6)	-	-	(5,957)	-	(5,398)	-	-	-
Death benefits (note 4)	-	-	-	-	-	-	-	-
Net policy repayments (loans) (note 5)	(6,995)	-	(7,500)	-	979	-	23,093	-
Deductions for surrender charges (note 2d)	-	-	-	-	-	-	-	-
Redemptions to pay cost of insurance charges and administration charges (notes 2b and 2c)	(12,287)	-	(7,426)	-	(14,737)	-	(9,396)	-
Asset charges (note 3):
FPVUL & VEL contracts	(693)	-	(394)	-	(705)	-	(731)	-
MSP contracts	(4)	-	(136)	-	-	-	-	-
SL contracts or LSFP contracts	(338)	-	(52)	-	(98)	-	-	-
Adjustments to maintain reserves	(31)	-	(29)	-	(22)	-	(21)	-

Net equity transactions	520,583	-	543,527	-	643,711	-	338,087	-

Net change in contract owners’ equity	281,689	-	520,945	-	515,815	-	300,234	-
Contract owners’ equity beginning of period	-	-	-	-	-	-	-	-

Contract owners’ equity end of period	$281,689	-	520,945	-	515,815	-	300,234	-

CHANGES IN UNITS:
Beginning units	-	-	-	-	-	-	-	-
Units purchased	46,904	-	67,066	-	73,124	-	33,956	-
Units redeemed	(3,000)	-	(1,965)	-	(2,110)	-	(1,118)	-

Ending units	43,904	-	65,101	-	71,014	-	32,838	-

(Continued)

Nationwide VLI Separate Account-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	NVCMD1		NVCMA1		NVCMC1		NVCBD1

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$7,925	-	16,044	-	2,407	-	3,407	-
Realized gain (loss) on investments	(38,022)	-	(63,212)	-	(1,558)	-	(1,752)	-
Change in unrealized gain (loss) on investments	(84,562)	-	(340,993)	-	3,794	-	2,744	-
Reinvested capital gains	4,218	-	17,352	-	840	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	(110,441)	-	(370,809)	-	5,483	-	4,399	-

Equity transactions:
Purchase payments received from contract owners (notes 2a and 6)	188,465	-	49,267	-	4,548	-	1,178	-
Transfers between funds	700,762	-	1,894,471	-	284,050	-	208,321	-
Surrenders (note 6)	(134,828)	-	-	-	-	-	-	-
Death benefits (note 4)	-	-	-	-	-	-	-	-
Net policy repayments (loans) (note 5)	100	-	(2,370)	-	(3,747)	-	(570)	-
Deductions for surrender charges (note 2d)	-	-	-	-	(4,593)	-	-	-
Redemptions to pay cost of insurance charges and administration charges (notes 2b and 2c)	(8,638)	-	(24,253)	-	(2,141)	-	(2,552)	-
Asset charges (note 3):
FPVUL & VEL contracts	(826)	-	(2,393)	-	(140)	-	(148)	-
MSP contracts	(68)	-	(861)	-	(140)	-	-	-
SL contracts or LSFP contracts	(52)	-	(144)	-	(8)	-	(11)	-
Adjustments to maintain reserves	(35)	-	(33)	-	(4)	-	(18)	-

Net equity transactions	744,880	-	1,913,684	-	277,825	-	206,200	-

Net change in contract owners’ equity	634,439	-	1,542,875	-	283,308	-	210,599	-
Contract owners’ equity beginning of period	-	-	-	-	-	-	-	-

Contract owners’ equity end of period	$634,439	-	1,542,875	-	283,308	-	210,599	-

CHANGES IN UNITS:
Beginning units	-	-	-	-	-	-	-	-
Units purchased	84,626	-	227,730	-	35,201	-	21,515	-
Units redeemed	(1,442)	-	(4,025)	-	(1,377)	-	(339)	-

Ending units	83,184	-	223,705	-	33,824	-	21,176	-

(Continued)

Nationwide VLI Separate Account-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	HIBF		HIBF3		GEM		GEM3

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$1,742,986	1,847,429	681,184	959,716	357,336	191,515	199,623	127,640
Realized gain (loss) on investments	(1,523,883)	(275,677)	(1,172,106)	(20,268)	(251,665)	3,567,602	871,367	1,070,771
Change in unrealized gain (loss) on investments	(6,224,368)	(819,124)	(1,576,546)	(686,065)	(36,615,968)	6,433,912	(17,624,735)	3,392,089
Reinvested capital gains	-	-	-	-	8,032,732	3,989,041	3,501,526	1,739,899

Net increase (decrease) in contract owners’ equity resulting from operations	(6,005,265)	752,628	(2,067,468)	253,383	(28,477,565)	14,182,070	(13,052,219)	6,330,399

Equity transactions:
Purchase payments received from contract owners (notes 2a and 6)	1,542,758	1,570,797	843,452	3,084,891	1,399,023	2,731,542	1,603,349	1,646,140
Transfers between funds	(2,315,421)	(1,813,513)	(7,516,602)	4,741,260	(3,786,944)	7,859,137	(2,562,510)	5,271,428
Surrenders (note 6)	(605,538)	(1,508,223)	(458,680)	(198,254)	(2,068,596)	(1,492,202)	(869,785)	(455,074)
Death benefits (note 4)	(103,419)	(97,975)	(10,342)	(2,985)	(79,242)	(14,459)	(21,966)	(1,443)
Net policy repayments (loans) (note 5)	(80,984)	(400,247)	(50,003)	235,147	(187,449)	(154,392)	(83,652)	(225,024)
Deductions for surrender charges (note 2d)	(13,132)	(18,575)	(15,507)	(19,203)	(20,263)	(15,806)	(45,052)	(23,711)
Redemptions to pay cost of insurance charges and administration charges (notes 2b and 2c)	(442,939)	(468,260)	(407,747)	(395,169)	(636,295)	(594,619)	(713,914)	(612,973)
Asset charges (note 3):
FPVUL & VEL contracts	(18,152)	(23,264)	(27,425)	(23,359)	(17,800)	(23,926)	(48,926)	(48,062)
MSP contracts	(1,111)	(1,340)	(416)	(455)	(995)	(1,170)	(2,123)	(1,368)
SL contracts or LSFP contracts	(2,817)	(19,928)	(4,334)	(18,059)	(1,582)	(2,738)	(10,895)	(8,946)
Adjustments to maintain reserves	(1,005)	5	(212)	24	15,550	926	(471)	125

Net equity transactions	(2,041,760)	(2,780,523)	(7,647,816)	7,403,838	(5,384,593)	8,292,292	(2,755,945)	5,541,092

Net change in contract owners’ equity	(8,047,025)	(2,027,895)	(9,715,284)	7,657,221	(33,862,158)	22,474,362	(15,808,164)	11,871,491
Contract owners’ equity beginning of period	23,289,264	25,317,159	15,837,576	8,180,355	52,361,635	29,887,273	24,885,515	13,014,024

Contract owners’ equity end of period	$15,242,239	23,289,264	6,122,292	15,837,576	18,499,477	52,361,635	9,077,351	24,885,515

CHANGES IN UNITS:
Beginning units	1,391,470	1,555,242	1,316,814	701,700	1,441,496	1,195,438	938,196	714,108
Units purchased	413,149	228,236	132,968	692,490	165,155	515,106	120,082	282,228
Units redeemed	(537,987)	(392,008)	(741,826)	(77,376)	(397,511)	(269,048)	(246,776)	(58,140)

Ending units	1,266,632	1,391,470	707,956	1,316,814	1,209,140	1,441,496	811,502	938,196

(Continued)

Nationwide VLI Separate Account-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	GVGU1		GIG		GIG3		NVIE6

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$134,523	124,359	125,409	35,653	1,697	-	566	-
Realized gain (loss) on investments	(471,670)	265,669	351,355	1,390,839	(25,923)	-	(3,304)	-
Change in unrealized gain (loss) on investments	(1,543,783)	(654,732)	(6,955,844)	(15,627)	(75,860)	-	(30,880)	-
Reinvested capital gains	56,626	1,129,147	1,330,793	800,247	24,894	-	7,996	-

Net increase (decrease) in contract owners’ equity resulting from operations	(1,824,304)	864,443	(5,148,287)	2,211,112	(75,192)	-	(25,622)	-

Equity transactions:
Purchase payments received from contract owners (notes 2a and 6)	281,860	361,010	591,618	355,820	44,198	-	24	-
Transfers between funds	(1,063,064)	1,088,154	(1,235,463)	4,001,925	214,521	-	63,441	-
Surrenders (note 6)	(245,241)	(279,979)	(422,321)	(3,252,295)	(44,286)	-	(80)	-
Death benefits (note 4)	(2,180)	(1,120)	(43,904)	(9,980)	-	-	-	-
Net policy repayments (loans) (note 5)	(23,769)	(68,907)	(50,011)	(85,756)	-	-	-	-
Deductions for surrender charges (note 2d)	(9,136)	(4,429)	(7,581)	(50,862)	-	-	-	-
Redemptions to pay cost of insurance charges and administration charges (notes 2b and 2c)	(140,191)	(141,759)	(217,650)	(223,485)	(2,037)	-	(639)	-
Asset charges (note 3):
FPVUL & VEL contracts	(9,331)	(11,401)	(16,478)	(19,502)	(146)	-	(10)	-
MSP contracts	(613)	(600)	(428)	(508)	(1)	-	-	-
SL contracts or LSFP contracts	(968)	(1,639)	(5,545)	(5,117)	(205)	-	(94)	-
Adjustments to maintain reserves	(321)	37	(233)	71	(17)	-	(12)	-

Net equity transactions	(1,212,954)	939,367	(1,407,996)	710,310	212,027	-	62,630	-

Net change in contract owners’ equity	(3,037,258)	1,803,810	(6,556,283)	2,921,422	136,835	-	37,008	-
Contract owners’ equity beginning of period	6,157,955	4,354,145	12,580,078	9,658,656	-	-	-	-

Contract owners’ equity end of period	$3,120,697	6,157,955	6,023,795	12,580,078	136,835	-	37,008	-

CHANGES IN UNITS:
Beginning units	250,190	212,848	738,650	720,712	-	-	-	-
Units purchased	20,578	83,272	113,143	287,828	25,218	-	6,830	-
Units redeemed	(81,415)	(45,930)	(194,909)	(269,890)	(415)	-	(111)	-

Ending units	189,353	250,190	656,884	738,650	24,803	-	6,719	-

(Continued)

Nationwide VLI Separate Account-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	GEF		GVGF1		GBF		CAF

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$38,350	25,298	57,795	161,510	4,891,347	4,274,399	41,011	29,429
Realized gain (loss) on investments	410,146	429,789	(1,471,698)	49,785	(390,883)	(1,401,642)	126,935	530,463
Change in unrealized gain (loss) on investments	(4,484,104)	692,082	(463,964)	(968,313)	4,017,269	3,759,402	(7,585,727)	2,553,716
Reinvested capital gains	1,004,518	-	-	695,341	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	(3,031,090)	1,147,169	(1,877,867)	(61,677)	8,517,733	6,632,159	(7,417,781)	3,113,608

Equity transactions:
Purchase payments received from contract owners (notes 2a and 6)	279,793	398,968	142,360	205,922	7,697,431	8,287,508	1,714,602	1,964,117
Transfers between funds	(1,083,159)	1,254,688	(830,954)	96,155	24,527,320	900,184	(261,433)	543,825
Surrenders (note 6)	(222,560)	(455,894)	(117,660)	(311,443)	(8,332,389)	(9,036,984)	(902,395)	(1,211,517)
Death benefits (note 4)	(27,808)	(8,994)	(26,781)	(9,970)	(295,169)	(88,161)	(39,801)	(53,928)
Net policy repayments (loans) (note 5)	(33,823)	(59,790)	(2,571)	1,478	(865,916)	(263,254)	(156,340)	(244,672)
Deductions for surrender charges (note 2d)	(8,857)	(12,965)	(8,479)	(6,675)	(112,385)	(193,504)	(24,712)	(51,255)
Redemptions to pay cost of insurance charges and administration charges (notes 2b and 2c)	(239,569)	(263,167)	(113,837)	(147,497)	(3,220,456)	(2,712,671)	(1,111,786)	(1,160,744)
Asset charges (note 3):
FPVUL & VEL contracts	(15,963)	(20,402)	(4,681)	(6,986)	(126,343)	(119,155)	(62,541)	(75,831)
MSP contracts	(488)	(515)	-	(1)	(10,744)	(11,699)	(1,813)	(2,163)
SL contracts or LSFP contracts	(1,874)	(2,448)	(1,186)	(1,553)	(54,621)	(35,026)	(6,353)	(8,014)
Adjustments to maintain reserves	(286)	8	(129)	(64)	19,268	154	(338)	193

Net equity transactions	(1,354,594)	829,489	(963,918)	(180,634)	19,225,996	(3,272,608)	(852,910)	(299,990)

Net change in contract owners’ equity	(4,385,684)	1,976,658	(2,841,785)	(242,311)	27,743,729	3,359,551	(8,270,691)	2,813,618
Contract owners’ equity beginning of period	7,719,100	5,742,442	4,645,360	4,887,671	101,701,255	98,341,704	19,583,880	16,770,262

Contract owners’ equity end of period	$3,333,416	7,719,100	1,803,575	4,645,360	129,444,984	101,701,255	11,313,189	19,583,880

CHANGES IN UNITS:
Beginning units	374,384	327,572	237,888	247,374	6,570,388	6,787,556	2,036,724	2,041,710
Units purchased	18,123	84,749	25,052	41,154	2,122,142	939,393	255,721	409,216
Units redeemed	(107,369)	(37,937)	(90,985)	(50,640)	(910,652)	(1,156,561)	(372,676)	(414,202)

Ending units	285,138	374,384	171,955	237,888	7,781,878	6,570,388	1,919,769	2,036,724

(Continued)

Nationwide VLI Separate Account-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	GVGH1		GVGHS		GVIX2		GVIX6

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$4,641	(1,920)	7,181	2,051	18,928	20,166	13,096	8,079
Realized gain (loss) on investments	(30,467)	31,789	(133,555)	86,218	(203,996)	(887)	(34,287)	14,607
Change in unrealized gain (loss) on investments	(1,118,755)	339,170	(952,956)	196,615	(339,766)	(12,435)	(362,215)	4,283
Reinvested capital gains	230,802	71,596	250,351	55,688	1,405	4,192	1,033	1,322

Net increase (decrease) in contract owners’ equity resulting from operations	(913,779)	440,635	(828,979)	340,572	(523,429)	11,036	(382,373)	28,291

Equity transactions:
Purchase payments received from contract owners (notes 2a and 6)	35,192	189,628	330,123	431,108	103,003	51,510	94,436	83,018
Transfers between funds	(1,029,342)	732,613	610,583	(240,373)	(55,449)	2,181,326	211,758	358,286
Surrenders (note 6)	(72,454)	(97,194)	(289,350)	(158,260)	(1,061,320)	-	(11,568)	(14,557)
Death benefits (note 4)	(5,587)	(1,058)	-	-	-	-	-	-
Net policy repayments (loans) (note 5)	(25,011)	(14,439)	111,163	48,471	-	-	(17,200)	(5,875)
Deductions for surrender charges (note 2d)	(3,649)	(6,511)	(6,977)	(11,534)	-	-	(53)	-
Redemptions to pay cost of insurance charges and administration charges (notes 2b and 2c)	(74,760)	(81,639)	(111,452)	(112,012)	(29,625)	(21,286)	(42,428)	(28,927)
Asset charges (note 3):
FPVUL & VEL contracts	(4,036)	(5,409)	(8,538)	(9,993)	-	-	(1,453)	(1,249)
MSP contracts	(187)	(211)	(65)	(21)	-	-	(389)	(273)
SL contracts or LSFP contracts	(1,039)	(1,209)	(1,426)	(1,446)	-	-	(724)	(551)
Adjustments to maintain reserves	(1,418)	47	(193)	3	(75)	5	(152)	25

Net equity transactions	(1,182,291)	714,617	633,868	(54,057)	(1,043,466)	2,211,555	232,227	389,897

Net change in contract owners’ equity	(2,096,070)	1,155,252	(195,111)	286,515	(1,566,895)	2,222,591	(150,146)	418,188
Contract owners’ equity beginning of period	4,686,151	3,530,899	2,632,640	2,346,125	2,222,591	-	641,359	223,171

Contract owners’ equity end of period	$2,590,081	4,686,151	2,437,529	2,632,640	655,696	2,222,591	491,213	641,359

CHANGES IN UNITS:
Beginning units	304,564	259,242	210,752	212,658	219,734	-	53,368	20,334
Units purchased	57,269	91,165	80,217	42,190	29,148	221,814	34,188	36,532
Units redeemed	(136,833)	(45,843)	(29,986)	(44,096)	(134,493)	(2,080)	(15,711)	(3,498)

Ending units	225,000	304,564	260,983	210,752	114,389	219,734	71,845	53,368

(Continued)

Nationwide VLI Separate Account-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	GVIDA		GVIDC		GVIDM		GVDMA

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$599,619	583,599	668,295	473,445	1,853,394	1,770,158	1,899,537	1,778,175
Realized gain (loss) on investments	(697,871)	975,330	(179,388)	18,973	98,527	1,399,355	(605,320)	1,445,009
Change in unrealized gain (loss) on investments	(18,129,999)	(1,210,646)	(2,270,607)	(111,573)	(24,869,374)	(729,998)	(37,181,566)	(491,544)
Reinvested capital gains	5,187,862	960,583	451,853	324,884	5,784,847	1,019,405	8,097,876	1,501,624

Net increase (decrease) in contract owners’ equity resulting from operations	(13,040,389)	1,308,866	(1,329,847)	705,729	(17,132,606)	3,458,920	(27,789,473)	4,233,264

Equity transactions:
Purchase payments received from contract owners (notes 2a and 6)	4,061,628	4,274,226	845,699	762,710	7,885,090	8,403,771	11,441,272	11,762,349
Transfers between funds	(935,195)	7,452,537	12,150,512	1,114,999	2,033,029	6,307,955	166,766	10,270,896
Surrenders (note 6)	(1,269,009)	(925,022)	(317,058)	(239,255)	(4,171,435)	(2,212,436)	(2,748,548)	(3,380,536)
Death benefits (note 4)	(14,150)	(56,081)	(10,704)	(84,565)	(176,294)	(669,579)	(18,757)	(73,357)
Net policy repayments (loans) (note 5)	(252,946)	(327,955)	(50,732)	(93,495)	(767,488)	(278,141)	(800,048)	(644,778)
Deductions for surrender charges (note 2d)	(190,612)	(103,250)	(18,675)	(22,485)	(388,688)	(207,181)	(322,644)	(311,493)
Redemptions to pay cost of insurance charges and administration charges (notes 2b and 2c)	(1,503,074)	(1,456,936)	(642,562)	(562,244)	(3,420,054)	(3,255,275)	(4,201,771)	(4,002,541)
Asset charges (note 3):
FPVUL & VEL contracts	(79,423)	(86,816)	(23,066)	(20,865)	(176,935)	(189,776)	(262,265)	(280,192)
MSP contracts	(6,184)	(5,860)	(7,647)	(7,024)	(36,103)	(27,626)	(19,906)	(19,829)
SL contracts or LSFP contracts	(5,776)	(5,416)	(5,054)	(4,601)	(25,901)	(24,957)	(36,153)	(30,748)
Adjustments to maintain reserves	(818)	422	(639)	(4)	(561)	(45)	(441)	58

Net equity transactions	(195,559)	8,759,849	11,920,074	843,171	754,660	7,846,710	3,197,505	13,289,829

Net change in contract owners’ equity	(13,235,948)	10,068,715	10,590,227	1,548,900	(16,377,946)	11,305,630	(24,591,968)	17,523,093
Contract owners’ equity beginning of period	35,087,720	25,019,005	14,644,494	13,095,594	73,351,574	62,045,944	85,190,990	67,667,897

Contract owners’ equity end of period	$21,851,772	35,087,720	25,234,721	14,644,494	56,973,628	73,351,574	60,599,022	85,190,990

CHANGES IN UNITS:
Beginning units	2,105,240	1,589,760	1,124,346	1,057,738	4,941,260	4,414,294	5,315,958	4,480,646
Units purchased	406,529	783,514	1,089,358	179,883	1,134,396	1,225,151	1,145,968	1,508,816
Units redeemed	(435,041)	(268,034)	(137,169)	(113,275)	(1,077,828)	(698,185)	(950,346)	(673,504)

Ending units	2,076,728	2,105,240	2,076,535	1,124,346	4,997,828	4,941,260	5,511,580	5,315,958

(Continued)

Nationwide VLI Separate Account-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	GVDMC		BF		NVLCP1		SGRF

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$792,538	924,969	383,052	372,176	1,613	-	(2,953)	(4,547)
Realized gain (loss) on investments	(1,143,453)	335,326	(61,898)	772,749	(234)	-	413,441	1,051,935
Change in unrealized gain (loss) on investments	(4,816,383)	(460,314)	(6,090,269)	(829,543)	4,089	-	(7,610,626)	474,143
Reinvested capital gains	959,038	847,408	1,615,670	472,649	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	(4,208,260)	1,647,389	(4,153,445)	788,031	5,468	-	(7,200,138)	1,521,531

Equity transactions:
Purchase payments received from contract owners (notes 2a and 6)	4,900,897	6,780,776	1,052,975	1,134,991	230	-	1,115,813	1,924,858
Transfers between funds	(17,121,796)	2,924,146	(1,782,086)	(327,203)	130,414	-	(1,251,125)	(1,256,086)
Surrenders (note 6)	(603,425)	(609,466)	(1,076,197)	(595,074)	-	-	(1,098,547)	(916,472)
Death benefits (note 4)	(13,524)	(143,638)	(205,108)	(67,754)	-	-	(72,248)	(74,747)
Net policy repayments (loans) (note 5)	(215,508)	(21,165)	(19,186)	(140,471)	-	-	(269,843)	(137,133)
Deductions for surrender charges (note 2d)	(25,774)	(53,616)	(16,932)	(23,557)	-	-	(35,685)	(49,116)
Redemptions to pay cost of insurance charges and administration charges (notes 2b and 2c)	(1,049,986)	(973,179)	(669,162)	(678,947)	(1,297)	-	(724,726)	(838,691)
Asset charges (note 3):
FPVUL & VEL contracts	(43,260)	(43,994)	(35,434)	(40,923)	(70)	-	(41,647)	(54,459)
MSP contracts	(17,084)	(13,646)	(1,427)	(2,172)	-	-	(1,178)	(1,650)
SL contracts or LSFP contracts	(9,954)	(7,473)	(8,243)	(11,404)	-	-	(6,027)	(8,354)
Adjustments to maintain reserves	(959)	61	535	60	(12)	-	(361)	(2)

Net equity transactions	(14,200,373)	7,838,806	(2,760,265)	(752,454)	129,265	-	(2,385,574)	(1,411,852)

Net change in contract owners’ equity	(18,408,633)	9,486,195	(6,913,710)	35,577	134,733	-	(9,585,712)	109,679
Contract owners’ equity beginning of period	35,564,678	26,078,483	17,440,940	17,405,363	-	-	17,531,524	17,421,845

Contract owners’ equity end of period	$17,156,045	35,564,678	10,527,230	17,440,940	134,733	-	7,945,812	17,531,524

CHANGES IN UNITS:
Beginning units	2,554,760	1,976,998	1,263,008	1,315,664	-	-	1,115,074	1,217,840
Units purchased	620,805	769,370	100,580	162,528	13,689	-	130,643	123,380
Units redeemed	(1,738,297)	(191,608)	(345,069)	(215,184)	(144)	-	(315,662)	(226,146)

Ending units	1,437,268	2,554,760	1,018,519	1,263,008	13,545	-	930,055	1,115,074

(Continued)

Nationwide VLI Separate Account-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	MCIF		SAM		SAM5		NVMIG3

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$694,248	991,682	2,574,603	5,446,932	6,819,754	15,711,908	7	-
Realized gain (loss) on investments	143,798	7,103,961	-	-	-	-	(3,454)	-
Change in unrealized gain (loss) on investments	(29,419,372)	(4,305,215)	-	-	-	-	(2,935)	-
Reinvested capital gains	3,794,309	2,350,170	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	(24,787,017)	6,140,598	2,574,603	5,446,932	6,819,754	15,711,908	(6,382)	-

Equity transactions:
Purchase payments received from contract owners (notes 2a and 6)	4,733,840	6,557,070	29,939,833	42,302,829	77,654,445	68,812,070	10,640	-
Transfers between funds	(6,359,556)	(6,293,593)	19,728,779	(16,434,437)	(14,992,644)	(45,150,872)	3,578	-
Surrenders (note 6)	(6,808,352)	(7,584,629)	(28,701,969)	(14,968,887)	(25,597,209)	(18,917,961)	-	-
Death benefits (note 4)	(101,899)	(191,521)	(783,164)	(393,264)	(351,728)	(450,281)	-	-
Net policy repayments (loans) (note 5)	(276,542)	(1,428,199)	(2,357,126)	(549,287)	(11,219,758)	(849,515)	(209)	-
Deductions for surrender charges (note 2d)	(90,842)	(92,784)	(707,143)	(850,636)	-	-	-	-
Redemptions to pay cost of insurance charges and administration charges (notes 2b and 2c)	(1,757,256)	(2,047,553)	(7,543,989)	(7,268,391)	(5,616,989)	(4,767,447)	(780)	-
Asset charges (note 3):
FPVUL & VEL contracts	(96,141)	(117,548)	(399,813)	(380,951)	-	-	(12)	-
MSP contracts	(1,958)	(2,326)	(31,654)	(30,308)	-	-	(4)	-
SL contracts or LSFP contracts	(20,299)	(30,345)	(105,490)	(99,650)	-	-	(14)	-
Adjustments to maintain reserves	2,900	31	(887)	(519)	(12,128)	(415)	(20)	-

Net equity transactions	(10,776,105)	(11,231,397)	9,037,377	1,326,499	19,863,989	(1,324,421)	13,179	-

Net change in contract owners’ equity	(35,563,122)	(5,090,799)	11,611,980	6,773,431	26,683,743	14,387,487	6,797	-
Contract owners’ equity beginning of period	76,147,306	81,238,105	122,237,011	115,463,580	345,949,863	331,562,376	-	-

Contract owners’ equity end of period	$40,584,184	76,147,306	133,848,991	122,237,011	372,633,606	345,949,863	6,797	-

CHANGES IN UNITS:
Beginning units	3,397,782	3,900,284	8,863,336	8,783,438	30,492,136	30,574,890	-	-
Units purchased	483,944	708,130	4,725,029	3,749,887	10,305,999	9,127,693	2,222	-
Units redeemed	(1,044,511)	(1,210,632)	(4,100,944)	(3,669,989)	(8,580,286)	(9,210,447)	(1,115)	-

Ending units	2,837,215	3,397,782	9,487,421	8,863,336	32,217,849	30,492,136	1,107	-

(Continued)

Nationwide VLI Separate Account-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	GVDIVI		GVDIV3		NVMLG1		NVMLV1

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$28,833	53,925	128,039	209,918	51	-	1,065	-
Realized gain (loss) on investments	(76,550)	180,626	(157,651)	320,183	(2,528)	-	(2,654)	-
Change in unrealized gain (loss) on investments	(1,132,458)	(315,435)	(5,223,038)	(931,852)	(7,223)	-	(9,985)	-
Reinvested capital gains	240,731	181,307	1,087,474	679,607	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	(939,444)	100,423	(4,165,176)	277,856	(9,700)	-	(11,574)	-

Equity transactions:
Purchase payments received from contract owners (notes 2a and 6)	216	-	780,491	1,270,903	19,876	-	12,274	-
Transfers between funds	(111,859)	(793,279)	(399,069)	977,584	6,749	-	241,887	-
Surrenders (note 6)	(89,054)	(61,854)	(461,394)	(407,921)	-	-	-	-
Death benefits (note 4)	-	-	-	(29,396)	-	-	-	-
Net policy repayments (loans) (note 5)	(18,779)	(19,962)	(66,631)	(104,054)	(709)	-	(484)	-
Deductions for surrender charges (note 2d)	(6,815)	(6,409)	(22,189)	(37,936)	-	-	-	-
Redemptions to pay cost of insurance charges and administration charges (notes 2b and 2c)	(65,626)	(92,945)	(329,351)	(379,667)	(790)	-	(1,816)	-
Asset charges (note 3):
FPVUL & VEL contracts	(5,356)	(8,659)	(24,696)	(32,244)	(31)	-	(43)	-
MSP contracts	(221)	(425)	(308)	(432)	-	-	-	-
SL contracts or LSFP contracts	(993)	(1,457)	(4,175)	(4,686)	(8)	-	(82)	-
Adjustments to maintain reserves	(221)	(53)	(228)	24	(4)	-	(17)	-

Net equity transactions	(298,708)	(985,043)	(527,550)	1,252,175	25,083	-	251,719	-

Net change in contract owners’ equity	(1,238,152)	(884,620)	(4,692,726)	1,530,031	15,383	-	240,145	-
Contract owners’ equity beginning of period	2,225,629	3,110,249	9,626,479	8,096,448	-	-	-	-

Contract owners’ equity end of period	$987,477	2,225,629	4,933,753	9,626,479	15,383	-	240,145	-

CHANGES IN UNITS:
Beginning units	93,770	134,862	665,320	575,980	-	-	-	-
Units purchased	-	-	91,296	169,451	4,652	-	39,465	-
Units redeemed	(16,274)	(41,092)	(121,243)	(80,111)	(2,235)	-	(1,689)	-

Ending units	77,496	93,770	635,373	665,320	2,417	-	37,776	-

(Continued)

Nationwide VLI Separate Account-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	NVMMG1		NVMMV1		NVMMV2		SCGF

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$(58)	-	11	-	49	-	(13,425)	(21,368)
Realized gain (loss) on investments	(32,124)	-	-	-	(856)	-	(1,140,207)	1,331,533
Change in unrealized gain (loss) on investments	(1,417)	-	81	-	(160)	-	(9,003,247)	891,419
Reinvested capital gains	-	-	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	(33,599)	-	92	-	(967)	-	(10,156,879)	2,201,584

Equity transactions:
Purchase payments received from contract owners (notes 2a and 6)	63,943	-	1,219	-	3,440	-	1,553,738	2,183,394
Transfers between funds	711	-	1,115	-	3,967	-	(2,396,104)	(1,419,241)
Surrenders (note 6)	(27,035)	-	-	-	(743)	-	(658,214)	(1,741,558)
Death benefits (note 4)	-	-	-	-	-	-	(30,157)	(44,026)
Net policy repayments (loans) (note 5)	-	-	-	-	-	-	(170,596)	(239,725)
Deductions for surrender charges (note 2d)	-	-	-	-	-	-	(46,082)	(42,924)
Redemptions to pay cost of insurance charges and administration charges (notes 2b and 2c)	(982)	-	-	-	(168)	-	(634,278)	(761,772)
Asset charges (note 3):
FPVUL & VEL contracts	(20)	-	-	-	(6)	-	(36,367)	(49,431)
MSP contracts	-	-	-	-	-	-	(859)	(1,244)
SL contracts or LSFP contracts	(8)	-	-	-	(3)	-	(3,848)	(7,117)
Adjustments to maintain reserves	(8)	-	(5)	-	(12)	-	(86)	(11)

Net equity transactions	36,601	-	2,329	-	6,475	-	(2,422,853)	(2,123,655)

Net change in contract owners’ equity	3,002	-	2,421	-	5,508	-	(12,579,732)	77,929
Contract owners’ equity beginning of period	-	-	-	-	-	-	23,009,414	22,931,485

Contract owners’ equity end of period	$3,002	-	2,421	-	5,508	-	10,429,682	23,009,414

CHANGES IN UNITS:
Beginning units	-	-	-	-	-	-	1,216,658	1,330,056
Units purchased	1,035	-	359	-	1,159	-	131,847	259,030
Units redeemed	(557)	-	(1)	-	(344)	-	(319,439)	(372,428)

Ending units	478	-	358	-	815	-	1,029,066	1,216,658

(Continued)

Nationwide VLI Separate Account-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	SCVF		SCF		TRF		GVUS1

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$488,505	783,828	554,177	(52,776)	4,803,593	5,037,157	12,832	21,624
Realized gain (loss) on investments	(6,624,860)	3,271,928	(5,426,956)	1,774,957	1,356,893	36,597,476	(249,100)	4,045
Change in unrealized gain (loss) on investments	(10,935,610)	(18,612,733)	(45,734,209)	(13,324,530)	(245,372,431)	(23,147,644)	(895,663)	(179,532)
Reinvested capital gains	-	9,528,527	15,926,545	13,780,217	59,388,629	26,261,593	-	322,938

Net increase (decrease) in contract owners’ equity resulting from operations	(17,071,965)	(5,028,450)	(34,680,443)	2,177,868	(179,823,316)	44,748,582	(1,131,931)	169,075

Equity transactions:
Purchase payments received from contract owners (notes 2a and 6)	3,305,026	5,598,766	5,521,541	7,676,882	4,070,480	5,052,311	57,554	101,207
Transfers between funds	(12,110,612)	(8,336,203)	(5,569,853)	(3,150,515)	(743,427)	(130,747,319)	(221,220)	764,473
Surrenders (note 6)	(2,993,883)	(4,285,947)	(4,451,955)	(5,980,795)	(2,688,496)	(2,255,466)	(147,365)	(37,183)
Death benefits (note 4)	(164,811)	(195,551)	(163,695)	(299,943)	(778,607)	(2,784,096)	(165)	(691)
Net policy repayments (loans) (note 5)	(304,393)	(779,559)	(686,477)	(329,828)	(345,571)	(567,731)	12,696	(22,926)
Deductions for surrender charges (note 2d)	(106,801)	(126,970)	(92,000)	(134,196)	(102,267)	(140,442)	(3,198)	(805)
Redemptions to pay cost of insurance charges and administration charges (notes 2b and 2c)	(1,847,814)	(2,391,630)	(2,417,473)	(2,748,147)	(4,997,680)	(5,870,177)	(43,175)	(42,996)
Asset charges (note 3):
FPVUL & VEL contracts	(117,889)	(159,916)	(124,091)	(159,675)	(165,533)	(206,960)	(3,105)	(3,484)
MSP contracts	(3,811)	(5,301)	(3,723)	(5,500)	(11,079)	(14,530)	-	(6)
SL contracts or LSFP contracts	(14,864)	(24,160)	(20,380)	(26,356)	(13,636)	(17,649)	(779)	(1,081)
Adjustments to maintain reserves	1,021	211	7,177	(1,294)	(4,482)	411	(167)	(20)

Net equity transactions	(14,358,831)	(10,706,260)	(8,000,929)	(5,159,367)	(5,780,298)	(137,551,648)	(348,924)	756,488

Net change in contract owners’ equity	(31,430,796)	(15,734,710)	(42,681,372)	(2,981,499)	(185,603,614)	(92,803,066)	(1,480,855)	925,563
Contract owners’ equity beginning of period	64,578,678	80,313,388	98,301,764	101,283,263	435,927,433	528,730,499	2,471,158	1,545,595

Contract owners’ equity end of period	$33,147,882	64,578,678	55,620,392	98,301,764	250,323,819	435,927,433	990,303	2,471,158

CHANGES IN UNITS:
Beginning units	2,607,354	3,035,848	4,590,160	4,807,692	31,215,436	41,070,072	137,750	95,970
Units purchased	169,366	348,871	617,632	775,425	357,645	361,685	17,190	53,784
Units redeemed	(809,590)	(777,365)	(995,226)	(992,957)	(834,600)	(10,216,321)	(44,701)	(12,004)

Ending units	1,967,130	2,607,354	4,212,566	4,590,160	30,738,481	31,215,436	110,239	137,750

(Continued)

Nationwide VLI Separate Account-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	NVNMO1		NVNSR1		NVSTB2		GGTC

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$-	-	108	-	10,320	-	(8,064)	(8,401)
Realized gain (loss) on investments	(7,738)	-	(212)	-	1,106	-	(141,574)	450,153
Change in unrealized gain (loss) on investments	(168)	-	(12,894)	-	(996)	-	(3,735,503)	432,229
Reinvested capital gains	-	-	-	-	-	-	730,340	-

Net increase (decrease) in contract owners’ equity resulting from operations	(7,906)	-	(12,998)	-	10,430	-	(3,154,801)	873,981

Equity transactions:
Purchase payments received from contract owners (notes 2a and 6)	140	-	2,268	-	1,296	-	131,001	213,992
Transfers between funds	8,983	-	42,336	-	1,073,433	-	(748,104)	407,614
Surrenders (note 6)	-	-	-	-	(114,817)	-	(95,819)	(71,579)
Death benefits (note 4)	-	-	-	-	-	-	(16,970)	(16,271)
Net policy repayments (loans) (note 5)	-	-	-	-	-	-	(33,638)	(32,280)
Deductions for surrender charges (note 2d)	-	-	-	-	(1,963)	-	(8,081)	(7,102)
Redemptions to pay cost of insurance charges and administration charges (notes 2b and 2c)	(251)	-	(449)	-	(7,470)	-	(113,020)	(130,148)
Asset charges (note 3):
FPVUL & VEL contracts	(23)	-	(23)	-	(383)	-	(4,485)	(6,818)
MSP contracts	-	-	-	-	-	-	(44)	(307)
SL contracts or LSFP contracts	-	-	(1)	-	(107)	-	(450)	(725)
Adjustments to maintain reserves	(10)	-	(12)	-	3,267	-	403	(64)

Net equity transactions	8,839	-	44,119	-	953,256	-	(889,207)	356,311

Net change in contract owners’ equity	933	-	31,121	-	963,686	-	(4,044,008)	1,230,292
Contract owners’ equity beginning of period	-	-	-	-	-	-	6,869,152	5,638,860

Contract owners’ equity end of period	$933	-	31,121	-	963,686	-	2,825,144	6,869,152

CHANGES IN UNITS:
Beginning units	-	-	-	-	-	-	1,638,454	1,613,876
Units purchased	216	-	5,105	-	108,708	-	258,620	482,115
Units redeemed	(36)	-	(68)	-	(11,790)	-	(585,541)	(457,537)

Ending units	180	-	5,037	-	96,918	-	1,311,533	1,638,454

(Continued)

Nationwide VLI Separate Account-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	GGTC3		GVUG1		EIF		MSBF

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$-	-	(4,341)	(4,713)	229,855	252,458	1,056,589	894,111
Realized gain (loss) on investments	(249,205)	106,294	(318,794)	(7,974)	(189,392)	386,501	(1,455,039)	(46,529)
Change in unrealized gain (loss) on investments	(1,724,987)	306,317	(3,986,197)	1,327,479	(5,113,403)	(1,615,122)	(3,180,202)	145,385
Reinvested capital gains	343,893	-	1,191,538	-	166,922	666,775	358,044	1,101

Net increase (decrease) in contract owners’ equity resulting from operations	(1,630,299)	412,611	(3,117,794)	1,314,792	(4,906,018)	(309,388)	(3,220,608)	994,068

Equity transactions:
Purchase payments received from contract owners (notes 2a and 6)	381,098	505,615	377,441	365,176	995,272	1,390,523	1,625,205	1,688,306
Transfers between funds	(1,027,268)	1,536,945	(1,455,147)	966,508	(1,095,713)	1,111,088	(8,948,419)	6,600,687
Surrenders (note 6)	(183,023)	(56,211)	(276,736)	(249,522)	(343,352)	(767,489)	(2,198,324)	(2,352,346)
Death benefits (note 4)	(3,895)	(6,894)	(4,272)	(6,430)	(48,102)	(46,361)	(15,711)	(94,429)
Net policy repayments (loans) (note 5)	6,564	(21,315)	(26,965)	(81,603)	(85,839)	(124,679)	22,327	(124,144)
Deductions for surrender charges (note 2d)	(11,101)	(4,930)	(8,842)	(5,615)	(35,973)	(62,327)	(43,255)	(28,156)
Redemptions to pay cost of insurance charges and administration charges (notes 2b and 2c)	(122,865)	(113,213)	(201,354)	(192,936)	(549,379)	(612,654)	(615,128)	(647,554)
Asset charges (note 3):
FPVUL & VEL contracts	(7,878)	(8,187)	(11,618)	(12,654)	(38,735)	(49,353)	(32,283)	(34,649)
MSP contracts	(266)	(137)	(488)	(497)	(1,487)	(1,861)	(1,774)	(3,112)
SL contracts or LSFP contracts	(1,680)	(1,660)	(1,500)	(1,995)	(6,031)	(7,158)	(6,937)	(6,896)
Adjustments to maintain reserves	(244)	70	(495)	84	(284)	(31)	(633)	104

Net equity transactions	(970,558)	1,830,083	(1,609,976)	780,515	(1,209,623)	829,698	(10,214,932)	4,997,811

Net change in contract owners’ equity	(2,600,857)	2,242,694	(4,727,770)	2,095,307	(6,115,641)	520,310	(13,435,540)	5,991,879
Contract owners’ equity beginning of period	4,103,710	1,861,016	8,636,840	6,541,533	14,140,535	13,620,225	24,527,533	18,535,654

Contract owners’ equity end of period	$1,502,853	4,103,710	3,909,070	8,636,840	8,024,894	14,140,535	11,091,993	24,527,533

CHANGES IN UNITS:
Beginning units	249,550	136,014	450,804	417,938	983,392	917,588	1,551,246	1,218,460
Units purchased	35,785	132,102	26,945	102,600	114,968	197,638	132,794	582,515
Units redeemed	(107,582)	(18,566)	(129,999)	(69,734)	(211,658)	(131,834)	(854,061)	(249,729)

Ending units	177,753	249,550	347,750	450,804	886,702	983,392	829,979	1,551,246

(Continued)

Nationwide VLI Separate Account-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	NVRE1		AMGP		AMINS		AMCG

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$2,895	-	52,323	28,394	-	69,179	(20,752)	(24,011)
Realized gain (loss) on investments	(7,493)	-	607,105	1,423,112	(131,792)	144,850	2,433,292	2,826,675
Change in unrealized gain (loss) on investments	(38,458)	-	(5,426,146)	(490,657)	(1,655,919)	(380,354)	(23,546,784)	6,405,275
Reinvested capital gains	-	-	386,741	-	(47)	245,830	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	(43,056)	-	(4,379,977)	960,849	(1,787,758)	79,505	(21,134,244)	9,207,939

Equity transactions:
Purchase payments received from contract owners (notes 2a and 6)	8,943	-	533,544	865,049	240,129	358,782	2,145,143	2,615,746
Transfers between funds	149,247	-	(828,918)	(1,518,839)	(330,601)	1,976,152	702,907	215,894
Surrenders (note 6)	-	-	(580,792)	(831,265)	(109,755)	(68,663)	(2,500,205)	(2,411,434)
Death benefits (note 4)	-	-	(1,810)	(14,398)	-	-	(94,449)	(45,413)
Net policy repayments (loans) (note 5)	(16)	-	(11,762)	(98,543)	(76,321)	(48,573)	(149,167)	(321,555)
Deductions for surrender charges (note 2d)	-	-	(16,272)	(33,345)	(3,815)	(4,016)	(78,775)	(91,950)
Redemptions to pay cost of insurance charges and administration charges (notes 2b and 2c)	(2,038)	-	(425,209)	(456,772)	(128,360)	(125,872)	(1,780,702)	(1,819,681)
Asset charges (note 3):
FPVUL & VEL contracts	(119)	-	(28,304)	(34,369)	(9,210)	(10,837)	(91,519)	(114,501)
MSP contracts	(23)	-	(677)	(863)	(622)	(830)	(1,799)	(2,117)
SL contracts or LSFP contracts	(54)	-	(2,722)	(3,821)	(2,035)	(1,919)	(14,571)	(17,643)
Adjustments to maintain reserves	(21)	-	(406)	8	(18)	(92)	(905)	126

Net equity transactions	155,919	-	(1,363,328)	(2,127,158)	(420,608)	2,074,132	(1,864,042)	(1,992,528)

Net change in contract owners’ equity	112,863	-	(5,743,305)	(1,166,309)	(2,208,366)	2,153,637	(22,998,286)	7,215,411
Contract owners’ equity beginning of period	-	-	12,773,599	13,939,908	4,197,313	2,043,676	49,234,222	42,018,811

Contract owners’ equity end of period	$112,863	-	7,030,294	12,773,599	1,988,947	4,197,313	26,235,936	49,234,222

CHANGES IN UNITS:
Beginning units	-	-	633,674	760,688	280,340	140,884	2,319,260	2,370,878
Units purchased	20,331	-	59,167	64,818	33,317	162,648	273,625	314,230
Units redeemed	(344)	-	(141,071)	(191,832)	(65,648)	(23,192)	(385,761)	(365,848)

Ending units	19,987	-	551,770	633,674	248,009	280,340	2,207,124	2,319,260

(Continued)

Nationwide VLI Separate Account-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	AMTP		AMRI		AMRS		AMFAS

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$73,355	124,790	37,123	745	9,627	5,364	(1,252)	(1,623)
Realized gain (loss) on investments	(421,355)	780,824	(505,252)	33,868	(21,349)	17,720	(90,339)	81,135
Change in unrealized gain (loss) on investments	(11,677,741)	(1,165,305)	(828,907)	(28,828)	(533,333)	(44,082)	(721,945)	(109,895)
Reinvested capital gains	2,415,975	2,014,528	7,577	20,694	2,094	34,794	57,762	14,207

Net increase (decrease) in contract owners’ equity resulting from operations	(9,609,766)	1,754,837	(1,289,459)	26,479	(542,961)	13,796	(755,774)	(16,176)

Equity transactions:
Purchase payments received from contract owners (notes 2a and 6)	837,423	1,083,019	56,676	30,871	138,819	166,291	101,816	146,992
Transfers between funds	(1,868,595)	87,747	2,466,371	425,549	(65,723)	354,850	(109,239)	476,028
Surrenders (note 6)	(1,781,243)	(1,152,951)	(35,429)	(24,648)	(24,804)	(43,073)	(31,777)	(84,650)
Death benefits (note 4)	(8,738)	(46,278)	-	(1,656)	(11,532)	-	(1,645)	(485)
Net policy repayments (loans) (note 5)	(12,816)	(215,608)	(21)	(2,814)	1,302	(1,403)	(3,328)	(10,951)
Deductions for surrender charges (note 2d)	(42,668)	(18,508)	-	-	(2,907)	(605)	(3,025)	(1,540)
Redemptions to pay cost of insurance charges and administration charges (notes 2b and 2c)	(665,429)	(721,945)	(30,345)	(24,688)	(41,760)	(36,655)	(42,162)	(42,991)
Asset charges (note 3):
FPVUL & VEL contracts	(42,886)	(54,526)	-	-	(3,872)	(4,106)	(2,992)	(3,587)
MSP contracts	(1,254)	(1,624)	-	-	(94)	(120)	(1)	(9)
SL contracts or LSFP contracts	(7,616)	(13,264)	-	-	(531)	(575)	(488)	(519)
Adjustments to maintain reserves	(450)	180	134	(21)	(180)	50	(233)	(20)

Net equity transactions	(3,594,272)	(1,053,757)	2,457,386	402,593	(11,282)	434,654	(93,074)	478,268

Net change in contract owners’ equity	(13,204,038)	701,080	1,167,927	429,072	(554,243)	448,450	(848,848)	462,092
Contract owners’ equity beginning of period	21,408,794	20,707,714	850,249	421,177	1,255,217	806,767	2,010,133	1,548,041

Contract owners’ equity end of period	$8,204,756	21,408,794	2,018,176	850,249	700,974	1,255,217	1,161,285	2,010,133

CHANGES IN UNITS:
Beginning units	1,122,738	1,186,366	80,562	41,094	94,148	62,360	131,640	101,912
Units purchased	82,274	127,991	315,418	54,649	16,313	36,883	20,799	49,468
Units redeemed	(304,393)	(191,619)	(42,809)	(15,181)	(13,193)	(5,095)	(26,750)	(19,740)

Ending units	900,619	1,122,738	353,171	80,562	97,268	94,148	125,689	131,640

(Continued)

Nationwide VLI Separate Account-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	AMSRS		OVGR		OVGS3		OVGS

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$78,334	3,373	8,313	101,507	261,264	244,490	845,558	846,098
Realized gain (loss) on investments	98,903	95,838	4,568,473	6,719,902	(289,295)	407,900	(965,153)	3,526,168
Change in unrealized gain (loss) on investments	(2,095,483)	105,082	(62,205,433)	9,684,670	(9,114,516)	(391,749)	(34,242,609)	(3,673,827)
Reinvested capital gains	267,832	12,686	-	-	1,150,196	890,130	4,220,261	3,596,308

Net increase (decrease) in contract owners’ equity resulting from operations	(1,650,414)	216,979	(57,628,647)	16,506,079	(7,992,351)	1,150,771	(30,141,943)	4,294,747

Equity transactions:
Purchase payments received from contract owners (notes 2a and 6)	309,947	505,485	7,344,776	8,908,934	2,684,561	3,872,113	2,401,717	3,797,108
Transfers between funds	(435,771)	1,576,590	(310,762)	(4,903,637)	(2,059,065)	695,556	(5,865,197)	276,478
Surrenders (note 6)	(85,548)	(161,532)	(7,454,657)	(5,455,212)	(829,253)	(628,603)	(1,776,719)	(2,108,991)
Death benefits (note 4)	(1,658)	-	(191,646)	(201,427)	(20,918)	(16,782)	(148,172)	(16,525)
Net policy repayments (loans) (note 5)	(81,048)	(22,401)	(1,111,356)	(969,994)	3,287	(248,139)	(262,820)	(412,767)
Deductions for surrender charges (note 2d)	(7,506)	(11,783)	(162,619)	(181,339)	(55,150)	(52,984)	(35,786)	(59,987)
Redemptions to pay cost of insurance charges and administration charges (notes 2b and 2c)	(174,838)	(158,957)	(3,654,611)	(3,830,226)	(817,887)	(841,921)	(1,332,970)	(1,494,333)
Asset charges (note 3):
FPVUL & VEL contracts	(11,164)	(11,046)	(167,420)	(208,136)	(56,150)	(64,092)	(50,045)	(72,352)
MSP contracts	(1,448)	(1,270)	(4,585)	(6,183)	(1,449)	(1,529)	(1,529)	(2,218)
SL contracts or LSFP contracts	(2,360)	(2,779)	(22,589)	(28,295)	(10,451)	(11,539)	(9,177)	(12,664)
Adjustments to maintain reserves	(334)	15	5,396	842	(351)	687	468	155

Net equity transactions	(491,728)	1,712,322	(5,730,073)	(6,874,673)	(1,162,826)	2,702,767	(7,080,230)	(106,097)

Net change in contract owners’ equity	(2,142,142)	1,929,301	(63,358,720)	9,631,406	(9,155,177)	3,853,538	(37,222,173)	4,188,650
Contract owners’ equity beginning of period	4,656,655	2,727,354	132,737,253	123,105,847	20,804,678	16,951,140	75,892,307	71,703,657

Contract owners’ equity end of period	$2,514,513	4,656,655	69,378,533	132,737,253	11,649,501	20,804,678	38,670,134	75,892,307

CHANGES IN UNITS:
Beginning units	254,068	160,134	9,062,720	9,247,300	1,378,496	1,194,348	4,806,202	4,816,044
Units purchased	26,402	115,981	1,590,721	1,701,790	252,195	334,319	500,377	730,054
Units redeemed	(53,924)	(22,047)	(1,766,530)	(1,886,370)	(340,055)	(150,171)	(1,211,508)	(739,896)

Ending units	226,546	254,068	8,886,911	9,062,720	1,290,636	1,378,496	4,095,071	4,806,202

(Continued)

Nationwide VLI Separate Account-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	OVHI3		OVHI		OVSC		OVGI

	2008	2007	2008	2007	2008	2007	2008	2007

Investment activity:
Net investment income (loss)	$58,804	-	149,441	314,323	23,275	15,649	504,633	435,438
Realized gain (loss) on investments	(159,257)	(6,634)	(166,191)	86,244	(97,250)	167,507	1,138,150	2,488,360
Change in unrealized gain (loss) on investments	(1,000,576)	(19,298)	(1,660,237)	(343,433)	(2,212,248)	(459,107)	(19,355,708)	(967,352)
Reinvested capital gains	-	-	-	-	258,437	166,883	2,237,977	-

Net increase (decrease) in contract owners’ equity resulting from operations	(1,101,029)	(25,932)	(1,676,987)	57,134	(2,027,786)	(109,068)	(15,474,948)	1,956,446

Equity transactions:
Purchase payments received from contract owners (notes 2a and 6)	419,209	709,190	(387)	1,082,944	450,600	780,405	3,363,400	3,690,819
Transfers between funds	341,131	250,372	(379,904)	(2,419,418)	(264,671)	755,331	(4,055,339)	(780,458)
Surrenders (note 6)	(49,336)	(25,203)	(66,422)	(159,395)	(307,661)	(104,836)	(1,730,646)	(2,533,652)
Death benefits (note 4)	(226)	-	(373)	-	(2,511)	(12,370)	(343,056)	(199,548)
Net policy repayments (loans) (note 5)	10,055	54,725	(26,706)	(39,080)	(1,699)	(89,390)	(378,172)	(281,305)
Deductions for surrender charges (note 2d)	(3,652)	(734)	(5,718)	(16,904)	(14,692)	(11,852)	(92,080)	(123,182)
Redemptions to pay cost of insurance charges and administration charges (notes 2b and 2c)	(64,943)	(21,896)	(94,620)	(222,796)	(213,561)	(225,202)	(1,757,515)	(1,995,539)
Asset charges (note 3):
FPVUL & VEL contracts	(4,006)	(1,313)	(7,083)	(13,593)	(15,918)	(18,899)	(109,256)	(140,142)
MSP contracts	(160)	(4)	(240)	(343)	(199)	(265)	(4,122)	(5,805)
SL contracts or LSFP contracts	(1,233)	(787)	(907)	(1,520)	(2,812)	(3,019)	(13,912)	(17,229)
Adjustments to maintain reserves	(99)	92	(245)	38	(374)	(18)	159	35

Net equity transactions	646,740	964,442	(582,605)	(1,790,066)	(373,498)	1,069,885	(5,120,539)	(2,386,005)

Net change in contract owners’ equity	(454,289)	938,510	(2,259,592)	(1,732,932)	(2,401,284)	960,817	(20,595,487)	(429,559)
Contract owners’ equity beginning of period	938,510	-	2,689,101	4,422,033	5,475,151	4,514,334	43,847,202	44,276,761

Contract owners’ equity end of period	$484,221	938,510	429,509	2,689,101	3,073,867	5,475,151	23,251,715	43,847,202

CHANGES IN UNITS:
Beginning units	97,144	-	197,334	324,172	264,706	215,614	3,011,778	3,166,310
Units purchased	162,432	108,703	5	84,130	33,710	74,470	310,596	439,351
Units redeemed	(22,141)	(11,559)	(49,562)	(210,968)	(59,382)	(25,378)	(745,600)	(593,883)

Ending units	237,435	97,144	147,777	197,334	239,034	264,706	2,576,774	3,011,778

(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	OVHI3		OVHI		OVSC		OVGI
	2008	2007	2008	2007	2008	2007	2008	2007
Investment activity:
Net investment income (loss)	$58,804	-	149,441	314,323	23,275	15,649	504,633	435,438
Realized gain (loss) on investments	(159,257)	(6,634)	(166,191)	86,244	(97,250)	167,507	1,138,150	2,488,360
Change in unrealized gain (loss) on investments	(1,000,576)	(19,298)	(1,660,237)	(343,433)	(2,212,248)	(459,107)	(19,355,708)	(967,352)
Reinvested capital gains	-	-	-	-	258,437	166,883	2,237,977	-

Net increase (decrease) in contract owners’ equity resulting from operations	(1,101,029)	(25,932)	(1,676,987)	57,134	(2,027,786)	(109,068)	(15,474,948)	1,956,446

Equity transactions:
Purchase payments received from contract owners (notes 2a and 6)	419,209	709,190	(387)	1,082,944	450,600	780,405	3,363,400	3,690,819
Transfers between funds	341,131	250,372	(379,904)	(2,419,418)	(264,671)	755,331	(4,055,339)	(780,458)
Surrenders (note 6)	(49,336)	(25,203)	(66,422)	(159,395)	(307,661)	(104,836)	(1,730,646)	(2,533,652)
Death benefits (note 4)	(226)	-	(373)	-	(2,511)	(12,370)	(343,056)	(199,548)
Net policy repayments (loans) (note 5)	10,055	54,725	(26,706)	(39,080)	(1,699)	(89,390)	(378,172)	(281,305)
Deductions for surrender charges (note 2d)	(3,652)	(734)	(5,718)	(16,904)	(14,692)	(11,852)	(92,080)	(123,182)
Redemptions to pay cost of insurance charges and administration charges (notes 2b and 2c)	(64,943)	(21,896)	(94,620)	(222,796)	(213,561)	(225,202)	(1,757,515)	(1,995,539)
Asset charges (note 3):
FPVUL & VEL contracts	(4,006)	(1,313)	(7,083)	(13,593)	(15,918)	(18,899)	(109,256)	(140,142)
MSP contracts	(160)	(4)	(240)	(343)	(199)	(265)	(4,122)	(5,805)
SL contracts or LSFP contracts	(1,233)	(787)	(907)	(1,520)	(2,812)	(3,019)	(13,912)	(17,229)
Adjustments to maintain reserves	(99)	92	(245)	38	(374)	(18)	159	35

Net equity transactions	646,740	964,442	(582,605)	(1,790,066)	(373,498)	1,069,885	(5,120,539)	(2,386,005)

Net change in contract owners’ equity	(454,289)	938,510	(2,259,592)	(1,732,932)	(2,401,284)	960,817	(20,595,487)	(429,559)
Contract owners’ equity beginning of period	938,510	-	2,689,101	4,422,033	5,475,151	4,514,334	43,847,202	44,276,761

Contract owners’ equity end of period	$484,221	938,510	429,509	2,689,101	3,073,867	5,475,151	23,251,715	43,847,202

CHANGES IN UNITS:
Beginning units	97,144	-	197,334	324,172	264,706	215,614	3,011,778	3,166,310
Units purchased	162,432	108,703	5	84,130	33,710	74,470	310,596	439,351
Units redeemed	(22,141)	(11,559)	(49,562)	(210,968)	(59,382)	(25,378)	(745,600)	(593,883)

Ending units	237,435	97,144	147,777	197,334	239,034	264,706	2,576,774	3,011,778

(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	OVAG		OVSB		PMVAAA		PMVLDA
	2008	2007	2008	2007	2008	2007	2008	2007
Investment activity:
Net investment income (loss)	$(23,328)	(37,301)	36,548	-	74,642	128,819	1,728,311	1,913,743
Realized gain (loss) on investments	1,727,853	2,820,783	(121,954)	-	(563,102)	8,648	(419,197)	(167,628)
Change in unrealized gain (loss) on investments	(21,121,810)	141,986	(132,574)	-	11,957	(16,995)	(2,328,192)	1,198,669
Reinvested capital gains	-	-	8,893	-	1,935	-	711,450	-

Net increase (decrease) in contract owners’ equity resulting from operations	(19,417,285)	2,925,468	(209,087)	-	(474,568)	120,472	(307,628)	2,944,784

Equity transactions:
Purchase payments received from contract owners (notes 2a and 6)	3,038,005	3,427,890	(623)	-	70,000	144,724	1,692,096	3,597,316
Transfers between funds	(5,705,434)	(1,452,282)	1,191,878	-	(972,523)	482,973	(9,059,553)	2,555,949
Surrenders (note 6)	(2,170,737)	(4,254,620)	-	-	(22,724)	(232,208)	(1,479,864)	(986,777)
Death benefits (note 4)	(102,026)	(139,588)	-	-	(204)	(1,178)	(49,806)	(60,757)
Net policy repayments (loans) (note 5)	(106,937)	(378,872)	-	-	(3,240)	-	(1,047,811)	(42,960)
Deductions for surrender charges (note 2d)	(77,260)	(111,321)	-	-	-	-	-	-
Redemptions to pay cost of insurance charges and administration charges (notes 2b and 2c)	(1,671,852)	(1,992,158)	(9,149)	-	(29,399)	(22,357)	(633,058)	(827,477)
Asset charges (note 3):
FPVUL & VEL contracts	(91,808)	(121,672)	-	-	-	-	-	-
MSP contracts	(1,693)	(2,609)	-	-	-	-	-	-
SL contracts or LSFP contracts	(9,105)	(12,439)	-	-	-	-	-	-
Adjustments to maintain reserves	581	29	(30)	-	(400)	20	(12,472)	4,838

Net equity transactions	(6,898,266)	(5,037,642)	1,182,076	-	(958,490)	371,974	(10,590,468)	4,240,132

Net change in contract owners’ equity	(26,315,551)	(2,112,174)	972,989	-	(1,433,058)	492,446	(10,898,096)	7,184,916
Contract owners’ equity beginning of period	45,568,660	47,680,834	-	-	2,029,293	1,536,847	47,677,006	40,492,090

Contract owners’ equity end of period	$19,253,109	45,568,660	972,989	-	596,235	2,029,293	36,778,910	47,677,006

CHANGES IN UNITS:
Beginning units	3,363,248	3,773,684	-	-	151,384	123,954	4,028,120	3,670,596
Units purchased	291,129	348,013	115,419	-	11,263	48,196	233,784	1,479,479
Units redeemed	(915,230)	(758,449)	(958)	-	(109,756)	(20,766)	(1,133,925)	(1,121,955)

Ending units	2,739,147	3,363,248	114,461	-	52,891	151,384	3,127,979	4,028,120

(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	PMVRRA		PMVTRA		PIVEMI		PIHYB1
	2008	2007	2008	2007	2008	2007	2008	2007
Investment activity:
Net investment income (loss)	$2,059,317	1,999,912	7,218,261	6,022,108	148	-	1,197,941	756,130
Realized gain (loss) on investments	(2,023,389)	(620,299)	354,992	(1,269,327)	(56,494)	-	(963,927)	(27,374)
Change in unrealized gain (loss) on investments	(5,605,641)	3,064,499	(3,481,322)	6,741,192	(17,307)	-	(6,240,402)	11,391
Reinvested capital gains	93,651	120,384	3,186,763	-	11,846	-	144,329	13,618

Net increase (decrease) in contract owners’ equity resulting from operations	(5,476,062)	4,564,496	7,278,694	11,493,973	(61,807)	-	(5,862,059)	753,765

Equity transactions:
Purchase payments received from contract owners (notes 2a and 6)	3,887,102	2,971,467	8,598,401	10,036,226	74,918	-	343,967	1,169,898
Transfers between funds	11,568,776	5,652,439	7,194,947	19,558,903	136,504	-	1,587,756	1,707,078
Surrenders (note 6)	(2,661,467)	(1,694,488)	(7,588,144)	(4,425,966)	-	-	(400,493)	(183,443)
Death benefits (note 4)	(104,005)	(28,740)	(105,782)	(156,187)	-	-	(21,596)	(9,978)
Net policy repayments (loans) (note 5)	(166,404)	(372,736)	(98,628)	(1,354,201)	-	-	(24,303)	(11,848)
Deductions for surrender charges (note 2d)	-	-	-	-	-	-	-	-
Redemptions to pay cost of insurance charges and administration charges (notes 2b and 2c)	(835,606)	(533,350)	(2,703,684)	(1,723,540)	(3,279)	-	(191,582)	(175,606)
Asset charges (note 3):
FPVUL & VEL contracts	-	-	-	-	-	-	-	-
MSP contracts	-	-	-	-	-	-	-	-
SL contracts or LSFP contracts	-	-	-	-	-	-	-	-
Adjustments to maintain reserves	1,190	5,410	(77,076)	3,500	(15)	-	805	(2,920)

Net equity transactions	11,689,586	6,000,002	5,220,034	21,938,735	208,128	-	1,294,554	2,493,181

Net change in contract owners’ equity	6,213,524	10,564,498	12,498,728	33,432,708	146,321	-	(4,567,505)	3,246,946
Contract owners’ equity beginning of period	53,660,681	43,096,183	157,654,475	124,221,767	-	-	16,922,106	13,675,160

Contract owners’ equity end of period	$59,874,205	53,660,681	170,153,203	157,654,475	146,321	-	12,354,601	16,922,106

CHANGES IN UNITS:
Beginning units	3,896,610	3,453,452	12,123,210	10,375,034	-	-	982,886	840,566
Units purchased	1,726,978	843,355	3,703,813	3,930,079	34,037	-	310,809	298,319
Units redeemed	(941,502)	(400,197)	(3,318,405)	(2,181,903)	(491)	-	(181,591)	(155,999)

Ending units	4,682,086	3,896,610	12,508,618	12,123,210	33,546	-	1,112,104	982,886

(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	PVGIB		PVTIGB		PVOEGB		PVTSCB
	2008	2007	2008	2007	2008	2007	2008	2007
Investment activity:
Net investment income (loss)	$16,107	17,993	47,275	71,341	(101)	-	-	-
Realized gain (loss) on investments	(108,274)	53,316	(277,605)	601,287	(17,966)	-	(5)	-
Change in unrealized gain (loss) on investments	(415,966)	(329,857)	(1,264,839)	(765,324)	(7,288)	-	(185)	-
Reinvested capital gains	138,494	206,758	363,224	308,832	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	(369,639)	(51,790)	(1,131,945)	216,136	(25,355)	-	(190)	-

Equity transactions:
Purchase payments received from contract owners (notes 2a and 6)	152,107	144,799	826,228	276,917	8	-	978	-
Transfers between funds	(96,968)	(280,484)	(427,634)	654,875	60,750	-	(307)	-
Surrenders (note 6)	(27,526)	(11,050)	(955,027)	(2,705,953)	-	-	-	-
Death benefits (note 4)	-	-	(963)	-	-	-	-	-
Net policy repayments (loans) (note 5)	(2,247)	(17,511)	(2,074)	(71,912)	-	-	-	-
Deductions for surrender charges (note 2d)	(6,914)	(3,348)	(6,331)	(42,978)	-	-	-	-
Redemptions to pay cost of insurance charges and administration charges (notes 2b and 2c)	(57,215)	(77,473)	(85,874)	(107,212)	(496)	-	(128)	-
Asset charges (note 3):
FPVUL & VEL contracts	(3,453)	(5,034)	(6,457)	(8,968)	-	-	-	-
MSP contracts	(29)	(40)	(208)	(287)	-	-	-	-
SL contracts or LSFP contracts	(282)	(349)	(710)	(914)	-	-	-	-
Adjustments to maintain reserves	(161)	(20)	(231)	37	(7)	-	(3)	-

Net equity transactions	(42,688)	(250,509)	(659,281)	(2,006,396)	60,255	-	540	-

Net change in contract owners’ equity	(412,327)	(302,299)	(1,791,226)	(1,790,260)	34,900	-	350	-
Contract owners’ equity beginning of period	1,031,415	1,333,714	3,064,041	4,854,301	-	-	-	-

Contract owners’ equity end of period	$619,088	1,031,415	1,272,815	3,064,041	34,900	-	350	-

CHANGES IN UNITS:
Beginning units	65,188	79,204	132,680	227,790	-	-	-	-
Units purchased	9,737	9,142	8,842	37,262	6,441	-	126	-
Units redeemed	(11,099)	(23,158)	(43,188)	(132,372)	(61)	-	(61)	-

Ending units	63,826	65,188	98,334	132,680	6,380	-	65	-

(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	PVTVB		ROCMC		ROCSC		TRBCG2
	2008	2007	2008	2007	2008	2007	2008	2007
Investment activity:
Net investment income (loss)	$-	-	947,726	666,825	436	-	3,046	2,508
Realized gain (loss) on investments	(1,958)	12,981	(4,937,527)	2,843,088	(27,914)	-	(59,502)	49,202
Change in unrealized gain (loss) on investments	(127,926)	10,030	(22,022,108)	(6,178,520)	(27,164)	-	(1,474,808)	200,505
Reinvested capital gains	-	-	4,399,048	4,638,864	9,209	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	(129,884)	23,011	(21,612,861)	1,970,257	(45,433)	-	(1,531,264)	252,215

Equity transactions:
Purchase payments received from contract owners (notes 2a and 6)	59,978	93,868	2,812,562	3,535,598	(438)	-	299,965	428,338
Transfers between funds	186,570	(29,054)	(4,277,856)	4,897,994	135,434	-	1,147,780	969,998
Surrenders (note 6)	(6,633)	(11,432)	(4,724,452)	(3,340,590)	-	-	(344,940)	(28,609)
Death benefits (note 4)	-	-	(71,800)	(67,890)	-	-	(1,351)	-
Net policy repayments (loans) (note 5)	(6,164)	(1,374)	(73,410)	(324,950)	-	-	(12,096)	(3,256)
Deductions for surrender charges (note 2d)	(2,842)	(4,601)	-	-	-	-	(5,842)	(1,412)
Redemptions to pay cost of insurance charges and administration charges (notes 2b and 2c)	(29,124)	(32,129)	(630,156)	(726,471)	(1,358)	-	(119,958)	(94,502)
Asset charges (note 3):
FPVUL & VEL contracts	(1,707)	(2,070)	-	-	-	-	(7,845)	(6,487)
MSP contracts	(6)	(8)	-	-	-	-	(532)	(686)
SL contracts or LSFP contracts	(327)	(169)	-	-	-	-	(1,777)	(1,061)
Adjustments to maintain reserves	(108)	1	(3,199)	1,829	(13)	-	(220)	55

Net equity transactions	199,637	13,032	(6,968,311)	3,975,520	133,625	-	953,184	1,262,379

Net change in contract owners’ equity	69,753	36,043	(28,581,172)	5,945,777	88,192	-	(578,080)	1,514,593
Contract owners’ equity beginning of period	435,405	399,362	54,942,627	48,996,850	-	-	2,962,485	1,447,892

Contract owners’ equity end of period	$505,158	435,405	26,361,455	54,942,627	88,192	-	2,384,405	2,962,485

CHANGES IN UNITS:
Beginning units	29,740	28,784	2,306,592	2,136,548	-	-	212,892	117,044
Units purchased	32,166	6,820	315,681	780,947	12,179	-	128,729	107,456
Units redeemed	(7,110)	(5,864)	(667,300)	(610,903)	(141)	-	(42,652)	(11,608)

Ending units	54,796	29,740	1,954,973	2,306,592	12,038	-	298,969	212,892

(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	TREI2		TRHS2		TRLT2		TRMCG2
	2008	2007	2008	2007	2008	2007	2008	2007
Investment activity:
Net investment income (loss)	$1,539,466	1,217,141	(2,656)	-	59,606	31,808	(51,496)	(61,195)
Realized gain (loss) on investments	(6,172,572)	2,442,812	(144,836)	-	2,698	505	(2,479,227)	795,326
Change in unrealized gain (loss) on investments	(31,210,378)	(7,086,343)	(376,879)	-	(49,239)	9,510	(9,104,416)	(119,402)
Reinvested capital gains	2,480,253	5,888,178	15,673	-	-	-	1,211,901	2,917,556

Net increase (decrease) in contract owners’ equity resulting from operations	(33,363,231)	2,461,788	(508,698)	-	13,065	41,823	(10,423,238)	3,532,285

Equity transactions:
Purchase payments received from contract owners (notes 2a and 6)	4,232,449	6,699,108	5,594	-	112,013	39,059	925,312	1,551,393
Transfers between funds	(6,218,723)	5,950,710	1,786,033	-	919,477	477,727	(1,414,889)	1,142,298
Surrenders (note 6)	(2,795,104)	(4,533,132)	-	-	(11,282)	(706)	(361,231)	(1,247,446)
Death benefits (note 4)	(167,243)	(348,000)	-	-	(777)	-	(35,088)	(7,610)
Net policy repayments (loans) (note 5)	(658,239)	(390,286)	-	-	(48,259)	939	(566,879)	-
Deductions for surrender charges (note 2d)	(7,186)	(11,317)	-	-	(255)	(93)	-	-
Redemptions to pay cost of insurance charges and administration charges (notes 2b and 2c)	(1,347,179)	(1,463,229)	(12,928)	-	(60,809)	(19,732)	(273,589)	(255,221)
Asset charges (note 3):
FPVUL & VEL contracts	(14,872)	(13,769)	-	-	(3,616)	(1,583)	-	-
MSP contracts	(983)	(1,406)	-	-	(651)	(90)	-	-
SL contracts or LSFP contracts	(2,366)	(3,475)	-	-	(1,485)	(585)	-	-
Adjustments to maintain reserves	(70,718)	(31)	(44)	-	(177)	97	(241)	480

Net equity transactions	(7,050,164)	5,885,173	1,778,655	-	904,179	495,032	(1,726,605)	1,183,894

Net change in contract owners’ equity	(40,413,395)	8,346,961	1,269,957	-	917,244	536,855	(12,149,843)	4,716,179
Contract owners’ equity beginning of period	99,173,060	90,826,099	-	-	1,080,464	543,609	27,431,571	22,715,392

Contract owners’ equity end of period	$58,759,665	99,173,060	1,269,957	-	1,997,708	1,080,464	15,281,728	27,431,571

CHANGES IN UNITS:
Beginning units	5,451,242	5,136,926	-	-	97,460	51,598	1,163,522	1,128,870
Units purchased	626,301	1,435,442	180,138	-	92,195	48,184	106,871	379,140
Units redeemed	(1,000,636)	(1,121,126)	(1,513)	-	(11,780)	(2,322)	(189,114)	(344,488)

Ending units	5,076,907	5,451,242	178,625	-	177,875	97,460	1,081,279	1,163,522

(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	TRNAG1		TRPSB1		DSRG		MSVEG
	2008	2007	2008	2007	2008	2007	2008	2007
Investment activity:
Net investment income (loss)	$(35,943)	(40,234)	11,390	611	91,532	79,177	(181)	-
Realized gain (loss) on investments	(1,376,218)	358,825	(66,200)	(153)	(37,843)	388,700	(13,359)	-
Change in unrealized gain (loss) on investments	(3,452,913)	(144,425)	(106,121)	(6,873)	(4,914,476)	673,725	(108,805)	-
Reinvested capital gains	491,458	1,393,989	2,733	5,564	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	(4,373,616)	1,568,155	(158,198)	(851)	(4,860,787)	1,141,602	(122,345)	-

Equity transactions:
Purchase payments received from contract owners (notes 2a and 6)	1,106,652	1,422,255	73,353	(1)	1,404,443	1,669,314	28,868	-
Transfers between funds	(2,709,368)	597,210	606,784	68,501	(436,901)	(919,841)	295,330	-
Surrenders (note 6)	(347,867)	(312,800)	(144,521)	-	(928,362)	(1,145,171)	-	-
Death benefits (note 4)	(645)	(2,395)	-	-	(30,015)	(70,515)	-	-
Net policy repayments (loans) (note 5)	(121,973)	-	-	-	(117,066)	(145,670)	-	-
Deductions for surrender charges (note 2d)	-	-	-	-	(34,630)	(42,105)	-	-
Redemptions to pay cost of insurance charges and administration charges (notes 2b and 2c)	(190,490)	(181,347)	(20,264)	(1,837)	(907,724)	(948,726)	(1,231)	-
Asset charges (note 3):
FPVUL & VEL contracts	-	-	-	-	(50,478)	(61,327)	-	-
MSP contracts	-	-	-	-	(1,555)	(2,201)	-	-
SL contracts or LSFP contracts	-	-	-	-	(3,926)	(4,892)	-	-
Adjustments to maintain reserves	12,991	217	(2,376)	28	(349)	127	(7)	-

Net equity transactions	(2,250,700)	1,523,140	512,976	66,691	(1,106,563)	(1,671,007)	322,960	-

Net change in contract owners’ equity	(6,624,316)	3,091,295	354,778	65,840	(5,967,350)	(529,405)	200,615	-
Contract owners’ equity beginning of period	14,399,860	11,308,565	65,840	-	14,899,134	15,428,539	-	-

Contract owners’ equity end of period	$7,775,544	14,399,860	420,618	65,840	8,931,784	14,899,134	200,615	-

CHANGES IN UNITS:
Beginning units	1,054,646	939,794	6,060	-	1,157,932	1,291,626	-	-
Units purchased	215,604	255,291	66,190	6,231	139,091	170,624	39,612	-
Units redeemed	(345,001)	(140,439)	(16,946)	(171)	(237,384)	(304,318)	(204)	-

Ending units	925,249	1,054,646	55,304	6,060	1,059,639	1,157,932	39,408	-

(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	VWEM		VWHA		MSVFI		MSEM
	2008	2007	2008	2007	2008	2007	2008	2007
Investment activity:
Net investment income (loss)	$(14,781)	80,751	54,218	3,145	154,326	101,028	819,894	780,351
Realized gain (loss) on investments	(4,526,521)	2,424,018	(622,236)	2,746,926	(107,670)	(4,898)	(841,995)	(156,036)
Change in unrealized gain (loss) on investments	(23,938,240)	850,067	(21,816,757)	3,778,614	(413,202)	49,582	(2,401,089)	(291,052)
Reinvested capital gains	10,596,053	3,792,797	4,885,678	2,778,314	-	-	481,742	339,236

Net increase (decrease) in contract owners’ equity resulting from operations	(17,883,489)	7,147,633	(17,499,097)	9,306,999	(366,546)	145,712	(1,941,448)	672,499

Equity transactions:
Purchase payments received from contract owners (notes 2a and 6)	2,007,668	2,180,732	1,902,431	1,842,459	305,945	331,884	613,187	899,552
Transfers between funds	(4,372,528)	5,342,557	2,478,714	5,003,434	(24,028)	935,694	324,466	506,893
Surrenders (note 6)	(768,579)	(2,715,913)	(2,488,620)	(2,075,418)	(244,066)	(20,459)	(461,545)	(459,758)
Death benefits (note 4)	(92,205)	(17,254)	(38,385)	(63,440)	(1,494)	(12,161)	(68,046)	(6,488)
Net policy repayments (loans) (note 5)	(447,465)	(225,567)	(214,120)	(142,453)	(21,270)	(10,954)	(145,616)	(89,124)
Deductions for surrender charges (note 2d)	(18,433)	(67,425)	(21,877)	(15,474)	(8,979)	(3,439)	(22,328)	(8,810)
Redemptions to pay cost of insurance charges and administration charges (notes 2b and 2c)	(598,991)	(680,487)	(749,021)	(581,186)	(162,370)	(127,517)	(340,928)	(319,737)
Asset charges (note 3):
FPVUL & VEL contracts	(41,362)	(56,895)	(42,083)	(39,632)	(10,290)	(8,674)	(20,654)	(22,360)
MSP contracts	(669)	(933)	(1,151)	(1,097)	(760)	(818)	(784)	(909)
SL contracts or LSFP contracts	(4,921)	(6,996)	(7,456)	(6,656)	(3,085)	(2,520)	(3,204)	(3,833)
Adjustments to maintain reserves	7,501	52	4,091	(1,244)	(189)	8	(1,977)	82

Net equity transactions	(4,329,984)	3,751,872	822,523	3,919,293	(170,586)	1,081,045	(127,429)	495,507

Net change in contract owners’ equity	(22,213,473)	10,899,505	(16,676,574)	13,226,292	(537,132)	1,226,757	(2,068,877)	1,168,006
Contract owners’ equity beginning of period	30,937,883	20,038,378	34,366,407	21,140,115	3,429,821	2,203,064	12,225,490	11,057,484

Contract owners’ equity end of period	$8,724,410	30,937,883	17,689,833	34,366,407	2,892,689	3,429,821	10,156,613	12,225,490

CHANGES IN UNITS:
Beginning units	783,472	722,392	774,780	720,990	281,694	190,806	520,660	514,122
Units purchased	90,758	201,896	138,968	188,799	29,162	110,813	71,545	117,121
Units redeemed	(255,281)	(140,816)	(172,593)	(135,009)	(46,278)	(19,925)	(76,225)	(110,583)

Ending units	618,949	783,472	741,155	774,780	264,578	281,694	515,980	520,660

(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	VKVGR2		MSVMG		MSVRE		VVB
	2008	2007	2008	2007	2008	2007	2008	2007
Investment activity:
Net investment income (loss)	$16,204	-	56,620	(10,665)	1,931,947	891,057	(1,229)	-
Realized gain (loss) on investments	(245,402)	-	(981,795)	123,206	(8,799,452)	13,619,379	(109,374)	-
Change in unrealized gain (loss) on investments	(97,237)	-	(7,029,521)	902,460	(37,903,882)	(37,103,354)	(135,377)	-
Reinvested capital gains	40,355	-	2,360,835	356,505	21,917,133	7,855,595	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	(286,080)	-	(5,593,861)	1,371,506	(22,854,254)	(14,737,323)	(245,980)	-

Equity transactions:
Purchase payments received from contract owners (notes 2a and 6)	72,581	-	389,908	514,478	4,104,448	7,996,860	(4,174)	-
Transfers between funds	784,940	-	3,845,128	2,083,000	(8,546,259)	(14,575,193)	1,179,310	-
Surrenders (note 6)	(72,650)	-	(434,570)	(397,963)	(3,097,720)	(5,715,823)	-	-
Death benefits (note 4)	-	-	(7,483)	(17,838)	(128,638)	(94,246)	-	-
Net policy repayments (loans) (note 5)	-	-	(25,264)	(118,658)	(140,232)	(871,143)	-	-
Deductions for surrender charges (note 2d)	-	-	(8,625)	(6,663)	(102,435)	(138,585)	-	-
Redemptions to pay cost of insurance charges and administration charges (notes 2b and 2c)	(13,354)	-	(225,557)	(179,405)	(1,952,954)	(2,680,819)	(5,305)	-
Asset charges (note 3):
FPVUL & VEL contracts	-	-	(9,007)	(11,015)	(105,281)	(160,011)	-	-
MSP contracts	-	-	(127)	(154)	(4,536)	(7,515)	-	-
SL contracts or LSFP contracts	-	-	(1,208)	(1,350)	(16,171)	(22,906)	-	-
Adjustments to maintain reserves	(115)	-	(307)	15	11,950	(1,594)	(18)	-

Net equity transactions	771,402	-	3,522,888	1,864,446	(9,977,828)	(16,270,975)	1,169,813	-

Net change in contract owners’ equity	485,322	-	(2,070,973)	3,235,952	(32,832,082)	(31,008,298)	923,833	-
Contract owners’ equity beginning of period	-	-	9,189,887	5,953,935	69,636,509	100,644,807	-	-

Contract owners’ equity end of period	$485,322	-	7,118,914	9,189,887	36,804,427	69,636,509	923,833	-

CHANGES IN UNITS:
Beginning units	-	-	809,774	641,876	2,337,392	2,819,290	-	-
Units purchased	114,455	-	520,416	242,918	288,801	452,612	119,655	-
Units redeemed	(15,144)	-	(146,650)	(75,020)	(632,056)	(934,510)	(615)	-

Ending units	99,311	-	1,183,540	809,774	1,994,137	2,337,392	119,040	-

(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	VVDV		VVI		VVMCI		VVSTC
	2008	2007	2008	2007	2008	2007	2008	2007
Investment activity:
Net investment income (loss)	$(1,565)	-	(3,937)	-	(3,403)	-	(2,912)	-
Realized gain (loss) on investments	(89,099)	-	(532,712)	-	(360,620)	-	(52,078)	-
Change in unrealized gain (loss) on investments	(387,618)	-	(1,233,518)	-	(898,879)	-	(73,797)	-
Reinvested capital gains	-	-	-	-	-	-	-	-

Net increase (decrease) in contract owners’ equity resulting from operations	(478,282)	-	(1,770,167)	-	(1,262,902)	-	(128,787)	-

Equity transactions:
Purchase payments received from contract owners (notes 2a and 6)	(4,204)	-	(23,058)	-	(10,909)	-	1,416	-
Transfers between funds	1,501,460	-	3,961,815	-	3,232,018	-	2,474,769	-
Surrenders (note 6)	-	-	-	-	-	-	-	-
Death benefits (note 4)	-	-	-	-	-	-	-	-
Net policy repayments (loans) (note 5)	-	-	-	-	-	-	-	-
Deductions for surrender charges (note 2d)	-	-	-	-	-	-	-	-
Redemptions to pay cost of insurance charges and administration charges (notes 2b and 2c)	(6,894)	-	(17,240)	-	(14,818)	-	(13,426)	-
Asset charges (note 3):
FPVUL & VEL contracts	-	-	-	-	-	-	-	-
MSP contracts	-	-	-	-	-	-	-	-
SL contracts or LSFP contracts	-	-	-	-	-	-	-	-
Adjustments to maintain reserves	(19)	-	(36)	-	(28)	-	(6)	-

Net equity transactions	1,490,343	-	3,921,481	-	3,206,263	-	2,462,753	-

Net change in contract owners’ equity	1,012,061	-	2,151,314	-	1,943,361	-	2,333,966	-
Contract owners’ equity beginning of period	-	-	-	-	-	-	-	-

Contract owners’ equity end of period	$1,012,061	-	2,151,314	-	1,943,361	-	2,333,966	-

CHANGES IN UNITS:
Beginning units	-	-	-	-	-	-	-	-
Units purchased	157,366	-	391,257	-	331,699	-	244,739	-
Units redeemed	(887)	-	(2,367)	-	(1,884)	-	(1,375)	-

Ending units	156,479	-	388,890	-	329,815	-	243,364	-

(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4

STATEMENTS OF CHANGES IN CONTRACT OWNERS’ EQUITY, Continued

Years Ended December 31, 2008 and 2007

	SVDF		SVOF		WFVSCG
	2008	2007	2008	2007	2008	2007
Investment activity:
Net investment income (loss)	$(266)	-	388,022	152,034	(1,482)	-
Realized gain (loss) on investments	(30,313)	-	(955,001)	1,395,702	(236,374)	-
Change in unrealized gain (loss) on investments	(195,789)	-	(13,787,129)	(3,753,806)	(329,646)	-
Reinvested capital gains	-	-	4,767,838	4,072,320	195,059	-

Net increase (decrease) in contract owners’ equity resulting from operations	(226,368)	-	(9,586,270)	1,866,250	(372,443)	-

Equity transactions:
Purchase payments received from contract owners (notes 2a and 6)	615,569	-	1,218,192	1,651,619	28,552	-
Transfers between funds	581,802	-	(2,983,915)	(2,371,425)	1,088,648	-
Surrenders (note 6)	-	-	(873,707)	(1,259,320)	-	-
Death benefits (note 4)	-	-	(22,889)	(11,325)	-	-
Net policy repayments (loans) (note 5)	-	-	(48,236)	(454,366)	-	-
Deductions for surrender charges (note 2d)	-	-	(56,570)	(42,949)	-	-
Redemptions to pay cost of insurance charges and administration charges (notes 2b and 2c)	(11,578)	-	(745,101)	(824,682)	(11,689)	-
Asset charges (note 3):
FPVUL & VEL contracts	-	-	(45,030)	(55,843)	-	-
MSP contracts	-	-	(1,029)	(1,246)	-	-
SL contracts or LSFP contracts	-	-	(8,489)	(12,989)	-	-
Adjustments to maintain reserves	(385)	-	(450)	2,073	751	-

Net equity transactions	1,185,408	-	(3,567,224)	(3,380,453)	1,106,262	-

Net change in contract owners’ equity	959,040	-	(13,153,494)	(1,514,203)	733,819	-
Contract owners’ equity beginning of period	-	-	27,013,467	28,527,670	-	-

Contract owners’ equity end of period	$959,040	-	13,859,973	27,013,467	733,819	-

CHANGES IN UNITS:
Beginning units	-	-	1,866,960	2,101,264	-	-
Units purchased	177,334	-	108,819	206,219	138,794	-
Units redeemed	(1,974)	-	(375,291)	(440,523)	(8,207)	-

Ending units	175,360	-	1,600,488	1,866,960	130,587	-

See accompanying notes to financial statements.

NATIONWIDE VLI SEPARATE ACCOUNT-4

NOTES TO FINANCIAL STATEMENTS

December 31, 2008 and 2007

(1) Background and Summary of Significant Accounting Policies

(a) Organization and Nature of Operations

The Nationwide VLI Separate Account-4 (the Account) was established pursuant to a resolution of the Board of Directors of Nationwide Life Insurance Company (the Company) on December 3, 1997. The Account is registered as a unit investment trust under the Investment Company Act of 1940. The Company offers Flexible Premium, Modified Single Premium, Variable Executive Life and Survivorship Life Variable Life Insurance Policies through the Account. The primary distribution for contracts is through wholesalers and brokers.

(b) The Contracts

Only contracts with a front-end sales charge and certain other fees are offered for purchase. See note 2 for a discussion of policy charges and note 3 for asset charges.

With certain exceptions, contract owners may invest in the following:

Portfolios of the AIM Variable Insurance Funds (AIM VIF);

AIM VIF - Basic Value Fund - Series I (AVBVI)

AIM VIF - Capital Appreciation Fund - Series I (AVCA)

AIM VIF - Capital Development Fund - Series I (AVCDI)

AIM VIF - International Growth Fund - Series I (AVIE)

AIM VIF - Mid Cap Core Equity Fund - Series I (AVMCCI)*

AllianceBernstein Growth and Income Fund - Class A (ALGIA)*

Portfolios of the AllianceBernstein Variable Products Series Fund, Inc. (AllianceBernstein VPS);

AllianceBernstein VPS - Growth and Income Portfolio - Class A (ALVGIA)

AllianceBernstein VPS - Growth and Income Portfolio - Class B (ALVGIB)*

AllianceBernstein VPS - International Value Portfolio - Class A (ALVIVA)

AllianceBernstein VPS - International Value Portfolio - Class B (ALVIVB)*

AllianceBernstein VPS - Small-Mid Cap Value Portfolio - Class A (ALVSVA)

AllianceBernstein VPS - Small-Mid Cap Value Portfolio - Class B (ALVSVB)*

Portfolios of the American Century Variable Portfolios, Inc. (American Century VP);

American Century VP - Income & Growth Fund - Class I (ACVIG)

American Century VP - Inflation Protection Fund - Class II (ACVIP2)

American Century VP - International Fund - Class I (ACVI)

American Century VP - International Fund - Class III (ACVI3)

American Century VP - Mid Cap Value Fund - Class I (ACVMV1)

American Century VP - Mid Cap Value Fund - Class II (ACVMV2)*

American Century VP - Ultra(R) Fund - Class I (ACVU1)

American Century VP - Value Fund - Class I (ACVV)

American Century VP - Value Fund - Class II (ACVV2)*

American Century VP - Vista(SM) Fund - Class I (ACVVS1)

American Century VP - Vista(SM) Fund - Class II (ACVVS2)*

Portfolios of the American Funds Insurance Series(R) (American Funds IS);

American Funds IS - Asset Allocation Fund - Class 2 (AMVAA2)

American Funds IS - Bond Fund - Class 2 (AMVBD2)

American Funds IS - Global Small Capitalization Fund - Class 2 (AMVGS2)

American Funds IS - Growth Fund - Class 2 (AMVGR2)

BlackRock International Index V.I. Fund - Class II (MLVIX2)*

BlackRock Large Cap Core V.I. Fund - Class II (MLVLC2)

Calvert Variable Series Inc. - Social Equity Portfolio (CVSSE)

Portfolios of the Credit Suisse Trust;

Credit Suisse Trust - Global Small Cap Portfolio (WVCP)

Credit Suisse Trust - International Focus Portfolio (WIEP)

Credit Suisse Trust - Large Cap Value Portfolio (WGIP)

Davis Variable Account Fund, Inc. - Davis Value Portfolio (DAVVL)

Portfolios of the Dreyfus Investment Portfolios (Dreyfus IP);

Dreyfus IP - European Equity Portfolio (DVEE)*

Dreyfus IP - Mid Cap Stock Portfolio - Initial Class (DVMCS)

Dreyfus IP - Small Cap Stock Index Portfolio - Service Class (DVSCS)

Dreyfus Mid Cap Index Fund, Inc. (DMCIX)*

Dreyfus Stock Index Fund, Inc. - Initial Class (DSIF)

(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4 (NOTES TO FINANCIAL STATEMENTS, Continued)

Dreyfus Stock Index Fund, Inc. - Service Class (DSIFS)*

Portfolios of the Dreyfus Variable Investment Fund (Dreyfus VIF);

Dreyfus VIF - Appreciation Portfolio - Initial Class (DCAP)

Dreyfus VIF - Appreciation Portfolio - Service Class (DCAPS)*

Dreyfus VIF - Developing Leaders Portfolio - Initial Class (DSC)

Dreyfus VIF - International Value Portfolio - Initial Class (DVIV)

DWS Investments VIT Funds - DWS Small Cap Index VIP - Class A (BISCI)*

Portfolios of the DWS Variable Series II Funds;

DWS Variable Series II - Dreman High Return Equity VIP - Class B (SVSHEB)

DWS Variable Series II - Dreman Small Mid Cap Value VIP - Class B (SVSSVB)

Portfolios of the Federated Insurance Series (Federated IS);

Federated IS - American Leaders Fund II - Primary Class (FALF)

Federated IS - Capital Appreciation Fund II - Primary Class (FVCA2P)

Federated IS - Market Opportunity Fund II - Service Class (FVMOS)

Federated IS - Quality Bond Fund II - Primary Class (FQB)

Federated IS - Quality Bond Fund II - Service Class (FQBS)*

Portfolios of the Fidelity(R) Variable Insurance Products Fund (Fidelity(R) VIP);

Fidelity(R) VIP - Equity-Income Portfolio - Service Class (FEIS)

Fidelity(R) VIP - Equity-Income Portfolio - Service Class 2 (FEI2)*

Fidelity(R) VIP - Freedom 2015 Portfolio - Service Class (FF15S)

Fidelity(R) VIP - Freedom 2025 Portfolio - Service Class (FF25S)

Fidelity(R) VIP - Growth Portfolio - Service Class (FGS)

Fidelity(R) VIP - Growth Portfolio - Service Class 2 (FG2)*

Fidelity(R) VIP - High Income Portfolio - Service Class (FHIS)

Fidelity(R) VIP - High Income Portfolio - Service Class R (FHISR)

Fidelity(R) VIP - Overseas Portfolio - Service Class (FOS)

Fidelity(R) VIP - Overseas Portfolio - Service Class R (FOSR)

Portfolios of the Fidelity(R) Variable Insurance Products Fund II (Fidelity(R) VIP II);

Fidelity(R) VIP II - Contrafund(R) Portfolio - Service Class (FCS)

Fidelity(R) VIP II - Index 500 Portfolio - Initial Class (FIP)

Fidelity(R) VIP II - Investment Grade Bond Portfolio - Service Class (FIGBS)

Fidelity(R) VIP II - Investment Grade Bond Portfolio - Service Class 2 (FIGBP2)*

Portfolios of the Fidelity(R) Variable Insurance Products Fund III (Fidelity(R) VIP III);

Fidelity(R) VIP III - Growth & Income Portfolio - Service Class (FGIS)*

Fidelity(R) VIP III - Growth Opportunities Portfolio - Service Class (FGOS)

Fidelity(R) VIP III - Mid Cap Portfolio - Service Class (FMCS)

Fidelity(R) VIP III - Mid Cap Portfolio - Service Class 2 (FMC2)*

Fidelity(R) VIP III - Value Strategies Portfolio - Service Class (FVSS)

Portfolios of the Fidelity(R) Variable Insurance Products Fund IV (Fidelity(R) VIP IV);

Fidelity(R) VIP IV - Energy Portfolio - Service Class 2 (FNRS2)

Fidelity(R) VIP IV - Freedom Fund 2010 Portfolio - Service Class (FF10S)

Fidelity(R) VIP IV - Freedom Fund 2020 Portfolio - Service Class (FF20S)

Fidelity(R) VIP IV - Freedom Fund 2020 Portfolio - Service Class 2 (FF20S2)*

Fidelity(R) VIP IV - Freedom Fund 2030 Portfolio - Service Class (FF30S)

Fidelity(R) VIP IV - Freedom Fund 2030 Portfolio - Service Class 2 (FF30S2)*

Portfolios of the Franklin Templeton Variable Insurance Products Trust (Franklin Templeton VIP);

Franklin Templeton VIP - Developing Markets Securities Fund - Class 3 (FTVDM3)

Franklin Templeton VIP - Foreign Securities Fund - Class 1 (TIF)

Franklin Templeton VIP - Foreign Securities Fund - Class 2 (TIF2)

Franklin Templeton VIP - Foreign Securities Fund - Class 3 (TIF3)

Franklin Templeton VIP - Founding Funds Allocation Fund - Class 2 (FTVFA2)

Franklin Templeton VIP - Global Income Securities Fund - Class 2 (FTVGI2)

Franklin Templeton VIP - Global Income Securities Fund - Class 3 (FTVGI3)

Franklin Templeton VIP - Income Securities Fund - Class 2 (FTVIS2)

Franklin Templeton VIP - Mutual Discovery Securities Fund - Class 2 (FTVMD2)

Franklin Templeton VIP - Rising Dividends Securities Fund - Class 1 (FTVRDI)

Franklin Templeton VIP - Small Cap Value Securities Fund - Class 1 (FTVSVI)

Franklin Templeton VIP - Small Cap Value Securities Fund - Class 2 (FTVSV2)

Goldman Sachs Mid Cap Value Fund - Class A (GSMCE)*

Portfolios of the Goldman Sachs Variable Insurance Trust (Goldman Sachs VIT);

Goldman Sachs VIT - Mid Cap Value Fund (GVMCE)

Portfolios of the Ivy Fund Variable Insurance Portfolio, Inc. (Ivy Fund VIP,Inc.) ( formerly W&R Target Funds, Inc.);

Ivy Fund VIP, Inc. - Asset Strategy (WRASP)

(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4 (NOTES TO FINANCIAL STATEMENTS, Continued)

Ivy Fund VIP, Inc. - Growth (WRGP)

Ivy Fund VIP, Inc. - Real Estate Securities (WRRESP)

Ivy Fund VIP, Inc. - Science and Technology (WRSTP)

Portfolios of the Janus Aspen Series;

Janus Aspen Series - Balanced Portfolio - Service Class (JABS)

Janus Aspen Series - Forty Portfolio - Service Class (JACAS)

Janus Aspen Series - Global Technology Portfolio - Service Class (JAGTS)

Janus Aspen Series - INTECH Risk Managed Core Portfolio - Service Class (JARLCS)

Janus Aspen Series - International Growth Portfolio - Service Class (JAIGS)

Janus Aspen Series - International Growth Portfolio - Service II Class (JAIGS2)

Portfolios of the JPMorgan Insurance Trust;

JPMorgan Insurance Trust - Balanced Portfolio 1 (OGAA)*

JPMorgan Insurance Trust - Core Bond Portfolio 1 (OGBDP)*

JPMorgan Insurance Trust - Diversified Equity Portfolio 1 (OGDEP)*

JPMorgan Insurance Trust - Diversified Mid Cap Growth Portfolio 1 (OGGO)

JPMorgan Insurance Trust - Diversified Mid Cap Value Portfolio 1 (OGMVP)

JPMorgan Insurance Trust - Equity-Index Portfolio 1 (OGEI)*

JPMorgan Insurance Trust - Government Bond Portfolio 1 (OGGB)*

JPMorgan Insurance Trust - Intrepid Growth Portfolio - Class 1 (OGLG) (formerly Large Cap Growth Portfolio -Class 1)*

JPMorgan Insurance Trust - Intrepid Mid Cap Portfolio 1 (OGDMP)*

Portfolios of the Legg Mason Partners Variable Equity Trust (Legg Mason Partners VET);

Legg Mason Partners VET - Small Cap Growth Portfolio - Class I (SBVSG)

Portfolios of the Lehman Brothers Advisers Management Trust (Lehman Brothers AMT);

Lehman Brothers AMT - Short Duration Bond Portfolio - I Class (AMTB)

Portfolios of the Lincoln Variable Insurance Products Trust (Lincoln VIP);

Lincoln VIP - Baron Growth Opportunities Funds - Service Class (BNCAI)

Lord Abbett Series Fund, Inc. - Mid Cap Value Portfolio - Class VC (LOVMCV)

M Fund, Inc. - Brandes International Equity Fund (MFBIE)*

M Fund, Inc. - Business Opportunity Value Fund (MFBOV)*

M Fund, Inc. - Frontier Capital Appreciation Fund (MFFCA)*

M Fund, Inc. - Turner Core Growth Fund (MFTCG)*

Portfolios of the MFS(R) Variable Insurance Trust (MFS(R) VIT);

MFS(R) VIT - Investors Growth Stock Series - Initial Class (MIGIC)

MFS(R) VIT - Research International Series - Service Class (MVRISC)

MFS(R) VIT - Value Series - Initial Class (MVFIC)

MFS(R) VIT - Value Series - Service Class (MVFSC)

Nationwide GVIT Strategic Value Fund - Class I (SVF)*

Portfolios of the Nationwide Variable Insurance Trust (Nationwide VIT);

Nationwide VIT - American Funds Asset Allocation Fund - Class II (GVAAA2)

Nationwide VIT - American Funds Bond Fund - Class II (GVABD2)

Nationwide VIT - American Funds Global Growth Fund - Class II (GVAGG2)

Nationwide VIT - American Funds Growth Fund - Class II (GVAGR2)

Nationwide VIT - American Funds Growth-Income Fund - Class II (GVAGI2)

Nationwide VIT - Cardinal Aggressive Fund - Class I (NVCRA1)

Nationwide VIT - Cardinal Balanced Fund - Class I (NVCRB1)

Nationwide VIT - Cardinal Capital Appreciation Fund - Class I (NVCCA1)

Nationwide VIT - Cardinal Conservative Fund - Class I (NVCCN1)

Nationwide VIT - Cardinal Moderate Fund - Class I (NVCMD1)

Nationwide VIT - Cardinal Moderately Aggressive Fund - Class I (NVCMA1)

Nationwide VIT - Cardinal Moderately Conservative Fund - Class I (NVCMC1)

Nationwide VIT - Core Bond Fund - Class I (NVCBD1)

Nationwide VIT - Federated High Income Bond Fund - Class I (HIBF)

Nationwide VIT - Federated High Income Bond Fund - Class III (HIBF3)

Nationwide VIT - Gartmore Emerging Markets Fund - Class I (GEM)

Nationwide VIT - Gartmore Emerging Markets Fund - Class III (GEM3)

Nationwide VIT - Gartmore Global Utilities Fund - Class I (GVGU1)

Nationwide VIT - Gartmore International Equity Fund - Class I (GIG) (formerly Gartmore International Growth Fund - Class I)

Nationwide VIT - Gartmore International Equity Fund - Class III (GIG3) (formerly Gartmore International Growth Fund - Class III)

Nationwide VIT - Gartmore International Equity Fund - Class VI (NVIE6)

Nationwide VIT - Gartmore Worldwide Leaders Fund - Class I (GEF)

Nationwide VIT - Global Financial Services Fund - Class I (GVGF1)

Nationwide VIT - Government Bond Fund - Class I (GBF)

(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4 (NOTES TO FINANCIAL STATEMENTS, Continued)

Nationwide VIT - Growth Fund - Class I (CAF)

Nationwide VIT - Health Sciences Fund - Class I (GVGH1) (formerly Global Health Sciences Fund - Class I)

Nationwide VIT - Health Sciences Fund - Class III (GVGHS) (formerly Global Health Sciences Fund - Class III)

Nationwide VIT - International Index Fund - Class II (GVIX2)

Nationwide VIT - International Index Fund - Class VI (GVIX6)

Nationwide VIT - Investor Destinations Aggressive Fund - Class II (GVIDA)

Nationwide VIT - Investor Destinations Conservative Fund - Class II (GVIDC)

Nationwide VIT - Investor Destinations Moderate Fund - Class II (GVIDM)

Nationwide VIT - Investor Destinations Moderately Aggressive Fund - Class II (GVDMA)

Nationwide VIT - Investor Destinations Moderately Conservative Fund - Class II (GVDMC)

Nationwide VIT - J.P. Morgan Balanced Fund - Class I (BF)

Nationwide VIT - Lehman Brothers Core Plus Bond Fund - Class I (NVLCP1)

Nationwide VIT - Mid Cap Growth Fund - Class I (SGRF)

Nationwide VIT - Mid Cap Index Fund - Class I (MCIF)

Nationwide VIT - Mid Cap Index Fund - Class II (MCIF2)*

Nationwide VIT - Money Market Fund - Class I (SAM)

Nationwide VIT - Money Market Fund - Class V (SAM5)

Nationwide VIT - Multi-Manager International Growth Fund - Class III (NVMIG3)

Nationwide VIT - Multi-Manager International Value Fund - Class I (GVDIVI) (formerly International Value Fund - Class I)

Nationwide VIT - Multi-Manager International Value Fund - Class III (GVDIV3) (formerly International Value Fund - Class III)

Nationwide VIT - Multi-Manager Large Cap Growth Fund - Class I (NVMLG1)

Nationwide VIT - Multi-Manager Large Cap Value Fund - Class I (NVMLV1)

Nationwide VIT - Multi-Manager Mid Cap Growth Fund - Class I (NVMMG1)

Nationwide VIT - Multi-Manager Mid Cap Value Fund - Class I (NVMMV1)

Nationwide VIT - Multi-Manager Mid Cap Value Fund - Class II (NVMMV2)

Nationwide VIT - Multi-Manager Small Cap Growth Fund - Class I (SCGF)

Nationwide VIT - Multi-Manager Small Cap Value Fund - Class I (SCVF)

Nationwide VIT - Multi-Manager Small Company Fund - Class I (SCF)

Nationwide VIT - Nationwide Fund - Class I (TRF)

Nationwide VIT - Nationwide Leaders Fund - Class I (GVUS1)

Nationwide VIT - Neuberger Berman Multi-Cap Opportunities Fund - Class I (NVNMO1)

Nationwide VIT - Neuberger Berman Socially Responsible Fund - Class I (NVNSR1)

Nationwide VIT - Neuberger Berman Socially Responsible Fund - Class II (NVNSR2)*

Nationwide VIT - Short Term Bond Fund - Class I (NVSTB1)*

Nationwide VIT - Short Term Bond Fund - Class II (NVSTB2)

Nationwide VIT - Technology and Communications Fund - Class I (GGTC) (formerly Global Technology and Communications Fund - Class I)

Nationwide VIT - Technology and Communications Fund - Class III (GGTC3) (formerly Global Technology and Communications Fund - Class III)

Nationwide VIT - U.S. Growth Leaders Fund - Class I (GVUG1)

Nationwide VIT - Van Kampen Comstock Value Fund - Class I (EIF)

Nationwide VIT - Van Kampen Multi-Sector Bond Fund - Class I (MSBF)

Nationwide VIT - Van Kampen Real Estate Fund - Class I (NVRE1)

Portfolios of the Neuberger Berman Advisers Management Trust (Neuberger Berman AMT);

Neuberger Berman AMT - Guardian Portfolio - Class I (AMGP)

Neuberger Berman AMT - International Portfolio - Class S (AMINS)

Neuberger Berman AMT - Mid Cap Growth Portfolio - I Class (AMCG)

Neuberger Berman AMT - Partners Portfolio - Class I (AMTP)

Neuberger Berman AMT - Regency Portfolio - Class I (AMRI)

Neuberger Berman AMT - Regency Portfolio - Class S (AMRS)

Neuberger Berman AMT - Small Cap Growth Portfolio - Class S (AMFAS) (formerly Fasciano Portfolio – Class S)

Neuberger Berman AMT - Socially Responsive Portfolio - Class I (AMSRS)

Portfolios of the Oppenheimer Variable Account Funds (Oppenheimer VAF);

Oppenheimer VAF - Capital Appreciation Fund - Non-Service Class (OVGR)

Oppenheimer VAF - Capital Appreciation Fund - Service Class (OVCAFS)*

Oppenheimer VAF - Global Securities Fund - Class 3 (OVGS3)

Oppenheimer VAF - Global Securities Fund - Non-Service Class (OVGS)

Oppenheimer VAF - Global Securities Fund - Service Class (OVGSS)*

Oppenheimer VAF - High Income Fund - Class 3 (OVHI3)

Oppenheimer VAF - High Income Fund - Non-Service Class (OVHI)

Oppenheimer VAF - Main Street Small Cap Fund(R) - Non-Service Class (OVSC)

Oppenheimer VAF - Main Street(R) - Non-Service Class (OVGI)

Oppenheimer VAF - Mid Cap Fund - Non-Service Class (OVAG)

(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4 (NOTES TO FINANCIAL STATEMENTS, Continued)

Oppenheimer VAF - Strategic Bond Fund - Non-Service Class (OVSB)

PIMCO Total Return Fund - Administrative Class (PMTRAD)*

Portfolios of the PIMCO Variable Insurance Trust (PIMCO VIT);

PIMCO VIT - All Asset Portfolio - Administrative Class (PMVAAA)

PIMCO VIT - Foreign Bond Portfolio (unhedged) - Administrative Class (PMVFBA)*

PIMCO VIT - Low Duration Portfolio - Administrative Class (PMVLDA)

PIMCO VIT - Real Return Portfolio - Administrative Class (PMVRRA)

PIMCO VIT - Total Return Portfolio - Administrative Class (PMVTRA)

Portfolios of the Pioneer Variable Contracts Trust (Pioneer VCT);

Pioneer VCT - Pioneer Emerging Markets Portfolio - Class I (PIVEMI)

Pioneer VCT - Pioneer High Yield Portfolio - Class I (PIHYB1)

Portfolios of the Putnam Variable Trust (Putnam VT);

Putnam VT - Growth and Income Fund - Class IB (PVGIB)

Putnam VT - International Equity Fund - Class IB (PVTIGB)

Putnam VT - OTC & Emerging Growth Fund - Class IB (PVOEGB)

Putnam VT - Small Cap Value Fund - Class IB (PVTSCB)

Putnam VT - Vista Fund - Class IB (PVVIB)*

Putnam VT - Voyager Fund - Class IB (PVTVB)

Royce Capital Fund - Micro Cap Portfolio (ROCMC)

Royce Capital Fund - Small Cap Portfolio (ROCSC)

Portfolios of T. Rowe Price;

T. Rowe Price Blue Chip Growth Portfolio - II (TRBCG2)

T. Rowe Price Equity Income Portfolio - II (TREI2)

T. Rowe Price Health Sciences Portfolio - II (TRHS2)

T. Rowe Price Limited Term Bond Portfolio - Class II (TRLT2)

T. Rowe Price Mid Cap Growth Portfolio - II (TRMCG2)

T. Rowe Price New America Growth Portfolio (TRNAG1)

T. Rowe Price Personal Strategy Balanced Portfolio (TRPSB1)

The Dreyfus Socially Responsible Growth Fund, Inc. - Initial Shares (DSRG)

Portfolios of The Universal Institutional Funds, Inc.(The Universal IF, Inc.);

The Universal IF, Inc. - Capital Growth Portfolio - Class I (MSVEG) (formerly Van Kampen UIF - Equity Growth Portfolio - Class I)

Turner GVIT Growth Focus Fund - Class I (TGF)*

Portfolios of the Van Eck Worldwide Insurance Trust;

Van Eck Worldwide Insurance Trust - Emerging Markets Fund - Initial Class (VWEM)

Van Eck Worldwide Insurance Trust - Hard Assets Fund - Initial Class (VWHA)

Portfolios of the Van Kampen Life Investment Trust (Van Kampen LIT);

Van Kampen LIT - Capital Growth Portfolio - Class II (ACEG2) (formerly Strategic Growth Portfolio - Class II)*

Portfolios of the Van Kampen - The Universal Institutional Funds, Inc. (Van Kampen UIF);

Van Kampen UIF - Core Plus Fixed Income Portfolio - Class I (MSVFI)

Van Kampen UIF - Emerging Markets Debt Portfolio - Class I (MSEM)

Van Kampen UIF - Emerging Markets Debt Portfolio - Class II (MSEMB)*

Van Kampen UIF - Global Real Estate Portfolio - Class II (VKVGR2)

Van Kampen UIF - Mid Cap Growth Portfolio - Class II (MSVMG2)*

Van Kampen UIF - Mid Cap Growth Portfolio- Class I (MSVMG)

Van Kampen UIF - U.S. Mid Cap Value Portfolio - Class I (MSVMV)*

Van Kampen UIF - U.S. Real Estate Portfolio - Class I (MSVRE)

Portfolios of the Vanguard(R) Variable Insurance Funds (Vanguard(R) VIF);

Vanguard(R) VIF - Balanced Portfolio (VVB)

Vanguard(R) VIF - Diversified Value Portfolio (VVDV)

Vanguard(R) VIF - International Portfolio (VVI)

Vanguard(R) VIF - Mid Cap Index Portfolio (VVMCI)

Vanguard(R) VIF - Short-Term Investment-Grade Portfolio (VVSTC)

Portfolios of the Wells Fargo Advantage Variable Trust Funds(SM) (Wells Fargo AVT);

Wells Fargo AVT - Discovery Fund(SM) (SVDF)

Wells Fargo AVT - Opportunity Fund(SM) (SVOF)

Wells Fargo AVT - Small Cap Growth Fund (WFVSCG)

*	At December 31, 2008, contract owners were not invested in this fund.
The contract owners’ equity is affected by the investment results of each fund, equity transactions by contract owners and certain policy and asset charges (see notes 2 and 3). The accompanying financial statements include only contract owners’ purchase payments pertaining to the variable portions of their contracts and exclude any purchase payments for fixed dollar benefits, the latter being included in the accounts of the Company. A contract owner may choose from among a number of different underlying mutual fund options.

(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4 (NOTES TO FINANCIAL STATEMENTS, Continued)

The underlying mutual fund options are not available to the general public directly. The underlying mutual funds are available as investment options in variable life insurance policies or variable annuity contracts issued by life insurance companies or, in some cases, through participation in certain qualified pension or retirement plans.

Some of the underlying mutual funds have been established by investment advisers which manage publicly traded mutual funds having similar names and investment objectives. While some of the underlying mutual funds may be similar to, and may in fact be modeled after, publicly traded mutual funds, the underlying mutual funds are not otherwise directly related to any publicly traded mutual fund. Consequently, the investment performance of publicly traded mutual funds and any corresponding underlying mutual funds may differ substantially.

A purchase payment could be presented as a negative equity transaction in the Statements of Changes in Contract Owners’ Equity if a prior period purchase payment is refunded to a contract owner due to a contract cancellation during the free look period, and/or if a gain is realized by the contract owner during the free look period.

(c) Security Valuation, Transactions and Related Investment Income

Investments in underlying mutual funds are valued on the closing net asset value per share at December 31, 2008 of such funds, which value their investment securities at fair value. The cost of investments sold is determined on a first in – first out basis. Investment transactions are accounted for on the trade date (date the order to buy or sell is executed), and dividends and capital gain distributions are accrued as of the ex-dividend date and are reinvested in the underlying mutual funds.

(d) Federal Income Taxes

Operations of the Account form a part of, and are taxed with, operations of the Company, which is taxed as a life insurance company under the provisions of the Internal Revenue Code. The Company does not provide for income taxes within the Account. Taxes are generally the responsibility of the contract owner upon termination or withdrawal.

(e) Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with U.S. generally accepted accounting principles may require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, if any, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(f) Recently Issued Accounting Standard

In September 2006, the FASB issued SFAS 157, Fair Value Measurements (SFAS 157). SFAS 157 provides enhanced guidance for using fair value to measure assets and liabilities and requires new disclosures about fair value measurements. SFAS 157 also provides guidance regarding the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. For assets and liabilities that are measured at fair value on a recurring basis in periods subsequent to initial recognition, the reporting entity shall disclose information that enables financial statement users to assess the inputs used to develop those measurements. SFAS 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value but does not expand the use of fair value in any new circumstances. SFAS 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years, with early adoption permitted. The Company will adopt SFAS 157 effective January 1, 2008. SFAS 157 is not expected to have a material impact on the Company’s financial position or results of operations upon adoption.

(2) Policy Charges

(a) Deductions from Premium

For individual flexible premium and survivorship contracts, the Company deducts a minimum of 0.5% to a maximum of 7.5% of all premiums received to cover premium tax and sales expense. The Company may, at its sole discretion, reduce the sales loading portion of the premium load.

There are no deductions from premium on modified single premium contracts.

For the Corporate Series, the Company deducts a front-end sales load of 9.0% (5.5% starting in the seventh policy year) from each premium payment received. The Company may reduce this charge where the size or nature of the group results in savings in sales, underwriting, or administrative costs. Variations due to differences in costs are determined in a manner not unfairly discriminatory to policy owners.

(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4 (NOTES TO FINANCIAL STATEMENTS, Continued)

For Future Corporate Flexible Premium Variable Universal Life this charge is guaranteed not to exceed 12% (5.5% starting in the sixth policy year) from each premium payment received.

For Next Generation Corporate Owned Flexible Premium Variable Universal Life this charge is guaranteed not to exceed 10% from each premium payment received.

For the periods ended December 31, 2007 and 2006, total front-end sales charge deductions were $18,211,128 and $22,337,781, respectively and were recognized as a reduction of purchase payments on the Statement of Changes in Contract Owners’ Equity.

(b) Cost of Insurance

A cost of insurance charge is assessed monthly against each contract by liquidating units. The amount of the charge varies widely and is based upon age, sex, rate class and net amount at risk (death benefit less total contract value).

(c) Administrative Charges

For flexible premium survivorship, the Company currently deducts a minimum monthly administration charge of $5 per policy month to a maximum of $10 per policy month to recover policy maintenance, accounting, record keeping and other administrative expenses. These charges are assessed monthly against each contract by liquidating units.

For modified single premium contracts, for all states other than New York, the Company currently deducts a minimum monthly administration charge of $10 per policy per month. The actual charge is determined by multiplying 0.30% on an annualized basis by the policy’s cash value. This charge may be reduced to 0.15% on an annualized basis for policy years 11 and later. In New York, this charge is assessed in all policy years, with a maximum charge of $7.50 per month. These charges are assessed monthly against each contract by liquidating units.

For ProtectionSM flexible premium contracts, the Company deducts a policy expense per $1,000 of Specified Amount charge for the first two policy years. This charge varies with the age of the insured and will not exceed $0.30 per $1,000 of Specified Amount. For last survivor contracts, the Company deducts a per $1,000 of Specified Amount charge for the first 3 policy years. This charge varies with the age of the insured and will not exceed $0.40 per $1,000 of Specified Amount. These charges are assessed monthly against each contract by liquidating units.

For the Corporate Series, the Company deducts a monthly administrative expense charge to recover policy maintenance, accounting, record keeping and other administrative expenses. These charges are assessed against each contract by liquidating units. Currently, this charge is $5 per month in all policy years (guaranteed not to exceed $10 per month).

(d) Surrender Charges

Policy surrenders result in a redemption of the contract value from the Account and payment of the surrender proceeds to the contract owner or designee. The surrender proceeds consist of the contract value, less any outstanding policy loans, and less a surrender charge, if applicable. The amount of the charge is based upon a specified percentage of the initial surrender charge which varies by issue age, sex and rate class. For individual flexible premium, flexible premium survivorship and modified single premium and corporate contracts, the charge is 100% of the initial surrender charge in the first year, and declines a Specified Amount each year to 0% of the initial surrender charge in the ninth year or later. The Company may waive the surrender charge for certain contracts in which the sales expenses normally associated with the distribution of a contract are not incurred. The charges are assessed against each contract by liquidating units.

Corporate contracts do not currently assess surrender charges.

(3) Asset Charges

The Company deducts a charge related to the assumption of mortality and expense risk.

(a) Modified Single Premium Contracts (MSP)

For modified single premium contracts, the Company deducts a charge equal to an annualized rate of 0.70% of the cash surrender value of the sub-accounts. This charge is assessed monthly against each contract by liquidating units.

(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4 (NOTES TO FINANCIAL STATEMENTS, Continued)

(b) Flexible Premium and Variable Executive Life Contracts (FPVUL and VEL)

For Choice LifeSM contracts, the Company deducts a charge of $0.50 per $1,000 on the first $25,000 of cash surrender value attributable to the variable account, $0.25 per $1,000 on $25,001 up to $250,000 of cash surrender value attributable to the variable account and $0.08 per $1,000 over $250,000 of cash surrender value attributable to the variable account. This charge is assessed monthly against each contract by liquidating units. For Choice Life ProtectionSM contracts and Best of America® ProtectionSM contracts, the Company deducts $0.66 per $1,000 of cash surrender value attributable to the variable account during the first through fifteenth years from the Policy Date. Thereafter, this charge is $0.25 per $1,000 of cash surrender value attributable to the variable account. This charge is assessed monthly against each contract by liquidating units.

(c) Survivorship Life Contracts (SL)

For Choice Survivorship and Last Survivor contracts, during the first ten policy years, the Company deducts a charge of $0.46 per $1,000 on the first $25,000 of cash surrender value attributable to the variable account; $0.46 per $1,000 on $25,001 up to $99,999 of cash surrender value attributable to the variable account; and $0.46 per $1,000 on $100,000 or more of cash surrender value attributable to the variable account. After ten years from the Policy Date, the Company deducts $0.46 per $1,000 on the first $25,000 of cash surrender value attributable to the variable account; $0.29 per $1,000 on $25,001 up to $99,999 of cash surrender value attributable to the variable account; and $0.17 per $1,000 on $100,000 or more of cash surrender value attributable to the variable account. This charge is assessed monthly against each contract by liquidating units.

For ChoiceLifeSM Survivorship II and Next GenerationSM Survivorship Life contracts, during the first fifteen policy years, the Company deducts a charge of $0.50 per $1,000 on the first $25,000 of cash surrender value attributable to the variable account; $0.25 per $1,000 on $25,001 up to $250,000 of cash surrender value attributable to the variable account; and $0.08 per $1,000 over $250,000 of cash surrender value attributable to the variable account. After fifteen years from the Policy Date, the Company deducts $0.50 per $1,000 on the first $25,000 of cash surrender value attributable to the variable account and $0.08 per $1,000 over $25,000 of cash surrender value attributable to the variable account. This charge is assessed monthly against each contract by liquidating units.

For ProtectionSM Survivorship and ChoiceLife ProtectionSM Survivorship Life contracts, during the first fifteen policy years, the Company deducts a charge of $0.66 per $1,000 of cash surrender value attributable to the variable account. After fifteen years from the Policy Date, the Company deducts $0.25 per $1,000 of cash surrender value attributable to the variable account. This charge is assessed monthly against each contract by liquidating units.

(d) Corporate Contracts

For Future Corporate Flexible Premium Variable Universal Life, the Company deducts a charge guaranteed not to exceed an annualized rate of 0.90% of the daily net assets of the Account for the first five policy years. For policy years six and later this charge is guaranteed not to exceed 5.5%. Currently, this rate is 0.25% during the first through fourth policy years, 0.20% during the fifth through fifteenth policy years, and 0.10% thereafter. This charge is assessed monthly against each contract by liquidating units.

For Next Generation Corporate Owned Flexible Premium Variable Universal Life, the Company deducts a charge guaranteed not to exceed an annualized rate of 1.25% of the daily net assets of the Account. Currently, this rate will not exceed 0.60%. This charge is assessed monthly against each contract by liquidating units.

The Company may reduce or eliminate certain charges where the size or nature of the group results in savings in sales, underwriting, administrative or other costs to the Company. These charges may be reduced in certain group sponsored arrangements or special exchange programs made available by the Company.

(4) Death Benefits

Death benefit proceeds result in a redemption of the contract value from the Account and payment of those proceeds, less any outstanding policy loans (and policy charges), to the legal beneficiary. For last survivor flexible premium contracts, the proceeds are payable on the death of the last surviving insured. In the event that the guaranteed death benefit exceeds the contract value on the date of death, the excess is paid by the Company’s general account.

(5) Policy Loans (Net of Repayments)

Contract provisions allow contract owners to borrow 90% of a policy’s variable cash surrender value plus 100% of a policy’s fixed cash surrender value less applicable value of surrender charge. Interest is charged on the outstanding loan and is due and payable in advance on the policy anniversary. At the time the loan is granted, the amount of the loan is transferred from the Account to the Company’s general account as collateral for the outstanding loan. Collateral amounts in the general

(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4 (NOTES TO FINANCIAL STATEMENTS, Continued)

account are credited with the stated rate of interest in effect at the time the loan is made, subject to a guaranteed minimum rate. Interest credited is paid by the Company’s general account to the Account. Loan repayments result in a transfer of collateral including interest credited back to the Account.

(6) Related Party Transactions

The Company performs various services on behalf of the mutual fund companies in which the Account invests and may receive fees for the services performed. These services include, among other things, shareholder communications, postage, fund transfer agency and various other record keeping and customer service functions. These fees are paid to an affiliate of the Company. Contract owners may, with certain restrictions, transfer their assets between the Account and a fixed dollar contract (fixed account) maintained in the accounts of the Company. These transfers are the result of the contract owner executing fund exchanges. Fund exchanges from the Account to the fixed account are included in surrenders, and fund exchanges from the fixed account to the Account are included in purchase payments received from contact owners, as applicable, on the accompanying Statements of Change in Contract Owners’ Equity. Policy loan transactions (note 5), executed at the direction of the contract owner, also result in transfers between the Account and the fixed account of the Company, but are included in Net Policy (Loans) Repayments. The fixed account assets are not reflected in the accompanying financial statements. For the periods ended December 31, 2007 and 2006, total transfers into the Account from the fixed account were $37,793,952 and $26,820,115, respectively, and total transfers from the Account to the fixed account were $78,945,707 and $52,254,217, respectively.

7) Fair Value Measurement

SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Account generally uses the market approach as the valuation technique due to the nature of the mutual fund investments offered in the Account. This technique maximizes the use of observable inputs and minimizes the use of unobservable inputs.

In accordance with SFAS 157, the Account categorized its financial instruments into a three level hierarchy based on the priority of the inputs to the valuation technique. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure fair value fall within different levels of the hierarchy, the category level is based on the lowest priority level input that is significant to the fair value measurement of the instrument in its entirety.

The Company categorizes financial assets recorded at fair value as follows:

•
Level 1 – Unadjusted quoted prices accessible in active markets for identical assets at the measurement date. The assets utilizing Level 1 valuations represent investments in publicly-traded registered mutual funds with quoted market prices.

•
Level 2 – Unadjusted quoted prices for similar assets in active markets or inputs (other than quoted prices) that are observable or that are derived principally from or corroborated by observable market data through correlation or other means. The assets utilizing Level 2 valuations represent investments in privately-traded registered mutual funds only offered through insurance products.

•
Level 3 – Prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. The Account invests only in funds with fair value measurements in the first two levels of the fair value hierarchy.

The following table summarizes assets measured at fair value on a recurring basis as of December 31, 2008:

	Level 1	Level 2	Level 3	Total
Separate Account Investments	0	$3,234,054,969	0	$3,234,054,969
Accounts Payable of $151,674 are measured at settlement value which approximates the fair value due to the short-term nature of such liabilities.

The Account did not have any assets or liabilities reported at fair value on a nonrecurring basis required to be disclosed under SFAS 157.

(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4 (NOTES TO FINANCIAL STATEMENTS, Continued)

(8) Financial Highlights

The following tabular presentation is a summary of units, unit fair values and contract owners’ equity outstanding for variable annuity contracts as of the end of the periods indicated, and the contract expense rate, investment income ratio and total return for each of the periods in the five year period ended December 31, 2008.

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***	Initial Offering Date^
AIM VIF - Basic Value Fund - Series I (AVBVI)
2008	0.00%	322,494	$8.572219	$2,764,489	0.87%	-51.77%
2008	0.10%	14,438	8.518126	122,985	0.87%	-51.82%
2008	0.25%	65,576	8.437654	553,308	0.87%	-51.89%
2008	0.40%	11,858	8.357923	99,108	0.87%	-51.96%
2007	0.00%	315,430	17.772480	5,605,973	0.59%	1.54%
2007	0.10%	14,780	17.678080	261,282	0.59%	1.44%
2007	0.20%	34,052	17.584241	598,779	0.59%	1.34%
2007	0.25%	74,740	17.537474	1,310,751	0.59%	1.29%
2007	0.40%	16,380	17.397964	284,979	0.59%	1.14%
2006	0.00%	334,122	17.502242	5,847,884	0.42%	13.20%
2006	0.10%	1,258	17.426798	21,923	0.42%	13.09%
2006	0.20%	55,730	17.351728	967,012	0.42%	12.98%
2006	0.25%	70,154	17.314284	1,214,666	0.42%	12.92%
2006	0.40%	30,412	17.202471	523,162	0.42%	12.75%
2005	0.00%	300,432	15.460790	4,644,916	0.09%	5.74%
2005	0.10%	174	15.409499	2,681	0.09%	5.63%
2005	0.20%	46,214	15.358428	709,774	0.09%	5.53%
2005	0.25%	54,050	15.332927	828,745	0.09%	5.47%
2005	0.40%	44,502	15.256716	678,954	0.09%	5.32%
2004	0.00%	218,854	14.622048	3,200,094	0.00%	11.07%
2004	0.10%	27,138	14.588087	395,892	0.00%	10.96%
2004	0.20%	23,358	14.554224	339,958	0.00%	10.85%
2004	0.25%	98,126	14.537319	1,426,489	0.00%	10.79%
2004	0.40%	73,606	14.486704	1,066,308	0.00%	10.63%
AIM VIF - Capital Appreciation Fund - Series I (AVCA)
2008	0.00%	73,269	9.848393	721,582	0.00%	-42.49%
2007	0.00%	101,352	17.125365	1,735,690	0.00%	12.01%
2006	0.00%	102,104	15.288632	1,561,030	0.06%	6.30%
2005	0.00%	85,976	14.382523	1,236,552	0.08%	8.84%
2004	0.00%	57,596	13.214909	761,126	0.00%	6.63%
AIM VIF - Capital Development Fund - Series I (AVCDI)
2008	0.00%	186,381	11.515462	2,146,263	0.00%	-47.03%
2008	0.10%	18,486	11.442826	211,532	0.00%	-47.08%
2008	0.20%	60,947	11.370648	693,007	0.00%	-47.13%
2008	0.25%	249,314	11.334726	2,825,906	0.00%	-47.16%
2008	0.40%	60,293	11.227657	676,949	0.00%	-47.24%
2007	0.00%	192,610	21.737696	4,186,898	0.00%	10.84%
2007	0.10%	113,300	21.622263	2,449,802	0.00%	10.73%
2007	0.20%	105,866	21.507445	2,276,907	0.00%	10.62%
2007	0.25%	191,752	21.450254	4,113,129	0.00%	10.57%
2007	0.40%	129,860	21.279639	2,763,374	0.00%	10.40%
2006	0.00%	180,668	19.610981	3,543,077	0.00%	16.52%
2006	0.10%	100,288	19.526450	1,958,269	0.00%	16.40%
2006	0.20%	73,000	19.442307	1,419,288	0.00%	16.29%
2006	0.25%	158,748	19.400361	3,079,769	0.00%	16.23%
2006	0.40%	137,464	19.275099	2,649,632	0.00%	16.06%
2005	0.00%	164,886	16.830569	2,775,125	0.00%	9.60%
2005	0.10%	29,388	16.774744	492,976	0.00%	9.50%
2005	0.20%	21,682	16.719125	362,504	0.00%	9.39%
2005	0.25%	93,372	16.691371	1,558,507	0.00%	9.33%
2005	0.40%	247,510	16.608430	4,110,753	0.00%	9.17%
2004	0.00%	122,266	15.355666	1,877,476	0.00%	15.50%
2004	0.10%	12,220	15.320003	187,210	0.00%	15.38%
2004	0.20%	996	15.284432	15,223	0.00%	15.27%
2004	0.25%	27,246	15.266666	415,956	0.00%	15.21%
2004	0.40%	59,864	15.213529	910,743	0.00%	15.04%

(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4 (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***	Initial Offering Date^
AIM VIF - International Growth Fund - Series I (AVIE)
2008	0.00%	5,516	$12.348500	$68,114	0.54%	-40.38%
2008	0.10%	207,823	12.291069	2,554,367	0.54%	-40.44%
2008	0.20%	118,867	12.233919	1,454,209	0.54%	-40.50%
2008	0.25%	1,309,467	12.205427	15,982,604	0.54%	-40.53%
2008	0.40%	203,177	12.120383	2,462,583	0.54%	-40.62%
2007	0.10%	183,632	20.636261	3,789,478	0.53%	14.60%
2007	0.20%	187,080	20.560904	3,846,534	0.53%	14.49%
2007	0.25%	903,590	20.523294	18,544,643	0.53%	14.43%
2007	0.40%	475,710	20.410961	9,709,698	0.53%	14.26%
2006	0.20%	189,366	17.958795	3,400,785	0.97%	27.98%
2006	0.25%	447,740	17.934952	8,030,195	0.97%	27.91%
2006	0.40%	461,146	17.863705	8,237,776	0.97%	27.72%
2005	0.20%	451,992	14.032735	6,342,684	1.14%	17.69%
2005	0.25%	202,258	14.021093	2,835,878	1.14%	17.63%
2005	0.40%	457,728	13.986284	6,401,914	1.14%	17.46%
2004	0.20%	126,346	11.923183	1,506,446	1.36%	19.23%	5/3/2004
2004	0.25%	26,402	11.919243	314,692	1.36%	19.19%	5/3/2004
2004	0.40%	152,296	11.907437	1,813,455	1.36%	19.07%	5/3/2004
AllianceBernstein VPS - Growth and Income Portfolio - Class A (ALVGIA)
2008	0.00%	227,556	11.368917	2,587,065	2.03%	-40.60%
2008	0.10%	84,717	11.297207	957,065	2.03%	-40.66%
2008	0.25%	548,481	11.190516	6,137,785	2.03%	-40.75%
2008	0.40%	31,102	11.084829	344,760	2.03%	-40.84%
2007	0.00%	232,948	19.140759	4,458,802	1.44%	5.12%
2007	0.10%	63,136	19.039121	1,202,054	1.44%	5.01%
2007	0.20%	47,418	18.938067	898,005	1.44%	4.91%
2007	0.25%	720,052	18.887703	13,600,128	1.44%	4.85%
2007	0.40%	63,592	18.737498	1,191,555	1.44%	4.70%
2006	0.00%	241,896	18.208779	4,404,631	1.37%	17.29%
2006	0.10%	3,554	18.130310	64,435	1.37%	17.17%
2006	0.20%	44,760	18.052215	808,017	1.37%	17.05%
2006	0.25%	422,112	18.013258	7,603,612	1.37%	16.99%
2006	0.40%	395,572	17.896979	7,079,544	1.37%	16.82%
2005	0.00%	247,326	15.525074	3,839,754	1.48%	4.87%
2005	0.10%	84,426	15.473584	1,306,373	1.48%	4.76%
2005	0.20%	37,842	15.422290	583,610	1.48%	4.66%
2005	0.25%	369,126	15.396687	5,683,317	1.48%	4.61%
2005	0.40%	386,306	15.320186	5,918,280	1.48%	4.45%
2004	0.00%	243,956	14.804614	3,611,674	0.92%	11.46%
2004	0.10%	13,180	14.770235	194,672	0.92%	11.35%
2004	0.20%	28,554	14.735953	420,770	0.92%	11.24%
2004	0.25%	426,728	14.718823	6,280,934	0.92%	11.18%
2004	0.40%	309,918	14.667608	4,545,756	0.92%	11.02%

(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4 (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***	Initial Offering Date^
AllianceBernstein VPS - International Value Portfolio - Class A (ALVIVA)
2008	0.00%	84,052	$5.619859	$472,360	1.09%	-53.18%
2008	0.20%	981,200	5.589904	5,484,814	1.09%	-53.28%
2008	0.25%	2,650,624	5.582435	14,796,936	1.09%	-53.30%
2008	0.40%	967,247	5.560105	5,377,995	1.09%	-53.37%
2007	0.20%	656,858	11.964050	7,858,682	1.13%	5.63%
2007	0.25%	1,304,024	11.954073	15,588,398	1.13%	5.57%
2007	0.40%	764,464	11.924192	9,115,616	1.13%	5.42%
2006	0.20%	287,868	11.326575	3,260,558	0.57%	13.27%	5/1/2006
2006	0.25%	343,264	11.322832	3,886,721	0.57%	13.23%	5/1/2006
2006	0.40%	453,968	11.311574	5,135,093	0.57%	13.12%	5/1/2006
AllianceBernstein VPS - Small-Mid Cap Value Portfolio - Class A (ALVSVA)
2008	0.00%	231,734	13.192861	3,057,234	0.72%	-35.58%
2008	0.25%	95,945	13.007237	1,247,979	0.72%	-35.74%
2008	0.40%	489	12.897108	6,307	0.72%	-35.83%
2007	0.00%	214,120	20.478040	4,384,758	0.89%	1.70%
2007	0.25%	62,706	20.240586	1,269,206	0.89%	1.45%
2006	0.00%	168,136	20.134859	3,385,395	0.45%	14.42%
2005	0.00%	198,030	17.597332	3,484,800	0.74%	6.91%
2004	0.00%	181,154	16.459431	2,981,692	0.13%	19.30%
American Century VP - Income & Growth Fund - Class I (ACVIG)
2008	0.00%	1,027,223	11.575621	11,890,744	2.04%	-34.59%
2008	0.10%	110,562	8.825580	975,774	2.04%	-34.65%
2008	0.20%	111,787	8.619752	963,576	2.04%	-34.72%
2008	0.25%	128,424	8.584965	1,102,516	2.04%	-34.75%
2007	0.00%	1,143,260	17.695903	20,231,018	1.91%	-0.07%
2007	0.10%	113,024	13.505398	1,526,434	1.91%	-0.17%
2007	0.20%	101,346	13.203656	1,338,138	1.91%	-0.27%
2007	0.25%	200,072	13.156950	2,632,337	1.91%	-0.32%
2006	0.00%	1,305,236	17.707797	23,112,854	1.85%	17.09%
2006	0.10%	23,772	13.528072	321,589	1.85%	16.97%
2006	0.20%	163,996	13.239121	2,171,163	1.85%	16.85%
2006	0.25%	284,862	13.198939	3,759,876	1.85%	16.80%
2006	0.40%	280	14.724248	4,123	1.85%	16.62%
2005	0.00%	1,496,010	15.123633	22,625,106	1.94%	4.63%
2005	0.10%	27,068	11.565387	313,052	1.94%	4.53%
2005	0.20%	123,222	11.329648	1,396,062	1.94%	4.42%
2005	0.25%	284,088	11.300886	3,210,446	1.94%	4.37%
2005	0.40%	1,326	12.625722	16,742	1.94%	4.21%
2004	0.00%	1,546,166	14.454301	22,348,749	1.37%	12.99%
2004	0.10%	39,010	11.064552	431,628	1.37%	12.88%
2004	0.20%	141,218	10.849845	1,532,193	1.37%	12.77%
2004	0.25%	368,640	10.827688	3,991,519	1.37%	12.71%
2004	0.40%	177,026	12.115153	2,144,697	1.37%	12.54%

(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4 (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***	Initial Offering Date^
American Century VP - Inflation Protection Fund - Class II (ACVIP2)
2008	0.00%	1,471,121	$12.144940	$17,866,676	4.70%	-1.59%
2007	0.00%	555,690	12.340997	6,857,769	4.55%	9.49%
2006	0.00%	555,240	11.270913	6,258,062	3.48%	1.59%
2005	0.00%	535,932	11.094803	5,946,060	4.48%	1.56%
2004	0.00%	457,932	10.924094	5,002,492	3.35%	5.81%
American Century VP - International Fund - Class I (ACVI)
2008	0.00%	712,789	12.061113	8,597,029	0.81%	-44.82%
2008	0.10%	585,318	9.812726	5,743,565	0.81%	-44.88%
2008	0.20%	669,811	7.700423	5,157,828	0.81%	-44.93%
2008	0.25%	595,526	7.669381	4,567,316	0.81%	-44.96%
2007	0.00%	846,898	21.858923	18,512,278	0.70%	18.06%
2007	0.10%	655,660	17.801907	11,671,998	0.70%	17.94%
2007	0.20%	563,546	13.983846	7,880,540	0.70%	17.82%
2007	0.25%	760,806	13.934456	10,601,418	0.70%	17.76%
2007	0.40%	3,154	17.343787	54,702	0.70%	17.58%
2006	0.00%	1,069,366	18.515660	19,800,017	1.58%	25.03%
2006	0.10%	620,316	15.094317	9,363,246	1.58%	24.90%
2006	0.20%	530,226	11.868885	6,293,191	1.58%	24.78%
2006	0.25%	987,980	11.832909	11,690,677	1.58%	24.71%
2006	0.40%	146,198	14.750278	2,156,461	1.58%	24.53%
2005	0.00%	1,314,688	14.809535	19,469,918	1.25%	13.25%
2005	0.10%	645,460	12.085047	7,800,414	1.25%	13.14%
2005	0.20%	640,818	9.512128	6,095,543	1.25%	13.03%
2005	0.25%	882,458	9.488028	8,372,786	1.25%	12.97%
2005	0.40%	243,536	11.844974	2,884,678	1.25%	12.80%
2004	0.00%	1,713,168	13.076396	22,402,063	0.56%	14.92%
2004	0.10%	881,348	10.681395	9,414,026	0.56%	14.81%
2004	0.20%	434,052	8.415693	3,652,848	0.56%	14.69%
2004	0.25%	923,768	8.398563	7,758,324	0.56%	14.64%
2004	0.40%	1,074,540	10.500552	11,283,263	0.56%	14.47%
American Century VP - International Fund - Class III (ACVI3)
2008	0.00%	684,882	9.507294	6,511,375	0.80%	-44.82%
2007	0.00%	702,238	17.230511	12,099,920	0.60%	18.06%
2006	0.00%	548,782	14.595156	8,009,559	1.38%	25.03%
2005	0.00%	366,150	11.673757	4,274,346	0.00%	16.74%	5/2/2005
American Century VP - Mid Cap Value Fund - Class I (ACVMV1)
2008	0.00%	162,562	10.066767	1,636,474	0.10%	-24.35%
2008	0.25%	14,371	9.974909	143,349	0.10%	-24.54%
2008	0.40%	655	9.920204	6,498	0.10%	-24.65%
2007	0.00%	172,152	13.306496	2,290,740	0.74%	-2.31%
2007	0.25%	48	13.218157	634	0.74%	-2.55%
2006	0.00%	88,992	13.620466	1,212,113	0.96%	20.30%
2005	0.00%	57,178	11.322176	647,379	1.24%	13.22%	5/2/2005

(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4 (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***	Initial Offering Date^
American Century VP - Ultra(R) Fund - Class I (ACVU1)
2008	0.00%	241,214	$7.776182	$1,875,724	0.00%	-41.48%
2008	0.10%	55,133	7.724476	425,874	0.00%	-41.54%
2008	0.25%	26,763	7.647567	204,672	0.00%	-41.63%
2008	0.40%	155	7.571430	1,174	0.00%	-41.71%
2007	0.00%	263,464	13.288079	3,500,930	0.00%	21.02%
2007	0.10%	72,634	13.212973	959,711	0.00%	20.89%
2007	0.20%	61,870	13.138291	812,866	0.00%	20.77%
2007	0.25%	27,300	13.101110	357,660	0.00%	20.71%
2007	0.40%	9,950	12.990210	129,253	0.00%	20.53%
2006	0.00%	257,010	10.980437	2,822,082	0.00%	-3.28%
2006	0.10%	28,308	10.929351	309,388	0.00%	-3.37%
2006	0.20%	38,106	10.878509	414,536	0.00%	-3.47%
2006	0.25%	24,306	10.853176	263,797	0.00%	-3.52%
2006	0.40%	15,632	10.777532	168,474	0.00%	-3.66%
2005	0.00%	263,874	11.352287	2,995,573	0.00%	2.17%
2005	0.10%	28,300	11.310747	320,094	0.00%	2.06%
2005	0.20%	34,792	11.269368	392,084	0.00%	1.96%
2005	0.25%	252,658	11.248731	2,842,082	0.00%	1.91%
2005	0.40%	28,284	11.187064	316,415	0.00%	1.76%
2004	0.00%	229,742	11.111676	2,552,819	0.00%	10.68%
2004	0.10%	9,976	11.082064	110,555	0.00%	10.56%
2004	0.20%	7,212	11.052535	79,711	0.00%	10.45%
2004	0.25%	212,496	11.037791	2,345,486	0.00%	10.40%
2004	0.40%	102,910	10.993709	1,131,363	0.00%	10.23%
American Century VP - Value Fund - Class I (ACVV)
2008	0.00%	1,960,285	15.448478	30,283,420	2.41%	-26.78%
2008	0.10%	148,861	15.154320	2,255,887	2.41%	-26.85%
2008	0.20%	126,637	13.087397	1,657,349	2.41%	-26.92%
2008	0.25%	740,756	13.034585	9,655,447	2.41%	-26.96%
2008	0.40%	89,037	13.275233	1,181,987	2.41%	-27.07%
2007	0.00%	2,211,696	21.097489	46,661,232	1.58%	-5.14%
2007	0.10%	146,596	20.716530	3,036,960	1.58%	-5.23%
2007	0.20%	200,240	17.908888	3,586,076	1.58%	-5.33%
2007	0.25%	644,276	17.845573	11,497,474	1.58%	-5.38%
2007	0.40%	199,154	18.202380	3,625,077	1.58%	-5.52%
2006	0.00%	2,442,604	22.240206	54,324,016	1.41%	18.65%
2006	0.10%	62,962	21.860590	1,376,386	1.41%	18.53%
2006	0.20%	228,952	18.916906	4,331,063	1.41%	18.42%
2006	0.25%	552,364	18.859509	10,417,314	1.41%	18.36%
2006	0.40%	250,854	19.265641	4,832,863	1.41%	18.18%
2005	0.00%	2,800,196	18.743947	52,486,725	0.83%	5.03%
2005	0.10%	71,456	18.442377	1,317,818	0.83%	4.93%
2005	0.20%	421,892	15.974895	6,739,680	0.83%	4.82%
2005	0.25%	496,994	15.934364	7,919,283	0.83%	4.77%
2005	0.40%	371,836	16.301854	6,061,616	0.83%	4.62%
2004	0.00%	2,668,438	17.845717	47,620,189	0.97%	14.33%
2004	0.10%	59,642	17.576102	1,048,274	0.97%	14.22%
2004	0.20%	321,958	15.239704	4,906,545	0.97%	14.10%
2004	0.25%	351,012	15.208626	5,338,410	0.97%	14.05%
2004	0.40%	572,678	15.582659	8,923,846	0.97%	13.88%

(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4 (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***	Initial Offering Date^
American Century VP - Vista(SM) Fund - Class I (ACVVS1)
2008	0.00%	193,947	$8.973691	$1,740,420	0.00%	-48.62%
2008	0.10%	71,127	8.940846	635,936	0.00%	-48.67%
2008	0.25%	86,096	8.891784	765,547	0.00%	-48.75%
2008	0.40%	10,525	8.843015	93,073	0.00%	-48.83%
2007	0.00%	227,012	17.466180	3,965,032	0.00%	39.77%
2007	0.10%	29,042	17.419741	505,904	0.00%	39.63%
2007	0.25%	48,218	17.350253	836,594	0.00%	39.42%
2007	0.40%	9,298	17.281076	160,679	0.00%	39.21%
2006	0.00%	13,662	12.496264	170,724	0.00%	9.01%
2006	0.25%	4,932	12.444525	61,376	0.00%	8.74%
2006	0.40%	9,374	12.413582	116,365	0.00%	8.57%
2005	0.00%	7,434	11.463606	85,220	0.00%	14.64%	5/2/2005
2005	0.25%	248	11.444645	2,838	0.00%	14.45%	5/2/2005
2005	0.40%	596	11.433293	6,814	0.00%	14.33%	5/2/2005
American Funds IS - Asset Allocation Fund - Class 2 (AMVAA2)
2008	0.00%	25,201	6.821773	171,916	4.65%	-29.51%
2008	0.25%	88,189	6.800279	599,710	4.65%	-29.69%
2008	0.40%	3,451	6.787413	23,423	4.65%	-29.79%
American Funds IS - Bond Fund - Class 2 (AMVBD2)
2008	0.00%	702	9.111914	6,397	5.81%	-9.35%
2008	0.20%	49,461	9.088973	449,550	5.81%	-9.53%
2008	0.25%	12,173	9.083242	110,570	5.81%	-9.57%
American Funds IS - Global Small Capitalization Fund - Class 2 (AMVGS2)
2008	0.20%	45,204	5.039200	227,792	0.00%	-49.61%	1/16/2008
2008	0.25%	4,127	5.036777	20,787	0.00%	-49.63%	1/16/2008
American Funds IS - Growth Fund - Class 2 (AMVGR2)
2008	0.20%	138,139	5.623019	776,758	0.96%	-43.77%	1/2/2008
2008	0.25%	12,612	5.620215	70,882	0.96%	-43.80%	1/2/2008
BlackRock International Index V.I. Fund - Class II (MLVIX2)
2006	0.25%	82,570	14.583459	1,204,156	5.83%	25.37%
2006	0.40%	17,946	14.547195	261,064	5.83%	25.18%
2005	0.25%	732	11.632654	8,515	1.76%	16.33%	5/2/2005
2005	0.40%	220	11.621096	2,557	1.76%	16.21%	5/2/2005
BlackRock Large Cap Core V.I. Fund - Class II (MLVLC2)
2008	0.00%	2,673	8.791079	23,499	0.50%	-38.83%
2008	0.10%	27,826	8.758902	243,725	0.50%	-38.89%
2008	0.25%	61,843	8.710851	538,705	0.50%	-38.99%
2008	0.40%	11,606	8.663056	100,543	0.50%	-39.08%
2007	0.10%	16,026	14.333835	229,714	1.23%	8.02%
2007	0.25%	230,248	14.276667	3,287,174	1.23%	7.86%
2007	0.40%	15,428	14.219711	219,382	1.23%	7.69%
2006	0.25%	131,296	13.236885	1,737,950	0.79%	14.33%
2006	0.40%	17,728	13.203975	234,080	0.79%	14.16%
2005	0.25%	101,208	11.577932	1,171,779	0.74%	15.78%	5/2/2005
2005	0.40%	73,626	11.566434	851,590	0.74%	15.66%	5/2/2005
Calvert Variable Series Inc. - Social Equity Portfolio (CVSSE)
2008	0.10%	4,626	10.881799	50,339	0.00%	-35.86%
2008	0.25%	5,877	10.779017	63,348	0.00%	-35.95%
2007	0.10%	3,460	16.964928	58,699	0.00%	9.88%
2007	0.25%	4,512	16.829986	75,937	0.00%	9.71%
2006	0.10%	1,026	15.439612	15,841	0.00%	9.95%
2006	0.25%	7,002	15.339931	107,410	0.00%	9.78%
2006	0.40%	512	15.240875	7,803	0.00%	9.62%
2005	0.10%	1,026	14.042800	14,408	0.06%	4.44%
2005	0.25%	1,152	13.973029	16,097	0.06%	4.28%
2005	0.40%	428	13.903575	5,951	0.06%	4.13%
2004	0.10%	1,026	13.445930	13,796	0.08%	7.05%
2004	0.25%	826	13.399142	11,068	0.08%	6.89%
2004	0.40%	6,064	13.352495	80,970	0.08%	6.73%

(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4 (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***	Initial Offering Date^
Credit Suisse Trust - Global Small Cap Portfolio (WVCP)
2008	0.00%	33,935	$7.770427	$263,689	1.69%	-46.75%
2008	0.25%	5,184	5.551756	28,780	1.69%	-46.89%
2007	0.00%	38,516	14.592824	562,057	0.00%	-3.96%
2007	0.25%	6,308	10.452361	65,933	0.00%	-4.20%
2006	0.00%	46,476	15.193949	706,154	0.00%	13.20%
2006	0.25%	9,586	10.910325	104,586	0.00%	12.92%
2005	0.00%	48,980	13.421675	657,394	0.00%	16.14%
2005	0.25%	15,838	9.661761	153,023	0.00%	15.85%
2004	0.00%	54,638	11.556117	631,403	0.00%	17.99%
2004	0.20%	7,744	8.356633	64,714	0.00%	17.75%
2004	0.25%	25,520	8.339563	212,826	0.00%	17.69%
Credit Suisse Trust - International Focus Portfolio (WIEP)
2008	0.00%	96,326	10.909328	1,050,852	1.75%	-41.03%
2008	0.25%	9,109	9.166659	83,499	1.75%	-41.18%
2007	0.00%	116,860	18.501094	2,162,038	1.09%	16.60%
2007	0.25%	10,580	15.584704	164,886	1.09%	16.30%
2006	0.00%	121,824	15.867715	1,933,069	1.01%	18.65%
2006	0.25%	7,190	13.400060	96,346	1.01%	18.36%
2005	0.00%	132,046	13.373190	1,765,876	0.88%	17.44%
2005	0.25%	7,410	11.321642	83,893	0.88%	17.15%
2004	0.00%	141,708	11.387391	1,613,684	0.99%	14.74%
2004	0.20%	10,148	9.684322	98,276	0.99%	14.51%
2004	0.25%	13,758	9.664537	132,965	0.99%	14.46%
Credit Suisse Trust - Large Cap Value Portfolio (WGIP)
2008	0.00%	72,061	11.767861	848,004	3.07%	-36.19%
2008	0.10%	11,493	10.447694	120,075	3.07%	-36.25%
2007	0.00%	87,284	18.440646	1,609,573	1.30%	1.79%
2007	0.25%	3,478	14.931536	51,932	1.30%	1.53%
2006	0.00%	96,894	18.117019	1,755,430	0.89%	19.35%
2006	0.25%	5,326	14.706419	78,326	0.89%	19.05%
2005	0.00%	117,378	15.179777	1,781,772	0.73%	8.14%
2005	0.25%	2,276	12.352874	28,115	0.73%	7.87%
2004	0.00%	114,260	14.036771	1,603,841	0.58%	11.34%
2004	0.20%	35,398	11.474634	406,179	0.58%	11.12%
2004	0.25%	16,952	11.451229	194,121	0.58%	11.07%
Davis Variable Account Fund, Inc. - Davis Value Portfolio (DAVVL)
2008	0.25%	76,781	5.832746	447,844	1.92%	-40.47%
Dreyfus IP - Mid Cap Stock Portfolio - Initial Class (DVMCS)
2008	0.10%	33,401	10.637241	355,294	0.85%	-40.48%
2008	0.25%	19,324	10.536775	203,613	0.85%	-40.57%
2008	0.40%	1,110	10.437244	11,585	0.85%	-40.66%
2007	0.10%	27,786	17.871247	496,570	0.45%	1.40%
2007	0.20%	14,222	17.776343	252,815	0.45%	1.29%
2007	0.25%	30,302	17.729117	537,228	0.45%	1.24%
2007	0.40%	2,880	17.588091	50,654	0.45%	1.09%
2006	0.10%	2,040	17.625316	35,956	0.37%	7.64%
2006	0.20%	15,656	17.549344	274,753	0.37%	7.53%
2006	0.25%	38,318	17.511529	671,007	0.37%	7.48%
2006	0.40%	6,714	17.398454	116,813	0.37%	7.32%
2005	0.10%	2,806	16.374088	45,946	0.02%	9.06%
2005	0.20%	13,484	16.319776	220,056	0.02%	8.95%
2005	0.25%	20,998	16.292721	342,115	0.02%	8.90%
2005	0.40%	9,248	16.211755	149,926	0.02%	8.74%
2004	0.10%	2,784	15.013547	41,798	0.43%	14.36%
2004	0.20%	20,268	14.978665	303,588	0.43%	14.25%
2004	0.25%	41,246	14.961281	617,093	0.43%	14.19%
2004	0.40%	25,166	14.909204	375,205	0.43%	14.02%

(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4 (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***	Initial Offering Date^
Dreyfus IP - Small Cap Stock Index Portfolio - Service Class (DVSCS)
2008	0.00%	615,900	$10.853308	$6,684,552	0.81%	-30.91%
2008	0.10%	244,811	10.781160	2,639,347	0.81%	-30.98%
2008	0.20%	202,504	10.709488	2,168,714	0.81%	-31.05%
2008	0.25%	657,368	10.673834	7,016,637	0.81%	-31.09%
2008	0.40%	157,072	10.567565	1,659,869	0.81%	-31.19%
2007	0.00%	618,466	15.709599	9,715,853	0.38%	-0.65%
2007	0.10%	227,178	15.620822	3,548,707	0.38%	-0.75%
2007	0.20%	151,814	15.532546	2,358,058	0.38%	-0.85%
2007	0.25%	418,268	15.488598	6,478,385	0.38%	-0.90%
2007	0.40%	207,618	15.357469	3,188,487	0.38%	-1.05%
2006	0.00%	707,480	15.813075	11,187,434	0.38%	14.41%
2006	0.10%	28,070	15.739536	441,809	0.38%	14.30%
2006	0.20%	155,436	15.666332	2,435,112	0.38%	14.18%
2006	0.25%	247,338	15.629868	3,865,860	0.38%	14.13%
2006	0.40%	418,714	15.520951	6,498,839	0.38%	13.96%
2005	0.00%	581,680	13.821296	8,039,571	0.00%	7.23%
2005	0.10%	37,378	13.770744	514,723	0.00%	7.13%
2005	0.20%	219,726	13.720362	3,014,720	0.00%	7.02%
2005	0.25%	162,720	13.695264	2,228,493	0.00%	6.97%
2005	0.40%	434,388	13.620186	5,916,445	0.00%	6.81%
2004	0.00%	589,810	12.889095	7,602,117	0.57%	21.88%
2004	0.10%	219,642	12.854754	2,823,444	0.57%	21.76%
2004	0.20%	330,608	12.820499	4,238,560	0.57%	21.64%
2004	0.25%	376,014	12.803427	4,814,268	0.57%	21.58%
2004	0.40%	164,998	12.752292	2,104,103	0.57%	21.40%
Dreyfus Stock Index Fund, Inc. - Initial Class (DSIF)
2008	0.00%	8,607,774	10.866779	93,538,778	2.11%	-37.14%
2008	0.10%	798,401	7.959597	6,354,950	2.11%	-37.20%
2008	0.20%	3,600,239	7.659842	27,577,262	2.11%	-37.27%
2008	0.25%	12,257,626	7.628923	93,512,485	2.11%	-37.30%
2008	0.40%	2,216,931	8.982024	19,912,527	2.11%	-37.39%
2007	0.00%	9,395,826	17.287487	162,430,220	1.72%	5.26%
2007	0.10%	715,466	12.675284	9,068,735	1.72%	5.15%
2007	0.20%	3,344,206	12.210172	40,833,330	1.72%	5.04%
2007	0.25%	10,532,952	12.166992	128,154,343	1.72%	4.99%
2007	0.40%	3,158,044	14.346541	45,307,008	1.72%	4.83%
2006	0.00%	10,489,244	16.424348	172,278,994	1.64%	15.50%
2006	0.10%	363,900	12.054530	4,386,643	1.64%	15.38%
2006	0.20%	3,580,384	11.623891	41,617,993	1.64%	15.27%
2006	0.25%	8,834,012	11.588607	102,373,893	1.64%	15.21%
2006	0.40%	4,780,522	13.685152	65,422,170	1.64%	15.04%
2005	0.00%	12,914,370	14.220511	183,648,941	1.63%	4.69%
2005	0.10%	426,152	10.447448	4,452,201	1.63%	4.59%
2005	0.20%	6,634,008	10.084272	66,899,141	1.63%	4.48%
2005	0.25%	8,079,650	10.058674	81,270,565	1.63%	4.43%
2005	0.40%	3,928,314	11.896207	46,732,037	1.63%	4.27%
2004	0.00%	13,432,296	13.583304	182,454,960	1.82%	10.64%
2004	0.10%	1,151,618	9.989249	11,503,799	1.82%	10.53%
2004	0.20%	4,920,402	9.651621	47,489,855	1.82%	10.42%
2004	0.25%	5,809,448	9.631920	55,956,138	1.82%	10.36%
2004	0.40%	6,072,526	11.408542	69,278,668	1.82%	10.20%

(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4 (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***	Initial Offering Date^
Dreyfus VIF - Appreciation Portfolio - Initial Class (DCAP)
2008	0.00%	1,041,473	$12.719805	$13,247,333	2.12%	-29.55%
2008	0.10%	92,545	9.316859	862,229	2.12%	-29.62%
2008	0.20%	101,573	8.679771	881,630	2.12%	-29.69%
2008	0.25%	580,600	8.644744	5,019,138	2.12%	-29.73%
2008	0.40%	31,192	10.347582	322,762	2.12%	-29.83%
2007	0.00%	1,088,634	18.055279	19,655,591	1.56%	7.13%
2007	0.10%	108,528	13.238181	1,436,713	1.56%	7.02%
2007	0.20%	141,606	12.345312	1,748,170	1.56%	6.92%
2007	0.25%	947,616	12.301651	11,657,241	1.56%	6.86%
2007	0.40%	65,988	14.746966	973,123	1.56%	6.70%
2006	0.00%	1,210,752	16.853206	20,405,053	1.53%	16.48%
2006	0.10%	41,554	12.369250	513,992	1.53%	16.36%
2006	0.20%	139,136	11.546593	1,606,547	1.53%	16.24%
2006	0.25%	752,594	11.511538	8,663,514	1.53%	16.19%
2006	0.40%	265,322	13.820624	3,666,916	1.53%	16.01%
2005	0.00%	1,326,026	14.469157	19,186,478	0.02%	4.38%
2005	0.10%	49,014	10.630084	521,023	0.02%	4.27%
2005	0.20%	66,566	9.932997	661,200	0.02%	4.17%
2005	0.25%	561,480	9.907772	5,563,016	0.02%	4.12%
2005	0.40%	471,228	11.912967	5,613,724	0.02%	3.96%
2004	0.00%	1,281,098	13.862320	17,758,990	1.67%	5.05%
2004	0.10%	44,950	10.194416	458,239	1.67%	4.94%
2004	0.20%	290,942	9.535398	2,774,248	1.67%	4.84%
2004	0.25%	555,430	9.515935	5,285,436	1.67%	4.78%
2004	0.40%	504,718	11.458946	5,783,536	1.67%	4.63%
Dreyfus VIF - Developing Leaders Portfolio - Initial Class (DSC)
2008	0.00%	60,390	8.753397	528,618	0.83%	-37.59%
2007	0.00%	46,856	14.026060	657,205	0.76%	-11.06%
2006	0.00%	52,662	15.770049	830,482	0.40%	3.77%
2005	0.00%	58,416	15.197076	887,752	0.00%	5.80%
2004	0.00%	63,226	14.363942	908,175	0.28%	11.34%
Dreyfus VIF - International Value Portfolio - Initial Class (DVIV)
2008	0.10%	93,781	13.747265	1,289,232	2.45%	-37.38%
2008	0.20%	485,843	13.660576	6,636,895	2.45%	-37.45%
2008	0.25%	800,273	13.617429	10,897,661	2.45%	-37.48%
2008	0.40%	81,026	13.488849	1,092,947	2.45%	-37.57%
2007	0.10%	105,712	21.954680	2,320,873	1.57%	4.05%
2007	0.20%	553,448	21.838102	12,086,254	1.57%	3.94%
2007	0.25%	809,738	21.780049	17,636,133	1.57%	3.89%
2007	0.40%	180,206	21.606848	3,893,684	1.57%	3.74%
2006	0.10%	70,076	21.100318	1,478,626	1.25%	22.47%
2006	0.20%	644,284	21.009394	13,536,016	1.25%	22.35%
2006	0.25%	931,538	20.964071	19,528,829	1.25%	22.29%
2006	0.40%	293,760	20.828757	6,118,656	1.25%	22.11%
2005	0.10%	71,656	17.228282	1,234,510	0.00%	11.78%
2005	0.20%	679,392	17.171154	11,665,945	0.00%	11.67%
2005	0.25%	640,638	17.142660	10,982,239	0.00%	11.61%
2005	0.40%	369,294	17.057481	6,299,225	0.00%	11.44%
2004	0.10%	69,786	15.412931	1,075,607	1.23%	19.90%
2004	0.20%	1,014,594	15.377151	15,601,565	1.23%	19.78%
2004	0.25%	481,030	15.359280	7,388,274	1.23%	19.72%
2004	0.40%	507,212	15.305834	7,763,303	1.23%	19.54%

(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4 (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***	Initial Offering Date^
DWS Variable Series II - Dreman High Return Equity VIP - Class B (SVSHEB)
2008	0.25%	88,068	$5.898673	$519,484	2.32%	-46.29%
2008	0.40%	6,289	5.875072	36,948	2.32%	-46.38%
2007	0.25%	66,654	10.983369	732,085	0.92%	-2.43%
2007	0.40%	1,088	10.955918	11,920	0.92%	-2.58%
2006	0.25%	15,180	11.257266	170,885	0.00%	12.57%	5/1/2006
DWS Variable Series II - Dreman Small Mid Cap Value VIP - Class B (SVSSVB)
2008	0.00%	1,165	6.308994	7,350	0.57%	-33.67%
2008	0.10%	469,621	6.301021	2,959,092	0.57%	-33.74%
2008	0.20%	180,104	6.293064	1,133,406	0.57%	-33.81%
2008	0.25%	21,870	6.289098	137,543	0.57%	-33.84%
Federated IS - American Leaders Fund II - Primary Class (FALF)
2008	0.00%	18,003	10.147874	182,692	1.86%	-33.79%
2007	0.00%	18,632	15.327257	285,577	1.51%	-9.66%
2006	0.00%	21,354	16.967010	362,314	1.46%	16.81%
2005	0.00%	21,684	14.525597	314,973	1.48%	5.02%
2004	0.00%	22,444	13.830995	310,423	1.17%	9.78%
Federated IS - Capital Appreciation Fund II - Primary Class (FVCA2P)
2008	0.00%	36,885	11.898648	438,882	0.34%	-29.37%
2007	0.00%	30,528	16.845591	514,262	0.72%	9.88%
2006	0.00%	27,898	15.330912	427,702	0.75%	16.21%
2005	0.00%	26,192	13.192087	345,527	1.04%	1.91%
2004	0.00%	28,136	12.944293	364,201	0.42%	7.39%
Federated IS - Market Opportunity Fund II - Service Class (FVMOS)
2008	0.00%	76,516	10.152569	776,834	1.01%	-0.86%
2007	0.00%	4,512	10.240958	46,207	1.07%	-1.48%
2006	0.00%	3,964	10.395256	41,207	0.00%	3.95%	5/1/2006
Federated IS - Quality Bond Fund II - Primary Class (FQB)
2008	0.00%	1,273,310	14.385247	18,316,879	5.71%	-7.29%
2008	0.10%	48,074	14.246920	684,906	5.71%	-7.38%
2008	0.25%	721,614	14.041907	10,132,837	5.71%	-7.52%
2008	0.40%	6,201	13.839860	85,821	5.71%	-7.66%
2007	0.00%	1,451,108	15.516026	22,515,429	5.83%	5.38%
2007	0.10%	412,398	15.382206	6,343,591	5.83%	5.28%
2007	0.20%	110,682	15.249527	1,687,848	5.83%	5.17%
2007	0.25%	776,642	15.183610	11,792,229	5.83%	5.12%
2007	0.40%	18,180	14.987597	272,475	5.83%	4.96%
2006	0.00%	1,685,612	14.723396	24,817,933	5.17%	4.15%
2006	0.10%	380,302	14.611096	5,556,629	5.17%	4.05%
2006	0.20%	197,756	14.499637	2,867,390	5.17%	3.95%
2006	0.25%	1,173,262	14.444216	16,946,850	5.17%	3.89%
2006	0.40%	68,922	14.279265	984,156	5.17%	3.74%
2005	0.00%	2,483,218	14.136175	35,103,204	3.55%	1.30%
2005	0.10%	394,406	14.042347	5,538,386	3.55%	1.20%
2005	0.20%	1,334,518	13.949122	18,615,354	3.55%	1.10%
2005	0.25%	1,963,430	13.902748	27,297,073	3.55%	1.05%
2005	0.40%	592,368	13.764550	8,153,679	3.55%	0.89%
2004	0.00%	2,361,192	13.955112	32,950,699	3.92%	3.62%
2004	0.10%	720,724	13.876320	10,000,997	3.92%	3.52%
2004	0.20%	1,045,524	13.797947	14,426,085	3.92%	3.41%
2004	0.25%	1,438,890	13.758938	19,797,598	3.92%	3.36%
2004	0.40%	1,333,708	13.642560	18,195,191	3.92%	3.21%

(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4 (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***	Initial Offering Date^
Fidelity(R) VIP - Equity-Income Portfolio - Service Class (FEIS)
2008	0.00%	3,254,696	$10.823135	$35,226,014	2.35%	-42.70%
2008	0.10%	294,647	9.402510	2,770,421	2.35%	-42.76%
2008	0.20%	412,573	8.650050	3,568,777	2.35%	-42.82%
2008	0.25%	1,761,859	8.615165	15,178,706	2.35%	-42.85%
2008	0.40%	74,107	9.235955	684,449	2.35%	-42.93%
2007	0.00%	3,474,112	18.889723	65,625,013	1.67%	1.42%
2007	0.10%	291,212	16.426769	4,783,672	1.67%	1.32%
2007	0.20%	488,726	15.127358	7,393,133	1.67%	1.21%
2007	0.25%	1,729,636	15.073906	26,072,370	1.67%	1.16%
2007	0.40%	275,862	16.184435	4,464,671	1.67%	1.01%
2006	0.00%	3,666,100	18.625658	68,283,525	3.15%	20.08%
2006	0.10%	114,862	16.213431	1,862,307	3.15%	19.96%
2006	0.20%	524,062	14.945916	7,832,587	3.15%	19.84%
2006	0.25%	1,907,206	14.900594	28,418,502	3.15%	19.78%
2006	0.40%	520,282	16.022504	8,336,220	3.15%	19.60%
2005	0.00%	3,799,536	15.511120	58,935,059	1.56%	5.76%
2005	0.10%	129,586	13.515730	1,751,449	1.56%	5.65%
2005	0.20%	600,930	12.471541	7,494,523	1.56%	5.55%
2005	0.25%	1,459,748	12.439919	18,159,147	1.56%	5.49%
2005	0.40%	722,038	13.396579	9,672,839	1.56%	5.34%
2004	0.00%	3,986,154	14.666699	58,463,721	1.39%	11.38%
2004	0.10%	300,426	12.792683	3,843,255	1.39%	11.27%
2004	0.20%	253,254	11.816128	2,992,482	1.39%	11.16%
2004	0.25%	1,061,120	11.792032	12,512,761	1.39%	11.10%
2004	0.40%	1,784,684	12.717880	22,697,397	1.39%	10.94%
Fidelity(R) VIP - Freedom 2015 Portfolio - Service Class (FF15S)
2008	0.25%	37,047	7.424925	275,071	3.44%	-25.75%	5/1/2008
2008	0.40%	81,705	7.417486	606,046	3.44%	-25.83%	5/1/2008
Fidelity(R) VIP - Freedom 2025 Portfolio - Service Class (FF25S)
2008	0.25%	1,777	6.764989	12,021	3.09%	-32.35%	5/1/2008
2008	0.40%	33,939	6.758199	229,367	3.09%	-32.42%	5/1/2008
Fidelity(R) VIP - Growth Portfolio - Service Class (FGS)
2008	0.00%	3,467,374	10.117480	35,081,087	0.74%	-47.23%
2008	0.10%	986,037	6.576790	6,484,958	0.74%	-47.29%
2008	0.20%	580,783	5.863617	3,405,489	0.74%	-47.34%
2008	0.25%	2,552,430	5.839928	14,906,007	0.74%	-47.37%
2008	0.40%	113,777	8.403086	956,078	0.74%	-47.44%
2007	0.00%	3,775,216	19.173877	72,385,527	0.62%	26.87%
2007	0.10%	1,087,228	12.476360	13,564,648	0.62%	26.74%
2007	0.20%	882,468	11.134607	9,825,934	0.62%	26.62%
2007	0.25%	1,845,202	11.095199	20,472,883	0.62%	26.55%
2007	0.40%	190,114	15.988944	3,039,722	0.62%	26.36%
2006	0.00%	3,992,818	15.113032	60,343,586	0.28%	6.73%
2006	0.10%	963,760	9.843867	9,487,125	0.28%	6.63%
2006	0.20%	1,027,390	8.794051	9,034,920	0.28%	6.52%
2006	0.25%	2,159,692	8.767341	18,934,756	0.28%	6.47%
2006	0.40%	245,682	12.653389	3,108,710	0.28%	6.31%
2005	0.00%	4,330,880	14.159785	61,324,330	0.41%	5.67%
2005	0.10%	1,048,788	9.232178	9,682,598	0.41%	5.57%
2005	0.20%	525,004	8.255819	4,334,338	0.41%	5.46%
2005	0.25%	2,214,058	8.234853	18,232,442	0.41%	5.41%
2005	0.40%	510,730	11.902677	6,079,054	0.41%	5.25%
2004	0.00%	4,602,660	13.399667	61,674,111	0.16%	3.26%
2004	0.10%	1,103,628	8.745297	9,651,555	0.16%	3.16%
2004	0.20%	1,398,590	7.828218	10,948,467	0.16%	3.06%
2004	0.25%	1,835,224	7.812236	14,337,203	0.16%	3.01%
2004	0.40%	1,600,358	11.308717	18,097,996	0.16%	2.85%

(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4 (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***	Initial Offering Date^
Fidelity(R) VIP - High Income Portfolio - Service Class (FHIS)
2008	0.00%	671,992	$8.893725	$5,976,512	8.01%	-25.06%
2008	0.10%	637,990	8.775597	5,598,743	8.01%	-25.14%
2008	0.20%	76,481	11.180781	855,117	8.01%	-25.21%
2008	0.25%	151,548	11.135640	1,687,584	8.01%	-25.25%
2007	0.00%	877,636	11.868272	10,416,023	8.58%	2.66%
2007	0.10%	759,028	11.722369	8,897,606	8.58%	2.55%
2007	0.20%	208,598	14.950148	3,118,571	8.58%	2.45%
2007	0.25%	178,522	14.897237	2,659,485	8.58%	2.40%
2006	0.00%	1,194,886	11.561165	13,814,274	7.58%	11.18%
2006	0.10%	628,630	11.430519	7,185,567	7.58%	11.07%
2006	0.20%	10,750	14.592608	156,871	7.58%	10.96%
2006	0.25%	195,198	14.548271	2,839,793	7.58%	10.90%
2006	0.40%	244	10.547905	2,574	7.58%	10.73%
2005	0.00%	1,308,856	10.398866	13,610,618	14.70%	2.52%
2005	0.10%	653,958	10.291612	6,730,282	14.70%	2.42%
2005	0.20%	53,750	13.151735	706,906	14.70%	2.32%
2005	0.25%	195,986	13.118317	2,571,006	14.70%	2.27%
2005	0.40%	2,824	9.525383	26,900	14.70%	2.11%
2004	0.00%	1,366,190	10.142968	13,857,221	8.03%	9.47%
2004	0.10%	668,456	10.048366	6,716,891	8.03%	9.36%
2004	0.20%	373,660	12.853699	4,802,913	8.03%	9.25%
2004	0.25%	593,920	12.827432	7,618,468	8.03%	9.19%
2004	0.40%	217,058	9.328110	2,024,741	8.03%	9.03%
Fidelity(R) VIP - High Income Portfolio - Service Class R (FHISR)
2008	0.00%	230,571	7.416301	1,709,984	7.80%	-24.98%
2007	0.00%	231,578	9.885500	2,289,264	10.69%	-1.15%	5/1/2007
Fidelity(R) VIP - Overseas Portfolio - Service Class (FOS)
2008	0.00%	628,957	12.207782	7,678,170	2.43%	-43.86%
2008	0.10%	283,593	10.386619	2,945,572	2.43%	-43.92%
2008	0.20%	98,672	9.282079	915,881	2.43%	-43.98%
2008	0.25%	1,629,016	9.244601	15,059,603	2.43%	-44.00%
2008	0.40%	84,310	9.900810	834,737	2.43%	-44.09%
2007	0.00%	761,402	21.746938	16,558,162	3.19%	17.21%
2007	0.10%	223,530	18.521287	4,140,063	3.19%	17.09%
2007	0.20%	308,712	16.568287	5,114,829	3.19%	16.97%
2007	0.25%	1,540,530	16.509660	25,433,627	3.19%	16.91%
2007	0.40%	205,152	17.708202	3,632,873	3.19%	16.74%
2006	0.00%	963,186	18.554369	17,871,308	0.84%	17.95%
2006	0.10%	106,768	15.818147	1,688,872	0.84%	17.83%
2006	0.20%	271,410	14.164421	3,844,366	0.84%	17.71%
2006	0.25%	1,070,198	14.121395	15,112,689	0.84%	17.65%
2006	0.40%	581,496	15.169405	8,820,948	0.84%	17.48%
2005	0.00%	1,411,140	15.731142	22,198,844	0.56%	18.97%
2005	0.10%	116,010	13.424644	1,557,393	0.56%	18.85%
2005	0.20%	473,692	12.033136	5,700,000	0.56%	18.73%
2005	0.25%	742,572	12.002567	8,912,770	0.56%	18.67%
2005	0.40%	700,420	12.912620	9,044,257	0.56%	18.50%
2004	0.00%	1,749,970	13.222678	23,139,290	0.98%	13.49%
2004	0.10%	127,656	11.295209	1,441,901	0.98%	13.37%
2004	0.20%	373,770	10.134523	3,787,981	0.98%	13.26%
2004	0.25%	460,116	10.113816	4,653,529	0.98%	13.20%
2004	0.40%	912,684	10.896942	9,945,465	0.98%	13.03%

(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4 (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***	Initial Offering Date^
Fidelity(R) VIP - Overseas Portfolio - Service Class R (FOSR)
2008	0.00%	1,096,774	$9.699843	$10,638,536	2.55%	-43.88%
2007	0.00%	1,080,792	17.283296	18,679,648	3.16%	17.23%
2006	0.00%	985,990	14.743687	14,537,128	0.62%	17.95%
2005	0.00%	579,174	12.499996	7,239,673	0.00%	25.00%	5/2/2005
Fidelity(R) VIP II - Contrafund(R) Portfolio - Service Class (FCS)
2008	0.00%	4,190,707	15.548565	65,159,480	0.93%	-42.61%
2008	0.10%	522,978	11.186730	5,850,414	0.93%	-42.67%
2008	0.20%	2,850,610	10.508698	29,956,200	0.93%	-42.73%
2008	0.25%	3,082,104	10.466315	32,258,271	0.93%	-42.76%
2008	0.40%	367,375	13.035628	4,788,964	0.93%	-42.84%
2007	0.00%	4,524,124	27.094222	122,577,620	0.89%	17.51%
2007	0.10%	503,350	19.513053	9,821,895	0.89%	17.39%
2007	0.20%	1,674,382	18.348754	30,722,823	0.89%	17.27%
2007	0.25%	3,212,196	18.283913	58,731,512	0.89%	17.21%
2007	0.40%	694,122	22.806621	15,830,577	0.89%	17.04%
2006	0.00%	4,668,602	23.057410	107,645,870	1.12%	11.59%
2006	0.10%	155,940	16.622464	2,592,107	1.12%	11.48%
2006	0.20%	1,713,066	15.646354	26,803,237	1.12%	11.37%
2006	0.25%	2,614,782	15.598891	40,787,699	1.12%	11.31%
2006	0.40%	967,474	19.486792	18,852,965	1.12%	11.15%
2005	0.00%	4,501,900	20.662750	93,021,634	0.19%	16.85%
2005	0.10%	216,460	14.910969	3,227,628	0.19%	16.73%
2005	0.20%	1,838,026	14.049369	25,823,106	0.19%	16.61%
2005	0.25%	1,766,496	14.013727	24,755,193	0.19%	16.56%
2005	0.40%	1,090,144	17.532748	19,113,220	0.19%	16.38%
2004	0.00%	4,151,040	17.683622	73,405,422	0.24%	15.34%
2004	0.10%	194,978	12.773836	2,490,617	0.24%	15.22%
2004	0.20%	708,896	12.047726	8,540,585	0.24%	15.11%
2004	0.25%	970,084	12.023156	11,663,471	0.24%	15.05%
2004	0.40%	1,506,264	15.064815	22,691,589	0.24%	14.88%
Fidelity(R) VIP II - Index 500 Portfolio - Initial Class (FIP)
2008	0.20%	505,186	6.378330	3,222,243	2.29%	-36.22%	1/2/2008
2008	0.25%	46,125	6.375146	294,054	2.29%	-36.25%	1/2/2008

(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4 (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***	Initial Offering Date^
Fidelity(R) VIP II - Investment Grade Bond Portfolio - Service Class (FIGBS)
2008	0.00%	1,078,108	$11.430864	$12,323,706	3.94%	-3.35%
2008	0.10%	75,054	11.366264	853,084	3.94%	-3.44%
2008	0.25%	100,055	11.270047	1,127,625	3.94%	-3.59%
2008	0.40%	4,637	11.174634	51,817	3.94%	-3.73%
2007	0.00%	969,956	11.826500	11,471,185	3.80%	4.21%
2007	0.10%	72,344	11.771423	851,592	3.80%	4.11%
2007	0.20%	81,300	11.716596	952,559	3.80%	4.00%
2007	0.25%	102,048	11.689304	1,192,870	3.80%	3.95%
2007	0.40%	5,038	11.607727	58,480	3.80%	3.79%
2006	0.00%	855,338	11.348586	9,706,877	3.34%	4.30%
2006	0.20%	64,972	11.265752	731,958	3.34%	4.09%
2006	0.25%	49,006	11.245144	551,080	3.34%	4.04%
2006	0.40%	880	11.183530	9,842	3.34%	3.88%
2005	0.00%	649,570	10.880732	7,067,797	2.69%	2.08%
2005	0.25%	33,064	10.808463	357,371	2.69%	1.83%
2005	0.40%	372	10.765329	4,005	2.69%	1.67%
2004	0.00%	352,046	10.659014	3,752,463	1.68%	4.32%
Fidelity(R) VIP III - Growth Opportunities Portfolio - Service Class (FGOS)
2008	0.00%	797,395	6.315602	5,036,029	0.34%	-55.06%
2008	0.10%	79,193	5.090243	403,112	0.34%	-55.10%
2008	0.25%	52,092	5.806945	302,495	0.34%	-55.17%
2007	0.00%	876,024	14.053200	12,310,940	0.00%	23.04%
2007	0.10%	87,966	11.337986	997,357	0.00%	22.92%
2007	0.25%	62,164	12.953846	805,263	0.00%	22.73%
2006	0.00%	1,014,378	11.421365	11,585,581	0.69%	5.30%
2006	0.10%	18,424	9.223917	169,941	0.69%	5.20%
2006	0.25%	127,338	10.554406	1,343,977	0.69%	5.04%
2005	0.00%	1,129,706	10.846338	12,253,173	0.84%	8.86%
2005	0.10%	18,822	8.768269	165,036	0.84%	8.75%
2005	0.25%	326,516	10.048055	3,280,851	0.84%	8.59%
2005	0.40%	608	9.527944	5,793	0.84%	8.43%
2004	0.00%	1,211,402	9.963454	12,069,748	0.48%	7.06%
2004	0.10%	19,294	8.062568	155,559	0.48%	6.95%
2004	0.20%	24,564	9.272138	227,761	0.48%	6.85%
2004	0.25%	451,498	9.253175	4,177,790	0.48%	6.79%
2004	0.40%	20,800	8.787333	182,777	0.48%	6.63%
Fidelity(R) VIP III - Mid Cap Portfolio - Service Class (FMCS)
2008	0.00%	1,053,808	16.339788	17,218,999	0.38%	-39.51%
2008	0.10%	60,956	16.247436	990,379	0.38%	-39.57%
2008	0.20%	40,911	16.155616	660,942	0.38%	-39.63%
2008	0.25%	395,836	16.109892	6,376,875	0.38%	-39.66%
2008	0.40%	174,217	15.973520	2,782,859	0.38%	-39.75%
2007	0.00%	1,090,690	27.011367	29,461,028	0.72%	15.49%
2007	0.10%	41,774	26.885640	1,123,121	0.72%	15.37%
2007	0.25%	354,360	26.698163	9,460,761	0.72%	15.20%
2007	0.40%	51,988	26.511996	1,378,306	0.72%	15.02%
2006	0.00%	1,042,192	23.389128	24,375,962	0.23%	12.59%
2006	0.25%	172,826	23.176101	4,005,433	0.23%	12.31%
2006	0.40%	35,172	23.049221	810,687	0.23%	12.14%
2005	0.00%	868,756	20.773676	18,047,256	0.00%	18.20%
2005	0.25%	159,618	20.635857	3,293,854	0.00%	17.91%
2005	0.40%	3,976	20.553596	81,721	0.00%	17.73%
2004	0.00%	431,128	17.574515	7,576,866	0.00%	24.77%

(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4 (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***	Initial Offering Date^
Fidelity(R) VIP III - Value Strategies Portfolio - Service Class (FVSS)
2008	0.00%	242,212	$8.298533	$2,010,004	0.56%	-51.17%
2008	0.10%	51,422	8.243364	423,890	0.56%	-51.22%
2008	0.25%	30,262	8.161269	246,976	0.56%	-51.30%
2007	0.00%	495,906	16.996302	8,428,568	0.83%	5.60%
2007	0.10%	45,242	16.900270	764,602	0.83%	5.49%
2007	0.25%	3,262	16.757189	54,662	0.83%	5.33%
2006	0.00%	494,372	16.095011	7,956,923	0.49%	16.20%
2006	0.10%	4,096	16.020178	65,619	0.49%	16.08%
2006	0.25%	2,506	15.908520	39,867	0.49%	15.91%
2006	0.40%	14	15.797724	221	0.49%	15.73%
2005	0.00%	510,536	13.851491	7,071,685	0.00%	2.55%
2005	0.10%	6,844	13.800839	94,453	0.00%	2.45%
2005	0.25%	884	13.725157	12,133	0.00%	2.30%
2005	0.40%	2,310	13.649958	31,531	0.00%	2.15%
2004	0.00%	337,180	13.506506	4,554,124	0.00%	13.99%
2004	0.10%	9,532	13.470536	128,401	0.00%	13.87%
2004	0.20%	7,530	13.434633	101,163	0.00%	13.76%
2004	0.25%	29,960	13.416717	401,965	0.00%	13.70%
2004	0.40%	64,044	13.363171	855,831	0.00%	13.53%
Fidelity(R) VIP IV - Energy Portfolio - Service Class 2 (FNRS2)
2008	0.00%	747,087	10.465765	7,818,837	0.00%	-54.40%
2007	0.00%	621,068	22.953063	14,255,413	0.12%	45.64%
2006	0.00%	488,940	15.759845	7,705,619	0.75%	16.62%
2005	0.00%	243,526	13.514321	3,291,089	0.64%	35.14%	5/2/2005
Fidelity(R) VIP IV - Freedom Fund 2010 Portfolio - Service Class (FF10S)
2008	0.00%	133,384	9.656832	1,288,067	2.70%	-25.08%
2008	0.20%	1,657	9.586290	15,884	2.70%	-25.23%
2008	0.25%	151	9.568737	1,445	2.70%	-25.26%
2007	0.00%	121,944	12.888793	1,571,711	3.28%	8.65%
2006	0.00%	56,804	11.863160	673,875	2.70%	9.78%
2005	0.00%	15,242	10.806063	164,706	0.47%	8.06%	5/2/2005
Fidelity(R) VIP IV - Freedom Fund 2020 Portfolio - Service Class (FF20S)
2008	0.00%	331,111	9.215628	3,051,396	3.25%	-32.71%
2008	0.25%	55,034	9.131542	502,545	3.25%	-32.88%
2008	0.40%	22,241	9.081452	201,981	3.25%	-32.98%
2007	0.00%	222,540	13.695591	3,047,817	2.67%	10.17%
2006	0.00%	109,012	12.431698	1,355,204	2.11%	11.81%
2005	0.00%	52,700	11.118664	585,954	1.32%	11.19%	5/2/2005
Fidelity(R) VIP IV - Freedom Fund 2030 Portfolio - Service Class (FF30S)
2008	0.00%	189,269	8.828445	1,670,951	2.64%	-38.08%
2008	0.20%	3,626	8.763926	31,778	2.64%	-38.20%
2008	0.25%	14,454	8.747863	126,442	2.64%	-38.23%
2008	0.40%	9,318	8.699870	81,065	2.64%	-38.32%
2007	0.00%	136,304	14.256765	1,943,254	2.62%	11.21%
2006	0.00%	54,734	12.819894	701,684	2.16%	13.15%
2005	0.00%	23,432	11.329788	265,480	1.38%	13.30%	5/2/2005

(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4 (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***	Initial Offering Date^
Franklin Templeton VIP - Developing Markets Securities Fund - Class 3 (FTVDM3)
2008	0.00%	275,997	$9.996007	$2,758,868	2.81%	-52.67%
2007	0.00%	364,400	21.120230	7,696,212	2.19%	28.70%
2006	0.00%	310,222	16.410826	5,090,999	1.29%	28.17%
2005	0.00%	159,292	12.804274	2,039,618	0.06%	28.04%	5/2/2005
Franklin Templeton VIP - Foreign Securities Fund - Class 1 (TIF)
2008	0.00%	99,305	14.675305	1,457,331	2.66%	-40.23%
2007	0.00%	131,776	24.554735	3,235,725	2.08%	15.79%
2006	0.00%	174,552	21.206570	3,701,649	1.39%	21.70%
2005	0.00%	228,680	17.425708	3,984,911	1.53%	10.48%
2004	0.00%	261,568	15.773327	4,125,798	1.08%	18.87%
Franklin Templeton VIP - Foreign Securities Fund - Class 2 (TIF2)
2008	0.10%	199,971	13.605462	2,720,698	2.30%	-40.44%
2008	0.20%	41,270	13.519674	557,957	2.30%	-40.50%
2008	0.25%	465,751	13.476974	6,276,914	2.30%	-40.53%
2008	0.40%	33,468	13.349706	446,788	2.30%	-40.62%
2007	0.10%	205,828	22.842250	4,701,575	1.86%	15.34%
2007	0.20%	130,208	22.720977	2,958,453	1.86%	15.23%
2007	0.25%	590,458	22.660573	13,380,117	1.86%	15.17%
2007	0.40%	64,892	22.480343	1,458,794	1.86%	14.99%
2006	0.10%	8,186	19.804108	162,116	1.24%	21.32%
2006	0.20%	109,726	19.718779	2,163,663	1.24%	21.20%
2006	0.25%	359,658	19.676237	7,076,716	1.24%	21.14%
2006	0.40%	494,684	19.549201	9,670,677	1.24%	20.96%
2005	0.10%	25,200	16.323349	411,348	1.12%	10.06%
2005	0.20%	69,050	16.269222	1,123,390	1.12%	9.95%
2005	0.25%	241,412	16.242222	3,921,067	1.12%	9.89%
2005	0.40%	485,970	16.161499	7,854,004	1.12%	9.73%
2004	0.10%	202,324	14.831493	3,000,767	1.11%	18.41%
2004	0.20%	41,174	14.797053	609,254	1.11%	18.29%
2004	0.25%	173,760	14.779865	2,568,149	1.11%	18.23%
2004	0.40%	397,492	14.728417	5,854,428	1.11%	18.06%
Franklin Templeton VIP - Foreign Securities Fund - Class 3 (TIF3)
2008	0.00%	502,570	9.435374	4,741,936	2.55%	-40.39%
2007	0.00%	462,356	15.828965	7,318,617	2.11%	15.45%
2006	0.00%	424,646	13.711150	5,822,385	1.34%	21.46%
2005	0.00%	237,992	11.288544	2,686,583	0.34%	12.89%	5/2/2005
Franklin Templeton VIP - Founding Funds Allocation Fund - Class 2 (FTVFA2)
2008	0.00%	17,440	6.656135	116,083	3.75%	-33.44%	5/1/2008
Franklin Templeton VIP - Global Income Securities Fund - Class 2 (FTVGI2)
2008	0.00%	1,646	10.821275	17,812	2.99%	6.21%
2008	0.25%	93,179	10.787239	1,005,144	2.99%	5.94%
2008	0.40%	100	10.766879	1,077	2.99%	5.78%
Franklin Templeton VIP - Global Income Securities Fund - Class 3 (FTVGI3)
2008	0.00%	490,278	13.148675	6,446,506	4.25%	6.21%
2007	0.00%	280,836	12.380292	3,476,832	2.62%	11.03%
2006	0.00%	138,640	11.150160	1,545,858	2.84%	12.84%
2005	0.00%	53,324	9.881172	526,904	1.81%	-1.19%	5/2/2005
Franklin Templeton VIP - Income Securities Fund - Class 2 (FTVIS2)
2008	0.00%	421,586	8.186428	3,451,283	5.51%	-29.66%
2007	0.00%	416,188	11.637657	4,843,453	3.54%	3.76%
2006	0.00%	117,590	11.216304	1,318,925	0.07%	12.16%	5/1/2006
Franklin Templeton VIP - Mutual Discovery Securities Fund - Class 2 (FTVMD2)
2008	0.20%	8,713	7.164503	62,424	1.90%	-28.35%	1/2/2008
2008	0.25%	795	7.160940	5,693	1.90%	-28.39%	1/2/2008

(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4 (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***	Initial Offering Date^
Franklin Templeton VIP - Rising Dividends Securities Fund - Class 1 (FTVRDI)
2008	0.00%	787,806	$11.884088	$9,362,356	2.02%	-26.94%
2007	0.00%	910,630	16.266644	14,812,894	2.49%	-2.41%
2006	0.00%	943,340	16.669002	15,724,536	1.23%	17.43%
2005	0.00%	840,480	14.195085	11,930,685	1.01%	3.68%
2004	0.00%	635,954	13.690957	8,706,819	0.70%	11.25%
Franklin Templeton VIP - Small Cap Value Securities Fund - Class 1 (FTVSVI)
2008	0.00%	560,057	13.921598	7,796,888	1.42%	-32.87%
2007	0.00%	545,164	20.738061	11,305,644	0.89%	-2.14%
2006	0.00%	484,062	21.190555	10,257,542	0.82%	17.30%
2005	0.00%	398,540	18.064784	7,199,539	0.92%	8.99%
2004	0.00%	237,384	16.575156	3,934,677	0.23%	24.09%
Franklin Templeton VIP - Small Cap Value Securities Fund - Class 2 (FTVSV2)
2008	0.00%	13,222	8.697893	115,004	1.16%	-33.02%
2008	0.10%	42,469	8.666053	368,039	1.16%	-33.08%
2008	0.20%	2,572	8.634328	22,207	1.16%	-33.15%
2008	0.25%	297,041	8.618488	2,560,044	1.16%	-33.18%
2008	0.40%	25,833	8.571211	221,420	1.16%	-33.28%
2007	0.10%	14,194	12.950462	183,819	0.63%	-2.48%
2007	0.25%	317,232	12.898779	4,091,905	0.63%	-2.62%
2007	0.40%	62,522	12.847323	803,240	0.63%	-2.77%
2006	0.25%	208,584	13.246445	2,762,996	0.76%	16.69%
2006	0.40%	62,174	13.213518	821,537	0.76%	16.52%
2005	0.25%	11,480	11.351855	130,319	0.00%	13.52%	5/2/2005
2005	0.40%	199,332	11.340582	2,260,541	0.00%	13.41%	5/2/2005
Gartmore GVIT - Small Cap Growth Fund: Class I - Initial Funding by the Company (SCGFSD)
2006	0.00%	807,056	17.366191	14,015,489	0.00%	3.21%
2006	0.10%	82,090	17.233732	1,414,717	0.00%	3.10%
2006	0.20%	159,120	17.102157	2,721,295	0.00%	3.00%
2006	0.25%	174,802	17.036832	2,978,072	0.00%	2.95%
2006	0.40%	106,988	16.842189	1,801,912	0.00%	2.80%
2005	0.00%	925,228	16.826475	15,568,326	0.00%	8.09%
2005	0.10%	123,464	16.714800	2,063,676	0.00%	7.98%
2005	0.20%	196,494	16.603744	3,262,536	0.00%	7.87%
2005	0.25%	186,986	16.548582	3,094,353	0.00%	7.82%
2005	0.40%	123,110	16.384018	2,017,036	0.00%	7.66%
2004	0.00%	936,378	15.567128	14,576,716	0.00%	13.42%
2004	0.10%	70,962	15.479228	1,098,437	0.00%	13.30%
2004	0.20%	269,788	15.391720	4,152,501	0.00%	13.19%
2004	0.25%	283,520	15.348222	4,351,528	0.00%	13.13%
2004	0.40%	302,750	15.218321	4,607,347	0.00%	12.96%
Goldman Sachs VIT - Mid Cap Value Fund (GVMCE)
2008	0.10%	128,526	13.524296	1,738,224	0.95%	-37.11%
2008	0.20%	831,665	13.439050	11,176,788	0.95%	-37.18%
2008	0.25%	1,507,852	13.396598	20,200,087	0.95%	-37.21%
2008	0.40%	364,923	13.270057	4,842,549	0.95%	-37.30%
2007	0.10%	160,214	21.505877	3,445,543	0.81%	3.10%
2007	0.20%	1,061,686	21.391758	22,711,330	0.81%	3.00%
2007	0.25%	1,727,904	21.334874	36,864,614	0.81%	2.94%
2007	0.40%	707,562	21.165166	14,975,667	0.81%	2.79%
2006	0.10%	29,454	20.859259	614,389	0.98%	16.05%
2006	0.20%	1,042,500	20.769434	21,652,135	0.98%	15.93%
2006	0.25%	1,231,810	20.724643	25,528,822	0.98%	15.87%
2006	0.40%	1,066,122	20.590810	21,952,316	0.98%	15.70%
2005	0.10%	75,394	17.974716	1,355,186	0.60%	12.71%
2005	0.20%	1,081,334	17.915150	19,372,261	0.60%	12.60%
2005	0.25%	792,502	17.885426	14,174,236	0.60%	12.54%
2005	0.40%	1,114,814	17.796530	19,839,821	0.60%	12.38%
2004	0.10%	117,114	15.947340	1,867,657	0.74%	25.76%
2004	0.20%	907,474	15.910334	14,438,214	0.74%	25.63%
2004	0.25%	315,450	15.891856	5,013,086	0.74%	25.57%
2004	0.40%	1,046,542	15.836525	16,573,589	0.74%	25.38%

(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4 (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***	Initial Offering Date^
Ivy Fund VIP, Inc. - Asset Strategy (WRASP)
2008	0.00%	9,046	$8.404777	$76,030	1.01%	-25.79%
2008	0.25%	36,675	8.378314	307,275	1.01%	-25.98%
2008	0.40%	795	8.362478	6,648	1.01%	-26.09%
Ivy Fund VIP, Inc. - Growth (WRGP)
2008	0.10%	21,448	9.845881	211,174	0.00%	-36.34%
2008	0.25%	42,971	9.791882	420,767	0.00%	-36.43%
2008	0.40%	229	9.738174	2,230	0.00%	-36.53%
2007	0.10%	12,832	15.110144	193,893	0.00%	22.80%
2007	0.25%	2,806	15.049872	43,230	0.00%	22.61%
2007	0.40%	24	14.989837	360	0.00%	22.43%
2006	0.40%	1,882	12.243877	23,043	0.00%	4.62%
Ivy Fund VIP, Inc. - Real Estate Securities (WRRESP)
2008	0.00%	193	8.036688	1,551	0.94%	-36.03%
2008	0.10%	25,624	8.007242	205,178	0.94%	-36.10%
2008	0.25%	5,538	7.963301	44,101	0.94%	-36.20%
2008	0.40%	574	7.919581	4,546	0.94%	-36.29%
2007	0.10%	5,798	12.530753	72,653	1.28%	-16.15%
2007	0.25%	3,926	12.480780	49,000	1.28%	-16.28%
2007	0.40%	2,396	12.430983	29,785	1.28%	-16.40%
2006	0.25%	594	14.907103	8,855	1.58%	29.76%
2006	0.40%	2,546	14.870055	37,859	1.58%	29.57%
Ivy Fund VIP, Inc. - Science and Technology (WRSTP)
2008	0.00%	3,163	6.739848	21,318	0.00%	-33.89%
2008	0.25%	95,158	6.718607	639,329	0.00%	-34.05%
2008	0.40%	609	6.705890	4,084	0.00%	-34.15%
2007	0.25%	448	10.188127	4,564	0.00%	1.88%	9/27/2007
Janus Aspen Series - Balanced Portfolio - Service Class (JABS)
2008	0.00%	103,832	13.616425	1,413,821	2.30%	-16.06%
2008	0.10%	82,014	13.530581	1,109,697	2.30%	-16.14%
2008	0.20%	24,988	13.445294	335,971	2.30%	-16.23%
2008	0.25%	213,858	13.402810	2,866,298	2.30%	-16.27%
2008	0.40%	39,051	13.276251	518,451	2.30%	-16.39%
2007	0.00%	103,442	16.221536	1,677,988	2.47%	10.29%
2007	0.10%	71,356	16.135395	1,151,357	2.47%	10.18%
2007	0.20%	69,250	16.049753	1,111,445	2.47%	10.07%
2007	0.25%	193,582	16.007046	3,098,676	2.47%	10.01%
2007	0.40%	133,728	15.879713	2,123,562	2.47%	9.84%
2006	0.00%	116,884	14.708447	1,719,182	1.99%	10.41%
2006	0.10%	8,030	14.645065	117,600	1.99%	10.30%
2006	0.20%	63,792	14.581974	930,213	1.99%	10.19%
2006	0.25%	83,320	14.550491	1,212,347	1.99%	10.14%
2006	0.40%	165,700	14.456527	2,395,447	1.99%	9.98%
2005	0.00%	93,760	13.321108	1,248,987	2.04%	7.66%
2005	0.10%	10,914	13.276935	144,904	2.04%	7.55%
2005	0.20%	261,918	13.232912	3,465,938	2.04%	7.45%
2005	0.25%	53,532	13.210934	707,208	2.04%	7.39%
2005	0.40%	208,740	13.145265	2,743,943	2.04%	7.23%
2004	0.00%	90,538	12.373264	1,120,251	2.45%	8.29%
2004	0.10%	11,560	12.344530	142,703	2.45%	8.18%
2004	0.20%	229,366	12.315866	2,824,841	2.45%	8.08%
2004	0.25%	53,754	12.301545	661,257	2.45%	8.02%
2004	0.40%	285,628	12.258707	3,501,430	2.45%	7.86%

(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4 (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***	Initial Offering Date^
Janus Aspen Series - Forty Portfolio - Service Class (JACAS)
2008	0.00%	2,977,283	$7.174977	$21,361,937	0.01%	-44.31%
2008	0.10%	364,911	7.111160	2,594,941	0.01%	-44.36%
2008	0.20%	358,465	7.047942	2,526,441	0.01%	-44.42%
2008	0.25%	1,873,016	7.016534	13,142,080	0.01%	-44.45%
2008	0.40%	73,114	6.923153	506,179	0.01%	-44.53%
2007	0.00%	2,924,576	12.883520	37,678,833	0.19%	36.63%
2007	0.10%	400,482	12.781740	5,118,857	0.19%	36.50%
2007	0.20%	250,814	12.680828	3,180,529	0.19%	36.36%
2007	0.25%	1,592,000	12.630653	20,108,000	0.19%	36.29%
2007	0.40%	59,336	12.481327	740,592	0.19%	36.09%
2006	0.00%	2,885,418	9.429195	27,207,169	0.14%	9.12%
2006	0.10%	124,964	9.364110	1,170,177	0.14%	9.01%
2006	0.20%	291,224	9.299521	2,708,244	0.14%	8.90%
2006	0.25%	1,255,440	9.267372	11,634,630	0.14%	8.84%
2006	0.40%	228,352	9.171618	2,094,357	0.14%	8.68%
2005	0.00%	3,170,060	8.641403	27,393,766	0.01%	12.56%
2005	0.10%	217,972	8.590325	1,872,450	0.01%	12.44%
2005	0.20%	294,576	8.539588	2,515,558	0.01%	12.33%
2005	0.25%	1,090,640	8.514303	9,286,039	0.01%	12.28%
2005	0.40%	217,772	8.438947	1,837,766	0.01%	12.11%
2004	0.00%	3,379,686	7.677436	25,947,323	0.02%	17.97%
2004	0.10%	112,522	7.639669	859,631	0.02%	17.85%
2004	0.20%	233,906	7.602120	1,778,181	0.02%	17.73%
2004	0.25%	956,584	7.583386	7,254,146	0.02%	17.67%
2004	0.40%	878,196	7.527514	6,610,633	0.02%	17.50%
Janus Aspen Series - Global Technology Portfolio - Service Class (JAGTS)
2008	0.00%	2,144,996	2.944514	6,315,971	0.09%	-43.97%
2008	0.10%	319,290	2.918324	931,792	0.09%	-44.03%
2008	0.25%	300,519	2.879447	865,329	0.09%	-44.11%
2008	0.40%	110	2.841109	313	0.09%	-44.20%
2007	0.00%	2,554,744	5.255324	13,426,007	0.34%	21.70%
2007	0.10%	297,474	5.213806	1,550,972	0.34%	21.58%
2007	0.25%	291,228	5.152101	1,500,436	0.34%	21.39%
2007	0.40%	2,106	5.091162	10,722	0.34%	21.21%
2006	0.00%	2,894,560	4.318333	12,499,674	0.00%	7.83%
2006	0.10%	179,882	4.288525	771,428	0.00%	7.72%
2006	0.25%	770,748	4.244167	3,271,183	0.00%	7.56%
2006	0.40%	52	4.200294	218	0.00%	7.40%
2005	0.00%	3,135,014	4.004823	12,555,176	0.00%	11.55%
2005	0.10%	158,528	3.981148	631,123	0.00%	11.44%
2005	0.25%	229,560	3.945872	905,814	0.00%	11.27%
2005	0.40%	8,530	3.910937	33,360	0.00%	11.11%
2004	0.00%	3,258,384	3.590186	11,698,205	0.00%	0.57%
2004	0.10%	151,606	3.572518	541,615	0.00%	0.47%
2004	0.20%	173,558	3.554928	616,986	0.00%	0.37%
2004	0.25%	204,340	3.546168	724,624	0.00%	0.32%
2004	0.40%	183,526	3.520024	646,016	0.00%	0.16%

(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4 (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***	Initial Offering Date^
Janus Aspen Series - INTECH Risk Managed Core Portfolio - Service Class (JARLCS)
2008	0.00%	33,622	$12.013653	$403,923	0.75%	-36.24%
2007	0.00%	26,988	18.842190	508,513	0.49%	6.13%
2006	0.00%	30,204	17.753498	536,227	0.11%	10.77%
2005	0.00%	31,826	16.027544	510,093	1.33%	10.91%
2004	0.00%	23,542	14.450740	340,199	2.52%	17.46%
Janus Aspen Series - International Growth Portfolio - Service Class (JAIGS)
2008	0.00%	1,658,237	8.885289	14,733,915	2.55%	-52.23%
2008	0.10%	391,460	8.806322	3,447,323	2.55%	-52.28%
2008	0.20%	1,506,012	8.728004	13,144,479	2.55%	-52.32%
2008	0.25%	973,967	8.689119	8,462,915	2.55%	-52.35%
2008	0.40%	276,653	8.573479	2,371,879	2.55%	-52.42%
2007	0.00%	2,005,464	18.599320	37,300,267	0.44%	28.02%
2007	0.10%	392,780	18.452535	7,247,787	0.44%	27.89%
2007	0.20%	409,154	18.306795	7,490,298	0.44%	27.76%
2007	0.25%	1,103,674	18.234395	20,124,828	0.44%	27.70%
2007	0.40%	4,662	18.018848	84,004	0.44%	27.50%
2006	0.00%	2,503,690	14.528655	36,375,248	1.89%	46.63%
2006	0.10%	206,152	14.428484	2,974,461	1.89%	46.48%
2006	0.20%	351,364	14.328921	5,034,667	1.89%	46.34%
2006	0.25%	1,109,576	14.279422	15,844,104	1.89%	46.26%
2006	0.40%	43,784	14.131910	618,752	1.89%	46.05%
2005	0.00%	2,831,486	9.908475	28,055,708	1.05%	31.94%
2005	0.10%	177,088	9.849961	1,744,310	1.05%	31.81%
2005	0.20%	349,754	9.791747	3,424,703	1.05%	31.68%
2005	0.25%	882,786	9.762789	8,618,453	1.05%	31.61%
2005	0.40%	156,464	9.676381	1,514,005	1.05%	31.41%
2004	0.00%	3,009,298	7.509901	22,599,530	0.85%	18.69%
2004	0.10%	150,980	7.472984	1,128,271	0.85%	18.57%
2004	0.20%	586,420	7.436235	4,360,757	0.85%	18.45%
2004	0.25%	680,002	7.417926	5,044,205	0.85%	18.39%
2004	0.40%	1,087,636	7.363272	8,008,560	0.85%	18.21%
Janus Aspen Series - International Growth Portfolio - Service II Class (JAIGS2)
2008	0.00%	1,692,770	7.117893	12,048,956	2.73%	-52.21%
2007	0.00%	1,653,148	14.893765	24,621,598	0.49%	28.07%
2006	0.00%	754,850	11.629148	8,778,262	1.78%	16.29%	5/1/2006

(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4 (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***	Initial Offering Date^
JPMorgan Insurance Trust - Diversified Mid Cap Growth Portfolio 1 (OGGO)
2008	0.10%	24,370	$11.699757	$285,123	0.00%	-43.84%
2008	0.25%	150,923	11.589969	1,749,193	0.00%	-43.93%
2008	0.40%	62,009	11.481181	711,937	0.00%	-44.01%
2007	0.10%	50,026	20.833315	1,042,207	0.00%	17.12%
2007	0.20%	71,184	20.723509	1,475,182	0.00%	17.00%
2007	0.25%	100,032	20.668909	2,067,552	0.00%	16.94%
2007	0.40%	106,088	20.505746	2,175,414	0.00%	16.77%
2006	0.10%	35,396	17.787877	629,620	0.00%	11.28%
2006	0.20%	43,296	17.711914	766,855	0.00%	11.17%
2006	0.25%	62,906	17.674125	1,111,809	0.00%	11.11%
2006	0.40%	83,526	17.561058	1,466,805	0.00%	10.95%
2005	0.10%	24,994	15.985073	399,531	0.00%	10.98%
2005	0.20%	23,694	15.932691	377,509	0.00%	10.87%
2005	0.25%	75,420	15.906622	1,199,677	0.00%	10.82%
2005	0.40%	90,134	15.828526	1,426,688	0.00%	10.65%
2004	0.10%	2,456	14.403351	35,375	0.00%	12.51%
2004	0.20%	8,286	14.370472	119,074	0.00%	12.39%
2004	0.25%	82,778	14.354104	1,188,204	0.00%	12.34%
2004	0.40%	99,214	14.304998	1,419,256	0.00%	12.17%
JPMorgan Insurance Trust - Diversified Mid Cap Value Portfolio 1 (OGMVP)
2008	0.10%	4,372	12.612983	55,144	1.51%	-35.55%
2008	0.20%	6,347	12.533943	79,553	1.51%	-35.61%
2007	0.10%	4,412	19.569601	86,341	1.87%	0.82%
2007	0.20%	6,420	19.466479	124,975	1.87%	0.71%
2006	0.10%	5,886	19.411280	114,255	1.18%	16.60%
2006	0.20%	6,476	19.328434	125,171	1.18%	16.49%
2006	0.25%	730	19.287150	14,080	1.18%	16.43%
2006	0.40%	2,838	19.163821	54,387	1.18%	16.26%
2005	0.10%	5,916	16.647145	98,485	0.60%	9.64%
2005	0.20%	22,284	16.592629	369,750	0.60%	9.54%
2005	0.25%	10,644	16.565444	176,323	0.60%	9.48%
2005	0.40%	14,156	16.484146	233,350	0.60%	9.32%
2004	0.10%	5,950	15.182812	90,338	0.58%	15.28%
2004	0.20%	14,900	15.148180	225,708	0.58%	15.17%
2004	0.25%	22,074	15.130897	333,999	0.58%	15.11%
2004	0.40%	35,252	15.079159	531,571	0.58%	14.94%
Legg Mason Partners VET - Small Cap Growth Portfolio - Class I (SBVSG)
2008	0.00%	166	5.869001	974	0.00%	-40.71%
2008	0.25%	18,031	5.850489	105,490	0.00%	-40.86%
Lehman Brothers AMT - Short Duration Bond Portfolio - I Class (AMTB)
2008	0.00%	417,277	9.759262	4,072,316	3.91%	-13.43%
2007	0.00%	757,962	11.273070	8,544,559	2.69%	4.77%
2006	0.00%	903,048	10.759706	9,716,531	3.07%	4.20%
2005	0.00%	748,972	10.325859	7,733,779	3.97%	1.44%
2004	0.00%	335,648	10.178954	3,416,546	4.28%	0.78%

(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4 (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***	Initial Offering Date^
Lincoln VIP - Baron Growth Opportunities Funds - Service Class (BNCAI)
2008	0.00%	8,641	$11.917785	$102,982	0.00%	-39.14%
2008	0.10%	62,479	11.842641	739,916	0.00%	-39.20%
2008	0.20%	120,684	11.767949	1,420,203	0.00%	-39.26%
2008	0.25%	360,408	11.730770	4,227,863	0.00%	-39.29%
2008	0.40%	95,250	11.619973	1,106,802	0.00%	-39.38%
2007	0.10%	129,912	19.476896	2,530,283	0.00%	3.32%
2007	0.20%	222,816	19.373459	4,316,717	0.00%	3.21%
2007	0.25%	312,238	19.321952	6,033,048	0.00%	3.16%
2007	0.40%	154,928	19.168269	2,969,702	0.00%	3.01%
2006	0.10%	80,920	18.851618	1,525,473	0.00%	15.41%
2006	0.20%	216,684	18.770366	4,067,238	0.00%	15.29%
2006	0.25%	186,980	18.729880	3,502,113	0.00%	15.23%
2006	0.40%	206,184	18.608964	3,836,871	0.00%	15.06%
2005	0.10%	97,836	16.334885	1,598,140	0.00%	3.26%
2005	0.20%	219,114	16.280709	3,567,331	0.00%	3.16%
2005	0.25%	304,012	16.253697	4,941,319	0.00%	3.11%
2005	0.40%	191,636	16.172933	3,099,316	0.00%	2.95%
2004	0.10%	128,444	15.819001	2,031,856	0.00%	25.51%
2004	0.20%	401,660	15.782247	6,339,097	0.00%	25.39%
2004	0.25%	84,614	15.763932	1,333,849	0.00%	25.33%
2004	0.40%	171,058	15.709055	2,687,160	0.00%	25.14%
Lord Abbett Series Fund, Inc. - Mid Cap Value Portfolio - Class VC (LOVMCV)
2008	0.10%	43,763	7.699923	336,972	1.22%	-39.42%
2008	0.25%	81,281	7.657684	622,424	1.22%	-39.51%
2008	0.40%	9,534	7.615671	72,608	1.22%	-39.60%
2007	0.10%	46,312	12.709507	588,603	0.59%	0.48%
2007	0.25%	87,970	12.658811	1,113,596	0.59%	0.33%
2007	0.40%	14,806	12.608296	186,678	0.59%	0.18%
2006	0.25%	45,876	12.617407	578,836	0.89%	11.95%
2006	0.40%	7,064	12.586028	88,908	0.89%	11.78%
2005	0.25%	19,122	11.270434	215,513	0.52%	12.70%	5/2/2005
2005	0.40%	1,690	11.259238	19,028	0.52%	12.59%	5/2/2005
MFS(R) VIT - Investors Growth Stock Series - Initial Class (MIGIC)
2008	0.00%	263,673	10.006089	2,638,336	0.61%	-36.87%
2007	0.00%	289,412	15.850552	4,587,340	0.33%	11.36%
2006	0.00%	314,824	14.233850	4,481,158	0.00%	7.58%
2005	0.00%	291,396	13.231476	3,855,599	0.34%	4.49%
2004	0.00%	214,290	12.663111	2,713,578	0.00%	9.18%
MFS(R) VIT - Research International Series - Service Class (MVRISC)
2008	0.00%	213	6.081781	1,295	0.06%	-42.52%
2008	0.25%	24,151	6.056428	146,269	0.06%	-42.67%
2008	0.40%	15,870	6.041270	95,875	0.06%	-42.75%
2007	0.25%	128	10.563577	1,352	0.00%	5.64%	5/1/2007
2007	0.40%	772	10.552986	8,147	0.00%	5.53%	5/1/2007
MFS(R) VIT - Value Series - Initial Class (MVFIC)
2008	0.00%	406,164	13.356934	5,425,106	1.20%	-32.58%
2007	0.00%	348,380	19.812092	6,902,137	0.87%	7.91%
2006	0.00%	200,260	18.360218	3,676,817	0.97%	20.84%
2005	0.00%	118,172	15.193770	1,795,478	0.73%	6.66%
2004	0.00%	72,218	14.245099	1,028,753	0.45%	15.18%
MFS(R) VIT - Value Series - Service Class (MVFSC)
2008	0.00%	37,486	6.612135	247,862	1.35%	-32.74%
2008	0.25%	270,891	6.591290	1,785,521	1.35%	-32.91%
2008	0.40%	988	6.578814	6,500	1.35%	-33.01%
Nationwide VIT - American Funds Asset Allocation Fund - Class II (GVAAA2)
2008	0.00%	395,090	7.868935	3,108,938	2.59%	-29.78%
2007	0.00%	340,142	11.205324	3,811,401	2.43%	6.14%
2006	0.00%	166,024	10.556998	1,752,715	3.37%	5.57%	5/1/2006
Nationwide VIT - American Funds Bond Fund - Class II (GVABD2)
2008	0.00%	253,508	9.781713	2,479,742	5.43%	-9.87%
2007	0.00%	223,108	10.853118	2,421,417	8.46%	2.98%
2006	0.00%	70,612	10.538858	744,170	0.90%	5.39%	5/1/2006

(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4 (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***	Initial Offering Date^
Nationwide VIT - American Funds Global Growth Fund - Class II (GVAGG2)
2008	0.00%	518,855	$7.608765	$3,947,846	2.78%	-38.64%
2007	0.00%	451,322	12.399481	5,596,159	2.98%	14.36%
2006	0.00%	150,826	10.842096	1,635,270	0.23%	8.42%	5/1/2006
Nationwide VIT - American Funds Growth Fund - Class II (GVAGR2)
2008	0.00%	801,346	6.470039	5,184,740	2.15%	-44.21%
2007	0.00%	610,966	11.597638	7,085,762	0.75%	11.90%
2006	0.00%	168,526	10.364424	1,746,675	1.12%	3.64%	5/1/2006
Nationwide VIT - American Funds Growth-Income Fund - Class II (GVAGI2)
2008	0.00%	232,982	6.126963	1,427,472	2.61%	-38.06%
2007	0.00%	94,768	9.892316	937,475	2.46%	-1.08%	5/1/2007
Nationwide VIT - Cardinal Aggressive Fund - Class I (NVCRA1)
2008	0.00%	43,904	6.416027	281,689	2.01%	-35.84%	5/1/2008
Nationwide VIT - Cardinal Balanced Fund - Class I (NVCRB1)
2008	0.00%	65,101	8.002099	520,945	2.15%	-19.98%	5/1/2008
Nationwide VIT - Cardinal Capital Appreciation Fund - Class I (NVCCA1)
2008	0.00%	71,014	7.263571	515,815	1.50%	-27.36%	5/1/2008
Nationwide VIT - Cardinal Conservative Fund - Class I (NVCCN1)
2008	0.00%	32,838	9.142885	300,234	1.40%	-8.57%	5/1/2008
Nationwide VIT - Cardinal Moderate Fund - Class I (NVCMD1)
2008	0.00%	83,184	7.626933	634,439	2.04%	-23.73%	5/1/2008
Nationwide VIT - Cardinal Moderately Aggressive Fund - Class I (NVCMA1)
2008	0.00%	223,705	6.896919	1,542,875	1.52%	-31.03%	5/1/2008
Nationwide VIT - Cardinal Moderately Conservative Fund - Class I (NVCMC1)
2008	0.00%	33,824	8.375935	283,308	2.14%	-16.24%	5/1/2008
Nationwide VIT - Core Bond Fund - Class I (NVCBD1)
2008	0.00%	21,176	9.945181	210,599	4.53%	-0.55%	5/1/2008
Nationwide VIT - Federated High Income Bond Fund - Class I (HIBF)
2008	0.00%	312,224	12.195368	3,807,687	9.24%	-27.99%
2008	0.10%	56,513	11.018160	622,669	9.24%	-28.06%
2008	0.20%	70,677	12.343884	872,429	9.24%	-28.13%
2008	0.25%	629,259	12.294086	7,736,164	9.24%	-28.17%
2008	0.40%	197,959	11.130031	2,203,290	9.24%	-28.28%
2007	0.00%	650,262	16.935434	11,012,469	7.29%	3.13%
2007	0.10%	47,480	15.315998	727,204	7.29%	3.03%
2007	0.20%	69,190	17.176023	1,188,409	7.29%	2.93%
2007	0.25%	419,204	17.115297	7,174,801	7.29%	2.88%
2007	0.40%	205,334	15.518038	3,186,381	7.29%	2.72%
2006	0.00%	882,542	16.420739	14,491,992	7.41%	10.60%
2006	0.10%	9,510	14.865456	141,370	7.41%	10.49%
2006	0.20%	61,806	16.687538	1,031,390	7.41%	10.38%
2006	0.25%	370,802	16.636894	6,168,994	7.41%	10.33%
2006	0.40%	230,582	15.107048	3,483,413	7.41%	10.16%
2005	0.00%	1,047,212	14.846585	15,547,522	6.92%	2.38%
2005	0.10%	25,760	13.453811	346,570	6.92%	2.28%
2005	0.20%	75,410	15.117925	1,140,043	6.92%	2.18%
2005	0.25%	204,814	15.079557	3,088,504	6.92%	2.13%
2005	0.40%	224,370	13.713412	3,076,878	6.92%	1.97%
2004	0.00%	1,351,330	14.501407	19,596,186	7.58%	10.10%
2004	0.10%	95,632	13.154128	1,257,956	7.58%	9.99%
2004	0.20%	810,264	14.795923	11,988,604	7.58%	9.88%
2004	0.25%	157,482	14.765731	2,325,337	7.58%	9.82%
2004	0.40%	329,516	13.448117	4,431,370	7.58%	9.66%

(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4 (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***	Initial Offering Date^
Nationwide VIT - Federated High Income Bond Fund - Class III (HIBF3)
2008	0.00%	707,956	$8.647843	$6,122,292	8.18%	-28.10%
2007	0.00%	1,316,814	12.027193	15,837,576	7.98%	3.17%
2006	0.00%	701,700	11.657910	8,180,355	7.85%	10.60%
2005	0.00%	429,384	10.540776	4,526,041	6.02%	5.41%	5/2/2005
Nationwide VIT - Gartmore Emerging Markets Fund - Class I (GEM)
2008	0.00%	149,822	15.581599	2,334,466	1.16%	-57.76%
2008	0.10%	140,572	15.453591	2,172,342	1.16%	-57.80%
2008	0.20%	249,942	15.326599	3,830,761	1.16%	-57.85%
2008	0.25%	421,621	15.263531	6,435,425	1.16%	-57.87%
2008	0.40%	247,183	15.075807	3,726,483	1.16%	-57.93%
2007	0.00%	204,784	36.889137	7,554,305	0.71%	45.58%
2007	0.10%	146,372	36.622841	5,360,558	0.71%	45.43%
2007	0.20%	410,876	36.358404	14,938,796	0.71%	45.29%
2007	0.25%	406,344	36.226972	14,720,613	0.71%	45.21%
2007	0.40%	273,120	35.835395	9,787,363	0.71%	44.99%
2006	0.00%	270,924	25.339713	6,865,136	0.71%	36.72%
2006	0.10%	48,516	25.182064	1,221,733	0.71%	36.58%
2006	0.20%	258,760	25.025345	6,475,558	0.71%	36.45%
2006	0.25%	300,448	24.947405	7,495,398	0.71%	36.38%
2006	0.40%	316,790	24.714946	7,829,448	0.71%	36.17%
2005	0.00%	369,062	18.534273	6,840,296	0.60%	32.64%
2005	0.10%	51,076	18.437333	941,705	0.60%	32.50%
2005	0.20%	169,786	18.340864	3,114,022	0.60%	32.37%
2005	0.25%	198,760	18.292860	3,635,889	0.60%	32.31%
2005	0.40%	150,756	18.149525	2,736,150	0.60%	32.11%
2004	0.00%	466,980	13.973799	6,525,485	1.04%	20.74%
2004	0.10%	70,226	13.914559	977,164	1.04%	20.62%
2004	0.20%	16,822	13.855548	233,078	1.04%	20.50%
2004	0.25%	68,036	13.826171	940,677	1.04%	20.44%
2004	0.40%	182,748	13.738334	2,510,653	1.04%	20.26%
Nationwide VIT - Gartmore Emerging Markets Fund - Class III (GEM3)
2008	0.00%	811,502	11.185864	9,077,351	1.15%	-57.83%
2007	0.00%	938,196	26.524857	24,885,515	0.72%	45.55%
2006	0.00%	714,108	18.224168	13,014,024	0.72%	36.64%
2005	0.00%	462,520	13.336908	6,168,587	0.20%	33.37%	5/2/2005
Nationwide VIT - Gartmore Global Utilities Fund - Class I (GVGU1)
2008	0.00%	121,284	16.548066	2,007,016	3.05%	-32.94%
2008	0.10%	36,003	16.438112	591,821	3.05%	-33.01%
2008	0.25%	32,066	16.274553	521,860	3.05%	-33.11%
2007	0.00%	177,796	24.676248	4,387,338	2.57%	20.43%
2007	0.10%	44,916	24.536865	1,102,098	2.57%	20.31%
2007	0.25%	27,478	24.329252	668,519	2.57%	20.13%
2006	0.00%	178,132	20.489395	3,649,817	2.84%	37.56%
2006	0.10%	11,378	20.394132	232,044	2.84%	37.42%
2006	0.25%	20,796	20.252066	421,162	2.84%	37.22%
2006	0.40%	2,542	20.110980	51,122	2.84%	37.01%
2005	0.00%	118,088	14.894755	1,758,892	2.09%	6.39%
2005	0.10%	16,528	14.840284	245,280	2.09%	6.28%
2005	0.25%	15,934	14.758947	235,169	2.09%	6.12%
2005	0.40%	2,742	14.678049	40,247	2.09%	5.96%
2004	0.00%	134,138	14.000446	1,877,992	1.64%	29.97%
2004	0.10%	13,192	13.963148	184,202	1.64%	29.84%
2004	0.20%	21,186	13.925951	295,035	1.64%	29.71%
2004	0.25%	17,668	13.907406	245,716	1.64%	29.64%
2004	0.40%	15,120	13.851870	209,440	1.64%	29.45%

(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4 (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***	Initial Offering Date^
Nationwide VIT - Gartmore International Equity Fund - Class I (GIG)
2008	0.00%	457,734	$9.211762	$4,216,537	1.36%	-46.06%
2008	0.10%	91,345	9.136079	834,535	1.36%	-46.11%
2008	0.25%	107,083	9.023725	966,288	1.36%	-46.19%
2008	0.40%	722	8.912712	6,435	1.36%	-46.27%
2007	0.00%	522,056	17.076402	8,914,838	0.38%	27.15%
2007	0.10%	180,062	16.953079	3,052,605	0.38%	27.02%
2007	0.25%	36,532	16.769826	612,635	0.38%	26.83%
2006	0.00%	554,752	13.430598	7,450,651	0.84%	32.96%
2006	0.10%	109,564	13.347009	1,462,352	0.84%	32.83%
2006	0.25%	55,980	13.222655	740,204	0.84%	32.63%
2006	0.40%	416	13.099372	5,449	0.84%	32.44%
2005	0.00%	203,318	10.100861	2,053,687	1.10%	30.21%
2005	0.10%	96,242	10.048006	967,040	1.10%	30.08%
2005	0.25%	54,480	9.969281	543,126	1.10%	29.89%
2005	0.40%	4	9.891115	40	1.10%	29.69%
2004	0.00%	125,904	7.757434	976,692	0.85%	14.19%
2004	0.10%	50,722	7.724537	391,804	0.85%	14.08%
2004	0.20%	12,706	7.691798	97,732	0.85%	13.97%
2004	0.25%	28,960	7.675467	222,282	0.85%	13.91%
2004	0.40%	25,428	7.626680	193,931	0.85%	13.74%
Nationwide VIT - Gartmore International Equity Fund - Class III (GIG3)
2008	0.00%	24,803	5.516874	136,835	1.55%	-44.83%	5/1/2008
Nationwide VIT - Gartmore International Equity Fund - Class VI (NVIE6)
2008	0.00%	6,719	5.508000	37,008	1.45%	-44.92%	5/1/2008
Nationwide VIT - Gartmore Worldwide Leaders Fund - Class I (GEF)
2008	0.00%	216,990	12.271930	2,662,886	0.73%	-44.34%
2008	0.10%	54,435	9.882968	537,979	0.73%	-44.40%
2008	0.25%	13,713	9.666117	132,551	0.73%	-44.48%
2007	0.00%	250,388	22.048358	5,520,644	0.41%	19.90%
2007	0.10%	109,004	17.774048	1,937,442	0.41%	19.78%
2007	0.25%	14,992	17.410223	261,014	0.41%	19.60%
2006	0.00%	249,376	18.389109	4,585,802	0.85%	25.88%
2006	0.10%	64,922	14.839096	963,384	0.85%	25.76%
2006	0.25%	13,250	14.557271	192,884	0.85%	25.57%
2006	0.40%	24	15.509710	372	0.85%	25.38%
2005	0.00%	262,448	14.608344	3,833,931	1.11%	19.34%
2005	0.10%	79,212	11.799959	934,698	1.11%	19.22%
2005	0.25%	12,984	11.593174	150,526	1.11%	19.04%
2005	0.40%	78	12.370181	965	1.11%	18.86%
2004	0.00%	281,954	12.241206	3,451,457	0.00%	15.67%
2004	0.10%	120,048	9.897753	1,188,205	0.00%	15.55%
2004	0.20%	2,874	9.758795	28,047	0.00%	15.43%
2004	0.25%	34,068	9.738860	331,783	0.00%	15.38%
2004	0.40%	1,704	10.407118	17,734	0.00%	15.20%

(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4 (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***	Initial Offering Date^
Nationwide VIT - Global Financial Services Fund - Class I (GVGF1)
2008	0.00%	94,761	$10.542078	$998,978	1.83%	-46.27%
2008	0.10%	40,964	10.471992	428,975	1.83%	-46.33%
2008	0.25%	36,230	10.367711	375,622	1.83%	-46.41%
2007	0.00%	93,918	19.621675	1,842,828	3.45%	-1.05%
2007	0.10%	104,978	19.510815	2,048,206	3.45%	-1.15%
2007	0.25%	38,992	19.345657	754,326	3.45%	-1.30%
2006	0.00%	113,986	19.830405	2,260,389	1.89%	20.32%
2006	0.10%	98,040	19.738206	1,935,134	1.89%	20.20%
2006	0.25%	30,252	19.600661	592,959	1.89%	20.02%
2006	0.40%	5,096	19.464132	99,189	1.89%	19.84%
2005	0.00%	105,354	16.481268	1,736,368	2.00%	11.15%
2005	0.10%	69,072	16.420998	1,134,231	2.00%	11.04%
2005	0.25%	24,048	16.330978	392,727	2.00%	10.87%
2005	0.40%	3,938	16.241486	63,959	2.00%	10.71%
2004	0.00%	121,742	14.827817	1,805,168	1.37%	20.99%
2004	0.10%	5,676	14.788326	83,939	1.37%	20.87%
2004	0.20%	7,074	14.748909	104,334	1.37%	20.75%
2004	0.25%	8,572	14.729262	126,259	1.37%	20.69%
2004	0.40%	59,974	14.670465	879,846	1.37%	20.51%
Nationwide VIT - Government Bond Fund - Class I (GBF)
2008	0.00%	2,666,781	18.484063	49,292,948	4.28%	7.72%
2008	0.10%	149,239	17.036588	2,542,523	4.28%	7.61%
2008	0.20%	1,179,027	15.483913	18,255,951	4.28%	7.50%
2008	0.25%	3,301,654	15.421502	50,916,464	4.28%	7.45%
2008	0.40%	485,177	17.389732	8,437,098	4.28%	7.29%
2007	0.00%	2,247,294	17.159530	38,562,509	4.48%	7.16%
2007	0.10%	160,904	15.831585	2,547,365	4.48%	7.05%
2007	0.20%	717,380	14.403124	10,332,513	4.48%	6.94%
2007	0.25%	3,004,026	14.352245	43,114,517	4.48%	6.89%
2007	0.40%	440,784	16.208282	7,144,351	4.48%	6.73%
2006	0.00%	2,428,156	16.013288	38,882,761	3.95%	3.34%
2006	0.10%	78,218	14.788907	1,156,759	3.95%	3.24%
2006	0.20%	826,566	13.468059	11,132,240	3.95%	3.14%
2006	0.25%	3,008,954	13.427221	40,401,890	3.95%	3.08%
2006	0.40%	445,662	15.186518	6,768,054	3.95%	2.93%
2005	0.00%	3,195,842	15.495567	49,521,384	3.71%	3.26%
2005	0.10%	100,704	14.325057	1,442,591	3.71%	3.16%
2005	0.20%	1,941,614	13.058642	25,354,842	3.71%	3.06%
2005	0.25%	3,496,292	13.025536	45,541,077	3.71%	3.01%
2005	0.40%	800,072	14.754249	11,804,462	3.71%	2.85%
2004	0.00%	3,187,198	15.005858	47,826,641	5.38%	3.26%
2004	0.10%	68,418	13.886189	950,065	5.38%	3.16%
2004	0.20%	1,951,516	12.671201	24,728,051	5.38%	3.06%
2004	0.25%	2,572,680	12.645377	32,532,509	5.38%	3.00%
2004	0.40%	2,350,974	14.345081	33,724,912	5.38%	2.85%

(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4 (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***	Initial Offering Date^
Nationwide VIT - Growth Fund - Class I (CAF)
2008	0.00%	1,603,390	$6.066573	$9,727,082	0.28%	-38.71%
2008	0.10%	208,878	4.578246	956,295	0.28%	-38.77%
2008	0.20%	99,363	5.860450	582,312	0.28%	-38.83%
2008	0.25%	8,138	5.836782	47,500	0.28%	-38.86%
2007	0.00%	1,726,074	9.897441	17,083,716	0.18%	19.54%
2007	0.10%	226,134	7.476755	1,690,749	0.18%	19.42%
2007	0.20%	76,332	9.580341	731,287	0.18%	19.30%
2007	0.25%	8,184	9.546438	78,128	0.18%	19.24%
2006	0.00%	1,876,832	8.279324	15,538,900	0.05%	6.17%
2006	0.10%	51,726	6.260681	323,840	0.05%	6.06%
2006	0.20%	67,782	8.030198	544,303	0.05%	5.96%
2006	0.25%	45,366	8.005797	363,191	0.05%	5.90%
2006	0.40%	4	6.904680	28	0.05%	5.75%
2005	0.00%	1,986,938	7.798327	15,494,792	0.08%	6.50%
2005	0.10%	59,854	5.902844	353,309	0.08%	6.39%
2005	0.20%	60,144	7.578777	455,818	0.08%	6.29%
2005	0.25%	40,952	7.559516	309,577	0.08%	6.24%
2005	0.40%	3,778	6.529541	24,669	0.08%	6.08%
2004	0.00%	2,009,968	7.322345	14,717,679	0.34%	8.16%
2004	0.10%	47,844	5.548096	265,443	0.34%	8.05%
2004	0.20%	47,838	7.130400	341,104	0.34%	7.94%
2004	0.25%	73,454	7.115834	522,686	0.34%	7.89%
2004	0.40%	16,686	6.155504	102,711	0.34%	7.72%
Nationwide VIT - Health Sciences Fund - Class I (GVGH1)
2008	0.00%	84,235	11.589966	976,281	0.26%	-25.21%
2008	0.10%	81,523	11.512893	938,566	0.26%	-25.29%
2008	0.25%	59,035	11.398285	672,898	0.26%	-25.40%
2008	0.40%	207	11.284830	2,336	0.26%	-25.51%
2007	0.00%	101,446	15.497697	1,572,179	0.07%	13.16%
2007	0.10%	52,696	15.410067	812,049	0.07%	13.05%
2007	0.20%	90,084	15.322977	1,380,355	0.07%	12.93%
2007	0.25%	57,456	15.279611	877,905	0.07%	12.88%
2007	0.40%	2,882	15.150267	43,663	0.07%	12.71%
2006	0.00%	124,614	13.695316	1,706,628	0.00%	2.71%
2006	0.10%	13,596	13.631572	185,335	0.00%	2.61%
2006	0.20%	72,832	13.568156	988,196	0.00%	2.50%
2006	0.25%	29,942	13.536569	405,312	0.00%	2.45%
2006	0.40%	18,258	13.442227	245,428	0.00%	2.30%
2005	0.00%	194,488	13.334230	2,593,348	0.00%	8.44%
2005	0.10%	20,710	13.285419	275,141	0.00%	8.33%
2005	0.20%	62,816	13.236814	831,484	0.00%	8.22%
2005	0.25%	27,596	13.212593	364,615	0.00%	8.17%
2005	0.40%	13,866	13.140144	182,201	0.00%	8.01%
2004	0.00%	256,666	12.296466	3,156,085	0.00%	7.86%
2004	0.10%	49,544	12.263680	607,592	0.00%	7.75%
2004	0.20%	16,466	12.231005	201,396	0.00%	7.64%
2004	0.25%	24,814	12.214711	303,096	0.00%	7.59%
2004	0.40%	57,244	12.165918	696,426	0.00%	7.43%
Nationwide VIT - Health Sciences Fund - Class III (GVGHS)
2008	0.00%	260,983	9.339799	2,437,529	0.29%	-25.23%
2007	0.00%	210,752	12.491648	2,632,640	0.07%	13.23%
2006	0.00%	212,658	11.032385	2,346,125	0.00%	2.70%
2005	0.00%	128,282	10.742057	1,378,013	0.00%	7.42%	5/2/2005

(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4 (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***	Initial Offering Date^
Nationwide VIT - International Index Fund - Class II (GVIX2)
2008	0.00%	592	$5.765640	$3,413	1.66%	-43.11%
2008	0.25%	37,630	5.741605	216,057	1.66%	-43.25%
2008	0.40%	76,167	5.727230	436,226	1.66%	-43.34%
2007	0.00%	93,770	23.734976	2,225,629	2.02%	2.92%
2007	0.25%	164,488	10.117465	1,664,202	1.19%	1.17%	5/1/2007
2007	0.40%	55,246	10.107323	558,389	1.19%	1.07%	5/1/2007
2006	0.00%	134,862	23.062454	3,110,249	2.07%	22.67%
2005	0.00%	175,520	18.800450	3,299,855	1.31%	12.09%
2004	0.00%	281,276	16.772215	4,717,622	1.91%	20.29%
Nationwide VIT - International Index Fund - Class VI (GVIX6)
2008	0.00%	71,845	6.837123	491,213	2.06%	-43.11%
2007	0.00%	53,368	12.017667	641,359	1.67%	9.50%
2006	0.00%	20,334	10.975279	223,171	1.50%	9.75%	5/1/2006
Nationwide VIT - Investor Destinations Aggressive Fund - Class II (GVIDA)
2008	0.00%	1,362,477	10.574854	14,407,995	2.07%	-36.84%
2008	0.10%	206,669	10.501810	2,170,399	2.07%	-36.91%
2008	0.20%	190,819	10.429261	1,990,101	2.07%	-36.97%
2008	0.25%	234,097	10.393146	2,433,004	2.07%	-37.00%
2008	0.40%	82,666	10.285643	850,273	2.07%	-37.10%
2007	0.00%	1,376,510	16.743624	23,047,766	2.03%	5.96%
2007	0.10%	211,970	16.644647	3,528,166	2.03%	5.85%
2007	0.20%	198,282	16.546241	3,280,822	2.03%	5.75%
2007	0.25%	160,792	16.497208	2,652,619	2.03%	5.69%
2007	0.40%	157,686	16.351146	2,578,347	2.03%	5.53%
2006	0.00%	1,105,550	15.802084	17,469,994	2.11%	16.87%
2006	0.10%	23,050	15.724474	362,449	2.11%	16.75%
2006	0.20%	211,872	15.647232	3,315,210	2.11%	16.64%
2006	0.25%	77,654	15.608708	1,212,079	2.11%	16.58%
2006	0.40%	171,634	15.493861	2,659,273	2.11%	16.40%
2005	0.00%	1,044,556	13.521320	14,123,776	2.02%	7.93%
2005	0.10%	24,154	13.468331	325,314	2.02%	7.82%
2005	0.20%	170,910	13.415540	2,292,850	2.02%	7.72%
2005	0.25%	24,354	13.389188	326,080	2.02%	7.66%
2005	0.40%	104,554	13.310555	1,391,672	2.02%	7.50%
2004	0.00%	937,068	12.527746	11,739,350	1.85%	14.03%
2004	0.10%	24,186	12.491088	302,109	1.85%	13.91%
2004	0.20%	7,054	12.454537	87,854	1.85%	13.80%
2004	0.25%	14,712	12.436282	182,963	1.85%	13.74%
2004	0.40%	63,674	12.381734	788,395	1.85%	13.57%
Nationwide VIT - Investor Destinations Conservative Fund - Class II (GVIDC)
2008	0.00%	746,175	12.327359	9,198,367	3.88%	-6.02%
2008	0.10%	36,290	12.242222	444,270	3.88%	-6.12%
2008	0.20%	72,139	12.157648	877,041	3.88%	-6.21%
2008	0.25%	508,679	12.115615	6,162,959	3.88%	-6.26%
2008	0.40%	713,252	11.990270	8,552,084	3.88%	-6.40%
2007	0.00%	621,536	13.117367	8,152,916	3.54%	5.38%
2007	0.10%	35,914	13.039806	468,312	3.54%	5.28%
2007	0.20%	28,608	12.962685	370,836	3.54%	5.17%
2007	0.25%	332,180	12.924331	4,293,204	3.54%	5.12%
2007	0.40%	106,108	12.809833	1,359,226	3.54%	4.96%
2006	0.00%	628,508	12.447546	7,823,382	3.23%	6.16%
2006	0.10%	26,518	12.386397	328,462	3.23%	6.06%
2006	0.20%	22,320	12.325531	275,106	3.23%	5.95%
2006	0.25%	287,996	12.295233	3,540,978	3.23%	5.90%
2006	0.40%	92,396	12.204705	1,127,666	3.23%	5.74%
2005	0.00%	706,430	11.724859	8,282,792	2.49%	3.31%
2005	0.10%	29,088	11.678890	339,716	2.49%	3.20%
2005	0.20%	34,084	11.633095	396,502	2.49%	3.10%
2005	0.25%	4,440	11.610294	51,550	2.49%	3.05%
2005	0.40%	49,050	11.542054	566,138	2.49%	2.90%
2004	0.00%	593,680	11.349571	6,738,013	2.49%	4.65%
2004	0.10%	21,194	11.316349	239,839	2.49%	4.55%
2004	0.20%	2,950	11.283226	33,286	2.49%	4.44%
2004	0.25%	6,398	11.266714	72,084	2.49%	4.39%
2004	0.40%	95,536	11.217265	1,071,653	2.49%	4.23%

(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4 (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***	Initial Offering Date^
Nationwide VIT - Investor Destinations Moderate Fund - Class II (GVIDM)
2008	0.00%	3,933,503	$11.441586	$45,005,513	2.82%	-23.20%
2008	0.10%	117,688	11.362546	1,337,235	2.82%	-23.27%
2008	0.20%	205,224	11.284040	2,315,756	2.82%	-23.35%
2008	0.25%	551,789	11.244982	6,204,857	2.82%	-23.39%
2008	0.40%	189,624	11.128694	2,110,267	2.82%	-23.50%
2007	0.00%	3,877,166	14.896957	57,757,975	2.71%	5.66%
2007	0.10%	117,560	14.808865	1,740,930	2.71%	5.55%
2007	0.20%	221,366	14.721295	3,258,794	2.71%	5.45%
2007	0.25%	341,144	14.677673	5,007,200	2.71%	5.39%
2007	0.40%	384,024	14.547724	5,586,675	2.71%	5.24%
2006	0.00%	3,554,252	14.099052	50,111,584	2.47%	11.35%
2006	0.10%	1,864	14.029768	26,151	2.47%	11.24%
2006	0.20%	206,458	13.960840	2,882,327	2.47%	11.13%
2006	0.25%	161,088	13.926464	2,243,386	2.47%	11.08%
2006	0.40%	490,632	13.823999	6,782,496	2.47%	10.91%
2005	0.00%	3,150,642	12.661618	39,892,225	2.39%	5.34%
2005	0.10%	1,874	12.611956	23,635	2.39%	5.24%
2005	0.20%	114,016	12.562517	1,432,328	2.39%	5.13%
2005	0.25%	31,934	12.537840	400,383	2.39%	5.08%
2005	0.40%	390,100	12.464210	4,862,288	2.39%	4.92%
2004	0.00%	2,369,740	12.019313	28,482,647	2.21%	9.54%
2004	0.10%	39,950	11.984122	478,766	2.21%	9.43%
2004	0.20%	28,510	11.949051	340,667	2.21%	9.32%
2004	0.25%	18,974	11.931529	226,389	2.21%	9.26%
2004	0.40%	264,480	11.879208	3,141,813	2.21%	9.10%
Nationwide VIT - Investor Destinations Moderately Aggressive Fund - Class II (GVDMA)
2008	0.00%	4,832,634	11.015454	53,233,658	2.49%	-31.39%
2008	0.10%	157,940	10.939329	1,727,758	2.49%	-31.46%
2008	0.20%	45,387	10.863747	493,073	2.49%	-31.53%
2008	0.25%	434,590	10.826159	4,704,940	2.49%	-31.56%
2008	0.40%	41,029	10.714194	439,593	2.49%	-31.66%
2007	0.00%	4,655,618	16.055259	74,747,153	2.31%	6.15%
2007	0.10%	168,006	15.960296	2,681,425	2.31%	6.04%
2007	0.20%	53,480	15.865910	848,509	2.31%	5.94%
2007	0.25%	236,756	15.818947	3,745,231	2.31%	5.88%
2007	0.40%	202,098	15.678888	3,168,672	2.31%	5.72%
2006	0.00%	4,071,170	15.125018	61,576,520	2.25%	14.54%
2006	0.10%	18,108	15.050687	272,538	2.25%	14.43%
2006	0.20%	38,278	14.976735	573,279	2.25%	14.31%
2006	0.25%	84,106	14.939913	1,256,536	2.25%	14.26%
2006	0.40%	268,984	14.829966	3,989,024	2.25%	14.08%
2005	0.00%	3,665,284	13.204972	48,399,973	2.19%	7.07%
2005	0.10%	20,444	13.153196	268,904	2.19%	6.97%
2005	0.20%	22,860	13.101623	299,503	2.19%	6.86%
2005	0.25%	80,236	13.075926	1,049,160	2.19%	6.81%
2005	0.40%	181,156	12.999118	2,354,868	2.19%	6.65%
2004	0.00%	2,664,904	12.332826	32,865,797	2.01%	12.09%
2004	0.10%	14,182	12.296725	174,392	2.01%	11.98%
2004	0.20%	19,906	12.260724	244,062	2.01%	11.87%
2004	0.25%	90,230	12.242773	1,104,665	2.01%	11.81%
2004	0.40%	142,944	12.189084	1,742,356	2.01%	11.65%

(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4 (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***	Initial Offering Date^
Nationwide VIT - Investor Destinations Moderately Conservative Fund - Class II (GVDMC)
2008	0.00%	1,167,584	$11.969310	$13,975,175	2.74%	-15.04%
2008	0.10%	70,328	11.886643	835,964	2.74%	-15.13%
2008	0.20%	21,399	11.804545	252,605	2.74%	-15.21%
2008	0.25%	168,630	11.763719	1,983,716	2.74%	-15.26%
2008	0.40%	9,327	11.642029	108,585	2.74%	-15.38%
2007	0.00%	1,091,298	14.088774	15,375,051	3.18%	5.86%
2007	0.10%	76,886	14.005474	1,076,825	3.18%	5.75%
2007	0.20%	21,560	13.922670	300,173	3.18%	5.65%
2007	0.25%	260,644	13.881453	3,618,117	3.18%	5.59%
2007	0.40%	1,104,372	13.758509	15,194,512	3.18%	5.43%
2006	0.00%	1,022,586	13.308971	13,609,567	2.84%	8.42%
2006	0.10%	8,862	13.243591	117,365	2.84%	8.31%
2006	0.20%	19,512	13.178536	257,140	2.84%	8.21%
2006	0.25%	105,542	13.146115	1,387,467	2.84%	8.15%
2006	0.40%	820,496	13.049356	10,706,944	2.84%	7.99%
2005	0.00%	996,854	12.275099	12,236,482	2.78%	4.49%
2005	0.10%	8,950	12.226987	109,432	2.78%	4.38%
2005	0.20%	18,166	12.179054	221,245	2.78%	4.28%
2005	0.25%	151,626	12.155154	1,843,037	2.78%	4.23%
2005	0.40%	521,412	12.083751	6,300,613	2.78%	4.07%
2004	0.00%	934,806	11.748118	10,982,211	2.38%	7.16%
2004	0.10%	9,038	11.713743	105,869	2.38%	7.05%
2004	0.20%	11,104	11.679461	129,689	2.38%	6.94%
2004	0.25%	21,136	11.662359	246,496	2.38%	6.89%
2004	0.40%	210,474	11.611205	2,443,857	2.38%	6.73%
Nationwide VIT - J.P. Morgan Balanced Fund - Class I (BF)
2008	0.00%	757,878	10.568294	8,009,478	2.70%	-25.55%
2008	0.10%	48,246	9.589808	462,670	2.70%	-25.62%
2008	0.20%	104,098	9.695696	1,009,303	2.70%	-25.70%
2008	0.25%	108,297	9.656587	1,045,779	2.70%	-25.73%
2007	0.00%	856,726	14.194595	12,160,879	2.16%	4.63%
2007	0.10%	83,510	12.893261	1,076,716	2.16%	4.52%
2007	0.20%	140,532	13.048688	1,833,758	2.16%	4.41%
2007	0.25%	182,240	13.002564	2,369,587	2.16%	4.36%
2006	0.00%	919,452	13.567085	12,474,283	2.25%	12.25%
2006	0.10%	64,592	12.335682	796,786	2.25%	12.14%
2006	0.20%	73,958	12.496956	924,250	2.25%	12.02%
2006	0.25%	257,054	12.459031	3,202,644	2.25%	11.97%
2006	0.40%	608	12.170646	7,400	2.25%	11.80%
2005	0.00%	1,170,652	12.086643	14,149,253	1.98%	2.54%
2005	0.10%	81,682	11.000579	898,549	1.98%	2.44%
2005	0.20%	119,512	11.155509	1,333,217	1.98%	2.34%
2005	0.25%	234,374	11.127198	2,607,926	1.98%	2.29%
2005	0.40%	39,454	10.885904	429,492	1.98%	2.13%
2004	0.00%	1,256,734	11.786975	14,813,092	1.94%	8.49%
2004	0.10%	59,166	10.738528	635,356	1.94%	8.38%
2004	0.20%	132,248	10.900634	1,441,587	1.94%	8.27%
2004	0.25%	138,252	10.878396	1,503,960	1.94%	8.22%
2004	0.40%	241,606	10.658428	2,575,140	1.94%	8.06%

(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4 (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***	Initial Offering Date^
Nationwide VIT - Lehman Brothers Core Plus Bond Fund - Class I (NVLCP1)
2008	0.00%	13,545	$9.947099	$134,733	3.73%	-0.53%	5/1/2008
Nationwide VIT - Mid Cap Growth Fund - Class I (SGRF)
2008	0.00%	749,875	9.006596	6,753,821	0.00%	-46.11%
2008	0.10%	137,374	6.935563	952,766	0.00%	-46.17%
2008	0.25%	42,806	5.588576	239,225	0.00%	-46.25%
2007	0.00%	898,950	16.713321	15,024,440	0.00%	9.01%
2007	0.10%	104,616	12.883089	1,347,777	0.00%	8.91%
2007	0.25%	111,508	10.396626	1,159,307	0.00%	8.74%
2006	0.00%	961,292	15.331247	14,737,805	0.00%	9.91%
2006	0.10%	101,742	11.829636	1,203,571	0.00%	9.80%
2006	0.25%	154,712	9.560904	1,479,187	0.00%	9.63%
2006	0.40%	94	13.633719	1,282	0.00%	9.47%
2005	0.00%	989,192	13.949172	13,798,409	0.00%	9.74%
2005	0.10%	102,290	10.773967	1,102,069	0.00%	9.63%
2005	0.25%	161,102	8.720733	1,404,928	0.00%	9.47%
2005	0.40%	468	12.454266	5,829	0.00%	9.30%
2004	0.00%	1,022,504	12.710961	12,997,008	0.00%	15.34%
2004	0.10%	102,944	9.827397	1,011,672	0.00%	15.22%
2004	0.20%	763,680	7.982767	6,096,280	0.00%	15.11%
2004	0.25%	989,792	7.966452	7,885,130	0.00%	15.05%
2004	0.40%	114,718	11.394076	1,307,106	0.00%	14.88%
Nationwide VIT - Mid Cap Index Fund - Class I (MCIF)
2008	0.00%	1,183,654	16.928443	20,037,419	1.25%	-36.46%
2008	0.10%	204,375	15.363236	3,139,861	1.25%	-36.53%
2008	0.20%	243,882	11.584754	2,825,313	1.25%	-36.59%
2008	0.25%	970,816	11.537999	11,201,274	1.25%	-36.62%
2008	0.40%	234,488	14.415737	3,380,317	1.25%	-36.72%
2007	0.00%	1,320,468	26.643107	35,181,370	1.35%	7.56%
2007	0.10%	234,870	24.203943	5,684,780	1.35%	7.45%
2007	0.20%	433,092	18.269470	7,912,361	1.35%	7.34%
2007	0.25%	1,035,184	18.204864	18,845,384	1.35%	7.29%
2007	0.40%	374,168	22.779636	8,523,411	1.35%	7.13%
2006	0.00%	1,451,458	24.770554	35,953,419	1.14%	9.89%
2006	0.10%	154,944	22.525451	3,490,183	1.14%	9.78%
2006	0.20%	639,140	17.019619	10,877,919	1.14%	9.67%
2006	0.25%	993,900	16.967969	16,864,464	1.14%	9.62%
2006	0.40%	660,842	21.263963	14,052,120	1.14%	9.45%
2005	0.00%	1,705,870	22.541352	38,452,616	1.04%	12.10%
2005	0.10%	169,140	20.518746	3,470,541	1.04%	11.99%
2005	0.20%	704,782	15.518876	10,937,424	1.04%	11.87%
2005	0.25%	613,462	15.479497	9,496,083	1.04%	11.82%
2005	0.40%	746,512	19.427688	14,503,002	1.04%	11.65%
2004	0.00%	1,662,184	20.108596	33,424,187	0.56%	15.73%
2004	0.10%	193,708	18.322527	3,549,220	0.56%	15.62%
2004	0.20%	458,242	13.871631	6,356,564	0.56%	15.50%
2004	0.25%	317,498	13.843332	4,395,230	0.56%	15.44%
2004	0.40%	1,048,696	17.400194	18,247,514	0.56%	15.27%

(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4 (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***	Initial Offering Date^
Nationwide VIT - Money Market Fund - Class I (SAM)
2008	0.00%	8,735,601	$14.287212	$124,807,383	2.03%	2.05%
2008	0.20%	4,546	12.074817	54,892	2.03%	1.85%
2008	0.25%	747,274	12.025998	8,986,716	2.03%	1.80%
2007	0.00%	8,018,358	13.999702	112,254,623	4.65%	4.79%
2007	0.20%	5,226	11.855541	61,957	4.65%	4.58%
2007	0.25%	839,752	11.813525	9,920,431	4.65%	4.53%
2006	0.00%	7,870,664	13.359424	105,147,538	4.43%	4.53%
2006	0.20%	5,784	11.336122	65,568	4.43%	4.32%
2006	0.25%	906,990	11.301640	10,250,474	4.43%	4.27%
2005	0.00%	8,487,334	12.780436	108,471,829	2.61%	2.67%
2005	0.20%	12,740	10.866496	138,439	2.61%	2.46%
2005	0.25%	997,352	10.838856	10,810,155	2.61%	2.41%
2005	0.40%	1,872	12.182168	22,805	2.61%	2.26%
2004	0.00%	9,274,680	12.448310	115,454,092	0.80%	0.81%
2004	0.20%	30,788	10.605257	326,515	0.80%	0.61%
2004	0.25%	877,048	10.583572	9,282,301	0.80%	0.56%
2004	0.40%	165,086	11.913109	1,966,688	0.80%	0.41%
Nationwide VIT - Money Market Fund - Class V (SAM5)
2008	0.00%	208,319	11.724390	2,442,413	2.10%	2.14%
2008	0.10%	6,427,722	11.651947	74,895,476	2.10%	2.04%
2008	0.20%	7,319,234	11.579888	84,755,910	2.10%	1.94%
2008	0.25%	15,618,922	11.543990	180,304,679	2.10%	1.89%
2008	0.40%	2,643,652	11.436879	30,235,128	2.10%	1.73%
2007	0.10%	5,521,946	11.419178	63,056,084	4.74%	4.76%
2007	0.20%	9,193,300	11.359928	104,435,226	4.74%	4.66%
2007	0.25%	12,378,852	11.330392	140,257,246	4.74%	4.60%
2007	0.40%	3,398,038	11.242166	38,201,307	4.74%	4.44%
2006	0.10%	6,733,802	10.900267	73,400,240	4.63%	4.51%
2006	0.20%	8,530,114	10.854633	92,591,257	4.63%	4.40%
2006	0.25%	11,262,860	10.831867	121,997,802	4.63%	4.35%
2006	0.40%	4,048,114	10.763797	43,573,077	4.63%	4.20%
2005	0.10%	537,434	10.429961	5,605,416	2.74%	2.65%
2005	0.20%	7,660,560	10.396676	79,644,360	2.74%	2.55%
2005	0.25%	5,577,142	10.380057	57,891,052	2.74%	2.49%
2005	0.40%	5,136,552	10.330316	53,062,205	2.74%	2.34%
2004	0.10%	13,954,380	10.160839	141,788,209	0.91%	0.79%
2004	0.20%	8,296,360	10.138533	84,112,920	0.91%	0.69%
2004	0.25%	9,126,608	10.127388	92,428,700	0.91%	0.64%
2004	0.40%	7,815,054	10.093995	78,885,116	0.91%	0.49%
Nationwide VIT - Multi-Manager International Growth Fund - Class III (NVMIG3)
2008	0.00%	1,107	6.140389	6,797	0.06%	-38.60%	5/1/2008
Nationwide VIT - Multi-Manager International Value Fund - Class I (GVDIVI)
2008	0.00%	77,496	12.742294	987,477	1.73%	-46.31%

(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4 (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***	Initial Offering Date^
Nationwide VIT - Multi-Manager International Value Fund - Class III (GVDIV3)
2008	0.00%	635,373	$7.765128	$4,933,753	1.74%	-46.33%
2007	0.00%	665,320	14.468946	9,626,479	2.15%	2.93%
2006	0.00%	575,980	14.056822	8,096,448	2.01%	22.75%
2005	0.00%	402,348	11.451970	4,607,677	0.95%	14.52%	5/2/2005
Nationwide VIT - Multi-Manager Large Cap Growth Fund - Class I (NVMLG1)
2008	0.00%	2,417	6.364575	15,383	0.26%	-36.35%	5/1/2008
Nationwide VIT - Multi-Manager Large Cap Value Fund - Class I (NVMLV1)
2008	0.00%	37,776	6.357067	240,145	0.95%	-36.43%	5/1/2008
Nationwide VIT - Multi-Manager Mid Cap Growth Fund - Class I (NVMMG1)
2008	0.00%	478	6.279727	3,002	0.00%	-37.20%	5/1/2008
Nationwide VIT - Multi-Manager Mid Cap Value Fund - Class I (NVMMV1)
2008	0.25%	358	6.761352	2,421	0.46%	-32.39%	5/1/2008
Nationwide VIT - Multi-Manager Mid Cap Value Fund - Class II (NVMMV2)
2008	0.00%	815	6.757903	5,508	1.51%	-32.42%	5/1/2008
Nationwide VIT - Multi-Manager Small Cap Growth Fund - Class I (SCGF)
2008	0.00%	659,708	10.212287	6,737,127	0.00%	-46.42%
2008	0.10%	72,753	10.114063	735,828	0.00%	-46.47%
2008	0.20%	18,977	10.016703	190,087	0.00%	-46.53%
2008	0.25%	271,535	9.968426	2,706,777	0.00%	-46.55%
2008	0.40%	6,093	9.824891	59,863	0.00%	-46.63%
2007	0.00%	711,702	19.059414	13,564,623	0.00%	9.75%
2007	0.10%	104,246	18.895046	1,969,733	0.00%	9.64%
2007	0.20%	101,242	18.731944	1,896,459	0.00%	9.53%
2007	0.25%	271,302	18.651020	5,060,059	0.00%	9.47%
2007	0.40%	28,166	18.410147	518,540	0.00%	9.31%
Nationwide VIT - Multi-Manager Small Cap Value Fund - Class I (SCVF)
2008	0.00%	1,246,918	18.091428	22,558,527	1.07%	-32.15%
2008	0.10%	107,445	19.407862	2,085,278	1.07%	-32.22%
2008	0.20%	117,819	13.890932	1,636,616	1.07%	-32.29%
2008	0.25%	482,118	13.834895	6,670,052	1.07%	-32.32%
2008	0.40%	12,830	15.386534	197,409	1.07%	-32.42%
2007	0.00%	1,454,620	26.664377	38,786,536	1.13%	-6.89%
2007	0.10%	262,148	28.633322	7,506,168	1.13%	-6.99%
2007	0.20%	289,534	20.514502	5,939,646	1.13%	-7.08%
2007	0.25%	575,424	20.441984	11,762,808	1.13%	-7.13%
2007	0.40%	25,628	22.768858	583,520	1.13%	-7.27%
2006	0.00%	1,678,046	28.638579	48,056,853	0.43%	17.29%
2006	0.10%	237,134	30.784276	7,299,999	0.43%	17.18%
2006	0.20%	348,296	22.077762	7,689,596	0.43%	17.06%
2006	0.25%	667,586	22.010798	14,694,101	0.43%	17.00%
2006	0.40%	104,786	24.553275	2,572,839	0.43%	16.83%
2005	0.00%	1,914,388	24.416176	46,742,034	0.07%	3.07%
2005	0.10%	250,094	26.271693	6,570,393	0.07%	2.97%
2005	0.20%	458,988	18.860242	8,656,625	0.07%	2.87%
2005	0.25%	848,398	18.812416	15,960,416	0.07%	2.82%
2005	0.40%	395,632	21.016857	8,314,941	0.07%	2.66%
2004	0.00%	2,111,792	23.688343	50,024,853	0.00%	17.30%
2004	0.10%	250,742	25.513967	6,397,423	0.00%	17.18%
2004	0.20%	271,422	18.334546	4,976,399	0.00%	17.06%
2004	0.25%	557,634	18.297168	10,203,123	0.00%	17.01%
2004	0.40%	1,039,852	20.471824	21,287,667	0.00%	16.83%

(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4 (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***	Initial Offering Date^
Nationwide VIT - Multi-Manager Small Company Fund - Class I (SCF)
2008	0.00%	1,461,719	$16.291230	$23,813,200	0.83%	-38.19%
2008	0.10%	200,454	16.444339	3,296,334	0.83%	-38.25%
2008	0.20%	968,556	11.042145	10,694,936	0.83%	-38.31%
2008	0.25%	1,443,694	10.997602	15,877,172	0.83%	-38.34%
2008	0.40%	138,143	14.034369	1,938,750	0.83%	-38.44%
2007	0.00%	1,568,836	26.356127	41,348,441	0.09%	2.13%
2007	0.10%	214,492	26.630532	5,712,036	0.09%	2.03%
2007	0.20%	773,666	17.899968	13,848,597	0.09%	1.93%
2007	0.25%	1,805,786	17.836712	32,209,285	0.09%	1.88%
2007	0.40%	227,380	22.796223	5,183,405	0.09%	1.72%
2006	0.00%	1,691,018	25.805828	43,638,120	0.10%	12.04%
2006	0.10%	109,004	26.100738	2,845,085	0.10%	11.93%
2006	0.20%	730,292	17.561515	12,825,034	0.10%	11.82%
2006	0.25%	1,848,548	17.508253	32,364,846	0.10%	11.76%
2006	0.40%	428,830	22.410227	9,610,178	0.10%	11.59%
2005	0.00%	1,752,846	23.033016	40,373,330	0.00%	12.32%
2005	0.10%	123,158	23.319481	2,871,981	0.00%	12.20%
2005	0.20%	1,146,078	15.705843	18,000,121	0.00%	12.09%
2005	0.25%	1,912,752	15.666008	29,965,188	0.00%	12.04%
2005	0.40%	832,540	20.082219	16,719,251	0.00%	11.87%
2004	0.00%	1,765,320	20.507271	36,201,896	0.00%	19.02%
2004	0.10%	254,060	20.783025	5,280,135	0.00%	18.90%
2004	0.20%	346,438	14.011465	4,854,104	0.00%	18.78%
2004	0.25%	766,554	13.982897	10,718,646	0.00%	18.72%
2004	0.40%	1,815,822	17.951460	32,596,656	0.00%	18.55%
Nationwide VIT - Nationwide Fund - Class I (TRF)
2008	0.00%	2,528,801	9.730137	24,605,580	1.41%	-41.55%
2008	0.10%	28,106,065	8.002258	224,911,983	1.41%	-41.61%
2008	0.20%	56,085	7.793622	437,105	1.41%	-41.67%
2008	0.25%	46,732	7.762178	362,742	1.41%	-41.70%
2008	0.40%	798	8.031680	6,409	1.41%	-41.79%
2007	0.00%	2,766,768	16.648158	46,061,591	1.03%	8.18%
2007	0.10%	28,344,872	13.705507	388,480,842	1.03%	8.07%
2007	0.20%	50,032	13.361574	668,506	1.03%	7.96%
2007	0.25%	52,394	13.314351	697,592	1.03%	7.91%
2007	0.40%	1,370	13.797367	18,902	1.03%	7.75%
2006	0.00%	2,948,242	15.389126	45,370,868	1.09%	13.63%
2006	0.10%	37,804,244	12.681766	479,424,576	1.09%	13.51%
2006	0.20%	49,380	12.375964	611,125	1.09%	13.40%
2006	0.25%	236,736	12.338411	2,920,946	1.09%	13.34%
2006	0.40%	31,470	12.805324	402,984	1.09%	13.18%
2005	0.00%	3,161,412	13.543467	42,816,479	1.00%	7.44%
2005	0.10%	38,013,326	11.171952	424,683,053	1.00%	7.33%
2005	0.20%	56,248	10.913424	613,858	1.00%	7.23%
2005	0.25%	230,206	10.885739	2,505,962	1.00%	7.17%
2005	0.40%	28,310	11.314587	320,316	1.00%	7.01%
2004	0.00%	3,312,776	12.605461	41,759,069	1.30%	9.75%
2004	0.10%	19,034,918	10.408568	198,126,238	1.30%	9.64%
2004	0.20%	32,724	10.177848	333,060	1.30%	9.53%
2004	0.25%	200,466	10.157086	2,036,150	1.30%	9.48%
2004	0.40%	119,314	10.573030	1,261,511	1.30%	9.31%

(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4 (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***	Initial Offering Date^
Nationwide VIT- Nationwide Leaders Fund - Class I (GVUS1)
2008	0.00%	67,331	$9.006647	$606,427	0.76%	-49.91%
2008	0.10%	42,776	8.946759	382,707	0.76%	-49.96%
2008	0.25%	132	8.857680	1,169	0.76%	-50.03%
2007	0.00%	89,306	17.979434	1,605,671	1.24%	11.56%
2007	0.10%	44,572	17.877821	796,850	1.24%	11.45%
2007	0.25%	3,872	17.726502	68,637	1.24%	11.28%
2006	0.00%	85,138	16.116355	1,372,114	0.70%	16.05%
2006	0.10%	8,386	16.041401	134,523	0.70%	15.93%
2006	0.25%	2,392	15.929628	38,104	0.70%	15.76%
2006	0.40%	54	15.818643	854	0.70%	15.58%
2005	0.00%	40,072	13.887943	556,518	1.29%	10.31%
2005	0.10%	13,776	13.837136	190,620	1.29%	10.20%
2005	0.25%	8,298	13.761286	114,191	1.29%	10.04%
2005	0.40%	212	13.685866	2,901	1.29%	9.87%
2004	0.00%	24,720	12.589767	311,219	0.48%	18.79%
2004	0.10%	12,564	12.556222	157,756	0.48%	18.67%
2004	0.20%	3,700	12.522767	46,334	0.48%	18.56%
2004	0.25%	13,762	12.506076	172,109	0.48%	18.50%
2004	0.40%	996	12.456136	12,406	0.48%	18.32%
Nationwide VIT - Neuberger Berman Multi-Cap Opportunities Fund - Class I (NVNMO1)
2008	0.00%	180	5.182412	933	0.00%	-48.18%	5/1/2008
Nationwide VIT - Neuberger Berman Socially Responsible Fund - Class I (NVNSR1)
2008	0.00%	5,037	6.178465	31,121	0.45%	-38.22%	5/1/2008
Nationwide VIT - Short Term Bond Fund - Class II (NVSTB2)
2008	0.00%	96,918	9.943310	963,686	3.46%	-0.57%	5/1/2008
Nationwide VIT - Technology and Communications Fund - Class I (GGTC)
2008	0.00%	286,434	2.181418	624,832	0.00%	-48.57%
2008	0.10%	259,568	2.163493	561,574	0.00%	-48.62%
2008	0.20%	338,127	2.145696	725,518	0.00%	-48.67%
2008	0.25%	424,273	2.136859	906,612	0.00%	-48.70%
2008	0.40%	3,131	2.110566	6,608	0.00%	-48.78%
2007	0.00%	400,856	4.241547	1,700,250	0.00%	20.09%
2007	0.10%	257,506	4.210915	1,084,336	0.00%	19.97%
2007	0.20%	380,790	4.180465	1,591,879	0.00%	19.85%
2007	0.25%	519,226	4.165338	2,162,752	0.00%	19.79%
2007	0.40%	80,076	4.120279	329,935	0.00%	19.61%
2006	0.00%	515,480	3.531877	1,820,612	0.00%	11.17%
2006	0.10%	101,564	3.509892	356,479	0.00%	11.06%
2006	0.20%	311,356	3.488016	1,086,015	0.00%	10.95%
2006	0.25%	446,826	3.477132	1,553,673	0.00%	10.89%
2006	0.40%	238,650	3.444715	822,081	0.00%	10.73%
2005	0.00%	740,614	3.177040	2,352,960	0.00%	-0.52%
2005	0.10%	125,958	3.160408	398,079	0.00%	-0.62%
2005	0.20%	273,712	3.143852	860,510	0.00%	-0.71%
2005	0.25%	262,362	3.135604	822,663	0.00%	-0.76%
2005	0.40%	232,710	3.111019	723,965	0.00%	-0.91%
2004	0.00%	1,025,772	3.193545	3,275,849	0.00%	4.31%
2004	0.10%	675,570	3.180008	2,148,318	0.00%	4.21%
2004	0.20%	448,724	3.166487	1,420,879	0.00%	4.10%
2004	0.25%	674,980	3.159750	2,132,768	0.00%	4.05%
2004	0.40%	481,400	3.139672	1,511,438	0.00%	3.90%

(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4 (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***	Initial Offering Date^
Nationwide VIT - Technology and Communications Fund - Class III (GGTC3)
2008	0.00%	177,753	$8.454726	$1,502,853	0.00%	-48.59%
2007	0.00%	249,550	16.444438	4,103,710	0.00%	20.19%
2006	0.00%	136,014	13.682536	1,861,016	0.00%	11.08%
2005	0.00%	89,142	12.317458	1,098,003	0.00%	23.17%	5/2/2005
Nationwide VIT - U.S. Growth Leaders Fund - Class I (GVUG1)
2008	0.00%	204,284	11.293974	2,307,178	0.00%	-41.29%
2008	0.10%	75,068	11.218926	842,182	0.00%	-41.35%
2008	0.25%	68,398	11.107192	759,710	0.00%	-41.44%
2007	0.00%	231,876	19.237188	4,460,642	0.00%	22.49%
2007	0.10%	147,470	19.128541	2,820,886	0.00%	22.36%
2007	0.25%	71,458	18.966559	1,355,312	0.00%	22.18%
2006	0.00%	250,268	15.705651	3,930,622	0.27%	-0.29%
2006	0.10%	74,050	15.632647	1,157,598	0.27%	-0.39%
2006	0.25%	93,502	15.523663	1,451,494	0.27%	-0.54%
2006	0.40%	118	15.415524	1,819	0.27%	-0.69%
2005	0.00%	279,900	15.751023	4,408,711	0.00%	11.96%
2005	0.10%	70,284	15.693455	1,102,999	0.00%	11.85%
2005	0.25%	80,480	15.607398	1,256,083	0.00%	11.68%
2005	0.40%	816	15.521877	12,666	0.00%	11.52%
2004	0.00%	184,294	14.068165	2,592,678	0.00%	12.41%
2004	0.10%	44,170	14.030717	619,737	0.00%	12.30%
2004	0.20%	8,230	13.993330	115,165	0.00%	12.18%
2004	0.25%	50,246	13.974657	702,171	0.00%	12.13%
2004	0.40%	3,866	13.918876	53,810	0.00%	11.96%
Nationwide VIT - Van Kampen Comstock Value Fund - Class I (EIF)
2008	0.00%	790,298	9.218422	7,285,300	2.00%	-36.99%
2008	0.10%	66,339	7.711029	511,542	2.00%	-37.05%
2008	0.25%	30,065	7.585299	228,052	2.00%	-37.15%
2007	0.00%	883,520	14.630092	12,925,979	1.74%	-2.22%
2007	0.10%	50,950	12.250079	624,142	1.74%	-2.31%
2007	0.25%	48,922	12.068473	590,414	1.74%	-2.46%
2006	0.00%	875,334	14.961750	13,096,528	1.73%	15.91%
2006	0.10%	5,264	12.540372	66,013	1.73%	15.79%
2006	0.25%	36,988	12.373114	457,657	1.73%	15.62%
2006	0.40%	2	13.317925	27	1.73%	15.44%
2005	0.00%	825,902	12.908610	10,661,247	1.61%	4.25%
2005	0.10%	5,204	10.830304	56,361	1.61%	4.14%
2005	0.25%	42,010	10.701838	449,584	1.61%	3.99%
2005	0.40%	262	11.536276	3,023	1.61%	3.83%
2004	0.00%	665,190	12.382749	8,236,881	1.39%	17.50%
2004	0.10%	230,518	10.399470	2,397,265	1.39%	17.38%
2004	0.20%	49,480	10.312567	510,266	1.39%	17.26%
2004	0.25%	36,102	10.291496	371,544	1.39%	17.21%
2004	0.40%	28,772	11.110531	319,672	1.39%	17.03%

(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4 (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***	Initial Offering Date^
Nationwide VIT - Van Kampen Multi-Sector Bond Fund - Class I (MSBF)
2008	0.00%	603,494	$13.614701	$8,216,390	6.15%	-17.29%
2008	0.10%	55,384	13.167860	729,289	6.15%	-17.37%
2008	0.20%	27,508	12.583839	346,156	6.15%	-17.46%
2008	0.25%	141,197	12.533105	1,769,637	6.15%	-17.50%
2008	0.40%	2,396	12.738274	30,521	6.15%	-17.62%
2007	0.00%	697,366	16.461000	11,479,342	4.18%	4.62%
2007	0.10%	81,530	15.936672	1,299,317	4.18%	4.52%
2007	0.20%	70,520	15.245098	1,075,084	4.18%	4.41%
2007	0.25%	657,186	15.191219	9,983,456	4.18%	4.36%
2007	0.40%	44,644	15.463091	690,334	4.18%	4.20%
2006	0.00%	657,636	15.733416	10,346,861	4.07%	4.84%
2006	0.10%	18,772	15.247568	286,227	4.07%	4.73%
2006	0.20%	57,084	14.600569	833,459	4.07%	4.63%
2006	0.25%	450,402	14.556279	6,556,177	4.07%	4.58%
2006	0.40%	34,566	14.839152	512,930	4.07%	4.42%
2005	0.00%	636,228	15.007380	9,548,115	3.99%	2.18%
2005	0.10%	28,056	14.558458	408,452	3.99%	2.08%
2005	0.20%	114,922	13.954609	1,603,692	3.99%	1.98%
2005	0.25%	483,160	13.919206	6,725,204	3.99%	1.93%
2005	0.40%	89,110	14.210938	1,266,337	3.99%	1.77%
2004	0.00%	588,866	14.687199	8,648,792	4.55%	6.53%
2004	0.10%	6,318	14.262059	90,108	4.55%	6.43%
2004	0.20%	13,584	13.684149	185,885	4.55%	6.32%
2004	0.25%	63,742	13.656231	870,475	4.55%	6.27%
2004	0.40%	307,698	13.963330	4,296,489	4.55%	6.11%
Nationwide VIT - Van Kampen Real Estate Fund - Class I (NVRE1)
2008	0.00%	19,987	5.646840	112,863	4.37%	-43.53%	5/1/2008
Neuberger Berman AMT - Guardian Portfolio - Class I (AMGP)
2008	0.00%	392,065	14.011166	5,493,288	0.54%	-37.24%
2008	0.10%	73,276	10.057230	736,954	0.54%	-37.31%
2008	0.25%	86,429	9.256750	800,052	0.54%	-37.40%
2007	0.00%	434,652	22.326685	9,704,338	0.26%	7.39%
2007	0.10%	100,594	16.042197	1,613,749	0.26%	7.28%
2007	0.25%	98,428	14.787583	1,455,512	0.26%	7.12%
2006	0.00%	477,638	20.790721	9,930,438	0.70%	13.38%
2006	0.10%	88,754	14.953594	1,327,191	0.70%	13.26%
2006	0.25%	194,222	13.804932	2,681,222	0.70%	13.09%
2006	0.40%	74	14.282531	1,057	0.70%	12.93%
2005	0.00%	509,104	18.337744	9,335,819	0.15%	8.39%
2005	0.10%	34,424	13.202464	454,482	0.15%	8.28%
2005	0.20%	234,680	12.237616	2,871,924	0.15%	8.18%
2005	0.25%	75,766	12.206553	924,842	0.15%	8.12%
2005	0.40%	80,808	12.647762	1,022,040	0.15%	7.96%
2004	0.00%	572,382	16.918157	9,683,649	0.12%	15.81%
2004	0.10%	26,978	12.192566	328,931	0.12%	15.70%
2004	0.20%	19,660	11.312789	222,409	0.12%	15.58%
2004	0.25%	91,408	11.289714	1,031,970	0.12%	15.53%
2004	0.40%	290,396	11.715274	3,402,069	0.12%	15.35%
Neuberger Berman AMT - International Portfolio - Class S (AMINS)
2008	0.00%	248,009	8.019658	1,988,947	0.00%	-46.44%
2007	0.00%	280,340	14.972222	4,197,313	1.87%	3.21%
2006	0.00%	140,884	14.506093	2,043,676	0.29%	23.45%
2005	0.00%	53,950	11.750261	633,927	0.26%	17.50%	5/2/2005

(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4 (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***	Initial Offering Date^
Neuberger Berman AMT - Mid Cap Growth Portfolio - I Class (AMCG)
2008	0.00%	1,241,103	$14.241194	$17,674,789	0.00%	-43.37%
2008	0.10%	457,960	10.355229	4,742,281	0.00%	-43.43%
2008	0.20%	43,749	7.544382	330,059	0.00%	-43.48%
2008	0.25%	464,312	7.513928	3,488,807	0.00%	-43.51%
2007	0.00%	1,375,816	25.147074	34,597,747	0.00%	22.53%
2007	0.10%	412,472	18.303613	7,549,728	0.00%	22.40%
2007	0.20%	38,324	13.348628	511,573	0.00%	22.28%
2007	0.25%	489,154	13.301400	6,506,433	0.00%	22.22%
2007	0.40%	3,494	19.674042	68,741	0.00%	22.04%
2006	0.00%	1,474,382	20.523539	30,259,536	0.00%	14.69%
2006	0.10%	366,596	14.953339	5,481,834	0.00%	14.58%
2006	0.20%	41,698	10.916267	455,187	0.00%	14.47%
2006	0.25%	391,016	10.883119	4,255,474	0.00%	14.41%
2006	0.40%	97,186	16.121456	1,566,780	0.00%	14.24%
2005	0.00%	1,544,990	17.894121	27,646,238	0.00%	13.74%
2005	0.10%	383,494	13.050574	5,004,817	0.00%	13.63%
2005	0.20%	23,118	9.536717	220,470	0.00%	13.51%
2005	0.25%	365,056	9.512489	3,472,591	0.00%	13.46%
2005	0.40%	127,004	14.112212	1,792,307	0.00%	13.29%
2004	0.00%	1,604,468	15.732356	25,242,062	0.00%	16.31%
2004	0.10%	394,394	11.485392	4,529,770	0.00%	16.19%
2004	0.20%	470,456	8.401327	3,952,455	0.00%	16.08%
2004	0.25%	678,994	8.384158	5,692,793	0.00%	16.02%
2004	0.40%	322,438	12.456893	4,016,576	0.00%	15.84%
Neuberger Berman AMT - Partners Portfolio - Class I (AMTP)
2008	0.00%	772,159	9.206209	7,108,657	0.48%	-52.39%
2008	0.10%	101,292	8.553125	866,363	0.48%	-52.44%
2008	0.25%	26,043	8.479038	220,820	0.48%	-52.51%
2008	0.40%	1,125	7.925107	8,916	0.48%	-52.58%
2007	0.00%	902,352	19.337705	17,449,417	0.62%	9.34%
2007	0.10%	194,378	17.983949	3,495,684	0.62%	9.23%
2007	0.25%	25,412	17.855044	453,732	0.62%	9.06%
2007	0.40%	596	16.713743	9,961	0.62%	8.90%
2006	0.00%	967,144	17.686426	17,105,321	0.68%	12.24%
2006	0.10%	148,132	16.464820	2,438,967	0.68%	12.13%
2006	0.25%	70,676	16.371496	1,157,072	0.68%	11.96%
2006	0.40%	414	15.348160	6,354	0.68%	11.79%
2005	0.00%	1,054,060	15.757590	16,609,445	0.98%	18.04%
2005	0.10%	185,490	14.683836	2,723,705	0.98%	17.93%
2005	0.25%	84,180	14.622460	1,230,919	0.98%	17.75%
2005	0.40%	211,116	13.728969	2,898,405	0.98%	17.58%
2004	0.00%	902,952	13.348803	12,053,328	0.01%	18.98%
2004	0.10%	162,162	12.451586	2,019,174	0.01%	18.86%
2004	0.20%	229,766	12.443485	2,859,090	0.01%	18.74%
2004	0.25%	191,928	12.418080	2,383,377	0.01%	18.68%
2004	0.40%	244,546	11.676716	2,855,494	0.01%	18.50%
Neuberger Berman AMT - Regency Portfolio - Class I (AMRI)
2008	0.00%	23,511	5.750861	135,208	2.92%	-45.82%
2008	0.25%	319,496	5.712555	1,825,138	2.92%	-45.95%
2008	0.40%	10,164	5.689701	57,830	2.92%	-46.04%
2007	0.25%	32,224	10.569832	340,602	0.46%	3.04%
2007	0.40%	48,338	10.543396	509,647	0.46%	2.89%
2006	0.25%	6,524	10.257708	66,921	0.44%	2.58%	5/1/2006
2006	0.40%	34,570	10.247505	354,256	0.44%	2.48%	5/1/2006

(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4 (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***	Initial Offering Date^
Neuberger Berman AMT - Regency Portfolio - Class S (AMRS)
2008	0.00%	97,268	$7.206627	$700,974	0.95%	-45.95%
2007	0.00%	94,148	13.332382	1,255,217	0.47%	3.05%
2006	0.00%	62,360	12.937253	806,767	0.48%	10.94%
2005	0.00%	23,100	11.661977	269,392	0.00%	16.62%	5/2/2005
Neuberger Berman AMT - Small Cap Growth Portfolio - Class S (AMFAS)
2008	0.00%	74,557	9.284535	692,227	0.00%	-39.47%
2008	0.10%	20,820	9.225949	192,084	0.00%	-39.53%
2008	0.25%	29,832	9.138805	272,629	0.00%	-39.62%
2008	0.40%	480	9.052482	4,345	0.00%	-39.72%
2007	0.00%	70,284	15.339463	1,078,119	0.00%	0.52%
2007	0.10%	24,496	15.257956	373,759	0.00%	0.41%
2007	0.20%	13,934	15.176941	211,475	0.00%	0.31%
2007	0.25%	20,928	15.136586	316,778	0.00%	0.26%
2007	0.40%	1,998	15.016171	30,002	0.00%	0.11%
2006	0.00%	54,558	15.260818	832,600	0.00%	5.25%
2006	0.10%	9,420	15.195016	143,137	0.00%	5.15%
2006	0.20%	11,666	15.129543	176,501	0.00%	5.04%
2006	0.25%	18,450	15.096902	278,538	0.00%	4.99%
2006	0.40%	7,818	14.999423	117,265	0.00%	4.83%
2005	0.00%	69,514	14.499238	1,007,900	0.00%	2.90%
2005	0.10%	1,074	14.451137	15,521	0.00%	2.79%
2005	0.20%	9,828	14.403227	141,555	0.00%	2.69%
2005	0.25%	15,290	14.379334	219,860	0.00%	2.64%
2005	0.40%	20,788	14.307871	297,432	0.00%	2.49%
2004	0.00%	57,292	14.091031	807,303	0.00%	11.88%
2004	0.10%	51,200	14.058294	719,785	0.00%	11.76%
2004	0.20%	4,062	14.025658	56,972	0.00%	11.65%
2004	0.25%	22,204	14.009370	311,064	0.00%	11.60%
2004	0.40%	44,406	13.960609	619,935	0.00%	11.43%
Neuberger Berman AMT - Socially Responsive Portfolio - Class I (AMSRS)
2008	0.00%	226,546	11.099348	2,514,513	2.16%	-39.44%
2007	0.00%	254,068	18.328379	4,656,655	0.09%	7.61%
2006	0.00%	160,134	17.031699	2,727,354	0.16%	13.70%
2005	0.00%	104,292	14.979202	1,562,211	0.00%	6.86%
2004	0.00%	42,274	14.018027	592,598	0.00%	13.28%
Oppenheimer VAF - Capital Appreciation Fund - Non-Service Class (OVGR)
2008	0.00%	2,357,625	11.071272	26,101,908	0.14%	-45.52%
2008	0.10%	586,696	8.264836	4,848,946	0.14%	-45.57%
2008	0.20%	2,400,370	6.418454	15,406,664	0.14%	-45.63%
2008	0.25%	3,405,107	6.392540	21,767,283	0.14%	-45.65%
2008	0.40%	137,113	9.143789	1,253,732	0.14%	-45.74%
2007	0.00%	2,560,294	20.320760	52,027,120	0.22%	14.15%
2007	0.10%	671,050	15.184919	10,189,840	0.22%	14.03%
2007	0.20%	1,732,160	11.804408	20,447,123	0.22%	13.92%
2007	0.25%	3,734,518	11.762653	43,927,839	0.22%	13.86%
2007	0.40%	364,698	16.850466	6,145,331	0.22%	13.69%
2006	0.00%	2,846,436	17.801944	50,672,094	0.38%	7.95%
2006	0.10%	530,754	13.316078	7,067,562	0.38%	7.84%
2006	0.20%	1,641,104	10.362024	17,005,159	0.38%	7.73%
2006	0.25%	3,188,414	10.330569	32,938,131	0.38%	7.68%
2006	0.40%	1,040,592	14.821276	15,422,901	0.38%	7.52%
2005	0.00%	2,994,184	16.491164	49,377,579	0.91%	5.10%
2005	0.10%	558,612	12.347907	6,897,689	0.91%	4.99%
2005	0.20%	1,970,560	9.618219	18,953,278	0.91%	4.89%
2005	0.25%	3,734,142	9.593805	35,824,630	0.91%	4.84%
2005	0.40%	1,425,776	13.784845	19,654,101	0.91%	4.68%
2004	0.00%	3,086,788	15.691176	48,435,334	0.31%	6.94%
2004	0.10%	876,150	11.760631	10,304,077	0.31%	6.83%
2004	0.20%	1,451,308	9.169906	13,308,358	0.31%	6.72%
2004	0.25%	1,591,142	9.151191	14,560,844	0.31%	6.67%
2004	0.40%	4,419,620	13.168552	58,199,996	0.31%	6.51%

(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4 (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***	Initial Offering Date^
Oppenheimer VAF - Global Securities Fund - Class 3 (OVGS3)
2008	0.00%	1,290,636	$9.026171	$11,649,501	1.57%	-40.19%
2007	0.00%	1,378,496	15.092302	20,804,678	1.24%	6.34%
2006	0.00%	1,194,348	14.192798	16,951,140	0.84%	17.69%
2005	0.00%	723,136	12.059670	8,720,782	0.00%	20.60%	5/2/2005
Oppenheimer VAF - Global Securities Fund - Non-Service Class (OVGS)
2008	0.00%	1,018,581	9.585005	9,763,104	1.55%	-40.19%
2008	0.10%	292,991	9.502282	2,784,083	1.55%	-40.25%
2008	0.20%	771,294	9.420249	7,265,782	1.55%	-40.31%
2008	0.25%	1,877,301	9.379518	17,608,179	1.55%	-40.34%
2008	0.40%	134,904	9.258335	1,248,986	1.55%	-40.43%
2007	0.00%	1,244,300	16.025167	19,940,115	1.33%	6.32%
2007	0.10%	319,328	15.902782	5,078,204	1.33%	6.21%
2007	0.20%	664,384	15.781314	10,484,853	1.33%	6.11%
2007	0.25%	1,785,708	15.720950	28,073,026	1.33%	6.05%
2007	0.40%	792,482	15.541185	12,316,109	1.33%	5.89%
2006	0.00%	1,579,632	15.072696	23,809,313	1.07%	17.69%
2006	0.10%	150,202	14.972632	2,248,919	1.07%	17.57%
2006	0.20%	578,604	14.873215	8,605,702	1.07%	17.46%
2006	0.25%	1,608,848	14.823774	23,849,199	1.07%	17.40%
2006	0.40%	898,758	14.676391	13,190,524	1.07%	17.22%
2005	0.00%	2,017,894	12.806945	25,843,057	1.00%	14.31%
2005	0.10%	183,864	12.734604	2,341,435	1.00%	14.19%
2005	0.20%	1,091,788	12.662678	13,824,960	1.00%	14.08%
2005	0.25%	1,169,740	12.626867	14,770,151	1.00%	14.02%
2005	0.40%	810,028	12.520042	10,141,585	1.00%	13.85%
2004	0.00%	2,460,964	11.203969	27,572,564	1.15%	19.16%
2004	0.10%	419,770	11.151785	4,681,185	1.15%	19.04%
2004	0.20%	342,972	11.099865	3,806,943	1.15%	18.92%
2004	0.25%	436,776	11.073978	4,836,848	1.15%	18.87%
2004	0.40%	1,770,284	10.996730	19,467,335	1.15%	18.69%
Oppenheimer VAF - High Income Fund - Class 3 (OVHI3)
2008	0.00%	237,435	2.039384	484,221	5.39%	-78.89%
2007	0.00%	97,144	9.661022	938,510	0.00%	-3.39%	5/1/2007
Oppenheimer VAF - High Income Fund - Non-Service Class (OVHI)
2008	0.00%	147,777	2.906468	429,509	8.17%	-78.67%
2007	0.00%	197,334	13.627157	2,689,101	7.57%	-0.10%
2006	0.00%	324,172	13.641009	4,422,033	6.62%	9.42%
2005	0.00%	304,496	12.466334	3,795,949	6.30%	2.31%
2004	0.00%	260,866	12.184423	3,178,502	4.03%	8.97%

(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4 (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***	Initial Offering Date^
Oppenheimer VAF - Main Street Small Cap Fund(R) - Non-Service Class (OVSC)
2008	0.00%	239,034	$12.859537	$3,073,867	0.51%	-37.83%
2007	0.00%	264,706	20.683895	5,475,151	0.29%	-1.21%
2006	0.00%	215,614	20.937110	4,514,334	0.13%	15.00%
2005	0.00%	146,346	18.206560	2,664,457	0.00%	9.92%
2004	0.00%	111,964	16.563464	1,854,512	0.00%	19.42%
Oppenheimer VAF - Main Street(R) - Non-Service Class (OVGI)
2008	0.00%	2,155,808	9.213175	19,861,836	1.52%	-38.47%
2008	0.10%	96,686	8.405452	812,690	1.52%	-38.53%
2008	0.20%	127,115	7.966974	1,012,722	1.52%	-38.59%
2008	0.25%	197,165	7.934811	1,564,467	1.52%	-38.62%
2007	0.00%	2,359,688	14.973285	35,332,281	1.00%	4.42%
2007	0.10%	92,924	13.674278	1,270,669	1.00%	4.32%
2007	0.20%	333,966	12.973942	4,332,856	1.00%	4.21%
2007	0.25%	225,200	12.928044	2,911,396	1.00%	4.16%
2006	0.00%	2,564,464	14.338943	36,771,703	1.10%	15.02%
2006	0.10%	43,364	13.108136	568,421	1.10%	14.91%
2006	0.20%	184,798	12.449315	2,300,609	1.10%	14.80%
2006	0.25%	370,160	12.411511	4,594,245	1.10%	14.74%
2006	0.40%	3,524	11.856561	41,783	1.10%	14.57%
2005	0.00%	2,675,742	12.465965	33,355,706	1.37%	5.98%
2005	0.10%	65,504	11.407291	747,223	1.37%	5.87%
2005	0.20%	185,032	10.844763	2,006,628	1.37%	5.76%
2005	0.25%	381,782	10.817217	4,129,819	1.37%	5.71%
2005	0.40%	5,684	10.349023	58,824	1.37%	5.55%
2004	0.00%	2,802,124	11.763032	32,961,474	0.83%	9.46%
2004	0.10%	62,892	10.774785	677,648	0.83%	9.35%
2004	0.20%	86,940	10.253671	891,454	0.83%	9.24%
2004	0.25%	192,090	10.232719	1,965,603	0.83%	9.19%
2004	0.40%	606,518	9.804476	5,946,591	0.83%	9.02%
Oppenheimer VAF - Mid Cap Fund - Non-Service Class (OVAG)
2008	0.00%	1,511,513	8.562806	12,942,793	0.00%	-49.07%
2008	0.10%	250,167	6.830721	1,708,821	0.00%	-49.12%
2008	0.20%	135,869	4.723995	641,844	0.00%	-49.17%
2008	0.25%	841,598	4.704920	3,959,651	0.00%	-49.19%
2007	0.00%	1,618,182	16.811588	27,204,209	0.00%	6.33%
2007	0.10%	528,414	13.424400	7,093,641	0.00%	6.23%
2007	0.20%	121,920	9.293377	1,133,049	0.00%	6.12%
2007	0.25%	1,094,732	9.260496	10,137,761	0.00%	6.07%
2006	0.00%	1,834,314	15.810416	29,001,267	0.00%	2.96%
2006	0.10%	445,344	12.637642	5,628,098	0.00%	2.85%
2006	0.20%	106,664	8.757520	934,112	0.00%	2.75%
2006	0.25%	1,386,376	8.730923	12,104,342	0.00%	2.70%
2006	0.40%	986	13.200215	13,015	0.00%	2.55%
2005	0.00%	2,021,976	15.356470	31,050,414	0.00%	12.33%
2005	0.10%	448,332	12.287042	5,508,674	0.00%	12.21%
2005	0.20%	454,650	8.523068	3,875,013	0.00%	12.10%
2005	0.25%	1,772,498	8.501413	15,068,738	0.00%	12.05%
2005	0.40%	5,300	12.872483	68,224	0.00%	11.88%
2004	0.00%	2,473,214	13.671269	33,811,974	0.00%	19.78%
2004	0.10%	538,726	10.949589	5,898,828	0.00%	19.66%
2004	0.20%	260,230	7.602891	1,978,500	0.00%	19.54%
2004	0.25%	1,726,784	7.587355	13,101,723	0.00%	19.48%
2004	0.40%	916,804	11.505640	10,548,417	0.00%	19.30%

(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4 (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***	Initial Offering Date^
Oppenheimer VAF - Strategic Bond Fund - Non-Service Class (OVSB)
2008	0.20%	104,885	$8.500963	$891,624	3.48%	-14.99%	1/2/2008
2008	0.25%	9,576	8.496736	81,365	3.48%	-15.03%	1/2/2008
PIMCO VIT - All Asset Portfolio - Administrative Class (PMVAAA)
2008	0.00%	1,313	11.379397	14,941	4.28%	-15.84%
2008	0.10%	15,498	11.326491	175,538	4.28%	-15.93%
2008	0.25%	35,350	11.247576	397,602	4.28%	-16.05%
2008	0.40%	730	11.169222	8,154	4.28%	-16.18%
2007	0.10%	15,834	13.472183	213,319	8.25%	8.22%
2007	0.25%	133,088	13.398414	1,783,168	8.25%	8.06%
2007	0.40%	2,462	13.325057	32,806	8.25%	7.89%
2006	0.25%	121,412	12.399544	1,505,453	4.03%	4.40%
2006	0.40%	2,542	12.350260	31,394	4.03%	4.24%
2005	0.25%	287,514	11.877133	3,414,842	4.94%	5.96%
2005	0.40%	58,972	11.847635	698,679	4.94%	5.81%
2004	0.25%	10,938	11.208609	122,600	6.86%	12.09%	5/3/2004
2004	0.40%	13,676	11.197507	153,137	6.86%	11.98%	5/3/2004
PIMCO VIT - Low Duration Portfolio - Administrative Class (PMVLDA)
2008	0.00%	15,497	11.927738	184,844	4.10%	-0.45%
2008	0.10%	85,251	11.852482	1,010,436	4.10%	-0.55%
2008	0.20%	1,648,644	11.777625	19,417,111	4.10%	-0.65%
2008	0.25%	1,211,549	11.740354	14,224,014	4.10%	-0.70%
2008	0.40%	167,038	11.629122	1,942,505	4.10%	-0.85%
2007	0.10%	115,344	11.918100	1,374,681	4.75%	7.27%
2007	0.20%	1,869,506	11.854696	22,162,425	4.75%	7.16%
2007	0.25%	1,853,686	11.823104	21,916,322	4.75%	7.10%
2007	0.40%	189,584	11.728722	2,223,578	4.75%	6.94%
2006	0.10%	24,296	11.110721	269,946	4.19%	3.86%
2006	0.20%	1,775,448	11.062747	19,641,332	4.19%	3.75%
2006	0.25%	875,682	11.038824	9,666,499	4.19%	3.70%
2006	0.40%	995,170	10.967285	10,914,313	4.19%	3.55%
2005	0.20%	1,845,738	10.662435	19,680,061	2.71%	0.80%
2005	0.25%	747,294	10.644694	7,954,716	2.71%	0.75%
2005	0.40%	1,106,776	10.591594	11,722,522	2.71%	0.60%
2004	0.10%	435,394	10.602263	4,616,162	1.29%	1.74%
2004	0.20%	2,001,144	10.577591	21,167,283	1.29%	1.64%
2004	0.25%	554,690	10.565271	5,860,450	1.29%	1.58%
2004	0.40%	1,548,394	10.528355	16,302,042	1.29%	1.43%
PIMCO VIT - Real Return Portfolio - Administrative Class (PMVRRA)
2008	0.00%	1,297	13.006263	16,869	3.55%	-7.02%
2008	0.10%	150,898	12.924061	1,950,215	3.55%	-7.12%
2008	0.20%	817,317	12.842295	10,496,226	3.55%	-7.21%
2008	0.25%	2,758,640	12.801575	35,314,937	3.55%	-7.26%
2008	0.40%	953,934	12.680079	12,095,958	3.55%	-7.40%
2007	0.10%	93,920	13.914414	1,306,842	4.64%	10.53%
2007	0.20%	777,912	13.840237	10,766,486	4.64%	10.42%
2007	0.25%	1,535,174	13.803269	21,190,420	4.64%	10.37%
2007	0.40%	1,489,604	13.692856	20,396,933	4.64%	10.20%
2006	0.10%	50,474	12.588282	635,381	4.26%	0.64%
2006	0.20%	672,656	12.533792	8,430,930	4.26%	0.54%
2006	0.25%	1,287,852	12.506613	16,106,667	4.26%	0.49%
2006	0.40%	1,442,470	12.425357	17,923,205	4.26%	0.34%
2005	0.10%	80,408	12.508033	1,005,746	2.85%	1.97%
2005	0.20%	628,146	12.466336	7,830,679	2.85%	1.87%
2005	0.25%	1,206,896	12.445521	15,020,450	2.85%	1.82%
2005	0.40%	640,224	12.383232	7,928,042	2.85%	1.67%
2004	0.10%	96,300	12.266232	1,181,238	1.03%	8.78%
2004	0.20%	225,144	12.237557	2,755,213	1.03%	8.67%
2004	0.25%	309,916	12.223233	3,788,175	1.03%	8.62%
2004	0.40%	907,634	12.180321	11,055,273	1.03%	8.45%

(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4 (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***	Initial Offering Date^
PIMCO VIT - Total Return Portfolio - Administrative Class (PMVTRA)
2008	0.00%	72,078	$13.802824	$994,880	4.47%	4.75%
2008	0.10%	1,250,843	13.715592	17,156,052	4.47%	4.64%
2008	0.20%	2,728,440	13.628820	37,185,418	4.47%	4.54%
2008	0.25%	7,835,547	13.585613	106,450,709	4.47%	4.49%
2008	0.40%	621,710	13.456667	8,366,144	4.47%	4.33%
2007	0.10%	832,700	13.106902	10,914,117	4.81%	8.63%
2007	0.20%	3,931,096	13.037033	51,249,828	4.81%	8.52%
2007	0.25%	5,454,364	13.002214	70,918,808	4.81%	8.47%
2007	0.40%	1,905,050	12.898203	24,571,722	4.81%	8.31%
2006	0.10%	8,770	12.065231	105,812	4.42%	3.74%
2006	0.20%	3,889,630	12.013005	46,726,145	4.42%	3.64%
2006	0.25%	3,326,500	11.986960	39,874,622	4.42%	3.59%
2006	0.40%	3,150,134	11.909077	37,515,188	4.42%	3.43%
2005	0.10%	30,398	11.629906	353,526	3.47%	2.32%
2005	0.20%	3,110,384	11.591132	36,052,872	3.47%	2.22%
2005	0.25%	2,083,246	11.571785	24,106,875	3.47%	2.17%
2005	0.40%	2,531,932	11.513866	29,152,326	3.47%	2.02%
2004	0.10%	50,172	11.365760	570,243	1.92%	4.78%
2004	0.20%	1,390,690	11.339186	15,769,293	1.92%	4.67%
2004	0.25%	1,511,060	11.325918	17,114,142	1.92%	4.62%
2004	0.40%	3,142,992	11.286156	35,472,298	1.92%	4.46%
Pioneer VCT - Pioneer Emerging Markets Portfolio - Class I (PIVEMI)
2008	0.00%	1,435	4.375030	6,278	0.36%	-58.20%
2008	0.25%	32,111	4.361213	140,043	0.36%	-58.31%
Pioneer VCT - Pioneer High Yield Portfolio - Class I (PIHYB1)
2008	0.00%	433	11.258511	4,875	8.46%	-35.43%
2008	0.10%	110,077	11.187479	1,231,484	8.46%	-35.49%
2008	0.20%	694,575	11.116824	7,721,468	8.46%	-35.55%
2008	0.25%	254,649	11.081635	2,821,927	8.46%	-35.59%
2008	0.40%	52,370	10.976641	574,847	8.46%	-35.68%
2007	0.10%	100,470	17.342224	1,742,373	5.36%	5.81%
2007	0.20%	507,564	17.249965	8,755,461	5.36%	5.71%
2007	0.25%	195,182	17.203983	3,357,908	5.36%	5.65%
2007	0.40%	179,670	17.066645	3,066,364	5.36%	5.50%
2006	0.10%	10,514	16.389248	172,317	5.53%	8.39%
2006	0.20%	467,554	16.318486	7,629,773	5.53%	8.29%
2006	0.25%	82,444	16.283186	1,342,451	5.53%	8.23%
2006	0.40%	280,054	16.177661	4,530,619	5.53%	8.07%
2005	0.10%	11,722	15.120107	177,238	5.49%	1.84%
2005	0.20%	438,236	15.069867	6,604,158	5.49%	1.74%
2005	0.25%	36,528	15.044787	549,556	5.49%	1.69%
2005	0.40%	252,932	14.969736	3,786,325	5.49%	1.54%
2004	0.10%	16,298	14.846381	241,966	5.59%	7.95%
2004	0.20%	41,538	14.811836	615,254	5.59%	7.85%
2004	0.25%	53,634	14.794578	793,492	5.59%	7.79%
2004	0.40%	473,190	14.742883	6,976,185	5.59%	7.63%

(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4 (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***	Initial Offering Date^
Putnam VT - Growth and Income Fund - Class IB (PVGIB)
2008	0.00%	63,826	$9.699626	$619,088	2.04%	-38.70%
2007	0.00%	65,188	15.822165	1,031,415	1.43%	-6.04%
2006	0.00%	79,204	16.838971	1,333,714	1.47%	15.91%
2005	0.00%	79,162	14.527575	1,150,032	1.49%	5.23%
2004	0.00%	69,826	13.805820	964,005	1.11%	11.11%
Putnam VT - International Equity Fund - Class IB (PVTIGB)
2008	0.00%	98,334	12.943794	1,272,815	2.18%	-43.95%
2007	0.00%	132,680	23.093467	3,064,041	2.23%	8.37%
2006	0.00%	227,790	21.310423	4,854,301	0.36%	27.72%
2005	0.00%	138,276	16.685441	2,307,196	1.32%	12.20%
2004	0.00%	107,542	14.871493	1,599,310	1.30%	16.19%
Putnam VT - OTC & Emerging Growth Fund - Class IB (PVOEGB)
2008	0.20%	5,847	5.470558	31,986	0.00%	-45.29%	1/2/2008
2008	0.25%	533	5.467827	2,914	0.00%	-45.32%	1/2/2008
Putnam VT - Small Cap Value Fund - Class IB (PVTSCB)
2008	0.25%	65	5.389467	350	0.00%	-39.51%
Putnam VT - Voyager Fund - Class IB (PVTVB)
2008	0.00%	54,796	9.218880	505,158	0.00%	-37.03%
2007	0.00%	29,740	14.640393	435,405	0.00%	5.52%
2006	0.00%	28,784	13.874456	399,362	0.11%	5.44%
2005	0.00%	27,308	13.159164	359,350	0.59%	5.69%
2004	0.00%	26,864	12.450430	334,468	0.20%	5.03%
Royce Capital Fund - Micro Cap Portfolio (ROCMC)
2008	0.00%	3,305	13.694894	45,262	2.44%	-43.27%
2008	0.10%	126,086	13.608530	1,715,845	2.44%	-43.33%
2008	0.20%	526,233	13.522698	7,116,090	2.44%	-43.38%
2008	0.25%	1,056,241	13.479984	14,238,112	2.44%	-43.41%
2008	0.40%	243,108	13.352691	3,246,146	2.44%	-43.50%
2007	0.10%	192,752	24.012175	4,628,395	1.50%	3.87%
2007	0.20%	516,162	23.884685	12,328,367	1.50%	3.77%
2007	0.25%	1,213,818	23.821182	28,914,579	1.50%	3.72%
2007	0.40%	383,860	23.631757	9,071,286	1.50%	3.56%
2006	0.10%	102,390	23.116715	2,366,920	0.17%	20.95%
2006	0.20%	487,556	23.017122	11,222,136	0.17%	20.83%
2006	0.25%	779,248	22.967474	17,897,358	0.17%	20.77%
2006	0.40%	767,354	22.819241	17,510,436	0.17%	20.59%
2005	0.10%	11,746	19.112697	224,498	0.60%	11.50%
2005	0.20%	516,002	19.049333	9,829,494	0.60%	11.39%
2005	0.25%	690,136	19.017724	13,124,816	0.60%	11.33%
2005	0.40%	830,676	18.923254	15,719,093	0.60%	11.17%
2004	0.10%	11,820	17.141696	202,615	0.00%	13.73%
2004	0.20%	251,888	17.101898	4,307,763	0.00%	13.62%
2004	0.25%	271,392	17.082044	4,635,930	0.00%	13.56%
2004	0.40%	1,033,530	17.022607	17,593,375	0.00%	13.39%

(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4 (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***	Initial Offering Date^
Royce Capital Fund - Small Cap Portfolio (ROCSC)
2008	0.20%	11,031	$7.326443	$80,818	0.43%	-26.74%	1/2/2008
2008	0.25%	1,007	7.322794	7,374	0.43%	-26.77%	1/2/2008
T. Rowe Price Blue Chip Growth Portfolio - II (TRBCG2)
2008	0.00%	273,286	7.980543	2,180,971	0.11%	-42.65%
2008	0.20%	23,532	7.922205	186,425	0.11%	-42.76%
2008	0.25%	2,151	7.907699	17,009	0.11%	-42.79%
2007	0.00%	212,892	13.915435	2,962,485	0.11%	12.49%
2006	0.00%	117,044	12.370493	1,447,892	0.34%	9.33%
2005	0.00%	33,050	11.314946	373,959	0.16%	13.15%	5/2/2005
T. Rowe Price Equity Income Portfolio - II (TREI2)
2008	0.00%	345,566	11.741384	4,057,423	2.12%	-36.26%
2008	0.10%	166,121	11.667331	1,938,189	2.12%	-36.33%
2008	0.20%	1,762,229	11.593772	20,430,881	2.12%	-36.39%
2008	0.25%	2,240,330	11.557153	25,891,837	2.12%	-36.42%
2008	0.40%	562,661	11.447985	6,441,335	2.12%	-36.52%
2007	0.00%	342,686	18.422059	6,312,982	1.51%	3.03%
2007	0.10%	160,922	18.324230	2,948,772	1.51%	2.93%
2007	0.20%	1,884,266	18.226974	34,344,467	1.51%	2.82%
2007	0.25%	2,229,008	18.178518	40,520,062	1.51%	2.77%
2007	0.40%	834,360	18.033915	15,046,777	1.51%	2.62%
2006	0.00%	232,318	17.880327	4,153,922	1.35%	18.65%
2006	0.10%	17,014	17.803262	302,905	1.35%	18.53%
2006	0.20%	1,955,804	17.726578	34,669,712	1.35%	18.41%
2006	0.25%	1,540,034	17.688346	27,240,654	1.35%	18.35%
2006	0.40%	1,391,756	17.574134	24,458,906	1.35%	18.18%
2005	0.00%	69,938	15.070153	1,053,976	1.39%	3.69%
2005	0.10%	22,826	15.020167	342,850	1.39%	3.59%
2005	0.20%	1,993,558	14.970390	29,844,341	1.39%	3.49%
2005	0.25%	892,058	14.945544	13,332,292	1.39%	3.44%
2005	0.40%	1,649,340	14.871262	24,527,767	1.39%	3.28%
2004	0.10%	11,962	14.499419	173,442	1.46%	14.50%
2004	0.20%	1,400,944	14.465784	20,265,753	1.46%	14.39%
2004	0.25%	366,698	14.448971	5,298,409	1.46%	14.33%
2004	0.40%	1,661,986	14.398668	23,930,385	1.46%	14.16%
T. Rowe Price Health Sciences Portfolio - II (TRHS2)
2008	0.20%	163,681	7.109924	1,163,759	0.00%	-28.90%	1/2/2008
2008	0.25%	14,944	7.106377	106,198	0.00%	-28.94%	1/2/2008
T. Rowe Price Limited Term Bond Portfolio - Class II (TRLT2)
2008	0.00%	177,875	11.230967	1,997,708	3.75%	1.31%
2007	0.00%	97,460	11.086232	1,080,464	4.06%	5.23%
2006	0.00%	51,598	10.535464	543,609	3.73%	4.03%
2005	0.00%	19,896	10.127763	201,502	2.09%	1.28%	5/2/2005

(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4 (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***	Initial Offering Date^
T. Rowe Price Mid Cap Growth Portfolio - II (TRMCG2)
2008	0.10%	97,962	$14.242855	$1,395,259	0.00%	-40.00%
2008	0.20%	302,266	14.153026	4,277,979	0.00%	-40.06%
2008	0.25%	681,051	14.108326	9,608,490	0.00%	-40.09%
2007	0.10%	118,598	23.736199	2,815,066	0.00%	17.11%
2007	0.20%	283,588	23.610164	6,695,559	0.00%	16.99%
2007	0.25%	726,466	23.547392	17,106,380	0.00%	16.93%
2007	0.40%	34,870	23.360091	814,566	0.00%	16.75%
2006	0.10%	23,520	20.268825	476,723	0.00%	6.28%
2006	0.20%	288,630	20.181467	5,824,977	0.00%	6.17%
2006	0.25%	560,134	20.137940	11,279,945	0.00%	6.12%
2006	0.40%	256,586	20.007898	5,133,747	0.00%	5.96%
2005	0.10%	44,810	19.071958	854,614	0.00%	14.32%
2005	0.20%	626,894	19.008705	11,916,443	0.00%	14.21%
2005	0.25%	356,418	18.977178	6,763,808	0.00%	14.15%
2005	0.40%	453,782	18.882872	8,568,707	0.00%	13.98%
2004	0.10%	172,276	16.682608	2,874,013	0.00%	17.94%
2004	0.20%	835,584	16.643864	13,907,346	0.00%	17.82%
2004	0.25%	179,746	16.624542	2,988,195	0.00%	17.76%
2004	0.40%	754,450	16.566668	12,498,723	0.00%	17.58%
T. Rowe Price New America Growth Portfolio (TRNAG1)
2008	0.10%	52,850	8.488305	448,607	0.00%	-38.30%
2008	0.20%	83,615	8.448808	706,447	0.00%	-38.37%
2008	0.25%	307,465	8.429140	2,591,666	0.00%	-38.40%
2008	0.40%	481,319	8.370383	4,028,824	0.00%	-38.49%
2007	0.10%	25,334	13.758234	348,551	0.00%	13.67%
2007	0.20%	299,098	13.707959	4,100,023	0.00%	13.55%
2007	0.25%	194,180	13.682900	2,656,946	0.00%	13.49%
2007	0.40%	536,034	13.607980	7,294,340	0.00%	13.32%
2006	0.20%	301,726	12.072027	3,642,444	0.04%	7.12%
2006	0.25%	86,392	12.056017	1,041,543	0.04%	7.06%
2006	0.40%	551,676	12.008095	6,624,578	0.04%	6.90%
2005	0.20%	690,950	11.269904	7,786,940	0.00%	4.26%
2005	0.25%	2,404	11.260565	27,070	0.00%	4.21%
2005	0.40%	584,706	11.232593	6,567,765	0.00%	4.06%
2004	0.20%	222,430	10.808909	2,404,226	0.00%	8.09%	5/3/2004
2004	0.25%	560	10.805340	6,051	0.00%	8.05%	5/3/2004
2004	0.40%	19,964	10.794628	215,504	0.00%	7.95%	5/3/2004
T. Rowe Price Personal Strategy Balanced Portfolio (TRPSB1)
2008	0.00%	7,764	7.640233	59,319	2.80%	-29.88%
2008	0.25%	47,397	7.599968	360,216	2.80%	-30.06%
2008	0.40%	143	7.575907	1,083	2.80%	-30.16%
2007	0.25%	5,720	10.865761	62,152	1.34%	7.34%
2007	0.40%	340	10.847653	3,688	1.34%	7.18%
The Dreyfus Socially Responsible Growth Fund, Inc. - Initial Shares (DSRG)
2008	0.00%	903,627	8.816356	7,966,697	0.76%	-34.42%
2008	0.10%	108,438	6.365134	690,222	0.76%	-34.49%
2008	0.25%	47,574	5.777639	274,865	0.76%	-34.59%
2007	0.00%	990,572	13.444500	13,317,745	0.54%	7.79%
2007	0.10%	116,744	9.716245	1,134,313	0.54%	7.68%
2007	0.25%	50,616	8.832711	447,076	0.54%	7.51%
2006	0.00%	1,115,238	12.473391	13,910,800	0.11%	9.20%
2006	0.10%	84,702	9.023502	764,309	0.11%	9.09%
2006	0.25%	91,596	8.215346	752,493	0.11%	8.93%
2006	0.40%	90	10.406467	937	0.11%	8.77%
2005	0.00%	1,203,742	11.422458	13,749,692	0.00%	3.62%
2005	0.10%	90,610	8.271484	749,479	0.00%	3.51%
2005	0.25%	101,932	7.541951	768,766	0.00%	3.36%
2005	0.40%	734	9.567773	7,023	0.00%	3.20%
2004	0.00%	1,320,272	11.023895	14,554,540	0.40%	6.21%
2004	0.10%	88,956	7.990838	710,833	0.40%	6.10%
2004	0.20%	29,340	7.311886	214,531	0.40%	6.00%
2004	0.25%	154,666	7.296964	1,128,592	0.40%	5.95%
2004	0.40%	21,434	9.270823	198,711	0.40%	5.79%

(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4 (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***	Initial Offering Date^
The Universal IF, Inc. - Capital Growth Portfolio - Class I (MSVEG)
2008	0.25%	39,408	$5.090726	$200,615	0.00%	-49.31%
Van Eck Worldwide Insurance Trust - Emerging Markets Fund - Initial Class (VWEM)
2008	0.00%	379,342	12.666688	4,805,007	0.00%	-64.78%
2008	0.10%	96,284	17.162939	1,652,516	0.00%	-64.81%
2008	0.20%	70,043	15.849346	1,110,136	0.00%	-64.85%
2008	0.25%	73,280	15.785351	1,156,751	0.00%	-64.87%
2007	0.00%	517,190	35.963363	18,599,892	0.40%	37.61%
2007	0.10%	94,388	48.778177	4,604,075	0.40%	37.48%
2007	0.20%	66,494	45.090153	2,998,225	0.40%	37.34%
2007	0.25%	105,400	44.930650	4,735,691	0.40%	37.27%
2006	0.00%	565,466	26.133423	14,777,562	0.56%	39.49%
2006	0.10%	43,526	35.481161	1,544,353	0.56%	39.35%
2006	0.20%	46,954	32.831467	1,541,569	0.56%	39.21%
2006	0.25%	66,446	32.731758	2,174,894	0.56%	39.14%
2005	0.00%	573,050	18.734825	10,735,991	0.71%	32.00%
2005	0.10%	38,212	25.461491	972,934	0.71%	31.86%
2005	0.20%	45,066	23.583541	1,062,816	0.71%	31.73%
2005	0.25%	41,596	23.523647	978,490	0.71%	31.67%
2005	0.40%	596	17.488050	10,423	0.71%	31.47%
2004	0.00%	535,204	14.193509	7,596,423	0.53%	25.89%
2004	0.10%	32,436	19.308855	626,302	0.53%	25.76%
2004	0.20%	120,164	17.902527	2,151,239	0.53%	25.64%
2004	0.25%	212,994	17.865954	3,805,341	0.53%	25.58%
2004	0.40%	53,740	13.301843	714,841	0.53%	25.39%
Van Eck Worldwide Insurance Trust - Hard Assets Fund - Initial Class (VWHA)
2008	0.00%	387,879	21.535500	8,353,168	0.27%	-46.12%
2008	0.10%	84,350	29.959857	2,527,114	0.27%	-46.18%
2008	0.20%	129,114	25.496953	3,292,014	0.27%	-46.23%
2008	0.25%	133,086	25.394095	3,379,599	0.27%	-46.26%
2008	0.40%	6,726	20.508184	137,938	0.27%	-46.34%
2007	0.00%	416,768	39.972562	16,659,285	0.11%	45.36%
2007	0.10%	99,614	55.665036	5,545,017	0.11%	45.21%
2007	0.20%	81,432	47.420563	3,861,551	0.11%	45.06%
2007	0.25%	170,146	47.252962	8,039,902	0.11%	44.99%
2007	0.40%	6,820	38.218809	260,652	0.11%	44.77%
2006	0.00%	487,264	27.499610	13,399,570	0.06%	24.49%
2006	0.10%	20,452	38.333948	784,006	0.06%	24.37%
2006	0.20%	59,788	32.689202	1,954,422	0.06%	24.24%
2006	0.25%	153,486	32.590053	5,002,117	0.06%	24.18%
2005	0.00%	509,766	22.089482	11,260,467	0.31%	51.67%
2005	0.10%	26,250	30.823042	809,105	0.31%	51.52%
2005	0.20%	52,740	26.310503	1,387,616	0.31%	51.37%
2005	0.25%	129,856	26.243783	3,407,913	0.31%	51.29%
2005	0.40%	52	21.290146	1,107	0.31%	51.07%
2004	0.00%	392,894	14.564221	5,722,195	0.31%	24.23%
2004	0.10%	7,980	20.342743	162,335	0.31%	24.10%
2004	0.20%	70,582	17.381825	1,226,844	0.31%	23.98%
2004	0.25%	31,156	17.346378	540,444	0.31%	23.92%
2004	0.40%	153,946	14.093195	2,169,591	0.31%	23.73%

(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4 (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***	Initial Offering Date^
Van Kampen UIF - Core Plus Fixed Income Portfolio - Class I (MSVFI)
2008	0.00%	264,578	$10.933218	$2,892,689	4.73%	-10.20%
2007	0.00%	281,694	12.175696	3,429,821	3.71%	5.45%
2006	0.00%	190,806	11.546094	2,203,064	4.06%	3.73%
2005	0.00%	126,012	11.130805	1,402,615	3.73%	4.21%
2004	0.00%	50,918	10.680729	543,841	3.92%	4.37%
Van Kampen UIF - Emerging Markets Debt Portfolio - Class I (MSEM)
2008	0.00%	235,478	19.678201	4,633,783	7.06%	-14.98%
2008	0.10%	32,806	25.456014	835,110	7.06%	-15.06%
2008	0.20%	94,088	19.381729	1,823,588	7.06%	-15.15%
2008	0.25%	83,661	19.303549	1,614,954	7.06%	-15.19%
2008	0.40%	69,947	17.858916	1,249,178	7.06%	-15.32%
2007	0.00%	244,604	23.144388	5,661,210	7.13%	6.53%
2007	0.10%	53,870	29.969902	1,614,479	7.13%	6.42%
2007	0.20%	79,524	22.841354	1,816,436	7.13%	6.32%
2007	0.25%	74,644	22.760599	1,698,942	7.13%	6.26%
2007	0.40%	68,018	21.088867	1,434,423	7.13%	6.10%
2006	0.00%	296,826	21.725302	6,448,634	10.28%	10.81%
2006	0.10%	11,152	28.160613	314,047	10.28%	10.70%
2006	0.20%	74,878	21.483999	1,608,679	10.28%	10.59%
2006	0.25%	49,984	21.418803	1,070,597	10.28%	10.53%
2006	0.40%	81,282	19.875581	1,615,527	10.28%	10.37%
2005	0.00%	306,254	19.606425	6,004,546	7.14%	12.25%
2005	0.10%	17,164	25.439451	436,643	7.14%	12.14%
2005	0.20%	227,212	19.427363	4,414,130	7.14%	12.03%
2005	0.25%	48,476	19.378063	939,371	7.14%	11.97%
2005	0.40%	83,166	18.008789	1,497,719	7.14%	11.80%
2004	0.00%	310,368	17.466655	5,421,091	7.52%	10.06%
2004	0.10%	6,174	22.685707	140,062	7.52%	9.95%
2004	0.20%	105,242	17.341685	1,825,074	7.52%	9.84%
2004	0.25%	37,344	17.306300	646,286	7.52%	9.79%
2004	0.40%	122,976	16.107486	1,980,834	7.52%	9.62%
Van Kampen UIF - Global Real Estate Portfolio - Class II (VKVGR2)
2008	0.00%	9,686	4.901259	47,474	4.11%	-44.34%
2008	0.25%	85,328	4.885787	416,894	4.11%	-44.48%
2008	0.40%	4,297	4.876534	20,954	4.11%	-44.57%

(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4 (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***	Initial Offering Date^
Van Kampen UIF - Mid Cap Growth Portfolio- Class I (MSVMG)
2008	0.00%	240,987	$6.115056	$1,473,649	0.80%	-46.77%
2008	0.10%	79,376	6.062222	481,195	0.80%	-46.82%
2008	0.20%	24,533	6.009877	147,440	0.80%	-46.87%
2008	0.25%	816,330	5.983894	4,884,832	0.80%	-46.90%
2008	0.40%	22,314	5.906531	131,798	0.80%	-46.98%
2007	0.00%	283,210	11.486951	3,253,219	0.00%	22.67%
2007	0.10%	59,566	11.399129	679,001	0.00%	22.54%
2007	0.20%	20,784	11.312053	235,110	0.00%	22.42%
2007	0.25%	401,714	11.268795	4,526,833	0.00%	22.36%
2007	0.40%	44,500	11.139857	495,724	0.00%	22.17%
2006	0.00%	282,660	9.364438	2,646,952	0.00%	9.27%
2006	0.10%	21,636	9.302196	201,262	0.00%	9.17%
2006	0.20%	26,838	9.240416	247,994	0.00%	9.06%
2006	0.25%	265,862	9.209696	2,448,508	0.00%	9.00%
2006	0.40%	44,880	9.118070	409,219	0.00%	8.84%
2005	0.00%	300,668	8.569610	2,576,607	0.00%	17.57%
2005	0.10%	21,748	8.521148	185,318	0.00%	17.45%
2005	0.20%	20,382	8.473005	172,697	0.00%	17.33%
2005	0.25%	144,664	8.449046	1,222,273	0.00%	17.28%
2005	0.40%	49,068	8.377513	411,068	0.00%	17.10%
2004	0.00%	328,124	7.289089	2,391,725	0.00%	21.60%
2004	0.10%	21,882	7.255105	158,756	0.00%	21.47%
2004	0.20%	98,272	7.221303	709,652	0.00%	21.35%
2004	0.25%	137,920	7.204463	993,640	0.00%	21.29%
2004	0.40%	30,098	7.154160	215,326	0.00%	21.11%
Van Kampen UIF - U.S. Real Estate Portfolio - Class I (MSVRE)
2008	0.00%	1,007,215	18.602467	18,736,684	3.40%	-37.89%
2008	0.10%	141,708	21.872227	3,099,470	3.40%	-37.96%
2008	0.20%	136,212	17.741677	2,416,629	3.40%	-38.02%
2008	0.25%	648,045	17.670052	11,450,989	3.40%	-38.05%
2008	0.40%	60,957	18.056248	1,100,655	3.40%	-38.14%
2007	0.00%	1,115,184	29.952335	33,402,365	1.11%	-17.07%
2007	0.10%	183,278	35.252498	6,461,007	1.11%	-17.15%
2007	0.20%	249,376	28.623844	7,138,100	1.11%	-17.24%
2007	0.25%	617,432	28.522644	17,610,793	1.11%	-17.28%
2007	0.40%	172,122	29.190018	5,024,244	1.11%	-17.40%
2006	0.00%	1,384,756	36.117848	50,014,407	1.07%	38.04%
2006	0.10%	109,384	42.551820	4,654,488	1.07%	37.91%
2006	0.20%	324,820	34.585436	11,234,041	1.07%	37.77%
2006	0.25%	709,670	34.480507	24,469,781	1.07%	37.70%
2006	0.40%	290,660	35.340571	10,272,090	1.07%	37.50%
2005	0.00%	1,409,392	26.163932	36,875,236	1.19%	17.05%
2005	0.10%	125,524	30.855447	3,873,099	1.19%	16.93%
2005	0.20%	250,510	25.103798	6,288,752	1.19%	16.82%
2005	0.25%	546,448	25.040093	13,683,109	1.19%	16.76%
2005	0.40%	377,610	25.703042	9,705,726	1.19%	16.59%
2004	0.00%	1,415,482	22.352530	31,639,604	1.61%	36.39%
2004	0.10%	110,058	26.386900	2,904,089	1.61%	36.26%
2004	0.20%	98,428	21.489618	2,115,180	1.61%	36.12%
2004	0.25%	352,704	21.445777	7,564,011	1.61%	36.05%
2004	0.40%	716,826	22.046498	15,803,503	1.61%	35.85%

(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4 (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***	Initial Offering Date^
Vanguard(R) VIF - Balanced Portfolio (VVB)
2008	0.20%	109,081	$7.761012	$846,579	0.00%	-22.39%	1/2/2008
2008	0.25%	9,959	7.757156	77,254	0.00%	-22.43%	1/2/2008
Vanguard(R) VIF - Diversified Value Portfolio (VVDV)
2008	0.20%	143,388	6.467982	927,431	0.00%	-35.32%	1/2/2008
2008	0.25%	13,091	6.464759	84,630	0.00%	-35.35%	1/2/2008
Vanguard(R) VIF - International Portfolio (VVI)
2008	0.20%	356,354	5.532166	1,971,409	0.00%	-44.68%	1/2/2008
2008	0.25%	32,536	5.529407	179,905	0.00%	-44.71%	1/2/2008
Vanguard(R) VIF - Mid Cap Index Portfolio (VVMCI)
2008	0.20%	301,906	5.892524	1,778,988	0.00%	-41.07%	1/2/2008
2008	0.25%	27,909	5.889589	164,373	0.00%	-41.10%	1/2/2008
Vanguard(R) VIF - Short-Term Investment-Grade Portfolio (VVSTC)
2008	0.20%	223,003	9.590829	2,138,784	0.00%	-4.09%	1/2/2008
2008	0.25%	20,361	9.586056	195,182	0.00%	-4.14%	1/2/2008
Wells Fargo AVT - Discovery Fund(SM) (SVDF)
2008	0.00%	97,543	5.474555	534,005	0.00%	-44.36%
2008	0.10%	35,560	5.467646	194,429	0.00%	-44.41%
2008	0.25%	42,095	5.457284	229,724	0.00%	-44.50%
2008	0.40%	162	5.446950	882	0.00%	-44.58%
Wells Fargo AVT - Opportunity Fund(SM) (SVOF)
2008	0.00%	966,983	8.718261	8,430,410	1.86%	-40.10%
2008	0.10%	184,457	8.642979	1,594,258	1.86%	-40.16%
2008	0.20%	117,180	8.568374	1,004,042	1.86%	-40.22%
2008	0.25%	331,868	8.531293	2,831,263	1.86%	-40.25%
2007	0.00%	1,129,684	14.553953	16,441,368	0.61%	6.63%
2007	0.10%	224,604	14.442760	3,243,902	0.61%	6.53%
2007	0.20%	154,478	14.332457	2,214,049	0.61%	6.42%
2007	0.25%	358,194	14.277593	5,114,148	0.61%	6.37%
2006	0.00%	1,303,766	13.648563	17,794,532	0.00%	12.22%
2006	0.10%	143,310	13.557898	1,942,982	0.00%	12.11%
2006	0.20%	199,708	13.467901	2,689,648	0.00%	12.00%
2006	0.25%	454,354	13.423088	6,098,834	0.00%	11.94%
2006	0.40%	126	13.289662	1,674	0.00%	11.77%
2005	0.00%	1,428,994	12.162469	17,380,095	0.00%	7.88%
2005	0.10%	114,460	12.093732	1,384,249	0.00%	7.78%
2005	0.20%	360,812	12.025433	4,338,921	0.00%	7.67%
2005	0.25%	470,806	11.991404	5,645,625	0.00%	7.62%
2005	0.40%	110,270	11.889981	1,311,108	0.00%	7.45%
2004	0.00%	1,509,654	11.273634	17,019,287	0.00%	18.22%
2004	0.10%	184,596	11.221097	2,071,370	0.00%	18.10%
2004	0.20%	266,180	11.168856	2,972,926	0.00%	17.98%
2004	0.25%	469,872	11.142802	5,235,691	0.00%	17.93%
2004	0.40%	898,190	11.065086	9,938,550	0.00%	17.75%

(Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4 (NOTES TO FINANCIAL STATEMENTS, Continued)

	Contract Expense Rate*	Units	Unit Fair Value	Contract Owners’ Equity	Investment Income Ratio**	Total Return***	Initial Offering Date^
Wells Fargo AVT - Small Cap Growth Fund (WFVSCG)
2008	0.00%	3,856	$5.636741	$21,735	0.00%	-41.42%
2008	0.25%	125,618	5.618956	705,842	0.00%	-41.57%
2008	0.40%	1,113	5.608316	6,242	0.00%	-41.66%
2008	Contract owners’ equity			$3,233,903,295
2007	Contract owners’ equity			$4,818,129,455
2006	Contract owners’ equity			$4,464,442,368
2005	Contract owners’ equity			$3,947,899,004
2004	Contract owners’ equity			$3,677,896,359

*	This represents the annual contract expense rate of the variable account for the period indicated and includes only those expenses that are charged through a reduction in the unit values. Excluded are expenses of the underlying mutual funds and charges made directly to contract owner accounts through the redemption of units.
**	This represents the dividends for the period indicated, excluding distributions of capital gains, received by the subaccount from the underlying mutual fund, net of management fees assessed by the fund manager, divided by average net assets. The ratios exclude those expenses, such as policy and asset charges, that result in direct reductions to the contractholder accounts either through reductions in the unit values or redemption of units. The recognition of investment income by the subaccount is affected by the timing of the declaration of dividends by the underlying fund in which the subaccounts invest.
***	This represents the total return for the period indicated and includes a deduction only for expenses assessed through a reduction in the unit values. The total return does not include any expenses assessed through the redemption of units; inclusion of these expenses in the calculation would result in a reduction in the total return presented. Total return is not annualized if the underlying mutual fund option is initially offered, funded, or both, during the period presented.
^	This represents the date the underlying mutual fund option was initially added and funded. Total returns presented in years of initial offering represent the return for the period from the initial offering through year end.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholder

Nationwide Life Insurance Company:

We have audited the accompanying consolidated balance sheets of Nationwide Life Insurance Company and subsidiaries (the Company) as of December 31, 2008 and 2007, and the related consolidated statements of (loss) income, changes in shareholder’s equity and cash flows for each of the years in the three-year period ended December 31, 2008. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedules as listed in the accompanying index. These consolidated financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nationwide Life Insurance Company and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

As discussed in Note 3 to the consolidated financial statements, the Company adopted the American Institute of Certified Public Accountants’ Statement of Position 05-1, Accounting by Insurance Enterprises for Deferred Acquisition Costs in Connection with Modifications or Exchanges of Insurance Contracts, in 2007.

/s/ KPMG LLP
Columbus, Ohio
March 2, 2009

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Consolidated Statements of (Loss) Income

(in millions)

	Years ended December 31,
	2008	2007	2006
Revenues:
Policy charges	$1,168.0	$1,208.3	$1,132.6
Premiums	283.5	291.7	308.3
Net investment income	1,687.0	1,975.8	2,058.5
Net realized investment (losses) gains	(1,439.3)	(166.2)	7.1
Other income	6.4	7.5	0.2

Total revenues	1,705.6	3,317.1	3,506.7

Benefits and expenses:
Interest credited to policyholder accounts	1,130.6	1,262.6	1,330.1
Benefits and claims	660.3	479.3	450.3
Policyholder dividends	26.4	24.5	25.6
Amortization of deferred policy acquisition costs	674.5	368.5	450.3
Interest expense, primarily with Nationwide Financial Services, Inc. (NFS)	61.8	70.0	65.5
Other operating expenses	516.1	529.5	536.8

Total benefits and expenses	3,069.7	2,734.4	2,858.6

(Loss) income from continuing operations before federal income tax (benefit) expense	(1,364.1)	582.7	648.1
Federal income tax (benefit) expense	(534.3)	128.5	28.7

(Loss) income from continuing operations	(829.8)	454.2	619.4
Cumulative effect of adoption of accounting principle, net of taxes	—	(6.0)	—

Net (loss) income	$(829.8)	$448.2	$619.4

See accompanying notes to consolidated financial statements.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Consolidated Balance Sheets

(in millions, except per share amounts)

	December 31,
	2008	2007
Assets
Investments:
Securities available-for-sale, at fair value:
Fixed maturity securities (amortized cost $21,820.9 and $24,021.2)	$19,247.2	$23,933.4
Equity securities (amortized cost $30.9 and $69.6)	26.5	72.9
Mortgage loans on real estate, net	7,189.9	7,615.4
Short-term investments, including amounts managed by a related party	2,780.9	959.1
Other investments	1,305.5	1,330.8

Total investments	30,550.0	33,911.6

Cash	36.7	1.3
Accrued investment income	300.9	314.3
Deferred policy acquisition costs	4,423.9	3,997.4
Other assets	2,564.0	1,638.9
Separate account assets	46,936.9	69,676.5

Total assets	$84,812.4	$109,540.0

Liabilities and Shareholder’s Equity
Liabilities:
Future policy benefits and claims	$32,536.3	$31,998.4
Short-term debt	249.7	285.3
Long-term debt, payable to NFS	700.0	700.0
Other liabilities	2,110.5	2,642.6
Separate account liabilities	46,936.9	69,676.5

Total liabilities	82,533.4	105,302.8

Shareholder’s equity:
Common stock ($1 par value; authorized - 5.0 shares; issued and outstanding - 3.8 shares)	3.8	3.8
Additional paid-in capital	613.2	274.4
Retained earnings	2,973.2	4,049.5
Accumulated other comprehensive loss	(1,311.2)	(90.5)

Total shareholder’s equity	2,279.0	4,237.2

Total liabilities and shareholder’s equity	$84,812.4	$109,540.0

See accompanying notes to consolidated financial statements.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Consolidated Statements of Changes in Shareholder’s Equity

(in millions)

	Capital shares	Additional paid-in capital	Retained earnings	Accumlated other comprehensive income (loss)	Total shareholder’s equity
Balance as of December 31, 2005	3.8	274.4	3,894.4	93.6	4,266.2

Dividends to NFS	—	—	(375.0)	—	(375.0)

Comprehensive income:
Net income	—	—	619.4	—	619.4
Other comprehensive loss, net of taxes	—	—	—	(64.9)	(64.9)

Total comprehensive income					554.5

Balance as of December 31, 2006	3.8	274.4	4,138.8	28.7	4,445.7

Dividends to NFS	—	—	(537.5)	—	(537.5)

Comprehensive income:
Net income	—	—	448.2	—	448.2
Other comprehensive loss, net of taxes	—	—	—	(119.2)	(119.2)

Total comprehensive income					329.0

Balance as of December 31, 2007	$3.8	$274.4	$4,049.5	$(90.5)	$4,237.2

Dividends to NFS			(246.5)		(246.5)
Capital contributed by NFS		338.8			338.8

Comprehensive income:
Net loss			(829.8)		(829.8)
Other comprehensive loss, net of taxes				(1,220.7)	(1,220.7)

Total comprehensive loss					(2,050.5)

Balance as of December 31, 2008	$3.8	$613.2	$2,973.2	$(1,311.2)	$2,279.0

See accompanying notes to consolidated financial statements.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Consolidated Statements of Cash Flows

(in millions)

	Years ended December 31,
	2008	2007	2006
Cash flows from operating activities:
Net (loss) income	$(829.8)	$448.2	$619.4
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Net realized investment losses (gains)	1,439.3	166.2	(7.1)
Interest credited to policyholder accounts	1,130.6	1,262.6	1,330.1
Capitalization of deferred policy acquisition costs	(572.2)	(612.6)	(569.6)
Amortization of deferred policy acquisition costs	674.5	368.5	450.3
Amortization and depreciation	6.7	22.3	46.6
Decrease (increase) in other assets	64.5	557.4	(336.2)
(Decrease) increase in policy and other liabilities	(226.1)	(331.8)	54.1
(Increase) decrease in derivative assets	(1,030.7)	(146.9)	38.2
Increase in derivative liabilities	153.9	101.5	174.7
Other, net	3.7	8.5	0.1

Net cash provided by operating activities	814.4	1,843.9	1,800.6

Cash flows from investing activities:
Proceeds from maturity of securities available-for-sale	3,935.6	4,379.8	5,128.6
Proceeds from sale of securities available-for-sale	4,185.2	4,657.5	2,267.3
Proceeds from repayments or sales of mortgage loans on real estate	763.1	2,467.7	2,430.8
Cost of securities available-for-sale acquired	(6,831.8)	(8,008.3)	(5,658.9)
Cost of mortgage loans on real estate originated or acquired	(358.7)	(1,887.0)	(2,180.4)
Net decrease (increase) in short-term investments	(1,827.0)	762.9	(125.4)
Collateral received (paid), net	603.4	(175.6)	(332.6)
Other, net	(34.0)	(68.6)	52.1

Net cash provided by investing activities	435.8	2,128.4	1,581.5

Cash flows from financing activities:
Net increase (decrease) in short-term debt	(35.6)	210.1	(167.1)
Capital contributed by NFS	153.4	—	—
Cash dividends paid to NFS	(181.8)	(537.5)	(375.0)
Investment and universal life insurance product deposits and other additions	3,511.1	3,586.1	3,400.8
Investment and universal life insurance product withdrawals and other deductions	(4,795.9)	(7,230.2)	(6,241.2)
Other, net	134.0	—	—

Net cash used in financing activities	(1,214.8)	(3,971.5)	(3,382.5)

Net increase (decrease) in cash	35.4	0.8	(0.4)
Cash, beginning of period	1.3	0.5	0.9

Cash, end of period	$36.7	$1.3	$0.5

Supplemental Non-cash Disclosure:
Dividends paid to NFS	$(64.6)	$—	$—
Capital contributed by NFS	185.4	—	—
See accompanying notes to consolidated financial statements.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements

December 31, 2008, 2007 and 2006

(1)	Nature of Operations
Nationwide Life Insurance Company (NLIC, or collectively with its subsidiaries, the Company) was incorporated in 1929 and is an Ohio stock legal reserve life insurance company. The Company is a member of the Nationwide group of companies (Nationwide), which is comprised of Nationwide Mutual Insurance Company (NMIC) and all of its subsidiaries and affiliates.

All of the outstanding shares of NLIC’s common stock are owned by NFS, a holding company formed by Nationwide Corporation (Nationwide Corp.), a majority-owned subsidiary of NMIC.

On August 6, 2008, NFS entered into a definitive agreement for NMIC, and Nationwide Corporation (Nationwide Corp.)., to acquire all of the outstanding publicly held Class A common shares of NFS for $52.25 per share in cash. The transaction closed on January 1, 2009 and NFS became a privately held subsidiary of Nationwide Corp.

Wholly-owned subsidiaries of NLIC as of December 31, 2008 include Nationwide Life and Annuity Insurance Company (NLAIC) and Nationwide Investment Services Corporation (NISC). NLAIC offers universal life insurance, variable universal life insurance, corporate-owned life insurance (COLI) and individual annuity contracts on a non-participating basis. NISC is a registered broker/dealer.

The Company is a leading provider of long-term savings and retirement products in the United States of America (U.S.). The Company develops and sells a diverse range of products including individual annuities, private and public sector group retirement plans, other investment products sold to institutions, life insurance and advisory services.

The Company sells its products through a diverse distribution network. Unaffiliated entities that sell the Company’s products to their own customer bases include independent broker/dealers, financial institutions, wirehouse and regional firms, pension plan administrators, and life insurance specialists. Representatives of affiliates who market products directly to a customer base include Nationwide Retirement Solutions, Inc. (NRS), and Nationwide Financial Network (NFN) producers. The Company also distributes products through the agency distribution force of its ultimate parent company, NMIC.

As of December 31, 2008 and 2007, the Company did not have a significant concentration of financial instruments in a single investee, industry or geographic region of the U.S. Also, the Company did not have a concentration of business transactions with a particular customer, lender, distribution source, market or geographic region of the U.S. in which business is conducted that makes it overly vulnerable to a single event which could cause a severe impact to the Company’s financial position.

(2)	Summary of Significant Accounting Policies
The Company’s significant accounting policies that materially affect financial reporting are summarized below. The accompanying consolidated financial statements were prepared in accordance with United States generally accepted accounting principles (GAAP).

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ significantly from those estimates.

The Company’s most significant estimates include those used to determine the following: the balance, recoverability and amortization of deferred policy acquisition costs (DAC); whether an available-for-sale security is other-than-temporarily impaired, valuation allowances for mortgage loans on real estate; valuation of derivatives; the liability for future policy benefits and claims, including the valuation of embedded derivative resulting from living benefit contracts; and federal income tax provision. Although some variability is inherent in these estimates, recorded amounts reflect management’s best estimates based on facts and circumstances as of the balance sheet date. Management believes the amounts provided are appropriate.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

The Company determined that certain cash flows related to future policy benefits and claims totaling $111.9 million for the three months ended March 31, 2008, which were included as cash flows provided by operating activities on the condensed consolidated statements of cash flows in the applicable Quarterly Report on Form 10-Q, should have been presented as financing activities. The net cash provided by operating activities for the three months ended March 31, 2008 as originally filed and revised was $351.1 million and $239.2 million, respectively. The net cash used in financing activities for the three months ended March 31, 2008 as originally filed and revised was $368.9 million and $257.0 million, respectively. They will be presented in that manner on a comparative basis in the 2009 filings. The consolidated statement of cash flows for 2008 included in this filing reflects the revised presentation described above.

Certain items in the 2007 and 2006 consolidated financial statements and related notes have been reclassified to conform to the current presentation.

(a) Consolidation Policy

The consolidated financial statements include the accounts of NLIC and companies in which NLIC directly or indirectly has a controlling financial interest. Minority interest expense is included in other operating expenses in the consolidated statements of (loss) income, and the minority interest liability is included in other liabilities on the consolidated balance sheets. All significant intercompany balances and transactions were eliminated in consolidation.

(b) Valuation of Investments, Investment Income and Related Gains and Losses

The Company is required to classify its fixed maturity securities and marketable equity securities as held-to-maturity, available-for-sale or trading. All fixed maturity and marketable equity securities are classified as available-for-sale. Available-for-sale securities are stated at fair value, with unrealized gains and losses, net of adjustments to DAC, future policy benefits and claims, and deferred federal income taxes reported as a separate component of accumulated other comprehensive (loss) income (AOCI) in shareholder’s equity. The adjustment to DAC represents the changes in amortization of DAC that would have been required as a charge or credit to operations had such unrealized amounts been realized and allocated to the product lines. The adjustment to future policy benefits and claims represents the increase in policy reserves from using a discount rate that would have been required had such unrealized amounts been realized and the proceeds reinvested at then current market interest rates, which were lower than the then current effective portfolio rate.

For fixed maturity and marketable equity securities for which market quotations generally are available, the Company generally uses independent pricing services to assist in determining the fair value measurement. For certain fixed maturity securities not priced by independent services (generally private placement securities without quoted market prices), an internally developed pricing model or “corporate pricing matrix” is most often used. The corporate pricing matrix is developed by obtaining private spreads versus the U.S. Treasury yield for corporate securities with varying weighted average lives and bond ratings. The weighted average life and bond rating of a particular fixed maturity security to be priced using the corporate matrix are important inputs into the model and are used to determine a corresponding spread that is added to the U.S. Treasury yield to create an estimated market yield for that bond. The estimated market yield and other relevant factors are then used to estimate the fair value of the particular fixed maturity security. The Company also utilized broker quotes in pricing securities or to validate modeled prices.

For mortgage-backed securities (MBSs), the Company recognizes income using a constant effective yield method based on prepayment assumptions and the estimated economic life of the securities. When estimated prepayments differ significantly from anticipated prepayments, the effective yield is recalculated to reflect actual payments to date and anticipated future payments. Any resulting adjustment is included in net investment income. All other investment income is recorded using the interest method without anticipating the impact of prepayments.

Management regularly reviews each investment in its fixed maturity and equity securities portfolios to evaluate the necessity of recording impairment losses for other-than-temporary declines in the fair value of investments.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

For debt securities not subject to Emerging Issues Task Force Issue (EITF) No. 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets, as amended by Financial Accounting Standards Board (FASB) Staff Position (FSP) EITF 99-20-1 (EITF 99-20), as well as debt securities subject to EITF 99-20, an other-than-temporary impairment charge is taken when the Company does not have the ability and intent to hold the security until the forecasted recovery or if it is probable that the Company will not recover all contractual amounts when due. Furthermore, equity securities may experience other-than-temporary impairments based on prospects of recovery in a reasonable period of time. Many criteria are considered during this process including, but not limited to, specific credit issues and financial prospects related to the issuer, the quality of the underlying collateral, management’s intent and ability to hold the security until recovery, current economic conditions that could affect the creditworthiness of the issuer in the future, the current fair value as compared to the amortized cost of the security, the extent and duration of the unrealized loss, and the rating of the affected security. Other-than-temporary impairment losses result in a permanent reduction to the cost basis of the underlying investment.

In addition to the above, for certain beneficial interests in securitized financial assets with contractual cash flows, including asset-backed securities (ABSs), EITF 99-20 also requires the Company to periodically update its best estimate of cash flows over the life of the security. If the fair value of a securitized financial asset is not greater than or equal to its carrying value based on current information and events, and if there has been , or if it is probable that, an adverse change in estimated cash flows since the last revised estimate (considering both timing and amount), then the Company recognizes an other-than-temporary impairment and writes down the investment to fair value.

The Company provides valuation allowances for impairments of mortgage loans on real estate based on a review by portfolio managers. Mortgage loans on real estate are considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. When management determines that a loan is impaired, a provision for loss is established equal to either the difference between the carrying value and the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent. In addition to the valuation allowance on specific loans, the Company maintains an allowance not yet specifically identified by loan for probable losses inherent in the loan portfolio as of the balance sheet date. The valuation allowance account for mortgage loans on real estate reflects management’s best estimate of probable credit losses, including losses incurred at the balance sheet date but not yet identified by specific loan. Management’s periodic evaluation of the adequacy of the allowance for losses is based on past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of the underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. Changes in the valuation allowance are recorded in net realized investment gains and losses. Loans in foreclosure are placed on non-accrual status. Interest received on non-accrual status mortgage loans on real estate is included in net investment income in the period received.

Real estate to be held and used is carried at cost less accumulated depreciation. Real estate designated as held for disposal is not depreciated and is carried at the lower of the carrying value at the time of such designation or fair value less cost to sell. Other long-term investments are carried on the equity method of accounting.

Impairment losses are recorded on investments in long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts.

Realized gains and losses on the sale of investments are determined on the basis of specific security identification. Changes in the Company’s mortgage loan valuation allowance and recognition of impairment losses for other-than-temporary declines in the fair values of applicable investments are included in net realized investment gains and losses.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

(c) Derivative Instruments

Derivatives are carried at fair value. On the date the derivative contract is entered into, the Company designates the derivative as a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair value hedge); a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge); a foreign currency fair value or cash flow hedge (foreign currency hedge); or a non-hedge transaction. The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for entering into various hedge transactions. This process includes linking all derivatives that are designated as fair value, cash flow or foreign currency hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. The Company also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used for hedging transactions are expected to be and, for ongoing hedging relationships, have been highly effective in offsetting changes in fair values or cash flows of hedged items. When it is determined that a derivative is not, or is not expected to be, highly effective as a hedge or that it has ceased to be a highly effective hedge, the Company discontinues hedge accounting prospectively.

The Company enters into interest rate swaps, cross-currency swaps or Euro futures to hedge the fair value of existing fixed rate assets and liabilities. In addition, the Company uses short U.S. Treasury future positions to hedge the fair value of bond and mortgage loan commitments. Typically, the Company is hedging the risk of changes in fair value attributable to changes in benchmark interest rates. Derivative instruments classified as fair value hedges are carried at fair value, with changes in fair value recorded in net realized investment gains and losses. Changes in the fair value of the hedged item that are attributable to the risk being hedged are also recorded in net realized investment gains and losses.

The Company enters into interest rate swaps to hedge the variability in cash flows and investment income due to changes in the benchmark interest rates on variable rate assets and liabilities. The Company also enters into cross-currency interest rate swaps to eliminate the currency risk on variable rate and fixed rate foreign denominated assets. Derivative instruments classified as cash flow hedges are carried at fair value, with the effective portion of changes in fair value recorded in other comprehensive income and the ineffective portion recorded in net realized investment gains and losses.

Accrued interest receivable or payable under interest rate and foreign currency swaps are recognized as an adjustment to net investment income or interest credited to policyholder accounts consistent with the nature of the hedged item, except for interest rate swaps hedging the anticipated sale of investments where amounts receivable or payable under the swaps are recorded as net realized investment gains and losses, and except for interest rate swaps hedging the anticipated purchase of investments where amounts receivable or payable under the swaps are initially recorded in AOCI to the extent the hedging relationship is effective.

The Company periodically may enter into a derivative transaction that will not qualify for hedge accounting. The Company does not enter into speculative positions. Although these transactions do not qualify for hedge accounting, or have not been designated in hedging relationships by the Company, they are part of its overall risk management strategy. For example, the Company may sell credit default protection through a credit default swap. Although the credit default swap is not effective in hedging specific investments, the income stream allows the Company to manage overall investment yields while exposing the Company to acceptable credit risk. The Company may enter into a cross-currency basis swap (pay a variable U.S. rate and receive a variable foreign-denominated rate) to eliminate the foreign currency exposure of a variable rate foreign-denominated liability. Although basis swaps may qualify for hedge accounting, the Company has chosen not to designate these derivatives as hedging instruments due to the difficulty in assessing and monitoring effectiveness for both sides of the basis swap. Derivative instruments that do not qualify for hedge accounting or are not designated as hedging instruments are carried at fair value, with changes in fair value recorded in net realized investment gains and losses.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

(d) Revenues and Benefits

Investment and Universal Life Insurance Products: Investment products consist primarily of individual and group variable and fixed deferred annuities. Universal life insurance products include universal life insurance, variable universal life insurance, corporate-owned life insurance (COLI), bank-owned life insurance (BOLI) and other interest-sensitive life insurance policies. Revenues for investment products and universal life insurance products consist of net investment income, asset fees, cost of insurance charges, administrative fees and surrender charges that have been earned and assessed against policy account balances during the period. The timing of revenue recognition as it relates to fees assessed on investment contracts and universal life contracts is determined based on the nature of such fees. Asset fees, cost of insurance charges and administrative fees are assessed on a daily or monthly basis and recognized as revenue when assessed and earned. Certain amounts assessed that represent compensation for services to be provided in future periods are reported as unearned revenue and recognized in income over the periods benefited. Surrender charges are recognized upon surrender of a contract in accordance with contractual terms. Policy benefits and claims that are charged to expense include interest credited to policyholder accounts and benefits and claims incurred in the period in excess of related policyholder accounts.

Traditional Life Insurance Products: Traditional life insurance products include those products with fixed and guaranteed premiums and benefits, and primarily consist of whole life insurance, limited-payment life insurance, term life insurance and certain annuities with life contingencies. Premiums for traditional life insurance products are recognized as revenue when due. Benefits and expenses are associated with earned premiums so that profits are recognized over the life of the contract. This association is accomplished through the provision for future policy benefits and the deferral and amortization of policy acquisition costs.

(e) Cash and Cash Equivalents

Cash and cash equivalents consist of short-term highly liquid investments with original maturities of less than three months at the time of purchase. The Company carries cash and cash equivalents at cost, which approximates fair value.

(f) Deferred Policy Acquisition Costs

Investment and universal life insurance products. The Company has deferred certain costs of acquiring investment and universal life insurance products business, principally commissions, certain expenses of the policy issue and underwriting department, and certain variable sales expenses that relate to and vary with the production of new and renewal business. In addition, the Company defers sales inducements, such as interest credit bonuses and jumbo deposit bonuses. Investment products primarily consist of individual and group variable and fixed deferred annuities in the Individual Investments and Retirement Plans segments. Universal life insurance products include universal life insurance, variable universal life insurance, COLI, BOLI and other interest-sensitive life insurance policies in the Individual Protection segment. DAC is subject to recoverability testing in the year of policy issuance and loss recognition testing at the end of each reporting period.

For investment and universal life insurance products, the Company amortizes DAC with interest over the lives of the policies in relation to the present value of estimated gross profits from projected interest margins, asset fees, cost of insurance charges, administrative fees, surrender charges, and net realized investment gains and losses less policy benefits and policy maintenance expenses. The Company adjusts the DAC asset related to investment and universal life insurance products to reflect the impact of unrealized gains and losses on fixed maturity securities available-for-sale, as described in Note 2(b).

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

The assumptions used in the estimation of future gross profits are based on the Company’s current best estimates of future events and are reviewed as part of an annual process during the second quarter. During the annual process, the Company performs a comprehensive study of assumptions, including mortality and persistency studies, maintenance expense studies, and an evaluation of projected general and separate account investment returns. The most significant assumptions that are involved in the estimation of future gross profits include future net separate account investment performance, surrender/lapse rates, interest margins and mortality. Currently, the Company’s long-term assumption for net separate account investment performance is approximately 7% growth per year and varies by product. The Company reviews this assumption, like others, as part of its annual process. If this assumption were unlocked, the date of the unlocking could become the anchor date used in the reversion to the mean process (defined below). Variances from the long-term assumption are expected since the majority of the investments in the underlying separate accounts are in equity securities, which strongly correlate in the aggregate with the Standard & Poor’s (S&P) 500 Index. The Company bases its reversion to the mean process on actual net separate account investment performance from the anchor date to the valuation date. The Company then assumes different performance levels over the next three years such that the separate account mean return measured from the anchor date to the end of the life of the product equals the long-term assumption. The assumed net separate account investment performance used in the DAC models is intended to reflect what is anticipated. However, based on historical returns of the S&P 500 Index, and as part of its pre-set parameters, the Company’s reversion to the mean process generally limits net separate account investment performance to 0-15% during the three-year reversion period. See below for a discussion of 2008 and 2007 assumption changes that impacted DAC amortization and related balances.

Changes in assumptions can have a significant impact on the amount of DAC reported for investment and universal life insurance products and their related amortization patterns. In the event actual experience differs from assumptions or future assumptions are revised, the Company is required to record an increase or decrease in DAC amortization expense, which could be significant. In general, increases in the estimated long-term general and separate account returns result in increased expected future profitability and may lower the rate of DAC amortization, while increases in long-term lapse/surrender and mortality assumptions reduce the expected future profitability of the underlying business and may increase the rate of DAC amortization.

In addition to the comprehensive annual study of assumptions, management evaluates the appropriateness of the individual variable annuity DAC balance quarterly within pre-set parameters. These parameters are designed to appropriately reflect the Company’s long-term expectations with respect to individual variable annuity contracts while also evaluating the potential impact of short-term experience on the Company’s recorded individual variable annuity DAC balance. If the recorded balance of individual variable annuity DAC falls outside of these parameters for a prescribed period, or if the recorded balance falls outside of these parameters and management determines it is not reasonably possible to get back within the parameters during a given period, assumptions are required to be unlocked, and DAC is recalculated using revised best estimate assumptions. When DAC assumptions are unlocked and revised, the Company continues to use the reversion to the mean process. See below for a discussion of 2008 and 2007 assumption changes that impacted DAC amortization and related balances.

During the second quarter of 2007, the Company conducted its annual comprehensive review of model assumptions used to project DAC and other related balances, including sales inducement assets, unearned revenue reserves, and guaranteed minimum death and income benefit reserves. This review included all assumptions, including expected separate account investment returns during the three-year reversion period, lapse rates, mortality and expenses. The Company determined as part of this annual review that the overall separate account returns were expected to exceed previous estimates due to favorable financial market trends. Additionally, while the Company estimated that the overall profitability of its variable products had improved, it expected the long-term net growth in separate account investment performance to moderate.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

Accordingly, the second quarter 2007 unlocking process included changes in several assumptions, including assumptions affecting net separate account investment performance. This unlocking resulted in a net increase in DAC and a benefit to DAC amortization and other related balances totaling $221.6 million pre-tax, which was reported in the following segments in the pre-tax amounts indicated: Individual Investments - $196.4 million; Retirement Plans - $10.5 million; and Individual Protection - $14.7 million. First, the Company reset the anchor date for its reversion to the mean calculations, which increased the annual net separate account growth rate to 7% during the first three years of the projection period from 0% (which was the rate of return for the three-year reversion period required from the previous anchor date). Second, as a result of its current analysis, including its evaluation of ongoing trends and expectations regarding financial market performance, the Company unlocked and reset its long-term assumption for net separate account growth rates to 7% from 8%. This decreased the net separate account growth rate by 1% to 7% for all years subsequent to the three-year reversion period. The combination of resetting these two factors resulted in a $167.0 million increase in DAC and benefit to DAC amortization and other related balances. The impact of changing the annual net separate account growth rate from 0% to 7% during the three-year reversion period had a much larger effect on the DAC balance when compared to the 1% incremental change in the long-term assumption for net separate account investment performance. The remainder of the increase in DAC and benefit to DAC amortization and other related balances resulting from the DAC unlocking process primarily was related to the recorded balance of individual variable annuity DAC falling outside the Company’s preset parameters for the prescribed period, which was driven by favorable market performance in excess of the assumed net separate account returns. Accordingly, the Company recalculated DAC using revised best estimate assumptions, which resulted in a $78.8 million increase in DAC and benefit to DAC amortization and other related balances. This was partially offset by a $24.2 million decrease in DAC and increase in DAC amortization and other related balances due to increasing estimated lapse rates for fixed annuity and BOLI products.

During the second quarter of 2007, the Company added a new feature to its existing guaranteed minimum withdrawal benefit rider, Lifetime Income (L.inc). This new feature resulted in a substantial change in the existing contracts and, therefore, an extinguishment of the DAC associated with those contracts pursuant to the American Institute of Certified Public Accountants’ (AICPA) Statement of Position (SOP) 05-1, Accounting by Insurance Enterprises for Deferred Acquisition Costs in Connection with Modifications or Exchanges of Insurance Contracts (SOP 05-1). As a result, the Company eliminated existing DAC and other related balances resulting in a $135.0 million pre-tax charge.

At the end of the second quarter of 2008, the Company determined as part of its comprehensive annual study of assumptions that certain assumptions should be unlocked. The unlocked assumptions primarily related to lapse and spread assumptions in the Individual Investments segment, the assumed growth rate on deposits per contract in the Retirement Plans segment, and mortality and lapse assumptions in the Individual Protection segment. Therefore, in the second quarter of 2008, the Company recorded the following pre-tax adjustments: 1) a decrease in DAC and additional DAC amortization of $13.4 million; 2) a decrease in other assets and additional benefits and claims of $0.6 million; and 3) a decrease in unearned revenue liability and additional administrative fees of $3.1 million. The net impact of this activity was a $10.9 million unfavorable pre-tax adjustment to net income in the second quarter of 2008, which was reported in the following segments in the pre-tax amounts indicated: Individual Investments - $9.4 million unfavorable; Retirement Plans - $2.3 million unfavorable; and Individual Protection - $0.8 million favorable.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

During the third quarter of 2008, the Company’s recorded balance of individual variable annuity DAC fell outside the Company’s preset parameters for the prescribed period, which primarily was driven by unfavorable market performance compared to the assumed net separate account returns. Accordingly, the Company recalculated DAC using revised best estimate assumptions, which resulted in a decrease in DAC and an increase in DAC amortization and other related balances totaling $177.2 million pre-tax in the Individual Investments segment. During the fourth quarter of 2008, the Company’s recorded balance of individual variable annuity DAC fell outside the Company’s preset parameters, which primarily was driven by continued unfavorable market performance compared to assumed net separate account returns. Management made a determination that it was not reasonably possible to get back within the preset parameters during the remaining prescribed period. Accordingly, the Company recalculated DAC using revised best estimate assumptions, which resulted in a decrease in DAC and an increase in DAC amortization and other related balances of $243.1 million pre-tax in the Individual Investments segment. The Company continues to use the reversion to the mean process with the anchor date that was reset during the second quarter 2007 unlocking as described above. The Company evaluated the assumed separate account performance level over the next three years and determined that the assumptions inherent in the reversion period were reasonable. The annual net separate account growth rate for the mean reversion period is 15%, the maximum rate under the Company’s parameters. Accordingly, future periods may incur additional amortization of DAC if the Company’s actual returns are less than assumed.

Traditional life insurance products. Generally, DAC related to traditional life insurance products is amortized with interest over the premium-paying period of the related policies in proportion to the ratio of actual annual premium revenue to the anticipated total premium revenue. Such anticipated premium revenue is estimated using the same assumptions as those used for computing liabilities for future policy benefits at issuance. Under existing accounting guidance, the concept of DAC unlocking does not apply to traditional life insurance products, although evaluations of DAC for recoverability at the time of policy issuance and loss recognition testing at each reporting period are required.

(g) Separate Accounts

Separate account assets and liabilities represent contractholders’ funds that have been legally segregated into accounts with specific investment objectives. Separate account assets are recorded at fair value primarily based on market quotations of the underlying securities. Investment income and realized investment gains or losses of these accounts accrue directly to the contractholders. The activity of the separate accounts is not reflected in the consolidated statements of (loss) income except for (1) the fees the Company receives, which are assessed on a daily or monthly basis and recognized as revenue when assessed and earned, and (2) the activity related to contract guarantees, which are riders to existing variable annuity contracts.

(h) Future Policy Benefits and Claims

The process of calculating reserve amounts for a life insurance organization involves the use of a number of assumptions, including those related to persistency (how long a contract stays with a company), mortality (the relative incidence of death in a given time), morbidity (the relative incidence of disability resulting from disease or physical impairment) and interest rates (the rates expected to be paid or received on financial instruments, including insurance or investment contracts).

The Company calculates its liability for future policy benefits and claims for investment products in the accumulation phase and universal life and variable universal life insurance policies as the policy account balance, which represents participants’ net premiums and deposits plus investment performance and interest credited less applicable contract charges.

The Company’s liability for funding agreements to an unrelated third party trust related to the Company’s medium-term note (MTN) program equals the balance that accrues to the benefit of the contractholder, including interest credited. The funding agreements constitute insurance obligations and are considered annuity contracts under Ohio insurance laws.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

The liability for future policy benefits and claims for traditional life insurance policies was determined using the net level premium method using interest rates varying from 2.0% to 10.5% and estimates of mortality, morbidity, investment yields and withdrawals that were used or being experienced at the time the policies were issued.

The liability for future policy benefits for payout annuities was calculated using the present value of future benefits and maintenance costs discounted using interest rates varying generally from 3.0% to 13.0%.

(i) Participating Business

Participating business, which refers to policies that participate in profits through policyholder dividends, represented approximately 5% of the Company’s life insurance in force in 2008 (6% in 2007 and 8% in 2006), 44% of the number of life insurance policies in force in 2008 (48% in 2007 and 50% in 2006) and 7% of life insurance statutory premiums in 2008 (7% in 2007 and 5% in 2006). The provision for policyholder dividends was based on the current dividend scales and has been included in future policy benefits and claims in the consolidated balance sheets.

(j) Federal Income Taxes

The Company provides for federal income taxes based on amounts the Company believes it ultimately will owe. Inherent in the provision for federal income taxes are estimates regarding the deductibility of certain items and the realization of certain tax credits. In the event the ultimate deductibility of certain items or the realization of certain tax credits differs from estimates, the Company may be required to significantly change the provision for federal income taxes recorded in the consolidated financial statements. Any such change could significantly affect the amounts reported in the consolidated statements of (loss) income. Management has established reserves in accordance with FIN 48 based on current facts and circumstances regarding tax exposure items where the ultimate deductibility is open to interpretation. Management evaluates the appropriateness of such reserves quarterly based on any new developments specific to their fact patterns. Information considered includes results of completed tax examinations, Technical Advice Memorandums and other rulings issued by the Internal Revenue Service (IRS) or the tax courts.

The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under this method, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when it is determined that it is more likely than not that the deferred tax asset will not be fully realized.

(k) Reinsurance Ceded

Reinsurance premiums ceded and reinsurance recoveries on benefits and claims incurred are deducted from the respective income and expense accounts. Assets and liabilities related to reinsurance ceded generally are reported in the consolidated balance sheets on a gross basis, separately from the related future policy benefits and claims of the Company. The ceding of risk does not discharge the original insurer from its primary obligation to the policyholder.

(l) Change in Accounting Principle

Historically, the Company accrued for legal costs associated with litigation defense and regulatory investigations by estimating the ultimate costs of such activity. Beginning April 1, 2007, the Company’s accrual for such legal expenses includes only the amount for services that have been provided but not yet paid. The Company believes the newly adopted accounting principle is preferable because it more accurately reflects expenses in the periods in which they are incurred. The Company continues to estimate and accrue the ultimate amounts expected to be paid for litigation and regulatory investigation loss contingencies. The Company has presented its consolidated financial statements and accompanying notes as applicable for all periods presented to retroactively apply the adoption of this change in accounting principle.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

The following table summarizes the impact of the change in accounting principle described above for the years ended December 31:

(in millions)	2007	2006
Other operating expenses	$2.8	$5.0
Net income	(1.9)	(3.1)
The cumulative effect of the change on retained earnings as of January 1, 2006 was an $11.0 million increase.

(3)	Recently Issued Accounting Standards
In January 2009, the FASB issued FSP EITF 99-20-1, Amendments to the Impairment Guidance of EITF Issue No. 99-20 (FSP EITF 99-20-1). FSP EITF 99-20-1 amends the impairment guidance in EITF Issue No. 99-20, Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests That Continue to Be Held by a Transferor in Securitized Financial Assets, to achieve more consistent determination of whether an other-than-temporary impairment has occurred. FSP EITF 99-20-1 is effective for interim and annual reporting periods ending after December 15, 2008, and will be applied prospectively. Retrospective application to a prior interim or annual reporting period is not permitted. The Company will adopt FSP EITF 99-20-1 effective December 31, 2008 and will apply the standard prospectively, as is required.

In December 2008, the FASB issued FSP FAS 132R-1, Employers’ Disclosures about Postretirement Benefit Plan Assets (FSP FAS 132R-1). FSP FAS 132R-1 amends FASB Statement No. 132 revised 2003, Employers’ Disclosures about Pensions and Other Postretirement Benefits, to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan. The portion of FSP FAS 132R-1 related to the disclosures about plan assets is effective for fiscal years ending after December 15, 2009. FSP FAS 132R-1 will have no impact on the Company’s disclosures.

In December 2008, the FASB issued FSP FAS 140-4 and FIN 46R-8, Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities, (FSP FAS 140-4 and FIN 46R-8). FSP FAS 140-4 and FIN 46R-8 amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, to require public entities to provide additional disclosures about transfers of financial assets. It also amends FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, to require public enterprises, including sponsors that have a variable interest in a variable interest entity, to provide additional disclosures about their involvement with variable interest entities. This FSP will be effective for the first reporting period (interim or annual) ending after December 15, 2008. The Company adopted FSP FAS 140-4 and FIN 46R-8 effective December 31, 2008. See Note 17 for the required disclosures.

In November 2008, the FASB Board ratified the Emerging Issues Task Force’s consensus EITF 08-7, Accounting for Defensive Intangible Assets (EITF 08-7). EITF 08-7 requires defensive intangible assets acquired in a business combination or asset acquisition to be accounted for as a separate unit of accounting. In doing so, the asset should not be included as part of the cost of an entity’s existing intangible asset(s) because the defensive intangible asset is separately identifiable. EITF 08-7 is effective for intangible assets acquired on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. EITF 08-7 is not expected to have a material impact on the Company’s financial position or results of operations upon adoption. The Company will adopt EITF 08-7 effective January 1, 2009 and will apply it prospectively for intangible assets acquired on or after that date.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

In November 2008, the FASB Board ratified the Emerging Issues Task Force’s consensus EITF 08-6, Equity Method Investment Accounting Considerations (EITF 08-6). EITF 08-6 clarifies how to account for certain transactions and impairment considerations involving equity method investments. Specifically, EITF 08-6 notes: 1) an entity shall measure its equity method investment initially at cost 2) an equity method investor is required to recognize other-than-temporary impairments of an equity method investment in accordance with paragraph 19(h) of Opinion 18 and an equity method investor shall not separately test an investee’s underlying indefinite-lived intangible asset(s) for impairment 3) an equity method investor shall account for a share issuance by an investee as if the investor had sold a proportionate share of its investment and any gain or loss to the investor resulting from an investee’s share issuance shall be recognized in earnings. This Issue shall be is effective on a prospective basis in fiscal years beginning on or after December 15, 2008, and interim periods within those fiscal years. The Company will adopt EITF 08-6 effective January 1, 2009 and will apply the standard prospectively, as is required.

In October 2008, the FASB issued FSP FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active (FSP FAS 157-3). FSP FAS 157-3 clarifies the application of SFAS No. 157, Fair Value Measurements (SFAS 157), in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. FSP FAS 157-3 was effective upon issuance and was adopted by the Company effective September 30, 2008. The adoption of FSP FAS 157-3 did not have a material impact on the Company’s financial position or results of operations.

In September 2008, the FASB issued FSP FAS 133-1 and FIN 45-4, Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161 (FSP FAS 133-1 and FIN 45-4). FSP FAS 133-1 and FIN 45-4 requires additional disclosure about credit derivatives including their nature, potential amount of future payments, fair value, recourse provisions and current status of the payment/performance risk. FSP FAS 133-1 and FIN 45-4 also requires the disclosure of the current status of the payment/performance risk of a guarantee subject to FASB Interpretation (FIN) No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others – an interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB Interpretation No. 34. FSP FAS 133-1 and FIN 45-4 is effective for reporting periods ending after November 15, 2008. The Company adopted FSP FAS 133-1 and FIN 45-4 effective for the December 31, 2008 reporting period. See Note 5 for the required disclosures

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (SFAS 162). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with U.S. GAAP (the GAAP hierarchy). SFAS 162 will be effective 60 days following the approval by the United States Securities and Exchange Commission (SEC) of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. The adoption of SFAS 162 did not the C result in a change in its current practices.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133 (SFAS 161). SFAS 161 amends and expands the disclosure requirements of SFAS 133 with the intent to provide users of financial statements with an enhanced understanding of how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations, and how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. SFAS 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about derivative instrument fair values and related gains and losses, and disclosures about credit-risk-related contingent features in derivative agreements. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company currently is evaluating the new disclosures required under SFAS 161 and will adopt it March 31, 2009.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

In February 2008, the FASB issued FSP FAS 157-2, Effective Date of FASB Statement No. 157 (FSP FAS 157-2). This FSP delays the effective date of SFAS 157 for nonfinancial assets and liabilities until fiscal years and interim periods beginning after November 15, 2008. FSP FAS 157-2 applies to nonfinancial assets and liabilities, except for items that are recognized or disclosed at fair value in the Company’s financial statements on a recurring basis (at least annually), and is effective upon issuance. The Company has not yet applied the provisions of SFAS 157 to the nonfinancial assets and liabilities within the scope of FSP FAS 157-2. However, the Company does not expect such application to have a material impact on its financial position or results of operations.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (SFAS 141R), which replaces SFAS No. 141, Business Combinations (SFAS 141). The objective of SFAS 141R is to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. Accordingly, SFAS 141R establishes principles and requirements for how the acquirer: 1) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; 2) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and 3) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141R applies to all transactions or other events in which an entity obtains control of one or more businesses and retains the fundamental requirements in SFAS 141 that the acquisition method of accounting be used for all business combinations and for an acquirer to be identified for each business combination. SFAS 141R defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date that the acquirer achieves control. SFAS 141R is applicable prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Earlier application is prohibited. The Company will adopt SFAS 141R effective January 1, 2009 and will apply it to any business combination on or after that date.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51 (SFAS 160). The objective of SFAS 160 is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 also amends certain consolidation procedures prescribed by Accounting Research Bulletin No. 51, Consolidated Financial Statements, for consistency with the requirements of SFAS 141R. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. The Company will adopt SFAS 160 effective January 1, 2009 and will apply it to any acquisitions or dispositions of noncontrolling interests on or after that date.

In June 2007, the Accounting Standards Executive Committee (AcSEC) of the AICPA issued SOP 07-1, Clarification of the Scope of the Audit and Accounting Guide Investment Companies and Accounting by Parent Companies and Equity Method Investors for Investments in Investment Companies (SOP 07-1). SOP 07-1 provides guidance for determining whether an entity is within the scope of the AICPA Audit and Accounting Guide Investment Companies (the Guide). For those entities that are investment companies under SOP 07-1, this SOP also addresses whether the specialized industry accounting principles of the Guide (i.e., fair value accounting) should be retained by a parent company in consolidation or by an investor that has the ability to exercise significant influence over the investment company and applies the equity method of accounting to its investment in the entity (referred to as an equity method investor). In addition, SOP 07-1 includes certain disclosure requirements for parent companies and equity method investors in investment companies that retain investment company accounting in the parent company’s consolidated financial statements or the financial statements of an equity method investor. The provisions of SOP 07-1 were to be effective for fiscal years beginning on or after December 15, 2007. On February 14, 2008, the FASB issued FSP SOP 07-1-1, which delays indefinitely the effective date of SOP 07-1. The Company will monitor the FASB and AICPA deliberations regarding this standard.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

In April 2007, the FASB issued FSP FIN 39-1, An Amendment of FASB Interpretation No. 39 (FSP FIN 39-1). FSP FIN 39-1 addresses whether a reporting entity that is party to a master netting arrangement can offset fair value amounts recognized for the right to reclaim cash collateral (a receivable) or the obligation to return cash collateral (a payable) against fair value amounts recognized for derivative instruments that have been offset under the same master netting arrangement in accordance with paragraph 10 of Interpretation 39. FSP FIN 39-1 is effective for fiscal years beginning after November 15, 2007, with early application permitted. The Company adopted FSP FIN 39-1 effective January 1, 2008. The Company elected to present the fair value of cash collateral received separate from the obligation to return the collateral. The adoption of FSP FIN 39-1 did not impact the Company’s financial position or results of operations.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, Including an amendment of FASB Statement No. 115 (SFAS 159). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS 159 is expected to expand the use of fair value measurement, which is consistent with the FASB’s long-term measurement objectives for accounting for financial instruments. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 does not affect any existing accounting literature that requires certain assets and liabilities to be carried at fair value. In addition, SFAS 159 does not establish requirements for recognizing and measuring dividend income, interest income or interest expense, nor does it eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in SFAS No. 157, Fair Value Measurements (SFAS 157), and SFAS No. 107, Disclosures about Fair Value of Financial Instruments. SFAS 159 is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. The Company adopted SFAS 159 for commercial mortgage loans held for sale effective January 1, 2008, which did not have a material impact on the Company’s financial position or results of operations. The Company will assess the fair value election for new financial assets or liabilities on a prospective basis. See Note 4 for disclosures required by SFAS 159.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R) (SFAS 158). SFAS 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability on its balance sheet and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. SFAS 158 also requires an employer to measure the funded status of a plan as of the date of its year-end balance sheet, with limited exceptions. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end balance sheet is effective for fiscal years ending after December 15, 2008. The Company adopted SFAS 158 effective December 31, 2006. The adoption of SFAS 158 did not have a material impact on the Company’s financial position or results of operations.

In September 2006, the FASB issued SFAS 157. SFAS 157 provides enhanced guidance for using fair value to measure assets and liabilities and requires new disclosures about fair value measurements. SFAS 157 also provides guidance regarding the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. For assets and liabilities that are measured at fair value on a recurring basis in periods subsequent to initial recognition, the reporting entity shall disclose information that enables financial statement users to assess the inputs used to develop those measurements. For recurring fair value measurements using significant unobservable inputs, the reporting entity shall disclose the effect of the measurements on earnings for the period. SFAS 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value but does not expand the use of fair value in any new circumstances. SFAS 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years, with early adoption permitted. The Company adopted SFAS 157 effective January 1, 2008. The adoption of SFAS 157 did not have a material impact on the Company’s financial position or results of operations. See Note 4 for disclosures required by SFAS 157.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

In September 2006, the SEC issued Staff Accounting Bulletin (SAB) No. 108 (SAB 108). SAB 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current-year financial statements. SAB 108 requires registrants to quantify misstatements using both the balance sheet and income-statement approaches and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. SAB 108 does not change the SEC’s previous guidance in SAB No. 99 on evaluating the materiality of misstatements. The Company adopted SAB 108 effective December 31, 2006. SAB 108 did not have a material impact on the Company’s financial position or results of operations upon adoption.

In June 2006, the FASB issued FIN No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109, Accounting for Income Taxes (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company adopted FIN 48 effective January 1, 2007. FIN 48 did not have a material impact on the Company’s financial position or results of operations upon adoption.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets (SFAS 156). SFAS 156 amends SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (SFAS 140). SFAS 156 requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. SFAS 156 permits, but does not require, the subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value. An entity that uses derivative instruments to mitigate the risks inherent in servicing assets and servicing liabilities is required to account for those derivative instruments at fair value. Under SFAS 156, an entity can elect subsequent fair value measurement to account for its separately recognized servicing assets and servicing liabilities. By electing that option, an entity may simplify its accounting because SFAS 156 permits income statement recognition of the potential offsetting changes in fair value of those servicing assets and servicing liabilities and derivative instruments in the same accounting period. SFAS 156 is effective for fiscal years beginning after September 15, 2006. The Company adopted SFAS 156 effective January 1, 2007. SFAS 156 did not have a material impact on the Company’s financial position or results of operations upon adoption.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments (SFAS 155). SFAS 155 amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133), and SFAS 140. SFAS 155 also resolves issues addressed in SFAS 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interests in Securitized Financial Assets. In summary, SFAS 155: (1) permits an entity to make an irrevocable election to measure any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation at fair value in its entirety, with changes in fair value recognized in earnings; (2) clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS 133; (3) establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation; (4) clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and (5) amends SFAS 140 to eliminate the prohibition on a qualifying special purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. Provisions of SFAS 155 may be applied to instruments that an entity holds at the date of adoption on an instrument-by-instrument basis. The Company adopted SFAS 155 effective January 1, 2006. On the date of adoption, there was no impact to the Company’s financial position or results of operations.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

In September 2005, AcSEC issued SOP 05-1. SOP 05-1 provides guidance on accounting by insurance enterprises for deferred acquisition costs on internal replacements of insurance and investment contracts other than those specifically described in SFAS No. 97, Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments, issued by the FASB. SOP 05-1 defines an internal replacement as a modification in product benefits, features, rights or coverages that occurs as a result of the exchange of a contract for a new contract, or by amendment, endorsement or rider to a contract, or by the election of a new feature or coverage within a contract. SOP 05-1 is effective for internal replacements occurring in fiscal years beginning after December 15, 2006. Retrospective application of SOP 05-1 to previously issued financial statements is not permitted. Initial application of SOP 05-1 is required as of the beginning of an entity’s fiscal year. The Company adopted SOP 05-1 effective January 1, 2007, which resulted in a $6.0 million charge, net of taxes, as the cumulative effect of adoption of this accounting principle.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections (SFAS 154), which replaces Accounting Principles Board Opinion No. 20, Accounting Changes, and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. SFAS 154 applies to all voluntary changes in accounting principle as well as to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005, with earlier adoption permitted. The Company adopted SFAS 154 effective January 1, 2006. SFAS 154 did not have any impact on the Company’s financial position or results of operations upon adoption.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

(4)	Fair Value Measurements
Fair Value Option

As described in Note 3, the Company adopted SFAS 159 effective January 1, 2008 and elected SFAS 159 fair value treatment for commercial mortgage loans held for sale. Accordingly, the Company now records in earnings all market fluctuations associated with this portfolio. The Company previously recorded such loans at the lower of cost or market value. Balances for these loans will be measured at fair value prospectively with unrealized gains and losses included as a component of net realized investment gains and losses. The Company will assess the fair value option election for new financial assets or liabilities on a prospective basis.

Fair Value Hierarchy

As described in Note 3, the Company adopted SFAS 157 effective January 1, 2008. SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses various methods including market, income and cost approaches. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs.

In accordance with SFAS 157, the Company categorized its financial instruments into a three level hierarchy based on the priority of the inputs to the valuation technique. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure fair value fall within different levels of the hierarchy, the category level is based on the lowest priority level input that is significant to the fair value measurement of the instrument in its entirety.

The Company categorizes financial assets and liabilities recorded at fair value in the consolidated balance sheets as follows:

•
Level 1 – Unadjusted quoted prices accessible in active markets for identical assets or liabilities at the measurement date. The types of assets and liabilities utilizing Level 1 valuations include U.S. Treasury and agency securities, equity securities listed in active markets, investments in publicly traded mutual funds with quoted market prices, and listed derivatives.

•
Level 2 – Unadjusted quoted prices for similar assets or liabilities in active markets or inputs (other than quoted prices) that are observable or that are derived principally from or corroborated by observable market data through correlation or other means. The types of assets and liabilities utilizing Level 2 valuations generally include U.S. Government securities not backed by the full faith of the government, municipal bonds, structured notes and certain MBSs and ABSs, certain corporate debt, certain private placement investments, and certain derivatives, including basis swaps and commodity total return swaps.

•
Level 3 – Prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. Inputs reflect management’s best estimate about the assumptions market participants would use at the measurement date in pricing the asset or liability. Consideration is given to the risk inherent in both the method of valuation and the valuation inputs. Generally, the types of assets and liabilities utilizing Level 3 valuations are certain MBSs and ABSs, certain corporate debt, certain private placement investments, certain mutual fund holdings, and certain derivatives, including embedded derivatives associated with living benefit contracts.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

The following table summarizes assets and liabilities measured at fair value on a recurring basis as of December 31, 2008:

(in millions)	Level 1	Level 2	Level 3	Total
Assets
Investments:
Securities available-for-sale:
Fixed maturity securities:
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$561.3	$10.0	$—	$571.3
Obligations of states and political subdivisions	—	217.1	—	217.1
Debt securities issued by foreign governments	—	38.9	—	38.9
Corporate securities	—	10,135.7	1,220.8	11,356.5
Mortgage-backed securities	520.8	1,936.4	2,219.6	4,676.8
Asset-backed securities	—	1,218.4	1,168.2	2,386.6

Total fixed maturity securities	1,082.1	13,556.5	4,608.6	19,247.2
Equity securities	1.4	15.2	9.9	26.5

Total securities available-for-sale	1,083.5	13,571.7	4,618.5	19,273.7

Mortgage loans held for sale1	—	—	124.5	124.5
Short-term investments	36.2	2,744.7	—	2,780.9

Total investments	1,119.7	16,316.4	4,743.0	22,179.1

Cash	36.7	—	—	36.7
Derivative assets2	—	708.5	597.6	1,306.1
Separate account assets3.5	9,530.3	35,270.0	2,136.6	46,936.9

Total assets	$10,686.7	$52,294.9	$7,477.2	$70,458.8

Liabilities
Future policy benefits and claims4	$—	$—	$(1,739.7)	$(1,739.7)
Derivative liabilities2	(6.0)	(385.9)	(4.2)	(396.1)

Total liabilities	$(6.0)	$(385.9)	$(1,743.9)	$(2,135.8)

1	Carried at fair value as elected under SFAS 159.
2	Comprised of interest rate swaps, cross-currency interest rate swaps, credit default swaps, other non-hedging instruments, equity option contracts and interest rate futures contracts.
3	Comprised of public, privately registered and non-registered mutual funds and investments in securities.
4
Related to embedded derivatives associated with living benefit contracts. The Company’s guaranteed minimum accumulation benefits (GMABs), guaranteed lifetime withdrawal benefits (GLWBs) and hybrid GMABs/GLWBs are considered embedded derivatives under current accounting guidance, resulting in the related liabilities being separated from the host insurance product and recognized at fair value, with changes in fair value reported in earnings. This balance also includes embedded derivatives associated with fixed equity-indexed annuities (EIA) that provide for interest earnings that are linked to the performance of specified equity market indices.

5	The value of separate account liabilities is set to equal the fair value of separate account assets

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

The following table summarizes financial instruments for which the Company used significant unobservable inputs (Level 3) to determine fair value measurements for the year ended December 31, 2008:

		Net investment gains (losses)						Change in unrealized gains (losses) in earnings due to assets still held
(in millions)	Balance as of December 31, 2007	In earnings (realized and unrealized)1	In OCI (unrealized)2	Purchases, issuances, sales and settlements	Transfers in to Level 3	Transfers out of Level 3	Balance as of December 31, 2008
Assets
Investments:
Securities available-for-sale3 :
Fixed maturity securities
Corporate securities	$1,429.5	$(179.4)	$(230.7)	$(360.3)	$816.6	$(254.9)	$1,220.8	$—
Mortgage-backed securities	176.6	(283.4)	(556.9)	(139.8)	3,029.4	(6.3)	2,219.6	—
Asset-backed securities	754.4	(382.4)	(539.0)	11.3	1,469.8	(145.9)	1,168.2	—

Total fixed maturity securities	2,360.5	(845.2)	(1,326.6)	(488.8)	5,315.8	(407.1)	4,608.6	—
Equity securities	1.4	(54.9)	(5.7)	28.7	40.4	—	9.9	—

Total securities available-for-sale	2,361.9	(900.1)	(1,332.3)	(460.1)	5,356.2	(407.1)	4,618.5	—
Mortgage loans held for sale	86.1	(49.3)	—	87.7	—	—	124.5	(49.3)
Short-term investments	371.9	—	—	—	—	(371.9)	—	—

Total investments	2,819.9	(949.4)	(1,332.3)	(372.4)	5,356.2	(779.0)	4,743.0	(49.3)

Derivative assets	166.6	405.4	4.4	21.2	—	—	597.6	394.0
Separate account assets4.6	2,258.3	310.1	—	509.4	16.8	(958.0)	2,136.6	333.9

Total assets	$5,244.8	$(233.9)	$(1,327.9)	$158.2	$5,373.0	$(1,737.0)	$7,477.2	$678.6

Liabilities
Future policy benefits and claims5	$(128.9)	$(1,602.1)	$—	$(8.7)	$—	$—	$(1,739.7)	$1,602.1
Derivative liabilities	(16.3)	3.9	—	8.2	—	—	(4.2)	(12.0)

Total liabilities	$(145.2)	$(1,598.2)	$—	$(0.5)	$—	$—	$(1,743.9)	$1,590.1

1	Includes gains and losses on sales of financial instruments, changes in market value of certain instruments and other-than-temporary impairments.
2	Includes changes in market value of certain instruments.
3
Includes non-investment grade collateralized mortgage obligations, MBSs and ABSs, ABS trust preferred notes, certain counterparty or internally priced securities, and securities that are at or near default based on designations assigned by the National Association of Insurance Commissioners (NAIC) (see Note 5 for a discussion of NAIC Designations). Equity securities represent holdings in non-registered mutual funds with significant unobservable inputs.

4
Comprised of non-registered mutual funds with significant unobservable and/or liquidity restrictions. The net unrealized investment loss on these non-registered mutual funds is attributable to contractholders and, therefore, is not included in the Company’s earnings.

5
Relates to GMAB, GMWB and EIA embedded derivatives associated with contracts with living benefit riders. Related derivatives are internally valued. The valuation of guaranteed minimum benefit embedded derivatives is based on capital market and actuarial risk assumptions, including risk margin considerations reflecting policyholder behavior. The Company uses observable inputs, such as published swap rates, in its capital market assumptions. Actuarial assumptions, including lapse behavior and mortality rates, are based on actual experience.

6	The value of separate account liabilities is set to equal the fair value of separate account assets

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

Transfers

The Company will review its fair value hierarchy classifications quarterly. Changes in observability of significant valuation inputs identified during these reviews may trigger reclassification of fair value hierarchy levels of financial assets and liabilities. These reclassifications will be reported as transfers in/out of Level 3 in the beginning of the period in which the change occurs. During 2008, certain of the Company’s investments in corporate securities, MBSs and ABSs were considered to be in inactive markets, due to concerns in the securities markets and resulting lack of liquidity. As a result, there have been significant changes in certain inputs which led to transfers into Level 3. During 2008, additional observable inputs were obtained on assets previously considered Level 3, which led to transfers out of that category.

Fair Value on a Nonrecurring Basis

The Company did not have any material assets or liabilities reported at fair value on a nonrecurring basis required to be disclosed under SFAS 157.

Financial Instruments Not Carried at Fair Value

SFAS No. 107, Disclosures about Fair Value of Financial Instruments (SFAS 107) requires additional disclosures of fair value information of financial instruments. The following include disclosures for the other financial instruments not carried at fair value and not included in the above SFAS 157 disclosure.

In estimating fair value for its SFAS 107 disclosures, the Company used the following methods and assumptions:

Mortgage loans on real estate, net: The fair values of mortgage loans on real estate are estimated using discounted cash flow analyses based on interest rates currently being offered for similar loans to borrowers with similar credit ratings. Loans with similar characteristics are aggregated for purposes of the calculations. Estimated fair value is based on the present value of expected future cash flows discounted at the loan’s effective market interest rate. In the current year, mortgage loans held for sale are included in the above SFAS 157 disclosure, as the Company elected to carry these assets at fair value under SFAS 159 (effective January 1, 2008).

Policy loans: The carrying amount reported in the consolidated balance sheets approximates fair value.

Investment contracts: The fair values of the Company’s liabilities under investment type contracts are based on one of two methods. For investment contracts without defined maturities, fair value is the amount payable on demand, net of certain surrender charges. For investment contracts with known or determined maturities, fair value is estimated using discounted cash flow analysis. Interest rates used in this analysis are similar to currently offered contracts with maturities consistent with those remaining for the contracts being valued.

Short-term debt: The carrying amount reported in the consolidated balance sheets approximates fair value.

Long-term debt: The fair values for senior notes are based on quoted market prices. The fair values of the junior subordinated debentures issued to a related party are based on quoted market prices of the capital securities of Nationwide Financial Services Capital Trust I (Trust I), which approximate the fair value of this obligation.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

The following table summarizes the carrying values and estimated fair values of financial instruments subject to disclosure requirements as of December 31:

	2008		2007
(in millions)	Carrying value	Estimated fair value	Carrying value	Estimated fair value
Assets
Investments:
Mortgage loans on real estate, net	$7,065.4	$6,335.3	$7,615.4	$7,659.9
Policy loans	767.4	767.4	687.9	687.9

Liabilities
Investment contracts	(24,978.2)	(18,905.4)	(24,671.0)	(23,084.7)
Short-term debt	(249.7)	(249.7)	(285.3)	(285.3)
Long-term debt, payable to NFS	(700.0)	(568.7)	(700.0)	(751.3)

(5)	Derivative Financial Instruments
Qualitative Disclosure

Interest Rate Risk Management

The Company periodically purchases fixed rate investments to back variable rate liabilities. As a result, the Company can be exposed to interest rate risk due to the mismatch between variable rate liabilities and fixed rate assets. In an effort to mitigate the risk from this mismatch, the Company enters into various types of derivative instruments, with fluctuations in the fair values of the derivatives offsetting changes in the fair values of the investments resulting from changes in interest rates. The Company principally uses pay fixed/receive variable interest rate swaps to manage this risk.

Under these interest rate swaps, the Company receives variable interest rate payments and makes fixed rate payments. The fixed interest paid on the swap offsets the fixed interest received on the investment, resulting in the Company receiving the variable interest payments on the swap, generally 3-month U.S. London Interbank Offered Rate (LIBOR), and the credit spread on the investment. The net receipt of a variable rate will then more closely match the variable rate paid on the liability.

As a result of entering into fixed rate commercial mortgage loan and private placement commitments, the Company is exposed to changes in the fair value of such commitments due to changes in interest rates during the commitment period prior to funding of the loans. In an effort to manage this risk, the Company enters into short U.S. Treasury futures and/or pay fixed interest rate swaps during the commitment period. With short U.S. Treasury futures or pay fixed interest rate swaps, if interest rates rise/fall, the gains/losses on the futures will offset the change in fair value of the commitment attributable to the change in interest rates.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

The Company periodically purchases variable rate investments such as commercial mortgage loans and corporate bonds. As a result, the Company can be exposed to variability in cash flows and investment income due to changes in interest rates. Such variability poses risks to the Company when the assets are funded with fixed rate liabilities. In an effort to manage this risk, the Company may enter into receive fixed/pay variable interest rate swaps. In using these interest rate swaps, the Company receives fixed interest rate payments and makes variable rate payments. The variable interest paid on the swap offsets the variable interest received on the investment, resulting in the Company receiving the fixed interest payments on the swap and the credit spread on the investment. The net receipt of a fixed rate will then more closely match the fixed rate paid on the liability.

The Company manages interest rate risk at the segment level. Different segments may simultaneously hedge interest rate risks associated with owning fixed and variable rate investments considering the risk relevant to a particular segment.

Foreign Currency Risk Management

In conjunction with the Company’s MTN program, the Company periodically issues both fixed and variable rate liabilities denominated in foreign currencies. As a result, the Company is exposed to changes in the fair value of liabilities due to changes in foreign currency exchange rates and related interest rates. In an effort to manage these risks, the Company enters into cross-currency interest rate swaps.

The Company is exposed to changes in the fair value of fixed rate investments denominated in a foreign currency due to changes in foreign currency exchange rates and related interest rates. In an effort to manage this risk, the Company uses cross-currency interest rate hedges to swap these asset characteristics to variable U.S. dollar rate instruments. Cross-currency interest rate swaps on assets are structured to pay a fixed rate, in a foreign currency, and receive a variable U.S. dollar rate, generally 3-month U.S. LIBOR. These derivative instruments are designated as a fair value hedge of a fixed rate foreign denominated asset.

Cross-currency interest rate swaps on variable rate investments are structured to pay a variable rate, in a foreign currency, and receive a fixed U.S. dollar rate. The terms of the foreign currency paid on the swap will exactly match the terms of the foreign currency received on the asset, thus eliminating currency risk. These derivative instruments are designated as a cash flow hedge.

Equity Market Risk Management

Asset fees calculated as a percentage of separate account assets are a significant source of revenue to the Company. As of December 31, 2008, approximately 71% of separate account assets were invested in equity mutual funds (approximately 82% as of December 31, 2007). Gains and losses in the equity markets result in corresponding increases and decreases in the Company’s separate account assets and asset fee revenue. In addition, a decrease in separate account assets may decrease the Company’s expectations of future profit margins due to a decrease in asset fee revenue and/or an increase in guaranteed contract claims, which also may require the Company to accelerate amortization of DAC.

The Company’s long-term assumption for net separate account returns is 7% annual growth. If equity markets were unchanged throughout a given year, the Company estimates that its net earnings per diluted share, calculated using current weighted average diluted shares outstanding, would be approximately $0.05 to $0.10 less than if the Company’s long-term assumption for net separate account returns were realized. This analysis assumes no other factors change and that an unlocking of DAC assumptions would not be required. However, as it does each quarter, the Company would evaluate its DAC balance and underlying assumptions to determine the need for unlocking. The Company can provide no assurance that the experience of flat equity market returns would not result in changes to other factors affecting profitability, including the possibility of unlocking of DAC assumptions.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

Many of the Company’s individual variable annuity contracts offer GMDB features. A GMDB generally provides a benefit if the annuitant dies and the contract value is less than a specified amount, which may be based on premiums paid less amounts withdrawn or contract value on a specified anniversary date. A decline in the stock market causing the contract value to fall below this specified amount, which varies from contract to contract based on the date the contract was entered into as well as the GMDB feature elected, will increase the net amount at risk, which is the GMDB in excess of the contract value. This could result in additional GMDB claims.

In an effort to mitigate this risk, the Company implemented a GMDB economic hedging program for certain new and existing business. Prior to implementation of the GMDB hedging program in 2000, the Company managed this risk primarily by entering into reinsurance arrangements. The GMDB economic hedging program is designed to offset changes in the economic value of the designated GMDB obligation. Currently the program shorts S&P 500 Index futures, which provides an offset to changes in the value of the designated obligation. The futures are not designated as hedges and, therefore, hedge accounting is not applied. The Company’s economic and accounting hedges are not perfectly offset. Therefore, the economic hedging activity is likely to lead to earnings volatility. As of December 31, 2008 and 2007, the Company’s net amount at risk was $8,718.7 million and $519.9 million before reinsurance, respectively, and $7,329.9 million and $317.2 million net of reinsurance, respectively. As of December 31, 2008 and 2007, the Company’s reserve for GMDB claims was $247.9 million and $38.9 million, respectively.

The Company also offers certain variable annuity products with guaranteed minimum accumulation benefit (GMAB), guaranteed lifetime withdrawal benefit (GLWB) and hybrid GMAB/GLWB riders (collectively referred to as living benefits). A GMAB provides the contractholder with a guaranteed return of premium, adjusted proportionately for withdrawals, after a specified time period (5, 7 or 10 years) selected by the contractholder at the time of issuance of a variable annuity contract. In some cases, the contractholder also has the option, after a specified time, to drop the rider and continue the variable annuity contract without the GMAB. The design of the GMAB rider limits the risk to the Company in a variety of ways including asset allocation requirements, which serve to reduce the Company’s potential exposure to underlying fund performance risks. Specifically, the terms in the GMAB rider limit policyholder asset allocation by either (1) requiring partial allocation of assets to a guaranteed term option (a fixed rate investment option) and excluding certain funds that are highly volatile or difficult to hedge or (2) requiring all assets be allocated to one of the approved asset allocation funds or models defined by the Company.

Beginning in March 2005, the Company began offering a hybrid GMAB/GLWB through its Capital Preservation Plus Lifetime Income (CPPLI) contract rider. This living benefit combines a GMAB feature in its first 5-10 years with a lifetime withdrawal benefit election at the end of the GMAB feature. Upon maturity of the GMAB, the contractholder can elect the lifetime withdrawal benefit, which would continue for the duration of the insured’s life; elect a new CPPLI rider; or drop the rider completely and continue the variable annuity contract without any rider. If the lifetime withdrawal benefit is elected and the insured’s contract value is exhausted through such withdrawals and market conditions, the Company will continue to fund future withdrawals at a pre-defined level until the insured’s death. In some cases, the contractholder has the right to drop the GLWB portion of this rider or periodically reset the guaranteed withdrawal basis to a higher level. This benefit requires a minimum allocation to guaranteed term options or adherence to limitations required by an approved asset allocation strategy as previously described above.

In March 2006, the Company added Lifetime Income (L.inc), a stand-alone GLWB, to complement CPPLI in its product offerings. This rider is very similar to the hybrid benefit discussed above in that L.inc and CPPLI both have guaranteed withdrawal rates that increase based on the age at which the contractholder begins taking income. The withdrawal rates are applied to a benefit base to determine the guaranteed lifetime income amount available to a contractholder. The benefit base is equal to the variable annuity premium at contract issuance and may increase as a result of a ratchet feature that is driven by account performance and a roll-up feature that is driven by policy duration. Generally, the longer the contractholder waits before commencing withdrawals, the greater the guaranteed lifetime income. One key difference between L.inc and CPPLI is that the charge associated with L.inc is assessed against the benefit base. This is a risk mitigation feature as it alleviates much of the uncertainty around account performance and customer withdrawal patterns, both of which can lead to lower than expected revenue streams if the charge were assessed on account value. In June 2007, the Company added a feature to L.inc to allow for a lump settlement in lieu of lifetime withdrawals in certain situations.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

The Company’s living benefit riders represent an embedded derivative in a variable annuity contract that is required to be separated from, and valued apart from, the host variable annuity contract. The embedded derivatives are carried at fair value. Subsequent changes in the fair value of the embedded derivatives are recognized in earnings as a component of net realized investment gains and losses. The fair value of the embedded derivatives is calculated based on a combination of capital market and actuarial assumptions. Projections of cash flows inherent in the valuation of the embedded derivative incorporate numerous assumptions including, but not limited to, expectations of contractholder persistency, contractholder withdrawal patterns, risk neutral market returns, correlations of market returns and market return volatility. As of December 31, 2008 and 2007, the net balance of the embedded derivatives for living benefits was a liability of $1.70 billion and $91.9 million, respectively. The Company does not expect any meaningful level of claims under the living benefit features for several years and believes any such claims would be mitigated by its economic hedging program.

Similar to the Company’s economic hedging for GMDBs, the living benefits features are also being economically hedged. The primary risks being hedged are the exposures associated with declining equity market returns and downward interest rate movements. The Company employs a variety of instruments to mitigate this exposure including S&P 500 Index futures, U.S. Treasury futures, interest rate swaps and long-dated over-the-counter put options. The positions used in the economic hedging program are not designated as hedges and, therefore, hedge accounting is not applied. The living benefits hedging program is designed to offset changes in the economic value of the living benefits obligation to contractholders. Changes in the fair value of the embedded derivatives are likely to create volatility in earnings. The hedging activity associated with changes in the economic value of the living benefits obligations will likely mitigate a portion of this earnings volatility.

Other Non-Hedging Derivatives

The Company periodically enters into basis swaps (receive one variable rate, pay another variable rate) to better match the cash flows received from the specific variable-rate investments with the variable rate paid on a group of liabilities. While the pay-side terms of the basis swap will be consistent with the terms of the asset, the Company is not able to match the receive-side terms of the derivative to a specific liability. Therefore, basis swaps do not receive hedge accounting treatment.

The Company sells credit default protection on selected debt instruments and combines the credit default swap with selected assets the Company owns to replicate a higher yielding bond. These selected assets may have sufficient duration for the related liability, but do not earn a sufficient credit spread. The combined credit default swap and investments provide cash flows with the duration and credit spread targeted by the Company. The credit default swaps do not qualify for hedge accounting treatment.

The Company also has purchased credit default protection on selected debt instruments exposed to short-term credit concerns, or because the combination of the corporate bond and purchased default protection provides sufficient spread and duration targeted by the Company. The purchased credit default protection is not designated for hedge accounting treatment.

Quantitative Disclosure

Fair Value Hedges

During the years ended December 31, 2008, 2007 and 2006, a net gain of $8.3 million, a net loss of $2.4 million and a net gain of $2.9 million, respectively, were recognized in net realized investment gains and losses related to the ineffective portion of fair value hedging relationships. There were no gains or losses attributable to the portion of the derivative instruments’ changes in fair value excluded from the assessment of hedge effectiveness. There were also no gains or losses recognized in earnings as a result of hedged firm commitments no longer qualifying as fair value hedges.

Cash Flow Hedges

For the years ended December 31, 2008, 2007 and 2006, the ineffective portion of cash flow hedges was a net gain of $3.1 million, a net loss of $1.4 million and a net loss of $1.5 million, respectively. There were no net gains or losses attributable to the portion of the derivative instruments’ changes in fair value excluded from the assessment of hedge effectiveness.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

In general, the maximum length of time over which the Company is hedging its exposure to the variability in future cash flows associated with forecasted transactions, other than those relating to variable interest on existing financial instruments, is twelve months or less. However, in 2003 the Company entered into a hedge of a forecasted purchase of shares of a mutual fund tied to the S&P 500 Index where delivery of the shares will occur in 2033.

During 2008, the Company did not discontinue any cash flow hedges because the original forecasted transaction was no longer probable. Additionally, no amounts were reclassified from AOCI into earnings due to the probability that a forecasted transaction would not occur.

Other Derivative Instruments, Including Embedded Derivatives

Net realized investment gains and losses for the years ended December 31, 2008, 2007 and 2006 included a net gain of $58.2 million, a net loss of $12.4 million and a net loss of $0.5 million, respectively, related to other derivative instruments, including embedded derivatives, not designated in hedging relationships. In addition, variable annuity contracts resulted in net losses of $442.5 million, $51.8 million, $11.4 million for the years ended December 31, 2008, 2007, and 2006, respectively, related to other derivative instruments, including embedded derivatives, not designated in hedging relationships.

For the years ended December 31, 2008, 2007 and 2006, net losses of $3.6 million, $0.5 million and $10.6 million, respectively, were recorded in net realized investment gains and losses reflecting the change in fair value of cross-currency interest rate swaps hedging variable rate MTNs denominated in foreign currencies. No additional net gains were recorded to reflect the change in spot rates of foreign currency denominated obligations during the year ended December 31, 2008 compared to none for the year ended December 31, 2007, and a net gain of $14.1 million for the year ended December 31, 2006.

The following table summarizes the notional amount of derivative financial instruments outstanding as of December 31:

(in millions)	2008	2007
Interest rate swaps:
Pay fixed/receive variable rate swaps hedging investments	$1,218.4	$1,692.9
Pay variable/receive fixed rate swaps hedging investments	924.5	21.0
Pay variable/receive variable rate swaps hedging liabilities	200.0	—
Pay fixed/receive variable rate swaps hedging liabilities	1,993.7	1,120.7
Pay variable/receive fixed rate swaps hedging liabilities	3,856.3	343.1
Cross-currency interest rate swaps:
Hedging foreign currency denominated investments	343.7	375.5
Hedging foreign currency denominated liabilities	463.4	1,144.1
Credit default swaps	271.2	300.3
Other non-hedging instruments	431.0	518.1
Equity option/futures contracts	3,675.3	2,361.8
Interest rate futures contracts	281.1	371.3

Total	$13,658.6	$8,248.8

The notional value is the amount upon which exchanges of interest are based. Exposure to a counterparty arises if the net expected cash flows are positive, as calculated based on forward interest rate curves and notional contract values.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

Credit Derivatives

The Company enters into two distinct types of credit derivative contracts (or credit default swaps) which allows the Company to either sell or buy credit protection on a specific creditor or credit index. When the Company sells credit protection against a specific creditor or credit index to a counterparty, it receives periodic premium payments similar to the risk premium received on an equivalent maturity bond from the same creditor. In return, the Company agrees to provide for losses if a credit event occurs during the lifetime of the contract, by buying a pre-determined cash bond from the counterparty at face value. In such a contract, a credit event will be defined in the trade settlement documentation and may include, but not be limited to, creditor bankruptcy or restructuring. There are no recourse provisions associated with these contracts.

The Company had exposure to credit protection contracts for the years ended December 31, 2008, 2007 and 2006 and experienced losses of $18.8 million in 2008 and no losses in 2007 or 2006, on such contracts. The following table presents the Company’s outstanding exposure to credit protection contracts, all of which are related to corporate debt instruments, as of December 31, 2008 by contract maturity and industry exposure:

	Less than or equal to one year		One to three years		Three to five years		Total
(in millions)	Maximum potential risk	Estimated fair value	Maximum potential risk	Estimated fair value	Maximum potential risk	Estimated fair value	Maximum potential risk	Estimated fair value
Single sector exposure:
Consumer goods	$—	$—	$6.0	$(0.8)	$—	$—	$6.0	$(0.8)
Financial	—	—	35.0	(5.8)	13.0	(0.5)	48.0	(6.3)
Oil & gas pipelines	10.0	—	15.0	(0.8)	—	—	25.0	(0.8)
Services	—	—	—	—	35.0	(3.0)	35.0	(3.0)
Utilities	4.5	—	—	—	—	—	4.5	—

Total single sector exposure	14.5	—	56.0	(7.4)	48.0	(3.5)	118.5	(10.9)
Index exposure:
Corporate bonds	—	—	—	—	110.9	(0.3)	110.9	(0.3)

Total index exposure	—	—	—	—	110.9	(0.3)	110.9	(0.3)

Total	$14.5	$—	$56.0	$(7.4)	$158.9	$(3.8)	$229.4	$(11.2)

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

(6)	Investments
The following table summarizes the amortized cost, gross unrealized gains and losses, and estimated fair values of securities available-for-sale as of the dates indicated:

(in millions)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
December 31, 2008:
Fixed maturity securities:
U.S. Treasury securities and obligations of U.S. Government corporations	$77.3	$20.1	$—	$97.4
U. S. Government agencies1	384.6	89.3	—	473.9
Obligations of states and political subdivisions	223.0	1.5	7.4	217.1
Debt securities issued by foreign governments	33.9	5.0	—	38.9
Corporate securities
Public	8,042.9	85.4	1,040.3	7,088.0
Private	4,589.0	49.5	370.0	4,268.5
Mortgage-backed securities	5,248.2	68.2	639.6	4,676.8
Asset-backed securities	3,222.0	19.7	855.1	2,386.6

Total fixed maturity securities	21,820.9	338.7	2,912.4	19,247.2
Equity securities	30.9	0.7	5.1	26.5

Total securities available-for-sale	$21,851.8	$339.4	$2,917.5	$19,273.7

December 31, 2007:
Fixed maturity securities:
U.S. Treasury securities and obligations of U.S. Government corporations	$110.8	$14.3	$0.4	$124.7
U. S. Government agencies	406.1	61.2	—	467.3
Obligations of states and political subdivisions	245.3	1.6	2.7	244.2
Debt securities issued by foreign governments	40.0	2.5	0.1	42.4
Corporate securities
Public	8,253.8	133.4	161.6	8,225.6
Private	5,474.2	131.7	57.6	5,548.3
Mortgage-backed securities	5,855.9	31.3	98.4	5,788.8
Asset-backed securities	3,635.1	31.2	174.2	3,492.1

Total fixed maturity securities	24,021.2	407.2	495.0	23,933.4
Equity securities	69.6	4.8	1.5	72.9

Total securities available-for-sale	$24,090.8	$412.0	$496.5	$24,006.3

1	Includes $134.7 million of securities explicitly backed by the full faith and credit of the U.S. Government.
The market value of the Company’s general account investments may fluctuate significantly in response to changes in interest rates, investment quality ratings and credit spreads. While the Company has the ability and intent to hold available-for-sale debt securities in unrealized loss positions that are not other-than-temporarily impaired until recovery, it may experience realized investment losses to the extent its liquidity needs require the disposition of general account fixed maturity securities in unfavorable interest rate, liquidity or credit spread environments.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

Debt securities accounted for under EITF 99-20 may experience other-than-temporary impairment in future periods in the event an adverse change in cash flows is anticipated or probable. Furthermore, equity securities may experience other-than-temporary impairment in the future based on the prospects for recovery in value in a reasonable period. In addition, debt securities may experience other-than-temporary impairment in the future based on the probability that that Company may not be able to receive all contractual payments when due.

The Company held securities issued by institutions in the financial sector with equity-type features, classified as fixed maturity, with estimated fair values of $634.2 million and $674.4 million, and gross unrealized losses of $366.6 million and $28.3 million, as of December 31, 2008 and December 31, 2007, respectively. Of these securities in an unrealized loss position as of December 31, 2008, $104.7 million, or 18%, were in an unrealized loss position for more than one year compared to $149.3 million, or 39%, as of December 31, 2007. As of December 31, 2008, the Company evaluates such securities for other-than-temporary impairment using the criteria of either a debt or an equity security depending on the facts and circumstances of the individual issuer.

The table below summarizes the amortized cost and estimated fair value of fixed maturity securities available-for-sale, by maturity, as of December 31, 2008. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

(in millions)	Amortized cost	Estimated fair value
Fixed maturity securities available-for-sale:
Due in one year or less	$1,086.7	$1,081.9
Due after one year through five years	6,697.6	6,173.1
Due after five years through ten years	2,704.5	2,537.5
Due after ten years	2,861.9	2,391.4

Subtotal	13,350.7	12,183.9
Mortgage-backed securities	5,248.2	4,676.7
Asset-backed securities	3,222.0	2,386.6

Total	$21,820.9	$19,247.2

The following table presents the components of net unrealized losses on securities available-for-sale as of December 31:

(in millions)	2008	2007
Net unrealized losses, before adjustments and taxes	$(2,578.1)	$(84.5)
Change in fair value attributable to fixed maturity securities designated in fair value hedging relationships	(57.8)	—

Total net unrealized losses, before adjustments and taxes	(2,635.9)	(84.5)
Adjustment to deferred policy acquisition costs	615.9	87.1
Adjustment to future policy benefits and claims	43.8	(77.7)
Deferred federal income tax benefit	691.7	26.1

Net unrealized losses	$(1,284.5)	$(49.0)

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

The following table presents an analysis of the net increase in net unrealized (losses) gains on securities available-for-sale before adjustments and taxes for the years ended December 31:

(in millions)	2008	2007	2006
Fixed maturity securities	$(2,485.9)	$(166.0)	$(161.0)
Equity securities	(7.7)	(2.6)	(1.1)

Net increase	$(2,493.6)	$(168.6)	$(162.1)

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

For securities available-for-sale as of the dates indicated, the following table summarizes the Company’s gross unrealized losses based on the amount of time each type of security has been in an unrealized loss position:

	Less than or equal to one year		More than one year		Total
(in millions)	Estimated fair value	Gross unrealized losses	Estimated fair value	Gross unrealized losses	Estimated fair value	Gross unrealized losses
December 31, 2008:
Fixed maturity securities:
Obligations of states and political subdivisions	$94.9	$3.5	$29.3	$3.9	$124.2	$7.4
Corporate securities
Public	3,678.8	700.8	1,233.6	339.5	4,912.4	1,040.3
Private	2,108.1	262.1	838.6	107.9	2,946.7	370.0
Mortgage-backed securities	592.1	149.1	1,694.3	490.6	2,286.4	639.7
Asset-backed securities	1,026.9	248.6	1,171.4	606.4	2,198.3	855.0

Total fixed maturity securities	7,500.8	1,364.1	4,967.2	1,548.3	12,468.0	2,912.4
Equity securities	11.2	4.9	3.4	0.2	14.6	5.1

Total	$7,512.0	$1,369.0	$4,970.6	$1,548.5	$12,482.6	$2,917.5

% of total gross unrealized losses		47%		53%

December 31, 2007:
Fixed maturity securities:
U.S. Treasury securities and obligations of U.S. Government corporations	$16.4	$0.4	$2.6	$—	$19.0	$0.4
U.S. Government agencies	—	—	13.9	—	13.9	—
Obligations of states and political subdivisions	15.4	0.1	149.6	2.6	165.0	2.7
Debt securities issued by foreign governments	11.5	0.1	—	—	11.5	0.1
Corporate securities
Public	2,354.0	95.2	1,966.8	66.4	4,320.8	161.6
Private	680.6	17.1	1,814.7	40.5	2,495.3	57.6
Mortgage-backed securities	1,227.8	23.7	2,466.4	74.7	3,694.2	98.4
Asset-backed securities	1,453.8	127.1	1,078.1	47.1	2,531.9	174.2

Total fixed maturity securities	5,759.5	263.7	7,492.1	231.3	13,251.6	495.0
Equity securities	17.1	1.5	0.1	—	17.2	1.5

Total	$5,776.6	$265.2	$7,492.2	$231.3	$13,268.8	$496.5

% of total gross unrealized losses		53%		47%

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

The Company has fixed maturity securities that have been in an unrealized loss position for more than one year that are not other-than-temporarily impaired. The Company reviews assets in unrealized loss positions and evaluates whether or not the losses are other-than-temporary. Many criteria are considered during this process including, but not limited to, specific credit issues and financial prospects related to the issuer, the quality of the underlying collateral, management’s intent and ability to hold the security until recovery, current economic conditions that could affect the creditworthiness of the issuer in the future, the current fair value as compared to the amortized cost of the security, the extent and duration of the unrealized loss, and the rating of the affected security.

As of December 31, 2008, fixed maturity securities that have been in an unrealized loss position for more than one year totaled $1.55 billion, or 53% of the Company’s total unrealized losses on fixed maturity securities. Of this total, $1.31 billion, or 85%, were classified as investment grade securities, as defined by the National Association of Insurance Commissioners (NAIC).

As of December 31, 2008, 1,913, or 65%, of the Company’s investments in fixed maturity securities were in an unrealized loss position, in comparison to 1,725, or 53%, as of December 31, 2007.

The majority of the increases in the Company’s unrealized losses from December 31, 2007 to 2008 were attributable to corporate securities, MBSs and ABSs. These increased unrealized loss positions primarily were driven by the combined impact of volatility in investment quality ratings and credit spreads, illiquid markets, and interest rate movements. In particular, exposure to the financial sector, including through structured securities such as trust preferred, collateralized loan obligations and collateralized debt obligations, have been significantly affected by negative circumstances in those sectors. It is reasonably possible that further declines in estimated fair values of such investments, or changes in assumptions or estimates of anticipated recoveries and/or cash flows, may cause further other-than-temporary impairments in the near term, which could be significant.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

For fixed maturity securities available-for-sale, the following tables summarize as of the dates indicated the Company’s gross unrealized loss position categorized as investment grade vs. non-investment grade, as defined by the NAIC, for the period of time indicated, and based on the ratio of estimated fair value to amortized cost (in millions):

	Period of time for which unrealized loss has existed as of December 31, 2008
	Investment Grade			Non-Investment Grade			Total
Ratio of estimated fair value to amortized cost	Less than or equal to one year	More than one year	Total	Less than or equal to one year	More than one year	Total	Less than or equal to one year	More than one year	Total
Corporate securities - public and private
99.9% - 95.0%	$50.0	$16.4	$66.4	$1.7	$0.1	$1.8	$51.7	$16.5	$68.2
94.9% - 90.0%	94.0	28.3	122.3	5.2	6.2	11.4	99.2	34.5	133.7
89.9% - 85.0%	82.8	32.2	115.0	7.9	7.3	15.2	90.7	39.5	130.2
84.9% - 80.0%	94.1	27.2	121.3	14.5	7.1	21.6	108.6	34.3	142.9
Below 80.0%	453.1	150.5	603.6	159.6	172.1	331.7	612.7	322.6	935.3

Total	774.0	254.6	1,028.6	188.9	192.8	381.7	962.9	447.4	1,410.3

Mortgage-backed securities
99.9% - 95.0%	1.1	2.9	4.0	—	—	—	1.1	2.9	4.0
94.9% - 90.0%	5.7	14.4	20.1	0.1	—	0.1	5.8	14.4	20.2
89.9% - 85.0%	13.8	23.9	37.7	5.7	—	5.7	19.5	23.9	43.4
84.9% - 80.0%	14.0	40.0	54.0	17.1	10.0	27.1	31.1	50.0	81.1
Below 80.0%	91.5	377.4	468.9	—	22.0	22.0	91.5	399.4	490.9

Total	126.1	458.6	584.7	22.9	32.0	54.9	149.0	490.6	639.6

Asset-backed securities
99.9% - 95.0%	4.9	2.0	6.9	0.4	—	0.4	5.3	2.0	7.3
94.9% - 90.0%	15.5	18.6	34.1	1.0	—	1.0	16.5	18.6	35.1
89.9% - 85.0%	23.3	27.5	50.8	0.3	0.8	1.1	23.6	28.3	51.9
84.9% - 80.0%	15.3	33.7	49.0	0.1	1.0	1.1	15.4	34.7	50.1
Below 80.0%	171.0	513.0	684.0	16.9	9.8	26.7	187.9	522.8	710.7

Total	230.0	594.8	824.8	18.7	11.6	30.3	248.7	606.4	855.1

Other fixed maturity securities1
99.9% - 95.0%	1.3	—	1.3	—	—	—	1.3	—	1.3
94.9% - 90.0%	2.2	—	2.2	—	—	—	2.2	—	2.2
89.9% - 85.0%	—	3.9	3.9	—	—	—	—	3.9	3.9
84.9% - 80.0%	—	—	—	—	—	—	—	—	—
Below 80.0%	—	—	—	—	—	—	—	—	—

Total	3.5	3.9	7.4	—	—	—	3.5	3.9	7.4

Total fixed maturity securities available-for-sale
99.9% - 95.0%	57.3	21.3	78.6	2.1	0.1	2.2	59.4	21.4	80.8
94.9% - 90.0%	117.4	61.3	178.7	6.3	6.2	12.5	123.7	67.5	191.2
89.9% - 85.0%	119.9	87.5	207.4	13.9	8.1	22.0	133.8	95.6	229.4
84.9% - 80.0%	123.4	100.9	224.3	31.7	18.1	49.8	155.1	119.0	274.1
Below 80.0%	715.6	1,040.9	1,756.5	176.5	203.9	380.4	892.1	1,244.8	2,136.9

Total	$1,133.6	$1,311.9	$2,445.5	$230.5	$236.4	$466.9	$1,364.1	$1,548.3	$2,912.4

1        Includes U.S. Treasury securities, obligations of U.S. Government corporations, U.S. Government agency securities, obligations of state and political subdivisions, and debt issued by foreign governments.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

	Period of time for which unrealized loss has existed as of December 31, 2007
	Investment Grade			Non-Investment Grade			Total
Ratio of estimated fair value to amortized cost	Less than or equal to one year	More than one year	Total	Less than or equal to one year	More than one year	Total	Less than or equal to one year	More than one year	Total
Corporate securities - public and private
99.9% - 95.0%	$21.2	$43.6	$64.8	$12.9	$5.2	$18.1	$34.1	$48.8	$82.9
94.9% - 90.0%	18.0	30.3	48.3	13.3	4.5	17.8	31.3	34.8	66.1
89.9% - 85.0%	16.5	10.7	27.2	3.1	6.3	9.4	19.6	17.0	36.6
84.9% - 80.0%	2.1	0.4	2.5	3.0	0.2	3.2	5.1	0.6	5.7
Below 80.0%	7.5	—	7.5	14.7	5.7	20.4	22.2	5.7	27.9

Total	65.3	85.0	150.3	47.0	21.9	68.9	112.3	106.9	219.2

Mortgage-backed securities
99.9% - 95.0%	18.6	35.3	53.9	—	—	—	18.6	35.3	53.9
94.9% - 90.0%	5.1	39.4	44.5	—	—	—	5.1	39.4	44.5
89.9% - 85.0%	—	—	—	—	—	—	—	—	—
84.9% - 80.0%	—	—	—	—	—	—	—	—	—
Below 80.0%	—	—	—	—	—	—	—	—	—

Total	23.7	74.7	98.4	—	—	—	23.7	74.7	98.4

Asset-backed securities
99.9% - 95.0%	14.7	13.2	27.9	0.2	—	0.2	14.9	13.2	28.1
94.9% - 90.0%	26.9	13.7	40.6	—	—	—	26.9	13.7	40.6
89.9% - 85.0%	18.0	8.6	26.6	—	—	—	18.0	8.6	26.6
84.9% - 80.0%	14.2	5.8	20.0	—	—	—	14.2	5.8	20.0
Below 80.0%	53.0	5.8	58.8	0.1	—	0.1	53.1	5.8	58.9

Total	126.8	47.1	173.9	0.3	—	0.3	127.1	47.1	174.2

Other fixed maturity securities1
99.9% - 95.0%	0.6	1.4	2.0	—	—	—	0.6	1.4	2.0
94.9% - 90.0%	—	1.2	1.2	—	—	—	—	1.2	1.2
89.9% - 85.0%	—	—	—	—	—	—	—	—	—
84.9% - 80.0%	—	—	—	—	—	—	—	—	—
Below 80.0%	—	—	—	—	—	—	—	—	—

Total	0.6	2.6	3.2	—	—	—	0.6	2.6	3.2

Total fixed maturity securities available-for-sale
99.9% - 95.0%	55.1	93.5	148.6	13.1	5.2	18.3	68.2	98.7	166.9
94.9% - 90.0%	50.0	84.6	134.6	13.3	4.5	17.8	63.3	89.1	152.4
89.9% - 85.0%	34.5	19.3	53.8	3.1	6.3	9.4	37.6	25.6	63.2
84.9% - 80.0%	16.3	6.2	22.5	3.0	0.2	3.2	19.3	6.4	25.7
Below 80.0%	60.5	5.8	66.3	14.8	5.7	20.5	75.3	11.5	86.8

Total	$216.4	$209.4	$425.8	$47.3	$21.9	$69.2	$263.7	$231.3	$495.0

1        Includes U.S. Treasury securities, obligations of U.S. Government corporations, U.S. Government agency securities, obligations of state and political subdivisions, and debt issued by foreign governments.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

As of December 31, 2008, 27% of the Company’s investments in an unrealized loss position had ratios of estimated fair value to amortized cost of at least 80%. In addition, 84% of the Company’s investments in an unrealized loss position were classified as investment grade, as defined by the NAIC. Of the Company’s investments in unrealized loss positions classified as non-investment grade, 49% have been in an unrealized loss position for less than one year.

The NAIC assigns securities quality ratings and uniform valuations (called NAIC Designations), which are used by insurers when preparing their annual statements. For most securities, NAIC ratings are derived from ratings received from nationally recognized rating agencies. The NAIC also assigns ratings to securities that do not receive public ratings. The designations assigned by the NAIC range from class 1 (highest quality) to class 6 (lowest quality). Of the Company’s general account fixed maturity securities, 92% and 94% were in the two highest NAIC Designations as of December 31, 2008 and 2007, respectively.

The following table shows the equivalent ratings between the NAIC and nationally recognized rating agencies and summarizes the credit quality, as determined by NAIC Designation, of the Company’s general account fixed maturity securities portfolio as of December 31:

(in millions)		2008		2007
NAIC designation1	Rating agency equivalent designation2	Amortized cost	Estimated fair value	Amortized cost	Estimated fair value
1	Aaa/Aa/A	$13,870.1	$12,497.7	$16,765.5	$16,662.7
2	Baa	5,961.0	5,210.2	5,730.3	5,784.3
3	Ba	1,192.9	953.8	1,101.6	1,078.3
4	B	529.7	366.5	325.0	316.8
5	Caa and lower	166.9	128.9	60.2	52.7
6	In or near default	100.3	90.1	38.6	38.6

	Total	$21,820.9	$19,247.2	$24,021.2	$23,933.4

1        NAIC Designations are assigned at least annually. Some designations for securities shown have been assigned to securities not yet assigned an NAIC Designation in a manner approximating equivalent public rating categories.

2        Comparisons between NAIC and Moody’s designations are published by the NAIC. If no Moody’s rating is available, the Company assigns internal ratings corresponding to public ratings.

Recent conditions in the securities markets, including changes in investment quality ratings, liquidity, credit spreads and interest rates, have resulted in declines in the values of investment securities, including corporate debt securities, MBSs and ABSs. When evaluating whether these securities are other-than-temporarily impaired, the Company considers characteristics of the underlying collateral, such as delinquency and default rates, the quality of the underlying borrower, the type of collateral in the pool, the vintage year of the collateral, subordination levels within the structure of the collateral pool, expected future cash flows, and the Company’s ability and intent to hold the security to recovery. These and other factors also affect the estimated fair value of these securities.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

The Company’s investments in MBSs and ABSs include securities that are supported by Alt-A and Sub-prime collateral. The Company considers Alt-A collateral to be mortgages whose underwriting standards do not qualify the mortgage for regular conforming or jumbo loan programs. Typical underwriting characteristics that cause a mortgage to fall into the Alt-A classification may include, but are not limited to, inadequate loan documentation of a borrower’s financial information, debt-to-income ratios above normal lending limits, loan-to-value ratios above normal lending limits that do not have primary mortgage insurance, a borrower who is a temporary resident, and loans securing non-conforming types of real estate. Alt-A mortgages are generally issued to borrowers having higher Fair Isaac Credit Organization (FICO) scores, and the lender typically issues a slightly higher interest rate for such mortgages. The Company considers Sub-prime collateral to be mortgages that are first-lien mortgage loans issued to Sub-prime borrowers, as demonstrated by recent delinquent rent or housing payments or substandard FICO scores. Second-lien mortgage loans are also considered Sub-prime. The amortized cost and estimated fair value of the Company’s investments in securities containing Alt-A collateral totaled $1,718.7 million and $1,335.8 million, respectively, and the amortized cost and estimated fair value of the Company’s investments in securities containing Sub-prime collateral totaled $612.7 million and $480.2 million, respectively. As of December 31, 2008, 75% and 84% of securities containing Alt-A and Sub-prime collateral, respectively, were rated AA or better. In addition, 68% and 76% of Alt-A and Sub-prime collateral, respectively, was originated in 2005 or earlier.

In addition, recent market activity has negatively impacted the Company’s investments in commercial mortgage-backed securities (CMBS). These investments in CMBS are generally characterized by securities that are collateralized by static, heterogeneous pools of mortgages on commercial real estate properties. Deals are generally diversified across property types, geography, borrowers, tenants, loan size, coupon and vintages. As of December 31, 2008, the amortized cost and estimated fair value of the Company’s investments in CMBS totaled $1.26 billion and $853.0 million, respectively, while the December 31, 2007 amortized cost was $1.10 billion and estimated fair value was $1.08 billion.

Proceeds from the sale of securities available-for-sale during 2008, 2007 and 2006 were $4.19 billion, $4.65 billion and $2.27 billion, respectively. During 2008, gross gains of $32.9 million ($70.0 million and $61.6 million in 2007 and 2006, respectively) and gross losses of $23.9 million ($70.2 million and $64.1 million in 2007 and 2006, respectively) were realized on those sales.

Real estate held for use was $9.8 million and $17.8 million as of December 31, 2008 and 2007, respectively. These assets are carried at cost less accumulated depreciation, which was $2.1 million and $3.6 million as of December 31, 2008 and 2007, respectively. The carrying value of real estate held for sale was $6.8 million as of December 31, 2008 (compared to no real estate held for sale as of December 31, 2007.)

The Company grants mainly commercial mortgage loans on real estate to customers throughout the U.S. As of December 31, 2008, the Company’s largest exposure to any single borrower, region and property type was 2%, 23% and 34%, respectively, of the Company’s general account mortgage loan portfolio, compared to 2%, 24% and 33%, respectively, as of December 31, 2007.

As of December 31, 2008 and 2007, the carrying value of commercial mortgage loans on real estate considered specifically impaired was $35.4 million and $7.4 million, respectively, for which a $13.6 million and $3.0 million valuation allowance had been established, respectively. No valuation allowance exists for collateral dependent commercial mortgage loans for which the fair value of the collateral is estimated to be greater than the carrying value.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

The following table summarizes activity in the valuation allowance account for mortgage loans on real estate for the years ended December 31:

(in millions)	2008	2007	2006
Allowance, beginning of period	$23.1	$34.3	$31.1
Net change in allowance	16.4	(11.2)	3.2

Allowance, end of period	$39.5	$23.1	$34.3

The Company has securitized commercial mortgage loans on real estate to third parties. The Company, as the transferor, has continuing involvement in these loans which consists of receiving servicing fees on loans which the Company has transferred.

The Company did not participate in any securitization arrangements during 2008. During 2008, the Company received $0.6 million in servicing fees related to financial assets where there is a continuing involvement from the securitization of commercial mortgage loans on real estate. During 2007, the Company received proceeds of $928.0 million from the securitization of commercial mortgage loans on real estate to third parties, experienced realized losses of $7.3 million on these loans, and received $0.7 million in servicing fees related to loans securitized in 2007 and before. During 2006, the Company received proceeds of $545.0 million from the securitization of commercial mortgage loans on real estate to third parties, experienced realized gains of $5.3 million on these loans, and received $0.4 million in servicing fees related to loans securitized in 2006 and before.

The Company provides a representations and warranties letter to the transferee for each securitization arrangement. If it is found that the Company has made a misrepresentation, it could be required to provide financial support to the transferee or its beneficial interest holders. In 2008 and 2007, the Company was not required to provide any financial or other support that it was not previously contractually required to provide to the transferee or its beneficial interest holders.

The following table summarizes net realized investment (losses) gains from continuing operations by source for the years ended December 31:

(in millions)	2008	2007	2006
Total realized gains on sales, net of hedging losses	$1.9	$65.4	$88.8
Total realized losses on sales, net of hedging gains	(93.1)	(79.9)	(64.8)
Total other-than-temporary and other investment impairments	(1,051.4)	(116.4)	(17.1)
Credit default swaps	(9.8)	(7.5)	(1.1)
Derivatives and embedded derivatives associated with living benefit contracts	(500.7)	(26.7)	—
Derivatives associated with death benefits contracts	109.4	—	—
Other derivatives	104.4	(1.1)	1.3

Net realized investment (losses) gains	$(1,439.3)	$(166.2)	$7.1

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

The following table summarizes other-than-temporary and other investment impairments by asset type for the years ended December 31:

(in millions)	2008	2007	2006
Fixed maturity securities:
Corporate securities
Public	$191.1	$10.5	$4.6
Private	77.0	62.7	0.5
Mortgage-backed securities	313.5	—	—
Asset-backed securities	392.4	35.1	2.1

Total fixed maturity securities	974.0	108.3	7.2

Equity securities	60.2	—	—
Other	17.2	8.1	9.9

Total other-than-temporary and other investment impairments	$1,051.4	$116.4	$17.1

The following table summarizes net investment income from continuing operations by investment type for the years ended December 31:

(in millions)	2008	2007	2006
Securities available-for-sale:
Fixed maturity securities	$1,334.5	$1,370.5	$1,419.2
Equity securities	4.9	4.0	2.6
Mortgage loans on real estate	459.3	512.6	535.4
Short-term investments	16.1	28.7	47.3
Other	(74.3)	124.3	120.9

Gross investment income	1,740.5	2,040.1	2,125.4
Less investment expenses	53.5	64.3	66.9

Net investment income	$1,687.0	$1,975.8	$2,058.5

Fixed maturity securities with an amortized cost of $15.0 million and $8.3 million as of December 31, 2008 and 2007, respectively, were on deposit with various regulatory agencies as required by law.

The Company, through an agent, lends certain portfolio holdings and in turn receives cash collateral with the objective of increasing the yield on its investments. The cash collateral is invested in high-quality, short-term and long-term investments. The Company’s policy requires the maintenance of collateral of a minimum of 102% of the fair value of the securities loaned. Net returns on the investments, after payment of a rebate to the borrower, are shared between the Company and its agent. Both the borrower and the Company can request or return the loaned securities at any time. The Company maintains ownership of the loaned securities at all times and is entitled to receive from the borrower any payments for interest or dividends received on such securities during the loan term. In 2008, the Company recognized loaned securities as part of its investments available-for-sale. The Company also recognizes the short-term and other long-term investments acquired with the cash collateral and its obligation to return such collateral to the borrower in short-term and other long-term investments and other liabilities, respectively.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

As of December 31, 2008 and 2007, the Company had received $378.3 million and $551.9 million, respectively, of cash collateral on securities lending. The Company had not received any non-cash collateral on securities lending as of December 31, 2008 and 2007. As of December 31, 2008 and 2007, the Company had loaned securities with a fair value of $367.2 million and $541.2 million, respectively.

As of December 31, 2008 and 2007, the Company had received $1,022.5 million and $245.4 million, respectively, of cash for derivative collateral, which is in turn invested in short-term investments. The Company also held $35.4 million and $18.5 million of securities as off-balance sheet collateral on derivative transactions as of December 31, 2008 and 2007, respectively. As of December 31, 2008, the Company had pledged fixed maturity securities with a fair value of $24.5 million as collateral to various derivative counterparties compared to $18.8 million as of December 31, 2007.

(7)	Deferred Policy Acquisition Costs
The following table presents a reconciliation of DAC for the years ended December 31:

(in millions)	2008	2007
Balance at beginning of period	$3,997.4	$3,758.0
Capitalization of DAC	572.2	612.5
Amortization of DAC	(674.5)	(368.5)
Adjustments to unrealized gains and losses on securities available-for-sale and other	528.8	4.4
Cumulative effect of adoption of accounting principle	—	(9.0)

Balance at end of period	$4,423.9	$3,997.4

See Note 2(f) for information on the Company’s DAC policies.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

(8)	Variable Annuity Contracts
The Company issues traditional variable annuity contracts through its separate accounts, for which investment income and gains and losses on investments accrue directly to, and investment risk is borne by, the contractholder. The Company also issues non-traditional variable annuity contracts in which the Company provides various forms of guarantees to benefit the related contractholders. The Company provides five primary guarantee types under non-traditional variable annuity contracts: (1) GMDB; (2) GMAB; (3) guaranteed minimum income benefits (GMIB); (4) GLWB; and (5) a hybrid guarantee with GMAB and GLWB.

The GMDB provides a specified minimum return upon death. Many of these death benefits are spousal, whereby a death benefit will be paid upon death of the first spouse. The survivor has the option to terminate the contract or continue it and have the death benefit paid into the contract and a second death benefit paid upon the survivor’s death. The Company has offered six primary GMDB types:

•
Return of premium – provides the greater of account value or total deposits made to the contract less any partial withdrawals and assessments, which is referred to as “net premiums.” There are two variations of this benefit. In general, there is no lock in age for this benefit. However, for some contracts the GMDB reverts to the account value at a specified age, typically age 75.

•
Reset – provides the greater of a return of premium death benefit or the most recent five-year anniversary (prior to lock-in age) account value adjusted for withdrawals. For most contracts, this GMDB locks in at age 86 or 90, and for others the GMDB reverts to the account value at age 75, 85, 86 or 90.

•
Ratchet – provides the greater of a return of premium death benefit or the highest specified “anniversary” account value (prior to age 86) adjusted for withdrawals. Currently, there are three versions of ratchet, with the difference based on the definition of anniversary: monthaversary – evaluated monthly; annual – evaluated annually; and five-year – evaluated every fifth year.

•
Rollup – provides the greater of a return of premium death benefit or premiums adjusted for withdrawals accumulated at generally 5% simple interest up to the earlier of age 86 or 200% of adjusted premiums. There are two variations of this benefit. For certain contracts, this GMDB locks in at age 86, and for others the GMDB reverts to the account value at age 75.

•	Combo – provides the greater of annual ratchet death benefit or rollup death benefit. This benefit locks in at either age 81 or 86.

•
Earnings enhancement – provides an enhancement to the death benefit that is a specified percentage of the adjusted earnings accumulated on the contract at the date of death. There are two versions of this benefit: (1) the benefit expires at age 86, and a credit of 4% of account value is deposited into the contract; and (2) the benefit does not have an end age, but has a cap on the payout and is paid upon the first death in a spousal situation. Both benefits have age limitations. This benefit is paid in addition to any other death benefits paid under the contract.

The GMAB, offered in the Company’s Capital Preservation Plus contract rider, is a living benefit that provides the contractholder with a guaranteed return of premium, adjusted proportionately for withdrawals, after a specified time period (5, 7 or 10 years) selected by the contractholder at the issuance of the variable annuity contract. In some cases, the contractholder also has the option, after a specified time period, to drop the rider and continue the variable annuity contract without the GMAB. In general, the GMAB requires a minimum allocation to guaranteed term options or adherence to limitations required by an approved asset allocation strategy.

The GMIB is a living benefit that provides the contractholder with a guaranteed annuitization value. The GMIB types are:

•	Ratchet – provides an annuitization value equal to the greater of account value, net premiums or the highest one-year anniversary account value (prior to age 86) adjusted for withdrawals.

•
Rollup – provides an annuitization value equal to the greater of account value and premiums adjusted for withdrawals accumulated at 5% compound interest up to the earlier of age 86 or 200% of adjusted premiums.

•	Combo – provides an annuitization value equal to the greater of account value, ratchet GMIB benefit or rollup GMIB benefit.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

See Note 5 for a complete description of the Company’s hybrid GMAB/GLWB offered through its CPPLI contract rider. All GMAB contracts with the hybrid GMAB/GLWB rider are included with GMAB contracts in the following tables.

The following table summarizes the account values and net amount at risk, net of reinsurance, for variable annuity contracts with guarantees invested in both general and separate accounts as of December 31:

	2008			2007
(in millions)	Account value	Net amount at risk1	Wtd. avg. attained age	Account value	Net amount at risk1	Wtd. avg. attained age
GMDB:
Return of premium	$5,991.9	$440.6	60	$9,082.6	$18.7	59
Reset	12,468.7	2,468.0	64	17,915.0	61.1	63
Ratchet	12,352.3	3,767.2	67	15,789.2	132.2	66
Rollup	277.1	25.7	72	467.0	8.4	71
Combo	1,704.1	621.2	69	2,555.5	47.0	68

Subtotal	32,794.1	7,322.7	65	45,809.3	267.4	64
Earnings enhancement	333.5	7.2	63	519.2	49.8	62

Total - GMDB	$33,127.6	$7,329.9	65	$46,328.5	$317.2	64

GMAB2 :
5 Year	$2,867.6	$499.0	N/A	$2,985.6	$4.6	N/A
7 Year	2,265.9	482.9	N/A	2,644.1	6.2	N/A
10 Year	677.9	132.2	N/A	927.3	1.3	N/A

Total - GMAB	$5,811.4	$1,114.1	N/A	$6,557.0	$12.1	N/A

GMIB3 :
Ratchet	$244.7	$5.6	N/A	$425.2	$—	N/A
Rollup	659.5	1.3	N/A	1,119.9	—	N/A
Combo	0.1	—	N/A	0.3	—	N/A

Total - GMIB	$904.3	$6.9	N/A	$1,545.4	$—	N/A

GLWB:
L.inc	$3,320.8	$571.5	N/A	$2,865.8	$—	N/A

1
Net amount at risk is calculated on a seriatum basis and equals the respective guaranteed benefit less the account value (or zero if the account value exceeds the guaranteed benefit). As it relates to GMIB, net amount at risk is calculated as if all policies were eligible to annuitize immediately, although all GMIB options have a waiting period of at least 7 years from issuance.

2	GMAB contracts with the hybrid GMAB/GLWB rider had account values of $4.59 billion and $4.77 billion as of December 31, 2008 and 2007, respectively.
3	The weighted average period remaining until expected annuitization is not meaningful and has not been presented because there is currently no material GMIB exposure.
Net amount at risk is highly sensitive to changes in financial market movements. The increase in net amount at risk during 2008 is primarily due to declines in the financial markets. See Note 5 – Equity Market Risk Management for a discussion of the Company’s risk management practices with respect to declining financial market exposure and related reserve balances.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

The following table summarizes account balances of variable annuity contracts that were invested in separate accounts as of December 31:

(in millions)	2008	2007
Mutual funds:
Bond	$4,350.2	$5,143.6
Domestic equity	18,572.8	31,217.7
International equity	2,412.7	3,987.3

Total mutual funds	25,335.7	40,348.6
Money market funds	2,132.6	1,728.2

Total	$27,468.3	$42,076.8

The Company’s GMDB claim reserves are determined by estimating the expected value of death benefits on contracts that trigger a policy benefit and recognizing the excess ratably over the accumulation period based on total expected assessments. GMIB claim reserves are determined each period by estimating the expected value of annuitization benefits in excess of the projected account balance at the date of annuitization and recognizing the excess ratably over the accumulation period based on total assessments. The Company regularly evaluates its GMDB and GMIB claim reserve estimates and adjusts the additional liability balances as appropriate, with a related charge or credit to other benefits and claims in the period of evaluation if actual experience or other evidence suggests that earlier assumptions should be revised. The assumptions used in calculating GMIB claim reserves are consistent with those used for calculating GMDB claim reserves. In addition, the calculation of GMIB claim reserves assumes benefit utilization ranges from a low of 3% when the contractholder’s annuitization value is at least 10% in the money to 100% utilization when the contractholder is 90% or more in the money.

The Company’s living benefit riders represent an embedded derivative in a variable annuity contract that is required to be separated from, and valued apart from, the host variable annuity contract. The embedded derivatives are carried at fair value. Subsequent changes in the fair value of the embedded derivatives are recognized in earnings as a component of net realized investment gains and losses. The fair value of the embedded derivatives is calculated based on a combination of capital market and actuarial assumptions.

The following assumptions and methodology were used to determine the GMDB claim reserves as of December 31, 2008 and 2007:

•	Data used was based on a combination of historical numbers and future projections generally involving 50 probabilistically generated economic scenarios

•	Mean gross equity performance – 8.1%

•	Equity volatility – 18.7%

•	Mortality – 100% of Annuity 2000 table

•	Asset fees – equivalent to mutual fund and product loads

•	Discount rate – approximately 7.0%
Lapse rate assumptions vary by duration as shown below:

Duration (years)	1	2	3	4	5	6	7	8	9	10+
Minimum	1.00%	2.00%	2.00%	3.00%	4.50%	6.00%	7.00%	7.00%	11.50%	11.50%
Maximum	1.50%	2.50%	4.00%	4.50%	40.00%	41.50%	21.50%	35.00%	35.00%	18.50%

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

(9)	Short-Term Debt
The following table summarizes short-term debt as of December 31:

(in millions)	2008	2007
$800.0 million commercial paper program	$149.9	$199.7
$350.0 million securities lending program facility	99.8	85.6

Total short-term debt	$249.7	$285.3

The Company has available as a source of funds a $1.00 billion revolving variable rate credit facility entered into by NFS, NLIC and NMIC with a group of national financial institutions. The facility provides for several and not joint liability with respect to any amount drawn by any party. The facility provides covenants, including, but not limited to, requirements that the Company’s debt not exceed 40% of tangible net worth, as defined, and that NLIC maintain statutory surplus, as defined, in excess of $1.67 billion. As of December 31, 2008, the Company and NLIC were in compliance with all covenants. NLIC and NMIC had no amounts outstanding under this agreement as of December 31, 2008 and 2007. NLIC also has an $800.0 million commercial paper program and is required to maintain an available credit facility equal to 50% of any amounts outstanding under the commercial paper program. Therefore, borrowing capacity under the aggregate $1.00 billion revolving credit facility is reduced by 50% of any amounts outstanding under the commercial paper program. NLIC had $149.9 million of commercial paper outstanding at December 31, 2008 at a weighted average interest rate of 2.07% and $199.7 million at a weighted average interest rate of 4.39% at December 31, 2007.

NLIC has entered into an agreement with its custodial bank to borrow against the cash collateral that is posted in connection with its securities lending program. This is an uncommitted facility contingent on the liquidity of the securities lending program. The borrowing facility was established to fund commercial mortgage loans that were originated with the intent of sale through securitization. The maximum amount available under the agreement is $350.0 million. The borrowing rate on this program is equal to one-month U.S. LIBOR (0.44% and 4.60% as of December 31, 2008 and 2007, respectively). NLIC had $99.8 million and $85.6 million outstanding under this agreement as of December 31, 2008 and 2007, respectively. As of December 31, 2008, the Company had not provided any guarantees on such borrowings, either directly or indirectly.

The Company paid interest on short-term debt totaling $8.3 million, $15.0 million and $11.7 million in 2008, 2007 and 2006, respectively.

(10)	Long-Term Debt
The following table summarizes surplus notes payable to NFS as of December 31:

(in millions)	2008	2007
8.15% surplus note, due June 27, 2032	$300.0	$300.0
7.50% surplus note, due December 17, 2031	300.0	300.0
6.75% surplus note, due December 23, 2033	100.0	100.0

Total long-term debt	$700.0	$700.0

The Company made interest payments to NFS on surplus notes totaling $53.7 million in 2008, 2007 and 2006. Payments of interest and principal under the notes require the prior approval of the Ohio Department of Insurance (ODI).

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

(11)	Federal Income Taxes
In 2008, NFS will file a life/non-life federal income tax return with all of its eligible downstream subsidiaries. Effective January 1, 2009, pursuant to the merger agreement dated August 6, 2008 whereby NMIC and its affiliates purchased all of the NFS common stock they did not already own, Nationwide Corp. will own more than 80% of the value of NFS, meeting the requirements for NFS to join the NMIC consolidated federal income tax return. However, the life insurance company subsidiaries will not be eligible to join the NMIC consolidated federal income tax return until 2014. The members of the NFS consolidated federal income tax return group participate in a tax sharing arrangement, which uses a consolidated approach in allocating the amount of current and deferred expense to the separate financial statements of a subsidiary. This approach provides for a current tax benefit to the subsidary for losses that are utilized in the consoldiated tax return.

The following table summarizes the tax effects of temporary differences that give rise to significant components of the net deferred tax (asset) liability as of December 31:

(in millions)	2008	2007
Deferred tax assets:
Future policy benefits and claims	$881.0	$622.0
Securities available-for-sale	737.4	83.8
Derivatives	229.7	—
Other	238.3	129.4

Gross deferred tax assets	2,086.4	835.2
Less valuation allowance	(7.0)	(7.0)

Deferred tax assets, net of valuation allowance	2,079.4	828.2

Deferred tax liabilities:
Deferred policy acquisition costs	1,249.4	1,112.6
Derivatives	—	15.6
Other	188.4	115.2

Gross deferred tax liabilities	1,437.8	1,243.4

Net deferred tax (asset) liability	$(641.6)	$415.2

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion of the total gross deferred tax assets will not be realized. Future taxable amounts or recovery of federal income taxes paid within the statutory carryback period can offset nearly all future deductible amounts. The valuation allowance was unchanged during 2008, 2007 and 2006. No additional valuation allowances are required to be recognized as the Company has prudent and feasible tax planning strategies that would, if necessary, be implemented to utilize deferred tax assets.

The Company’s current federal income tax asset was $127.2 million and $12.7 million as of December 31, 2008 and 2007, respectively.

Total federal income taxes (refunded) paid were $(46.1) million, $99.1 million and $(4.3) million during the years ended December 31, 2008, 2007 and 2006, respectively.

As of December 31, 2008, the Company has $38.9 million of capital loss carryforwards that can carry forward for five tax years and are expected to be fully utilized. In addition, the Company has $41.9 million in low income housing credit carryforwards which can be carried forward for twenty years. The Company expects that they will be fully utilized. The Company has $56.5 million in Alternative Minimum Tax (AMT) credit carryforwards, which can be carried forward until utilized. The Company expects to fully realize the AMT credits in the future.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

During the third quarter of 2008, the Company refined its separate account dividends received deduction (DRD) calculation and estimation process. As a result, the Company reduced its third quarter separate account DRD projection from a federal income tax benefit of $14.3 million to a $4.4 million benefit. This reduction in estimate primarily was driven by the assumptions used in the estimation process regarding future dividend income within the separate accounts. The assumptions used in the separate account DRD calculation are based on the Company’s best estimate of future events.

In addition, during 2008, the Company recorded $12.7 million of net federal income tax expense adjustments primarily related to differences between the 2007 estimated tax liability and the amounts expected to be reported on the Company’s 2007 tax returns when filed. These changes in estimates primarily were driven by the Company’s separate account DRD.

During the second quarter of 2007, the Company recorded $6.8 million of net federal income tax expense adjustments primarily related to differences between the 2006 estimated tax liability and the amounts the Company reported on its 2006 tax returns. The Company recorded an additional $1.5 million and $0.2 million of such adjustments during the third and fourth quarters of 2007, respectively.

Through June 2006, the Company’s federal income tax returns for tax years 2000-2002 were under IRS examination pursuant to a routine audit. In accordance with its regular practice, management established tax reserves based on the current facts and circumstances regarding each tax exposure item for which the ultimate deductibility is open to interpretation. These reserves are reviewed regularly and are adjusted as events occur that management believes impacts the Company’s liability for additional taxes, such as lapsing of applicable statutes of limitations; conclusion of tax audits or substantial agreement on the deductibility/non-deductibility of uncertain items; additional exposure based on current calculations; identification of new issues; release of administrative guidance; or rendering of a court decision affecting a particular tax issue. A significant component of the Company’s tax reserve as of December 31, 2005 was related to the separate account dividends received deduction (DRD). See “Tax Matters” in Note 15 for more information regarding DRD.

In July 2006, the Company reached substantial agreement with the IRS on all open issues for tax years 2000-2002, including issues related to the DRD. Accordingly, the Company revised its estimate of amounts that may be due in connection with certain tax positions, including the DRD, for all open tax years. As a result of the revised estimate, $110.9 million of tax reserves were released into earnings during the second quarter of 2006.

During the third quarter of 2006, the Company recorded $7.8 million of net federal income tax expense adjustments primarily related to differences between the 2005 estimated tax liability and the amounts reported on the Company’s 2005 tax returns.

The following table summarizes federal income tax (benefit) expense attributable to (loss) income from continuing operations for the years ended December 31:

(in millions)	2008	2007	2006
Current	$(135.5)	$106.5	$(61.8)
Deferred	(398.8)	22.0	90.5

Federal income tax (benefit) expense	$(534.3)	$128.5	$28.7

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

Total federal income tax (benefit) expense differs from the amount computed by applying the U.S. federal income tax rate to (loss) income from continuing operations before federal income tax (benefit) expense as follows for the years ended December 31:

	2008		2007		2006
(dollars in millions)	Amount	%	Amount	%	Amount	%
Computed tax (benefit) expense	$(477.4)	35.0	$204.0	35.0	$226.8	35.0
DRD	(36.7)	2.7	(61.0)	(10.5)	(67.5)	(10.4)
Reserve release	—	—	—	—	(110.9)	(17.1)
Other, net	(20.2)	1.5	(14.5)	(2.4)	(19.7)	(3.1)

Total	$(534.3)	39.2	$128.5	22.1	$28.7	4.4

As noted previously, the Company adopted the provisions of FIN 48 on January 1, 2007. There was no impact to the Company’s retained earnings on adoption of FIN 48. A rollforward of the beginning and ending uncertain tax positions, including permanent and temporary differences, but excluding interest and penalties, is as follows:

(in millions)	2008	2007
Balance at beginning of period	$8.6	$4.6
Additions for current year tax positions	37.4	4.0
Additions for prior years tax positions	0.3	—
Reductions for prior years tax positions	(2.6)	—

Balance at end of period	$43.7	$8.6

The total amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate on December 31, 2008, is $37.4 million.

The Company has included tax on permanent uncertain tax positions and interest and penalties on all uncertain tax positions in determining the potential impact on the effective tax rate above. An uncertain tax timing position may result in the acceleration of cash payments to the IRS, but will not impact the effective tax rate.

During the years ended December 31, 2008, and 2007, the Company incurred $1.0 million and $0.8 million in interest and penalties, respectively. The Company accrued $2.2 million and $1.2 million for the payment of interest and penalties at December 31, 2008 and 2007, respectively. Interest expense and any associated penalties are shown as income tax expense.

Management is not aware of any reasonable possibility of a significant increase or decrease to the total of the uncertain tax positions within the next 12 months.

The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal, state or local income tax examinations by tax authorities for years through 2002. The IRS commenced an examination of the Company’s U.S. income tax returns for 2003 through 2005 in the first quarter of 2007. As of December 31, 2008, the IRS has proposed adjustments which would not result in a material change to the Company’s financial position.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

(12)	Shareholders’ Equity, Regulatory Risk-Based Capital, Statutory Results and Dividend Restrictions
Regulatory Risk-Based Capital

The State of Ohio, where NLIC and NLAIC are domiciled, imposes minimum risk-based capital requirements that were developed by the NAIC. The formulas for determining the amount of risk-based capital specify various weighting factors that are applied to financial balances or various levels of activity based on the perceived degree of risk. Regulatory compliance is determined by a ratio of total adjusted capital, as defined by the NAIC, to authorized control level risk-based capital, as defined by the NAIC. Companies below specific trigger points or ratios are classified within certain levels, each of which requires specified corrective action. NLIC and NLAIC each exceeded the minimum risk-based capital requirements for all periods presented herein.

Statutory Results

The Company and its subsidiary are required to prepare statutory financial statements in conformity with the NAIC’s Accounting Practices and Procedures Manual, subject to any deviations prescribed or permitted by the applicable state department of insurance. Statutory accounting practices focus on insurer solvency and differ from GAAP materially. The principal differences include charging policy acquisition and certain sales inducement costs to expense as incurred, establishing future policy benefits and claims reserves using different actuarial assumptions, excluding certain assets from statutory admitted assets, and valuing investments and establishing deferred taxes on a different basis. The following tables summarize the statutory net (loss) income and statutory capital and surplus for the Company and its insurance subsidiary for the years ended December 31:

(in millions)	20081	2007	2006
Statutory net (loss) income
NLIC	$(898.3)	$309.0	$537.5
NLAIC	(87.9)	(13.4)	(45.6)

Statutory capital and surplus
NLIC	$2,261.5	$2,501.1	$2,682.3
NLAIC	81.7	173.3	158.6

1	Unaudited as of the date of this report.
The Company has received approval from the Ohio Department of Insurance (ODI) regarding the use of a permitted practice related to the statutory accounting provision for the admissibility of deferred tax assets as of December 31, 2008. The permitted practice modifies the practice prescribed by the NAIC by increasing the threshold for admissibility of deferred tax assets from 10% to 15% of statutory capital and surplus. The permitted practice resulted in an increase of the Company’s estimated statutory surplus of $68.9 million (unaudited) as of December 31, 2008. The permitted practice had no impact on the Company’s statutory net income. The benefits of this permitted practice may not be considered by the Company when determining capital and surplus available for dividends. NLAIC did not qualify for the permitted practice.

Dividend Restrictions

The payment of dividends by NLIC is subject to restrictions set forth in the insurance laws and regulations of the State of Ohio, its domiciliary state. The State of Ohio insurance laws require Ohio-domiciled life insurance companies to seek prior regulatory approval to pay a dividend or distribution of cash or other property if the fair market value thereof, together with that of other dividends or distributions made in the preceding 12 months, exceeds the greater of (1) 10% of statutory-basis policyholders’ surplus as of the prior December 31 or (2) the statutory-basis net income of the insurer for the prior year. During the year ended December 31, 2008, NLIC paid dividends of $246.5 million to NFS after providing prior notice to the ODI. The dividend included $181.9 million in cash and $64.6 million in securities. As of January 1, 2009, NLIC could not pay dividends to NFS without obtaining prior approval.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

The State of Ohio insurance laws also require insurers to seek prior regulatory approval for any dividend paid from other than earned surplus. Earned surplus is defined under the State of Ohio insurance laws as the amount equal to the Company’s unassigned funds as set forth in its most recent statutory financial statements, including net unrealized capital gains and losses or revaluation of assets. Additionally, following any dividend, an insurer’s policyholder surplus must be reasonable in relation to the insurer’s outstanding liabilities and adequate for its financial needs. The payment of dividends by NLIC may also be subject to restrictions set forth in the insurance laws of the State of New York that limit the amount of statutory profits on NLIC’s participating policies (measured before dividends to policyholders) available for the benefit of the Company and its shareholder.

The Company currently does not expect such regulatory requirements to impair its ability to pay future operating expenses, interest and shareholder dividends.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

Comprehensive Loss

The Company’s comprehensive loss includes net income and certain items that are reported directly within separate components of shareholder’s equity that are not recorded in net income (other comprehensive income or loss).

The following table summarizes the Company’s other comprehensive loss, before and after federal income tax benefit, for the years ended December 31:

(in millions)	2008	2007	2006
Net unrealized losses on securities available-for-sale arising during the period:
Net unrealized losses before adjustments	$(3,576.6)	$(276.3)	$(171.3)
Net adjustment to deferred policy acquisition costs	528.8	3.8	40.9
Net adjustment to future policy benefits and claims	121.5	5.4	21.5
Related federal income tax benefit	1,024.4	93.3	38.1

Net unrealized losses	(1,901.9)	(173.8)	(70.8)

Reclassification adjustment for net realized losses on securities available-for-sale realized during the period:
Net unrealized losses	1,025.2	107.7	9.2
Related federal income tax benefit	(358.8)	(37.7)	(3.2)

Net reclassification adjustment	666.4	70.0	6.0

Other comprehensive loss on securities available-for-sale	(1,235.5)	(103.8)	(64.8)

Accumulated net holding gains (losses) on cash flow hedges:
Unrealized holding gains (losses)	16.5	(17.2)	(0.2)
Related federal income tax (expense) benefit	(5.8)	6.0	0.1

Other comprehensive income (loss) on cash flow hedges	10.7	(11.2)	(0.1)

Other unrealized gains (losses):
Net unrealized gains (losses)	6.4	(6.4)	—
Related federal income tax (expense) benefit	(2.3)	2.2	—

Other net unrealized gains (losses)	4.1	(4.2)	—

Total other comprehensive loss	$(1,220.7)	$(119.2)	$(64.9)

Adjustments for net realized gains and losses on the ineffective portion of cash flow hedges were immaterial during the years ended December 31, 2008, 2007 and 2006.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

(13)	Employee Benefit Plans
Defined Benefit Plans

The Company and certain affiliated companies participate in a qualified defined benefit pension plan sponsored by NMIC. This plan covers all employees of participating companies who have completed at least one year of service. Plan contributions are invested in a group annuity contract issued by NLIC, and a trust with Bank of New York as the custodian and trustee. All participants are eligible for benefits based on an account balance feature. Participants last hired before 2002 are eligible for benefits based on the highest average annual salary of a specified number of consecutive years of the last ten years of service, if such benefits are of greater value than the account balance feature. The Company funds pension costs accrued for direct employees plus an allocation of pension costs accrued for employees of affiliates whose work benefits the Company. A separate non-qualified defined benefit pension plan sponsored by NMIC covers certain executives with at least one year of service. The Company’s portion of expense relating to these plans was $12.0 million, $13.5 million and $19.9 million for the years ended December 31, 2008, 2007 and 2006, respectively.

In addition to the NMIC pension plan, the Company and certain affiliated companies participate in life and health care defined benefit plans sponsored by NMIC for qualifying retirees. Postretirement life and health care benefits are contributory. The level of contribution required by a qualified retiree depends on the retiree’s years of service and date of hire. In general, postretirement benefits are available to full-time employees who are credited with 120 months of retiree life and health service. Postretirement health care benefit contributions are adjusted annually and contain cost-sharing features such as deductibles and coinsurance. In addition, there are caps on the Company’s portion of the per-participant cost of the postretirement health care benefits. The Company’s policy is to fund the cost of health care benefits in amounts determined at the discretion of management. Plan assets are invested primarily in a group annuity contract issued by NLIC, and a trust with Bank of New York as the custodian and trustee. All participants are eligible for benefits based on an account balance feature. The Company’s portion of expense relating to these plans was immaterial for the years ended December 31, 2008, 2007 and 2006.

Defined Contribution Plans

NMIC sponsors a defined contribution retirement savings plan covering substantially all employees of the Company. Employees may make salary deferral contributions of up to 80%. Salary deferrals of up to 6% are subject to a 50% Company match. The Company’s expense for contributions to these plans was $5.6 million, $7.3 million and $6.6 million for the years ended December 31, 2008, 2007 and 2006, respectively.

(14)	Related Party Transactions
The Company has entered into significant, recurring transactions and agreements with NMIC, other affiliates and subsidiaries as a part of its ongoing operations. These include annuity and life insurance contracts, office space leases, and agreements related to reinsurance, cost sharing, administrative services, marketing, intercompany loans, intercompany repurchases, cash management services and software licensing. Measures used to allocate expenses among companies include individual employee estimates of time spent, special cost studies, the number of full-time employees, commission expense and other methods agreed to by the participating companies.

In addition, Nationwide Services Company, LLC (NSC), a subsidiary of NMIC, provides data processing, systems development, hardware and software support, telephone, mail and other services to the Company, based on specified rates for units of service consumed.. For the years ended December 31, 2008, 2007 and 2006, the Company made payments to NMIC and NSC totaling $280.8 million, $285.6 million and $261.7 million, respectively.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

The Company has issued group annuity and life insurance contracts and performs administrative services for various employee benefit plans sponsored by NMIC or its affiliates. Total account values of these contracts were $2.85 billion and $2.90 billion as of December 31, 2008 and 2007, respectively. Total revenues from these contracts were $137.7 million, $130.8 million and $133.4 million for the years ended December 31, 2008, 2007 and 2006, respectively, and include policy charges, net investment income from investments backing the contracts and administrative fees. Total interest credited to the account balances was $115.4 million, $109.7 million and $110.7 million for the years ended December 31, 2008, 2007 and 2006, respectively. The terms of these contracts are consistent in all material respects with what the Company offers to unaffiliated parties.

The Company leases office space from NMIC. For the years ended December 31, 2008, 2007 and 2006, the Company made lease payments to NMIC of $22.9 million, $23.0 million and $19.3 million, respectively.

NLIC has a reinsurance agreement with NMIC whereby all of NLIC’s accident and health business not ceded to unaffiliated reinsurers is ceded to NMIC on a modified coinsurance basis. Either party may terminate the agreement on January 1 of any year with prior notice. Under a modified coinsurance agreement, the ceding company retains invested assets, and investment earnings are paid to the reinsurer. Under the terms of NLIC’s agreements, the investment risk associated with changes in interest rates is borne by the reinsurer. The ceding of risk does not discharge the original insurer from its primary obligation to the policyholder. The Company believes that the terms of the modified coinsurance agreements are consistent in all material respects with what the Company could have obtained with unaffiliated parties. Revenues ceded to NMIC for the years ended December 31, 2008, 2007 and 2006 were $202.3 million, $317.6 million and $430.8 million, respectively, while benefits, claims and expenses ceded during these years were $218.9 million, $348.1 million and $470.4 million, respectively.

Funds of Nationwide Funds Group (NFG), an affiliate, are offered to the Company’s customers as investment options in certain of the Company’s products. As of December 31, 2008 and 2007, customer allocations to NFG funds totaled $17.48 billion and $21.41 billion, respectively. For the years ended December 31, 2008, 2007 and 2006, NFG paid the Company $74.4 million, $76.9 million and $64.4 million, respectively, for the distribution and servicing of these funds.

Under a marketing agreement with NMIC, NLIC makes payments to cover a portion of the agent marketing allowance that is paid to Nationwide agents. These costs cover product development and promotion, sales literature, rent and similar items. Payments under this agreement totaled $8.3 million, $20.1 million and $28.3 million for the years ended December 31, 2008, 2007 and 2006, respectively. The last payment under this agreement was made in 2008.

The Company also participates in intercompany repurchase agreements with affiliates whereby the seller transfers securities to the buyer at a stated value. Upon demand or after a stated period, the seller repurchases the securities at the original sales price plus interest. As of December 31, 2008 and 2007, the Company had no outstanding borrowings from affiliated entities under such agreements. During 2008, 2007 and 2006, the most the Company had outstanding at any given time was $151.6 million, $178.2 million and $191.5 million, respectively, and the amounts the Company incurred for interest expense on intercompany repurchase agreements during these years were immaterial.

The Company and various affiliates have agreements with Nationwide Cash Management Company (NCMC), an affiliate, under which NCMC acts as a common agent in handling the purchase and sale of short-term securities for the respective accounts of the participants. Amounts on deposit with NCMC for the benefit of the Company were $2.57 billion and $368.2 million as of December 31, 2008 and 2007, respectively, and are included in short-term investments on the consolidated balance sheets.

Certain annuity products are sold through affiliated companies, which are also subsidiaries of NFS. Total commissions and fees paid to these affiliates for the years ended December 31, 2008, 2007 and 2006 were $52.7 million, $59.5 million and $58.1 million, respectively.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

An affiliate of the Company is currently developing a browser-based policy administration and online brokerage software application for defined benefit plans. In connection with the development of this application, the Company made net payments, which were expensed, to that affiliate related to development totaling $11.0 million, $9.4 million and $6.9 million for the years ended December 31, 2008, 2007 and 2006, respectively.

The Company entered into a note purchase agreement with an affiliate on November 17, 2006 to purchase $25.0 million of the affiliate’s 5.6% senior notes due November 16, 2016. The notes are secured by certain pledged mortgage servicing rights. The note is payable in seven equal principal installments of $3.8 million, which begin November 6, 2010. Interest is payable semi-annually on each May 16 and November 16.

Through September 30, 2002, the Company filed a consolidated federal income tax return with NMIC, as discussed in more detail in Note 11. Effective October 1, 2002, NLIC began filing a consolidated federal income tax return with NLAIC. Total payments from NMIC were $22.5 million and $15.3 million during the years ended December 31, 2008 and 2006, respectively. These payments related to tax years prior to deconsolidation. There were no payments during 2007.

During 2008, NLIC received a $338.8 million capital contribution from NFS. The capital contribution included $157.1 million in securities, $153.4 million in cash and $28.3 million in mortgage loans.

In 2008, 2007 and 2006, NLIC paid dividends to NFS totaling $246.5 million, $537.5 million and $375.0 million, respectively.

(15)	Contingencies
Legal Matters

The Company is a party to litigation and arbitration proceedings in the ordinary course of its business. It is often not possible to determine the ultimate outcome of the pending investigations and legal proceedings or to provide reasonable ranges of potential losses with any degree of certainty. Some matters, including certain of those referred to below, are in very preliminary stages, and the Company does not have sufficient information to make an assessment of the plaintiffs’ claims for liability or damages. In some of the cases seeking to be certified as class actions, the court has not yet decided whether a class will be certified or (in the event of certification) the size of the class and class period. In many of the cases, the plaintiffs are seeking undefined amounts of damages or other relief, including punitive damages and equitable remedies, which are difficult to quantify and cannot be defined based on the information currently available. The Company does not believe, based on information currently known by management, that the outcomes of such pending investigations and legal proceedings are likely to have a material adverse effect on the Company’s consolidated financial position. However, given the large and/or indeterminate amounts sought in certain of these matters and inherent unpredictability of litigation, it is possible that an adverse outcome in certain matters could have a material adverse effect on the Company’s consolidated financial results in a particular quarterly or annual period.

In recent years, life insurance companies have been named as defendants in lawsuits, including class action lawsuits relating to life insurance and annuity pricing and sales practices. A number of these lawsuits have resulted in substantial jury awards or settlements against life insurers other than the Company.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

The financial services industry, including mutual fund, variable annuity, retirement plan, life insurance and distribution companies, has also been the subject of increasing scrutiny by regulators, legislators and the media over the past few years. Numerous regulatory agencies, including the SEC, the Financial Industry Regulatory Authority and the New York State Attorney General, have commenced industry-wide investigations regarding late trading and market timing in connection with mutual funds and variable insurance contracts, and have commenced enforcement actions against some mutual fund and life insurance companies on those issues. The Company has been contacted by or received subpoenas from the SEC and the New York State Attorney General, who are investigating market timing in certain mutual funds offered in insurance products sponsored by the Company. The Company has cooperated with these investigations. Information requests from the New York State Attorney General and the SEC with respect to investigations into late trading and market timing were last responded to by the Company and its affiliates in December 2003 and June 2005, respectively, and no further information requests have been received with respect to these matters.

In addition, state and federal regulators and other governmental bodies have commenced investigations, proceedings or inquiries relating to compensation and bidding arrangements and possible anti-competitive activities between insurance producers and brokers and issuers of insurance products, and unsuitable sales and replacements by producers on behalf of the issuer. Also under investigation are compensation and revenue sharing arrangements between the issuers of variable insurance contracts and mutual funds or their affiliates, fee arrangements in retirement plans, the use of side agreements and finite reinsurance agreements, funding agreements issued to back MTN programs, recordkeeping and retention compliance by broker/dealers, and supervision of former registered representatives. Related investigations, proceedings or inquiries may be commenced in the future. The Company and/or its affiliates have been contacted by or received subpoenas from state and federal regulatory agencies and other governmental bodies, state securities law regulators and state attorneys general for information relating to certain of these investigations, including those relating to compensation, revenue sharing and bidding arrangements, anti-competitive activities, unsuitable sales or replacement practices, fee arrangements in retirement plans, the use of side agreements and finite reinsurance agreements, and funding agreements backing the NLIC MTN program. The Company is cooperating with regulators in connection with these inquiries and will cooperate with NMIC in responding to these inquiries to the extent that any inquiries encompass NMIC’s operations.

A promotional and marketing arrangement associated with the Company’s offering of a retirement plan product and related services in Alabama is under investigation by the Alabama Securities Commission. The Company currently expects that any damages paid to settle this matter will not have a material adverse impact on its consolidated financial position. It is not possible to predict what effect, if any, the outcome of this investigation may have on the Company’s retirement plan operations with respect to promotional and marketing arrangements in general in the future.

These proceedings are expected to continue in the future and could result in legal precedents and new industry-wide legislation, rules and regulations that could significantly affect the financial services industry, including mutual fund, retirement plan, life insurance and annuity companies. These proceedings also could affect the outcome of one or more of the Company’s litigation matters. There can be no assurance that any litigation or regulatory actions will not have a material adverse effect on the Company in the future.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

On November 20, 2007, NRS and NLIC were named in a lawsuit filed in the Circuit Court of Jefferson County, Alabama entitled Ruth A. Gwin and Sandra H. Turner, and a class of similarly situated individuals v Nationwide Life Insurance Company, Nationwide Retirement Solutions, Inc., Alabama State Employees Association, PEBCO, Inc. and Fictitious Defendants A to Z. On December 2, 2008, the plaintiffs filed an amended complaint. The plaintiffs claim to represent a class of all participants in the Alabama State Employees Association (ASEA) Plan, excluding members of the Deferred Compensation Committee, members of the Board of Control, ASEA’s directors, officers and board members, and PEBCO’s directors, officers and board members. The class period is from November 20, 2001, to the date of trial. In the amended class action complaint, the plaintiffs allege breach of fiduciary duty, wantonness and breach of contract. The amended class action complaint seeks a declaratory judgment, an injunction, an appointment of an independent fiduciary to protect Plan participants, disgorgement of amounts paid, reformation of Plan documents, compensatory damages and punitive damages, plus interest, attorneys’ fees and costs and such other equitable and legal relief to which plaintiffs and class members may be entitled. Also, on December 2, 2008, the plaintiffs filed a motion for preliminary injunction seeking an order requiring periodic payments made by NRS and/or NLIC to ASEA or PEBCO to be held in a trust account for the benefit of Plan participants. On December 4, 2008, the Alabama State Personnel Board and the State of Alabama by, and through the State Personnel Board, filed a motion to intervene and a complaint in intervention. On December 16, 2008, the Companies filed their Answer. On February 4, 2009, the court provisionally agreed to add the State of Alabama, by and through the State Personnel Board as a party. NRS and NLIC continue to defend this case vigorously.

On July 11, 2007, NLIC was named in a lawsuit filed in the United States District Court for the Western District of Washington at Tacoma entitled Jerre Daniels-Hall and David Hamblen, Individually and on behalf of All Others Similarly Situated v. National Education Association, NEA Member Benefits Corporation, Nationwide Life Insurance Company, Security Benefit Life Insurance Company, Security Benefit Group, Inc., Security Distributors, Inc., et. al. The plaintiffs seek to represent a class of all current or former National Education Association (NEA) members who participated in the NEA Valuebuilder 403(b) program at any time between January 1, 1991 and the present (and their heirs and/or beneficiaries). The plaintiffs allege that the defendants violated the Employee Retirement Income Security Act of 1974, as amended (ERISA) by failing to prudently and loyally manage plan assets, by failing to provide complete and accurate information, by engaging in prohibited transactions, and by breaching their fiduciary duties when they failed to prevent other fiduciaries from breaching their fiduciary duties. The complaint seeks to have the defendants restore all losses to the plan, restoration of plan assets and profits to participants, disgorgement of endorsement fees, disgorgement of service fee payments, disgorgement of excessive fees charged to plan participants, other unspecified relief for restitution, declaratory and injunctive relief, and attorneys’ fees. On May 23, 2008, the Court granted the defendants’ motion to dismiss. On June 19, 2008, the plaintiffs filed a notice of appeal. On October 17, 2008, the plaintiffs filed their opening brief. On December 19, 2008, the defendants filed their briefs. On January 26, 2009, the plaintiffs filed Appellants’ Reply Brief. NLIC continues to defend this lawsuit vigorously.

On November 15, 2006, NFS, NLIC and NRS were named in a lawsuit filed in the United States District Court for the Southern District of Ohio entitled Kevin Beary, Sheriff of Orange County, Florida, In His Official Capacity, Individually and On Behalf of All Others Similarly Situated v. Nationwide Life Insurance Co., Nationwide Retirement Solutions, Inc. and Nationwide Financial Services, Inc. The plaintiff seeks to represent a class of all sponsors of 457(b) deferred compensation plans in the United States that had variable annuity contracts with the defendants at any time during the class period, or in the alternative, all sponsors of 457(b) deferred compensation plans in Florida that had variable annuity contracts with the defendants during the class period. The class period is from January 1, 1996 until the class notice is provided. The plaintiff alleges that the defendants breached their fiduciary duties by arranging for and retaining service payments from certain mutual funds. The complaint seeks an accounting, a declaratory judgment, a permanent injunction and disgorgement or restitution of the service fee payments allegedly received by the defendants, including interest. On January 25, 2007, NFS, NLIC and NRS filed a motion to dismiss. On September 17, 2007, the Court granted the motion to dismiss. On October 1, 2007, the plaintiff filed a motion to vacate judgment and for leave to file an amended complaint. On September 15, 2008, the Court denied the plaintiffs’ motion to vacate judgment and for leave to file an amended complaint. On October 15, 2008, the plaintiffs filed a notice of appeal. NFS, NLIC and NRS continue to defend this lawsuit vigorously.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

On February 11, 2005, NLIC was named in a class action lawsuit filed in Common Pleas Court, Franklin County, Ohio entitled Michael Carr v. Nationwide Life Insurance Company. The complaint seeks recovery for breach of contract, fraud by omission, violation of the Ohio Deceptive Trade Practices Act and unjust enrichment. The complaint also seeks unspecified compensatory damages, disgorgement of all amounts in excess of the guaranteed maximum premium and attorneys’ fees. On February 2, 2006, the court granted the plaintiff’s motion for class certification on the breach of contract and unjust enrichment claims. The court certified a class consisting of all residents of the United States and the Virgin Islands who, during the class period, paid premiums on a modal basis to NLIC for term life insurance policies issued by NLIC during the class period that provide for guaranteed maximum premiums, excluding certain specified products. Excluded from the class are NLIC; any parent, subsidiary or affiliate of NLIC; all employees, officers and directors of NLIC; and any justice, judge or magistrate judge of the State of Ohio who may hear the case. The class period is from February 10, 1990 through February 2, 2006, the date the class was certified. On January 26, 2007, the plaintiff filed a motion for summary judgment. On April 30, 2007, NLIC filed a motion for summary judgment. On February 4, 2008, the Court granted the class’s motion for summary judgment on the breach of contract claims arising from the term policies in 43 of 51 jurisdictions. The Court granted NLIC’s motion for summary judgment on the breach of contract claims on all decreasing term policies. On November 7, 2008, the case was settled.

On April 13, 2004, NLIC was named in a class action lawsuit filed in Circuit Court, Third Judicial Circuit, Madison County, Illinois, entitled Woodbury v. Nationwide Life Insurance Company. NLIC removed this case to the United States District Court for the Southern District of Illinois on June 1, 2004. On December 27, 2004, the case was transferred to the United States District Court for the District of Maryland and included in the multi-district proceeding entitled In Re Mutual Funds Investment Litigation. In response, on May 13, 2005, the plaintiff filed the first amended complaint purporting to represent, with certain exceptions, a class of all persons who held (through their ownership of an NLIC annuity or insurance product) units of any NLIC sub-account invested in mutual funds that included foreign securities in their portfolios and that experienced market timing or stale price trading activity. The first amended complaint purports to disclaim, with respect to market timing or stale price trading in NLIC’s annuities sub-accounts, any allegation based on NLIC’s untrue statement, failure to disclose any material fact, or usage of any manipulative or deceptive device or contrivance in connection with any class member’s purchases or sales of NLIC annuities or units in annuities sub-accounts. The plaintiff claims, in the alternative, that if NLIC is found with respect to market timing or stale price trading in its annuities sub-accounts, to have made any untrue statement, to have failed to disclose any material fact or to have used or employed any manipulative or deceptive device or contrivance, then the plaintiff purports to represent a class, with certain exceptions, of all persons who, prior to NLIC’s untrue statement, omission of material fact, use or employment of any manipulative or deceptive device or contrivance, held (through their ownership of an NLIC annuity or insurance product) units of any NLIC sub-account invested in mutual funds that included foreign securities in their portfolios and that experienced market timing activity. The first amended complaint alleges common law negligence and seeks to recover damages not to exceed $75,000 per plaintiff or class member, including all compensatory damages and costs. On June 1, 2006, the District Court granted NLIC’s motion to dismiss the plaintiff’s complaint. On January 30, 2009, the United States Court of Appeals for the Fourth Circuit affirmed that dismissal. NLIC continues to defend this lawsuit vigorously.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

On August 15, 2001, NFS and NLIC were named in a lawsuit filed in the United States District Court for the District of Connecticut entitled Lou Haddock, as trustee of the Flyte Tool & Die, Incorporated Deferred Compensation Plan, et al v. Nationwide Financial Services, Inc. and Nationwide Life Insurance Company. Currently, the plaintiffs’ fifth amended complaint, filed March 21, 2006, purports to represent a class of qualified retirement plans under ERISA that purchased variable annuities from NLIC. The plaintiffs allege that they invested ERISA plan assets in their variable annuity contracts and that NLIC and NFS breached ERISA fiduciary duties by allegedly accepting service payments from certain mutual funds. The complaint seeks disgorgement of some or all of the payments allegedly received by NFS and NLIC, other unspecified relief for restitution, declaratory and injunctive relief, and attorneys’ fees. To date, the District Court has rejected the plaintiffs’ request for certification of the alleged class. On September 25, 2007, NFS’ and NLIC’s motion to dismiss the plaintiffs’ fifth amended complaint was denied. On October 12, 2007, NFS and NLIC filed their answer to the plaintiffs’ fifth amended complaint and amended counterclaims. On November 1, 2007, the plaintiffs filed a motion to dismiss NFS’ and NLIC’s amended counterclaims. On November 15, 2007, the plaintiffs filed a motion for class certification. On February 8, 2008, the Court denied the plaintiffs’ motion to dismiss the amended counterclaim, with the exception that it was tentatively granting the plaintiffs’ motion to dismiss with respect to NFS’ and NLIC’s claim that it could recover any “disgorgement remedy” from plan sponsors. On April 25, 2008, NFS and NLIC filed their opposition to the plaintiffs’ motion for class certification. On September 29, 2008, the plaintiffs filed their reply to NFS’ and NLIC’s opposition to class certification. The Court has set a hearing on the class certification motion for February 27, 2009. NFS and NLIC continue to defend this lawsuit vigorously.

Tax Matters

Management has established tax reserves in accordance with current accounting guidance, which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. These reserves are reviewed regularly and are adjusted as events occur that management believes impact its liability for additional taxes, such as lapsing of applicable statutes of limitations; conclusion of tax audits or substantial agreement on the deductibility/nondeductibility of uncertain items; additional exposure based on current calculations; identification of new issues; release of administrative guidance; or rendering of a court decision affecting a particular tax issue. Management believes its tax reserves reasonably provide for potential assessments that may result from IRS examinations and other tax-related matters for all open tax years.

The separate account DRD is a significant component of the Company’s federal income tax provision. On August 16, 2007, the IRS issued Revenue Ruling 2007-54. This ruling took a position with respect to the DRD that could have significantly reduced the Company’s DRD. The Company believes that the position taken by the IRS in the ruling was contrary to existing law and the relevant legislative history.

In Revenue Ruling 2007-61, released September 25, 2007, the IRS and the U.S. Department of the Treasury suspended Revenue Ruling 2007-54 and informed taxpayers of their intention to address certain issues in connection with the DRD in future tax regulations. Final tax regulations could impact the Company’s DRD in periods subsequent to their effective date.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

(16)	Guarantees
Since 2002, the Company has sold $677.4 million of credit enhanced equity interests in Low-Income-Housing Tax Credit Funds (LIHTC Funds) to unrelated third parties. The Company has guaranteed cumulative after-tax yields to the third party investors ranging from 3.75% to 5.25% over periods ending between 2002 and 2022. As of December 31, 2008 and 2007, the Company held guarantee reserves totaling $5.1 million and $6.0 million, respectively, on these transactions. These guarantees are in effect for periods of approximately 15 years each. The LIHTC Funds provide a stream of tax benefits to the investors that will generate a yield and return of capital. If the tax benefits are not sufficient to provide these cumulative after-tax yields, then the Company must fund any shortfall, which is mitigated by stabilization collateral set aside by the Company at the inception of the transactions. The maximum amount of undiscounted future payments that the Company could be required to pay the investors under the terms of the guarantees is $1.10 billion. The Company does not anticipate making any material payments related to these guarantees.

As of December 31, 2008, the Company held stabilization reserves of $0.8 million as collateral for certain properties owned by the LIHTC Funds that had not met all of the criteria necessary to generate tax credits. Such criteria include completion of construction and the leasing of each unit to a qualified tenant, among others. Properties meeting the necessary criteria are considered to have “stabilized.” The properties are evaluated regularly, and the collateral is released when stabilized. In 2008, $0.8 million of the stabilization reserve was released into income. In 2007, the stabilization reserve was increased by $2.4 million and $3.1 million was released into income.

To the extent there are cash deficits in any specific property owned by the LIHTC Funds, property reserves, property operating guarantees and reserves held by the LIHTC Funds are exhausted before the Company is required to perform under its guarantees. To the extent the Company is ever required to perform under its guarantees, it may recover any such funding out of the cash flow distributed from the sale of the underlying properties of the LIHTC Funds. This cash flow distribution would be paid to the Company prior to any cash flow distributions to unrelated third party investors.

(17)	Variable Interest Entities
In the normal course of business, the Company has relationships with variable interest entities (VIEs). The Company’s VIEs are conduits that assist the Company in structured products transactions involving the sale of low-income-housing tax credit funds (LIHTC Funds) to third party investors, other structured product issuances, and private equity investments.

The Company considers many factors when determining whether it is (or is not) the primary beneficiary of a VIE. There is a review of the entity’s contract and other deal related information, such as 1) the entity’s equity investment at risk, decision-making abilities, obligations to absorb economic risks and right to receive economic rewards of the entity, 2) whether the contractual or ownership interest in the entity changes with the change in fair value of the entity, and 3) through the variable interest, if the Company shares in the entity’s expected losses and residual returns.

The Company was not required to provide financial or other support outside previous contractual requirements to any VIE.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

LIHTC Funds

The Company provides guarantees to limited partners related to the amount of tax credits that will be generated by the funds (see Note 16). The results of operations and financial position of each VIE of which the Company is the primary beneficiary are consolidated along with corresponding minority interest liabilities in the accompanying consolidated financial statements.

The Company had relationships with 19 LIHTC Funds that are considered VIEs as of December 31, 2008 and December 31, 2007, where the company was the primary beneficiary. Net assets of these consolidated VIEs were $416.1 million and $465.7 million as of December 31, 2008 and December 31, 2007, respectively. The following table summarizes the components of net assets as of December 31:

(in millions)	2008	2007
Other long-term investments	$371.1	$434.1
Short-term investments	20.9	31.9
Other assets	41.6	38.1
Other liabilities	(17.5)	(38.4)
The Company’s total loss exposure from consolidated VIEs was immaterial as of December 31, 2008 and December 31, 2007 (except for the impact of guarantees disclosed in Note 16). Creditors (or beneficial interest holders) of the consolidated VIEs have no recourse to the general credit of the Company.

These LIHTC Funds are financed through the sale of these funds into the secondary market. The proceeds from these sales are used to participate in low-income housing projects that provide tax benefits to the investors.

In addition to the consolidated VIEs described above, the Company holds variable interests, in the form of LIHTC Funds that qualify as VIEs but of which the Company is not the primary beneficiary. The carrying amount on these unconsolidated VIEs was $78.9 million and $79.3 million as of December 31, 2008 and December 31, 2007, respectively. The total exposure to loss on these unconsolidated VIEs was $93.4 million and $108.5 million as of December 31, 2008 and December 31, 2007, respectively. The total exposure to loss is determined by adding any unfunded commitments to the carrying amount of the VIEs.

Structured Products

The Company had relationships with one structured product investment that is considered a VIE as of December 31, 2008 and December 31, 2007, where the Company was the primary beneficiary. Net assets of this consolidated VIE were $8.9 million and $20.1 million as of December 31, 2008 and December 31, 2007, respectively. Creditors (or beneficial interest holders) of the consolidated VIE have no recourse to the general credit of the Company. There are no arrangements that would require the Company to provide financial support to the VIE.

As of both December 31, 2008 and December 31, 2007, the Company was invested in 11 structured product investments that are considered VIEs but that the Company is not the primary beneficiary. These structured products are in the form of synthetic collateralized debt obligations and collateralized lease obligations. The carrying amount on these unconsolidated VIEs was $13.7 million and $84.0 million as of December 31, 2008 and December 31, 2007, respectively. The total exposure to loss on these unconsolidated VIEs is determined to be the carrying amount of the VIEs.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

Private Equity Investments

The Company had relationships with one private equity investment that is considered a VIE as of December 31, 2008 and December 31, 2007, where the Company was the primary beneficiary. Net assets of this consolidated VIE were $18.6 million and $5.0 million as of December 31, 2008 and December 31, 2007, respectively. Creditors (or beneficial interest holders) of the consolidated VIE have no recourse to the general credit of the Company. There are no arrangements that would require the Company to provide financial support to the VIE.

As of December 31, 2008 and December 31, 2007, the Company does not have any private equity investments considered to be a VIE where the Company is not the primary beneficiary.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

(18)	Segment Information
Management views the Company’s business primarily based on its underlying products and uses this basis to define its four reportable segments: Individual Investments, Retirement Plans, Individual Protection, and Corporate and Other.

The primary segment profitability measure that management uses is pre-tax operating earnings, which is calculated by adjusting income from continuing operations before federal income taxes to exclude (1) net realized investment gains and losses, except for periodic net amounts paid or received on interest rate swaps that do not qualify for hedge accounting treatment, net realized gains and losses related to hedges on GMDB contracts and net realized gains and losses related to securitizations and (2) the adjustment to amortization of DAC related to net realized investment gains and losses.

Individual Investments

The Individual Investments segment consists of individual The BEST of AMERICA® and private label deferred variable annuity products, deferred fixed annuity products, income products and advisory services. Individual deferred annuity contracts provide the customer with tax-deferred accumulation of savings and flexible payout options including lump sum, systematic withdrawal or a stream of payments for life. In addition, individual variable annuity contracts provide the customer with access to a wide range of investment options and asset protection features, while individual fixed annuity contracts generate a return for the customer at a specified interest rate fixed for prescribed periods.

Retirement Plans

The Retirement Plans segment is comprised of the Company’s private and public sector retirement plans business. The private sector primarily includes IRC Section 401 business, and the public sector primarily includes IRC Section 457 and Section 401(a) business, both in the form of full-service arrangements that provide plan administration and fixed and variable group annuities as well as administration-only business.

Individual Protection

The Individual Protection segment consists of investment life insurance products, including individual variable, COLI and BOLI products; traditional life insurance products; and universal life insurance products. Life insurance products provide a death benefit and generally allow the customer to build cash value on a tax-advantaged basis.

Corporate and Other

The Corporate and Other segment includes the MTN program; structured products business; non-operating realized gains and losses, including mark-to-market adjustments on embedded derivatives, net of economic hedges, related to products with living benefits included in the Individual Investments segment; and other revenues and expenses not allocated to other segments.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

The following tables summarize the Company’s business segment operating results for the years ended December 31:

(in millions)	Individual Investments	Retirement Plans	Individual Protection	Corporate and Other	Total
2008
Revenues:
Policy charges	$599.0	$115.6	$453.4	$—	$1,168.0
Premiums	119.5	—	164.0	—	283.5
Net investment income	506.3	638.2	343.9	198.6	1,687.0
Non-operating net realized investment losses1	—	—	—	(1,478.2)	(1,478.2)
Other income	109.5	0.9	—	(65.1)	45.3

Total revenues	1,334.3	754.7	961.3	(1,344.7)	1,705.6

Benefits and expenses:
Interest credited to policyholder accounts	361.8	425.9	181.5	161.4	1,130.6
Benefits and claims	377.0	—	295.0	(11.7)	660.3
Policyholder dividends	—	—	26.4	—	26.4
Amortization of DAC	647.7	39.7	113.5	(126.4)	674.5
Interest expense	—	—	—	61.8	61.8
Other operating expenses	188.1	147.0	138.0	43.0	516.1

Total benefits and expenses	1,574.6	612.6	754.4	128.1	3,069.7

Income (loss) from continuing operations before federal income tax expense	(240.3)	142.1	206.9	(1,472.8)	$(1,364.1)

Less: non-operating net realized investment losses1	—	—	—	1,478.2
Less: adjustment to amortization related to net realized investment gains and losses	—	—	—	(138.5)

Pre-tax operating (loss) earnings	$(240.3)	$142.1	$206.9	$(133.1)

Assets as of year end	$41,902.1	$21,671.1	$16,563.2	$4,676.0	$84,812.4

1
Excluding periodic net amounts paid or received on interest rate swaps that do not qualify for hedge accounting treatment and net realized gains and losses related to hedges on GMDB contracts and securitizations.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

(in millions)	Individual Investments	Retirement Plans	Individual Protection	Corporate and Other	Total
2007
Revenues:
Policy charges	$656.9	$139.5	$411.9	$—	$1,208.3
Premiums	133.1	—	158.6	—	291.7
Net investment income	609.1	639.4	330.2	397.1	1,975.8
Non-operating net realized investment losses1	—	—	—	(156.0)	(156.0)
Other income	3.1	—	—	(5.8)	(2.7)

Total revenues	1,402.2	778.9	900.7	235.3	3,317.1

Benefits and expenses:
Interest credited to policyholder accounts	419.7	433.7	178.0	231.2	1,262.6
Benefits and claims	234.2	—	245.1	—	479.3
Policyholder dividends	—	—	24.5	—	24.5
Amortization of DAC	287.1	26.7	80.2	(25.5)	368.5
Interest expense	—	—	—	70.0	70.0
Other operating expenses	191.6	173.6	147.1	17.2	529.5

Total benefits and expenses	1,132.6	634.0	674.9	292.9	2,734.4

Income (loss) from continuing operations before federal income tax expense	269.6	144.9	225.8	(57.6)	$582.7

Less: non-operating net realized investment losses1	—	—	—	156.0
Less: adjustment to amortization related to net realized investment gains and losses	—	—	—	(25.5)

Pre-tax operating earnings	$269.6	$144.9	$225.8	$72.9

Assets as of year end	$55,692.9	$26,912.6	$18,251.1	$8,683.4	$109,540.0

1	Excluding periodic net amounts paid or received on interest rate swaps that do not qualify for hedge accounting treatment and net realized gains and losses related to securitizations.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Notes to Consolidated Financial Statements, Continued

December 31, 2008, 2007 and 2006

(in millions)	Individual Investments	Retirement Plans	Individual Protection	Corporate and Other	Total
2006
Revenues:
Policy charges	$581.7	$160.2	$390.7	$—	$1,132.6
Premiums	142.5	—	165.8	—	308.3
Net investment income	739.5	636.0	328.2	354.8	2,058.5
Non-operating net realized investment gains 1	—	—	—	1.0	1.0
Other income	2.6	—	0.3	3.4	6.3

Total revenues	1,466.3	796.2	885.0	359.2	3,506.7

Benefits and expenses:
Interest credited to policyholder accounts	501.7	440.5	179.2	208.7	1,330.1
Benefits and claims	202.8	—	247.5	—	450.3
Policyholder dividends	—	—	25.6	—	25.6
Amortization of DAC	352.7	37.9	69.6	(9.9)	450.3
Interest expense	—	—	—	65.5	65.5
Other operating expenses	206.3	179.1	142.4	9.0	536.8

Total benefits and expenses	1,263.5	657.5	664.3	273.3	2,858.6

Income from continuing operations before federal income tax expense	202.8	138.7	220.7	85.9	$648.1

Less: non-operating net realized investment gains 1	—	—	—	(1.0)
Less: adjustment to amortization related to net realized investment gains and losses	—	—	—	(9.9)

Pre-tax operating earnings	$202.8	$138.7	$220.7	$75.0

Assets as of year end	$55,404.6	$28,817.2	$16,948.8	$8,791.8	$109,962.4

1	Excluding periodic net amounts paid or received on interest rate swaps that do not qualify for hedge accounting treatment and net realized gains and losses related to securitizations.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Schedule I         Consolidated Summary of Investments – Other Than Investments in Related Parties

As of December 31, 2008 (in millions)

Column A	Column B	Column C	Column D
Type of investment	Cost	Market value	Amount at which shown in the consolidated balance sheet
Fixed maturity securities available-for-sale:
Bonds:
U.S. Treasury securities and obligations of U.S. Government corporations	$77.3	$97.4	$97.4
Agencies not backed by the full faith and credit of the U.S. Government	384.6	473.9	473.9
Obligations of states and political subdivisions	223.0	217.1	217.1
Foreign governments	33.9	38.9	38.9
Public utilities	1,667.7	1,578.5	1,578.5
All other corporate	19,434.4	16,841.4	16,841.4

Total fixed maturity securities available-for-sale	21,820.9	19,247.2	19,247.2

Equity securities available-for-sale:
Common stocks:
Banks, trusts and insurance companies	14.3	9.5	9.5
Industrial, miscellaneous and all other	—	0.1	0.1
Nonredeemable preferred stocks	16.6	16.9	16.9

Total equity securities available-for-sale	30.9	26.5	26.5

Mortgage loans on real estate, net	7,249.7		7,189.9	1
Real estate, net:
Investment properties	11.0		8.5	2
Acquired in satisfaction of debt	9.8		8.0	2

Total real estate, net	20.8		16.5

Policy loans	767.4		767.4
Other long-term investments	521.6		521.6
Short-term investments, including amounts managed by a related party	2,780.9		2,780.9

Total investments	$33,192.2		$30,550.0

1
Difference from Column B primarily is attributable to valuation allowances due to impairments on mortgage loans on real estate (see Note 6 to the audited consolidated financial statements), hedges and commitment hedges on mortgage loans on real estate.

2	Difference from Column B primarily results from adjustments for accumulated depreciation.
See accompanying notes to consolidated financial statements and report of independent registered public accounting firm.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Schedule III        Supplementary Insurance Information

As of December 31, 2008, 2007 and 2006 and for each of the years then ended (in millions)

Column A	Column B	Column C	Column D	Column E	Column F
Year: Segment	Deferred policy acquisition costs	Future policy benefits, losses, claims and loss expenses	Unearned premiums 1	Other policy claims and benefits payable1	Premium revenue
2008
Individual Investments	$1,883.0	$12,026.3			$119.5
Retirement Plans	284.3	11,244.8			—
Individual Protection	1,640.7	5,941.2			164.0
Corporate and Other	615.9	3,324.0			—

Total	$4,423.9	$32,536.3			$283.5

2007
Individual Investments	$2,078.1	$10,748.6			$133.1
Retirement Plans	289.7	10,693.7			—
Individual Protection	1,542.5	5,635.9			158.6
Corporate and Other	87.1	4,920.2			—

Total	$3,997.4	$31,998.4			$291.7

2006
Individual Investments	$1,945.0	$13,004.4			$142.5
Retirement Plans	288.6	10,839.0			—
Individual Protection	1,441.0	5,574.1			165.8
Corporate and Other	83.4	4,991.9			—

Total	$3,758.0	$34,409.4			$308.3

Column A	Column G	Column H	Column I	Column J	ColumnK
Year: Segment	Net investment income2	Benefits, claims, losses and settlement expenses	Amortization of deferred policy acquisition costs	Other operating expenses 2	Premiums written
2008
Individual Investments	$506.3	$738.8	$647.7	$188.1
Retirement Plans	638.2	425.9	39.7	147.0
Individual Protection	343.9	502.9	113.5	138.0
Corporate and Other	198.6	149.7	(126.4)	104.8

Total	$1,687.0	$1,817.3	$674.5	$577.9

2007
Individual Investments	$609.1	$653.9	$287.1	$191.6
Retirement Plans	639.4	433.7	26.7	173.6
Individual Protection	330.2	447.6	80.2	147.1
Corporate and Other	397.1	231.2	(25.5)	87.1

Total	$1,975.8	$1,766.4	$368.5	$599.4

2006
Individual Investments	$739.5	$704.5	$352.7	$206.3
Retirement Plans	636.0	440.5	37.9	179.1
Individual Protection	328.2	452.3	69.6	142.4
Corporate and Other	354.8	208.7	(9.9)	74.5

Total	$2,058.5	$1,806.0	$450.3	$602.3

1	Unearned premiums and other policy claims and benefits payable are included in Column C amounts.
2
Allocations of net investment income and certain operating expenses are based on numerous assumptions and estimates, and reported segment operating results would change if different methods were applied.

See accompanying notes to consolidated financial statements and report of independent registered public accounting firm.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Schedule IV        Reinsurance

As of December 31, 2008, 2007 and 2006 and for each of the years then ended (dollars in millions)

Column A	Column B	Column C	Column D	Column E	Column F
	Gross amount	Ceded to other companies	Assumed from other companies	Net amount	Percentage of amount assumed to net
2008
Life insurance in force	$167,715.4	$58,850.8	$3.8	$108,868.4	0.0%

Premiums:
Life insurance1	$348.2	$64.8	$0.1	$283.5	0.0%
Accident and health insurance	182.9	209.3	26.4	—	NM

Total	$531.1	$274.1	$26.5	$283.5	9.3%

2007
Life insurance in force	$156,899.3	$58,529.0	$4.4	$98,374.7	0.0%

Premiums:
Life insurance1	$364.2	$72.7	$0.2	$291.7	0.0%
Accident and health insurance	289.2	316.8	27.6	—	NM

Total	$653.4	$389.5	$27.8	$291.7	9.5%

2006
Life insurance in force	$151,109.9	$58,189.8	$7.9	$92,928.0	0.0%

Premiums:
Life insurance1	$336.4	$28.4	$0.3	$308.3	0.1%
Accident and health insurance	388.9	417.4	28.5	—	NM

Total	$725.3	$445.8	$28.8	$308.3	9.3%

1	Primarily represents premiums from traditional life insurance and life-contingent immediate annuities and excludes deposits on investment and universal life insurance products.
See accompanying notes to consolidated financial statements and report of independent registered public accounting firm.

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Schedule V        Valuation and Qualifying Accounts

Years ended December 31, 2008, 2007 and 2006 (in millions)

Column A	Column B	Column C		Column D	Column E
Description	Balance at beginning of period	Charged (credited) to costs and expenses	Charged to other accounts	Deductions1	Balance at end of period
2008
Valuation allowances - mortgage loans on real estate	$23.1	$19.6	$—	$3.2	$39.5

2007
Valuation allowances - mortgage loans on real estate	$34.3	$1.1	$—	$12.3	$23.1

2006
Valuation allowances - mortgage loans on real estate	$31.1	$6.0	$—	$2.8	$34.3

1	Amounts represent transfers to real estate owned and recoveries.
See accompanying notes to consolidated financial statements and report of independent registered public accounting firm.

PART C. OTHER INFORMATION

Item 26.                   Exhibits

(a)
Resolution of the Depositor’s Board of Directors authorizing the establishment of the Registrant – Filed previously with registration statement (333-31725) on July 21, 1997 and hereby incorporated by reference.

(b)	Custodian Agreements - Not Applicable.

(c)
Underwriting or Distribution of contracts between the Depositor and Principal Underwriter – Previously filed with pre-effective amendment number 3 to registration statement (333-137202) on September 27, 2007, under document "underwriting.htm" and hereby incorporated by reference.

(d)	The form of the contract – Filed previously with the initial registration statement (333-153343) on September 5, 2008, under document "formofcontract.htm" and hereby incorporated by reference.

(e)
The form of the contract application – Previously filed with pre-effective amendment number 3 to registration statement (333-137202) on September 27, 2007, under document "application.htm" and hereby incorporated by reference.

(f)
Articles of Incorporation of Depositor – Previously filed with pre-effective amendment number 3 to registration statement (333-137202) on September 27, 2007, under document "articles.htm" and hereby incorporated by reference.

(g)	Form of Reinsurance Contracts - Filed previously with Post-Effective Amendment No. 3 to registration statement (333-46338) and hereby incorporated by reference.

(h)	Form of Participation Agreement – Filed previously with registration statement (333-31725) and hereby incorporated by reference.

The following Fund Participation Agreements were previously filed on July 17, 2007 with pre-effective amendment number 1 of registration statement (333-140608) under Exhibit (h), and are hereby incorporated by reference.

(1)	Fund Participation Agreement with AIM Variable Insurance Funds, AIM Advisors, Inc., and AIM Distributors dated January 6, 2003, under document "aimfpa991.htm"

(2)	Amended and Restated Fund Participation and Shareholder Services Agreement with American Century Investment Services, Inc. dated September 15, 2004, as amended, under document "amcentfpa99h2"

(3)	Restated and Amended Fund Participation Agreement with The Dreyfus Corporation dated January 27, 2000, as amended, under document "dreyfusfpa99h3.htm"

(4)	Fund Participation Agreement with Federated Insurance Series and Federated Securities Corp. dated April 1, 2006, as amended, under document "fedfpa99h4.htm"

(5)
Fund Participation Agreement with Fidelity Variable Insurance Products Fund dated May 1, 1988, as amended, including Fidelity Variable Insurance Products Fund IV and Fidelity Variable Insurance Products Fund V, under document "fidifpa99h5.htm"

(6)
Fund Participation Agreement with Fidelity Variable Insurance Products Fund II dated July 15, 1989, as amended, including Fidelity Variable Insurance Products Fund IV and Fidelity Variable Insurance Products Fund V, under document "fidiifpa99h6.htm"

(7)
Fund Participation Agreement with Fidelity Variable Insurance Products Fund III dated November 22, 1994, as amended, including Fidelity Variable Insurance Products Fund IV and Fidelity Variable Insurance Products Fund V, under document "fidiiifpa99h7.htm"

(8)
Amended and Restated Fund Participation Agreement with Franklin Templeton Variable Insurance Products Trust and Franklin/Templeton Distributors, Inc. dated May 1, 2003; as amended, under document "frankfpa99h8.htm"

(9)	Fund Participation Agreement, Service and Institutional Shares, with Janus Aspen Series, dated December 31, 1999, under document "janusfpa99h9a.htm"

(10)	Amended and Restated Fund Participation Agreement with MFS Variable Insurance Trust and Massachusetts Financial Services Company dated February 1, 2003, as amended, under document "mfsfpa99h11.htm"

(11)	Fund Participation Agreement with Nationwide Variable Insurance Trust (formerly, Gartmore Variable Insurance Trust) dated May 2, 2005, as amended, under document "nwfpa99h11.htm"

(12)
Fund Participation Agreement with Neuberger Berman Advisers Management Trust / Lehman Brothers Advisers Management Trust (formerly, Neuberger Berman Advisers Management Trust) dated January 1, 2006, under document "neuberfpa99h13.htm"

(13)	Fund Participation Agreement with Oppenheimer Variable Account Funds and Oppenheimer Funds, Inc. dated April 13, 2007, under document "oppenfpa99h14.htm"

(14)
Fund Participation Agreement with T. Rowe Price Equity Series, Inc., T. Rowe Price International Series, Inc., T. Rowe Price Fixed Income Series, Inc., and T. Rowe Price Investment Services, Inc. dated October 1, 2002, as amended, under document "trowefpa99h15.htm"

(15)
Fund Participation Agreement with The Universal Institutional Funds, Inc., Morgan Stanley Distribution, Inc., and Morgan Stanley Investment Management, Inc. dated February 1, 2002, as amended, under document "univfpa99h16.htm"

(16)	Fund Participation Agreement with M Fund, Inc. and M Financial Investment Advisers, Inc. dated May 1, 2007, as document "mfundfpa99h10.htm".

The following Fund Participation Agreements were previously filed on September 27, 2007 with pre-effective amendment number 3 of registration statement (333-137202) under Exhibit (h), and are hereby incorporated by reference.  For information regarding payments Nationwide receives from underlying mutual funds, please see the "Information on Underlying Mutual Fund Payments" section of the prospectus and/or the underlying mutual fund prospectuses.

(1)
Fund Participation Agreement (Amended and Restated) with Alliance Capital Management L.P. and Alliance-Bernstein Investment Research and Management, Inc. dated June 1, 2003, as document "alliancebernsteinfpa.htm".

(2)	Fund Participation Agreement with American Funds Insurance Series and Capital Research and Management Company dated July 20, 2005, as document "americanfundsfpa.htm".

(3)	Fund Participation Agreement with BlackRock (formerly FAM Distributors, Inc. and FAM Variable Series Funds, Inc.) dated April 13, 2004, as amended, as document "blackrockfpa.htm".

(4)	Fund Participation Agreement with Davis Variable Account Fund and Davis Distributors, LLC dated August 7, 2007, as document "davisfpa.htm".

(5)
Fund Participation Agreement with DWS Variable Series II (formerly Scudder Variable Series I, Scudder Variable Series II, Scudder Distributors, Inc. and Deutsche Investment Management Americas, Inc.) dated July 1, 2004, as document "dwsfpa.htm".

(6)
Fund Participation with Legg Mason Partners Variable Portfolio I, Inc. (formerly Salomon Brothers Variable Series Funds Inc. and Salomon Brothers Asset Management Inc. dated September, 1999, as amended, as document "leggmasonfpa.htm".

(7)
Fund Participation Agreement with Lincoln Variable Insurance Products Trust, Lincoln Financial Distributors, Inc., and Lincoln Investment Advisors Corporation dated June 5, 2007, as document "lincolnfpa.htm".

(8)	Fund Participation Agreement with Lord Abbett Series Fund, Inc. and Lord Abbett Distributor LLC dated December 31, 2002, as amended, as document "lordabbettfpa.htm".

(9)	Fund Participation Agreement with PIMCO Variable Insurance Trust and PIMCO Fund Distributors, LLC dated March 28, 2002, as amended, as document "pimcofpa.htm".

(10)
Fund Participation Agreement with Pioneer Variable Contracts Trust, Pioneer Investment Management, Inc. and Pioneer Fund Distributor, Inc., dated September 27, 2002, as amended, as document "pioneerfpa.htm".

(11)	Fund Participation Agreement with Putnam Variable Trust and Putnam Retail Management, L.P., dated February 1, 2002, as document "putnamfpa.htm".

(12)	Fund Participation Agreement with Royce & Associates dated February 14, 2002, as amended, as document "roycefpa.htm".

(13)	Fund Participation Agreement Van Eck Investment Trust, Van Eck Associates Corporation, Van Eck Securities Corporation dated September 1, 1989, as amended, as document "vaneckfpa.htm".

(14)	Fund Participation Agreement with Waddell & Reed Services Company, Waddell & Reed, Inc., and W&R Target Funds, Inc. dated December 1, 2000, as amended, as document "waddellreedfpa.htm".

(15)	Fund Participation Agreement with Wells Fargo Management, LLC, Stephens, Inc. dated November 15, 2004, as amended, as document "wellsfargofpa.htm".

(i)	Administrative Contracts

The following Administrative Agreements were previously filed on July 17, 2007 with pre-effective amendment number 1 of registration statement (333-140608) under Exhibit (i), and are hereby incorporated by reference.

(1)(a)	Administrative Services Agreement with AIM Advisors, Inc. dated July 1, 2005, as amended, under document "aimasa99i1a.htm"

(1)(b)	Financial Support Agreement with AIM Variable Insurance Funds dated July 1, 2005, under document "aimasa99i1b.htm"

(2)
Amended and Restated Fund Participation and Shareholder Services Agreement with American Century Investment Services, Inc. dated September 15, 2004, as amended.  See Exhibit B for information related to administrative services, under document "amcentasa99i2.htm"

(3)	Restated Administrative Services Agreement with The Dreyfus Corporation dated June 1, 2003, as amended, and 12b-1 letter agreement dated June 1, 2003, as amended, under document "dreyfusasa99i3.htm"

(4)(a)	Dealer Agreement with Federated Securities Corp dated October 26, 2006, under document "fedasa99i4a.htm"

(4)(b)
Fund Participation Agreement with Federated Insurance Series and Federated Securities Corp. dated April 1, 2006, as amended.  See Exhibit B of Fund Participation Agreement for information related to administrative services, under document "fedasa99i4b.htm"

(5)(a)	Administrative Service Agreement with Fidelity Investments Institutional Operations Company, Inc. dated April 1, 2002, as amended, HTML file name "fidiiiasa99i5a.htm"

(5)(b)	Service Contract, with Fidelity Distributors Corporation dated June 18, 2002, as amended, under document "fidiiiasa99i5b.htm" as part of Exhibit 99.

(6)	Administrative Services Agreement with Franklin Templeton Services, LLC dated May 1, 2003, as amended, under document "frankasa99i6.htm"

(7)	Distribution and Shareholder Services Agreement with Janus Distributors, Inc. dated December 31, 1999, under document "janusasa99i7.htm"

(8)
Amended and Restated Fund Participation and Shareholder Services Agreement with MFS Variable Insurance Trust and Massachusetts Financial Service Company dated February 1, 2003, as amended, under document "mfsasa99i9.htm"

(9)
Fund Participation Agreement with Nationwide Variable Insurance Trust (formerly, Gartmore Variable Insurance Trust) dated May 2, 2005, as amended.  See Exhibit B and Exhibit E for information related to administrative services, under document "nwasa99i10.htm"

(10)
Fund Participation Agreement with Neuberger Berman Advisers Management Trust / Lehman Brothers Advisers Management Trust (formerly, Neuberger Berman Advisers Management Trust) dated January 1, 2006.  See Exhibit D for information related to administrative services, under document "neuberasa99i11.htm"

(11)	Revenue Sharing Agreement with Oppenheimer Variable Account Funds dated April 13, 2006, under document "oppenasa99i12.htm"

(12)	Administrative Services Letter Agreement with T. Rowe Price Associates, Inc. and T. Rowe Price International, Inc. dated October 1, 2002, as amended, under document "troweasa99i13.htm"

(13)	Administrative Services Agreement with Morgan Stanley Distribution, Inc. (The Universal Institutional Funds, Inc.) dated May 5, 2005, as amended, under document "univasa99i14.htm"

(14)	Administrative Service Agreement with M Fund, Inc. dated May 1, 2005, as document "mfundasa99i10.htm".

The following Administrative Agreements were previously filed on September 27, 2007 with pre-effective amendment number 3 of registration statement (333-137202) under Exhibit (i), and are hereby incorporated by reference.  For information regarding payments Nationwide receives from underlying mutual funds, please see the "Information on Underlying Mutual Fund Payments" section of the prospectus and/or the underlying mutual fund prospectuses.

(1)	Administrative Services Agreement with Alliance Fund Distributors, Inc. dated June 3, 2003, as document "alliancebernsteinasa.htm".

(2)	Administrative Services Agreement with American Funds Distributors, Inc. and Capital Research and Management Company dated July 20, 2005, as document "americanfundasa.htm".

(3)	Administrative Services Agreement with BlackRock (formerly FAM Variable Series Funds, Inc. and FAM Distributors, Inc.) dated April 13, 2004, as amended, as document "blackrockasa.htm".

(4)	Administrative Service Agreement with Davis Distributors, LLC dated August 7, 2007, as document "davisasa.htm".

(5)
Fund Participation Agreement with DWS Variable Series II (formerly Scudder Variable Series I, Scudder Variable Series II, Scudder Distributors, Inc. and Deutsche Investment Management Americas, Inc.) dated July 1, 2004, as document "dwsfpa.htm".  See Article 2.3 for information on administrative services.

(6)
Administrative Services Agreement with Legg Mason Partners Variable Portfolios I, Inc. (formerly Salomon Brothers Asset Management Inc.) dated September 1999, as amended, as document "leggmasonasa.htm".

(7)(a)	Administrative Services Agreement with Lincoln Investment Advisors Corporation dated June 5, 2007, as document "lincolnasaa.htm".

(7)(b)	Distribution Services Agreement between Nationwide Investment Services Corporation (general distributor) and Lincoln Financial Distributors, Inc. dated June 5, 2007, as document "lincolnasab.htm".

(8)	Administrative Services Agreement with Lord Abbett Series Fund, Inc. dated December 31, 2002, as amended, as document "lordabbettasa.htm".

(9)(a)	Administrative Services Agreement with Pacific Investment Management Company LLC dated March 28, 2002, as amended, as document "pimcoasaa.htm".

(9)(b)	Administrative Services Agreement with PIMCO Variable Insurance Trust dated March 28, 2002, as amended, as document "pimcoasab.htm".

(10)
Fund Participation Agreement with Pioneer Variable Contracts Trust, Pioneer Investment Management, Inc. and Pioneer Fund Distributor, Inc., dated September 27, 2002, as amended, as document "pioneerfpa.htm".  See Schedule B for information on administrative services.

(11)	Administrative Services Agreement with Putnam Retail Management Limited Partnership dated August 1, 2006, as amended, as document "putnamasa.htm".

(12)	Fund Participation Agreement with Royce & Associates dated February 14, 2002, as amended, as document "roycefpa.htm". See Exhibits C and D for information on administrative services.

(13)	Administrative Services Agreement with Van Eck Securities Corporation dated November 3, 1997, as amended, as document "vaneckasa.htm".

(14)	Administrative Services Agreement with Waddell & Reed, Inc. dated December 1, 2000, as amended, as document "waddellreedasa.htm".

(15)	Administrative Services Agreement with Wells Fargo Funds Management, LLC and Stephens, Inc. dated November 15, 2004, as amended, as document "wellsfargoasa.htm".

(j)	Other Material Contracts - Not Applicable.

(k)	Opinion of Counsel – Filed previously with pre-effective amendment to registration statement (333-153343) on May 15, 2009, under document "opinionofcounsel.htm" and hereby incorporated by reference.

(l)	Actuarial Opinion - Not Applicable.

(m)	Calculation - Not Applicable.

(n)	Consent of Independent Registered Public Accounting Firm – attached hereto.

(o)	Omitted Financial Statements - Not Applicable.

(p)	Initial Capital Agreements - Not Applicable.

(q)	Redeemability Exemption– Filed previously with registration statement (333-140608) on July 17, 2007, under document "redeemexempt.htm" and hereby incorporated by reference.

(99)	Power of Attorney – Attached hereto.

Item 27.	Directors and Officers of the Depositor

President and Chief Operating Officer and Director	Mark R. Thresher
Executive Vice President and Chief Legal and Governance Officer	Patricia R. Hatler
Executive Vice President-Chief Administrative Officer	Terri L. Hill
Executive Vice President-Chief Information Officer	Michael C. Keller
Executive Vice President-Chief Marketing Officer	James R. Lyski
Executive Vice President-Finance and Director	Lawrence A. Hilsheimer
Senior Vice President and Treasurer	Harry H. Hallowell
Senior Vice President-Associate Services	Robert J. Puccio
Senior Vice President-Chief Compliance Officer	Carol Baldwin Moody
Senior Vice President-Chief Financial Officer and Director	Timothy G. Frommeyer
Senior Vice President-Chief Investment Officer	Gail G. Snyder
Senior Vice President-Chief Litigation Counsel	Randolph C. Wiseman
Senior Vice President-Chief Risk Officer	Michael W. Mahaffey
Senior Vice President-CIO NSC	Robert J. Dickson
Senior Vice President-CIO Strategic Investments	Gary I. Siroko
Senior Vice President-Customer Insight/Analytic	Paul D. Ballew
Senior Vice President-Customer Relationships	David R. Jahn
Senior Vice President-Division General Counsel	Roger A. Craig
Senior Vice President-Division General Counsel	Thomas W. Dietrich
Senior Vice President-Division General Counsel	Sandra L. Neely
Senior Vice President-Government Relations	Jeffrey D. Rouch
Senior Vice President-Head of Taxation	Pamela A. Biesecker
Senior Vice President-Health and Productivity	Holly R. Snyder
Senior Vice President-Human Resources	Kim R. Geyer
Senior Vice President-Individual Investments Business Head	Eric S. Henderson
Senior Vice President-Individual Protection Business Head and Director	Peter A. Golato
Senior Vice President-PCIO Information Technology	Srinivas Koushik
Senior Vice President-NF Marketing	Gordon E. Hecker
Senior Vice President-NF Systems	Susan Gueli
Senior Vice President-NFN Retail Distribution	Michael A. Hamilton
Senior Vice President-Non-Affiliated Sales	John L. Carter
Senior Vice President-NW Retirement Plans	William S. Jackson
Senior Vice President-President – Nationwide Bank	Anne L. Arvia
Senior Vice President-President-Nationwide Funds Group	Michael S. Spangler
Senior Vice President-Property and Casualty Commercial/Farm Product Pricing	W. Kim Austen
Senior Vice President-PCIO Human Resources	Gale V. King
Senior Vice President-Property and Casualty Personal Lines Product Pricing	J. Lynn Greenstein
Senior Vice President	Kai V. Monahan
Director	Stephen S. Rasmussen

The business address of the Directors and Officers of the Depositor is:
One Nationwide Plaza, Columbus, Ohio 43215

Item 28.                 Persons Controlled by or Under Common Control with the Depositor or Registrant.

*	Subsidiaries for which separate financial statements are filed
**	Subsidiaries included in the respective consolidated financial statements
***	Subsidiaries included in the respective group financial statements filed for unconsolidated subsidiaries
****	Other subsidiaries

COMPANY	STATE/COUNTRY OF ORGANIZATION	NO. VOTING SECURITIES (see attached chart unless otherwise indicated)	PRINCIPAL BUSINESS
1492 Capital, LLC	Ohio		The company acts as an investment holding company.
1717 Brokerage Services, Inc.	Pennsylvania		The company is a multi-state licensed insurance agency.
AGMC Reinsurance, Ltd.	Turks & Caicos Islands		The company is in the business of reinsurance of mortgage guaranty risks.
ALLIED General Agency Company	Iowa		The company acts as a managing general agent and surplus lines broker for property and casualty insurance products.
ALLIED Group, Inc.	Iowa		The company is a property and casualty insurance holding company.
ALLIED Property and Casualty Insurance Company	Iowa		The company underwrites general property and casualty insurance.
ALLIED Texas Agency, Inc.	Texas		The company acts as a managing general agent to place personal and commercial automobile insurance with Colonial County Mutual Insurance Company for the independent agency companies.
AMCO Insurance Company	Iowa		The company underwrites general property and casualty insurance.
American Marine Underwriters, Inc.	Florida		The company is an underwriting manager for ocean cargo and hull insurance.
Atlantic Floridian Insurance Company	Ohio		The company writes personal lines residential property insurance in the State of Florida.
Atlantic Insurance Company	Texas		The company operates as a multi-line insurance company.
Audenstar Limited	England		The company is an investment holding company.
Champions of the Community, Inc.	Ohio		The company raises money to enable it to make gifts and grants to charitable organizations.
Colonial County Mutual Insurance Company*	Texas		The company underwrites non-standard automobile and motorcycle insurance and various other commercial liability coverages in Texas.
Crestbrook Insurance Company*	Ohio		The company is an Ohio-based multi-line insurance corporation that is authorized to write personal, automobile, homeowners and commercial insurance.
Depositors Insurance Company	Iowa		The company underwrites general property and casualty insurance.

COMPANY	STATE/COUNTRY OF ORGANIZATION	NO. VOTING SECURITIES (see attached chart unless otherwise indicated)	PRINCIPAL BUSINESS
DVM Insurance Agency, Inc.	California		The company places pet insurance business not written by Veterinary Pet Insurance Company outside of California with National Casualty Company.
Farmland Mutual Insurance Company	Iowa		The company provides property and casualty insurance primarily to agricultural businesses.
Nationwide Better Health, Inc. (fka Future Health Holding Company)	Maryland		The company provides population health management.
Gates, McDonald & Company*	Ohio		The company provides services to employers for managing workers’ and unemployment compensation matters and employee leave administration.
Gates, McDonald & Company of New York, Inc.	New York		The company provides workers’ compensation and self-insured claims administration services to employers with exposure in New York.
GatesMcDonald Health Plus Inc.	Ohio		The company provides medical management and cost containment services to employers.
Insurance Intermediaries, Inc.	Ohio		The company is an insurance agency and provides commercial property and casualty brokerage services.
Life REO Holdings, LLC	Ohio		The company is an investment company.
Lone Star General Agency, Inc.	Texas		The company acts as general agent to market nonstandard automobile and motorcycle insurance for Colonial County Mutual Insurance Company.
National Casualty Company	Wisconsin		The company underwrites various property and casualty coverage, as well as some individual and group accident and health insurance.
National Casualty Company of America, Ltd.	England		This is a limited liability company organized for the purpose of carrying on the business of insurance, reinsurance, indemnity, and guarantee of various kinds. The company is currently inactive.
Nationwide Advantage Mortgage Company*	Iowa		The company makes residential mortgage loans.
Nationwide Affinity Insurance Company of America*	Ohio		The company is a property and casualty insurer that writes personal lines business.
Nationwide Agribusiness Insurance Company	Iowa		The company provides property and casualty insurance primarily to agricultural businesses.
Nationwide Arena, LLC*	Ohio		The purpose of the company is to develop Nationwide Arena and to engage in related development activity.
Nationwide Asset Management Holdings	England and Wales		The company operates as an investment holding company.
Nationwide Asset Management, LLC	Ohio		The company provides investment advisory services as a registered investment advisor to affiliated and non-affiliated clients.

COMPANY	STATE/COUNTRY OF ORGANIZATION	NO. VOTING SECURITIES (see attached chart unless otherwise indicated)	PRINCIPAL BUSINESS
Nationwide Assurance Company	Wisconsin		The company underwrites non-standard automobile and motorcycle insurance.
Nationwide Bank*	United States
This is a federal savings bank chartered by the Office of Thrift Supervision in the United States Department of Treasury to exercise deposit, lending, agency, custody and fiduciary powers and to engage in activities permissible for federal savings banks under the Home Owners’ Loan Act of 1933.

Nationwide Better Health Holding Company (fka Nationwide Better Health, Inc.)	Ohio		The company provides health management services.
Nationwide Cash Management Company	Ohio		The company buys and sells investment securities of a short-term nature as the agent for other corporations, foundations and insurance company separate accounts.
Nationwide Community Development Corporation, LLC	Ohio		The company holds investments in low-income housing funds.
Nationwide Corporation	Ohio		The company acts primarily as a holding company for entities affiliated with Nationwide Mutual Insurance.
Nationwide Document Solutions, Inc.	Iowa		The company provides general printing services to its affiliated companies as well as to certain unaffiliated companies.
Nationwide Emerging Managers, LLC	Delaware		The company acquires and holds interests in registered investment advisors and provides investment management services.
Nationwide Exclusive Agent Risk Purchasing Group, LLC	Ohio		The company’s purpose is to provide a mechanism for the purchase of group liability insurance for insurance agents operating nationwide.
Nationwide Financial Assignment Company	Ohio		The company is an administrator of structured settlements.
Nationwide Financial Institution Distributors Agency, Inc.	Delaware		The company is an insurance agency.
Nationwide Financial Services Capital Trust	Delaware		The trust’s sole purpose is to issue and sell certain securities representing individual beneficial interests in the assets of the trust.
Nationwide Financial Services, Inc.*	Delaware		The company acts primarily as a holding company for companies within the Nationwide organization that offer or distribute long-term savings and retirement products.
Nationwide Financial Structured Products, LLC	Ohio		The company captures and reports the results of the structured products business unit.
Nationwide Foundation*	Ohio		The company contributes to non-profit activities and projects.
Nationwide Fund Advisors (fka Gartmore Mutual Fund Capital Trust)	Delaware		The trust acts as a registered investment advisor.

COMPANY	STATE/COUNTRY OF ORGANIZATION	NO. VOTING SECURITIES (see attached chart unless otherwise indicated)	PRINCIPAL BUSINESS
Nationwide Fund Distributors LLC (successor to Gartmore Distribution Services, Inc.)	Delaware		The company is a limited purpose broker-dealer.
Nationwide Fund Management LLC (successor to Gartmore Investors Services, Inc.)	Delaware		The company provides administration, transfer and dividend disbursing agent services to various mutual fund entities.
Nationwide General Insurance Company	Ohio		The company transacts a general insurance business, except life insurance, and primarily provides automobile and fire insurance to select customers.
Nationwide Global Funds	Luxembourg
The exclusive purpose of the Company is to invest the funds available to it in transferable securities and other assets permitted by law with the aim of spreading investment risks and affording its shareholders the results of the management of its assets.

Nationwide Global Holdings, Inc.	Ohio		The company is a holding company for the international operations of Nationwide.
Nationwide Global Ventures, Inc.	Delaware		The company acts as a holding company.
Nationwide Indemnity Company*	Ohio		The company is involved in the reinsurance business by assuming business from Nationwide Mutual Insurance Company and other insurers within the Nationwide insurance organization.
Nationwide Insurance Company of America	Wisconsin		The company is an independent agency personal lines underwriter of property and casualty insurance.
Nationwide Insurance Company of Florida*	Ohio		The company transacts general insurance business, except life insurance.
Nationwide International Underwriters	California		The company is a special risks, excess and surplus lines underwriting manager.
Nationwide Investment Advisors, LLC	Ohio		The company provides investment advisory services.
Nationwide Investment Services Corporation**	Oklahoma
This is a limited purpose broker-dealer and distributor of variable annuities and variable life products for Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company. The company also provides educational services to retirement plan sponsors and its participants.

Nationwide Life and Annuity Company of America**	Delaware		The company provides individual variable and traditional life insurance and other investment products. The company also maintains blocks of individual variable and fixed annuities products.
Nationwide Life and Annuity Insurance Company**	Ohio		The company engages in underwriting life insurance and granting, purchasing and disposing of annuities.
Nationwide Life Insurance Company*	Ohio		The company provides individual life insurance, group life and health insurance, fixed and variable annuity products and other life insurance products.

COMPANY	STATE/COUNTRY OF ORGANIZATION	NO. VOTING SECURITIES (see attached chart unless otherwise indicated)	PRINCIPAL BUSINESS
Nationwide Life Insurance Company of America*	Pennsylvania
The company is a financial services provider that sells individual traditional and variable life insurance products, group annuity products and other investment products. The Company also maintains blocks of individual variable and fixed annuities and a block of direct response-marketed life and health insurance products.

Nationwide Lloyds	Texas		The company markets commercial and property insurance in Texas.
Nationwide Mutual Capital, LLC	Ohio		The company acts as a private equity fund investing in companies for investment purposes and to create strategic opportunities for Nationwide.
Nationwide Mutual Capital I, LLC*	Delaware		The business of the company is to achieve long term capital appreciation through a portfolio of primarily domestic equity investments in financial service and related companies.
Nationwide Mutual Fire Insurance Company	Ohio		The company engages in a general insurance and reinsurance business, except life insurance.
Nationwide Mutual Insurance Company*	Ohio		The company engages in a general insurance and reinsurance business, except life insurance.
Nationwide Private Equity Fund, LLC	Ohio		The company invests in private equity funds.
Nationwide Property and Casualty Insurance Company	Ohio		The company engages in a general insurance business, except life insurance.
Nationwide Property Protection Services, LLC	Ohio		The company provides alarm systems and security guard services.
Nationwide Provident Holding Company*	Pennsylvania		The company is a holding company for non-insurance subsidiaries.
Nationwide Realty Investors, Ltd.*	Ohio		The company is engaged in the business of developing, owning and operating real estate and real estate investment.
Nationwide Retirement Solutions, Inc.*	Delaware		The company markets and administers deferred compensation plans for public employees.
Nationwide Retirement Solutions, Inc. of Arizona	Arizona		The company markets and administers deferred compensation plans for public employees.
Nationwide Retirement Solutions, Inc. of Ohio	Ohio		The company provides retirement products, marketing and education and administration to public employees.
Nationwide Retirement Solutions, Inc. of Texas	Texas		The company markets and administers deferred compensation plans for public employees.
Nationwide Retirement Solutions, Insurance Agency, Inc.	Massachusetts		The company markets and administers deferred compensation plans for public employees.
Nationwide SA Capital Trust	Delaware		The trust acts as a registered investment advisor.
Nationwide Sales Solutions, Inc.	Iowa		The company engages in the direct marketing of property and casualty insurance products.
Nationwide Securities, LLC	Delaware		The company is a registered broker-dealer and provides investment management and administrative services.

COMPANY	STATE/COUNTRY OF ORGANIZATION	NO. VOTING SECURITIES (see attached chart unless otherwise indicated)	PRINCIPAL BUSINESS
Nationwide Separate Accounts, LLC	Delaware		The company has deregistered as an investment advisor and acts as a holding company.
Nationwide Services Company, LLC	Ohio		The company performs shared services functions for the Nationwide organization.
Nationwide Services For , LLC	Ohio		The Company provides consumer services that are related to the business of insurance, including services that help consumers prevent losses and mitigate risks.
Newhouse Capital Partners, LLC	Delaware		The company is an investment holding company.
Newhouse Capital Partners II, LLC	Delaware		The company is an investment holding company.
Newhouse Special Situations Fund I, LLC	Delaware		The company is currently inactive.
NF Reinsurance Ltd.*	Bermuda		The company serves as a captive reinsurer for Nationwide Life Insurance Company’s universal life, term life and annuity business.
NFS Distributors, Inc.	Delaware		The company acts primarily as a holding company for Nationwide Financial Services, Inc.’s distribution companies.
NMC CPC WT Investment, LLC	Delaware		The business of the company is to hold and exercise rights in a specific private equity investment.
NWD Asset Management Holdings, Inc.	Delaware		The company is an investment holding company.
NWD Investment Management, Inc.	Delaware		The company acts as a holding company and provides other business services for the NWD Investments group of companies.
NWD Management & Research Trust	Delaware		The company acts as a holding company for the NWD Investments group of companies and as a registered investment advisor.
NWD MGT, LLC	Delaware
The company is a passive investment holder in Newhouse Special Situations Fund I, LLC for the purpose of allocation of earnings to the NWD Investments management team as it relates to the ownership and management of Newhouse Special Situations Fund I, LLC.

NWM Merger, Sub Inc.	Delaware		This company was merged with and into Nationwide Financial Services, Inc. on January 1, 2009 as part of the acquisition of the publicly held shares of Nationwide Financial Services, Inc.
Pension Associates, Inc.	Wisconsin		The company provides pension plan administration and record keeping services, and pension plan and compensation consulting.
Premier Agency, Inc.	Iowa		The company is an insurance agency.
Privilege Underwriters, Inc.	Florida		The company acts as a holding company for the PURE Group of insurance companies.
Privilege Underwriters, Reciprocal Exchange	Florida		The company acts as a reciprocal insurance company.

COMPANY	STATE/COUNTRY OF ORGANIZATION	NO. VOTING SECURITIES (see attached chart unless otherwise indicated)	PRINCIPAL BUSINESS
Pure Insurance Company	Florida		The company acts as a captive reinsurance company.
Pure Risk Management, LLC	Florida		The company acts as an attorney-in-fact for Privilege Underwriters Reciprocal Exchange.
Registered Investment Advisors Services, Inc.	Texas		The company is a technology company that facilitates third-party money management services for registered investment advisors.
Retention Alternatives, Ltd.*	Bermuda		The company is a captive insurer and writes first dollar insurance policies in workers’ compensation, general liability and automobile liability for its affiliates in the United States.
Riverview International Group, Inc.	Delaware		The company is an insurance company.
RP&C International, Inc.	Ohio		The company is an investment-banking firm that provides specialist advisory services and innovative financial solutions to public and private companies internationally.
Scottsdale Indemnity Company	Ohio		The company is engaged in a general insurance business, except life insurance.
Scottsdale Insurance Company	Ohio		The company primarily provides excess and surplus lines of property and casualty insurance.
Scottsdale Surplus Lines Insurance Company	Arizona		The company provides excess and surplus lines coverage on a non-admitted basis.
TBG Danco Insurance Services Corporation	California		The corporation provides life insurance and individual executive estate planning.
THI Holdings (Delaware), Inc.*	Delaware		The company acts as a holding company for subsidiaries of the Nationwide group of companies.
Titan Auto Insurance of New Mexico, Inc.	New Mexico		The company is an insurance agency that operates employee agent storefronts.
Titan Indemnity Company	Texas		The company is a multi-line insurance company and is operating primarily as a property and casualty insurance company.
Titan Insurance Company	Michigan		The company is a property and casualty insurance company.
Titan Insurance Services, Inc.	Texas		The company is a Texas grandfathered managing general agency.
Veterinary Pet Insurance Company*	California		The company provides pet insurance.
Victoria Automobile Insurance Company	Indiana		The company is a property and casualty insurance company.
Victoria Fire & Casualty Company	Ohio		The company is a property and casualty insurance company.
Victoria National Insurance Company	Ohio		The company is a property and casualty insurance company.
Victoria Select Insurance Company	Ohio		The company is a property and casualty insurance company.
Victoria Specialty Insurance Company	Ohio		The company is a property and casualty insurance company.

COMPANY	STATE/COUNTRY OF ORGANIZATION	NO. VOTING SECURITIES (see attached chart unless otherwise indicated)	PRINCIPAL BUSINESS
VPI Services, Inc.	California		The company operates as a nationwide pet registry service for holders of Veterinary Pet Insurance Company policies, including pet indemnification and a lost pet recovery program.
Washington Square Administrative Services, Inc.	Pennsylvania		The company provides administrative services to Nationwide Life and Annuity Company of America.
Western Heritage Insurance Company	Arizona		The company underwrites excess and surplus lines of property and casualty insurance.
Whitehall Holdings, Inc.	Texas		The company acts as a holding company for the Titan group of agencies.
W.I. of Florida (d.b.a. Titan Auto Insurance)	Florida		The company is an insurance agency and operates as an employee agent storefront for Titan Indemnity Company in Florida.

	COMPANY	STATE/COUNTRY OF ORGANIZATION	NO. VOTING SECURITIES (see attached chart unless otherwise indicated)	PRINCIPAL BUSINESS
*	MFS Variable Account	Ohio		Issuer of Annuity Contracts
*	Nationwide Multi-Flex Variable Account	Ohio		Issuer of Annuity Contracts
*	Nationwide VA Separate Account-A	Ohio		Issuer of Annuity Contracts
*	Nationwide VA Separate Account-B	Ohio		Issuer of Annuity Contracts
*	Nationwide VA Separate Account-C	Ohio		Issuer of Annuity Contracts
*	Nationwide VA Separate Account-D	Ohio		Issuer of Annuity Contracts
*	Nationwide Variable Account	Ohio		Issuer of Annuity Contracts
*	Nationwide Variable Account-II	Ohio		Issuer of Annuity Contracts
*	Nationwide Variable Account-3	Ohio		Issuer of Annuity Contracts
*	Nationwide Variable Account-4	Ohio		Issuer of Annuity Contracts
*	Nationwide Variable Account-5	Ohio		Issuer of Annuity Contracts
*	Nationwide Variable Account-6	Ohio		Issuer of Annuity Contracts
*	Nationwide Variable Account-7	Ohio		Issuer of Annuity Contracts
*	Nationwide Variable Account-8	Ohio		Issuer of Annuity Contracts
*	Nationwide Variable Account-9	Ohio		Issuer of Annuity Contracts
*	Nationwide Variable Account-10	Ohio		Issuer of Annuity Contracts
*	Nationwide Variable Account-11	Ohio		Issuer of Annuity Contracts
*	Nationwide Variable Account-12	Ohio		Issuer of Annuity Contracts
*	Nationwide Variable Account-13	Ohio		Issuer of Annuity Contracts
*	Nationwide Variable Account-14	Ohio		Issuer of Annuity Contracts
	Nationwide Variable Account-15	Ohio		Issuer of Annuity Contracts
	Nationwide Variable Account-16	Ohio		Issuer of Annuity Contracts
	Nationwide Variable Account-17	Ohio		Issuer of Annuity Contracts
*	Nationwide Provident VA Separate Account 1	Pennsylvania		Issuer of Annuity Contracts
*	Nationwide Provident VA Separate Account A	Delaware		Issuer of Annuity Contracts
	Nationwide VL Separate Account-A	Ohio		Issuer of Life Insurance Policies
	Nationwide VL Separate Account-B	Ohio		Issuer of Life Insurance Policies
*	Nationwide VL Separate Account-C	Ohio		Issuer of Life Insurance Policies
*	Nationwide VL Separate Account-D	Ohio		Issuer of Life Insurance Policies
*	Nationwide VL Separate Account-G	Ohio		Issuer of Life Insurance Policies
*	Nationwide VLI Separate Account	Ohio		Issuer of Life Insurance Policies
*	Nationwide VLI Separate Account-2	Ohio		Issuer of Life Insurance Policies
*	Nationwide VLI Separate Account-3	Ohio		Issuer of Life Insurance Policies
*	Nationwide VLI Separate Account-4	Ohio		Issuer of Life Insurance Policies
*	Nationwide VLI Separate Account-5	Ohio		Issuer of Life Insurance Policies
*	Nationwide VLI Separate Account-6	Ohio		Issuer of Life Insurance Policies
*	Nationwide VLI Separate Account-7	Ohio		Issuer of Life Insurance Policies
*	Nationwide Provident VLI Separate Account 1	Pennsylvania		Issuer of Life Insurance Policies
*	Nationwide Provident VLI Separate Account A	Delaware		Issuer of Life Insurance Policies

NATIONWIDE®

NATIONWIDE MUTUAL INSURANCE COMPANY (CASUALTY) OH
NATIONWIDE MUTUAL FIRE INSURANCE COMPANY (FIRE) OH
FARMLAND MUTUAL INSURANCE COMPANY Guaranty Fund Certificate Casualty IA
NATIONWIDE FOUNDATION MEMBERSHIP NONPROFIT CORPORATION OH
CHAMPIONS OF THE COMMUNITY, INC. NONPROFIT CORPORATION OH
NATIONWIDE CORPORATION Common Stock: 13,642,432 Shares Casualty-95.2% Fire-4.8% (See Page 2) OH
RETENTION ALTERNATIVES, LTD. Common Stock: 120,000 Shares Fire–100% BER
ALLIED GROUP, INC. (AGI) Common Stock 850 Share Casualty-100% IA
SCOTTSDALE INSURANCE COMPANY (SIC) Common Stock: 30,136 Shares Casualty–100% OH
THI HOLDINGS DELAWARE, INC. (THI) Common Stock: 100 Shares Casualty-100% DE
ATLANTIC FLORIDIAN INSURANCE COMPANY Common Stock: 5,000 Shares Casualty–100% OH
CRESTBROOK INSURANCE COMPANY Common Stock: 52,000 Shares Casualty–100% OH
NATIONAL CASUALTY COMPANY (NC) Common Stock: 100 Shares Casualty–100% WI
NCC OF AMERICA, LTD. (INACTIVE) Common Stock: 300,000 Shares NC–100% G.B.
NATIONWIDE AFFINITY INSURANCE COMPANY OF AMERICA Common Stock: 500,000 Shares Casualty–100% OH
NATIONWIDE AGRIBUSINESS INSURANCE COMPANY Common Stock: 949,992 Shares Casualty–100% Other Capital: Casualty–Ptd. IA
NATIONWIDE ASSURANCE COMPANY (ASSURANCE) Common Stock: 1,750 Shares Casualty–100% WI
NATIONWIDE GENERAL INSURANCE COMPANY Common Stock: 20,000 Shares Casualty–100% OH
NATIONWIDE INDEMNITY COMPANY (NW INDEMNITY) Common Stock: 28,000 Shares Casualty–100% OH
NATIONWIDE INSURANCE COMPANY OF FLORIDA Common Stock: 10,000 Shares Casualty–100% OH
NATIONWIDE LLOYDS A TEXAS LLOYDS TX
NATIONWIDE PROPERTY AND CASUALTY INSURANCE COMPANY Common Stock: 60,000 Shares Casualty–100% OH
SCOTTSDALE INDEMNITY COMPANY Common Stock: 50,000 Shares Casualty–100% OH
AMERICAN MARINE UNDERWRITERS, INC. Common Stock: 20 Shares Casualty–100% FL
INSURANCE INTERMEDIARIES, INC. (III) Common Stock: 1,615 Shares Casualty–100% OH
NATIONWIDE EXCLUSIVE AGENT RISK PURCHASING GROUP, LLC III-100% OH
LONE STAR GENERAL AGENCY, INC. Common Stock: 1,000 Shares Casualty–100% TX
COLONIAL COUNTY MUTUAL INSURANCE COMPANY Surplus Debentures: Assurance Lone Star TX
NATIONWIDE INTERNATIONAL UNDERWRITERS Common Stock: 1,000 Shares Casualty–100% CA
NATIONWIDE REALTY SERVICES, LTD. Single Member Limited Liability Company Casualty–100% OH
NATIONWIDE ARENA LLC Casualty–90% OH
NATIONWIDE MUTUAL CAPITAL, LLC (Mutual Cap) Single Member Limited Liability Company Casualty–100% OH
NATIONWIDE MUTUAL CAPITAL 1, LLC (NMC) Class A Units Mutual Cap–99.85% DE
NMC CPC WT INVESTMENT, LLC Class A Units NMC - 100% Class B Units None Class C Units NMC 100% DE
NATIONWIDE PRIVATE EQUITY FUND, LLC Casualty–100% OH
NATIONWIDE SERVICES COMPANY, LLC (NSC) Single Member Limited Liability Company Casualty–100% OH
NATIONWIDE PROPERTY PROTECTION SERVICES, LLC. NSC–100% OH
NATIONWIDE REALTY INVESTORS, LTD Casualty–95% NW Indemnity–5% OH
NATIONWIDE ASSET MANAGEMENT, LLC Casualty–100% OH
NATIONWIDE CASH MANAGEMENT COMPANY Common Stock: 100 Shares Casualty–100% OH
1492 CAPITAL, LLC (1492) Casualty–100% OH
PRIVILEGE UNDERWRITERS, INC. (PUI) 1492–22.7% FL
PURE RISK MANAGEMENT, LLC (PRM) PUI–100% FL
PURE INSURANCE COMPANY PUI–100% FL
PRIVILEGE UNDERWRITERS RECIPROCAL EXCHANGE FL
ALLIED PROPERTY AND CASUALTY INSURANCE COMPANY (ALLIED P & C) Common Stock: 300,000 Shares AGI–100% IA
AMCO INSURANCE COMPANY (AMCO) Common Stock: 300,000 Shares AGI–100% IA
ALLIED GENERAL AGENCY COMPANY Common Stock: 5,000 Shares AMCO–100% IA
ALLIED TEXAS AGENCY, INC. Common Stock: 1,000 Shares AMCO–100% TX
DEPOSITORS INSURANCE COMPANY (DEPOSITORS) Common Stock: 300,000 Shares AGI–100% IA
NATIONWIDE INSURANCE COMPANY OF AMERICA Common Stock: 12,500 Shares AGI–100% WI
PREMIER AGENCY, INC. Common Stock: 100,000 Shares AGI–100% IA
NATIONWIDE SALES SOLUTIONS, INC. Common Stock: 20,000 Shares AGI–100% IA
NATIONWIDE ADVANTAGE MORTGAGE COMPANY (NAMC) Common Stock: 333,837 Shares AMCO –87.3% Allied P&C –8.47% Depositors –4.23% IA
AGMC REINSURANCE, LTD. Common Stock: 11,000 Shares NAMC–100% T & C
SCOTTSDALE SURPLUS LINES INSURANCE COMPANY Common Stock: 10,000 Shares SIC–100% AZ
WESTERN HERITAGE INSURANCE COMPANY Common Stock: 4,776,076 Shares SIC–100% AZ
FREEDOM SPECIALTY INSURANCE COMPANY Common Stock: 250,000 Shares SIC–100% OH
VETERINARY PET INSURANCE CO. (VPI) Common Stock: 5,821,543 Shares SIC–100% CA
DVM INSURANCE AGENCY, INC. VPI–100% CA
V.P.I. SERVICES INC. VPI–100% CA
TITAN INDEMNITY COMPANY (TITAN) Common Stock: 4,319,951 Shares THI-100% TX
TITAN INSURANCE COMPANY (TITAN INSURANCE) Common Stock: 1,000,000 Shares Titan-100% MI
WHITEHALL HOLDINGS, INC. (WHITEHALL) Common Stock: 1,000 Shares THI-100% TX
TITAN AUTO INSURANCE OF NEW MEXICO, INC. Common Stock: 1,000 Shares Whitehall-100% NM
WI OF FLORIDA, INC. Common Stock: 100 Shares Whitehall-100% FL
TITAN INSURANCE SERVICES, INC. (TITAN SERVICES) Common Stock: 1 Share Whitehall-100% TX
VICTORIA FIRE & CASUALTY COMPANY (VICTORIA FIRE) Common Stock: 1,600 Shares THI-100% OH
VICTORIA AUTOMOBILE INSURANCE COMPANY Common Stock: 1,600 Shares Victoria Fire-100% IN
VICTORIA NATIONAL INSURANCE COMPANY Common Stock: 1,000 Shares Victoria Fire-100% OH
VICTORIA SELECT INSURANCE COMPANY Common Stock: 1,000 Shares Victoria Fire-100% OH
VICTORIA SPECIALTY INSURANCE COMPANY Common Stock: 1,000 Shares Victoria Fire-100% OH
Subsidiary Companies — Solid Line
Contractual Association = Double Line
Limited Liability Company -- Dotted Line
September 30, 2009
Page 1

(Casualty, Fire and insurance related subsidiaries)

NATIONWIDE®

FARMLAND MUTUAL INSURANCE COMPANY
Guaranty Fund Certificate
Casualty
IA
NATIONWIDE MUTUAL INSURANCE COMPANY (CASUALTY)
(See Page 1)
OH
NATIONWIDE MUTUAL FIRE INSURANCE COMPANY (FIRE)
(See Page 1)
OH
NATIONWIDE CORPORATION (NW CORP)
Common Stock: 13,642,432 Shares
Casualty-95.2%
Fire-4.8%
OH
NATIONWIDE GLOBAL HOLDINGS, INC. (NGH)
Common Stock: 1 Share
NW Corp.-100%
OH
NWD MANAGEMENT & RESEARCH TRUST (NWD Manage)
NW Corp.-100%
DE
NATIONWIDE ASSET MANAGEMENT HOLDINGS
NWD Manage - 99.99%
Corp. - .01%
G.B.
AUDENSTAR LIMITED (AL)
NWD Manage - 100%
G.B.
RIVERVIEW INTERNATIONAL GROUP, INC. (RIG)
NWD Manage - 79%
AL - 21%
DE
NATIONWIDE SA CAPITAL TRUST (NSA)
DELAWARE BUSINESS TRUST
DE
NWD INVESTMENT MANAGEMENT, INC. (NWD Invest)
Common Stock: 958,750 Shares
NWD Manage-100%
Preferred Stock: 500,000 Shares
NWD Manage-100%
DE
NEWHOUSE CAPITAL PARTNERS, LLC
NWD Invest -19%
Casualty-70%
Fire-10%
DE
NATIONWIDE SEPARATE ACCOUNTS, LLC
NSA-100%
DE
NATIONWIDE EMERGING MANAGERS, LLC (NEM)
NSA-100%
DE
NWD ASSET MANAGEMENT HOLDINGS, INC. (NAMHI)
NSA-100%
DE
NATIONWIDE GLOBAL VENTURES, INC. (NGV)
NAMHI-100%
DE
NEWHOUSE CAPITAL PARTNERS II, LLC
NGV-99%
DE
NWD MGT LLC (NWDMGT)
NAMHI - 100%
DE
NATIONWIDE GLOBAL FUNDS
LUXEMBOURG SICAV
LUX
NATIONWIDE BETTER HEALTH HOLDING COMPANY (NBHH)
Common Stock: 100 Shares
NW Corp-100%
OH
NATIONWIDE BETTER HEALTH, INC.
NBHH-100%
MD
GATES, MCDONALD & COMPANY (GATES)
Common Stock: 254 Shares
NBHH-100%
OH
GATESMCDONALD & COMPANY OF NEW YORK, INC.
Common Stock: 3 Shares
Gates-100%
NY
GATESMCDONALD HEALTH PLUS, INC.
Common Stock: 200 Shares
Gates-100%
OH
NATIONWIDE FINANCIAL SERVICES, INC. (NFS)
Common Stock: 91,778,717 Shares
NW Corp.-100%
DE
NATIONWIDE LIFE INSURANCE COMPANY (NW LIFE)
Common Stock: 3,814,779 Shares
NFS-100%
OH
NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY (NLAIC)
Common Stock: 66,000 Shares
NW Life-100%
OH
NATIONWIDE INVESTMENT SERVICES CORPORATION
Common Stock: 5,000 Shares
NW Life-100%
OK
NATIONWIDE FINANCIAL ASSIGNMENT COMPANY
Common Stock: 100 Shares
NW Life-100%
OH
NATIONWIDE COMMUNITY DEVELOPMENT CORP., LLC
Units:
NW Life-67%
NW Indemnity-33%
OH
NATIONWIDE INVESTMENT ADVISORS, LLC
NW Life-100%
OH
NATIONWIDE FINANCIAL SERVICES CAPITAL TRUST
Preferred Stock:
NFS-100%
DE
NF REINSURANCE, LTD
Common Stock: 250,000 Shares
NFS-100%
BER
NATIONWIDE FUND ADVISORS
Common Stock: 250,000 Shares
DELAWARE BUSINESS TRUST
DE
REGISTERED INVESTMENT ADVISORS SERVICES, INC.
NFS-100%
TX
NATIONWIDE BANK
Common Stock: 2,800,000 Shares
NFS-100%
FED
NATIONWIDE FINANCIAL STRUCTURED PRODUCTS, LLC
NFS-100%
OH
PENSION ASSOCIATES, INC.
Common Stock: 1,000 Shares
NFS-100%
WI
TBG DANCO INSURANCE SERVICES CORPORATION
NFS-69%
CA
NATIONWIDE RETIREMENT SOLUTIONS, INC. (NRS)
Common Stock: 236,494 Shares
NFSDI-100%
DE
NATIONWIDE RETIREMENT SOLUTIONS, INC. OF ARIZONA
Common Stock: 1,000 Shares
NRS-100%
AZ
NATIONWIDE RETIREMENT SOLUTIONS, INS. AGENCY, INC.
Common Stock: 1,000 Shares
NRS-100%
MA
NATIONWIDE RETIREMENT SOLUTIONS, INC. OF OHIO
Common Stock: 100 Shares
OH
NATIONWIDE RETIREMENT SOLUTIONS, INC. OF TEXAS
Common Stock: 1,000 Shares
TX
NFS DISTRIBUTORS, INC. (NFSDI)
Common Stock: 100 Shares
NFS-100%
DE
NATIONWIDE FUND MANAGEMENT LLC
Common Stock: 5 Shares
NFSDI-100%
DE
NATIONWIDE FUND DISTRIBUTORS LLC
Common Stock: 10,000 Shares
NFSDI-100%
DE
NATIONWIDE FINANCIAL INSTITUTION DISTRIBUTORS AGENCY, INC. (NFIDAI)
Common Stock: 1,000 Shares
NFSDI-100%
DE
NATIONWIDE LIFE INSURANCE COMPANY OF AMERICA (NLICA)
NFS-100%
PA
NATIONWIDE LIFE AND ANNUITY COMPANY OF AMERICA
Common Stock: 250,000 Shares
NLICA - 100%
DE
NATIONWIDE PROVIDENT HOLDING COMPANY (NPHC)
Common Stock: 3,000 Shares
NLICA - 100%
PA
NATIONWIDE SECURITIES, LLC
NPHC - 100%
DE
1717 BROKERAGE SERVICES, INC. (BSI)
Common Stock: 1,000 Shares
NPHC - 100%
PA

Subsidiary Companies — Solid Line
Contractual Association = Double Line
Limited Liability Company -- Dotted Line

(Nationwide Corp. subsidiaries)

September 30, 2009

Page 2

Item 29.	Indemnification

Ohio's General Corporation Law expressly authorizes and Nationwide’s Amended and Restated Code of Regulations provides for indemnification by Nationwide of any person who, because such person is or was a director, officer or employee of Nationwide was or is a party; or is threatened to be made a party to:

o	any threatened, pending or completed civil action, suit or proceeding;

o	any threatened, pending or completed criminal action, suit or proceeding;

o	any threatened, pending or completed administrative action or proceeding;

o	any threatened, pending or completed investigative action or proceeding.

The indemnification will be for actual and reasonable expenses, including attorney's fees, judgments, fines and amounts paid in settlement by such person in connection with such action, suit or proceeding, to the extent and under the circumstances permitted by the Ohio's General Corporation Law.

Although Nationwide is of the opinion that the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding is permitted, Nationwide has been informed that in the opinion of the Securities and Exchange Commission the indemnification of directors, officers or persons controlling Nationwide for liabilities arising under the Securities Act of 1933 ("Act") is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act. Nationwide and the directors, officers and/or controlling persons will be governed by the final adjudication of such issue.  Nationwide will not be required to seek the court’s determination if, in the opinion of Nationwide’s counsel, the matter has been settled by controlling precedent.

Item 30.                 Principal Underwriter

(a)	Nationwide Investment Services Corporation ("NISC") serves as principal underwriter and general distributor for the following separate investment accounts of Nationwide or its affiliates:

MFS Variable Account	Nationwide VLI Separate Account
Multi-Flex Variable Account	Nationwide VLI Separate Account-2
Nationwide Variable Account	Nationwide VLI Separate Account-3
Nationwide Variable Account-II	Nationwide VLI Separate Account-4
Nationwide Variable Account-3	Nationwide VLI Separate Account-5
Nationwide Variable Account-4	Nationwide VLI Separate Account-6
Nationwide Variable Account-5	Nationwide VLI Separate Account-7
Nationwide Variable Account-6	Nationwide VL Separate Account-C
Nationwide Variable Account-7	Nationwide VL Separate Account-D
Nationwide Variable Account-8	Nationwide VL Separate Account-G
Nationwide Variable Account-9	Nationwide Provident VA Separate Account 1
Nationwide Variable Account-10	Nationwide Provident VA Separate Account A
Nationwide Variable Account-11	Nationwide Provident VLI Separate Account 1
Nationwide Variable Account-12	Nationwide Provident VLI Separate Account A
Nationwide Variable Account-13
Nationwide Variable Account-14
Nationwide VA Separate Account-A
Nationwide VA Separate Account-B
Nationwide VA Separate Account-C
Nationwide VA Separate Account-D

(b)	Directors and Officers of NISC:

President	Robert O. Cline
Senior Vice President, Treasurer and Director	James D. Benson
Vice President	Charles E. Riley
Vice President-Chief Compliance Officer	James J. Rabenstine
Associate Vice President and Secretary	Kathy R. Richards
Associate Vice President-Financial Systems & Treasury Services and Assistant Treasurer	Terry C. Smetzer
Associate Vice President	John J. Humphries, Jr.
Assistant Secretary	Mark E. Hartman
Director	John L. Carter
Director	Eric S. Henderson

President	Robert O. Cline
Senior Vice President, Treasurer and Director	James D. Benson
Vice President	Charles E. Riley
Vice President-Chief Compliance Officer	James J. Rabenstine
Associate Vice President and Secretary	Kathy R. Richards
Associate Vice President-Financial Systems & Treasury Services and Assistant Treasurer	Terry C. Smetzer
Associate Vice President	John J. Humphries, Jr.
Assistant Secretary	Mark E. Hartman
Director	John L. Carter
Director	Eric S. Henderson

The business address of the Directors and Officers of Nationwide Investment Services Corporation is:
One Nationwide Plaza, Columbus, Ohio 43215

(c)

Name of Principal Underwriter	Net Underwriting Discounts and Commissions	Compensation on Redemption or Annuitization	Brokerage Commissions	Compensation
Nationwide Investment Services Corporation	N/A	N/A	N/A	N/A

Item 31.                 Location of Accounts and Records

Timothy G. Frommeyer
Nationwide Life Insurance Company
One Nationwide Plaza
Columbus, OH  43215

Item 32.                 Management Services

Not Applicable.

Item 33.	Fee Representation

Nationwide Life Insurance Company represents that the fees and charges deducted under the contract in the aggregate are reasonable in relation to the services rendered, the expenses expected to be incurred and risks assumed by Nationwide Life Insurance Company.

SIGNATURES

As required by the Securities Act of 1933, and the Investment Company Act of 1940, the Registrant, NATIONWIDE VLI SEPARATE ACCOUNT-4, certifies that it has caused this Registration Statement to be signed on its behalf in the City of Columbus, and State of Ohio, on this 3 rd day of November , 2009.

NATIONWIDE VLI SEPARATE ACCOUNT-4
(Registrant)

NATIONWIDE LIFE INSURANCE COMPANY
(Depositor)

By: /s/ TIMOTHY D. CRAWFORD
Timothy D. Crawford

As required by the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities indicated on this 3 rd day of November , 2009.
MARK R. THRESHER
Mark R. Thresher, Chief Operating Officer, and Director
LAWERENCE A. HILSHEIMER
Lawrence A. Hilsheimer, Executive Vice President-Finance and Director
TIMOTHY G. FROMMEYER
Timothy G. Frommeyer, Senior Vice President-Chief Financial Officer and Director
PETER GOLATO
Peter Golato, Senior Vice President-Individual Protection Business Head and Director
STEPHEN S. RASMUSSEN
Stephen S. Rasmussen, Director

BY /s/TIMOTHY D. CRAWFORD
Timothy D. Crawford
Attorney in Fact